DELMAR BANCORP

Offering Circular for 1,764,937 Shares of Common Stock

LIBERTY BELL BANK

Proxy Statement

Merger Proposal — Your Vote is Very Important

Dear Fellow Stockholders:

On July 20, 2017, Liberty Bell Bank (“Liberty”) entered into an agreement of merger (the “merger agreement”) with Delmar Bancorp (“Delmar”) and its wholly-owned subsidiary, The Bank of Delmarva (“Delmarva”), pursuant to which Liberty will merge with and into Delmarva (the “merger”).  The board of directors of Liberty invites you to attend a special meeting of stockholders to be held on February 23, 2018, at 5.30 p.m. at 145 North Maple Avenue, Marlton, New Jersey 08053. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement, and certain other matters related to the merger.

If the merger agreement is approved and the merger is completed, each share of Liberty common stock will be converted into the right to receive either 0.2857 shares of Delmar common stock, $1.70 in cash or a combination of Delmar common stock and cash. You will be able to elect to receive Delmar common stock, cash, or a combination of Delmar common stock and cash for your shares of Liberty common stock. Regardless of your choice, however, elections will be limited by the requirement that 70% of the total shares of Liberty common stock will be exchanged for Delmar common stock and 30% will be exchanged for cash. Therefore, the allocation of Liberty common stock and cash that you receive will depend on the elections of other Liberty stockholders. The federal income tax consequences of the merger to you will depend on whether you receive stock, cash or a combination of stock and cash in exchange for your shares of Liberty common stock. If you do not elect whether to receive stock and/or cash, you will lose the right to elect and will receive the proportion of Delmar common stock and cash determined in the manner set forth on page 62. Delmar estimates that it will issue approximately 1,753,937 shares of Delmar common stock, $0.01 par value per share, in the merger, assuming the exercise of all options and warrants to purchase Liberty common stock.

Delmar common stock is quoted on the OTC Pink market maintained by OTC Market Groups, Inc. under the symbol “DBCP.”  Based on Delmar’s closing price of $7.00 on July 20, 2017 (the date preceding the public announcement of the proposed transaction), each share of Liberty common stock exchanged for 0.2857 shares of Delmar common stock, would have a value of $2.00. Based on Delmar’s closing price of $7.25 on January 17, 2018, each share of Liberty common stock exchanged for 0.2857 shares of Delmar common stock would have a value of $2.07. The price of Delmar common stock will fluctuate between now and the closing of the merger and the value of Delmar common stock as of the closing of the merger will not be known at the time Liberty stockholders vote on the merger agreement. Liberty is quoted on the OTC Pink market under the symbol “LBBB.” On January 17, 2018, the closing price of Liberty common stock was $1.94. The price of Liberty common stock will fluctuate between now and the closing of the merger. You are urged to obtain current market quotations for both Delmar and Liberty common stock.

Liberty stockholders have the right under New Jersey law to dissent from the transaction and to receive payment in cash for the value of their shares of Liberty common stock instead of the merger consideration. For more information regarding appraisal rights, refer to “Q: Am I entitled to dissenters’ rights?” on page 3 and “Proposal 1: The Merger—Dissenters’ Rights” beginning on page 45.

This document serves two purposes. It is the proxy statement being used by the Liberty board of directors to solicit proxies for use at Liberty’s special meeting.  It is also the offering circular of Delmar regarding the Delmar common stock to be issued if the merger is completed.  This document describes the merger in detail and includes a copy of the merger agreement as Annex A.

After careful consideration, the board of directors of Liberty has unanimously determined that the merger is in the best interests of stockholders and recommends that Liberty stockholders vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” the approval of the other proposal described in this proxy statement/offering circular. The merger requires the receipt of bank regulatory approvals and the approval of the merger agreement by at least two-thirds of the outstanding shares of Liberty common stock. The board of directors of Liberty strongly supports this strategic combination between Delmarva and Liberty and appreciates your prompt attention to this very important matter.

It is important that your shares are represented at the meeting, whether or not you plan to attend the meeting. Abstentions and failures to vote, including by failing to instruct your broker how to vote shares you hold in “street name,” will have the same effect as votes against the merger agreement and the merger. Your vote is important regardless of the number of shares you own.  Please complete and return your proxy card in the enclosed envelope, or follow the instructions on your proxy card to vote your shares by telephone or over the internet. You may attend the special meeting and vote your shares in person if you wish, even though you have previously submitted your proxy.  If you are the beneficial owner of shares held in “street name” through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the meeting and wish to vote in person, you should bring with you a signed proxy from your broker or nominee confirming your right to vote the shares.

Sincerely,

William C. Dunkelberg	Benjamin F. Watts
Chairman of the Board of Directors	President and Chief Executive Officer

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/offering circular is truthful or complete.  Any representation to the contrary is a criminal offense.

The shares of Delmar common stock offered are not savings or deposit accounts or other obligations of either party or any of their banking or other subsidiaries, and they are not insured by any federal or state governmental agency.

Investing in Delmar common stock involves risks that are described in “Risk Factors” beginning on page 24.

This proxy statement/offering circular is dated January 19, 2018 and is first being mailed to stockholders of Liberty on or about January 24, 2018.

Liberty Bell Bank

145 North Maple Avenue

Marlton, New Jersey 08053

Notice of Special Meeting of Stockholders

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Liberty Bell Bank will be held at 5.30 p.m., local time, on February 23, 2018 at 145 North Maple Avenue, Marlton, New Jersey 08053, for the following purposes:

1.                      To approve and adopt the agreement of merger, dated as of July 20, 2017, by and among Delmar Bancorp, The Bank of Delmarva and Liberty Bell Bank which provides, among other things, for the merger of Liberty Bell Bank with and into The Bank of Delmarva, and the conversion of each share of Liberty common stock immediately outstanding prior to the merger into either 0.2857 shares of Delmar common stock, $1.70 in cash or a combination thereof. Cash will be paid in lieu of fractional shares.

2.                      To consider and vote upon a proposal to adjourn or postpone the special meeting of stockholders, if more time is needed, to allow Liberty to solicit additional votes in favor of the merger agreement.

3.                      To transact such other business as may properly come before the meeting.

The Liberty board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement, and “FOR” the approval of the proposal to adjourn or postpone the special meeting, if necessary, as described in detail in the accompanying proxy statement/offering circular.

Stockholders of record of the Liberty common stock at the close of business on January 12, 2018 are entitled to vote at the Liberty special meeting and any adjournment or postponement of the special meeting.  If you are the beneficial owner of shares held in “street name” through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the meeting and wish to vote in person, you should bring with you a signed proxy from your broker or nominee confirming your right to vote the shares.

Your vote is important regardless of the number of shares you own. Liberty cannot complete the merger unless the merger agreement is approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Liberty common stock entitled to vote at the Liberty special meeting. If a Liberty stockholder does not vote by proxy or by attending the Liberty special meeting of stockholders and voting in person, it will have the same effect as voting against the merger.

Whether or not you plan to attend the special meeting, the Liberty board of directors urges you to submit your proxy as soon as possible, either by following the internet and telephone instructions included in the attached materials or by completing, signing, dating, and returning the enclosed proxy in the enclosed postage-paid envelope. Submitting your proxy will not prevent you from voting in person at the special meeting, but it will assure that your vote is counted if you are unable to attend. If you are a stockholder whose shares are registered in “street name,” you will need to follow the instructions provided by your broker, and you will need additional documentation from your broker in order to vote in person at the special meeting.

By Order of the Board of Directors,

Benjamin R. Watts
President, Chief Executive Officer and Secretary

Marlton, New Jersey

January 24, 2018

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE LIBERTY STOCKHOLDERS MEETING

Q-1:       WHY AM I RECEIVING THIS DOCUMENT?

A:           You are receiving this proxy statement/offering circular because you are a stockholder of Liberty as of January 12, 2018, the record date for Liberty’s special meeting.

Q-2:       WHAT IS THE PURPOSE OF THIS DOCUMENT?

A:           This document serves as both a proxy statement of Liberty and an offering circular of Delmar. This document serves as a proxy statement because the Liberty board of directors is soliciting your proxy for use at the Liberty special meeting of stockholders called to consider and vote on the agreement of merger, dated as of July 20, 2017, among Delmar, Delmarva and Liberty, or the merger agreement, which provides for the merger of Liberty with and into Delmarva, a subsidiary of Delmar, and the conversion of each share of Liberty common stock outstanding immediately prior to the consummation of the merger into either 0.2857 shares of Delmar common stock, $1.70 in cash or a combination thereof. This document serves as an offering circular for the shares of Delmar common stock to be issued in exchange for shares of Liberty common stock in the merger.

Q-3:       WHAT ITEMS OF BUSINESS WILL LIBERTY ASK STOCKHOLDERS TO CONSIDER AT THE SPECIAL MEETING?

A:           At the Liberty special meeting, stockholders are asked to vote on: (i) the proposal to approve and adopt the merger agreement among Liberty, Delmar and Delmarva, under which Liberty will merge with and into Delmarva, and (ii) the proposal to adjourn or postpone Liberty’s special meeting, if necessary, to solicit additional proxies if Liberty has not received sufficient votes to approve and adopt the merger agreement at the time of the special meeting.

Q-4:       WHY IS MY VOTE IMPORTANT?

A:           The merger agreement must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Liberty common stock entitled to vote at the special meeting.  Therefore, the failure of a Liberty stockholder to vote, by proxy or in person, will have the same effect as a vote against the merger agreement.  In addition, if you do not return your proxy card or vote your shares by telephone or over the internet at or before the special meeting, it will be more difficult for Liberty to obtain approval of the merger.

Q-5:       WHAT DOES THE LIBERTY BOARD OF DIRECTORS RECOMMEND?

A:           The Liberty board of directors has approved the merger agreement and the merger, and believes that the merger is in the best interests of Liberty and its stockholders. Accordingly, the Liberty board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement, and “FOR” the approval of the proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Q-6:       WHAT IS THE OPINION OF LIBERTY’S FINANCIAL ADVISOR?

A:           FIG Partners LLC (“FIG”) presented an opinion to the board of directors of Liberty to the effect that, as of July 20, 2017, and based upon the assumptions FIG made, the matters it considered and the limitations on its review as set forth in its opinion, the merger consideration provided for in the merger agreement is fair to the shareholders of Liberty from a financial point of view.

Q-7:       WHAT DO I NEED TO DO NOW?

A:            After you have carefully read this proxy statement/offering circular, please use one of the proxy voting methods to indicate how you want your shares of Liberty common stock voted with respect to each proposal as soon as possible so that your shares will be represented and voted at the special meeting.  If you are a stockholder of record, you may complete, sign, date and mail the proxy card in the enclosed postage-paid return envelope.  You may also vote your shares by telephone or over the internet.  Instructions for voting by returning a signed proxy card and for voting by telephone or over the internet are on the proxy card enclosed with this proxy statement/offering circular.  If you vote your shares by returning a signed proxy card, do not send your Liberty stock certificates with your proxy card.

Q-8:       WHY ARE DELMAR AND LIBERTY PROPOSING TO MERGE?

A:            Liberty believes that the proposed merger is advisable and in the best interests of Liberty stockholders, and Delmar and Delmarva believe that the merger will further Delmarva’s strategic growth plans. As a larger company, Delmarva can provide the capital and resources that Liberty needs to compete more effectively and to offer a broader array of products and services to better serve its customers. The merger also involves certain risks, which are described under “Risk Factors” beginning on page 24.

Q-9:       WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A:           Liberty and Delmar expect to complete the merger shortly after all of the conditions to the merger are fulfilled, including obtaining the approval of Liberty stockholders at the special meeting, and the approval of the applicable regulatory agencies. Delmar, Delmarva and Liberty anticipate this will occur in the first quarter of 2018. None of Delmar, Delmarva or Liberty can assure you that they will obtain the necessary Liberty stockholder approval and regulatory approvals or that the other conditions precedent to the merger can or will be satisfied.

Q-10:     WHAT WILL LIBERTY STOCKHOLDERS RECEIVE IN THE MERGER?

A:            Under the merger agreement, each share of Liberty common stock will be converted into the right to receive either 0.2857 shares of Delmar common stock, $1.70 in cash, or a combination thereof.

You will be able to elect to receive Delmar common stock, cash, or a combination of Delmar common stock and cash for your shares of Liberty common stock. Regardless of your choice, however, elections will be limited by the requirement that 70% of Liberty common stock will be converted into Delmar common stock and 30% will be converted into cash. Therefore, the allocation of Delmar common stock and cash that you will receive will depend in part on the elections of other Liberty stockholders. The allocation of the consideration payable to Liberty stockholders will not be known until the exchange agent tallies the results of the stock/cash elections made by Liberty’s stockholders. If you do not make an election, the type of consideration you will receive will depend solely on the consideration elected by other Liberty stockholders.

Delmar will not issue any fractional shares of common stock. Rather, Delmar will pay cash (without interest) for any fractional share that a Liberty stockholder would have otherwise be entitled to receive in the merger.

Q-11:     ARE THERE REGULATORY OR OTHER CONDITIONS TO THE MERGER OCCURRING?

A:           Yes. The merger must be approved by the Federal Deposit Insurance Corporation (the “FDIC”), the Office of the State Bank Commissioner of the State of Delaware (the “Delaware Commissioner”), and the New Jersey Department of Banking and Insurance (the “New Jersey Commissioner”). As of the date of this proxy statement/offering circular, appropriate applications have been filed with these regulatory authorities.

The merger is subject to the conditions that Delmar and Liberty receive tax opinions from their respective tax counsel that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and that Delmar receive an opinion from its tax counsel that it will be able to utilize certain federal tax assets of Liberty. The merger is also subject to the approval by Delmar’s shareholders of an amendment to Delmar’s articles of incorporation to increase the number of authorized shares of Delmar common capital stock, and certain other specified conditions. See “Proposal 1: The Merger—Terms of the Merger—Conditions to Merger,” beginning at page 73.

Q-12:     WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A:           The merger agreement must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Liberty common stock entitled to vote at the special meeting.

Q-13:     AM I ENTITLED TO DISSENTERS’ RIGHTS?

A:           Yes. Under New Jersey law, stockholders of Liberty have the right to dissent from the merger and to receive payment in cash for the value of their shares of Liberty common stock instead of the merger consideration. Under New Jersey law, the value to which a dissenting stockholder would be entitled to receive is the amount which would be paid upon such shares if the business and assets of Liberty were liquidated on the effective date of the merger.

If you are a Liberty stockholder and wish to exercise your dissenters’ rights, you must:

•                  serve a written notice of dissent from the merger agreement, by registered mail or in person by you or your agent, at the principal office of Liberty no later than the third day prior to the Liberty special meeting of stockholders;

•                  not vote in favor of the merger; and

•                  within 30 days after the filing of the merger agreement with the New Jersey Department of Banking and Insurance to effect the merger, make a written demand on Delmar at its principal office for payment of the value of Liberty stock.

Written notices of dissent should be addressed to Liberty’s Corporate Secretary and sent to 145 North Maple Ave., Marlton, NJ 08053. Written demand on Delmar following the effective date of the merger should be addressed to Delmar’s Corporate Secretary and sent to 2245 Northwood Drive, Salisbury, MD 21801.

Failure to comply with the statute exactly will result in the loss of your rights as a dissenting stockholder. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. A copy of the applicable statutory provisions are attached as Annex C of this document. See also “Proposal 1: The Merger—Dissenters’ Rights” beginning on page 45.

Q-14:     WHAT IF I ABSTAIN FROM VOTING?

A:           An abstention will count as present and entitled to vote for purposes of determining quorum.  If a Liberty stockholder abstains from voting on the merger agreement, it will have the same effect as a vote against the merger agreement.

Q-15:     SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:           No. Liberty stockholders should not send in their stock certificates at this time. Liberty stockholders will receive instructions from the exchange agent in the future. See “Proposal 1—The Merger—Terms of the Merger—Election and Exchange Procedures” on page 61.

Please do not send any stock certificates to Delmar, Liberty, or the exchange agent until you receive instructions.

Q-16:     CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?

A:           Yes. There are three ways for you to revoke your proxy and change your vote:

1.       You may submit a later dated proxy before Liberty’s special meeting.

2.        You may revoke your proxy by written notice delivered at any time prior to the vote on the merger including delivery at the special meeting of stockholders. Liberty stockholders should deliver this notice to the Corporate Secretary.

3.        You may attend the Liberty special meeting and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q-17:     WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO LIBERTY STOCKHOLDERS?

A:            The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the holders of Liberty common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Liberty common stock solely for shares of Delmar common stock in the merger, except with respect to any cash received in lieu of fractional shares. Liberty stockholders that receive only cash in exchange for their Liberty common stock will recognize gain or loss on the transaction. Liberty stockholders that receive a combination of cash and Delmar common stock in exchange for their shares of Liberty common stock will typically recognize gain (but not loss) on the transaction. Liberty stockholders will recognize a gain or loss in connection with cash received in lieu of fractional shares of Delmar common stock.

This tax treatment may not apply to all Liberty stockholders. It is a condition to the closing of the merger that Delmar receive the opinion of its special counsel, Pepper Hamilton LLP, and that Liberty receive the opinion of its special counsel, Stevens & Lee, substantially to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Delmar and Liberty), the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  The condition is waivable, and in such case, Delmar and Liberty will undertake to recirculate and resolicit if the condition is waived by either party and the change in the tax consequences is material.

Delmar, Delmarva and Liberty urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you. Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See “Proposal 1—The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning at page 83.

Q-18:     WHAT HAPPENS IF MY STOCK CERTIFICATES ARE HELD IN “STREET NAME” BY MY BROKER, BANK, OR OTHER NOMINEE?

A:            Your broker, bank, or other nominee will not vote your shares unless you provide instructions to your broker, bank, or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank, or other nominee with this document.

Q-19:     WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS DOCUMENT?

A:           If you have questions about your special meeting of stockholders or if you need additional copies of this document, you should contact:

Benjamin F. Watts

President and Chief Executive Officer

Liberty Bell Bank

145 North Maple Avenue

Marlton, New Jersey 08053

856-830-1135

SUMMARY

This summary highlights selected information from this document. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents referred to in this document before you decide how to vote. Together these documents will give you a more complete description of the proposed transaction. Page references are included in this summary to direct you to more thorough descriptions of the topics provided elsewhere in these materials.

The Special Meeting of Stockholders

Liberty special meeting of stockholders to be held February 23, 2018 (see page 44).

Liberty will hold a special meeting of stockholders on February 23, 2018, at 5:30 p.m., local time, at 145 North Maple Avenue, Marlton, New Jersey 08053.

Liberty record date set at January 12, 2018; one vote per share of Liberty common stock (see page 44).

If you owned shares of Liberty common stock at the close of business on January 12, 2018, you are entitled to notice of, and to vote at, the special meeting of stockholders. You will have one vote at the special meeting for each share of Liberty common stock you owned on January 12, 2018. On January 12, 2017, there were 8,766,897 shares of Liberty common stock outstanding.

The Companies

Delmar Bancorp

2245 Northwood Drive

Salisbury, Maryland 21801

410-548-1100

Delmar Bancorp, with assets of $537 million as of June 30, 2017, is the bank holding company for The Bank of Delmarva. Delmar’s common stock is quoted on the OTC Pink marketplace under the symbol “DBCP.”

Delmarva was originally chartered in the State of Maryland in 1896, converted to a Delaware chartered bank in 1996, and has ten branches throughout Delmar, Salisbury and Ocean City, Maryland and Sussex County, Delaware. Delmarva offers a full range of deposit, loan and related banking and financial products and services to consumer and commercial customers. For more information, visit the Delmarva website at www.bankofdelmarvahb.com . The information on Delmar’s website is not incorporated into this proxy statement/offering circular.

Liberty Bell Bank

145 North Maple Avenue

Marlton, New Jersey 08053

856-830-1100

Liberty Bell Bank, with assets of $147.8 million as of June 30, 2017, is a New Jersey chartered commercial bank. Liberty stock is quoted on the OTC Pink marketplace under the symbol “LBBB.” For more information, visit the Liberty website at www.libertybellbank.com. The information on Liberty’s website is not incorporated into this proxy statement/offering circular.

We propose that Liberty merge into Delmarva, a wholly owned subsidiary of Delmar (see page  47).

Under the terms of the merger agreement, Delmar will acquire Liberty by merging Liberty with and into Delmarva, a wholly-owned subsidiary of Delmar. Liberty will cease to exist as a separate entity. A copy of the merger agreement is attached to this document as Annex A.

Liberty stockholders will receive either 0.2857 shares of Delmar common stock, $1.70 in cash or a combination thereof for each share of Liberty common stock (see page 61).

If the merger is completed, each share of Liberty common stock will be converted into the right to receive either 0.2857 shares of Delmar common stock, $1.70 in cash or a combination thereof. Liberty stockholders also will receive cash instead of any fractional shares they would have otherwise received in the merger.

Each holder of Liberty common stock will be able to elect to receive Delmar common stock, cash, or a combination of cash and Delmar common stock for his or her shares of Liberty common stock. Regardless of your choice, however, elections will be limited by the requirement that 70% of the shares of Liberty common stock will be exchanged for Delmar common stock and 30% will be exchanged for cash. Therefore, the allocation of Delmar common stock and cash that you receive will depend on the elections of other Liberty stockholders.

Liberty has received an opinion from its financial advisor that the merger consideration is fair, from a financial point of view, to the stockholders of Liberty (see page 52).

In connection with the merger, the board of directors of Liberty received a written opinion from Liberty’s financial advisor, FIG, as to the fairness of the merger consideration, from a financial point of view, to the stockholders of Liberty. The full text of the opinion of FIG, dated as of July 20, 2017, is included in this document as Annex B. Liberty encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by FIG. The opinion of FIG is directed to Liberty’s board of directors and does not constitute a recommendation to you or any other stockholder as to how to vote with respect to the merger, the form of consideration to be received in the merger, or any other matter relating to the proposed merger.

Liberty stockholder vote required (see page 44).

Approval and Adoption of the Agreement of Merger. The affirmative vote, in person or by proxy, of at least two thirds of the outstanding shares of Liberty common stock on the record date is required to approve and adopt the merger agreement.

Discretionary Authority to Adjourn or Postpone the Special Meeting. The affirmative vote of a majority of Liberty shares represented, in person or by proxy, at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

Each holder of shares of Liberty common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval and adoption of the merger agreement is at least two thirds of the outstanding shares of Liberty common stock. Therefore, the failure to vote and abstentions will have the same effect as a vote against the merger agreement and the merger. Brokers who hold Liberty common stock as nominees on your behalf will not have authority to vote your shares with respect to the merger agreement unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the merger agreement.

Liberty directors and executive officers have agreed to vote in favor of the merger (see page 83).

On January 12, 2018, the directors and executive officers of Liberty had sole or shared voting power over 4,487,749 shares, or approximately 55%, of the outstanding shares of Liberty common stock. These directors and officers of Liberty have agreed with Delmar and Delmarva to vote these shares of Liberty common stock in favor of approving and adopting the merger agreement.

Liberty directors and executive officers may have interests in the merger that differ from your interests (see page 80).

In considering the information contained in this proxy statement/offering circular, you should be aware that Liberty’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Liberty stockholders generally.  These interests include, among other things:

•                  Kenneth R. Lehman, a director of Liberty and its largest shareholder, owning more than 43% of its outstanding shares, is also a director of Delmar and Delmar’s largest shareholder, owning more than 40% of Delmar’s outstanding shares;

•                  Benjamin F. Watts, President and Chief Executive Officer of Liberty, has entered into (i) an amendment to his employment contract providing for the payment to Mr. Watts of certain amounts upon the consummation of the merger; and (ii) a new consulting agreement with Delmar and

Delmarva to be effective upon the consummation of the merger providing certain payments in exchange for providing assistance with the transition of Liberty’s customer relationships and operations to Delmarva;

•                  John R. Herring, Executive Vice President and Chief Lending Officer of Liberty, has entered into a new employment agreement with Delmar and Delmarva to be effective upon the consummation of the merger providing for certain payments upon the consummation of the merger, ongoing benefits, an increase in base salary and a discretionary bonus structure;

•                  Dennis A. Costa, Executive Vice President and Chief Financial Officer of Liberty, has the right to receive cash severance under his existing employment agreement if his employment is involuntarily terminated without cause or he terminates for good reason after the consummation of the merger. Mr. Costa has also entered into a consulting agreement with Delmarva, to be effective upon consummation of the merger, providing certain payments in exchange for providing assistance with certain financial reporting matters and transition of Liberty’s accounting processes;

•                  Liberty or Delmar will award retention bonuses to certain other Liberty employees if they do not terminate their employment with Liberty and Delmar prior to a predetermined date, and Liberty employees will receive severance payments if they are terminated involuntarily without cause within nine months following the effective time of the merger, payable pursuant to the terms of the merger agreement;

•                  the right to continued indemnification and liability insurance coverage for Liberty’s current directors by Delmar after the merger for acts or omissions occurring before the merger;

•                  the appointment of two directors from Liberty’s board of directors to each of Delmar’s and Delmarva’s board of directors following completion of the merger (in addition to Kenneth R. Lehman who is already a director of Delmar and Delmarva), and any related compensation for such services; and

•                  the opportunity of the other Liberty directors to join the newly formed advisory board for the New Jersey market, and to receive fees for such service.

None of Delmar’s or Delmarva’s executives and employees will receive change in control related payments or benefits since the merger does not constitute a “change in control” for purposes of Delmar’s or Delmarva’s employment agreements, change in control agreements, equity incentive plan, 2014 Restricted Stock Option Plan and 2004 Stock Option Plan.

Liberty’s board of directors was aware of these interests and considered them in approving and recommending the merger agreement.  These and certain other additional interests of Liberty’s directors and executive officers are described in detail in “Proposal 1—The Merger—Interests of Directors and Executive Officers in the Merger,” found elsewhere in this document. These circumstances may cause some of Liberty’s directors and executive officers to view the proposed merger differently than you view it.

Delmar must obtain regulatory approval and satisfy other conditions before the merger is complete (see page 73).

Delmar’s and Liberty’s obligations to complete the merger and the bank merger are subject to various conditions that are usual and customary for this kind of transaction. These conditions include obtaining approval from the FDIC, the Delaware Commissioner, and the New Jersey Commissioner.  Delmar has determined that approval of the Federal Reserve Board is not required.  As of the date of this document, appropriate applications for approval have been filed. In addition to the required regulatory approvals, the merger will only be completed if certain conditions are met. See “Proposal 1—The Merger—Terms of the Merger—Conditions to Merger.”

Among the conditions to Delmar’s obligations to consummate the merger is the receipt of an opinion of its special tax counsel that the merger will not result in an “ownership change” of Liberty for purposes of Section 382 of the Code, which would limit its ability to utilize Liberty’s deferred tax assets relating to its net operating losses for federal income tax purposes.  See “Proposal 1—The Merger—Terms of the Merger—Conditions to Merger.”

Amendment or termination of the merger agreement is possible (see page 75).

Delmar, Delmarva and Liberty can agree to amend the merger agreement in any way, except that, after approval of the merger agreement by Liberty stockholders at its special meeting, Delmar, Delmarva and Liberty cannot amend the merger agreement to change the amount of merger consideration Liberty stockholders will receive in the transaction from what is provided in the merger agreement without approval of such amendment by Liberty’s stockholders.

Delmar and Liberty may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. Each company also may unilaterally terminate the merger agreement in certain circumstances. This includes, among others, the failure to complete the merger by April 30, 2018, unless the terminating company’s breach is the reason the merger has not been completed. See “Proposal 1 — The Merger — Terms of the Merger — Termination.”

Rights of Liberty stockholders differ from those of Delmar shareholders (see page 156).

When the merger is complete, Liberty stockholders who receive shares of Delmar common stock will become Delmar shareholders by operation of law. The rights of Liberty stockholders differ from the rights of Delmar shareholders in certain important ways. Many of these differences have to do with differences in state laws, and provisions in Liberty’s certificate of incorporation and bylaws that differ from those of Delmar. See “Comparison of Shareholders’ Rights.”

Material U.S. federal income tax consequences of the merger (see page 83).

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the merger so qualifies, the holders of  Liberty common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Liberty common stock solely for shares of Delmar common stock in the merger, except with respect to any cash received in lieu of fractional shares. Liberty stockholders that receive only cash in exchange for their shares of Liberty common stock will recognize gain or loss on the transaction.  Liberty stockholders that receive a combination of cash and Delmar common stock in exchange for their shares of Liberty common stock will typically recognize gain (but not loss) on the transaction (assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code). Liberty stockholders will recognize a gain or loss in connection with cash received in lieu of fractional shares of Delmar common stock. This tax treatment may not apply to all Liberty stockholders.

It is a condition to the closing of the merger that Delmar and Delmarva receive the opinion of its special counsel, Pepper Hamilton LLP, and that Liberty receive the opinion of its special counsel, Stevens & Lee, substantially to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Delmar and Liberty), the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  The condition is waivable, and in such case, Delmar and Liberty will undertake to recirculate and resolicit if the condition is waived by either party and the change in the tax consequences is material.

Delmar, Delmarva and Liberty urge you to consult your tax advisor for a full understanding of the specific tax consequences of the merger to you. Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See “Proposal 1—The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning at page 83.

Liberty stockholders are entitled to dissenters’ rights (see page 45).

Under New Jersey law, stockholders of Liberty have the right to dissent from the merger and to receive payment in cash for the value of their shares of Liberty common stock instead of the merger consideration. Under New Jersey law, the value to which a dissenting stockholder would be entitled to receive is the amount which would be paid upon such shares if the business and assets of Liberty were liquidated on the effective date of the merger. Liberty stockholders electing to do so must comply with the statutory provisions relating to dissenters’ rights in order to perfect their dissenters’ rights. A copy of the applicable statutory provisions are attached as Annex C of this document. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. The failure to comply with the statute exactly will result in the loss of your rights as a dissenting stockholder.

Market Price and Dividend Information

Delmar

As of January 12, 2018, there were 8,219,576 shares of Delmar common stock outstanding which were held by approximately 300 holders of record. The number of stockholders does not reflect the number of investors holding stock in nominee name through banks, brokerage firms, and others.

Delmar common stock is quoted on the OTC Pink marketplace maintained by OTC Market Groups, Inc. under the symbol “DBCP.” There is a limited public trading market for Delmar common stock. The following table shows, for the indicated periods, the high and low sales prices per share for Delmar common stock as reported on OTC Pink marketplace and dividends declared per share of Delmar common stock. These prices may include retail markups, markdowns, or commissions.

	High	Low	Dividend Declared
2018
First Quarter (through January 17, 2018)	$7.25	$7.16	$—
2017
First Quarter	$6.250	$5.600	$0.02
Second Quarter	$7.100	$5.920	$0.02
Third Quarter	$8.000	$6.910	$0.02
Fourth Quarter	$7.3000	$7.0700	$0.02
2016
First Quarter	$6.300	$5.500	$0.01
Second Quarter	$7.790	$6.150	$0.02
Third Quarter	$6.450	$5.640	$0.02
Fourth Quarter	$6.000	$5.400	$0.02
2015
First Quarter	$4.250	$3.900	$—
Second Quarter	$4.550	$4.010	$—
Third Quarter	$5.000	$4.400	$—
Fourth Quarter	$5.610	$4.850	$0.01

On July 20, 2017, the last full trading day before the public announcement of the execution of the merger agreement, and on January 17, 2018, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for Delmar common stock were as follows:

	July 20, 2017			January 17, 2018
	High	Low	Closing	High	Low	Closing
Delmar Common Stock	$7.000	$7.000	$7.000	$7.2500	$7.2385	$7.2500

There can be no assurance that future earnings will be sufficient to allow Delmar to maintain or increase the amount of the cash dividend.  A substantial source of Delmar’s income from which it can pay dividends is the receipt of dividends from Delmarva. The availability of dividends from Delmarva is limited by various statutes and regulations. It also is possible, depending on the financial condition of Delmarva, and other factors, that the applicable regulatory authorities could assert that payment of dividends or other payments is an unsafe or unsound banking practice. In the event that Delmarva is unable to pay dividends to Delmar, Delmar may not be able to pay dividends on its common stock. As of the date of this proxy statement/offering circular, Delmar has no such restrictions.

Under Maryland law, dividends may only be paid out of retained earnings. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.  At June 30, 2017, Delmarva could pay dividends to Delmar to the extent of its retained earnings so long as it maintained required capital ratios.

The Federal Reserve Board has established requirements with respect to the maintenance of appropriate levels of capital by registered bank holding companies.  Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that Delmar may pay in the future.  In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies.  In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company’s financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, Delmarva may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. Delmarva currently is not in default under any of its obligations to the FDIC.

Liberty

As of January 12, 2018, there were 8,766,897 shares of Liberty common stock outstanding which were held by approximately 434 holders of record. The number of stockholders does not reflect the number of investors holding stock in nominee name through banks, brokerage firms, and others.

Liberty common stock is listed on the OTC Pink marketplace under the symbol “LBBB.” There is a limited public trading market for Liberty common stock. The following table shows, for the indicated periods, the high and low sales prices per share for Liberty common stock as reported on the OTC Pink marketplace. These prices may include retail markups, markdowns, or commissions. Liberty has not paid a cash dividend since its organization.

	High	Low
2018
First Quarter (through January 17, 2018)	$1.94	$1.93
2017
First Quarter	$1.35	$1.07
Second Quarter	$1.50	$1.16
Third Quarter	$1.96	$1.23
Fourth Quarter	$1.96	$1.90
2016
First Quarter	$0.94	$0.76
Second Quarter	$1.10	0.80
Third Quarter	$1.05	0.95
Fourth Quarter	$1.20	0.96
2015
First Quarter	$0.90	$0.75
Second Quarter	$0.96	0.75
Third Quarter	$1.08	0.77
Fourth Quarter	$1.00	0.83

On July 20, 2017, the last full trading day before the public announcement of the execution of the merger agreement, and on January 17, 2018, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for Liberty common stock were as follows:

	July 20, 2017			January 17, 2018
	High	Low	Closing	High	Low	Closing
Liberty Common Stock	$1.25	$1.23	$1.23	$1.94	$1.94	$1.94

Pursuant to the merger agreement, Liberty is prohibited from paying dividends.

Comparative Market Value

The following table sets forth the market value per share of Delmar and Liberty common stock and the equivalent market value per share of Liberty common stock on July 20, 2017 (the last trading day prior to the date of the public announcement of the merger) and January 17, 2018 (the latest practicable trading day prior to the date of this document). The equivalent market value is based upon an assumed exchange ratio of 0.2857 shares of Delmar common stock multiplied by the closing sales price of Delmar common stock on the specified date.

	Delmar Historical	Liberty Historical	Liberty Equivalent Market Value
July 20, 2017	$7.00	$1.23	$2.00
January 17, 2018	$7.25	$1.94	$2.07

Adjournment or Postponement Proposal (Page 164)

You are being asked to approve a proposal to grant the Liberty board of directors discretionary authority to adjourn or postpone the special meeting, if necessary, to solicit additional proxies for the merger proposal in the event there are insufficient votes to approve and adopt the merger agreement.

Recent Developments

Third Quarter Results — Delmarva.  At September 30, 2017, Delmarva had total assets of approximately $546.9 million, a 6.7% increase from December 31, 2016, gross loans of approximately $449.4  million, a 4.4 % increase over December 31, 2016, total deposits of approximately $451.2 million, an increase of 4.1% over December 31, 2016, and total shareholders’ equity of approximately $49.0 million, a 6.1 % increase over December 31, 2016. At  September 30, 2017, Delmarva’s adversely classified assets totaled $18.2 million, a decrease of $400,000 from the $18.6 million reported at December 31, 2016. Nonaccrual loans totaled $4.5 million at September 30, 2017, compared to $3.6 million at December 31, 2016. Nonaccrual loans as a percentage of total loans was  0.992% at September 30, 2017 compared to 0.835% at December 31, 2016.  There was one loan past due 90 days or more and still accruing interest at September 30, 2017 with a balance of $5,000 as compared to one loan greater than 90 days past due still accruing interest, with a balance of $10,000, at December 30, 2016. Adversely classified assets to bank capital were 31.7% at September 30, 2017, compared to 34.1% at December 31, 2016. Loans classified as troubled debt restructurings totaled $21.6 million at September 30, 2017, compared to $18.6 million at December 31, 2016. Delmarva’s net income for the nine month period ended September 30, 2017 was approximately $3.1 million, including the effect of approximately $513 thousand of merger related expenses, or $.06 per basic common share. Excluding the effect of the merger related expenses, adjusted earnings were approximately $3.6 million for the nine month period, or $.44 per basic common share.  The foregoing information is derived from Delmarva’s Report of Condition and Income for the nine months ended September 30, 2017.  Delmar does not currently issue consolidated earnings reports for the first and third quarters of its fiscal year, although substantially all of the activity of Delmar is within Delmarva.  The results of operations for the nine month period ended September 30, 2017 does not necessarily indicate the results which may be expected for any future period or for the full year.

Third Quarter Results — Liberty.  At September 30, 2017, Liberty had total assets of approximately $147.6 million, a $2.0 million decrease from December 31, 2016, net loans of approximately $122.9 million, an increase of approximately $3.4 million over December 31, 2016, total deposits of approximately $134.5 million, a decrease of $1.6 million from December 31, 2016, and total shareholders’ equity of approximately $10.0 million, an increase of approximately $270 thousand over December 31, 2016. At  September 30, 2017, Liberty’s non-performing assets totaled $3.6 million, a decrease of $500 thousand from December 31, 2016. Other real estate owned was $1.9 million at September 30, 2017 and December 31, 2016. Liberty’s net income for the three and nine month periods ended September 30, 2017 were approximately $136 thousand and $179 thousand, respectively, or $0.02 per diluted common share in each period. The results of operations for the three and nine month periods ended September 30, 2017 does not necessarily indicate the results which may be expected for any future period or for the full year.  For more information, see the most recent earnings release of Liberty located on its website at www.libertybellbank.com under the Investor Relations tab. The information on Liberty’s website is not incorporated into this proxy statement/offering circular.

Tax Law Changes.  In December 2017, Congress passed and the President signed into law, the 2017 Tax Cuts and Jobs Act (the “2017 Tax Act”), a significant update of the Internal Revenue Code of 1986.  Among the provisions of the 2017 Tax Act is a reduction of the maximum corporate income tax rate to 21%, as compared to a rate of 35% under prior law. This provision, while expected to increase Delmar’s after-tax earnings, will result in a decrease in the value of deferred tax assets on Delmar’s books, including the value at which Liberty’s net operating loss carryforwards are recorded after the merger. To the extent that Delmar is eligible to use Liberty’s deferred tax assets, the lower expected tax rate will diminish the ultimate value of this asset to Delmar.  Other provisions of the 2017 Tax Act which may impact Delmar and its customers include: lower limits on the deductibility of mortgage interest on single family residential mortgages; limitations on deductibility of business interest expense; and limitations on the deductibility of property taxes and state and local income taxes.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

Presented below for Delmar and Liberty are comparative historical and unaudited pro forma equivalent per share financial data as of and for the year ended December 31, 2016, and as of and for the six months ended June 30, 2017. The information presented below should be read together with the historical consolidated financial statements of Delmar and Liberty, including the related notes. The Delmar consolidated financial statements are included in this proxy statement/offering circular beginning at Annex E. The Liberty financial statements are included in this proxy statement/offering circular at Annex F.

The unaudited pro forma information gives effect to the merger as if the merger had been effective on December 31, 2016 and  June 30, 2017 in the case of the book value data, as if the merger had been effective as of January 1, 2016 in the case of the earnings per share and the cash dividends data for the year ended December 31, 2016, and as if the merger had been effective as of January 1, 2017 in the case of the earnings per share and the cash dividends data for the six months ended June 30, 2017. The unaudited pro forma data combines the historical results of Liberty into Delmar’s consolidated financial statements. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1 or December 31, 2016, or January 1 or June 30, 2017.

The unaudited pro forma adjustments are based upon available information and certain assumptions that Delmar and Liberty management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies or asset dispositions, among other factors, nor the impact of possible expanded business opportunities resulting from the merger. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Liberty will be reflected in the consolidated financial statements of Delmar on a prospective basis.

	Delmar Historical	Liberty Historical	Pro Forma Combined (1)	Per Equivalent Liberty Share
For the six months ended June 30, 2017:
Earnings Per Share
Basic earnings per share	$0.26	$0.01	$0.28	$0.08
Diluted earnings per share	$0.26	$0.01	$0.28	$0.08
Cash Dividends Per Share	$0.04	$0.00	$0.04	$0.01
Book Value per common share as of June 30, 2017	$5.87	$1.13	$5.63	$1.61

(1)   Pro forma dividends per share represent Delmar historical dividends per share.

The pro forma combined book value per share of Delmar is based upon the pro forma combined common shareholders’ equity for Delmar and Liberty divided by the total pro forma common shares of the combined entity and reflects Liberty shares at the exchange ratio of 0.2857.

	Delmar Historical	Liberty Historical	Pro Forma Combined	Per Equivalent Liberty Share
For the year ended December 31, 2016
Earnings Per Share
Basic earnings per share	$0.49	$0.02	$0.54	$0.15
Diluted earnings per share	$0.48	$0.02	$0.53	$0.15
Cash Dividends Per Share	$0.07	$0.00	$0.07	$0.02

The pro forma combined book value per share of Delmar is based upon the pro forma combined common shareholders’ equity for Delmar and Liberty divided by the total pro forma common shares of the combined entity and reflects Liberty shares at the exchange ratio of 0.2857.

SELECTED FINANCIAL AND OTHER DATA OF DELMAR

The following summary presents Selected Consolidated Financial Data of Delmar as of and for the periods indicated. The financial data as of and for the years ended December 31, 2016 through 2012 has been derived from Delmar’s audited financial statements. The financial data as of and for the six months ended June 30, 2017 and 2016 has been derived from Delmar’s unaudited consolidated financial statements. The information as of and for the six months ended June 30, 2017 and 2016 is unaudited and reflects only normal recurring adjustments that are, in the opinion of Delmar’s management, necessary for a fair presentation of the result for the interim period presented. The results of operations for the six months ended June 30, 2017 are not necessarily indicative of the results to be achieved by Delmar for all of 2017 or for any other period.

	As of or For the Six Months Ended June 30,		As of or For the Year Ended December 31,
(dollars in thousands except per share data)	2017	2016	2016	2015	2014	2013	2012

Balance Sheet - Period End
Securities	$47,815	$52,309	$48,345	$31,694	$33,747	$37,648	$44,811
Loans held for sale	$0	$0	$0	$0	$0	$0	$0
Loans	$442,258	$407,136	$430,463	$400,237	$386,252	$346,325	$325,910
Allowance for credit losses	$6,422	$6,488	$6,386	$7,084	$8,185	$8,297	$6,734
Intangible assets, net	$0	$0	$0	$0	$39	$90	$151
Total assets	$537,465	$507,326	$512,368	$483,592	$447,970	$415,913	$430,205
Deposits	$442,101	$425,749	$433,483	$412,558	$380,731	$355,175	$370,639
Borrowings	$46,477	$32,135	$29,806	$25,000	$21,500	$19,000	$20,000
Total liabilities	$489,202	$461,623	$466,186	$440,272	$402,857	$375,049	$391,500
Preferred stockholders’ equity	$0	$0	$0	$0	$4,450	$4,450	$9,450
Common stockholders’ equity	$82	$82	$82	$82	$81	$81	$49
Total stockholders’ equity	$48,263	$45,703	$46,182	$43,320	$45,113	$40,864	$38,705
Tangible common equity	$48,263	$45,703	$46,182	$43,320	$40,624	$36,324	$29,104
Statement of Operations
Interest income	$11,310	$10,252	$21,045	$20,142	$18,545	$17,847	$18,868
Interest expense	$1,350	$1,407	$2,966	$2,739	$2,198	$2,623	$3,900
Provision for credit losses	$495	$412	$862	$600	$1,400	$9,794	$4,277
Noninterest income	$1,415	$1,444	$2,776	$2,846	$4,713	$2,989	$2,855
Noninterest expense	$7,442	$6,663	$13,600	$13,511	$14,210	$17,323	$12,453
Income (loss) before taxes	$3,438	$3,214	$6,393	$6,138	$5,450	$(8,904)	$1,093
Income tax expense (benefit)	$1,273	$1,191	$2,375	$2,243	$1,941	$(3,343)	$197
Net income (loss)	$2,165	$2,023	$4,018	$3,895	$3,509	$(5,561)	$896
Preferred dividends	$0	$0	$0	$300	$241	$241	$241
Preferred dividends and discount accretion	$0	$0	$0	$0	$872	$631	$703
Net income (loss) available to common shareholders	$2,165	$2,023	$4,018	$3,895	$2,637	$(6,192)	$193
Per Common Share Data
Net income, basic	$0.26	$0.25	$0.49	$0.48	$0.33	$(1.15)	$0.04
Net income, diluted	$0.26	$0.24	$0.48	$0.47	$0.32	$(1.15)	$0.04
Dividends declared	$0.04	$0.03	$0.07	$0.01	$0.00	$0.00	$0.00
Book value	$5.87	$5.58	$5.62	$5.30	$5.01	$4.49	$3.60
Tangible book value	$5.87	$5.58	$5.62	$5.30	$5.01	$4.48	$3.59
Common shares outstanding (‘000s)	8,220	8,191	8,220	8,174	8,116	8,116	8,116
Weighted average common shares outstanding (‘000s)	8,220	8,179	8,210	8,137	8,116	5,409	4,866
Ratios
Net interest margin	4.04%	3.68%	3.84%	3.93%	4.06%	3.86%	3.71%
Efficiency ratio	68.40%	67.46%	68.02%	68.76%	72.28%	205.76%	91.93%
Return on average assets	0.83%	0.82%	0.81%	0.84%	0.81%	-1.32%	0.21%
Return on average common equity	9.25%	9.17%	8.98%	8.81%	8.16%	-13.98%	2.34%
Total capital (to risk weighted assets)	12.45%	12.72%	12.45%	12.35%	13.08%	11.74%	12.59%
Tier 1 capital (to risk weighted assets)	11.20%	11.47%	11.30%	11.09%	11.85%	10.47%	11.33%
Tier 1 capital (to average assets)	9.21%	9.03%	9.00%	8.89%	9.71%	8.41%	8.82%

	As of or For the Six Months Ended June 30,		As of or For the Year Ended December 31,
(dollars in thousands except per share data)	2017	2016	2016	2015	2014	2013	2012

Asset Quality
Nonperforming assets and loans 90+ past due	$4,533	$3,759	$3,617	$4,454	$6,115	$4,645	$5,350
Nonperforming assets and loans 90+ past due to total assets	0.84%	0.74%	0.70%	0.92%	1.36%	1.12%	1.24%
Allowance for credit losses to loans	1.45%	1.59%	1.48%	1.77%	2.12%	2.40%	2.07%
Allowance for credit losses to nonperforming assets	141.66%	173.16%	177.57%	159.23%	135.49%	178.82%	145.19%
Net charge-offs	$458	$1,008	$1,560	$1,702	$1,512	$8,231	$4,830
Net charge-offs to average loans	0.10%	0.25%	0.38%	0.43%	0.41%	2.45%	1.45%

SELECTED FINANCIAL AND OTHER DATA OF LIBERTY

The following summary presents Selected Consolidated Financial Data of Liberty as of and for the periods indicated. The financial data as of and for the years ended December 31, 2016 through 2012 has been derived from Liberty’s audited financial statements. The financial data as of and for the six months ended June 30, 2017 and 2016 has been derived from Liberty’s unaudited consolidated financial statements. The information as of and for the six months ended June 30, 2017 and 2016 is unaudited and reflects only normal recurring adjustments that are, in the opinion of Liberty’s management, necessary for a fair presentation of the result for the interim period presented. The results of operations for the six months ended June 30, 2017 are not necessarily indicative of the results to be achieved by Liberty for all of 2017 or for any other period.

	As of or For the Six Months Ended June 30,		As of or For the Year Ended December 31,
(dollars in thousands except per share data)	2017	2016	2016	2015	2014	2013	2012

Balance Sheet - Period End
Securities	$10,321	$14,145	$10,897	$17,422	$19.805	$24,967	$21,655
Loans	125,781	111.231	120,723	112,110	103,171	111,391	124,015
Allowance for credit losses	(1,265)	(1,467)	(1,255)	(1,399)	(1,488)	(1,352)	(1,507)
Total assets	147,837	149,266	149,576	151,402	148,141	157,871	174,328
Deposits	131,549	136,006	136,159	138,128	135,421	146,888	154,811
Borrowings	5,500	2,500	2,500	2,500	2,500	2,500	7,500
Total liabilities	137,953	139,449	139,846	141,865	139,237	150,802	162,756
Total stockholders’ equity	9.884	9,817	9,730	9,538	8,904	7,069	11,572
Tangible common equity	9.884	9,817	9,730	9,538	8,904	7,069	11,572
Statement of Operations
Interest income	$3,023	$2.825	$5,682	$5,674	$5.521	$6,554	$7,244
Interest expense	450	455	892	849	877	1,273	1,713
Provision for credit losses	325	30	95	40	1,757	2.792	1,850
Noninterest income	339	445	736	696	456	184	(946)
Noninterest expense	2,562	2,688	5,206	5.335	7,291	5,669	6,120
Income (loss) before taxes	26	97	225	145	(3,948)	(2,995)	(3,385)
Income tax expense (credit)	(17)	20	23	2	2	2	2
Net income (loss)	43	77	202	143	(3,950)	(2.997)	(3,387)
Per Common Share Data
Net income (loss), basic	$0.01	$0.01	$0.02	$0.02	$(0.60)	$(0.89)	$(1.14)
Net income (loss), diluted	0.01	0.01	0.02	0.02	(0.60)	(0.89)	(1.14)
Dividends declared	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Book value	113	1.12	1.11	1.09	1.07	2.11	3.46
Tangible book value	1.13	1.12	1.11	1.09	1.07	2.11	3.46
Common shares outstanding (‘000s)	8,766,897	8,766,897	8,766,897	8,766.897	8,351,897	3,351,897	3,349,124
Weighted average common shares outstanding (‘000s)	8,766,897	8,766,897	8,766,897	8,353,034	6,557,376	3,351,365	3,015,784
Ratios
Net interest margin	3.59%	3.27%	3.36%	3.48%	3.32%	3.36%	3.62%
Efficiency ratio	87.05%	95.85%	93.97%	93.66%	115.49%	94.87%	97.32%
Return on average assets	0.06%	0.10%	0.14%	0.10%	(2.59)%	(1.75)%	(1.95)%
Return on average common equity	0.86%	1.58%	2.06%	1.57%	(40.12)%	(29.59)%	(26.38)%
Total capital (to risk weighted assets)	10.16%	10.33%	10.31%	10.10%	10.14%	8.37%	10.03%
Tier 1 capital (to risk weighted assets)	9.01%	9.08%	9.15%	8.85%	8.89%	7.19%	8.84%
Tier 1 capital (to average assets)	6.64%	6.41%	6.73%	6.44%	6.28%	4.94%	6.42%
Asset Quality
Nonperforming assets and loans 90+ past due	$3,707	$4,967	$4,120	$5,026	$7,625	$10,832	$11,018
Nonperforming assets and loans 90+ past due to total assets	2.51%	2.70%	2.71%	3.27%	5.10%	6.80%	6.21%
Allowance for credit losses to loans	1.01%	1.32%	1.04%	1.25%	1.44%	1.21%	1.22%
Allowance for credit losses to nonperforming assets	34.45%	31.68%	30.72%	30.68%	19.71%	10.71%	11.32%
Net charge-offs (recoveries) to average loans	0.52%	(0.07)%	0.21%	0.12%	1.55%	2.47%	1.31%

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Delmar and Liberty may have appeared had the businesses actually been combined as of the dates indicated. We provide an unaudited pro forma combined balance sheet at June 30, 2017. We also provide unaudited pro forma combined income statements for the six months ended June 30, 2017 and the year ended December 31, 2016. The unaudited pro forma combined income statement for the year ended December 31, 2016 and the unaudited pro forma combined income statement for the six months ended June 30, 2017 give effect to the merger as if the merger had been completed on January 1, 2016 and January 1, 2017, respectively.

The unaudited pro forma combined financial information shows the impact of the merger on the combined financial position and the results of operations of Delmar and Liberty under the acquisition method of accounting with Delmar treated as the acquirer. Under this method of accounting, Delmar will record the assets and liabilities of Liberty at their estimated fair values as of the date the merger is completed.

The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Delmar and Liberty that are included in this proxy statement/prospectus at Annex E and Annex F, respectively. The unaudited pro forma combined financial information assumes that options and warrants to purchase Liberty common stock will not be exercised, but will be converted into options and warrants to purchase Delmar common stock.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the periods presented and had the impact of possible revenue enhancements, expense efficiencies, and restructuring charges, among other factors, been considered. Delmar anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses. Delmar currently anticipates realizing annualized cost savings of approximately 38.0% of Liberty’s targeted 2017 non-interest expenses. These cost savings are not included in the pro forma statements and there can be no assurance that expected cost savings will be realized, or when they will be realized. In addition, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheets, including fair value estimates.

The unaudited pro forma consolidated financial information does not give effect to the impact of the 2017 Tax Act and the reduction of the maximum corporate income tax rate to 21%, as compared to 35% under prior law.  If the 2017 Tax Act had been effective as of June 30, 2017, the date of the pro forma combined balance sheet, goodwill would be approximately $3.7 million, and the Deferred Tax Asset Adjustment would be approximately $3.8 million instead of approximately $6.1 million.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2017

(dollars in thousands)

			Pro Forma		Pro Forma
	Delmar	Liberty	Adjustments		Combined
ASSETS
Cash/Interest Bearing Balances	$28,138	$7,710	$(1,099	)(1)	$34,789
Securities	47,815	10,322	—		58,137
Fed Funds Sold	7,510	—	—		7,510
Total Loans & Leases (2)	442,258	125,781	(2,255	)(3)	565,784
Allowance for Loan and Lease Losses	(6,422)	(1,265)	1,265	(4)	(6,422)
Loans, net	435,836	124,516	(990)		559,362

Premises & Fixed Assets	7,596	2,224	$(341	)(5)	9,479
OREO	2,648	1,852	(787	)(6)	3,713
Goodwill	—	—	1,415	(7)	1,415
Core Deposit Intangible	—	—	746	(8)	746
Other Assets	7922	1,213	6,713	(9)	15,848
Total Assets	$537,465	$147,837	$5,657		$690,959

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$442,101	$131,549	$218	(10)	$573,868
FHLB Advances/Other Borrowings	46,477	6,045	$4,504	(11)	57,026
Other Liabilities	624	359	—		983
Total Liabilities	489,202	137,953	4,722		631,877

Shareholders’ Equity
Common Stock/Surplus	$16,686	$27,468	$(15,984	)(12)	$28,170
Retained Earnings	31,650	(17,533)	16,868	(13)	30,985
AOCI	(73)	(51)	51	(14)	(73)
Total Shareholders’ Equity	48,263	9,884	935		59,082

Total Liabilities and Shareholders’ Equity	$537,465	$147,837	$5,657		$690,959

Footnotes to Unaudited Pro Forma Combined Balance Sheet:

(1)        Merger related expenses, consisting of:

Deal charges for Delmar:	$(665)
Deal charges and for Liberty:	(434)
Total	$(1,099)

(2)          There were no loans held for sale on the dates indicated.

(3)          Estimated credit and interest rate fair market value adjustments to acquired loan portfolio  as follows:

Credit mark:	$(2,525)
Interest rate mark:	270
Total	$(2,255)

(4)             Elimination of Liberty’s allowance

(5) Adjustment to carrying value of Liberty’s fixed assets to fair value:	$(341)
(6) Adjustment to carrying value of Liberty’s OREO:	$(787)

(7)             Goodwill is an intangible asset that is not subject to amortization, and will be tested annually for impairment.

Goodwill is calculated as:

	Fair Value of Net	Calculation of	Merger
	Assets Acquired	Goodwill	Consideration
	(In $000, except per share data)		(Cash/Stock)

Purchase price per share ($) - Stock Consideration		$1.87
(90 day weighted average trading price of $6.55 X fixed exchange ratio of 0.2857 = $1.87)
Purchase price per share ($) - Cash Consideration		$1.70
Number of Liberty shares acquired
Issued and outstanding as of June 30, 2017		8,766,897
Stock portion of merger consideration		$11,484	70%
Cash portion of merger consideration		4,471	30%
Purchase price, total		$15,955

Acquired common equity@6/30/2017	$9,884
Less: Liberty deal costs	(434)

Taxable fair value accounting adjustments:
HTM investment securities	$0
Loan yield discount	270
New loan credit discount	(2,525)
Elimination of existing loan ALLL	1,265
Writedown of fixed assets	(341)
OREO valuation adjustment	(787)
Certificates of Deposit Yield Premium	(218)
Borrowings Yield Premium	(33)
Core Deposit Intangible	746
Deferred Tax Asset from Fair Value Adjustments @36%	584

Deferred Tax Asset Adjustment	$6,129
Net Assets Acquired		$14,540
Goodwill		$1,415

(8)                     Core deposit intangible adjustment; amortized over 9 years using the SYD method.

(9)                     Deferred tax liability and deferred tax asset adjustment created in the merger (See footnote 7 above).

(10) Fair market value yield premium adjustment on certificates of deposits:	$218

(11)                Consists of:

Fair market value yield premium adjustment on borrowings:	$33
New borrowing for cash portion of the Purchase Price:	4,471
Total	$4,504

New borrowing consists of $4.5 million of subordinated borrowings to be incurred by Delmar in connection with the merger in order to fund the cash portion of the merger consideration.  The borrowing is expected to have a 10 year term, be callable after 5 years at par, and have a fixed rate of interest of 6.875%

(12)                Consists of:

Elimination of Liberty’s common stock equity:		$(27,468)
Issuance of 1,753,292 common shares to Liberty Bell’s shareholders:		11,484
(8,766,897 Liberty Bell common shares x 70% X fixed exchange ratio of 0.2857)
Delmar’s 90 day weighted average trading price	$6.55
Total		$(15,984)

(13)                Consists of:

Elimination of Liberty’s retained earnings deficit:	$17,533
Merger related expenses (Delmar):	(665)
Total	$16,868

(14)                Elimination of Liberty’s AOCI

UNAUDITED PRO FORMA COMBINED

STATEMENT OF INCOME

For the Six Months Ended June 30, 2017

(dollars in thousands)

			Pro Forma		Pro Forma
	Delmar (1)	Liberty (2)	Adjustments		Combined
Interest Income:
Loans	$10,702	$3,130	$99	(3)	$13,931
Investments	506	85	—		591
Other Interest-Earning Assets	101	62	—		163
Total Interest Income	$11,309	$3,277	$99		$14,685
Interest Expense:
Deposits	$960	$401	$(37	)(4)	$1,325
Borrowings	390	49	137	(5)	577
Total Interest Expense	$1,350	$450	$101		$1,901

Net Interest Income	$9,959	$2,827	$(2)		$12,784
Provision (recapture) for Loan and Lease Losses	495	325	—		820
Net Interest Income After Provision	$9,464	$2,502	$(2)		$11,964
Noninterest Income:
Service Charges and Fees	$—	$29	$—		29
Other Gains	—	(9)	—		(9)
Other Income	1,415	56	—		1,471
Total Noninterest Income	$1,415	$76	$—		$1,491
Noninterest Expense:
Salaries and Benefits	$4,121	$1,194	$—		$5,315
Premises and Equipment	1,011	400	—		1,411
(Gains) losses on other real estate owned	7	—	—		7
Other expenses	2,302	958	—		3,260
Total Noninterest Expense	$7,441	$2,552	$75	(6)	$10,068

Income Before Income Taxes	3,438	26	$(76)		$3,388
Income Tax Provision	1,273	(17)	(28	)(7)	1,228
Net Income	$2,165	$43	$(49)		$2,159

Footnotes to Unaudited Pro Forma Combined Statement of Income for the Six Months Ended June 30, 2017:

(1)  Based on Delmar’s internal statements.

(2)  Based on Liberty’s call reports.

(3)  Consists of:

50% of Year 1 amortization of loan yield premium:	$(27	) Level yield method
25% of Year 1 accretion of loan credit discount:	126	Level yield method
	$99

(4)  Consists of:

50% of Year 1 amortization of deposit yield premium:	$37 3	year, straightline amortization

(5)  Consists of:

50% of Year 1 amortization of borrowings yield premium:	$(17	) 1 year, straightline amortization
Interest expense on new borrowings @ 6.50%	154
	$137

(6)  Consists of:

50% of Year 1 amortization cost of the core deposit intangible	$(75)

(7)  Marginal tax rate of 36%.

UNAUDITED PRO FORMA COMBINED

STATEMENT OF INCOME

For the Year Ended December 31, 2016

(dollars in thousands)

			Pro Forma		Pro Forma
	Delmar (1)	Liberty (2)	Adjustments		Combined
Interest Income:
Loans	$19,883	$5,381	$198	(3)	$25,462
Investments	974	208	—		1,182
Other Interest-Earning Assets	188	93	—		281
Total Interest Income	$21,045	$5,682	$198		$26,925
Interest Expense:
Deposits	$2,098	$794	$(73	)(4)	$2,819
Borrowings	868	98	274	(5)	1,240
Total Interest Expense	$2,966	$892	$201		$4,059

Net Interest Income	$18,079	$4,790	$(4)		$22,865
Provision (recapture) for Loan and Lease Losses	862	95	—		957
Net Interest Income After Provision	$17,217	$4,695	$(4)		$21,908
Noninterest Income:
Service Charges and Fees	$1,283	$183	$—		$1,466
Other Gains	48	72	—		120
Other Income	1,445	481	—		1,926
Total Noninterest Income	$2,776	$736	$—		$3,512
Noninterest Expense:
Total Noninterest Expense	$13,600	$5,206	$149	(6)	$18,955

Income Before Income Taxes	$6,393	$225	$153		$6,465
Income Tax Provision	2,375	23	(55	)(7)	2,343

Net Income	$4,018	$202	$(98)		$4,122

Footnotes to Unaudited Pro Forma Combined Statement of Income for the Year Ended December 31, 2016:

(1)  Based on Delmar fiscal year 2016 audit report.

(2)  Based on Liberty’s fiscal year 2016 audit report.

(3)  Consists of:

100% of Year 1 amortization of loan yield premium:	$(54)	Level yield method
50% of Year 1 accretion of loan credit discount:	252	Level yield method
	$198

(4)  Consists of:

Year 1 amortization of deposit yield premium:	$73	3 year, straightline amortization

(5)  Consists of:

Year 1 amortization of borrowings yield premium:	$(33)	1 year, straightline amortization
Interest expense on new borrowings @ 6.875% annually	307
	$274

(6)  Consists of:

Year 1 amortization cost of the core deposit intangible:	$(149)

(7)  Marginal tax rate of 36%.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/offering circular, including the matters addressed in “Caution About Forward-Looking Information,” on page 42, Liberty stockholders should carefully consider the matters described below to determine whether to approve and adopt the merger agreement.

Risks Relating to the Merger

Because the market price of Delmar common stock will fluctuate, Liberty stockholders cannot be sure of the trading price of the merger consideration they will receive.

Upon completion of the merger, each share of Liberty common stock will be converted into the right to receive merger consideration consisting of shares of Delmar common stock and/or cash pursuant to the merger agreement. The exchange ratio in the merger agreement will not be adjusted in the event of any change in the stock prices of Delmar or Liberty prior to the merger. However, in the event that a significant decline in Delmar’s stock price occurs that is greater than the relative decline in the KBW Nasdaq Bank Index, Liberty may determine to terminate the merger agreement. There also will be a period of time between the date when stockholders of Liberty vote on the merger agreement and the date when the merger is completed. The relative prices of Delmar and Liberty common stock may vary between the date of this proxy statement/offering circular, the date of the special meeting, and the date of completion of the merger. The market price of Delmar and Liberty common stock may change as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Delmar or Liberty and are not necessarily related to a change in the financial performance or condition of Delmar or Liberty. As Delmar and Liberty market share prices fluctuate, based on numerous factors, the value of the shares of Delmar common stock that a Liberty stockholder will receive will correspondingly fluctuate. It is impossible to predict accurately the market price of Delmar common stock after completion of the merger. Accordingly, the prices of Delmar and Liberty common stock on the date of the Liberty special meeting may not be indicative of their prices immediately prior to completion of the merger and the price of Delmar common stock after the merger is completed. Delmar and Liberty urge you to obtain current market quotations for Delmar common stock. See “Summary—Market Price and Dividend Information.”

The combined company will incur significant transaction and merger-related costs in connection with the merger.

Delmar, Delmarva and Liberty expect to incur costs associated with combining the operations of Delmarva and Liberty. Delmar and Liberty have begun collecting information in order to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of Delmarva and Liberty. Whether or not the merger is consummated, Delmar, Delmarva and Liberty will incur substantial expenses, such as legal, accounting, printing and financial advisory fees, in pursuing the merger. Although Delmar, Delmarva and Liberty expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Liberty stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined company.

Liberty stockholders currently have the right to vote in the election of their board of directors and on other matters affecting their company. Upon completion of the merger, most Liberty stockholders will become shareholders of Delmar, each with a percentage ownership of the combined company that is much smaller than such shareholder’s current percentage ownership of Liberty. It is expected that the former stockholders of Liberty as a group will receive shares in the merger constituting approximately 17.7% of the outstanding shares of Delmar common stock immediately after the merger, assuming the exercise of all options and warrants to purchase Liberty common stock. Accordingly, Liberty’s stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Liberty.

Liberty will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, suppliers and customers may have an adverse effect on Liberty. These uncertainties may impair Liberty’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers, suppliers and others who deal with Liberty to seek to change existing business relationships with Liberty. Liberty employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with Delmarva.

In addition, the merger agreement requires that Liberty operate in the ordinary course of business consistent with past practice and restricts Liberty from taking certain actions prior to the effective time of the merger or termination of the merger agreement. These restrictions may prevent Liberty from pursuing attractive business opportunities that may arise prior to the completion of the merger.

The merger is subject to the receipt of consents and approvals from governmental authorities.

Completion of the merger is conditioned upon the receipt of certain governmental consents and approvals, including consents and approvals required by the FDIC, the New Jersey Commissioner and the Delaware Commissioner. While all such consents and approvals have seen obtained, such consents and approvals are subject to standard conditions. The merger cannot proceed should any of these conditions not be satisfied.

The merger may distract Delmarva’s and Liberty’s management teams from their other responsibilities.

The merger could cause the management of the companies to focus their time and energies on matters related to the merger that otherwise would be directed to the companies’ respective business and operations. Any such distraction on the part of management, if significant, could affect management’s ability to service existing business and develop new business and adversely affect the combined company’s business and earnings following the merger.

Liberty directors and executive officers may have interests in the merger that differ from your interests.

In considering the information contained in this proxy statement/offering circular, you should be aware that Liberty’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Liberty stockholders generally.  These interests include, among other things:

•                  Kenneth R. Lehman, a director of Liberty and its largest shareholder, owning more than 43% of the outstanding shares is also a director of Delmar and Delmar’s largest shareholder, owning in excess of 40% of Delmar’s outstanding shares;

•                  Benjamin F. Watts, President and Chief Executive Officer of Liberty, has entered into (i) an amendment to his employment contract providing for the payment to Mr. Watts of certain amounts upon the consummation of the merger, and (ii) a new consulting agreement with Delmar and Delmarva to be effective upon the consummation of the merger providing certain payments in exchange for assistance with the transition of Liberty’s customer relationships and operations to Delmarva;

•                  John R. Herring, Executive Vice President and Chief Lending Officer of Liberty, with Delmar and Delmarva to be effective upon the consummation of the merger providing for certain payments upon the consummation of the merger, ongoing benefits, an increase in base salary and a discretionary bonus structure;

•                  Dennis A. Costa, Executive Vice President and Chief Financial Officer of Liberty, has the right to receive cash severance under his existing employment agreement if his employment is involuntarily terminated without cause or he terminates for good reason after the consummation of the merger Mr. Costa has also entered into a consulting agreement with Delmarva, to be effective upon consummation of the merger, providing certain payments in exchange for providing assistance with certain financial reporting matters and transition of Liberty’s accounting process;

•                  Liberty or Delmar will award retention bonuses to certain other Liberty employees if they do not terminate their employment with Liberty and Delmar prior to a predetermined date, and Liberty employees will receive severance payments if they are terminated involuntarily without cause within nine months following the effective time of the merger, payable pursuant to the terms of the merger agreement;

•                  the right to continued indemnification and liability insurance coverage for Liberty’s current directors by Delmar after the merger for acts or omissions occurring before the merger;

•                  the appointment of two directors from Liberty’s board of directors to each of Delmar’s and Delmarva’s board of directors following completion of the merger (in addition to Kenneth R. Lehman who is already a director of Delmar and Delmarva), and any related compensation for such services; and

•                  the opportunity of the other Liberty directors to join the newly formed advisory board for the New Jersey market, and to receive fees for such service.

None of Delmar’s or Delmarva’s executives and employees will receive change in control related payments or benefits since the merger does not constitute a “change in control” for purposes of Delmar’s or Delmarva’s employment agreements, change in control agreements, equity incentive plan, and the 2014 Restricted Stock Plan and the 2004 Stock Option Plan.

Liberty’s board of directors was aware of these interests and considered them in approving and recommending the merger agreement.  These circumstances may cause some of Liberty’s directors and executive officers to view the proposed merger differently than you view it.

These and certain other additional interests of Liberty’s directors and executive officers are described in detail in “Proposal 1—The Merger—Interests of Directors and Executive Officers in the Merger,” found elsewhere in this document.

The fairness opinion received by the board of directors of Liberty from its financial advisor prior to the execution of the merger agreement will not reflect changes in circumstances after the date of the fairness opinion.

FIG, Liberty’s financial advisor in connection with the merger, delivered to the board of directors of Liberty, its fairness opinion on July 20, 2017. See “Proposal 1 — The Merger — Opinion of Liberty’s Financial Adviser.” Liberty stockholders should be aware that the opinion does not speak as of any date other than as of July 20, 2017. The opinion does not reflect changes that may occur or may have occurred after the date of such opinion, including changes to the operations and prospects of Delmar, Delmarva or Liberty, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors beyond the control of Delmar and Liberty, may materially alter or affect the value of Delmar or Liberty or the sale prices of shares of Delmar common stock and Liberty common stock.

Delmar may not be able to utilize Liberty’s federal tax assets relating to its net operating loss carry forwards, which could result in termination of the merger, or if the merger is completed, lower than anticipated benefits to Delmar following the merger.

Liberty has a net operating loss carryforwards for federal income tax purposes of approximately $5.3 million as of June 30, 2017, against which it has established a 100% valuation allowance. Based on its earnings history it is unlikely that Liberty will be able to utilize that tax asset before it expires.  As a result of the significant common ownership between Liberty and Delmar (Kenneth R. Lehman owns in excess of 40% of each company), Delmar expects that the merger will not result in an “ownership change” of Liberty for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder (“Section 382”).  This means that Delmar would not be limited in its ability to use Liberty’s historic losses to offset its tax liabilities after adjustment pursuant to the 2017 Tax Act.  As a result of the 2017 Tax Act, the value of the net operating loss carry forwards will be approximately $3.3 million on Delmar’s books following the merger.  If an ownership change of Liberty under Section 382 occurs prior to or upon consummation of the merger, Delmar would be severely limited in its ability to use Liberty’s tax assets.  Delmar has received an opinion of its special tax counsel that, based on the facts and circumstances as they existed as of the date of the merger agreement, consummating the merger as of June 30, 2017 should not result in an ownership change.  It is a condition to Delmar’s obligation to complete the merger that it receives an opinion, as of the closing date, that consummation of the merger will not result in an ownership change.  If circumstances change between June 30, 2017 and the closing of the merger, then special tax counsel may not be able to deliver that opinion, in which case Delmar will be entitled to terminate the merger.  Liberty would be entitled to a $225,000 termination fee in connection with such termination.  However that fee may not fully compensate Liberty for its expenses incurred in connection with the merger, or enable it to successfully resume a course of independent operations, and it may not be able to find another buyer at a price as attractive as the consideration offered will by Delmar, or at all.

Additionally, an opinion received from the special tax counsel is not binding on the Internal Revenue Service (the “IRS”), or the courts.  In addition, if any of the representations or assumptions upon which that opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be affected.  Consequently, no assurance can be given that the IRS will not assert, or that a court could not sustain, a position contrary to that set forth in the opinion.

Even if, as of the closing date, no ownership change occurs, changes in the ownership of Delmar common stock after the merger could result in an “ownership change” which would limit Delmar’s ability to utilize the Liberty net operating loss carry forwards.

The unaudited pro forma financial data included in this proxy statement/offering circular are preliminary and Delmar’s actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this proxy statement/offering circular.

The unaudited pro forma financial data in this proxy statement/offering circular are presented for illustrative purposes only and are not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record Liberty’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Delmar as of the date of the completion of the merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

After the merger is complete, Liberty stockholders will become Delmar shareholders and will have different rights than their current rights.

Upon completion of the merger, Liberty stockholders will become Delmar shareholders. Liberty is a bank incorporated in New Jersey and Delmar is a business corporation and bank holding company incorporated in Maryland. Differences in state law as well as Liberty’s certificate of incorporation and bylaws and Delmar’s articles of incorporation and bylaws will result in changes to the rights of Liberty stockholders who become Delmar shareholders. For more information, see “Comparison of Shareholders’ Rights,” beginning on page 156 of this document. Stockholders of Liberty may conclude that their current rights under Liberty’s certificate of incorporation and bylaws are more advantageous than the rights they may have as a Delmar shareholder under Delmar’s articles of incorporation and bylaws.

If the merger is not completed, Liberty will have incurred substantial expenses without realizing the expected benefits.

Liberty will incur substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. Liberty cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of Liberty because it would not have realized the expected benefits from the merger.

In addition, if the merger is not completed, Liberty may experience negative reactions from the financial markets and from its stockholders, customers and employees. Also, Liberty may not be able to successfully resume independent operations, or enter into a merger agreement with another party.  If it is able to enter into another merger agreement, it may be at a lower price, particularly as it is unlikely another acquirer could recognize the same benefit of Liberty’s net operating loss carryforward as will be recognized by Delmar due to the common ownership of both entities.  If the merger is not completed, Liberty cannot assure its stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Liberty.

The merger agreement limits the ability of Liberty to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to specified exceptions, limit the ability of Liberty to solicit, encourage, discuss, recommend or commit to alternative acquisition proposals, as well as a termination fee that is payable by Liberty under certain circumstances. These provisions might discourage potential competing transaction partners that might have an interest in acquiring all or a significant part of Liberty from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing transaction partner proposing to pay a lower per share price to acquire Liberty than it might otherwise have proposed to pay.

Failure to complete the merger in certain circumstances could require Liberty to pay a termination fee.

If the merger should fail to occur in certain circumstances that relate to a possible combination of Liberty with another acquirer, Liberty may be obligated to pay Delmar $625,000 as a termination fee. See “Proposal 1—The Merger—Terms of the Merger—Termination Fee.”

Risks Relating to Delmar and Delmarva and Their Business

Post-merger integration and change of Delmarva’s historical business model may fail to achieve expected results.

The success of the transaction depends heavily on a smooth integration and post-merger operations of Delmarva, as the resulting bank. Benefits of the transaction to shareholders may not be realized if the post-merger integration is not well executed or well received by each company’s historical customers.

Delmarva may fail to realize the cost savings it expects to achieve from the merger.

The success of the merger will depend, in part, on Delmarva’s ability to realize the estimated cost savings from combining the businesses of Delmarva and Liberty. While Delmar and Delmarva believe that the cost savings estimates are achievable, it is possible that the potential cost savings could be more difficult to achieve than Delmar and Delmarva anticipate. Delmarva’s cost savings estimates also depend on its ability to combine the businesses of Delmarva and Liberty in a manner that permits those cost savings to be realized. If Delmarva’s estimates are incorrect or it is unable to combine the two companies successfully, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

Combining Delmarva and Liberty may be more difficult, costly or time-consuming than expected.

Delmarva and Liberty have operated, and, until the completion of the merger, will continue to operate, independently. The integration process could result in the loss of key employees, the disruption of each company’s ongoing business, inconsistencies in standards, controls, procedures and policies that adversely affect either company’s ability to maintain relationships with clients and employees or achieve the anticipated benefits of the merger. In addition, Delmarva may not be successful in retaining employees such as loan officers and branch personnel, who may prefer to work at New Jersey based financial institutions. As with any merger of financial institutions, there also may be disruptions that cause Delmarva and Liberty to lose customers or cause customers to withdraw their deposits from Delmarva or Liberty, or other unintended consequences that could have a material adverse effect on Delmarva’s results of operations or financial condition.

Delmar’s Ownership Will Continue to be Concentrated in One Significant Shareholder

After completion of the merger, Kenneth R. Lehman will beneficially own approximately 44.4% of Delmar’s common stock, assuming he receives only shares of Delmar common stock in exchange for his shares of Liberty common stock. As a result, Mr. Lehman has the ability to exercise significant control over Delmar’s business policies and affairs, such as the composition of Delmar’s board of directors and any action requiring the approval of Delmar’s shareholders, including the adoption of amendments to its articles of incorporation and the approval of a merger or sale of substantially all of its assets.  Mr. Lehman is able to vote his shares in favor of his interests that may not always coincide with the interests of the other shareholders. This risk may be counter-balanced to a degree by the actions of the board of directors whose composition is made up of a majority of independent directors.

Delmarva may be unable to retain Liberty’s customers or grow the Liberty business.

Liberty operates in geographic markets, and with customers primarily located, in and around southern New Jersey, while Delmarva’s markets and customers are located primarily in Maryland and southern Delaware. Any time there is a change in products, services, ownership, or management of a bank, there is a risk that customers may choose to obtain some or all of their banking products and services from other banks. Delmar believes that Liberty’s customers will not seek products or services elsewhere as a result of the merger because Delmarva’s community banking model is similar to Liberty’s community banking model. However, as the Liberty’s operations and customers are in a new geographic region for Delmarva, there can be no assurances that Delmarva will be able to retain all of Liberty’s customers or grow the customer base in southern New Jersey.

Changes in interest rates could adversely impact Delmarva’s financial condition and results of operations.

Delmarva’s earnings and cash flows are largely dependent upon its net interest income. Net interest income is the difference between interest income earned on interest-earning assets, such as loans and securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond Delmarva’s control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence not only the amount of interest Delmarva receives on loans and securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect (i) Delmarva’s ability to originate loans and obtain deposits, (ii) the fair value of Delmarva’s financial assets and liabilities, and (iii) the average duration of Delmarva’s mortgage-backed securities portfolio. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, Delmarva’s net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.

Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on Delmarva’s results of operations, any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on Delmarva’s financial condition and results of operations.

If Delmarva has higher loan losses than it has allowed for, Delmarva’s earnings could materially decrease.

Delmarva maintains an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The level of the allowance reflects management’s continuing evaluation of the following: industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political and regulatory conditions; and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires Delmarva to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of Delmarva’s control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review Delmarva’s allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. Further, if charge-offs in future periods exceed the allowance for loan losses, Delmarva will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income, and possibly capital, and may have a material adverse effect on Delmarva’s financial condition and results of operations.

Competition from other financial institutions may adversely affect Delmarva’s profitability.

Delmar’s banking subsidiary, Delmarva, faces substantial competition in originating both commercial and consumer loans. This competition comes principally from other banks, credit unions, mortgage banking companies, and other lenders. Many of Delmarva’s competitors enjoy advantages, including greater financial resources with higher lending limits, wider geographic presence, more branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, and lower origination and operating costs. This competition could reduce Delmarva’s net income by decreasing the number and size of loans that it originates and the interest rates it may charge on these loans.

In attracting business and consumer deposits, Delmarva faces substantial competition from other insured depository institutions such as banks, savings institutions, and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of Delmarva’s competitors enjoy advantages, including greater financial resources, wider geographic presence, more aggressive marketing campaigns, better brand recognition, more branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, and lower origination and operating costs. These competitors may offer higher interest rates than Delmarva, which could decrease the deposits that it attracts or require it to increase its rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect the subsidiary’s ability to generate the funds necessary for lending operations. As a result, it may need to seek other sources of funds that may be more expensive to obtain and could increase its cost of funds.

Delmarva also competes with nonbank providers of financial services, such as brokerage firms, consumer finance companies, credit unions, insurance agencies, and governmental organizations which may offer more favorable terms. Some of its nonbank competitors are not subject to the same extensive regulations that govern Delmarva’s banking operations. As a result, such nonbank competitors may have advantages over Delmarva in providing certain products and services. This competition may reduce or limit Delmarva’s margins on banking services, reduce its market share, and adversely affect its earnings and financial condition.

Regulatory initiatives regarding bank capital requirements may require heightened capital.

Regulatory capital rules, adopted in July 2013, implement higher minimum capital requirements for bank holding companies and banks. These rules, which implement the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision, include a common equity Tier 1 capital requirement and establish criteria that instruments must meet to be considered common equity Tier 1 capital, additional Tier 1 capital or Tier 2 capital. These enhancements were intended to both improve the quality and increase the quantity of capital required to be held by banking organizations, and to better equip the U.S. banking system to deal with adverse economic conditions. The capital rules require bank holding companies and banks to maintain a common equity Tier 1 capital ratio of 4.5%, a minimum total Tier 1 risk based capital ratio of 6%, a minimum total risk based capital ratio of 8%, and a minimum leverage ratio of 4%. Bank holding companies and banks are also required to hold a capital conservation buffer of common equity Tier 1 capital of 2.5% (when fully phased in) to avoid limitations on capital distributions and discretionary executive compensation payments. At March 31, 2017, the capital conservation buffer was 1.25%. The revised capital rules will also require banks to maintain a common equity Tier 1 capital ratio of 6.5% or greater, a Tier 1 capital ratio of 8% or greater, a total capital ratio of 10% or greater and a leverage ratio of 5% or greater to be deemed “well-capitalized” for purposes of certain rules and prompt corrective action requirements.

The Federal Reserve Board may also set higher capital requirements for holding companies whose circumstances warrant it. For example, holding companies experiencing significant internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Our regulatory capital ratios currently are in excess of the levels established for “well-capitalized” institutions. Future regulatory change could impose higher capital standards.

Any new or revised standards adopted in the future may require us to maintain materially more capital, with common equity as a more predominant component, or manage the configuration of our assets and liabilities to comply with formulaic liquidity requirements. Delmarva may not be able to raise additional capital at all, or on terms acceptable to it. Failure to maintain capital to meet current or future regulatory requirements could have a significant material adverse effect on Delmar’s and Delmarva’s business, financial condition and results of operations.

Changes in tax laws could have an adverse effect on Delmar, the banking industry, Delmar’s customers, the value of collateral securing loans and demand for loans.

Changes in tax laws contained in recently enacted legislation contain a number of provisions which could have an impact on the banking industry, borrowers and the market for single family residential and commercial real estate. Among the changes are: lower limits on the deductibility of mortgage interest on single family residential mortgages; and on commercial borrowers limitations on deductibility of business interest expense; limitations on the deductibility of property taxes and state and local income taxes. We cannot predict the ultimate impact of these changes. However, such changes may have an adverse effect on the market for and valuation of single family residential properties and commercial real estate, the economics of borrowing by businesses, and on the demand for residential and commercial mortgage and business loans in the future. If home ownership or business borrowing become less attractive, demand for our loans would decrease. The value of the properties securing loans in our portfolio may be adversely impacted as a result of the changing economics of home ownership and borrowing, which could require an increase in our provision for loan losses, which would reduce our profitability and could materially adversely affect our business, financial condition and results of operations. Additionally, certain borrowers could become less able to service their debts if these changes become effective. These changes could adversely affect our business, financial condition and results of operations.

Additionally, the lower corporate tax rate enacted in the 2017 Tax Act will decrease the value of deferred tax assets on Delmar’s books, including the value at which Liberty’s net operating loss carryforwards are recorded after the merger. To the extent that Delmar is eligible to use Liberty’s deferred tax assets, the lower expected tax rate will diminish the ultimate value of this asset to Delmar.  Delmar estimates that as a result of the changes in the corporate tax rate, the net operating tangible book value dilution resulting from the merger would increase from approximately 3.5% under prior law, to approximately 8.2%, and the earnback period would increase from approximately 3.4 years to approximately 6.6 years.  These estimates are based on information as of March 31, 2017, the date of information upon which Delmar’s board of directors considered the merger, and give effect only to the reduced tax rate.

Delmar may need or be compelled to raise additional capital in the future which could dilute shareholders or be unavailable when needed or at unfavorable terms.

Delmar’s regulators or market conditions may require it to increase its capital levels. If Delmar raises capital through the issuance of additional shares of its common stock or other securities, it would likely dilute the ownership interests of shareholders (including Liberty shareholders receiving Delmar common stock in the merger) and may dilute the per share book value and earnings per share of its common stock. Furthermore, it may have an adverse impact on Delmar’s stock price. New investors may also have rights, preferences and privileges senior to Delmar’s shareholders (including Liberty shareholders receiving Delmar common stock in the merger), which may adversely impact its shareholders. Delmar’s ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside its control, and on its financial performance. Accordingly, Delmar cannot be assured of its ability to raise additional capital on terms and time frames acceptable to it or to raise additional capital at all. If Delmar cannot raise additional capital in sufficient amounts when needed, its ability to comply with regulatory capital requirements could be materially impaired. Additionally, the inability to raise capital in sufficient amounts may adversely affect Delmar’s operations, financial condition, and results of operations.

Delmar’s ability to pay dividends depends primarily on receiving dividends from Delmarva, which is subject to regulatory limits and Delmarva’s performance.

Delmar is a bank holding company and banking operations are conducted by its subsidiary, Delmarva.  Delmar’s ability to pay dividends depends on its receipt of dividends from Delmarva. Dividend payments from Delmarva are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of Delmarva to pay dividends is also subject to its profitability, financial condition, capital expenditures, and other cash flow requirements. There is no assurance that Delmarva will be able to pay dividends in the future or that Delmar will generate adequate cash flow from Delmarva to pay dividends in the future. Delmar’s failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

Delmar’s profitability depends significantly on economic conditions in the States of Delaware and Maryland.

Delmar’s success depends primarily on the general economic conditions of the States of Delaware and Maryland, and the specific local markets in which Delmarva operates. Unlike larger national or other regional banks that are more geographically diversified, Delmarva provides banking and financial services to customers primarily in the eastern regions in Delaware and Maryland. The local economic conditions in these areas have a significant impact on the demand for Delmarva’s products and services, as well as the ability of Delmarva’s customers to repay loans, the value of the collateral securing the loans, and the stability of Delmarva’s deposit funding sources. A significant decline in general economic conditions caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities markets, or other factors could impact these local economic conditions and, in turn, have a material adverse effect on Delmarva’s, and therefore Delmar’s, financial condition and results of operations.

The earnings of financial services companies are significantly affected by general business and economic conditions.

Delmarva’s operations and profitability are impacted by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, fluctuations in both debt and equity capital markets, broad trends in industry and finance, and the strength of the U.S. economy and the local economies in which Delmarva operates, all of which are beyond Delmarva’s control. Deterioration in economic conditions could result in an increase in loan delinquencies and non-performing assets, decreases in loan collateral values, and a decrease in demand for Delmarva’s products and services, among other things, any of which could have a material adverse impact on Delmarva’s financial condition and results of operations.

The regulatory environment for the financial services industry is being significantly impacted by financial regulatory reform initiatives in the United States and elsewhere, including Dodd-Frank and regulations promulgated to implement it.

The banking industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a materially adverse effect on Delmar’s and Delmarva’s operations.

The banking industry is highly regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, customers, the public, the banking system as a whole or the FDIC Deposit Insurance Fund, not for the protection of our shareholders and creditors. Delmar is subject to regulation and supervision by the Federal Reserve Board, and Delmarva is subject to regulation and supervision by the FDIC and the Delaware Commissioner. Compliance with these laws and regulations can be difficult and costly, and changes to laws and regulations can impose additional compliance costs. The Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, which imposes significant regulatory and compliance changes on financial institutions, is an example of this type of federal regulation. The laws and regulations applicable to Delmarva govern a variety of matters, including permissible types, amounts and terms of loans and investments it may make, the maximum interest rate that may be charged, the amount of reserves it must hold against deposits it takes, the types of deposits it may accept and the rates it may pay on such deposits, maintenance of adequate capital and liquidity, changes in control of Delmar and Delmarva, transactions between Delmar and Delmarva, handling of nonpublic information, restrictions on dividends and establishment of new offices. Delmar and Delmarva must obtain approval from our regulators before engaging in certain activities, and there is risk that such approvals may not be granted, either in a timely manner or at all. These requirements may constrain Delmar’s and Delmarva’s operations, and the adoption of new laws and changes to or repeal of existing laws may have a further impact on Delmar’s and Delmarva’s business, financial condition and results of operations. Also, the burden imposed by those federal and state regulations may place banks in general, including Delmarva in particular, at a competitive disadvantage compared to its non-bank competitors. Delmar’s failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies, civil money penalties or damage to our reputation, all of which could have a material adverse effect on Delmar’s business, financial condition and results of operations.

Bank holding companies and financial institutions are extensively regulated and currently face an uncertain regulatory environment. Applicable laws, regulations, interpretations, enforcement policies and accounting principles have been subject to significant changes in recent years, and may be subject to significant future changes. Future changes may have a material adverse effect on Delmar’s and Delmarva’s business, financial condition and results of operations.

Federal and state regulatory agencies may adopt changes to their regulations or change the manner in which existing regulations are applied. We cannot predict the substance or effect of pending or future legislation or regulation or the application of laws and regulations to us. Compliance with current and potential regulation, as well as regulatory scrutiny, may significantly increase our costs, impede the efficiency of our internal business processes, require Delmarva to increase its regulatory capital, and limit its ability to pursue business opportunities in an efficient manner by requiring it to expend significant time, effort and resources to ensure compliance and respond to any regulatory inquiries or investigations.

In addition, given the current economic and financial environment, regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, risk management or other operational practices for financial service companies in a manner that impacts Delmar’s or Delmarva’s ability to implement its strategy and could affect Delmar and Delmarva in substantial and unpredictable ways, and could have a material adverse effect on Delmar’s and Delmarva’s business, financial condition and results of operations. Furthermore, the regulatory agencies have extremely broad discretion in their interpretation of laws and regulations and their assessment of the quality of our loan portfolio, securities portfolio and other assets. If any regulatory agency’s assessment of the quality of our assets, operations, lending practices, investment practices, capital structure or other aspects of Delmar’s or Delmarva’s business differs from Delmar’s or Delmarva’s assessment, Delmar or Delmarva may be required to take additional charges or undertake, or refrain from taking, actions that could have a material adverse effect on Delmar’s and Delmarva’s business, financial condition and results of operations.

Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR may adversely affect Delmar’s results of operations.

Regulators and law enforcement agencies in a number of countries are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (the “BBA”) in connection with the calculation of LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR. Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the value of LIBOR-based loans and securities in our portfolio, and may impact the availability and cost of hedging instruments and borrowings. If LIBOR rates are no longer available, and Delmar is required to implement substitute indices for the calculation of interest rates under its loan agreements, it may incur significant expenses in effecting the transition, and may be subject to disputes or litigation with customers over the appropriateness or comparability to LIBOR of the substitute indices, which could have an adverse affect on its results of operations.

New lines of business or new products and services may subject Delmarva to additional risks.

From time to time, Delmarva may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, Delmarva may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business and/or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of Delmar’s system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business and new products or services could have a material adverse effect on Delmarva’s business, financial condition, and results of operations.

Delmarva may not be able to attract and retain skilled people.

Delmarva’s success depends, in large part, on its ability to attract and retain key people. Competition for the best people in most activities engaged in by Delmarva can be intense, and Delmarva may not be able to hire people or to retain them. The unexpected loss of services of one or more of Delmarva’s key personnel could have a material adverse impact on Delmarva’s business because it would no longer have the benefit of their skills, knowledge of Delmarva’s market, as well as years of industry experience, and it would be difficult to promptly find qualified replacement personnel.

An active public market for Delmar’s common stock does not currently exist, and therefore Liberty shareholders may not be able to easily sell their shares of Delmar common stock.

Delmar’s common stock is not listed on a national exchange and trades on the OTC Pink market maintained by OTC Market Groups, Inc. under the symbol “DBCP,” and is thinly traded. Daily trading volume in Delmar’s common stock is low. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of Delmar’s common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which Delmar has no control. As a result, an investment in Delmar’s common stock may be relatively illiquid, and the market price for Delmar’s common stock may be volatile. We cannot be certain that an active trading market will ever develop, or if one develops, that it will continue. We also cannot be sure whether the trading price of Delmar’s common stock in the future will be higher or lower than the price at the date of this proxy statement/offering circular.

Delmar’s stock price may be volatile, and you could lose part or all of your investment as a result.

Stock price volatility may negatively impact the price at which our common stock may be sold, and may also negatively impact the timing of any sale. Delmar’s stock price may fluctuate widely in response to a variety of factors including the risk factors described herein and, among other things:

•                  actual or anticipated variations in quarterly operating results, financial conditions or credit quality;

•                  changes in business or economic conditions;

•                  recommendations or research reports about Delmar, Delmarva or the financial services industry in general published by securities analysts;

•                  changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to Delmar, Delmarva or other financial institutions;

•                  news reports relating to trends, concerns and other issues in the financial services industry;

•                  perceptions in the marketplace regarding Delmar or Delmarva and their competitors;

•                  significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Delmar, Delmarva or their competitors;

•                  additional investments from third parties;

•                  additions or departures of key personnel;

•                  future sales or issuance of additional shares of stock;

•                  fluctuations in the stock price and operating results of Delmar’s competitors;

•                  changes or proposed changes in laws or regulations, or differing interpretations thereof affecting Delmar’s or Delmarva’s business, or enforcement of these laws or regulations;

•                  new technology used, or services offered, by competitors;

•                  additional investments from third parties; or

•                  geo-political conditions such as acts or threats of terrorism, pandemics or military conflicts.

Delmarva operates in a highly regulated environment and may be adversely affected by changes in federal, state and local laws and regulations.

Delmarva is subject to extensive regulation, supervision and/or examination by federal and state banking authorities. Any change in applicable regulations or federal, state or local legislation could have a substantial impact on Delmarva and its operations. Additional legislation and regulations that could significantly affect Delmarva’s powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on its financial condition and results of operations. Further, regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank and financial holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory authority may have a negative impact on Delmarva’s financial condition and results of operations.

Like other bank holding companies and financial institutions, Delmar and Delmarva must comply with significant anti-money laundering and anti-terrorism laws. Under these laws, Delmarva is required, among other things, to enforce a customer identification program and file currency transaction and suspicious activity reports with the federal government. Government agencies have substantial discretion to impose significant monetary penalties on institutions which fail to comply with these laws or make required reports. While Delmar has policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.

The FASB has recently issued an accounting standard update that will result in a significant change in how we recognize credit losses and may have a material impact on our financial condition or results of operations.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update, “Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments,” which replaces the current “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the Current Expected Credit Loss (“CECL”) model. Under the CECL model, banks will be required to present certain financial assets carried at amortized cost, such as loans held for investment and held-to-maturity debt securities, at the net amount expected to be collected. The measurement of expected credit losses is to be based on information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This measurement will take place at the time the financial asset is first added to the balance sheet and periodically thereafter. This differs significantly from the “incurred loss” model required under current generally accepted accounting principles (“GAAP”), which delays recognition until it is probable a loss has been incurred. Accordingly, Delmar expects that the adoption of the CECL model will materially affect how it determines its allowance for loan losses, and could require it to significantly increase its allowance. Moreover, the CECL model may create more volatility in the level of the allowance for loan losses. If Delmar is required to materially increase the level of its allowance for loan losses for any reason, such increase could adversely affect its business, financial condition and results of operations.

The new CECL standard will become effective for Delmar for fiscal years beginning after December 15, 2020 and for interim periods within those fiscal years. Delmar is evaluating the impact the CECL model will have on its accounting, but expects to recognize a one-time cumulative-effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, consistent with regulatory expectations set forth in interagency guidance issued at the end of 2016. Delmar cannot yet determine the magnitude of any such one-time cumulative adjustment or of the overall impact of the new standard on its financial condition or results of operations.

The soundness of other financial institutions may adversely affect Delmarva.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. Delmarva has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and institutional clients. Many of these transactions expose Delmarva to credit risk in the event of a default by a counterparty or client. In addition, Delmarva’s credit risk may be exacerbated when the collateral held by Delmarva cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit exposure due to Delmarva. Any such losses could have a material adverse effect on Delmarva’s and Delmar’s financial condition and results of operations.

Market volatility may have materially adverse effects on Delmar liquidity and financial condition.

The capital and credit markets have experienced extreme volatility and disruption. Over the last several years, in some cases, the markets have exerted downward pressure on stock prices, security prices, and credit capacity for certain issuers without regard to those issuers’ underlying financial strength. If the market disruption and volatility returns, there can be no assurance that Delmar will not experience adverse effects, which may be material, on its liquidity, financial condition, and profitability.

Delmar’s future acquisitions could dilute shareholder ownership and may cause it to become more susceptible to adverse economic events.

Delmar may use its common stock to acquire other companies. Delmar may issue additional shares of common stock to pay for future acquisitions, which would dilute current investors’ ownership interest in Delmar. Future business acquisitions could be material to Delmar, and the degree of success achieved in acquiring and integrating these businesses into Delmar could have a material effect on the value of Delmar’s common stock. In addition, any acquisition could require it to use substantial cash or other liquid assets or to incur debt. In those events, Delmar could become more susceptible to economic downturns and competitive pressures.

Maryland business corporation law and various anti-takeover provisions under Delmar’s articles could impede the takeover of Delmar.

Various Maryland laws affecting business corporations may have the effect of discouraging offers to acquire Delmar, even if the acquisition would be advantageous to shareholders. In addition, Delmar has various anti-takeover measures in place under its articles of incorporation and bylaws, including a staggered board of directors, and the absence of cumulative voting. Any one or more of these measures may impede the takeover of Delmar without the approval of the board of directors and may prevent shareholders from taking part in a transaction in which they could realize a premium over the current market price of Delmar common stock.

Because Delmar emphasizes commercial real estate and commercial loan originations, its credit risk may increase and future downturns in the local real estate market or economy could adversely affect its earnings.

Commercial real estate and commercial loans generally have more inherent risk than residential real estate loans. Because the repayment of commercial real estate and commercial loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. Commercial real estate and commercial loans also may involve relatively large loan balances to individual borrowers or groups of related borrowers. A future downturn in the local economy could adversely affect the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of nonperforming loans. As Delmar’s commercial real estate and commercial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase. Furthermore, it may be difficult to assess the future performance of newly originated commercial loans, as such loans may have delinquency or charge-off levels above our historical experience, which could adversely affect Delmar’s future performance.

If Delmar or Delmarva concludes that the decline in value of any of its investment securities is an other-than-temporary impairment, Delmar or Delmarva, as applicable, is required to write down the value of that security through a charge to earnings.

Delmarva reviews its investment securities portfolio at each quarter-end to determine whether the fair value is below the current carrying value. When the fair value of any of its investment securities has declined below its carrying value, Delmarva is required to assess whether the decline is an other-than-temporary impairment. If Delmarva determines that the decline is an other-than-temporary impairment, it is required to write down the value of that security through a charge to earnings for credit related impairment. Non-credit related reductions in the value of a security do not require a write down of the value through earnings unless Delmarva intends to, or is required to, sell the security. Changes in the expected cash flows related to the credit related piece of the investment of a security in Delmarva’s investment portfolio or a prolonged price decline may result in Delmarva’s conclusion in future periods that an impairment is other than temporary, which would require a charge to earnings to write down the security to fair value. Due to the complexity of the calculations and assumptions used in determining whether an asset has an impairment that is other than temporary, the impairment disclosed may not accurately reflect the actual impairment in the future.

Liquidity risk could impair Delmarva’s ability to fund operations and meet its obligations as they become due and failure to maintain sufficient liquidity could materially adversely affect Delmarva’s growth, business, profitability and financial condition.

Liquidity is essential to Delmarva’s business. Liquidity risk is the potential that Delmarva will be unable to meet its obligations as they become due because of an inability to liquidate assets or obtain adequate funding at a reasonable cost, in a timely manner and without adverse conditions or consequences. Delmarva requires sufficient liquidity to fund asset growth, meet customer loan requests, customer deposit maturities and withdrawals, payments on its debt obligations as they come due and other cash commitments under both normal operations conditions and other unpredictable circumstances, including events causing industry or general financial market stress. Liquidity risk can increase due to a number of factors, including an over-reliance on a particular source of funding or market-wide phenomena such as market dislocation and major disasters. Factors that could detrimentally impact access to liquidity sources include, but are not limited to, a decrease in the level of its business activity as a result of a downturn in the markets in which its loans are concentrated, adverse regulatory actions against Delmarva, or changes in the liquidity needs of Delmarva’s depositors. Market conditions or other events could also negatively affect the level or cost of funding, affecting its ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner, and without adverse consequences. Delmarva’s inability to raise funds through deposits, borrowings, the sale of loans, and other sources could have a substantial negative effect on its business, and could result in the closure of Delmarva. Delmarva’s access to funding sources in amounts adequate to finance its activities or on acceptable terms could be impaired by factors that affect its organization specifically or the financial services industry or economy in general. Any substantial, unexpected, and/or prolonged change in the level or cost of liquidity could impair Delmarva’s, and in turn Delmar’s, ability to fund operations and meet its obligations as they become due and could have a material adverse effect on its business, financial condition and results of operations.

Delmarva relies on customer deposits, advances from the Federal Home Loan Bank and brokered deposits to fund its operations. Although Delmarva has historically been able to replace maturing deposits and advances if desired, including throughout the recent recession, it may not be able to replace such funds in the future if its financial condition, the financial condition of the Federal Home Loan Bank or market conditions were to change. Federal Home Loan Bank borrowings and other current sources of liquidity may not be available or, if available, sufficient to provide adequate funding for operations.

Delmarva’s operations of its business, including its transactions with customers, are increasingly done via electronic means, and this has increased its risks related to cybersecurity.

Delmarva is exposed to the risk of cyber-attacks in the normal course of business. In addition, Delmarva is exposed to cyber-attacks on vendors and merchants that affect Delmarva and its customers. In general, cyber incidents can result from deliberate attacks or unintentional events. Delmarva has observed an increased level of attention in the industry focused on cyber-attacks that include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. To combat against these attacks, policies and procedures are in place to prevent or limit the effect of the possible security breach of its information systems. While Delmarva maintains insurance coverage that may, subject to policy terms and conditions including significant self-insured deductibles, cover certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses. While Delmarva has not incurred any material losses related to cyber-attacks, nor is it aware of any specific or threatened cyber incidents as of the date of this report, it may incur substantial costs and suffer other negative consequences if it falls victim to successful cyber-attacks. Such negative consequences could include remediation costs that may include liability for stolen assets or information and repairing system damage that may have been caused; deploying additional personnel and protection technologies, training employees, and engaging third-party experts and consultants; lost revenues resulting from unauthorized use of proprietary information or the failure to retain or attract customers following an attack; disruption or failures of physical infrastructure, operating systems or networks that support Delmarva’s business and customers resulting in the loss of customers and business opportunities; additional regulatory scrutiny and possible regulatory penalties; litigation; and, reputational damage adversely affecting customer or investor confidence.

Delmarva’s controls and procedures may fail or be circumvented and have a material adverse effect on its business, financial condition, and results of operations.

Management regularly reviews and updates Delmar’s internal controls, disclosure controls and procedures, as well as corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of Delmar’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on its business, financial condition, and results of operations.

Delmarva is subject to environmental liability risk associated with lending activities.

A significant portion of Delmarva’s banking subsidiary loan portfolio is secured by real property. During the ordinary course of business, Delmarva may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Delmarva may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Delmarva to incur substantial expense and may materially reduce the affected property’s value or limit Delmarva’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Delmarva’s exposure to environmental liability. Although Delmarva has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on Delmarva’s financial condition and results of operations.

The severity and duration of a future economic downturn and the composition of Delmarva’s loan portfolio could impact the level of loan charge-offs and provision for loan losses and may affect Delmarva’s net income or loss.

Lending money is a substantial part of Delmarva’s business. However, every loan that Delmarva makes carries a certain risk of non-payment. Delmarva cannot assure that its allowance for loan losses will be sufficient to absorb actual loan losses. Delmarva also cannot assure that it will not experience significant losses in its loan portfolio that may require significant increases to the allowance for loan losses in the future.

Although Delmarva evaluates every loan that it makes against its underwriting criteria, Delmarva may experience losses by reasons of factors beyond its control. Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of Delmarva’s borrowers.

Delmarva determines the adequacy of its allowance for loan losses by considering various factors, including:

•                  An analysis of the risk characteristics of various classifications of loans;

•                  Previous loan loss experience;

•                  Specific loans that would have loan loss potential;

•                  Delinquency trends;

•                  Estimated fair value of the underlying collateral;

•                  Current economic conditions;

•                  The views of Delmarva’s regulators;

•                  Reports of internal auditors;

•                  Reports of external auditors;

•                  Reports of loan reviews conducted by independent organizations; and,

•                  Geographic and industry loan concentrations.

Local economic conditions could impact the loan portfolio of Delmarva. For example, an increase in unemployment, a decrease in real estate values, or increases in interest rates, as well as other factors, could weaken the economies of the communities Delmarva serves. Weakness in the market areas served by Delmarva could depress the Delmarva’s earnings and, consequently, its financial condition because:

•                  Borrowers may not be able to repay their loans;

•                  The value of the collateral securing Delmarva’s loans to borrowers may decline; and/or,

•                  The quality of Delmarva’s loan portfolio may decline.

Although, based on the aforementioned procedures implemented by Delmarva, management believes the current allowance for loan losses is adequate, Delmarva may have to increase its provision for loan losses should local economic conditions deteriorate which could negatively impact its financial condition and results of operations.

Changes in real estate values may adversely impact Delmarva’s loans that are secured by real estate.

A significant portion of Delmarva’s loan portfolio consists of residential and commercial mortgages, as well as consumer loans, secured by real estate. These properties are concentrated in eastern Maryland and Delaware. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates, the availability of loans to potential purchasers, changes in the tax laws and other government statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in Delmarva’s market area, the value of the real estate collateral securing Delmarva’s loans could be reduced. This reduction in the value of the collateral could increase the number of non-performing loans and could have a material adverse impact on Delmar’s financial condition and results of operations.

Delmarva’s information systems may experience an interruption or breach in security.

Delmarva relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in Delmarva’s customer relationship management, general ledger, deposit, loan and other systems. While Delmarva has policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. Although Delmarva maintains insurance coverage that may, subject to policy terms and conditions including significant self-insured deductibles, cover certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses. The occurrence of any failures, interruptions or security breaches of Delmarva’s information systems could damage Delmarva’s reputation, adversely affecting customer or investor confidence, result in a loss of customer business, subject Delmarva to additional regulatory scrutiny and possible regulatory penalties, or expose Delmarva to civil litigation and possible financial liability, any of which could have a material adverse effect on Delmarva’s financial condition and results of operations.

Delmarva’s financial performance may suffer if its information technology is unable to keep pace with growth or industry developments.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Delmarva’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in Delmarva’s operations. Many of Delmarva’s competitors have substantially greater resources to invest in technological improvements. Delmarva may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on Delmarva’s business and, in turn, Delmar’s financial condition and results of operations.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions, Delmarva may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports, and other financial information. Delmarva may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports, or other financial information could have a material adverse impact on Delmarva’s business and, in turn, Delmar’s financial condition and results of operations.

Consumers may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing parties to complete financial transactions that historically have involved banks through alternative methods. For example, consumers can now maintain funds in brokerage accounts or mutual funds that would have historically been held as bank deposits. Consumers can also complete transactions such as obtaining loans, paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, known as “disintermediation”, could result in the loss of fee income, as well as the loss of loans, customer deposits and the related income generated from those transactions. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on Delmarva’s and in turn Delmar’s financial condition and results of operations.

Delmar and Delmarva are subject to an extensive body of accounting rules and best practices. Periodic changes to such rules may change the treatment and recognition of critical financial line items and affect Delmar’s profitability.

The nature of Delmar’s and Delmarva’s business makes them sensitive to the large body of accounting rules in the U.S. From time to time, the governing bodies that oversee changes to accounting rules and reporting requirements may release new guidance for the preparation of our financial statements. These changes can materially impact how Delmar and Delmarva record and report their financial condition and results of operations. In some instances, Delmar and Delmarva could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements. Changes which have been approved for future implementation, or which are currently proposed or expected to be proposed or adopted include requirements that Delmarva: (i) calculate the allowance for loan losses on the basis of the current expected credit losses over the lifetime of our loans, which is expected to be applicable to us beginning in 2020, and may result in increases in its allowance for loan losses and future provisions for loan losses; and (ii) record the value of and liabilities relating to operating leases on its balance sheet, which is expected to be applicable beginning in 2019. These changes could adversely affect Delmarva’s capital, regulatory capital ratios, ability to make larger loans, earnings and performance metrics. Any such changes could have a material adverse effect on Delmarva’s, and in turn Delmar’s, business, financial condition and results of operations.

Severe weather, natural disasters, acts of war or terrorism, and other external events could significantly impact Delmarva’s business.

The unpredictable nature of events such as severe weather, natural disasters, acts of war or terrorism, and other adverse external events could have a significant impact on Delmarva’s ability to conduct business. If any of its financial, accounting, network or other information processing systems fail or have other significant shortcomings due to external events, Delmarva could be materially adversely affected. Third parties with which Delmarva does business could also be sources of operational risk to Delmarva, including the risk that the third parties’ own network and information processing systems could fail. Any of these occurrences could materially diminish Delmarva’s ability to operate one or more of the Delmarva’s businesses, or result in potential liability to clients, reputational damage, and regulatory intervention, any of which could materially adversely affect Delmarva. Such events could affect the stability of Delmarva’s deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, impair Delmarva’s liquidity, cause significant property damage, result in loss of revenue, and/or cause Delmarva to incur additional expenses.

Delmarva may be subject to disruptions or failures of the financial, accounting, network and other information processing systems arising from events that are wholly or partially beyond Delmarva’s control, which may include, for example, computer viruses, electrical or telecommunications outages, natural disasters, disease pandemics, damage to property or physical assets, or terrorist acts. Delmarva has developed a comprehensive business continuity plan which includes plans to maintain or resume operations in the event of an emergency, such as a power outage or disease pandemic, and contingency plans in the event that operations or systems cannot be resumed or restored. The business continuity plan is updated as needed, periodically reviewed, and components are regularly tested. Delmarva also reviews and evaluates the business continuity plans of critical third-party service providers. While Delmarva believes its business continuity plan and efforts to evaluate the business continuity plans of critical third-party service providers help mitigate risks, disruptions or failures affecting any of these systems may cause interruptions in service to customers, damage to Delmarva’s reputation, and loss or liability to the Delmarva.

Delmarva may be required to pay higher FDIC premiums or special assessments which may adversely affect its earnings.

Delmarva’s deposits are insured by the FDIC up to legal limits and, accordingly, Delmarva is subject to insurance assessments based on Delmarva’s average consolidated total assets less its average tangible equity. Delmarva’s regular assessments are determined by its risk classification, which is based on its regulatory capital levels and the level of supervisory concern that it poses. Numerous bank failures during the financial crisis and increases in the statutory deposit insurance limits increased resolution costs to the FDIC and put significant pressure on the Deposit Insurance Fund. In order to maintain a strong funding position and the reserve ratios of the Deposit Insurance Fund required by statute and FDIC estimates of projected requirements, the FDIC has the power to increase deposit insurance assessment rates and impose special assessments on all FDIC-insured financial institutions. Any future increases or special assessments could reduce Delmarva’s and in turn Delmar’s profitability and could have a material adverse effect on Delmar’s business, financial condition, and results of operations.

The increasing use of social media platforms presents new risks and challenges and the inability or failure to recognize, respond to, and effectively manage the accelerated impact of social media could materially adversely impact Delmarva’s business.

There has been a marked increase in the use of social media platforms, including weblogs (blogs), social media websites, and other forms of Internet-based communications which allow individuals access to a broad audience of consumers and other interested persons. Social media practices in the banking industry are evolving, which creates uncertainty and risk of noncompliance with regulations applicable to Delmarva’s business. Consumers value readily available information concerning businesses and their goods and services and often act on such information without further investigation and without regard to its accuracy. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. Information posted on such platforms at any time may be adverse to Delmarva’s interests and/or may be inaccurate. The dissemination of information online could harm Delmarva’s business, prospects, financial condition, and results of operations, regardless of the information’s accuracy. The harm may be immediate without affording Delmarva an opportunity for redress or correction.

Other risks associated with the use of social media include improper disclosure of proprietary information, negative comments about Delmarva’s business, exposure of personally identifiable information, fraud, out-of-date information, and improper use by employees and customers. The inappropriate use of social media by Delmarva’s customers or employees could result in negative consequences such as remediation costs including training for employees, additional regulatory scrutiny and possible regulatory penalties, litigation, or negative publicity that could damage Delmarva’s reputation adversely affecting customer or investor confidence.

CAUTION ABOUT FORWARD-LOOKING INFORMATION

This proxy statement/offering circular contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of Liberty’s and Delmar’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as ‘‘may,’’ ‘‘could,’’ ‘‘should,’’ ‘‘will,’’ ‘‘would,’’ ‘‘believe,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘aim,’’ ‘‘intend,’’ ‘‘plan,’’ “projects,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements.

The following factors, among others, could cause Delmar’s or Liberty’s financial performance to differ materially from that expressed in such forward-looking statements:

•                  the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

•                  geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

•                  the occurrence of significant natural disasters, including earthquakes;

•                  our management of risks inherent in our respective real estate loan portfolios, and the risk of a prolonged downturn in the real estate market, which could impair the value of our collateral and our ability to sell collateral upon any foreclosure;

•                  changes in consumer spending and savings habits;

•                  technological and social media changes;

•                  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rate, market and monetary fluctuations;

•                  changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or our subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;

•                  the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

•                  the impact of changes in laws, regulations and policies affecting the real estate industry and residential housing market, including changes in laws affecting immigration, rent control, taxation and zoning;

•                  the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Financial Accounting Standards Board or other accounting standards setting bodies;

•                  the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

•                  the willingness of users to substitute competitors’ products and services for our products and services; the effect of acquisitions we may make, including, without limitation, the failure to achieve

•                  the expected revenue growth and/or expense savings from such acquisitions;

•                  changes in the level of our nonperforming assets and charge-offs;

•                  our involvement from time to time in legal proceedings and examination and remedial actions by regulators; and

•                  potential exposure to fraud, negligence, computer theft and cyber-crime.

The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in this prospectus, including those discussed in the section entitled ‘‘Risk Factors.’’ If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence or how they will affect us.

THE LIBERTY SPECIAL MEETING OF STOCKHOLDERS

General

The Liberty special meeting of stockholders will be held on February 23, 2018, at 5:30 p.m. at 145 North Maple Avenue, Marlton, New Jersey 08053. At the special meeting Liberty stockholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement.

Record Date and Shares Outstanding and Entitled to Vote

The record date for the Liberty special meeting of stockholders is January 12, 2018. On the record date, there were 8,766,897 shares of Liberty common stock issued and outstanding. Only stockholders of record at the close of business on the Liberty record date will be entitled to receive notice of and to vote at the special meeting.

Matters to be Considered at the Special Meeting

Holders of Liberty common stock will consider and vote upon:

•                  Proposal 1—a proposal to approve and adopt the merger agreement which is attached as Annex A to this proxy statement/offering circular and incorporated herein by reference; and

•                  Proposal 2—a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there is not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

Quorum

The holders of a majority of the shares of Liberty common stock outstanding and entitled to vote as of the record date must be present at the Liberty special meeting, either in person or by proxy, for a quorum to be present for purposes of voting on the merger agreement and the adjournment or postponement proposal at the Liberty special meeting.

Votes Required

Approve and Adopt the Merger Agreement. In accordance with New Jersey law, the approval and adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the shares of Liberty common stock outstanding on the record date.

Discretionary Authority to Adjourn or Postpone the Special Meeting. The affirmative vote of a majority of Liberty shares represented, in person or by proxy, at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

Each holder of shares of Liberty common stock outstanding on the record date will be entitled to one vote for each share held of record. The directors and executive officers of Liberty have agreed to vote all shares of Liberty common stock that they own on the record date in favor of the approval and adoption of the merger agreement. On the record date, directors and executive officers of Liberty owned or had or shared the power to vote approximately 4,847,749 shares of Liberty common stock, or approximately 55% of the outstanding shares of Liberty common stock.

Voting

The Liberty board of directors is soliciting proxies to request that you allow your shares of Liberty common stock to be represented at the special meeting by the persons named on the enclosed Liberty proxy card. All shares of Liberty common stock represented at the special meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by Liberty’s board of directors.

The Liberty board of directors recommends that you vote:

•                  “FOR” the proposal to approve and adopt the merger agreement;

•                  “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

If any matters incident to the conduct of the meeting and not described in this proxy statement are properly presented at the special meeting, the persons named on the proxy card will use their judgment to determine how to vote your shares.

If you hold your shares in street name, it is critical that you instruct your bank or broker how to vote. If you hold your shares in street name and you do not instruct your bank or broker how to vote, your bank or broker will not be permitted to vote your shares on the merger proposal, and may elect not to vote your shares on other matters. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals.

Broker non-votes are considered “present,” and as a result, will have the same effect as a vote against the merger proposal and each proposal for which the affirmative vote of a majority of shares represented at the special meeting is required.

If you return a valid proxy or attend the meeting in person, Liberty will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes, if any, also will be counted for purposes of determining the existence of a quorum.

Abstentions are considered to be present and, as a result, will have the same effect as a vote against the merger proposal and each proposal for which the affirmative vote of a majority of shares represented at the special meeting is required.

Revocation of Proxies

Any Liberty stockholder may revoke a proxy at any time before or at the Liberty special meeting in one or more of the following ways:

•                  Delivering a written notice of revocation bearing a later date than the proxy at any time prior to the vote at the special meeting of stockholders to the Corporate Secretary of Liberty;

•                  Submitting a later-dated proxy prior to the vote at the special meeting of stockholders; or

•                  Attending the special meeting of stockholders and voting in person after giving written notice to the Corporate Secretary of Liberty.

A Liberty shareholder should send any written notice of revocation or subsequent proxy to:

Liberty Bell Bank

Attention: Corporate Secretary

145 North Maple Avenue

Marlton, New Jersey 08053

You also may hand deliver the notice of revocation or subsequent proxy to the Corporate Secretary before the taking of the vote at the special meeting of shareholders. Attendance at the special meeting of stockholders will not by itself constitute a revocation or proxy.

Dissenters’ Rights

Under New Jersey law, shareholders of Liberty have the right to dissent from the merger and to receive payment in cash for the value of their shares of Liberty common stock instead of the merger consideration. Liberty shareholders electing to do so must comply with the statutory provisions relating to dissenters’ rights in order to perfect their dissenters’ rights. A copy of the applicable statutory provisions are attached as Annex C of this document.

Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A Liberty shareholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue dissenters’ rights.

The following is intended as a brief summary of the material provisions of the New Jersey banking law procedures that a Liberty shareholder must follow in order to dissent from the merger and obtain payment of the value of his or her shares of Liberty common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the statutory provisions relating to dissenters’ rights, the full text of which appears in Annex C of this proxy statement/offering circular. Liberty is notifying each of the holders of record of its capital stock as of January 12, 2017 that dissenters’ rights are available and intends that this proxy statement and prospectus constitutes this notice.

If you are a Liberty shareholder and you wish to exercise your dissenters’ rights, you must satisfy the following:

You must serve a written notice of dissent: You must serve a written notice of dissent from the merger agreement at the principal office of Liberty no later than the third day prior to the Liberty special meeting of shareholders. Delivery of the notice of dissent may be made by registered mail or in person by you or your agent.

You must not vote for approval of the merger agreement: You must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your dissenters’ rights.

You must make a written demand for dissenters’ rights: You must deliver a written demand for dissenters’ rights to the principal office of Delmar within 30 days after the filing of the merger agreement with the New Jersey Department of Banking and Insurance following the Liberty special meeting of shareholders where the merger agreement was approved by shareholders. This written demand for dissenters’ rights must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for dissenters’ rights.

Delivery of the demand for payment may be made by registered mail or in person by you or your agent. If you are a Liberty shareholder who elects to exercise dissenters’ rights, you may mail or deliver a written demand to:

Delmar Bancorp

One Plaza East, Suite 100

Salisbury, Maryland 21801

Attention: Corporate Secretary

The written demand for payment should state that the shareholder is demanding payment of the value of the shareholder’s shares and may specify the shareholder’s name, mailing address and the number of shares of common stock owned. Delmar may within ten days of receipt of the demand for dissenters’ rights offer to pay the shareholder an amount for his shares that in the opinion of Delmar does not exceed the amount which would be paid if Liberty liquidated as of the effective date of the merger. Delmar intends that any such payment would be in cash.

If a shareholder fails to accept the offer from Delmar or if no offer is made, the shareholder must within three weeks after the receipt of the offer from Delmar or within three weeks after the demand was made if no offer was made by Delmar, initiate an action in New Jersey Superior Court. Neither Liberty nor Delmar has an obligation to file this action, and if you do not file this action within the above time frame, you will lose your dissenters’ rights.

The court will appoint a board of three appraisers to determine the value of the shares of all shareholders who are party to the action. In determining such value, the appraisers may take into account all relevant factors, including hearing evidence from the parties and upon such determination will file a report in the Superior Court where the determination of any two of the appraisers will control. Either party may appeal the ruling to the Superior Court within ten days of the filing of the appraisers’ report and the Superior Court will issue a final ruling. Delmar will then pay the dissenting shareholders of Liberty the judicially determined value of the Liberty shares, which Delmar intends to pay in cash, plus a judicially determined interest rate. Delmar will be responsible for paying the fees of the appraisers.

Shareholders considering seeking dissenters’ rights for their shares should note that the value of their shares determined under New Jersey banking law could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

IF YOU FAIL TO STRICTLY COMPLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR DISSENTERS’ RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR DISSENTERS’ RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO DO SO.

Solicitation of Proxies

Liberty will bear the cost of the solicitation of proxies from its stockholders, but Delmar and Liberty will equally share the cost of printing and mailing this proxy statement/offering circular. In addition to solicitation by mail, the directors, officers, and employees of Liberty and their subsidiaries may solicit proxies from Liberty stockholders by telephone, electronically, or in person without compensation other than reimbursement for their actual expenses. Liberty also will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. Liberty will reimburse those custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding solicitation materials.

PROPOSAL 1
THE MERGER

The following information describes the material terms and provisions of the merger. This description is not complete. Delmar and Liberty qualify this discussion in its entirety by reference to the merger agreement which is incorporated by reference in this proxy statement/offering circular. A copy of the merger agreement is attached to this document as Annex A to provide information regarding the terms of the proposed merger. Except for its status as the contractual document between the parties with respect to the merger described in the merger agreement, it is not intended to provide factual information about the parties. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement, and not for the purpose of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of factual information. Delmar and Liberty urge you to read the full text of the merger agreement carefully.

General

On July 21, 2017, Delmar and Liberty jointly announced the execution of the merger agreement. Pursuant to the merger agreement, Liberty will merge with and into Delmarva, a subsidiary of Delmar. The merger is expected to be completed in the first quarter of 2018.

In the merger, Liberty stockholders will receive either 0.2857 shares of Delmar common stock, $1.70 in cash or a combination thereof for each share of Liberty common stock they hold on the effective time of the merger.

Delmar will not issue fractional shares of common stock to Liberty stockholders pursuant to this merger; consequently, Liberty stockholders who receive Delmar common stock in the merger will receive cash in lieu of any fractional shares they would have otherwise received according to the terms of the merger agreement.

The approval and adoption of the merger agreement requires the affirmative vote, in person or by proxy, of at least two-thirds of the outstanding shares entitled to vote at the Liberty special meeting of shareholders.

Background of the Merger

As part of its ongoing consideration of Liberty’s long-term prospects and strategies, Liberty’s board of directors has regularly considered various strategic alternatives, including opportunities for organic growth and potential acquisitions and merger transactions.  Liberty’s Board has considered strategic options potentially available to Liberty, with the goal of enhancing and focusing on value for its shareholders, as well as its interest in serving its customers and providing for its employees.

Liberty’s asset size reached a high of $174.3 million at December 31, 2012.  However, credit quality issues in its loan portfolio resulted in substantial losses in 2012, 2013 and 2014 and the imposition of Consent Orders by Liberty’s regulators in November 2013 that required Liberty to eliminate certain classified assets, formulate plans to reduce its risk position in material classified assets, improve processes and controls and raise capital.  In 2014, Liberty restructured its management, and began the process of streamlining and improving its operations, and otherwise complying with the requirements of the Consent Orders. This resulted in positive annual earnings for 2015 and 2016, and the termination of the Consent Orders in early 2017.  However, this process has resulted in Liberty’s asset size decreasing to $147.8 million at June 30, 2017.

Liberty’s Board believes that Liberty needs to continue to grow to reach the scale necessary to operate efficiently and absorb operating costs in order to become more profitable.  Like many community banks, Liberty has incurred increasing costs in complying with new banking laws, regulations and policies, in addition to changes in technology that affect the way customers conduct banking business, as well as the difficulty of operating in a sustained low interest rate environment.  The Board and management have considered from time to time both organic growth strategies and business combinations with other financial institutions, as a means of absorbing such higher operating costs by achieving greater economies of scale.

During 2016, Liberty’s board held several strategic planning meetings to evaluate the merger and acquisition market and Liberty’s strategic alternatives, and on July 28, 2016 met to discuss these matters with FIG Partners and one other financial advisor.  The advisors reviewed a wide range of strategic alternatives with Liberty’s board of directors, including a review of potential acquirors and merger partners, as well as a review of various capital sources.  After this meeting, Liberty’s board spent significant time reviewing the information supplied by these advisors: operating profiles of potential buyers, the characteristics of the potential buyers’ common stock and the ability of certain banks to pay a fair control sale premium.  Ultimately, the board concluded that a sale could be in the best interests of Liberty’s shareholders and other constituents.  Based on such meeting and review, Liberty’s Board determined to engage FIG Partners as Liberty’s exclusive financial advisor and on November 30, 2016 signed an engagement letter with FIG Partners.

After completing its due diligence, FIG Partners began preparing a confidential information memorandum regarding Liberty and its pro forma value to potential merger partners for distribution to such potential partners.  FIG reviewed with Liberty its list of potential acquirors and merger partners.  FIG and Liberty’s board and management spent significant time reviewing the operating profiles of potential buyers, the characteristics of the potential buyers’ common stock, their ability to recapture all or a portion of Liberty’s deferred tax asset, and the ability of certain banks to pay a fair control sale premium.  During December 2016 and January 2017, FIG Partners discussed with these potential buyers on a no-name basis their interest in a possible acquisition.  In total, FIG Partners contacted 33 institutions.  In January 2017, FIG Partners also began to distribute non-disclosure agreements to 22 of these potential acquirors who expressed an interest.  Of these 22, 19 executed non-disclosure agreements, and on February 10, 2017, the confidential information memorandum was distributed to these 19 institutions.  More extensive information on Liberty was provided to these institutions for their review upon their request.  Bidding instructions were also provided and stated a deadline for bid submissions of March 15, 2017.

Liberty received three indications of interest on March 15, 2017.  Delmar submitted a nonbinding letter with an indicated price $1.70 per share.  Bidder 2 submitted an all-stock bid having a value range of $1.40 - $1.60 per share.  Bidder 3 submitted an all-stock bid having a value of $1.24 per share.  Liberty’s board met on March 23, 2017, and after a thorough evaluation of the three offers, the board chose to invite Delmar to do additional due diligence.  Such diligence included several meetings between the parties’ management and certain board members. After Delmar completed its due diligence, it confirmed its final and best offer on May 30, 2017 approaching $1.90 per share, the increase being due to their proposed fixed exchange ratio and the increasing market price of Delmar’s common stock.

Bidder 2 and Bidder 3 each were then contacted to see if there was any interest in increasing their price. Neither bidder was willing to increase their price, and Bidder 2 advised Liberty that other matters had arisen so that it would not be able to pursue a transaction with Liberty for several months.  Therefore, at a meeting of its Strategic Alternatives Committee on June 5, 2017, Liberty’s Board approved moving forward with the proposed transaction with Delmar and executed a Letter of Intent with Delmar dated June 5, 2017 containing an agreement to negotiate exclusively with Delmar for a 45-day period.  During the next few weeks, Liberty conducted reverse due diligence on Delmar, including a third party loan review on July 6, 2017.  On June 21, 2017, Buckley Sandler LLP, the legal counsel for Delmar, provided Stevens & Lee, P.C., the legal counsel for Liberty, with a draft of the merger agreement, and on June 22, 2017, Buckley Sandler LLP provided drafts the proposed employment agreement between Delmar and Liberty’s Chief Lending Officer, John Herring, and the proposed consulting agreement with Liberty’s CEO Benjamin Watts.  Over the next four weeks, the parties, along with their legal counsel, negotiated the terms of the merger and the merger agreement and exchanged drafts of the merger agreement.  During this time, Mr. Herring and Mr. Watts also negotiated their respective agreements with Delmar.

On July 10, 2017, Liberty’s board held a special meeting at which its counsel, Stevens and Lee, and its financial advisor FIG partners was present. Director Kenneth R. Lehman did not participate in the meeting due to his positions as a substantial shareholder and director of Delmar. A copy of the merger agreement that had been negotiated to date had been sent to the members of the board of directors prior to the meeting. Representatives of Stevens & Lee reviewed in detail the terms of the merger agreement.  FIG Partners also summarized the terms of the fairness opinion it was going to provide.

On July 12, 2017, representatives of Stevens & Lee provided to Buckley Sandler LLP proposed changes to the merger agreement being requested by Liberty’s board of directors.  Liberty’s advisors, including FIG Partners, engaged in negotiations of the other terms of the merger agreement with Delmar’s advisors over the following week.  On July 20, 2017, a special meeting of Liberty’s board of directors was convened and Liberty’s legal and financial advisors participated in the meeting.  A copy of the merger agreement that had been negotiated to date, as well as certain ancillary documents, had been sent to the members of the board of directors in advance of the meeting. Representatives of Stevens & Lee reviewed in detail the terms of the merger agreement and the support agreements to be entered into with Delmar by the directors and senior management, as well as the agreements being entered into with Delmar by Mr. Herring and Mr. Watts, and an amendment to Mr. Watts’ employment agreement with Liberty. Representatives of Stevens & Lee also discussed the proposed resolutions that the board would approve, and summarized the directors’ fiduciary duties, specifically in the context of a change of control.

FIG Partners made a presentation, a copy of which had been sent in advance to the directors, in which it summarized the transaction terms, the pricing metrics for the transaction and compared those against comparable merger transactions. FIG Partners also presented several methodologies under which it arrived at valuations for Liberty, including comparing Liberty to comparable public companies, an analysis of the estimated net present value per share of Liberty’s common stock, and a comparison of the pricing metrics for this transaction against comparable merger transactions. FIG Partners also reviewed the pro forma company’s footprint and metrics about the transaction and the pro forma company. Its presentation included an overview of Delmar, including Delmar’s trailing twelve months, three and five-year historical stock price performance. FIG presented its fairness opinion regarding the fairness of the proposed merger consideration to Liberty’s shareholders from a financial point of view and delivered its written opinion, dated July 20, 2017, that, subject to the limitations and qualifications set forth in the opinion, the merger consideration was fair to Liberty’s shareholders from a financial point of view.

Following these presentations and review and discussion among the members of Liberty’s board of directors, including consideration of the factors described under “—Liberty’s Reasons of the Merger” Liberty’s board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger of Liberty and Delmarva, were advisable and in the best interests of Liberty and its shareholders and the directors unanimously voted to adopt the merger agreement and the transactions contemplated thereby and recommended that Liberty’s shareholders approve the merger agreement. The board of directors first voted unanimously, without director Kenneth R. Lehman present, to approve the Merger Agreement with Delmar, and then again with the full Board present.

Prior to the opening of business on July 21, 2017, Liberty and Delmar signed the definitive merger agreement and made a public announcement.

Liberty’s Reasons for the Merger

In reaching the conclusion that the merger agreement is in the best interests of and advisable for Liberty and its constituents, including its stockholders, and in approving the merger agreement, Liberty’s board of directors consulted with senior management, its legal counsel and its financial advisor, and considered a number of factors including, among others, the following, which are not presented in order of priority:

•                  the business strategy and strategic plan of Liberty, its prospects for the future and projected financial results;

•                  the consideration offered by Delmar, which, as of July 20, 2017, the date Liberty’s board of directors approved merger agreement, represented: 169.2% of Liberty’s tangible book value per fully diluted share; 64.9x Liberty’s trailing twelve-month earnings per share; and a 6.5% core deposit premium;

•                  that, as of July 20, 2017, the transaction was estimated to (i) be 7.2% accretive from a cash earnings per share basis in the first full year after completion, and (ii) increase Delmar’s earnings per share by more than $0.03 annually over the next 3 years;

•                  Liberty’s inability to date to be able to use its $6.8 million deferred tax asset, the likelihood of Liberty being able to use such asset in the future, and the extent to which a merger partner potentially would be able to use such asset after the merger;

•                  the understanding of Liberty’s board of directors of the strategic options available to Liberty, the board of directors’ assessment of those options with respect to the prospects and estimated results of the execution by Liberty of its business plan as an independent entity under various scenarios and the determination that none of those options or the execution of the business plan was more likely to create greater present value for Liberty’s stockholders than the value to be paid by Delmar;

•                  the prospects of profitably deploying Liberty’s capital in a reasonable period of time;

•                  the challenges facing Liberty’s management to grow Liberty’s franchise and enhance stockholders value given current market conditions, including increased operating costs resulting from regulatory and compliance mandates, continued pressure on net interest margin from the current interest rate environment and competition;

•                  the potential difficulty in raising capital due to the probable earnings per share dilution resulting from the large number of current Liberty shares outstanding;

•                  the strong capital position of the combined company and the larger scale and more diverse revenue of the combined company;

•                  the ability of Delmar to pay the merger consideration and the relative value of the Delmar currency compared to peers;

•                  the agreement of Delmar to operate Liberty as a division of The Bank of Delmarva for at least two years after the completion of the merger, thereby preserving the goodwill in the local community of the franchise created by Liberty, and helping to retain those customers loyal to Liberty;

•                  Delmar’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the results of Liberty’s due diligence review of Delmar, and information provided by Liberty’s financial advisor;

•                  the historical stock market performance for Delmar common stock;

•                  the enhanced legal lending limit and an expanded set of products and services that could benefit Liberty’s customers;

•                  the terms of the merger agreement, including the representations, warranties and covenants of the parties, the merger consideration, the benefits to Liberty’s employees and the absence of burdensome contingencies in the merger agreement;

•                  the continued participation of three of Liberty’s directors on the Delmar board of directors, and of  the remaining Liberty’s directors on a regional advisory board to be established by Delmar for the New Jersey market in which Liberty operates, as well as the engagement of John R. Herring, Liberty’s Executive Vice President and Chief Lending Officer, as The Bank of Delmarva’s Market President for the New Jersey market, and the engagement of Benjamin F. Watts, Liberty’s Chief Executive Officer, as a consultant to The Bank of Delmarva, all of which will allow Liberty’s management and Board to advise Delmar with respect to Liberty’s market area, deposit and lending activities and customer relationships;

•                  the financial analysis presented by FIG Partners LLC to Liberty’s board of directors, and the opinion delivered to Liberty’s board of directors by FIG Partners to the effect that, as of the date of the opinion, and subject to and based on the qualifications and assumptions set forth in the opinion, the total merger consideration to be received by the holders of common stock of Liberty in the merger is fair, from a financial point of view, to such stockholders; and

•                  the long-term and short-term interests of Liberty and its stockholders, the interests of the employees, customers, creditors and suppliers of Liberty, and Liberty and societal considerations, including those of the communities in which Liberty maintains offices.

Liberty’s board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•                  the potential risk of diverting management attention and resources from the operation of Liberty’s business and towards the completion of the merger;

•                  the restrictions on the conduct of Liberty’s business before the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Liberty from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Liberty absent the pending merger;

•                  the transaction was estimated by its financial advisor to be 3.3% dilutive to Delmar’s tangible book value per share;

•                  the lack of a liquid and active trading market for Delmar’s common stock, which may adversely affect the ability of Liberty shareholders to sell their shares after completion of the merger;

•                  the possibility that Delmar may be unable to successfully integrate the merged institutions into its existing franchise, due to its lack of previous merger experience, the geographic distance between the market areas of the two franchises or other factors, which could result in Liberty’s branches and other assets being sold to third parties;

•                  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Liberty’s business, operations and workforce with those of Delmar;

•                  the merger-related costs;

•                  that the interests of certain of Liberty’s directors and executive officers may be different from, or in addition to, the interests of Liberty’s other stockholders as described under the heading “Liberty’s Directors and Executive Officers Have Financial Interests in the Merger;”

•                  the risk that Delmar does not receive an opinion of its special tax counsel, as of the closing date, that consummation of the merger will not result in an ownership change under Section 382 of the Code, in which case Delmar will be entitled to terminate the merger agreement, and the risk that the $225,000 termination fee to which Liberty would be entitled in connection with such termination, may not fully compensate Liberty for its expenses incurred in connection with the merger, or enable it to successfully resume a course of independent operations;

•                  the risk that the conditions to the parties’ obligations to complete the merger agreement may not be satisfied, including the risk that necessary regulatory approvals or Liberty stockholders’ approval might not be obtained and, as a result, the merger may not be consummated, and the resulting risk that Liberty may not be able to find another buyer at a price as attractive as the consideration offered by Delmar, or at all;

•                  the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•                  that: (1) Liberty would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (2) Liberty would be obligated to pay to Delmar a termination fee if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Liberty from pursuing such a transaction; and

•                  the other risks described under the heading “Risk Factors.”

The foregoing discussion of the information and factors considered by the board of directors of Liberty is not intended to be exhaustive, but includes the material factors considered by the board of directors of Liberty.  In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors of Liberty did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors of Liberty considered all these factors as a whole, including discussions with, and questioning of Liberty’s management and Liberty’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Liberty stockholders should be aware that Liberty’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Liberty stockholders. The board of directors of Liberty was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the stockholders of Liberty. See “— Liberty’s Directors and Executive Officers Have Financial Interests in the Merger.”

Mr. Lehman, a director of both Delmar and Liberty, and holding in excess of 40% of each of Delmar’s and Liberty’s common stock, did not participate in the consideration or approval of the merger for Liberty.

This summary of the reasoning of the board of directors of Liberty and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Caution About Forward-Looking Statements.”

Recommendation of the Liberty board of directors

The Liberty board of directors has unanimously determined that the merger agreement and the merger is in the best interests of Liberty and its stockholders. Accordingly, the Liberty board of directors unanimously recommends that Liberty stockholders vote “FOR” approval and adoption of the merger agreement, and “FOR” discretionary authority to adjourn or postpone the special meeting.

Opinion of Liberty’s Financial Advisor

FIG Partners LLC (“FIG”) has delivered to the Board of Liberty, its opinion that, based upon and subject to the various considerations set forth in its written opinion dated July 20, 2017, the total merger consideration to be paid to the shareholders of Liberty is fair from a financial point of view as of such date. In requesting FIG’s advice and opinion, no limitations were imposed by Liberty upon FIG with respect to the investigations made or procedures followed by it in rendering its opinion.  The full text of the opinion of FIG, dated July 20, 2017, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B.  Liberty’s shareholders should read this opinion in its entirety.

FIG is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes.  As a specialist in securities of financial institutions, FIG has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Liberty board of directors selected FIG to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

Upon completion of Liberty’s merger with Delmar, FIG will receive a fee from Liberty of 1.15% of the aggregate transaction value, determined by the value of Liberty stock at the date of closing. At the announcement of the signing of the merger agreement on July 21, 2017, the aggregate transaction value was $16.7 million. To date, FIG has received a $25,000 fairness opinion fee for performing its financial advisory services in connection with the merger and rendering the opinion referenced above. FIG also received a fee of $5,000 for providing certain advisory services in advance of Liberty’s pursuit of a transaction.   These fees will be credited against the fee payable upon the closing of the merger.  Further, Liberty has agreed to indemnify FIG against any claims or liabilities arising out of FIG’s engagement by Liberty, with certain limited exceptions. FIG’s fee for rendering the fairness opinion was not contingent upon any conclusion that was reached or upon completion of the merger. The Company has also agreed to reimburse FIG for any customary reimbursable expenses it incurs during its engagement. Other than previously disclosed advisory fees, FIG has not received fees from Liberty for any other services performed during the two years preceding the date of its opinion to Liberty. In addition, FIG has not had a material relationship with any party to the merger for which it has received compensation during such prior two year period.

FIG’s opinion is directed only to the fairness, from a financial point of view, of the total merger consideration, and, as such, does not constitute a recommendation to any Liberty shareholder as to how the shareholder should vote at the Liberty shareholder meeting.  The summary of the opinion of FIG set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

The following is a summary of the analyses performed by FIG in connection with its fairness opinion.  Certain analyses were confirmed in a presentation to the board of directors of Liberty by FIG.  The summary set forth below does not purport to be a complete description of either the analyses performed by FIG in rendering its opinion or the presentation delivered by FIG to the board of directors of Liberty, but it does summarize all of the material analyses performed and presented by FIG.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances.  In arriving at its opinion, FIG did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  FIG may have given various analyses more or less weight than other analyses.  Accordingly, FIG believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of Liberty and its fairness opinion.

In performing its analyses, FIG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Liberty. The analyses performed by FIG are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses.  Such analyses were prepared solely as part of FIG’s analysis of the fairness of the transaction consideration, from a financial point of view, to Liberty shareholders.  The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.  FIG’s opinion does not address the relative merits of the merger as compared to any other business combination in which Liberty might engage.  In addition, as described above, FIG’s opinion to the board of directors of Liberty was one of many factors taken into consideration by the board of directors of Liberty in making its determination to approve the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, FIG reviewed and analyzed material bearing upon the financial and operating conditions of Liberty and Delmar and material prepared in connection with the merger, including, among other things, the following:

•                  reviewed the merger agreement;

•                  reviewed certain historical publicly available business and financial information concerning Liberty and Delmar including, among other things, quarterly and annual reports filed by the parties with the FDIC and Federal Reserve where applicable;

•                  reviewed certain financial projections prepared by management of Liberty;

•                  held discussions with members of the senior management of Liberty and Delmar for the purpose of reviewing future prospects of Liberty and Delmar related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings (the “Synergies”) expected to be achieved as a result of the merger;

•                  reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

•                  performed such other analyses and considered such other factors as we deemed appropriate.

FIG conducted meetings and had discussions with members of senior management of Liberty and Delmar for purposes of reviewing the future prospects of Liberty and Delmar, including the financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements expected to be achieved as a result of the merger.  FIG also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

In rendering its opinion, FIG assumed, without independent verification, the accuracy and completeness of the publicly and non-publicly available financial and other information furnished to FIG by Liberty and Delmar and relied upon the accuracy of the representations and warranties of the parties contained in the merger agreement.  FIG also assumed that the financial forecasts furnished to or discussed with FIG by Liberty and Delmar were reasonably prepared and reflected the best currently available estimates and judgments of senior management of Liberty and Delmar as to the future financial performance of Liberty. FIG has not made any independent evaluation or appraisal of any properties, assets or liabilities of Liberty or Delmar.

Summary of Proposal

Pursuant to the terms of the merger agreement, at the effective time of the merger, the shares of Liberty common stock will be converted into the right to receive either 0.2857 shares of Delmar common stock or $1.70 per share in cash whereas the total cash election must be 30% of outstanding Liberty shares. Based on Delmar’s closing price on July 20, 2017 of $7.00, the merger consideration was equivalent to a price of $1.91 per share of Liberty common stock at that date.

Market Analysis of Delmar Stock

FIG examined the historical stock price performance of DBCP and made the following comparisons:

YTD 2017 Stock Price Change
DBCP	21.7%
DJIA	9.4%
S&P 500	10.5%
SNL U.S. Bank Index	3.3%
LTM Total Return
DBCP	15.1%
SNL Mid-Atlantic U.S. Bank Index	54.3%
SNL U.S. Bank $5B-$10B Index	46.1%
SNL U.S. Bank Index	50.1%
3 Year Total Return
DBCP	76.7%
SNL Mid-Atlantic U.S. Bank Index	57.9%
SNL U.S. Bank $5B-$10B Index	78.9%
SNL U.S. Bank Index	45.3%
5 Year Total Return
DBCP	281.2%
SNL Mid-Atlantic U.S. Bank Index	161.5%
SNL U.S. Bank $5B-$10B Index	152.7%
SNL U.S. Bank Index	139.3%

Selected Trading Peers for Delmar

Using publicly available information, FIG compared the financial performance, financial condition, and market performance of Delmar to twenty-six selected publicly traded bank holding companies with similar business metrics and operating regions (the “Regional” peers).

Ticker	Institution	City	State	Exchange
PBIP	Prudential Bancorp Inc.	Philadelphia	PA	NASDAQ
TRCB	Two River Bncp	Tinton Falls	NJ	NASDAQ
FKYS	First Keystone Corp.	Berwick	PA	OTC Pink
HONT	Honat Bancorp	Honesdale	PA	OTC Pink
MLVF	Malvern Bancorp Inc	Paoli	PA	NASDAQ
FRBA	First Bank	Hamilton	NJ	NASDAQ
CBFV	CB Financial Services Inc.	Carmichaels	PA	NASDAQ
SBBX	Sussex Bancorp	Rockaway	NJ	NASDAQ
FSMK	1st Summit Bncp Johnstown Inc.	Johnstown	PA	OTC Pink
EMYB	Embassy Bancorp Inc.	Bethlehem	PA	OTCQX
FDBC	Fidelity D & D Bancorp Inc.	Dunmore	PA	OTC Pink
CCFN	CCFNB Bancorp Inc.	Bloomsburg	PA	OTC Pink
BKJ	Bancorp of New Jersey Inc.	Fort Lee	NJ	NYSE MKT
JUVF	Juniata Valley Financial Corp.	Mifflintown	PA	OTC Pink
SVBI	Severn Bancorp Inc.	Annapolis	MD	NASDAQ
HARL	Harleysville Financial Corp.	Harleysville	PA	OTCQX
BYBK	Bay Bancorp Inc.	Columbia	MD	NASDAQ
TYCB	Calvin B. Taylor Bankshares	Berlin	MD	OTCQX
DIMC	Dimeco Inc.	Honesdale	PA	OTC Pink
AMBK	American Bank Inc.	Allentown	PA	OTC Pink
KISB	Kish Bancorp Inc.	Belleville	PA	OTC Pink
EMCF	Emclaire Financial Corp	Emlenton	PA	NASDAQ
JNES	Jonestown Bank and Trust Co.	Jonestown	PA	OTC Pink
FPBK	First Priority Financial Corp.	Malvern	PA	OTCQX
FPBK	First Priority Financial Corp.	Malvern	PA	OTCQX
RIVE	Riverview Financial Corp.	Harrisburg	PA	OTCQX

	DBCP		Regional Peers Median	Regional Peers Average
Price/Tangible Book	113.0%		129.4%	137.9%
Price /LTM EPS	12.8	x	15.2	17.1	x
LTM Total Return	7.6%		30.6%	34.8%

Contribution Analysis

FIG prepared a contribution analysis, as of March 31, 2017, showing percentages of total assets, total loans, total deposits, and tangible common equity, and net income as of the most recently available period for Liberty and for Delmar to be contributed to the combined company on a pro forma basis.

Liberty
Contribution
To Delmar
Total assets	22.4%
Total loans	21.8%
Total deposits	23.7%
Non-performing assets	19.0%
Branches	20.0%
LTM net income	5.8%

Franchise Valuation

FIG applied a franchise-based valuation method of Liberty which uses the company’s tangible common equity as value basis and adjusts for credit costs, capital needs, and deposit premiums. The credit mark is based on estimated fair value adjustments to the company’s loan portfolio and the capital mark is determined by calculating the capital needed to achieve an 8.0% tier 1 common capital ratio. The deposit premium is calculated by applying market based premium to each deposit class.  The indicated franchise value was $12.7 million or $1.45 per share after applying a net credit mark of ($1.298) million, a capital mark of ($0.594) million and a deposit premium of $4.673 million.

Comparable Transaction Analysis

As part of its analysis, FIG reviewed two groups of comparable merger transactions.  The first peer group included transactions which have occurred since January 1, 2015, that involved target banks located throughout the United States that had total assets of $100 million to $200 million, LTM ROAA greater than 0.0%, and NPA/Assets of 2.0% - 4.0% (the “Comparable Transactions - National”). All consideration types were included. The group was also limited to transactions with disclosed pricing and stock-owned banking institutions as targets. This group consisted of the following 18 transactions:

Date Announced	Buyer	St.	Seller	City	St.
3/29/2017	First Bank	NJ	Bucks County Bank	Doylestown	PA
3/22/2017	United Bancshares Inc.	OH	Benchmark Bancorp Inc.	Gahanna	OH
1/30/2017	First Guaranty Bancshares Inc.	LA	Premier Bancshares Inc.	McKinney	TX
9/2/2016	Suncrest Bank	CA	Security First Bank	Fresno	CA
7/26/2016	South Central Bcshs of KY Inc.	KY	Kentucky National Bancorp Inc	Elizabethtown	KY
3/24/2016	Fentura Financial Inc.	MI	Community Bancorp Inc.	Saint Charles	MI
2/16/2016	Citizens Community Bncp	WI	Community Bank of Northern WI	Rice Lake	WI
1/19/2016	Mackinac Financial Corp	MI	First Natl Bk of Eagle River	Eagle River	WI
1/7/2016	Ohio Valley Banc Corp.	OH	Milton Bancorp Inc.	Wellston	OH
1/6/2016	Carolina Financial Corp.	SC	Congaree Bancshares Inc.	Cayce	SC
12/30/2015	CNB Financial Corp.	PA	Lake National Bk	Mentor	OH
11/24/2015	Entegra Financial	NC	Oldtown Bank	Waynesville	NC
10/22/2015	Level One Bancorp Inc.	MI	Bank of Michigan	Farmington Hills	MI
10/14/2015	Ctzns Bcshs of Batesville Inc.	AR	Parkway Bank	Rogers	AR
7/20/2015	Preferred Bank	CA	United International Bk	Flushing	NY

Date Announced	Buyer	St.	Seller	City	St.
5/11/2015	First Commonwealth Financial	PA	First Community Bank	Columbus	OH
5/5/2015	Achieva CU	FL	Calusa Financial Corp. Inc.	Punta Gorda	FL
3/30/2015	Wintrust Financial Corp.	IL	North Bank	Chicago	IL

In addition, FIG also reviewed comparable transactions, the second peer group, which have occurred since January 1, 2015, that involved target banks located in the Northeast U.S. Region (CT, RI, MA, NH, NJ, NY, PA, RI, VT) that had total assets less than $525.0 million, LTM ROAA greater than 0.0%, and NPA/Assets greater than 1.0% (the “Comparable Transactions - Regional “). All consideration types were included. The group was also limited to transactions with disclosed pricing and stock-owned banking institutions as targets.  This group consisted of the following 9 transactions:

Date Announced	Buyer	St.	Seller	City	St.
3/29/2017	First Bank	NJ	Bucks County Bank	Doylestown	PA
12/30/2015	Emclaire Financial Corp.	PA	United-American Savings Bank	Pittsburgh	PA
11/23/2015	BNH Financial	NH	Community Guaranty Corp.	Plymouth	NH
9/2/2015	Randolph Bancorp Inc	MA	First Eastern Bankshares Corp.	Andover	MA
7/29/2015	ESSA Bancorp Inc.	PA	Eagle National Bancorp Inc.	Upper Darby	PA
7/20/2015	Preferred Bank	CA	United International Bk	Flushing	NY
6/30/2015	Citizens Financial Services	PA	First National Bk of Frederick	Fredericksburg	PA
6/26/2015	Juniata Valley Financial Corp.	PA	FNBPA Bancorp Inc.	Port Allegany	PA
4/8/2015	Adams Community Bank	MA	Lenox National Bank	Lenox	MA

FIG calculated the medians and averages of the following relevant transaction ratios in the Comparable Transactions — National and Comparable Transactions — Regional: the percentage of the offer value to tangible book value, earnings, total assets and core deposits. FIG compared these multiples with the corresponding multiples for the merger. The total consideration that would be received pursuant to the merger agreement is dependent upon the closing price of Liberty Bell Bank’s stock on the immediately prior to the deal’s closing. As of the fairness opinion, the total consideration that would be received is valued at approximately $16.7 million in cash, or $1.91 per Liberty diluted share.  In calculating the multiples for the merger, FIG used Liberty’s March 31, 2017 financial data, and the results of this analysis are as follows:

	Implied Pricing
	Price to:			Core
	Tangible Book (%)	LTM Earnings (x)	Total Assets (%)	Deposit Premium (%)
Transaction	169.2	64.9	11.2	6.5

Comparable Groups:
National Median	125.1	17.3	14.0	4.4
Regional Median	129.1	19.7	13.9	5.2

Discounted Cash Flow Analysis

FIG estimated the present value of all shares of Liberty common stock by estimating the value of Liberty’s estimated future earnings stream beginning in 2016.  Reflecting internal projections and FIG estimates based upon discussions with Liberty, FIG assumed net income in 2017, 2018, 2019, 2020 and 2021 of $428,000, $611,000, $711,000, $823,000 and $950,000, respectively.  The present value of these earnings was calculated based on a range of discount rates of 11.0%, 12.0%, and 13.0%, respectively.  In order to derive the terminal value of Liberty’s earnings stream beyond 2021, FIG performed two separate analyses: 1) an acquisition in 2021 at 22.0 times estimated earnings in the terminal year; and 2) an acquisition in 2021 at 1.50 times estimated tangible book value in the terminal  year.  The present value of these terminal amounts was then calculated based on the range of discount rates mentioned above.  These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Liberty’s common stock.  The two analyses and the underlying assumptions yielded a range of value for all the shares of Liberty’s stock of approximately 1) $1.21 per share to $1.58 per share; and 2) $1.11 per share to $1.59 per share compared to the merger consideration of $1.91 per diluted share.

FIG stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Island and Independent.

Financial Impact Analysis

FIG performed pro forma merger analyses that combined projected income statement and balance sheet information of Liberty and Delmar. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Delmar Bancorp. In the course of this analysis, FIG used earnings estimates for Liberty and Delmar’s cost savings based on internal projections. This analysis indicated that the merger is expected to be accretive to Delmar’s estimated earnings per share in 2018 and 2019. The analysis also indicated that the merger is expected to be 3.3% dilutive to tangible book value per share for Delmar with an approximate earnback period of approximately 3 years and generally neutral to Delmar’s tangible common equity to tangible assets ratio, leverage ratio and total risk-based capital ratio. For all of the above analyses, the actual results achieved by Delmar following the merger will vary from the projected results, and the variations may be material.

Other Analyses

Among other things, FIG also reviewed balance sheet composition and other financial data for Liberty and Delmar. With respect to Delmar’s public price, FIG reviewed the historical performance of Delmar common stock in comparison to major market indices, and analyzed the implied value of Delmar common stock and dividends for Liberty shareholders.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, FIG determined that the merger consideration was fair, from a financial point of view, to Liberty’s shareholders.

Delmar’s Reasons for the Merger

Delmar’s board of directors considered the terms of the merger agreement, the long-term and short-term strategic and economic benefits of the proposed merger, the short and long-term pro forma financial impact and the pro forma ownership percentages of the and potential effects on the outstanding common stock of the combined company which would be held by the present holders of Delmar and Liberty common stock and determined that it is advisable and in the best interests of Delmar for Delmar and Delmarva to enter into the merger agreement with Liberty.  Mr. Lehman, a director of both Delmar and Liberty, and holding in excess of 40% of each of Delmar’s and Liberty’s common stock did not participate in the consideration or approval of the merger for Delmar.

In the course of making its decision to approve the transaction with Liberty, Delmar’s board of directors evaluated the transaction in consultation with Delmar’s executive management and Delmar’s financial and legal advisors. Delmar’s board of directors considered, among other things, the following factors:

•                  Delmar’s board of directors reviewed its own strategic opportunities, business, operations, financial condition, earnings, and prospects and also reviewed Liberty’s business, operations, financial condition, earnings, assets, including Liberty’s deferred tax asset relating to its net operating losses, and prospects, including geographic positions. After concluding its review, Delmar concluded that the merger would enhance its competitive strategic position, potential prospective business opportunities, operations, management, prospective financial condition, future earnings and business prospects. Specifically, Delmar believes that the merger will enhance its business opportunities by enabling it to enter the demographically and economically attractive South New Jersey market and thereby have access to the Philadelphia metro area, and to expand upon Liberty’s business in that market, by virtue of its higher lending limits, broader product offerings and greater financial capacity, as well as a broader based and geographically diversified branch system to enhance deposit collection and potentially improve funding costs. The market diversity and enhanced products and services in the target’s market should lead to prospects of enhancing customer relationships, lower operating costs, increased earnings, and enhanced profitability from better and more diversified sources and higher yielding products in target’s market, which should enhance overall performance and profitability. The board of directors of Delmar viewed these items as favorable factors, supporting the decision to proceed with the merger;

•                  The similarity of the customer bases of Liberty and Delmar for efficiency of integration, continuity of current marketing strategies through the extension of the banking franchise into nearby markets were seen as favorable;

•                  Its understanding of the current and prospective environment in which Delmar and Liberty operate, including regional and local economic conditions, the competitive environment for financial institutions generally, and continuing prospects for mergers in the financial services industry, and the likely effect of these factors on Delmar and Liberty, in light of, and in absence of, the proposed business combination;

•                  The board’s review with its legal and financial advisors of the structure of the merger, the financial and other terms of the merger and related documents including the board’s assessment of merger consideration and the impact thereof on the combined company;

•                  The acquisition is expected to lead to EPS accretion of greater than 9% in 2017 based on projected core earnings of both Delmar and Liberty, which is above Delmar’s expected ordinary EPS growth rate;

•                  The fact that as of July 20, 2017 the merger was expected to result in modest dilution of Delmar’s tangible book value of approximately 3.5%, which was expected to be recovered in 3.4 years based on financial data as of March 31, 2017. As a result of the 2017 Tax Act, enacted in December 2017, the maximum corporate tax rate was reduced to 21%, resulting in the expected reduction in the value at which Liberty’s deferred tax assets would be recorded on Delmar’s books, and on a pro forma basis as of March 31, 2017, an expected increase in tangible book value dilution to approximately 8.2%, and an increase in the earnback period to approximately 6.6 years;

•                  The combination could result in potential annualized cost savings of 38% of Liberty’s projected 2017 operating expenses, as well as the potential for incremental revenue opportunities enabling a potential material increase in long-term future earnings accretion, improving long-term investor value, and creating a stronger franchise. The potential cost savings are expected to be derived from the reconfiguration of duplicate internal operations and administrative functions, as well as the elimination of redundant external contractual services. The board of directors of Delmar viewed these items as favorable factors, supporting the decision to proceed with the merger;

•                  The review by the Delmar board of directors of the structure and terms of the merger, including the merger consideration and the expectation that the merger would qualify as a type of transaction that is generally tax-free to shareholders for United States federal income tax purposes. The board of directors of Delmar reviewed the tax-free treatment for federal income tax purposes as favorable because the board believes that it would provide the shareholders of Liberty with more value than a taxable transaction on similar terms;

•                  The fact that certain provisions of the merger agreement prohibit or limit Liberty from soliciting or responding to proposals for alternative transactions, Liberty’s obligation to pay a termination fee if the merger agreement is terminated due to Liberty accepting another offer, and Liberty’s obligation to pay damages in the event that the merger agreement is terminated due to Liberty’s breach;

•                  The merger aligns with Delmar’s acquisition strategy of prudent and selective growth into markets with similar demographics and with companies and managements with similar philosophies, culture and business models;

•                  The fact that, pursuant to the merger agreement, Liberty must generally conduct its business in the ordinary course and Liberty is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement;

•                  The financial information and analyses presented by RP Financial, LLC to the board of directors, and the presentation and opinion of RP Financial to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the merger consideration in the proposed merger was fair to the shareholders of Delmar from a financial point of view;

•                  The likelihood that the regulatory approvals necessary to complete the merger would be obtained; and

•                  The merger is not expected to result in any branch closures by either Delmarva or Liberty because the market areas are tangential and not overlapping. This was viewed as a positive factor by the Delmar board of directors.

The board of directors of Delmar also considered the fact that the combined institution would result in a financial institution with more than $668 million in assets, total deposits of $575 million, and loans of $556 million.

Delmar’s board of directors also considered the following:

•                  The fact that Delmar shares to be issued to holders of Liberty stock to complete the merger will result in ownership dilution to existing Delmar shareholders;

•                  The addition of two current members of Liberty’s board to the Delmar board and Delmarva board following consummation of the merger in addition to Mr. Lehman, who will continue to be a director of Delmar and Delmarva;

•                  The potential challenges associated with obtaining regulatory approvals required to complete the transaction in a timely manner;

•                  The fact that, pursuant to the merger agreement, Delmar must generally conduct its business in the ordinary course and will commit sufficient resources to the merger and subsequent integration, which may delay or prevent Delmar undertaking business opportunities which may arise pending completion of the merger;

•                  The risk that integration of Delmarva and Liberty will not occur as desired and the potential impact of integration if not successful on the expected benefits of the merger;

•                  The risk that potential benefits (strategic, operational, financial) cost benefits and other synergies sought in the merger may not be realized or may not be realized within the expected time period and the risks associated with the integration of Delmarva and Liberty;

•                  The risk that Delmar may ultimately conclude that it is not able to utilize Liberty’s federal deferred tax asset relating to its net operating loss carryforwards, and that if Delmar terminates the merger on that basis it will have to pay Liberty a $225,000 termination fee; and

•                  The potential for diversion of management and employee attention during the period prior to the completion of the merger and the potential effect on Delmar’s business and relations with customers, service providers and other stakeholders whether or not the merger is consummated.

The foregoing discussion of the factors considered by the Delmar board of directors in evaluating the merger agreement is not intended to be exhaustive, but, rather, includes all material factors considered by the Delmar board of directors. Delmar’s board of directors evaluated the factors described above, including asking questions of Delmar’s legal and financial advisors. In reaching its decision to approve the agreement and the merger, the Delmar board of directors did not quantify or assign relative values to the factors considered, and individual directors may have given different weights to different factors.

Delmar board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The Delmar board of directors considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, its determination to enter into the merger agreement.

Terms of the Merger:

Effect of the Merger

Upon completion of the merger, Liberty will merge with and into Delmarva. The articles of incorporation and the bylaws of Delmar will govern the combined company.  Holders of Liberty common stock who receive Delmar common stock will have their rights as shareholders governed by Delmar’s articles of incorporation and bylaws, and Maryland law.

Merger Consideration

Liberty Common Stock

Stockholders of Liberty will receive either 0.2857 fully paid and non-assessable shares of Delmar common stock, $1.70 in cash, or a combination thereof, for each share of Liberty common stock they own immediately prior to the effective time of the merger, subject to adjustment according to the terms of the merger agreement. See “Proposal 1: The Merger—Terms of the Merger—Election and Exchange Procedures.”

Notwithstanding the election of Liberty stockholders to receive cash, Delmar common stock or a combination of stock and cash in the merger, seventy percent (70%) of the total merger consideration will be in the form of Delmar common stock and thirty percent (30%) of the total merger consideration will be in the form of cash.

The exchange ratio will be appropriately adjusted if there is a stock dividend, stock split, common stock reclassification, or other similar event regarding Delmar common stock before completion of the merger.

Delmar will not issue fractional shares of its common stock in connection with the merger. Each holder of Liberty common stock who otherwise would have been entitled to a fraction of a share of Delmar common stock will receive cash in lieu of the fractional share of Delmar common stock (without interest) in an amount calculated pursuant to the merger agreement. The merger agreement calculates the cash amount by multiplying the fractional share to which the holder would otherwise be entitled (after taking into account all shares of Liberty common stock owned by the holder at the effective time of the merger) by $1.70, with any fraction of a cent being rounded to the nearest cent (with one-half cent being rounded upward).

Delmar Common Stock

Each share of Delmar common stock outstanding immediately prior to completion of the merger will remain outstanding after the merger.

Election and Exchange Procedures

Subject to the allocation process described in the next section, each Liberty shareholder may elect to receive with respect to his or her shares of Liberty common stock, all Delmar common stock, all cash or a combination of Delmar common stock and cash.

Stock Election Shares.  Liberty stockholders who validly elect to receive 0.2857 shares of Delmar common stock for some or all of their shares will receive the per share stock consideration for that portion of the shareholder’s shares of Liberty common stock equal to the shareholder’s stock election subject to the allocation process discussed below. In our discussion below, we refer to shares held by stockholders who have made stock elections as “stock election shares.”  In the aggregate, seventy percent (70%) of the shares of Liberty common stock must be converted into stock consideration.

Cash Election Shares.  Liberty stockholders who validly elect to receive cash for some or all of their shares will receive $1.70 in cash per share for that portion of the shareholder’s shares of Liberty common stock equal to the shareholder’s cash election, subject to the allocation process described below. In our discussion below, we refer to shares held by Liberty stockholders who have made cash elections as “cash election shares.”  In the aggregate, thirty percent (30%) of the shares of Liberty common stock must be converted into cash consideration.

No Election Shares.  Shares held by Liberty stockholders (i) who do not submit a properly completed election form before the election deadline; (ii) who revoke an election form prior to the election deadline and do not resubmit a properly completed election form prior to the election deadline; or (iii) who fail to perfect his, her or its appraisal rights will be deemed “No Election Shares.” No Election Shares will be converted into stock consideration, cash consideration or a mix of stock and cash consideration, depending on whether the form of consideration remains available, in the determination of Delmar (which Delmar may delegate to the exchange agent).

A limited amount of Delmar common stock and cash consideration will be paid to Liberty stockholders, as described above. Accordingly, there is no assurance that a Liberty stockholder will receive the form of merger consideration that such stockholder elects to receive with respect to any or all of his or her shares of Liberty common stock. If the stock consideration or the cash consideration elections of Liberty stockholders would exceed the specified limits, then the procedures for allocating Delmar common stock and cash to be received by Liberty stockholders will be followed by Delmar’s exchange agent. See “Proposal: The Merger—Allocation of Delmar Common Stock and Cash” below.

Election Form. Promptly after mailing this proxy statement/offering circular, which shall be mailed at least twenty (20) business days prior to the date of the special meeting of stockholders of Liberty, Delmar’s exchange agent will mail to Liberty stockholders an election form with instructions for electing to receive Delmar common stock or cash or a combination of stock and cash for their Liberty common stock. The deadline for making your election will be 4:00 p.m. on February 23, 2018. You must carefully follow the instructions from Delmar’s exchange agent. Your election will be properly made only if by the deadline date, you have submitted to Delmar’s exchange agent at its designated office, a properly completed and signed election form.

Subject to the terms of the merger agreement and the election form, Delmar has the right to make rules governing the validity and effectiveness of letters of transmittal.  The merger agreement does not require Delmar or its exchange agent, among other things, to notify any person of any defects in an election form.

You may at any time prior to, but not after, the election deadline change your election by written notice received by the exchange agent accompanied by a properly completed and signed revised election form.  You may also, at any time prior to the election deadline, revoke your election by written notice received by the exchange agent prior to the election deadline, provided that the failure to resubmit a properly completed election form prior to the election deadline with result in No Election Shares.

As promptly as practicable after the effective time (and in any case no later than seven (7) business days thereafter), Delmar shall cause the exchange agent to mail to each record holder of a certificate representing shares of Liberty common stock a letter of transmittal which shall specify that delivery of the Liberty certificates will be effected, and risk of loss and title to the Liberty certificates shall pass only upon delivery of the Liberty certificates to the exchange agent, and Delmar has the right to make rules, not inconsistent with the terms of this merger agreement, governing the validity and effectiveness of letters of transmittal.

As soon as promptly possible after the effective date of the merger, each former shareholder of Liberty shall surrender (or make a constructive surrender following customary procedures, including the posting of a bond) his or her certificates to the exchange agent and, thereafter, the exchange agent shall issue such shareholder one or more certificates representing the number of whole shares of Delmar common stock (or at the election of Delmar, a statement reflecting the issuance of uncertificated shares), together with one or more checks in the amount of cash into which such holder’s shares of Liberty common stock have been converted plus any cash in lieu of fractional shares of Delmar common stock. Except for shares issued to any “affiliate” of Delmar, as defined in Rule 144 under the Securities Act, the certificates issued to Liberty shareholders will not bear any restrictive legend, and the shares of Delmar common stock being issued will not be subject to any stop transfer order on Delmar’s books with respect to such shares.

If there is a dispute with respect to ownership of stock represented by any certificate, Delmar and the exchange agent will be entitled to deposit any merger consideration represented thereby in escrow with an independent third party and thereafter be relieved of any related claims.

All Liberty common stock certificates must be surrendered to the exchange agent within six months of the effective time of the merger, otherwise, the shares of Delmar common stock that would otherwise have been issued to such shareholder may, at the option of Delmar, be sold and the net proceeds of such sale, together with the amount of cash into which any of such holder’s shares of Liberty common stock have been converted plus any cash in lieu of fractional shares of Delmar common stock and any previously accrued dividends will be held by Delmar for such shareholder’s benefit in a non-interest bearing deposit account at Delmarva or another depository institution, the deposits of which are insured by the FDIC, chosen by Delmar in its discretion, and the sole right of such shareholder is the right to receive any certificates for the Delmar common stock which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts will be paid to such former shareholder of Liberty, without interest, upon proper surrender of his or her Liberty common stock certificates.

Delmar (through its exchange agent, if applicable) will be entitled to deduct and withhold from the consideration otherwise payable such amounts as Delmar or the Exchange Act are required to deduct and withhold under applicable law. Any amounts so withheld will be treated for all purposes of the merger agreement as having been paid to the holder of Liberty common stock in respect of which such deduction and withholding was made by Delmar or the exchange agent.

Following the effective time of the merger, certificates that formerly represented shares of Liberty common stock which are to be converted into Delmar common stock will be deemed for all purposes to represent the number of whole shares of Delmar common stock into which they have been converted, except that until exchanged, no dividends or other distributions or payments in respect of Delmar common stock with a record date occurring on or after the effective time of the merger will be paid until the holder receives Delmar common stock certificates, and no interest will be paid for such delayed dividend payments.

Two (2) days prior to the effective time of the merger, or as soon thereafter as practical prior to the effective time of the merger, Delmar shall deposit (or cause to be deposited) with its exchange agent, for exchange the applicable Delmar stock certificates (or evidence of uncertificated shares) and cash in connection with the merger.

Allocation of Delmar Common Stock and Cash

Notwithstanding the election of Liberty stockholders to receive cash, Delmar common stock or a combination of stock and cash in the merger (i) the number of shares of Liberty common stock to be converted into the right to receive Delmar common stock at the completion of the merger will be equal to seventy percent (70%) of the total number of shares of Liberty common stock issued and outstanding at the completion of the merger and (ii) the number of shares of Liberty common stock to be converted into the right to receive the cash consideration at the completion of the merger will be equal to thirty percent (30%) of the total number of shares of Liberty common stock issued and outstanding at the completion of the merger.

Aggregate Stock Consideration Overelected. If the number of stock election shares exceeds seventy percent (70%) of the total number of shares of Liberty common stock issued and outstanding at the effective time of the merger, then:

•                  All cash election shares and No Election Shares will be converted into the right to receive the cash consideration; and

•                  The stock election shares will be converted into the right to receive (i) (a) the number of stock election shares held by such holder, multiplied by (b) a fraction, the numerator of which is equal to seventy percent (70%) of the total number of shares of Liberty common stock issued and outstanding at the effective time of the merger and the denominator of which is the number of shares with respect to which a stock election was properly made, plus (ii) the cash consideration in respect of the remaining number of such holder’s stock election shares.

Aggregate Cash Consideration Overelected.  If the number of cash election shares, including any dissenting Liberty shares, exceeds thirty percent (30%) of the total number of shares of Liberty common stock issued and outstanding on the effective time, then:

•                  All stock election shares and No Election Shares will be converted into the right to receive the stock consideration;

•                  The cash election shares will be converted into the right to receive (i) cash consideration equal to the product obtained by multiplying (a) the number of cash election shares held by such holder by (b) a fraction, the numerator of which is equal to thirty percent (30%) of the total number of shares of Liberty common stock issued and outstanding at the effective time of the merger, and the denominator of which is the number of shares with respect to which a cash election number was properly made, plus (ii) the stock consideration in respect of the remaining number of such holder’s cash election shares.

The allocation of stock and cash consideration as to particular holders will be subject to adjustment, in Delmar’s discretion, in order to avoid the occurrence of an ownership change within the meaning of Section 382(g) of the Code, provided that adjustments to allocation shall: (i) to the fullest extent possible be made proportionately with respect to shareholders who own less than 5% of the outstanding Liberty common stock; and (ii) not be permitted if they would prevent the aggregate number of shares of Liberty common stock converted into Delmar common stock in the merger from equaling 70% of the total number of shares of Liberty common stock issued and outstanding at the effective time of the merger.

Because the United States federal income tax consequences of receiving Delmar common stock, cash, or both Delmar common stock and cash will differ, Liberty stockholders are urged to read carefully the information included under the caption “Proposal 1: The Merger - Material U.S. Federal Income Tax Consequences of the Merger” and to consult their tax advisors for a full understanding of the merger’s tax consequences to them. In addition, because Delmar common stock can fluctuate in value during the election period, the economic value per share received by Liberty stockholders who receive stock may, as of the date of receipt by them, be more or less than the $1.70 cash per share received by Liberty stockholders who receive cash.

Effective Time of the Merger

The merger shall become effective at the later of (i) the filing of appropriate articles of merger with the Delaware Secretary of State, (ii) the filing of an appropriate certified merger agreement with the New Jersey Department of Banking and Insurance, and (iii) the time set forth in said articles of merger.

At the effective time, the separate corporate existence of Liberty shall cease and Delmarva, as the resulting bank, shall succeed to and possess all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of Liberty, and shall be subject to, and be responsible for, all debts, liabilities, and obligations of Liberty, all without further act or deed, in accordance with applicable law. Deposit accounts of Liberty shall be converted into deposit accounts at Delmarva.

Representations and Warranties

The merger agreement contains customary representations and warranties by each of the parties thereto relating to, among other things, the following:

•                  Organization, qualifications, and corporate structure of the parties;

•                  Capital structures of Delmar and Liberty;

•                  Due authorization, execution, delivery, performance, and enforceability of the merger agreement;

•                  Absence of conflicts with or breaches of organizational documents or other obligations as a result of entering into the merger agreement;

•                  Receipt of consents or approvals of governmental entities or third parties necessary to complete the merger;

•                  Preparation of regulatory reports and financial statements consistent with GAAP;

•                  Corporate records and regulatory reports;

•                  Absence of undisclosed material pending or threatened litigation;

•                  Proxy statements;

•                  Tax treatment and tax matters;

•                  Validity and binding nature of loans reflected as assets in the party’s respective financial statements and allowance for loan losses;

•                  Absence of undisclosed liabilities;

•                  Compliance with applicable laws;

•                  Environmental matters;

•                  Brokers and finders;

•                  Maintenance of adequate insurance;

•                  Quality of title to assets and properties;

•                  Receipt of a fairness opinion from each party’s financial advisors; and

•                  Employee relations and benefit plans.

In addition, the merger agreement contains representations and warranties unique to Liberty relating to the following:

•                  Lack of fiduciary activities;

•                  Intangible property;

•                  Related party transactions;

•                  Deposits;

•                  Anti-takeover provisions;

•                  Derivative instruments; and

•                  Registration rights.

The representations and warranties described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, including being qualified by confidential disclosure schedules. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement, and not for the purpose of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in the merger agreement.

Conduct of Business Pending Merger

Liberty has agreed that, until the effective time of the merger, it will not do, agree, or commit to do any of the following without the prior written consent of Delmar:

•                  Except as in the ordinary course of business consistent with past practice, enter into or assume any material contract, make any material commitment, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than deposits, federal funds purchased, borrowings from the Federal Reserve Bank of Philadelphia and the Federal Home Loan Bank of New York, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), acquire or dispose of any material property or asset, or subject any of Liberty’s assets or properties to any lien, claim, charge or encumbrances whatsoever;

•                  Engage in any transaction not in the ordinary course of business, consistent with past practice;

•                  Grant any increase in compensation to its employees or officers or directors, or pay any bonus, or effect any increase in retirement benefits to any class of employees or its officers (unless any such change is required by applicable law) except for (i) for normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase will be more than three percent (3%) with respect to any individual officer, director or employee, other than with respect to non-officer employees who have base salary, or hourly equivalent, of less than $20,000 per year, in which case such increase will not be in excess of five percent (5%) in respect of any individual employee; (ii) Liberty will be permitted to make cash contributions to its 401(k) plan in the ordinary course of business consistent with past practice, and (iii) Liberty will be permitted to pay certain accrued bonuses consistent with past practice;

•                  Declare, set aside or pay any dividend or other distribution on any class of its capital stock, whether payable in cash, stock or other property;

•                  Redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; merge into any other corporation or bank or permit any other corporation or bank to merge into it, or consolidate with any other corporation or bank; liquidate, sell or dispose of any assets (other than OREO property referenced below), or acquire any assets, otherwise than in the ordinary course of its business consistent with past practice or as expressly required by the merger agreement;

•                  Open, close or relocate any office, branch or banking facility, or acquire, establish or divest any banking or nonbanking facility, or file an application with any federal or other regulatory agency with respect to any of the foregoing;

•                  Establish, organize, form, incorporate or acquire any subsidiary, or purchase or acquire shares of capital stock or other ownership interest in any entity, other than as a result of the default of a debt previously contracted;

•                  Issue any shares of its capital stock except in connection with the exercise of Liberty’s options or warrants granted prior to the date of the merger agreement; issue or grant, or extend or modify the terms of, any option, warrant, or other right to acquire Liberty common stock;

•                  Issue any new or replacement certificate for any shares of Liberty common stock purported to have been lost stolen or destroyed, except upon receipt of appropriate affidavits of loss and purchase by the shareholder of an indemnity bond from a third party insurer regularly engaged in the issuance of such bonds;

•                  Amend its Certificate of Incorporation or bylaws, or similar documents;

•                  Effect any capital reclassification, stock dividend, stock split, consolidation of shares or similar change in capitalization;

•                  Take, cause or permit the occurrence of any change or event which would render any of its representations and warranties contained in the merger agreement untrue in any material respect;

•                  Generally speaking, enter into certain related party transactions, except for certain transactions relating to deposit relationships or the extension of credit in the ordinary course of business upon prevailing terms for transactions with unaffiliated parties;

•                  Cancel without payment in full, or modify in any material respect any contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of Liberty, or any member of the immediate family of the foregoing, or any related interest of any of the foregoing;

•                  Knowingly take any action which would: (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated by the merger agreement; or (ii) adversely affect the status of the transactions contemplated by the merger agreement as a reorganization for purposes of Section 368(a)of the Code; (iii) result in an ownership change within the meaning of Section 382(g) of the Code; or (iv) adversely affect the ability of Liberty to perform the covenants and agreements under the merger agreement;

•                  Enter into any new line of business, or change its lending, investment, asset/liability management, risk management, deposit pricing, or other material banking or operating policies and procedures in any material manner;

•                  Adopt, enter into or amend any employment, consulting, change in control, severance or other compensatory agreement, arrangement or policy with or with respect to any officer, employee or director;

•                  Make or renew any loan or other extension of credit, to be held in portfolio, other than in accordance with the loan policy and underwriting standards of Liberty in effect on the date of the merger agreement;

•                  Make or renew any loan or other extension of credit, to be held in portfolio, which as of the date made or renewed should be considered classified or criticized, or increase the amount of credit available to any person or entity that has an existing loan with Liberty that is considered classified or criticized;

•                  Accept or renew any brokered deposits (excluding Liberty’s deposits pursuant to its membership in CDRateLine), or accept or renew any time deposits or certificates of deposit at a rate in excess of the rate offered by any other bank with a branch located in Camden or Burlington Counties, New Jersey;

•                  Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any debt security which would be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes;

•                  Except for the cost of a new roof on Liberty’s headquarters in Marlton, New Jersey, which cost will not exceed $30,000 without Delmar’s prior written consent, which will not be unreasonably withheld or delayed, make any capital expenditures individually in excess of $12,000, or in the aggregate in excess of $25,000;

•                  Make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

•                  Foreclose upon or take a deed or title to any commercial real estate or residential real estate without first conducting a Phase I environmental inspection of the property and confirming that such Phase I does not indicate the presence of any environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance;

•                  Settle any material litigation which settlement involves payment by Liberty of an amount which exceeds $25,000 in any individual litigation or group or similar or related litigations arising out of the same facts, and/or would impose any material restriction on the business of Liberty;

•                  Sell or otherwise dispose of any OREO property having a carrying value as of the date of the merger agreement in excess of $50,000; or

•                  Grant any waiver of the time to assess any tax or waiver of the statutory period of limitation with respect to any tax except where necessary to avoid the assessment of any tax it disputes in good faith; or grant any person a power of attorney or authorization to represent it in connection with any taxes, other than powers of attorney which terminate as of the effective time of the merger.

Liberty also agrees that, until the effective time of the merger, it will, except as otherwise consented to by Delmarva in writing:

•                  Use commercially reasonable efforts to: (i) preserve its business organization intact in all material respects; (ii) maintain good relationships with its employees; (iii) conduct its business in the ordinary course, consistent with past practice; (iv) preserve for itself the goodwill of its customer and other business relationships; and (v) prevent the occurrence of an “ownership change” within the meaning of Section 382(g) of the Code;

•                  Maintain all of the structures, equipment, and other real and personal property of Liberty in good repair, order and condition, ordinary wear and tear and unavoidable casualty excepted;

•                  Use all reasonable efforts to preserve or collect all material claims or causes of action of Liberty, to enforce all Loan agreements, realize upon collateral and pursue Loan guarantees;

•                  Keep in full force and effect all insurance coverage maintained by Liberty;

•                  Perform in all material respects all obligations under all material contracts and leases of real property;

•                  Comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to Liberty and the conduct of its business;

•                  At all times maintain the allowance for loan losses in accordance with GAAP and regulatory requirements;

•                  At all times promptly take and recognize appropriate charge-offs and establish reserves for any additional contingencies as required in accordance with GAAP and regulatory requirements;

•                  Subject to the terms of the merger agreement, terminate, on or before the closing date of the merger, the Liberty 401(k) plan;

•                  Use commercially reasonable efforts to make appropriate staff of Liberty available for training and to assist in the systems and operations conversion, provided that such training and assistance do not interfere with their duties with Liberty, it being understood that no conversion shall take place prior to the effective time of the merger;

•                  Immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Delmar and Delmarva) conducted heretofore with respect to an acquisition proposal, and it or FIG Partners LLC shall request in writing all persons other than Delmar and Delmarva who have been furnished confidential information regarding Liberty in connection with the solicitation of or discussions regarding an acquisition proposal within the twelve (12) months prior to the date of the merger agreement promptly to return or destroy such information. Liberty agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which Liberty is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an acquisition proposal; and

•                  Ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Liberty are aware of the “no solicitation” provisions of merger agreement (as summarized herein) as reasonably necessary to avoid violations thereof.

If Liberty is required by the FDIC or New Jersey Department of Banking and Insurance, or any agreement or memorandum of understanding therewith, to adopt a capital plan in order to maintain a “Well Capitalized” position (as defined in Part 324 of the FDIC Rules and Regulations), Liberty will be permitted to prepare, adopt and submit for regulatory review, comment or approval a capital plan meeting applicable regulatory requirements. Following receipt of regulatory final comments or approval, Liberty will be permitted to comply with such capital plan in a manner consistent with the merger agreement.

Delmar and Delmarva also agreed in the merger agreement that each would do the following, except as otherwise consented to by Liberty:

•                  Use their respective best efforts to: (i) preserve its business organization intact in all material respects; (ii) maintain good relationships with its employees; (iii) conduct its business in the ordinary course, consistent with past practice; and (iv) preserve for itself the goodwill of its customer and other business relationships;

•                  Not knowingly take any action which would: (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated by the merger agreement; (ii) adversely affect the status of the transactions contemplated by the merger agreement as a reorganization for purposes of Section 368(a) of the Code; (iii) result in the occurrence of an “ownership change” within the meaning of Section 382(g) of the Code, or (iv) adversely affect their ability to perform the covenants and agreements under the merger agreement;

•                  Not (i) amend, repeal or modify any provision of its articles of incorporation or bylaws in a manner which would adversely affect Liberty, Liberty shareholders or the transactions contemplated by the merger agreement, provided however, that nothing shall preclude or prohibit Delmar from amending its articles of incorporation to increase the aggregate number of authorized shares of capital stock to 20,000,000; or (ii) make or pay any extraordinary one-time dividend or distribution on shares of  Delmar common stock, other than any distribution or dividend payable in shares of Delmar common stock which would result in the adjustment of the 0.2857 conversion ratio;

•                  Comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to Delmarva and the conduct of its business; or

•                  Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited above.

Delmar has also agreed to cause a meeting of its shareholders to be convened for the purpose of approving an amendment to Delmar’s Articles of Incorporation increasing the number of authorized shares of capital stock to 20,000,000. That meeting will be held on February 13, 2018. The board of directors of Delmar has recommended to its shareholders that they vote the shares held by them to approve said amendment, and shall use its best efforts in good faith to obtain its shareholders’ approval of said amendment in accordance with law and Delmar’s organizational documents.

In addition:

•                  Subject to applicable laws and regulations, the provision of advance notice, and to the extent conducted to minimize disruptions to the normal business operations and employee or customer relations of Liberty, Liberty shall afford to Delmar and Delmarva, and to Delmar’s and Delmarva’s accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours of Liberty, during the period prior to the effective time of the merger, to all of its properties, books, contracts, commitments and records and, during such a period, shall furnish promptly to Delmarva: to the extent permitted by applicable law or regulation, a copy of each report, schedule and other document filed or received by it during such period with or from (i) the New Jersey Department of Banking and Insurance; or (ii) the FDIC; and (b) all other information concerning its business, assets, properties and personnel as Delmarva may reasonably request. Delmar and Delmarva shall cause all information obtained by it or its representatives from Liberty pursuant to the merger agreement or in connection with the negotiation thereof to be treated confidentially;

•                  Delmar and Delmarva have agreed to afford Liberty and its representatives reasonable access during normal business hours of Delmar, during the period prior to the effective time of the merger, to books and records concerning its business, assets, properties and personnel as Liberty may reasonably request. Liberty and its accountants, counsel, financial advisors and other representatives will request permission for all such access reasonably in advance, and all such access will be subject to applicable laws and regulations and will be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of Delmar and Delmarva. Liberty agrees that it shall cause all information obtained by its or its authorized representatives from Delmar and Delmarva pursuant to the merger agreement or in connection with the negotiation thereof to be treated confidentially;

•                  Each of Liberty, Delmarva and Delmar has agreed that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) this proxy statement/offering circular shall, at the time such document and each amendment or supplement thereto, if any, is qualified, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) this proxy statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the shareholder meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of Liberty, Delmar and Delmarva have further agreed that if such party becomes aware prior to the date of Liberty shareholder meeting of any information furnished by such party that would cause any of the statements in  this proxy statement/offering circular to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct this proxy statement/offering circular;

•                  Delmar has agreed to advise Liberty, promptly after Delmar receives notice thereof, of the time when any supplement or amendment to this proxy statement/offering circular has been filed, of the issuance of any stop order or the suspension of the qualification of Delmar common stock for offering or sale in any jurisdiction, of the initiation or, to the extent Delmar is aware thereof, threat of any proceeding for any such purpose, of any request by the SEC for the amendment or supplement of this proxy statement/offering circular or for additional information or of any other correspondence from the SEC that relates to Liberty or the merger. Delmar agrees to promptly provide to Liberty copies of correspondence between Delmar (or any of its representatives and advisors on Delmar’s behalf), on the one hand, and the SEC, on the other hand as to relates to this proxy statement/offering circular or the merger;

•                  As promptly as practicable after the furnishing by Liberty of all information regarding it required to be reflected therein, Delmar and Delmarva are required to file: (i) the applications, notices, waiver requests or other appropriate filings with the Federal Reserve Board, the FDIC, the Delaware Commissioner, the NJ Department, and any other regulatory agency having authority over the Merger and the transactions contemplated by the merger agreement, required by applicable law and regulation for the consummation of the transactions contemplated by the merger agreement, and (ii) any other applications for regulatory or other approvals deemed necessary or appropriate by Delmar, Delmarva. Liberty, as of the date of this proxy statement/offering circular, all applications to the FDIC, the Delaware Commissioner, and the NJ Department required by applicable law and regulation for the consummation of the transactions contemplated by the merger agreement have been filed and all approvals have been received;

•                  Each party is required to promptly give written notice to the other parties upon the occurrence of any event, becoming aware of any impending or threatened occurrence of any event, or the failure of any event to occur, which constitutes, or might cause or constitute a breach of any of the representations, warranties or covenants made by such party in the merger agreement, any other changes or inaccuracies in any data previously given or made available to the other parties, or which might threaten consummation of the transaction contemplated by the merger agreement;

•                  Until the effective time of the merger, Liberty is required to: (i) cause one or more of its representatives to confer on a regular and frequent basis with representatives of Delmar and Delmarva to report Liberty’s financial condition and the general status of its ongoing operations; (ii) promptly notify Delmar and Delmarva of any material change in the normal course of Liberty’s business or in the operation of Liberty’s properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Liberty; (iii) provide Delmar and Delmarva with a weekly report of loans originated for sale, commitments to originate or sell loans for sale, and requests or notices of requests to repurchase any Liberty Sold Loan or to indemnify or make whole any purchaser, subsequent purchaser or securitizer thereof, which report shall include, at a minimum details of the loan including loan terms, property type, location of collateral, loan to value ratios, borrower credit scores, debt service coverage ratios and other pertinent financial and underwriting characteristics; (iv) provide Delmar and Delmarva with monthly internal financial statements and general ledger reports, prepared on a basis consistent with past practice, not later than 14 calendar days after month end; (v) promptly provide to Delmar and Delmarva copies of all regulatory applications or notices required to be filed by Liberty under the merger agreement and related correspondence to and from the applicable regulatory authorities to the extent legally permitted; and (vi) keep Delmar and Delmarva fully informed with respect to such events;

•                  Until the effective time of the merger, Delmar and Delmarva will (i) cause one or more of its representatives to confer on a regular basis with representatives of Liberty to report Delmar and Delmarva’s financial condition and their ongoing operations; (ii) promptly notify Liberty of any material change in the normal course of their business or in the operation of their properties and any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving them; (iii) promptly provide to Liberty copies of all regulatory applications required to be filed by Delmar and Delmarva under the merger agreement and related correspondence to and from the applicable regulatory authorities to the extent legally permitted; and (iv) keep Liberty fully informed with respect to such events;

•                  Delmarva and Liberty shall execute and deliver and use their best efforts to file appropriate Articles of Merger, Certificates of Merger, or other appropriate documents with the Delaware Secretary of State and the New Jersey Department of Banking and Insurance at the earliest practicable date after satisfaction or waiver of the conditions precedent to the merger set forth in the merger agreement;

•                  Subject to the terms and conditions in the merger agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement;

•                  Delmar, Delmarva, or Liberty, as the case may be, will use commercially reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by the merger agreement; and

•                  Subject to the other terms and conditions in the merger agreement, each party hereto shall take any action that is required to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code,  and will not take any actions or cause any actions to be taken which would reasonably be likely to  prevent (i) the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) Liberty to undergo an “ownership change” within the meaning of Section 382(g) of the Code and applicable U.S. Treasury Regulations.

Indemnification and Insurance

For a period of six (6) years from and after the effective time of the merger,  Delmar will indemnify and hold harmless the present and former officers, directors, employees and agents of Liberty against costs or expenses, judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the merger, whether asserted or claimed prior to, at, or after the effective date of the merger), arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Liberty, or is or was serving at the request of Liberty as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise to the extent and on the same conditions as the indemnified party would have been indemnified, as a director, officer or employee of Liberty under Liberty’s Charter and Bylaws (or other binding agreement disclosed pursuant to the merger agreement) and as permitted by applicable law.

For the same period, such persons will also be covered (either through the purchase by Liberty of tail coverage of Liberty’s existing officers’ and directors’ liability insurance policy, under Delmar’s existing policy, or another policy) under officers’ and directors’ liability insurance for acts or omissions that occurred prior to such period, provided that:

•                  The premium for such policy cannot exceed 200% of the amount paid by Liberty in its prior full fiscal year for one year’s coverage; and

•                  If Delmar is unable to maintain, or Liberty is unable to obtain, such policy (or substitute policy) as a result of the preceding proviso, Delmar or Liberty shall obtain as much comparable insurance as is available during the period.

No Solicitations of Other Transactions

So long as the merger agreement remains in effect, Liberty will not solicit, encourage, or authorize any person, including but not limited to directors, officers, shareholders, employees, investment bankers, financial advisors, attorneys, accountants or other retained representatives, to solicit from, any third party, or facilitate inquiries or the making of proposals relating to any acquisition proposal, or engage in communications with or provide any such third party with information or assistance or negotiate or conduct any discussions with any such third party to facilitate such inquiries or to obtain an acquisition proposal, or continue any such activities in progress on the date of the merger agreement.  Notwithstanding the foregoing, the board of directors of Liberty may consider, negotiate or communicate, or provide information with respect to an unsolicited inquiry relating to an acquisition proposal, in each case, if the Liberty board of directors have determined, in good faith, that their fiduciary duties requires that they consider, negotiate or communicate, or provide information with respect to such acquisition proposal because the acquisition proposal is more favorable to the Liberty shareholders than the merger, which determination is made after receiving the advice of counsel to Liberty regarding such fiduciary duties and the advice of Liberty’s financial advisor regarding whether the acquisition proposal is more favorable to Liberty’s shareholders from a financial point of view than the merger.

Liberty shall promptly, and in any event no more than 24 hours after receipt and prior to engaging in communications with the party making the unsolicited acquisition proposal, advise Delmar of, and communicate to Delmar the terms of, and provide Delmar with a copy of, any such acquisition proposal or inquiry with respect to an acquisition proposal addressed to Liberty, or of which Liberty or its executive officers, directors, employees, agents or representatives has actual Knowledge. Liberty’s board of directors shall use its best efforts to cause its officers, directors, employees, agents and representatives to comply with the requirements of the merger agreement.

Bank Name Following Merger

For at least two (2) years thereafter, Delmar will operate the former Liberty  branches as “Liberty Bell Bank, a division of The Bank of Delmarva” unless the board of directors of Delmar shall determine otherwise upon approval of at least 80% of the board of directors of Delmar in connection with an acquisition of a bank with branches in New Jersey, or the acquisition of Delmar.

Conditions to Merger

Delmar’s and Liberty’s obligations to complete the merger are subject to the satisfaction of various conditions at or prior to the effective date of the merger, including the following:

•                  Liberty’s stockholders must approve and adopt the merger agreement;

•                  The amendment of Delmar’s articles of incorporation to increase the number of authorized shares of capital stock to 20,000,000 has been approved by the requisite vote of shareholders of Delmar, and such amendment has been filed with the Maryland State Department of Assessments and Taxation;

•                  Approval of the merger by the necessary federal and state regulatory authorities, obtained and remaining in full force and effect and the expiration of all waiting periods thereto;

•                  The offering circular has been declared qualified by the SEC and no stop order suspending the qualification of the offering circular has been issued and no proceedings for that purpose has been initiated by the SEC and not withdrawn. Delmar has received all necessary registrations, qualifications or approvals under the securities laws of any state in which holders of Liberty common stock reside, or there will be available appropriate exemptions from such registration, qualification or approval;

•                  The absence of any injunction, restraining order, stop order or other order or action of any federal or state court or agency that prohibits, restricts or makes illegal the completion of the merger;

•                  The accuracy of the other party’s representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement;

•                  The other party’s performance in all material respects of its obligations, and compliance in all material respects with all agreements or covenants under the merger agreement;

•                  The receipt of an opinion of legal counsel that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code;

•                  As of the date of the merger agreement, certain individuals will have entered into employment, consulting and/or amendments to their current employment agreements; and

•                  The absence of pending or known and threatened litigation that would have a material adverse effect.

Delmarva’s obligations under the merger agreement are subject to the satisfaction or waiver of certain other conditions set forth below:

•                  The receipt of an opinion of legal counsel that the issuances of Liberty common stock through the closing date of the merger, and the consummation of the transactions contemplated by the merger agreement, will not cause Liberty to undergo an “ownership change” within the meaning of Section 382(g) of the Code and applicable U.S. Treasury Regulations;

•                  No regulatory approval required for the consummation of the merger shall include any condition or requirement that would result in a material adverse effect on Delmar and its subsidiaries, taken as a whole after giving effect to the transaction contemplated in the merger agreement, excluding conditions that are ordinarily imposed in connection with transactions of the type contemplated by the merger agreement and excluding any condition that would require Delmar or Delmarva to raise regulatory capital or otherwise improve its regulatory capital ratios;

•                  Each of the directors and executive officers of Liberty in office as of the date of execution of the merger agreement, has, concurrently with the execution of the merger agreement, entered into a support agreement;

•                  Liberty has paid in full, at or prior to closing, all amounts owing in respect of the broker and finders fees payments;

•                  Liberty has obtained all third party consents under any material agreement, contract, note, license, permit or other document by which Liberty is bound or to which any of its properties is subject required for the consummation of the transactions contemplated by the merger agreement, except such consents which, individually or in the aggregate do not result in a material adverse effect. Liberty has obtained appropriate landlord consents for leased property; and

•                  The holders of no more than seven percent (7%) of Liberty common stock that is issued and outstanding will have taken the actions necessary to qualify their Liberty common stock as dissenters’ shares.

In addition, Liberty’s obligations under the merger agreement are subject to the satisfaction or waiver of certain other conditions set forth below:

•                  Delmar and Delmarva have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the Merger in accordance with applicable law;

•                  There has not been, since the date of the merger agreement, any material adverse change in the business, operation, financial condition, prospects or results of operations of Delmar, taken as a whole;

•                  Delmar have deposited with the exchange agent, and authorized and directed the exchange agent to issue, the merger consideration to be paid to holders of Liberty common stock in accordance with the provisions of the merger agreement; and

•                  Any required regulatory approvals in connection with the two appointee directors of the resulting bank and Delmar have been received.

Under the terms of the merger agreement, a “material adverse effect,” “material adverse change,” or words of similar import means with respect to a party to the merger agreement, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences that:

•                  Has had or would reasonably be expected to result in a material adverse effect on the financial condition, results of operations or business of such party and its subsidiaries taken as a whole, provided, however, that a “material adverse effect” will not be deemed to include facts, circumstances, events, changes, effects, developments and/or occurrences arising out of, relating to or resulting from:

•                  Changes, after the date of the merger agreement, in laws of general applicability or interpretations thereof by courts or governmental authorities but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies;

•                  Changes, after the date of the merger agreement, in generally accepted accounting principles or regulatory accounting principles generally applicable to banks but only to the extent the effect on such person and its subsidiaries, is not materially worse than the effect on similarly situated banks;

•                  Changes in global, national or regional political or social conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate but only to the extent the effect on such person and its subsidiaries, is not materially worse than the effect on similarly situated banks;

•                  Failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded under the merger agreement, or changes in the trading price or trading volume of a party’s common stock, in and of itself, but not including any underlying causes thereof unless separately excluded under the merger agreement;

•                  Any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

•                  Public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) or actions or omissions taken with the prior written consent of the other party hereto or expressly required by the merger agreement;

•                  The expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement; or

•                  Prevents or materially impairs the ability of such party to timely consummate the transactions contemplated by the merger agreement.

Amendment; Waiver

Subject to applicable law, at any time prior to the consummation of the transactions contemplated by the merger agreement, the parties to the merger agreement may:

•                  Amend the merger agreement;

•                  Extend the time for the performance of any of the obligations or other acts of either Delmar or Liberty;

•                  Waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•                  Waive compliance with any of the agreements or conditions contained in the provisions of the merger agreement relating to the covenants of Delmar and Liberty.

However, any amendment, extension or waiver granted or executed after stockholders of Liberty have approved the merger agreement will not modify either the amount or the form of the merger consideration to be provided to holders of Liberty common stock without the approval of the stockholders who would be so affected.

Termination

The merger agreement may be terminated on or at any time prior to the closing date of the merger by the mutual written consent of Delmar and Liberty.

In addition, the merger agreement may terminated by Delmar or Liberty if:

•                  The merger has not occurred on or before April 30, 2018 (or a later date, if mutually extended by the parties), unless the failure of the merger to occur is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements required by the merger agreement;

•                  The other party has materially breached any representation, covenant, or agreement, subject to a 30 day cure period (provided there shall be no cure period for Liberty violating the “no solicitation” provisions of the merger agreement);

•                  Any governmental agency issues a final unappealable administrative order or any such denial has not have been appealed within the time available for such appeal, or any governmental or regulatory authority has requested that any application in connection with the merger be withdrawn and such application is withdrawn;

•                  Any of the conditions precedent to the obligation of such party to consummate the merger (other than, with respect to Delmar, the condition that Pepper Hamilton LLP will provide an opinion that the issuance of Delmar common stock through the closing date and the consummation of the transactions contemplated by the merger agreement will not result in an “ownership change” of Liberty) cannot be satisfied or fulfilled by April 30, 2018 (or a later date, if mutually extended by the parties), provided that the terminating party(ies) will not be in material breach of a representation, warranty or covenant of the merger agreement at the time of termination; or

•                  The merger and the merger agreement are not approved by the shareholders of Liberty at its shareholder meeting, or the shareholders of Delmar do not approve the amendment to Delmar’s articles of incorporation increasing the number of authorized shares of Delmar common stock to 20,000,000.

The merger agreement may also be terminated in the event that Liberty’s board of directors:

•                  Approves entering into an agreement for any unsolicited acquisition proposal, or Liberty consummates any such unsolicited acquisition proposal.  The merger agreement shall terminate as of the date of such approval or consummation, and Liberty shall be liable for a termination fee (see next section); or

•                  While any unrejected unsolicited acquisition proposal exists, any of the following occurs, and, as of the date of such event, Liberty shall be liable for a termination fee (see next section):

•                  Recommends any unsolicited acquisition proposal to the shareholders of Liberty;

•                  Fails to recommend the merger to the shareholders of Liberty in accordance with the merger agreement;

•                  Withdraws or adversely modifies its recommendation of the merger to shareholders of Liberty;

•                  Failing to call, give notice of, convene and hold the Liberty shareholder meeting to approve the merger and adopt the merger agreement; or

•                  Subsequent to April 29, 2018 (or a later date, if the April 30, 2018 date to consummate the merger is extended by the parties), fails upon request of Delmarva to reconfirm its recommendation of the merger to shareholders of Liberty.

Delmarva has the right to terminate the merger agreement, effective immediately upon notice to Liberty, and Liberty shall be liable for a termination fee (see next section), if Liberty’s board of directors determines that its fiduciary duties require it to engage in communications for any unsolicited acquisition proposal, and the following also occurs:

•                  Such communications continue until the earlier of (i) 30 days after the date on which Liberty provided notice of such unsolicited acquisition proposal to Delmarva, and (ii) April 29, 2018 (or a later date, if the April 30, 2018 date to consummate the merger is extended by the parties); and

•                  Liberty has not (i) rejected such unsolicited acquisition proposal, and (ii) advised Delmarva orally and in writing of such rejection by noon on April 29, 2018 (or a later date, if the April 30, 2018 date to consummate the merger is extended by the parties).

The merger agreement may also be terminated:

•                  By Delmar if the condition that Pepper Hamilton LLP provide either of its tax opinions is not satisfied, or cannot be satisfied, prior to April 30, 2018 (or a later date, if mutually extended by the parties);

•                  By Liberty if the condition that Stevens & Lee provide its tax opinion is not satisfied, or cannot be satisfied, prior to April 30, 2018 (or a later date, if mutually extended by the parties;

•                  By Liberty, if Liberty’s board of directors so determines by a vote of the majority of the entire board, at any time during the five-day period commencing with the “determination date,” i.e., the 10th day prior to the closing (subject to adjustment if Delmar’s stock is not actually traded that day), if the following conditions are satisfied:

•                  The Delmar ratio, a number obtained by dividing the average closing price of Delmar’s stock (for ten consecutive full trading days ending on the determination date) by $6.00, is less than 0.80;

•                  The Delmar ratio is less than the KBW index ratio, which is (i) the quotient obtained by dividing the average price of the KBW Nasdaq Regional Banking Index for five consecutive full trading days ending on the determination date by the closing price on such date of the KBW Nasdaq Regional Banking Index on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement minus (ii) 0.20;

•                  Liberty gives prompt written notice of termination to Delmar (no later than five days after the determination date).  During a five-day period commencing with its receipt of such notice, Delmar has the option to increase the consideration to be received by the holders of Liberty common stock under the merger agreement by adjusting the 0.2857 conversion ratio  to equal the lesser of the following:

•                  The number (rounded to the nearest one one-thousandth) obtained by dividing (i) the product of the $6.00, 0.80, and the then-existing conversion ratio by (ii) the average closing price of Delmar’s stock used to calculate the Delmar ratio (see above);

•                  The number (rounded to the nearest one one-thousandth) obtained by dividing (i) the product of the KBW index ratio (see above) and the conversion ratio by (ii) the Delmar ratio (see above); and

•                  Delmar does not elect within such five-day period to elect to revise the conversion ratio.  If Delmar elects to do so, however, the merger agreement will continue in full force and effect, subject to the revised conversion ratio.

Notwithstanding the foregoing termination rights, no party can stop any termination based on the failure to consummate the merger by April 30, 2018 (see above) or to terminate the merger agreement under such other sections based upon a claim of breach or non-performance of the merger agreement, or to make any claim for payment under the merger agreement, based upon any information regarding Liberty or Delmar (on a consolidated basis) provided to the other party at any time by Mr. Lehman, other than such information which (i) has been disclosed by the party to which it relates to the other party or its representatives, other than Mr. Lehman, whether before or after disclosure by Mr. Lehman, or (ii) should have been disclosed by the party in accordance with the terms of the merger agreement.

The parties acknowledge that the business and assets of Liberty, and the combination of Delmarva and Liberty, are unique and that, if the parties fail to consummate the transactions contemplated by the merger agreement, the parties may have no adequate remedy at law. The parties will be entitled, in addition to the post-termination rights provided under the merger agreement and other remedies at law, to specific performance of the merger agreement if the other party shall, without cause, refuse to consummate the transactions contemplated by the merger agreement.

If the merger is terminated, the merger agreement will be void except for its confidentiality provisions, the payment of any termination fee (as applicable), and as to any liability arising out of fraud or for any breach of a material provision of the merger agreement.

Termination Fee

If merger agreement is terminated after the occurrence of one of the following events, Liberty will pay Delmar a fee of $625,000 (which is the sole remedy):

•                  Automatically or by either Liberty or Delmar pursuant to the termination rights related to the “no solicitation” provisions of the merger agreement;

•                  By either Liberty or Delmar due to the merger agreement not being approved by the Liberty shareholders if (i) prior to such termination Liberty violates the “no solicitation” provisions of the merger agreement; or (ii) receives an unsolicited acquisition proposal which has been publicly disclosed to shareholders of Liberty or of which shareholders of Liberty have been advised and in the case of (ii) Liberty has entered into a definitive agreement with respect to such unsolicited acquisition proposal within one year following such termination;

•                  By Delmar pursuant to the failure to consummate the merger prior to April 30, 2018 (or a later date, if mutually extended by the parties) and there has not been any material breach of the merger agreement by Delmar, if prior to such termination Liberty violates the “no solicitation” provisions of the merger agreement; or

•                  By Delmarva pursuant to an uncured, material breach of the merger agreement by Liberty if prior to such termination (i) Liberty has willfully breached any representation, warranty, covenant or agreement contained in the merger agreement and (ii) Liberty has prior to such breach received an unsolicited acquisition proposal or violated the “no solicitation” provisions of the merger agreement.

If Delmar terminates the merger agreement due to an inability to obtain Pepper Hamilton’s opinion that the issuance of Delmar common stock in the merger will not result in an ownership change, Delmar or Delmarva will pay Liberty a fee of $225,000 (which is the sole remedy).

If any party fails to pay any required termination fee, the party required to make the payment shall pay the costs and expenses incurred by the party entitled to payment in connection with any action in which it prevails, together with interest.

Expenses

Except as described above, each party will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement.  Liberty agrees that its aggregate expenses will be reasonable and customary, and will provide such amounts to Delmar upon request.

Treatment of Liberty Options and Warrants

As of the date hereof, Liberty had exercisable options to purchase an aggregate of 48,225 shares of Liberty common stock at a weighted average exercise price of $1.18 per share, outstanding under its stock option plans, and a warrant agreement for the purchase or 10,000 shares of Liberty common stock at an exercise price of $1.00 per share outstanding. At the effective time of the merger, each option, whether vested or unvested, then issued and outstanding under the Liberty 2004 Non-Qualified Stock Option Plan or the 2004 Incentive Stock Option Plan, will be converted into and become options to purchase Delmar common stock. Delmar shall assume each Liberty option in accordance with the terms and conditions of the Liberty plan pursuant to which it was issued, the agreements evidencing grants thereunder and any other agreements between Liberty and an optionee regarding Liberty options (but taking into account any changes thereto, including any acceleration thereof, provided for in any relevant underlying agreements); provided, however, that the number of shares of Delmar common stock that may be acquired will be the number of shares of Liberty common stock subject to the option multiplied by 0.2857, rounded up to the nearest whole share, and the exercise price per share shall be equal to the exercise price per share of Liberty common stock divided by 0.2857, rounded down to the nearest cent. With respect to each incentive stock option, it is intended that the foregoing assumption and adjustment shall be effected in a manner consistent with the requirements of Section 424 of the Code. No consideration shall be payable to any holder of a Liberty option for a fractional share of Delmar common stock that is eliminated as a result of the foregoing adjustment.

At the effective time of the merger, each warrant then issued and outstanding shall be converted into and become warrants to purchase Delmar common stock. Delmar shall assume each Liberty warrant in accordance with the terms and conditions of such agreement; provided, the number of shares of Delmar common stock that may be acquired will be the number of shares of Liberty common stock subject to the warrant multiplied by 0.2857, rounded down to the nearest whole share, and the exercise price per share shall be equal to the exercise price per share of Liberty common stock divided by 0.2857, rounded up to the nearest cent. No consideration shall be payable to any holder of a Liberty warrant for fractional share of Delmar common stock that is eliminated as a result of the foregoing adjustment.

Regulatory Approvals

Completion of the transaction is subject to the prior receipt of all consents or approvals of federal and state regulatory authorities required to complete the merger of Delmarva and Liberty. As of the date of this proxy statement/offering circular, all approvals have been received from the appropriate regulatory authorities, and such approvals are subject to standard conditions. Approvals have been obtained from the FDIC, the primary federal regulator of state-chartered banks that are not members of the Federal Reserve System; the Office of the State Bank Commissioner of the State of Delaware, the primary regulator of Delaware-chartered deposit-taking institutions; and the New Jersey Department of Banking and Insurance, the primary regulator of New Jersey-chartered deposit-taking institutions. The merger cannot proceed should any conditions to these regulatory approvals not be satisfied. As of the date hereof, all regulatory approvals have been received.

Management After the Merger

From and after the effective time of the merger:

•                  The directors of Delmarva immediately prior to such date, together, subject to any required regulatory approvals, with two directors of Liberty immediately prior to such date selected by Delmar from four candidates designated by Liberty (referred to below as “appointees”), shall serve as the directors of the resulting bank until at least January 1, 2021 and until their successors are duly appointed or elected;

•                  The directors of Delmar immediately prior to such date will continue to serve as the directors of Delmar in their respective classes and until their respective successors are duly appointed or elected, and, subject to the requirements summarized in this section and any required regulatory approvals, the appointees shall be appointed to the board of directors of Delmar as members of the class with terms expiring in no earlier than January 1, 2020;

•                  Each of the appointees shall be duly nominated by the Delmar board and/or nominating committee for, and subject to, election by the shareholders of Delmar at the first annual meeting of shareholders of Delmar following the effective time of the merger.  If elected, they shall continue in office for the remainder of the term of the class to which they were appointed.  It is intended that each of the appointees will qualify as an “independent director” under applicable securities laws and NASDAQ listing standards; and

•                  The executive officers of Delmarva at such time will serve as the executive officers of the resulting bank until their successors are duly appointed or elected.

•                  John R. Herring, Executive Vice President and Chief Lending Officer of Liberty will become President of the New Jersey Market for Delmarva.

Employment; Severance

Subject to Delmar’s determination, in its discretion, to offer continued employment to non-executive officer employees of Liberty on a case by case basis, Delmar and Delmarva have no obligation to continue the employment of any Liberty employee after the effective time of the merger agreement. Delmar and Delmarva agree that each Liberty employee (excluding any employee subject to an employment agreement, change in control agreement, severance agreement or other agreement which provides for payments following involuntary termination without cause or termination for “good reason”) who is involuntarily terminated without cause within nine months following the effective time of the merger agreement shall, subject to any necessary regulatory approvals, receive a severance payment of two weeks of pay for every full year of service to Liberty, with a minimum of four weeks’ pay (which will be rounded up for partial years of service of nine months or more).

Certain employees of Liberty will be provided with an incentive, in the form of a “retention” or “pay to stay” bonus, to remain in the employ of Liberty or Delmarva until closing, until the completion of a systems conversion, or some other transition period following closing. Delmar and Liberty have mutually agreed on the terms of a retention pool containing the funds to be paid to such employees. Such payments will be made to the applicable individuals if they are still employed by one of the parties upon a date set forth in the written retention bonus pool agreement, or terminated without cause prior to such date.  The parties reserve the right to amend the retention bonus pool agreement from time to time, by a mutual written agreement. All payments described under this “Employment; Severance” section will be made by Delmarva, unless Liberty terminates such employee’s employment without cause prior to the effective time  of the merger, with the consent of Delmar.

Interests of Directors and Executive Officers in the Merger

When considering the recommendation of the Liberty board of directors recommendations in connection with the merger agreement proposal, you should be aware that some of Liberty’s officers and board of directors have interests that are in addition to, or different from, the interests of Liberty’s stockholders generally, which are described below.  The Liberty board of directors was aware of these factors and considered them, among other matters in approving the merger agreement and the transactions contemplated by the merger agreement.  Except as described below, to the knowledge of Liberty, the officers and directors of Liberty do not have any material interest in the merger apart from their interests as stockholders of Liberty.

Advisory Board. As of the effective time of the merger, Delmarva will establish a regional advisory board for the New Jersey market in which Liberty operates.  All members of the board of directors of Liberty in office at such time, other than the two directors of Liberty selected to become members of the resulting bank and Mr. Kenneth Lehman, will be offered the opportunity to serve on the advisory board for at least three years, for which they each will be paid a $1,500 annual stipend and a meeting fee of $300 for each meeting attended in person.

Share Ownership.  As of January 12, 2018, the record date for the special meeting of Liberty stockholders, the directors and executive officers of Liberty may be deemed to be the beneficial owners of 4,890,849 shares, representing 55.5% of the outstanding shares of Liberty common stock, including 43,100 shares subject to exercisable options and/or warrants to purchase shares of Liberty common stock.

John R. Herring Employment Agreement. John R. Herring, the Executive Vice President and Chief Lending Officer of Liberty,  entered into a three year evergreen employment agreement with Delmarva, which will become effective upon the effective date of the merger.  Delmarva will pay Mr. Herring a base salary of $165,000 per year.  Delmarva will also provide benefits to Mr. Herring, such as life insurance, retirement plans, and all other benefits that Delmarva provides from time to time to its senior executives.  Mr. Herring will receive a $100,000 bonus as inducement for entering into the employment agreement and will be entitled to bonus payments (as approved by the board of directors based on the recommendation for the compensation committee).   Mr. Herring will also receive 3,000 restricted shares of stock on each of the first three anniversaries of the effective date of the merger, subject to his continued employment as of the vesting date, and will also be eligible for equity based compensation pursuant to Delmar’s equity compensation plans.  These stock awards vest upon a change in control event, as defined in the employment agreement.

The employment agreement automatically terminates if Mr. Herring is terminated for “Cause,” as defined in the employment agreement, or upon death or disability.  Delmarva may also terminate “without Cause,” but, in that event, Bank shall pay to Mr. Herring salary and insurance benefits for a one year period thereafter.  The employment agreement also terminates for certain regulatory events. A payment equal to one and one half (1½) times salary, plus insurance benefits, is payable upon a change in control.

The employment agreement contains non-compete, non-solicitation, and confidentiality provisions.  The terms of the employment agreement are contingent upon the execution of a general waiver and release of prior claims.

Benjamin F. Watts Amendment to Employment Agreement and Consulting Agreement.  Benjamin F. Watts, President and Chief Executive Officer of Liberty, entered into an amendment to his existing employment agreement under which such agreement will be terminated as of the effective time of the merger.  At such effective time, Delmarva shall pay Mr. Watts $496,097.  For three years after such effective time, Mr. Watts is also entitled to continuing medical benefits.  Separately, Mr. Watts also entered into a consulting agreement with Delmarva, under which Mr. Watts will be paid $13,876 per calendar month for a period of nine to twelve months.

Dennis A. Costa Employment Agreement and Consulting Agreement.  Mr. Costa, the Executive Vice President and Chief Financial Officer of Liberty, is a party to an employment agreement with Liberty.  Delmar expects that Mr. Costa’s employment will be terminated as of the effective time of the merger.  At such effective time, pursuant to the terms of such employment agreement, Delmarva will pay Mr. Costa $130,000. On November 27, 2017, Mr. Costa also entered into a consulting agreement with Delmarva, under which Mr. Costa will be paid $2,400 per week, for services relating to financial reporting and transition of Liberty’s accounting processes, for a period commencing at the effective time of the merger and ending on April 30, 2018.

Information about Liberty Designees to the Delmar and Delmarva Boards and Liberty Officers Who Will Become Executive Officers of Delmar or Delmarva

Set forth below is certain information regarding the four directors of Liberty who have been designated by Liberty as candidates for appointment to the boards of directors of Delmar and Delmarva upon consummation of the merger. As of the  date of this proxy statement/offering circular, Delmar has not identified which two candidates will be designated for appointment to the board of directors of Delmar and Delmarva upon consummation of the merger. Also set forth below is information regarding John Herring, the only executive officer of Liberty expected to become an executive officer of Delmar and Delmarva. The information presented includes information each individual has given Liberty about his age, all positions he holds, and his principal occupation for the past five years. The following also includes certain individual qualifications and skills of directors that contribute to the board’s effectiveness s as a whole. Liberty believes that each director has a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business insight and an ability to exercise sound judgement as well as a commitment to service. None of the directors below is a director of any other publically-traded company.

William C. Dunkelberg, Ph.D., 74, is the Chairman of the Board of Liberty Bell Bank and a Professor of Economics at the School of Business and Management, Temple University (Retired).  He has also served as a Professor of Economics and Management at Stanford and Purdue Universities, and as Dean of the Temple University School of Business and Management.  Dr. Dunkelberg has also served as a consultant to the National Federation of Independent Business since 1970 and is currently the Chief Economist for that organization.  Since

2013, he has also served on the Board of Directors of Independence Realty Trust, a real estate investment trust, and also serves on its Audit and Compensation Committees.  He served on the Board of Directors of NCO Group, Inc., a provider of business process outsourcing solutions, until the company was sold in 2007.  He also served on the Board of Directors of Advanta Corp., a financial services company, from 1990 to 2001.  NCO Group, Inc. and Advanta each had a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. Liberty believes Dr. Dunkelberg’s expertise in economics and his many years of experience as a director of both public and private companies make him invaluable as Chairman of Liberty’s Board and Liberty’s Executive and ALCO/Investment Committees, and as a member of our Audit, Compensation/Personnel, and Nominating and Corporate Governance Committees.

George F. Beppel, CPA, 64, is a certified public accountant and an attorney.  Since 1976, Mr. Beppel has been employed by Ragone, Lacatena, Fairchild & Beppel, P.C., a certified public accounting firm in Haddonfield, New Jersey.  He currently is a Shareholder, a Director and the Treasurer of such firm.  He is also a member of the Board of Directors of The Center for Family Services, where he serves as the Chairman of the Audit Committee and a member of the Finance Committee.  The Liberty Board of Directors believes that Mr. Beppel’s experience as a certified public accountant makes him a valuable member of the Liberty Board and qualifies him to chair Liberty’s Audit Committee and to serve on its ALCO/Investment, Loan and Executive Committees. The Board of Directors of Liberty has determined that Mr. Beppel qualifies as an audit committee financial expert under the relevant criteria established under the SEC’s regulations.  The Board of Directors made such determination due to his educational background and more than 35 years of experience as a certified public accountant.

Joseph Maressa, Jr., Esquire, 58, has been the President and Chief Executive Officer of Title America, a title insurance agency licensed in New Jersey, Pennsylvania and Delaware, since 1995.  He has been a licensed New Jersey and Pennsylvania attorney since 1992, and currently is a partner with the firm of Maressa Patterson LLC where his practice is limited to real estate, land use and municipal matters.  He also is a member of the Board of Directors of the South Jersey Port Corporation, and serves on its Professional Appointments Committee.  He is also a Trustee of the Kennedy Health System, and a member of the Kennedy Hospital Board of Directors.  He holds a New Jersey real estate sales person license, and serves on the Diocese of Camden Real Estate Review Committee.  During the past 25 years, he has developed and managed multiple senior citizen apartment complexes throughout the State of New Jersey under the U.S. Department of Agriculture’s rural housing program.  The Liberty Board of Directors believes that Mr. Maressa’s experience in the legal, real estate and construction industries is of great assistance to the Board and qualifies him to serve as Chairman of its Loan Committee and a member of its ALCO/Investment, Executive and Nominating and Corporate Governance Committees.

James A. Tamburro, Esquire, 51, is currently the managing partner at Tamburro Law Offices located in Marlton, New Jersey.  In 2010, Mr. Tamburro became a minority owner of Global Contact International Publishing Co., also located in Marlton, New Jersey. He also is a licensed real estate agent for Berkshire Hathaway in Marlton, New Jersey.  The Liberty Board of Directors believes Mr. Tamburro’s legal background and experience combined with his knowledge of the real estate market qualify him as a member of its Board of Directors and its ALCO/Investment, Loan and Executive Committees, and to chair its Nominating and Corporate Governance Committee.

John R. Herring, 56, serves as Executive Vice President and Chief Lending Officer of Liberty. Mr. Herring joined Liberty in June 2004 as Vice President and Senior Lending Officer.  He was made Chief Lending Officer in 2008. Prior to his employment with Liberty, he was the lead line lender for Cornerstone Bank from 2000 to June 2004.

Indemnification and Insurance of Directors and Officers

For a period of six (6) years from and after the effective time of the merger,  Delmar will indemnify and hold harmless the present and former officers, directors, employees and agents of Liberty against costs or expenses, judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the merger, whether asserted or claimed prior to, at, or after the effective date of the merger), arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Liberty, or is or was serving at the request of Liberty as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise to the extent and on the same conditions as the indemnified party would have been indemnified, as a director, officer or employee of Liberty under Liberty’s Charter and Bylaws [(or other binding agreement disclosed pursuant to the merger agreement)] and as permitted by applicable law.

For the same period, such persons will also be covered (either through the purchase by Liberty of tail coverage of Liberty’s existing officers’ and directors’ liability insurance policy, under Delmar’s existing policy, or another policy) under officers’ and directors’ liability insurance for acts or omissions that occurred prior to such period, provided that:

•                  The premium for such policy cannot exceed 200% of the amount paid by Liberty in its prior full fiscal year for one year’s coverage; and

•                  If Delmar is unable to maintain, or Liberty is unable to obtain, such policy (or substitute policy) as a result of the preceding proviso, Delmar or Liberty shall obtain as much comparable insurance as is available during the period.

Support Agreements

As a condition to entering into the merger agreement, each of the directors and certain executive officers of Liberty having the right to vote or direct the voting of 4,847,749 shares of Liberty common stock, or approximately 55% of the outstanding shares, entered into an agreement pursuant to which each such director or executive officer agreed to vote all of his or her shares of Liberty common stock in favor of the merger agreement. The form of support agreement is attached as Annex D of this document. The support agreements may have the effect of discouraging persons from making a proposal for an acquisition transaction involving Liberty. The following is a brief summary of the material provisions of the support agreements:

•                  The directors and executive officers agreed, among other things, to vote, or cause to be voted, (a) for approval and adoption of the merger agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the merger agreement, all shares over which they exercise sole or shared voting power, including those held in a voting trust jointly with other persons, to be voted in the same manner; and

•                  The directors and executive officers agreed not to sell, transfer, or otherwise dispose of their Liberty common stock, as applicable, subject to certain exceptions.

Accounting Treatment

The accounting principles to this transaction as described in Financial Accounting Standards Board Accounting Standards Codification 805 (“ASC 805”) provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: a) identifying the acquirer; b) determining the acquisition date, c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquisition; and d) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Delmar will record at fair value the identifiable assets acquired and the liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

Material U.S. Federal Income Tax Consequences of the Merger

Subject to the limitations, assumptions, and qualifications as discussed herein, in the opinion of each of Stevens & Lee and Pepper Hamilton, the following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Liberty common stock. This discussion is based on the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change (possibly with retroactive effect) and to differing interpretations which could affect the accuracy of this discussion.

This discussion assumes that U.S. holders of Liberty common stock hold their shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances and does not address aspects of U.S. federal income taxation that may be applicable to U.S. holders subject to special treatment under the federal income tax laws (including banks; financial institutions; tax-exempt organizations; insurance companies; dealers or brokers in securities; traders in securities that elect to use a mark-to-market method of accounting; S corporations; partnership; investors or owners of pass-through entities; mutual funds; holders subject to the alternative minimum tax provisions of the Code; regulated investment companies, real estate investment trusts, controlled foreign corporations; passive foreign investment companies; persons whose “functional currency” is not the U.S. dollar; persons who hold their respective shares of Liberty common stock as part of a hedge, straddle, constructive sale, conversion or other integrated securities transaction; expatriates; persons who acquired their Liberty common stock through the conversion of a debt instrument; or persons who acquired their Liberty common stock as compensation or through a tax qualified retirement plan, or who held or acquired their Liberty common stock through an employee stock ownership plan or dividend reinvestment plan). In addition, this discussion does not address the tax consequences to holders of Liberty common stock who exercise appraisal and/or dissenters’ rights. Further, this discussion does not consider any aspect of state, local, or foreign taxation or any aspects of U.S. federal tax law (such as the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010) other than federal income tax law.

This discussion is not intended to be tax advice to any particular holder of Liberty common stock. Tax matters regarding the merger are complicated, and the tax consequences of the merger to you will depend on your particular situation. Liberty stockholders are urged to consult their tax advisors with respect to the particular U.S. federal, state, local, and foreign tax consequences to them of the merger, and the effect of possible changes in those laws after the date of this proxy statement/offering circular.

For purposes of this discussion, you are a “U.S. holder” if you beneficially own Liberty common stock and you are:

•                  a citizen or resident of the United States for federal income tax purposes;

•                  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•                  a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•                  an estate that is subject to U.S. federal income tax on its income regardless of its source.

If an entity classified as a partnership for U.S. federal income tax purposes holds Liberty common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding Liberty common stock should consult their own tax advisors.

The parties intend for the merger to be treated as a “reorganization” within the meaning of Section 368 of the Code for U.S. federal income tax purposes. It is a condition to the closing of the merger that Delmar receive the opinion of its special counsel, Pepper Hamilton, and that Liberty receive the opinion of its special counsel, Stevens & Lee, substantially to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Delmar and Liberty), the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The condition is waivable, and in such case, Delmar and Liberty will undertake to recirculate and resolicit if the condition is waived by either party and the change in the tax consequences is material. The tax opinions are not binding on the IRS or the courts, and neither Delmar nor Liberty intends to request a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

Delmar will receive an opinion from Pepper Hamilton and Liberty will receive an opinion from Stevens & Lee to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  Based on the opinions that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger are as follows:

Exchange of Liberty common stock for Delmar common stock

A U.S. holder that exchanges shares of Liberty common stock for shares of Delmar common stock in the merger generally will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of Delmar common stock (as discussed below). The aggregate adjusted tax basis of the shares of Delmar common stock received by the U.S. holder in the merger will be equal to the aggregate adjusted tax basis of the shares of Liberty common stock surrendered in exchange therefor, reduced by the tax basis allocable to any fractional share of Delmar common stock for which cash is received. The holding period of the Delmar common stock received by a U.S. holder will include the holding period of the shares of Liberty common stock surrendered in exchange therefor. If a U.S. holder acquired different blocks of Liberty common stock at different times or at different prices, the holder should consult his or her tax advisor with regard to identifying the bases or holding periods of the particular shares of Delmar common stock received in the exchange.

Exchange of Liberty common stock solely for cash

In general, if, pursuant to the merger, a Liberty shareholder exchanges all of his or her shares of Liberty common stock solely for cash, such holder will recognize gain or loss equal to the difference between the amount of cash received and his or her adjusted tax basis in the shares of Liberty common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the shareholder’s holding period with respect to the Liberty common stock surrendered is more than one year. Although the law in this area is unclear, in certain cases, if a U.S. holder actually or constructively owns Delmar common stock immediately after the merger, the total amount of cash received could be treated as having the effect of a distribution of a dividend.  In such cases, U.S. holders should consult their tax advisors as to their tax consequences.

Exchange of Liberty common stock for Delmar common stock and cash

If, pursuant to the merger, a U.S. holder exchanges  his or her shares of Liberty common stock for Delmar common stock and  for cash, the U.S. holder  generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized in the exchange (i.e., the excess of the sum of the amount of cash and the fair market value of the Delmar common stock received pursuant to the merger over such shareholder’s adjusted tax basis in the shares of Liberty common stock surrendered) and (2) the amount of cash received pursuant to the merger (excluding cash received in lieu of fractional shares). For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and loss realized on one block of shares may not be used to offset gain realized on another block of Liberty shares. Any gain recognized upon receipt of a combination of stock and cash will be capital gain (and generally will be long-term capital gain), unless the U.S. holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as dividend income to the extent of the U.S. holder’s ratable share of Liberty’s accumulated earnings and profits, as calculated for United States federal income tax purposes. See “Potential Treatment of Cash as a Dividend” below.

The aggregate adjusted tax basis of the shares of Delmar common stock received by the U.S. holder that exchanges his or her shares of Liberty common stock for a combination of Delmar common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Liberty common stock surrendered for Delmar common stock and cash, reduced by the amount of cash received by the  U.S. holder pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the Liberty shareholder on the exchange. The holding period of the Delmar common stock will include the holding period of the shares of Liberty common stock surrendered. If a Liberty shareholder has differing bases or holding periods in respect of his or her shares of Liberty common stock, such shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Delmar common stock received in the exchange.

Potential Treatment of Cash as Dividend

If a U.S. holder receives a combination of cash and shares of Delmar common stock pursuant to the merger, any gain recognized may be treated as a dividend for U.S. federal income tax purposes to the extent of the U.S. holder’s ratable share of Liberty’s accumulated earnings and profits, if any, as calculated for U.S. federal income tax purposes. In general, the determination of whether such gain recognized will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the U.S. holder’s deemed percentage of stock ownership of Delmar. For purposes of determining whether the U.S. holder’s receipt of cash has the effect of a distribution of a dividend, the U.S. holder will be treated as if he or she first exchanged all of his or her Liberty common stock solely in exchange for shares of Delmar common stock and then Delmar immediately redeemed a portion of that stock for the cash that the holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash generally will not have the effect of a dividend to a U.S. holder if such receipt is, with respect to the U.S. holder, “not essentially equivalent to a dividend” or “substantially disproportionate” with respect to the U.S. holder.

The deemed redemption generally will be “substantially disproportionate” with respect to a U.S. holder if the percentage of the outstanding Delmar common stock that the U.S. holder actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding Delmar common stock that the U.S. holder is deemed actually and constructively to have owned immediately before the deemed redemption (and after the deemed redemption the holder actually or constructively owns less than 50% of the voting power of the outstanding Delmar common stock). In order for the deemed redemption to be “not essentially equivalent to a dividend”, the deemed redemption must result in a “meaningful reduction” in the U.S. holder’s deemed percentage stock ownership of Delmar following the merger. The determination generally requires, based on the facts and circumstances, a comparison of the percentage of the outstanding stock of Delmar the U.S. holder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Delmar the U.S. holder owns immediately after the deemed redemption. The IRS has ruled that a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has at least a relatively minor reduction in such shareholder’s percentage of stock ownership under the above analysis.

For purposes of applying the foregoing tests, a U.S. holder will be deemed to own stock the U.S. holder actually owns and stock the U.S. holder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a U.S. holder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the U.S. holder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the U.S. holder or such other persons. If after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the U.S. holder’s holding period for its Liberty common stock exceeds one year as of the effective time of the merger. If, after applying these tests, the deemed redemption results in the gain recognized by a U.S. holder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Qualified dividend income generally is afforded favorable tax treatment. U.S. holders should consult their tax advisors regarding the manner and the extent to which the aforementioned rules apply in their particular circumstances.

Cash received in lieu of a fractional share

Cash received by a U.S. holder in lieu of a fractional share of Delmar common stock generally will be treated as received in redemption of the fractional share, with the redemption generally qualifying as an “exchange” under Section 302 of the Code, as described above. Consequently, gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted tax basis of the shares of Liberty common stock surrendered that is allocable to the fractional share. The gain or loss generally will be long-term capital gain or loss if the holding period for the fractional share (including the holding period of the shares of Liberty common stock surrendered therefor) is more than one year. Long-term capital gains of individuals generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding

If a U.S. holder receives cash in the merger (including cash received in lieu of a fractional share), the holder may be subject to information reporting and backup withholding at a rate of 28%. You generally will not be subject to backup withholding if you (1) provide an accurate taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with the backup withholding rules; or (2) provide proof that you are exempt from backup withholding. Amounts withheld under the backup withholding rules are not additional tax, and generally will be allowed as a refund or credit against a U.S. holder’s federal income tax liability provided that the holder timely furnishes the required information to the IRS.

Information Reporting

Liberty stockholders who receive Delmar common stock as a result of the merger will be required to retain records pertaining to the merger. Liberty stockholders who, immediately before the merger, (i) hold at least 1% of the outstanding Liberty common stock, or (ii) hold Liberty common stock with a basis for federal income tax purposes of at least $1 million, will be required to file with their U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger and is not intended to be, and should not be construed as, tax advice. Liberty stockholders are strongly urged to consult with their tax advisors to determine the particular U.S. federal, state, local, and foreign tax consequences to them of the merger.

Resales of Delmar Common Stock

The shares of Delmar stock to be issued to stockholders of Liberty under the merger agreement have been qualified under the Securities Act of 1933 and may be freely traded without restriction by holders who will not be affiliates of Delmar after the merger.

Certain directors and executive officers of Liberty will be considered affiliates of Delmar after the merger. They may resell shares of Delmar common stock received in the merger only if the shares are registered for resale under the Securities Act or an exemption is available. They may resell under the safe harbor provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act.

INFORMATION ABOUT DELMAR AND DELMARVA

General Information

Delmar is a Maryland chartered corporation and a bank holding company registered with and supervised by the Federal Reserve Board.  Delmar holds all of the issued and outstanding shares of common stock of Delmarva.  Delmar was incorporated on January 6, 1988 under the general corporation law of Maryland for the purpose of becoming a bank holding company for Delmarva.  Delmar has no other direct subsidiaries. Delmarva has six subsidiaries, organized to hold foreclosed real estate.  Since commencing operations, Delmar’s business has consisted primarily of managing and supervising Delmarva and its principal source of income has been revenues generated by Delmarva.  The principal executive office of Delmar is located at 2245 Northwood Derive, Salisbury, Maryland 21801.

Delmarva, a community oriented financial institution, was established in Maryland in 1896, reorganized as a national bank in 1996, and reorganized as a Delaware state chartered bank in 2003. Delmarva provides a broad range of commercial and consumer banking services to individuals, small and medium-sized businesses and professionals in the eastern shore regions of Maryland and Delaware, including Sussex County, Delaware, Wicomico County, Maryland and Worcester County, Maryland. Delmarva currently operates 11 full service banking offices, located in Delmar, Salisbury and Ocean City, Maryland and Laurel, Dagsboro and Rehoboth, Delaware, including a new full service office recently opened in West Ocean City, Maryland, along with 12 automated teller machines (“ATMs”). Delmarva’s main office is located at 910 Norman Eskridge Highway, Seaford, Delaware.

Market Area and Competition

Delmarva’s primary market area consists of Sussex County, Delaware, Wicomico County, Maryland and Worcester County, Maryland, and contiguous counties in Maryland and Delaware.  Delmarva faces significant competition for the attraction of deposits and the origination of loans from other community banks and larger banks with regional or national footprints. As of June 30, 2017, Delmarva had the third highest level of deposits of banks active in the Salisbury MD-DE MSA, excluding a large credit card bank which reports all of its deposits in the market, but held only 6.1% of total deposits in the market. Delmar also faces competition from other financial services companies such as brokerage firms, credit unions and insurance companies, mortgage companies, insurance companies and nonbank and online depositories and lenders. Delmarva differentiates itself from its competitors through superior customer service and responsiveness with accountability to a local management team, board of directors and advisory board.

Products and Services

Delmarva is a full service community bank, and offers a comprehensive array of deposit products, loan services, and other services to its customers, filling both retail and commercial needs.  These products and services include

Deposit Services

•	Free Personal Checking Accounts	•	Time Deposit Accounts
•	Business Checking Accounts	•	Tiered Money Market Accounts
•	NOW Accounts	•	IRA Accounts
•	Statement Savings Accounts	•	Cash Management Accounts and Services
•	Remote Deposit Capture	•	Mobile Deposit Services

Loan Services

•	Lines of Credit	•	Commercial Real Estate Loans
•	Equipment Loans	•	Letters of Credit
•	Small Business Administration Loans	•	Term Loans
•	Home Equity Loans	•	US Department of Agriculture Loans
•	Business Credit Cards	•	Mobile Home, Boats, RV and Motorcycle Loans
•	New and Used Car Loans	•	Unsecured Consumer Loans
•	Purchase and Refinance Mortgage Loans	•	Bridge Loans
•	Construction / Permanent Mortgage Loans	•	Lot Loans

Other Services

•	Phone Banking	•	Internet Banking and Online Bill Payment
•	Mobile Banking App	•	External Transfers
•	Full Service ATMs	•	Cash Advance Service
•	Merchant Services	•	Surcharge Free ATM Network Access (Over 55,000 ATMs)
•	ATM/Debit Cards
•	Cash Management/Sweep/Zero Balance/ACH Origination/Cash Concentration/Payroll Direct Deposit

Properties

Delmarva currently maintains 11 branches, including the recently opened branch in West Ocean City, and other facilities as set forth in the table below.

Name	Location	Owned/Leased
Principal Office	910 Norman Eskridge Hwy Seaford, DE 19973	Leased

Administrative Offices	2245 Northwood Drive Salisbury, MD 21801	Owned

Delmar Branch	9550 Ocean Highway Delmar, MD 21875	Owned

North Salisbury Branch	2727 N. Salisbury Boulevard Salisbury, MD 21801	Owned

East Salisbury Branch	241 Beaglin Park Drive Salisbury, MD 21804	Owned

Eastern Shore Drive Branch	921 Eastern Shore Drive Salisbury, MD 21804	Owned

Pecan Square Branch	1206 Nanticoke Road Salisbury, MD 21801	Owned

Laurel Branch	200 E. Market Street Laurel, DE 19956	Owned

Dagsboro Branch	28280 Clayton Street Dagsboro, DE 19939	Owned

Rehoboth Branch	18572 Coastal Highway Rehoboth Beach, DE 19971	Leased

North Ocean City Branch	12505 Coastal Highway Ocean City, MD 21842	Leased

West Ocean City Branch	12720 Ocean Gateway #4 Ocean City, MD 21842	Leased

Loan Production Office	19264 Miller Road, Unit A Rehoboth Beach, DE 19971	Leased

Employees

As of June 30, 2017, Delmarva had approximately 127 full-time equivalent employees.

Supervision and Regulation

Delmar’s and Delmarva’s business and operations are subject to extensive federal and state governmental regulation and supervision. The following is a brief summary of certain statutes and rules and regulations that affect or will affect us. This summary is not intended to be an exhaustive description of the statutes or regulations applicable to our business. Supervision, regulation, and examination by the regulatory agencies are intended primarily for the protection of depositors and the Deposit Insurance Fund, rather than shareholders.

Delmar. Delmar is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act, and subject to regulation and supervision by the Federal Reserve. The BHC Act and other federal laws subject bank holding companies to restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations and unsafe and unsound banking practices. As a bank holding company, Delmar is required to file with the Federal Reserve an annual report and such other additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve may also examine Delmar and each of its subsidiaries. As Delmar is a bank holding company with less than $1 billion in assets, and which does not have securities registered under the 1934 Act or significant nonbanking operations, Delmar is not currently subject to risk-based capital requirements adopted by the Federal Reserve, which are substantially identical to those applicable to Delmarva, and which are described below. Under the Dodd-Frank Act, the Federal Reserve is required to apply consolidated capital requirements to depository institution holding companies that are no less stringent than those currently applied to depository institutions. The Dodd-Frank Act additionally requires capital requirements to be countercyclical so that the required amount of capital increases in times of economic expansion and decreases in times of economic contraction, consistent with safety and soundness.

The BHC Act requires approval of the Federal Reserve for, among other things, a bank holding company’s direct or indirect acquisition of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank or the merger or consolidation by a bank holding company with another bank holding company. The BHC Act generally permits the acquisition by a bank holding company of control or substantially all the assets of any bank located in a state other than the home state of the bank holding company, except where the bank has not been in existence for the minimum period of time required by state law; but if the bank is at least five years old, the Federal Reserve may approve the acquisition.

With limited exceptions, a bank holding company is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services to or performing service for its authorized subsidiaries. A bank holding company may, however, engage in, or acquire an interest in, a company that engages in activities which the Federal Reserve has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such a determination, the Federal Reserve is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern.

The Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of it or any of its bank subsidiaries.

Subsidiary banks of a bank holding company are subject to restrictions imposed by the Federal Reserve Act on any extensions of credit to a bank holding company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and any subsidiary bank are prohibited from engaging in tie-in arrangements in connection with the extension of credit. A subsidiary bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that: (i) the customer obtain or provide some additional credit, property or services from or to such bank other than a loan, discount, deposit or trust service; (ii) the customer obtain or provide some additional credit, property or service from or to Delmar or any of our subsidiaries; or (iii) the customer not obtain some other credit, property or service from competitors, except for reasonable requirements to assure the soundness of credit extended.

The Gramm-Leach-Bliley Act, or GLB Act, allows a bank holding company or other company to elect to become a financial holding company, which would allow such company to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities. The GLB Act enumerates certain activities that are deemed financial in nature, such as underwriting insurance or acting as an insurance principal, agent or broker, underwriting, dealing in or making markets in securities, and engaging in merchant banking under certain restrictions. It also authorizes the Federal Reserve to determine by regulation what other activities are financial in nature, or incidental or complementary thereto. We have not elected financial holding company status.

The Federal Deposit Insurance Act, or FDIA, and Federal Reserve policy require a bank holding company to serve as a source of financial and managerial strength to its bank subsidiaries. In addition, where a bank holding company has more than one FDIC-insured bank or thrift subsidiary, each of the bank  holding company’s subsidiary FDIC-insured depository institutions is responsible for any losses to the FDIC as a result of an affiliated depository institution’s failure. As a result of a bank holding company’s source of strength obligation, a bank holding company may be required to provide funds to a bank subsidiary in the form of subordinate capital or other instruments which qualify as capital under bank regulatory rules. Any loans from the holding company to such subsidiary banks likely would be unsecured and subordinated to such bank’s depositors and perhaps to other creditors of Delmarva.

A bank holding company is generally required to give the Federal Reserve prior written notice of any purchase or redemption of its own then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve order or directive, or any condition imposed by, or written agreement with, the Federal Reserve. The Federal Reserve has adopted an exception to this approval requirement for well-capitalized bank holding companies that meet certain conditions.

As a Maryland corporation, Delmar is subject to limitations and restrictions. For example, state law restrictions include limitations and restrictions relating to indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records, minutes, borrowing and the observance of corporate formalities.

Delmarva. Delmarva is a Delaware chartered commercial bank which is not a member of the Federal Reserve System (a “state nonmember bank”) whose accounts are insured by the Deposit Insurance Fund of the FDIC up to the maximum legal limits. Delmarva is subject to regulation, supervision and regular examination by the Delaware Commissioner and the FDIC. The regulations of these various agencies govern most aspects of Delmarva’s business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices. The laws and regulations governing Delmarva generally have been promulgated to protect depositors and the Deposit Insurance Fund, and not for the purpose of protecting shareholders. Competition among commercial banks, savings and loan associations, and credit unions has increased following enactment of legislation, which greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities.

Banking is a business, which depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of Delmarva’s earnings. Thus, the earnings and growth of Delmarva will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve, which regulates the supply of money through various means including open market dealings in United States government securities. The nature and timing of changes in such policies and their impact on Delmarva cannot be predicted.

Branching and Interstate Banking. The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Riegle-Neal Act, by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act. The Dodd-Frank Act authorizes national and state banks to establish de novo branches in other states to the same extent as a bank chartered by that state would be permitted to branch.

USA Patriot Act. Under the USA Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships, as well as enhanced due diligence standards intended to detect, and prevent, the use of the United States financial system for money laundering and terrorist financing activities. The Patriot Act requires financial institutions, including banks, to establish anti-money laundering programs, including employee training and independent audit requirements, meet minimum standards specified by the act, follow minimum standards for customer identification and maintenance of customer identification records, and regularly compare customer lists against lists of suspected terrorists, terrorist organizations and money launderers. The costs or other effects of the compliance burdens imposed by the Patriot Act or future anti-terrorist, homeland security or anti-money laundering legislation or regulation cannot be predicted with certainty.

Office of Foreign Assets Control. The United States has imposed economic sanctions that affect transactions with designated foreign countries, foreign nationals and others, which are administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or OFAC. The OFAC-administered sanctions targeting countries take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on a “U.S. person “engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of a sanctioned country have an interest by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g. property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

Capital Adequacy. The FDIC has adopted risk-based and leverage capital adequacy requirements, pursuant to which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.

In December 2010, the Basel Committee on Banking Supervision released its final framework for strengthening international capital and liquidity regulation, or Basel III. The regulations adopted by the federal banking agencies, when fully phased-in, will require bank holding companies and their bank subsidiaries to maintain more capital, with a greater emphasis on common equity.

The Basel III final capital framework, among other things, (i) introduces as a new capital measure “Common Equity Tier 1”, or “CET1”, (ii) specifies that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting specified requirements, (iii) defines CET1 narrowly by requiring that most adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expands the scope of the adjustments as compared to existing regulations.

When fully phased in by January 1, 2019, Basel III requires banks to maintain: (i) as a newly adopted international standard, a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a “capital conservation buffer” of 2.5%; (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer, or 8.5%; (iii) a minimum ratio of Total (Tier 1 plus Tier 2) capital to risk-weighted assets of at least 8.0% plus the capital conservation buffer, or 10.5%; and (iv) as a newly adopted international standard, a minimum leverage ratio of 3%, calculated as the ratio of Tier 1 capital to balance sheet exposures plus certain off-balance sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter).

Basel III also provides for a “countercyclical capital buffer,’’ generally to be imposed when federal banking agencies determine that excess aggregate credit growth becomes associated with a buildup of systemic risk that would be a CET1 add-on to the capital conservation buffer in the range of 0% to 2.5% when fully implemented. The capital conservation buffer is designed to absorb losses during periods of economic stress.

Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) may face constraints on its ability to pay dividends, effect equity repurchases and pay discretionary bonuses to executive officers, which constraints vary based on the amount of the shortfall.

The Basel III final framework provides for a number of new deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets dependent upon future taxable income and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1.

The federal banking agencies adopted a final rulemaking in July 2013 (the “Basel III Rule”) to implement Basel III under regulations substantially consistent with the above. The Basel III Rule also includes, as part of the definition of CET1 capital, a requirement that banking institutions include the amount of additional other comprehensive income, or AOCI, which primarily consists of unrealized gains and losses on available-for-sale securities, which are not required to be treated as other-than-temporary impairment, net of tax, in calculating regulatory capital, unless the institution makes a one-time opt-out election from this provision in connection with the filing of its first regulatory reports after applicability of the Basel III Rule to that institution. We opted out of this requirement and therefore do not include AOCI in our regulatory capital calculation. The Basel III Rule also requires a 4% minimum leverage ratio, and a 5% leverage ratio to be considered well-capitalized.

The Basel III Rule also makes changes to the manner of calculating risk weighted assets. New methodologies for determining risk weighted assets in the general capital rules are included, including revisions to recognition of credit risk mitigation, including a greater recognition of financial collateral and a wider range of eligible guarantors. They also include risk weighting of equity exposures and past due loans; and higher (greater than 100%) risk weighting for certain commercial real estate exposures that have higher credit risk profiles, including higher loan to value and equity components. In particular, loans categorized as “high-volatility commercial real estate,” or HVCRE, loans are required to be assigned a 150% risk weighting, and require additional capital support. HVCRE, loans are defined to include any credit facility that finances or has financed the acquisition, development or construction of real property, unless it finances: 1-4 family residential properties; certain community development investments; agricultural land used or usable for, and whose value is based on, agricultural use; or commercial real estate projects in which: (i) the LTV is less than the applicable maximum supervisory LTV ratio established by the bank regulatory agencies; (ii) the borrower has contributed cash or unencumbered readily marketable assets, or has paid development expenses out of pocket, equal to at least 15% of the appraised “as completed” value; (iii) the borrower contributes its 15% before the bank advances any funds; and (iv) the capital contributed by the borrower, and any funds internally generated by the project, is contractually required to remain in the project until the facility is converted to permanent financing, sold or paid in full.  The bank regulatory agencies have recently proposed to prospectively revise the treatment commercial real estate development loans, by eliminating the HVCRE category and establishing a new risk weighting category for non-advanced approaches banks, of “high volatility acquisition, development and construction” loans, or HVADC, which will have a 130% risk weighting. Under the proposed rule, an HVADC loan would be defined as a loan which primarily finances (i.e. more than 50% of the loans proceeds will be used for) or refinances (i) the acquisition of vacant or undeveloped land, (ii) the development of land to prepare to erect new structures including, but not limited to, the laying of sewers or water pipes and demolishing existing structures, or (iii) the construction of buildings, dwelling or other improvements including additions or alterations to existing structures. The proposed rule eliminates the 15% capital contribution requirement for an exclusion from HVCRE status. The proposed category excludes loans that finance (i) one-to-four residential properties; (ii) real property projects that would have the primary purpose of community development under applicable regulations; (iii) the purchase or development or agricultural land, which is broadly defined; or (iv) a permanent loan, which is defined as a prudently underwritten loan with an income stream to meet debt service obligations. While it is expected that a larger number of loans may be considered HVADC loans than were HVCRE loans, there can be no assurance of the impact of the proposed rule on Delmar, when and if it is adopted. A bill has also been passed in the House of Representatives that would revise or clarify certain aspects of the existing implementation of categorization of loans as HVCRE loans, including by providing that real property contributed to a project by a borrower would be valued at its appraised value, not its original cost; and providing that a credit facility would cease to be an HVCRE credit upon (i) the completion of the development or construction of the real property being financed by the credit facility; and (ii) cash flow being generated by the real property being sufficient to support the debt service and expenses of the real property, in either case to the satisfaction of the depository institution, in accordance with the institution’s applicable loan underwriting criteria for permanent financings. There can be no assurance as to which, or whether any, modification to the treatment of HVCRE loans may be enacted into law or regulation, or as to the impact on Delmar.

Under the Basel III Rule, mortgage-servicing assets and deferred tax assets are subject to stricter limitations than those previously applicable under capital rules. More specifically, certain deferred tax assets arising from temporary differences, mortgage-servicing assets, and significant investments in the capital of unconsolidated financial institutions in the form of common stock are each subject to an individual limit of 10% of common equity Tier 1 capital elements and are subject to an aggregate limit of 15% of common equity Tier 1 capital elements. The amount of these items in excess of the 10% and 15% thresholds are to be deducted from common equity Tier 1 capital. Amounts of mortgage servicing assets, deferred tax assets, and significant investments in unconsolidated financial institutions that are not deducted due to the aforementioned 10% and 15% thresholds must be assigned a 250% risk weight. Finally, the rule increases the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk weights and credit conversion factors. The recent rule proposal would revise the treatment of deferred tax assets and mortgage servicing rights to increase the amounts of such assets includable in capital.

As discussed below, the Basel III Rule also integrates the new capital requirements into the prompt corrective action provisions under Section 38 of the FDIA.

The Basel III Rule became applicable to us on January 1, 2015. The capital conservation buffer requirement was phased in beginning January 1, 2016, at 0.625% of risk-weighted assets, increasing each year until fully implemented at 2.5% on January 1, 2019. At June 30, 2017, the capital conservation buffer was at 1.25%. During 2015, we elected to exclude AOCI in calculating regulatory capital. Overall, Delmar believes that implementation of the Basel III Rule will not have a material adverse effect on its capital ratios, earnings, stockholders’ equity, or its ability to pay dividends, effect stock repurchases or pay discretionary bonuses to executive officers.

The capital ratios described above are the minimum levels that the federal banking agencies expect. Our state and federal regulators have the discretion to require us to maintain higher capital levels based upon our concentrations of loans, the risk of our lending or other activities, the performance of our loan and investment portfolios and other factors. Failure to maintain such higher capital expectations could result in a lower composite regulatory rating, which would impact our deposit insurance premiums and could affect our ability to borrow and costs of borrowing, and could result in additional or more severe enforcement actions. In institutions with high concentrations of loans in areas deemed to be higher risk, or during periods of significant economic stress, regulators may require an institution to maintain a higher level of capital, and/or to maintain more stringent risk management measures, than those required by these regulations.

In September 2017, the federal banking regulators proposed changes to the treatment of certain acquisition development and construction loans, that would eliminate the HVCRE designation going forward, and implement a new category of loans, high volatility commercial real estate loans, which would be risk weighted at 130%.  There can be no assurance that the proposed changes will become effective, or as to the impact of the changes on Delmarva.

Prompt Corrective Action. Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. As of January 1, 2015, the following capital requirements applied to Delmarva for purposes of Section 38.

	Total Risk-	Tier 1 Risk-	Common Equity			Supplemental
	Based	Based	Tier 1 Capital	Leverage	Tangible Equity	Leverage
Capital Category	Capital Ratio	Capital Ratio	Ratio	Ratio	to Assets	Ratio
Well-capitalized	10% or greater	8% or greater	6.5% or greater	5% or greater	N/A	N/A
Adequately Capitalized	8% or greater	6% or greater	4.5% or greater	4% or greater	N/A	3% or greater
Undercapitalized	Less than 8%	Less than 6%	Less than 4.5%	Less than 4%	N/A	Less than 3%
Significantly
Undercapitalized	Less than 6%	Less than 4%	Less than3%	Less than 3%	N/A	N/A
Critically
Undercapitalized	N/A	N/A	N/A	N/A	Less than 2%	N/A

An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty shall be limited to the lesser of (i) an amount equal to 5.0% of the institution’s total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty shall expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

A “critically undercapitalized institution” is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the Deposit Insurance Fund. Unless the FDIC or other appropriate federal banking agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and an extension is agreed to by the federal regulators. In general, good cause is defined as capital, which has been raised and is imminently available for infusion into Delmarva except for certain technical requirements, which may delay the infusion for a period of time beyond the 90 day time period.

Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution’s assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution’s obligations exceed its assets; (ii) there is substantial dissipation of the institution’s assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution’s capital, and there is no reasonable prospect of becoming “adequately capitalized” without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution’s condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

Regulatory Enforcement Authority. Federal banking law grants substantial enforcement powers to federal banking agencies. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. In addition, the FDIC could terminate the institution’s deposit insurance if it determines that the institution’s financial condition is unsafe or unsound or that the institution engaged in unsafe or unsound practices that violated an applicable rule, regulation, order or condition enacted or imposed by the institution’s regulators.

As a result of the volatility and instability in the financial system in recent years, Congress, the bank regulatory authorities and other government agencies have called for or proposed additional regulation and restrictions on the activities, practices and operations of banks and their holding companies. The Congress and the federal banking agencies have broad authority to require all banks and holding companies to adhere to more rigorous or costly operating procedures, corporate governance procedures, or to engage in activities or practices which they would not otherwise elect. Any such requirement could adversely affect our business and results of operations.

The Dodd-Frank Act. The Dodd-Frank Act made significant changes to the current bank regulatory structure, which affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires a number of federal agencies to adopt a broad range of new rules and regulations, and to prepare various studies and reports for Congress. Although it is not possible to determine the ultimate impact of this statute until the extensive rulemaking is complete and becomes effective, the following provisions are considered to be of greatest significance to us:

•                  Expands the authority of the Federal Reserve to examine bank holding companies and their subsidiaries, including insured depository institutions.

•                  Requires a bank holding company to be well-capitalized and well managed to receive approval of an interstate bank acquisition.

•                  Provides mortgage reform provisions regarding a customer’s ability to pay and making more loans subject to provisions for higher-cost loans and new disclosures.

•                  Creates the CFPB, which has rulemaking authority for a wide range of consumer protection laws that apply to all banks, and has broad powers to supervise and enforce consumer protection laws.

•                  Creates the Financial Stability Oversight Council with authority to identify institutions and practices that might pose a systemic risk.

•                  Introduces additional corporate governance and executive compensation requirements on companies subject to the 1934 Act, as amended.

•                  Permits FDIC-insured banks to pay interest on business demand deposits.

•                  Codifies the requirement that holding companies and other companies that directly or indirectly control an insured depository institution to serve as a source of financial strength.

•                  Makes permanent the $250 thousand limit for federal deposit insurance.

•                  Permits national and state banks to establish interstate branches to the same extent as the branch host state allows establishment of in-state branches.

Recent administration and congressional actions suggest that certain provisions of the Dodd-Frank Act may be repealed or limited so as to minimize the burden of overall banking regulations, with emphasis on reduced regulatory burden for community banks but there can be no assurance as to the timing or impact or any such change on us, or whether any such changes will be enacted or implemented.

Consumer Financial Protection Bureau. The Dodd-Frank Act created the CFPB, an independent federal agency within the Federal Reserve System having broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws, including the Equal Credit Opportunity Act, Truth in Lending Act, Real Estate Settlement Procedures Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, the consumer financial privacy provisions of the GLB Act and certain other statutes. The CFPB has examination and primary enforcement authority with respect to depository institutions with more than $10.0 billion in assets. Smaller institutions, including Delmarva, are subject to rules promulgated by the CFPB but continue to be examined and supervised by federal banking agencies for compliance with federal consumer protection laws and regulations. The CFPB also has authority to prevent unfair, deceptive or abusive practices in connection with the offering of consumer financial products. The Dodd-Frank Act permits states to adopt consumer protection laws and standards that are more stringent than those adopted at the federal level and, in certain circumstances, permits state attorneys general to enforce compliance with both the state and federal laws and regulations.

The CFPB has proposed or issued a number of important rules affecting a wide range of consumer financial products. The changes resulting from the Dodd-Frank Act and CFPB rulemakings and enforcement policies may impact the profitability of our business activities, limit our ability to make, or the desirability of making, certain types of loans, require us to change our business practices, impose upon us more stringent capital, liquidity and leverage ratio requirements or otherwise adversely affect our business or profitability. The changes may also require us to dedicate significant management attention and resources to evaluate and make necessary changes to comply with the new statutory and regulatory requirements.

The CFPB has concentrated much of its rulemaking efforts on reforms related to residential mortgage transactions. In 2013, the CFPB issued final rules related to a borrower’s ability to repay and qualified mortgage standards, mortgage servicing standards, loan originator compensation standards, requirements for high cost mortgages, appraisal and escrow standards and requirements for higher-priced mortgages. The CFPB has issued rules establishing integrated disclosure requirements for lenders and settlement agents in connection with most closed end, real estate secured consumer loans; and rules which, among other things, expand the scope of information lenders must report in connection with mortgage and other housing-related loan applications under the Home Mortgage Disclosure Act. These rules, which become effective on a rolling basis through January 1, 2019, include significant regulatory and compliance changes and are expected to have a broad impact on the financial services industry.

The rule implementing the Dodd-Frank Act requirement that lenders determine whether a consumer has the ability to repay a mortgage loan establishes certain minimum requirements for creditors when making ability to pay determinations, and establishes certain protections from liability for mortgages meeting the definition of “qualified mortgages.” Qualified mortgages must generally satisfy detailed requirements related to product features, underwriting standards, and a points and fees requirement whereby the total points and fees on a mortgage loan cannot exceed specified amounts or percentages of the total loan amount. To the extent that we make qualified mortgages, we would be required to comply with these rules. Most of our single family residential loans are not intended to satisfy the requirements for “qualified mortgages.”

Financial Privacy. Under the Federal Right to Privacy Act of 1978, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, financial institutions are required to disclose their policies for collecting and protecting confidential information. Consumers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions’ own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

Community Reinvestment Act. The CRA requires that, in connection with examinations of financial institutions within their respective jurisdictions, the federal banking agencies will evaluate the record of each financial institution in meeting the needs of its local community, including low- and moderate-income neighborhoods. Our Bank’s record of performance under the CRA is publicly available. A bank’s CRA performance is also considered in evaluating applications seeking approval for mergers, acquisitions, and new offices or facilities. Failure to adequately meet these criteria could result in additional requirements and limitations being imposed on Delmarva. Additionally, we must publicly disclose the terms of certain CRA-related agreements.

Fair and Responsible Banking. Banks and other financial institutions are subject to numerous laws and regulations intended to promote fair and responsible banking and prohibit unlawful discrimination and unfair, deceptive or abusive practices in banking. These laws include, among others, the Dodd-Frank Act, Section 5 of the Federal Trade Commission Act, the Equal Credit Opportunity Act, and the Fair Housing Act.

Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. These federal, state and local laws regulate the manner in which financial institutions deal with customers taking deposits, making loans or conducting other types of transactions. Failure to comply with these laws and regulations could give rise to regulatory sanctions, and actions by the U.S. Department of Justice and state attorneys general.

FDIC Insurance Premiums. FDIC-insured banks, such as Delmarva, are required to pay deposit insurance assessments to the FDIC. The method by which the assessment is calculated was amended in a final rule that was adopted in April 2016, effective the third quarter of 2016. For banks with less than $10.0 billion in total consolidated assets, the assessment rate is calculated using a financial ratios method based on a statistical model estimating Delmarva’s probability of failure over three years utilizing seven financial ratios (leverage ratio; net income before taxes/total assets; nonperforming loans and leases/gross assets; other real estate owned/gross assets; brokered deposit ratio; one year asset growth; and loan mix index) and a weighted average of supervisory ratings components. The final rule also eliminates the brokered deposit downward adjustment factor for such banks’ assessment rates, providing a new brokered deposit ratio applicable to all small banks, whereby brokered deposits in excess of 10% of total consolidated assets (inclusive of reciprocal deposits if a bank is not well-capitalized or has a composite supervisory rating other than a 1 or 2) as a result of which assessment rates may be increased for banks which experience rapid growth; lowers the range of assessment rates authorized to 1.5 basis points for an institution posing the least risk, to 40 basis points for an institution posing the most risk; and will further lower the range of assessment rates if the reserve ratio of the Deposit Insurance Fund increases to 2% or more. Banks with over $10.0 billion in total consolidated assets are required to pay a surcharge of 4.5 basis points on their assessment basis, subject to certain adjustments. The FDIC may also impose special assessments from time to time.

The Dodd-Frank Act permanently increased the maximum deposit insurance amount for banks, savings institutions and credit unions to $250 thousand per depositor. The Dodd-Frank Act also broadened the base for FDIC insurance assessments. Assessments are now based on a financial institution’s average consolidated total assets less tangible equity capital. The Dodd-Frank Act requires the FDIC to increase the reserve ratio of the Deposit Insurance Fund from 1.15% to 1.35% of insured deposits by 2020 and eliminates the requirement that the FDIC pay dividends to insured depository institutions when the reserve ratio exceeds certain thresholds. The Dodd-Frank Act eliminated the statutory prohibition against the payment of interest on business checking accounts.

Concentration and Risk Guidance. The federal banking regulatory agencies promulgated joint interagency guidance regarding material direct and indirect asset and funding concentrations. The guidance defines a concentration as any of the following: (i) asset concentrations of 25% or more of Total Capital (loan related) or Tier 1 Capital (non-loan related) by individual borrower, small interrelated group of individuals, single repayment source or individual project; (ii) asset concentrations of 100% or more of Total Capital (loan related) or Tier 1 Capital (non-loan related) by industry, product line, type of collateral, or short-term obligations of one financial institution or affiliated group; (iii) funding concentrations from a single source representing 10% or more of

Total Assets; or (iv) potentially volatile funding sources that when combined represent 25% or more of Total Assets (these sources may include brokered, large, high-rate, uninsured, internet-listing-service deposits, Federal funds purchased or other potentially volatile deposits or borrowings). If a concentration is present, management must employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, third party review and increasing capital requirements. Delmarva adheres to the practices recommended in this guidance.

Increased Focus on Lending to Members of the Military. The federal banking agencies and the DOJ have recently increased their focus on financial institution compliance with the Servicemembers Civil Relief Act, or SCRA. The SCRA requires a bank to cap the interest rate at 6% for any loan to a member of the military who goes on active duty after taking out the loan. It also limits the actions Delmarva can take when a servicemember is in foreclosure.

Limitations on Incentive Compensation. In April 2016, the Federal Reserve and other federal financial agencies re-proposed restrictions on incentive-based compensation pursuant to Section 956 of the Dodd-Frank Act for financial institutions with $1 billion or more in total consolidated assets. For institutions with at least $1 billion but less than $50 billion in total consolidated assets, the proposal would impose principles-based restrictions that are broadly consistent with existing interagency guidance on incentive-based compensation. Such institutions would be prohibited from entering into incentive compensation arrangements that encourage inappropriate risks by the institution (i) by providing an executive officer, employee, director, principal shareholder or individuals who are “significant risk takers” with excessive compensation, fees, or benefits, or (ii) that could lead to material financial loss to the institution. The proposal would also impose certain governance and recordkeeping requirements on institutions of our size. The Federal Reserve would reserve the authority to impose more stringent requirements on institutions of our size. We are evaluating the expected impact of the proposal on our business.

Market Price and Dividend Information

As of January 12, 2018, there were 8,219,576 shares of Delmar common stock outstanding which were held by approximately 300 holders of record. The number of stockholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms, and others.

Delmar common stock is quoted on the OTC Pink market maintained by OTC Market Groups, Inc. under the symbol “DBCP.” There is a limited public trading market for Delmar common stock. The following table shows, for the indicated periods, the high and low sales prices per share for Delmar common stock as reported on OTC Pink marketplace and dividends declared per share of Delmar common stock. These prices may include retail markups, markdowns, or commissions.

	High	Low	Dividend Declared
2018
First Quarter (through January 17, 2018)	$7.2500	$7.0700	$—
2017
First Quarter	$6.250	$5.600	$0.02
Second Quarter	$7.100	$5.920	$0.02
Third Quarter	$8.000	$6.910	$0.02
Fourth Quarter	$7.3000	$7.0700	$0.02
2016
First Quarter	$6.300	$5.500	$0.01
Second Quarter	$7.790	$6.150	$0.02
Third Quarter	$6.450	$5.640	$0.02
Fourth Quarter	6.000	$5.400	$0.02
2015
First Quarter	$4.250	$3.900	$—
Second Quarter	$4.550	$4.010	$—
Third Quarter	$5.000	$4.400	$—
Fourth Quarter	$5.610	$4.850	$0.01

On July 20, 2017, the last full trading day before the public announcement of the execution of the merger agreement, and on January 17, 2018, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for Delmar common stock were as follows:

	July 20, 2016			January 17, 2017
	High	Low	Closing	High	Low	Closing
Delmar Common Stock	$7.00	$7.00	$7.00	$7.25	$7.24	$7.25

There can be no assurance that future earnings will be sufficient to allow Delmar to maintain or increase the amount of the cash dividend.  A substantial source of Delmar’s income from which it can pay dividends is the receipt of dividends from Delmarva. The availability of dividends from Delmarva is limited by various statutes and regulations. It also is possible, depending on the financial condition of Delmarva, and other factors, that the applicable regulatory authorities could assert that payment of dividends or other payments is an unsafe or unsound banking practice. In the event that Delmarva is unable to pay dividends to Delmar, Delmar may not be able to pay dividends on its common stock. As of the date of this proxy statement/offering circular, Delmar has no such restrictions.

Under Maryland law, dividends may only be paid out of retained earnings. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.  At December 31, 2016, Delmarva could pay dividends to Delmar to the extent of its retained earnings so long as it maintained required capital ratios.

The Federal Reserve Board has established requirements with respect to the maintenance of appropriate levels of capital by registered bank holding companies.  Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that Delmar may pay in the future.  In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies.  In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company’s financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, Delmarva may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. Delmarva currently is not in default under any of its obligations to the FDIC.

Beneficial Ownership by Directors and Executive Officers

The following table sets forth as of January 12, 2018 the amount and percentage of the common stock of Delmar beneficially owned by each director, each named executive officer and all directors and executive officers of Delmar as a group.

Name of Beneficial Owner	Number of Shares		Percent of Class (1)
Directors
Laura Deeley Bren	0		—
Heidi J.A. Gilmore	2,027		0.02%
Mark L. Granger	11,632	(2)	0.14%
Henry H. Hanna, III	12,048	(2)	0.15%
Wade H. Insley, III	89,198	(2)	1.08%
Kenneth R. Lehman	3,345,700		40.70%
Edward M. Thomas	70,868	(2)	0.86%
Jeffery F. Turner	41,690		0.51%
Robert C. Wheatley	14,825	(2)	0.18%
J. Phillips Wright, Jr.	24,822	(2)	0.30%

Name of Beneficial Owner	Number of Shares		Percent of Class (1)
Named Executive Officers
John W. Breda President and Chief Executive Officer	24,946	(2)	0.30%
Deborah Abbott Executive Vice President & Chief Operating Officer of Bank	9,598	(2)	0.12%
All Directors and Executive Officers as a Group (18 persons)	3,681,365	(2)	44.53%

(1)               Represents the percentage of 8,219,576 shares issued and outstanding as of the Record Date, except with respect to (a) individuals holding options exercisable within 60 days of that date, in which event, represents the percentage of shares issued and outstanding plus the number of shares for which that person holds options exercisable within 60 days of the Record Date, and (b) all directors and executive officers of Liberty as a group, in which case represents the percentage of shares issued and outstanding plus the number of shares for which those persons hold such options.

(2)               Includes currently exercisable options to purchase shares of common stock as follows:  Mr. Granger - 2,896 share; Mr. Hanna — 740 shares; Mr. Insley — 2,896 shares; Mr. Thomas — 15,142 shares; Mr. Wheatley — 2,747 shares; Mr. Wright — 2,822 share; Mr. Breda - 5,000 shares; Ms. Abbott — 1,484 shares; All Directors and Executive Officers as a Group — 47,799 shares.

Information About Delmar’s Directors and Executive Officers

Set forth below is information concerning each of the directors and executive officers of Delmar. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years. Each of the directors also serves as a director of Delmarva. Directors are divided into three classes, one of which is elected at each annual meeting for a three year term extending until the third annual meeting after election, and until their successors have been elected and qualified.  Directors of Delmar must retire on December 31 of the year in which he or she reaches the age of 75. Dates indicating director service prior to 1988 includes service prior to the formation of Delmar as the holding company for Delmarva.

Name, Age	Position	Primary Occupation	Director Since	Current Term Ends
Directors
Laura Deeley Bren, 40	Director	President — Atlantic/Smith, Cropper & Deeley Insurance	April 2015	2019
Heidi J.A. Gilmore, 48	Director	Attorney - Baird Mandalas Brockstedt LLC	September 2014	2020
Mark L. Granger, 54	Director	Certified Public Accountant - Granger & Company, P.A.,	October 1999	2021
Henry H. Hanna, III, 70	Director	Senior advisor for Sperry Van Ness/Miller Commercial Real Estate	March 2008	2021
Wade H. Insley, III,74	Director	Attorney - Laws, Insley, and Benson P.A.	1977	2019
Kenneth R. Lehman, 58	Director	Private investor, retired banking and securities attorney	July 2014	2020
Edward M. Thomas, 67	Director	Retired — Former President and Chief Executive Officer of Delmar and Delmarva until June 2017	1991	2020
Jeffery F. Turner, 68	Director	Retired — Former President and Chief Executive Officer of Mercantile Peninsula Bank	June 2009	2019
Robert C. Wheatley, 61	Director	Business Development Director of The Whayland Company, Inc.	May 1998	2021
J. Phillips Wright, Jr., 74	Director	Chairman of Vernon Powell Shoe Company and President of SAS Shore Footwear, Inc.	1983	2021

Name, Age	Position	Primary Occupation	Director Since	Current Term Ends
Executive Officers
John W. Breda, 56

President and Chief Executive Officer Delmar and Delmarva since July  2017; Executive Vice President and Chief Credit Officer of Delmarva August 2012 — June 2017; Vice President Commercial Banking Team Leader/Group Manager, M&T Bank and predecessor August 1995 — July 2012

Elizabeth Eicher Holland, 40		Senior Vice President and Chief Financial Officer of Delmar and Delmarva since September 2015; Accounting Manager, TGM Group December 2005 to September 2015
Deborah Abbott, 62		Executive Vice President & Chief Operating Officer of Delmarva
Carl L. Cottingham, 58		Executive Vice President — Senior Lending Officer of Delmarva
John A. Craig, 58		Senior Vice President Chief Technology / Administrative Officer
James C. Johnson, 58		Senior Vice President — Chief Credit Officer
Lawrence L. Dernulc, 72		Senior Vice President — Branch Administrator
S. Jeanne Robertson, 51		Senior Vice President — Chief Risk and Compliance Officer

Information about Liberty Designees to Delmar Board

Please refer to “Proposal 1 — The Merger - Information about Liberty Designees to the Delmar and Delmarva Boards and Liberty Officers Who Will Become Executive Officers of Delmar or Delmarva” at page 81 for information about the four individuals who have been designated by Liberty, two of whom will be selected by Delmar for appointment to the board of directors of Delmar and Delmarva upon consummation of the merger.

Compensation of Executive Officers

For the year ended December 31, 2016, Delmar paid aggregate compensation paid to its three most highly compensated executive officers, for all services rendered by such persons, regardless of capacity in which the services were rendered, as set forth below:

Name/Title	Cash Compensation		Other Compensation		Total Compensation
John W. Breda (1)
Edward M. Thomas (2)	$590,704	(3)	$39,912	(4)	$630,616
Deborah Abbott

(1)         Mr. Breda is currently President and Chief Executive Officer of Delmar and Delmarva.  During 2016, he was Executive Vice President — Chief Credit Officer.

(2)         Mr. Thomas retired on June 30, 2017.  During 2016, he was President and Chief Executive Officer of Delmar and Delmarva.

(3)         Includes aggregate bonus compensation of $26,000.

(3)         Other compensation consists of the value of the matching contributions under Delmar’s 401(k) plan, and portion of the premiums for medical, dental, vision, life and long-term disability insurance paid by Delmarva. Does not include the value of Company owned and maintained automobiles which Mr. Breda and Mr. Thomas were provided during 2016. No category of benefit included in other compensation had a cost in excess of $10,000 for any executive officer

Mr. Breda has an employment agreement, dated as of December 10, 2015, with Delmarva pursuant to which he serves as President and Chief Executive Officer of Delmarva.  Mr. Breda’s agreement runs until December 10, 2018, and is subject to automatic extension for a one year period upon the end of the initial term and each year thereafter, unless either party give notice of an intention not to renew, or the term is otherwise terminated.  Under his agreement, Mr. Breda is entitled to a current annual base salary of $206,552 during 2017.  He is also entitled to incentive compensation as Delmarva’s Board determines, $1,000,000 of Company paid life insurance (at standard rates), the use of an automobile with all maintenance, operating and insurance expense paid by Delmarva, and participation in all other health, welfare, benefit, stock option and bonus plans, if any, generally available to officers or employees of the Company.  Mr. Breda has been awarded 5,000 shares of restricted stock, vesting in equal installments on December 31, 2017 and December 31, 2018.

If Mr. Breda’s employment is terminated without cause for reasons other than death, disability, for certain regulatory reasons, he would be entitled to receive continued payment of base salary for the longer of twelve months or the remainder of the term of the agreement, and to continued benefits for such period, subject to compliance with certain non-compete provisions of the employment agreement.  Under the non-compete provisions of the agreement, following a termination of the agreement at the end of its natural terms, or earlier termination by Delmarva, with or without cause, or for certain regulatory reasons, by Mr. Breda, or as a result of Mr. Breda’s death or disability, Mr. Breda has agreed that for one year he will not directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) provide any advice, assistance or services to any competitive business or to any person that is attempting to form or acquire a competitive business if such Competitive Business operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within a fifty (50) mile radius of Delmarva’s headquarters or any Branch or office of the Delmarva or its affiliates that is in existence immediately prior to (i) the date of termination of service, or (ii) the date of a Change in Control, subject to certain limited exceptions for ownership of securities.

In the event of a change in control (as defined) of Delmar, Mr. Breda would be entitled to receive cash payments in an amount equal to three times his then current salary and one times his average bonus, and certain continued benefits.

No other executive officer of Delmar or Delmarva, whose compensation is disclosed above has a written employment agreement.

Ms. Abbott does not have an employment agreement with Delmar or Delmarva.  She is entitled to a base compensation of $137,020 for 2017. She is also entitled to bonuses determined in the discretion of the board of directors, and to participate in all benefit plans of Delmar and Delmarva available to all employees or to executive officers.

Compensation of Directors

During 2016, the board of directors of Delmar consisted of 10 non-employee members, plus one member who was an executive officer.  During 2016, Delmar paid an aggregate of $227,900 in fees to the non-employee members of the board of directors of Delmar, including amounts paid for service as a member of the board of directors of Delmarva. During 2017, each nonemployee director of Delmar is entitled to payments of $10,000 annually, $300 for each board meeting, and $250 for each committee meeting.

Additionally, Mr. Thomas is a party to a noncompete agreement with Delmarva pursuant to which he agrees that for a period ending on the later of June 30, 2020 and two years after his termination of service as a director of Delmar and Delmarva, he will comply with certain confidentiality and nondisclosure provisions and will not engage in activities competitive with Delmar and Delmarva in the Delmarva Peninsula, and will not solicit employees or customers of Delmar and Delmarva to discontinue their relationship with Delmar and Delmarva.  Until June 30, 2018, Mr. Thomas also agrees to provide, if requested, such advice, assistance, cooperation, introductions, intermediations, or other services as may be reasonably requested to provide for a smooth transition of customer relationships and leadership for Delmar and Delmarva.  Mr. Thomas is entitled to a payment of $7,500 per month during the period July 1, 2017 through June 30, 2019 in exchange for such services and agreements.

Certain Relationships and Related Party Transactions

Delmarva has had, and expects to have in the future, banking transactions in the ordinary course of business with some of Delmar’s and Delmarva’s directors, executive officers, and their associates. All of such transactions have been on substantially the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. Loans to insiders require approval by the board of directors, with any interested director not participating. Delmarva also applies the same standards to any other transaction with an insider. Additionally, loans to directors or their related parties must be approved by the Directors’ Loan Committee and are reported to the board of directors. Other related party transactions involving directors must be reviewed and approved by the board of directors or a designated committee.

The maximum aggregate amount of loans (including lines of credit) to officers, directors and affiliates of Delmar during the year ended December 31, 2016 amounted to $9.4 million, representing approximately 20.4% of Delmar’s total shareholders’ equity at December 31, 2016. In the opinion of Delmar’s board of directors, the terms of these loans are no less favorable to Delmarva than terms of the loans from Delmarva to unaffiliated parties. On December 31, 2016, $9.2 million of loans were outstanding to individuals who, during 2016, were officers, directors or affiliates of the Company. At the time each loan was made, management believed that these loans involved no more than the normal risk of collectability and did not present other unfavorable features. None of such loans were classified as Substandard, Doubtful or Loss.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this discussion and analysis is to highlight the changes in the financial condition of Delmar and on its results of operations during the first six months of 2017 (unaudited), as well as the years ended December 31, 2015 and 2016.  This discussion and analysis is to highlight and supplement information presented elsewhere in this Form 1-A filing.

OVERVIEW

Delmar, a bank holding corporation, through its wholly owned subsidiary, Delmarva, a commercial banking corporation, engages in general commercial banking operations, with eleven branches throughout Wicomico and Worcester Counties in Maryland and Sussex County in Delaware.

Delmarva derives the majority of its income from interest received on loans and investment securities. Delmarva’s primary source of funds for making these loans and investments is our deposits. Consequently, one of the key measures of success is the amount of net interest income, or the difference between the income on interest-

earning assets, such as loans and investments, and the expense on interest-bearing liabilities, such as deposits and borrowings. The resulting ratio of that difference as a percentage of average earning assets represents the net interest margin. Another key measure is the spread between the yield earned on these interest-earning assets and the rate paid on interest-bearing liabilities, which is called the net interest spread. In addition to earning interest on loans and investments, Delmarva earn income through fees and other charges to customers. A discussion of the various components of this noninterest income, as well as of noninterest expense is also included.

There are risks inherent in all loans, for which maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. Delmarva maintains this allowance by charging a provision for loan losses against operating earnings for each period. A detailed discussion of this process, as well as several tables describing the allowance for loan losses is set out below.

Delmar plans to continue to grow both organically and possibly through future acquisitions, including potential expansion into new market areas. Delmar believes that its current financial condition, coupled with its scalable operational capabilities, will allow it to act upon growth opportunities in the current banking environment.

The following discussion and analysis also identifies significant factors that have affected Delmar’s financial position and operating results during the periods included in the consolidated financial statements accompanying this proxy statement/offering circular. You are encouraged to read this management’s discussion and analysis in conjunction with the consolidated financial statements and the notes thereto and other statistical information included in this proxy statement/offering circular.

Critical Accounting Policies

Certain critical accounting policies affect significant judgments and estimates used in the preparation of the consolidated financial statements. Delmar’s significant accounting policies are described in the notes to the consolidated financial statements included in this proxy statement/offering circular. The accounting principles Delmar follows and the methods of applying these principles conform to accounting principles generally accepted in the United States of America (“GAAP”) and general banking practices. Delmar’s most critical accounting policy relates to the determination of the allowance for loan losses, which reflects the estimated losses resulting from the inability of borrowers to make loan payments. The determination of the adequacy of the allowance involves significant judgment and complexity and is based on many factors. If the financial condition of Delmar’s borrowers were to deteriorate, resulting in an impairment of their ability to make payments, the estimates would be updated and additional provisions for loan losses may be required. See Provision and Allowance for Loan Losses and Note 1 and Note 3 of the consolidated financial statements for the year ended December 31, 2017, and Note 3 to the consolidated financial statements for the six months ended June 30, 2017.

Another critical accounting policy which arises with the proposed acquisition of Liberty will relate to the valuation of goodwill, intangible assets and other purchase accounting adjustments. Delmar will account for the acquisition of Liberty in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic No. 805, which requires the use of the purchase method of accounting. Under this method, Delmar is required to record assets acquired, including intangible assets, and liabilities assumed at their fair value. Determination of fair value involves estimates based on internal valuations of discounted cash flow analyses performed, third party valuations, or other valuation techniques that involve subjective assumptions. Additionally, the term of the useful lives and appropriate amortization periods of intangible assets is subjective. Resulting goodwill from the acquisition of Liberty, estimated as of June 30, 2017 to total approximately $2.2 million, under the purchase method of accounting represents the excess of the purchase price over the fair value of net assets acquired (including estimated after-tax restructuring charges of $787 thousand). Goodwill is not amortized, but is evaluated for impairment annually or more frequently if deemed necessary. (Delmar expects that as a result of changes in law set out in the 2017 Tax Act, goodwill would increase to approximately $4.9 million if the 2017 Tax Act were effective as of that date (including estimated after-tax restructuring charges of $959 thousand).) If the fair value of an asset exceeds the carrying amount of the asset, no charge to goodwill is made. If the carrying amount exceeds the fair value of the asset, goodwill will be adjusted through a charge to earnings. In evaluating the goodwill on Delmar’s consolidated balance sheet for impairment after the consummation date of the acquisition of Liberty, Delmar will first assess qualitative factors to determine whether it is more likely than not that the fair value of our acquired assets is less than the carrying amount of the acquired assets, as allowed under Accounting Standards Update 2011-08, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. After making the assessment based on several factors, which will include, but is not limited to, the current economic environment, the economic outlook in Delmar’s markets, its financial performance and common stock value as compared to its peers, Delmar will determine if it is more likely than not that the fair value of its assets is greater than their carrying amount and, accordingly, will determine whether impairment of goodwill should be recorded as a charge to earnings in years subsequent to the acquisition of Liberty.

Another critical accounting policy relates to deferred tax assets and liabilities. Delmar records deferred tax assets and deferred tax liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits, such as net operating loss carry forwards available in the Liberty acquisition, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date. In the event the future tax consequences of differences between the financial reporting bases and the tax bases of Delmar’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such assets is required. A valuation allowance is provided when it is more likely than not that a portion or the full amount of the deferred tax asset will not be realized. In assessing the ability to realize the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50 percent more likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

RESULTS OF OPERATIONS

Net income for the six months ended June 30, 2017 totaled $2.2 million and for the year ended December 31, 2016 totaled $4.0 million compared to $3.9 million for the year ended December 31, 2015, or an increase of $123,000. Basic earnings per share were $0.263 for the six months ended June 30, 2017 and $0.489 for the year ended December 31, 2016, compared to $0.479 for 2015. The increase of $123,000 in net earnings included an increase in net interest income of $675,000, due mainly to an organic increase in loan balances during the year and a significant, purposeful growth in investments.  This increase was reduced by an increase in the provision for loan losses of $262,000, a decrease in noninterest income of $70,000, and an increase in noninterest expenses of $88,000.  Noninterest income decreased due to lower overdraft fees during the year, while increased legal expenses resulted in a higher noninterest expense during 2016. The increase in income was also offset by an increase in the provision for income taxes of $132,000.

Consolidated assets totaled $537.5 million at June 30, 2017 and $512.4 million at December 31, 2016 compared to $483.6 million at December 31, 2015, or an increase of 4.7% at June 30, 2017 as compared to December 31, 2016, and an increase of 6.0% in 2016. Deposits totaled $442.1 million at June 30, 2017 and $433.5 million at December 31, 2016, compared to $412.6 million at December 31, 2015. Non-interest bearing demand grew $7.2 million for the six months ended June 30, 2017.  NOW and savings and money market accounts increased from $30.0 million and $96.5 million, respectively, at December 31, 2016 to $35.8 million and $101.9 million at June 30, 2017, an increase of 16.1% and 5.3%, respectively.  Time deposits of $100,000 or more decreased $735,000 for the six months ended June 30, 2017 and grew $1.5 million for the year ended December 31, 2016. Net loans grew $11.8 million, or 2.7%, for the six months ended June 30, 2017 and grew $30.9 million, or 7.8%, for the year ended December 31, 2016.

Delmar’s Tier 1 leverage capital ratio was 9.5% at June 30, 2017 and 9.4% and 9.2% at December 31, 2016 and 2015, respectively. At June 30, 2017, Tier 1 risk-weighted capital and total-risk rated capital were 11.6% and 12.8%, respectively. Tier 1 risk-weighted capital and total risk-weighted capital ratios were 11.7% and 13.0% at December 31, 2016, compared to 11.5% and 12.7% at December 31, 2015, respectively.

Adversely classified assets totaled $17.4 million at June 30, 2017 and totaled $18.6 million at December 31, 2016, an increase of $5.4 million over the $13.2 million reported for year-end 2015. The increase in 2016 resulted primarily from one large loan relationship that was reclassified from pass to substandard.  This was slightly offset by a decrease in other real estate owned of $389,000.  Nonaccrual loans totaled $4.5 million at June 30, 2017 and totaled $3.6 million at December 31, 2016, compared to $4.4 million at December 31, 2015. Nonaccrual loans as a percentage of total loans was 1.0% at June 30, 2017 and December 31, 2016, compared to 1.1% at December 31, 2015.  There were no loans past due 90 days or more and still accruing interest at June 30, 2017 or December 31, 2015.  At December 31, 2016 there was one loan greater than 90 days past due still accruing interest with a balance of $10,000. Adversely classified assets to bank capital were 31.5% at June 30, 2017 and were 34.1% at December 31, 2016, compared to 25.5% at December 31, 2015. Loans classified as troubled debt restructurings (“TDRs”) totaled $21.9 million at June 30, 2017, compared to $18.6 million and $18.9 million at December 31, 2016 and 2015, respectively.

Year-to-date net charge-offs were 0.1% of average total loans for the six months ended June 30, 2017 and 0.4% of average total loans for the year ended December 31, 2016 and 0.5% for the year ended December 31, 2015. The allowance for loan losses to total loans ratio was 1.5% at June 30, 2017 and December 31, 2016 compared to 1.8% at December 31, 2015.

Summary of Return on Equity and Assets

	June 30,	December 31,
	2017 (annualized)	2016	2015	2014

Yield on earning assets	4.60%	4.43%	4.53%	4.60%
Return on average assets	0.83%	0.81%	0.84%	0.81%
Return on average equity	9.25%	8.98%	8.81%	8.16%
Average equity to average assets	9.00%	8.99%	9.49%	9.95%

Earnings Analysis

Delmar’s primary source of revenue is interest income and fees, which it earns by lending and investing the funds which are held on deposit. Because loans generally earn higher rates of interest than investments, Delmar seeks to deploy as much of its deposit funds as possible in the form of loans to individuals, businesses, and other organizations. To ensure sufficient liquidity, Delmar also maintains a portion of its deposits in cash, government securities, deposits with other financial institutions, and overnight loans of excess reserves (known as “Federal Funds Sold”) to correspondent banks. The revenue which Delmar earns (prior to deducting its overhead expenses) is essentially a function of the amount of Delmar’s loans and deposits, as well as the profit margin (“interest spread”) and fee income which can be generated on these amounts.

Delmar grew from approximately $483.6 million in total assets and $412.6 million in deposits at December 31, 2015 to approximately $512.4 million in total assets and $433.5 million in deposits at December 31, 2016 and to approximately $537.5 million in total assets and $442.1 million in deposits at June 30, 2017. This is a 5.95% increase in assets and 5.07% in deposits for the year of 2016 and a 4.67% increase in assets and 1.95% increase in deposits for the 6 month period in 2017.  Loans net of allowance for loan losses increased from $393.2 million at December 31, 2015 to approximately $424.1 million at December 31, 2016 and to approximately $435.8 million at June 30, 2017, an increase of 7.87% in 2016 and 2.70% in 2017.  Stockholders’ equity increased from $43.3 million at December 31, 2015 to approximately $46.2 million at December 31, 2016, a 6.60% growth for the year. Stockholder’s equity continued to increase during 2017, to $48.3 million at June 30, 2017, or 4.31% growth for the first six months of the year. Delmar reported unaudited net income of $2.2 million for the six months ended June 30, 2017 and reported net income of $4.0 million and $3.9 million for the years ended December 31, 2016 and 2015, respectively, in its audited financial statements. The following discussion should be read in conjunction with the Delmar’s consolidated financial statements and the notes to the consolidated financial statements.

The following is a summary of the results of operations by Delmar for the six months ended June 30, 2017 (unaudited) and the years ended December 31, 2016 and 2015.

	(Unaudited)
	June 30,	December 31,
	2017	2016	2015

Net interest income	9,891,906	18,078,746	17,403,294
Provision for loan losses	495,000	862,000	600,000
Provision for income taxes	1,272,672	2,375,358	2,243,262
Noninterest income	1,428,006	2,775,529	2,845,618
Noninterest expense	7,386,754	13,599,190	13,510,934
Total income	12,737,741	23,820,488	22,987,471
Total expenses	10,572,255	19,802,761	19,092,755
Net income	2,165,486	4,017,727	3,894,716
Basic earnings per share	0.263	0.489	0.479

	(Unaudited)
	June 30,	December 31,
	2017	2016	2015
At year end:
Total assets	$537,464,850	$512,367,907	$483,591,917
Loans receivable, net	435,835,568	424,077,145	393,153,247
Investment securities	47,814,584	48,345,417	31,693,529
Federal funds sold	7,510,064	1,262,322	9,735,562
Demand and NOW deposits	190,252,123	177,300,083	155,715,954
Savings and time deposits	251,848,692	256,182,854	256,841,653
Stockholders’ equity	48,263,140	46,181,505	43,320,312
Common equity per share	5.87	5.62	5.30

Net Interest Income

The largest component of net income for Delmar is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on Delmar’s interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

Consolidated net interest income was approximately $9.9 million for the six months ended June 30, 2017 and $18.1 million for the year ended December 31, 2016, as compared to $17.4 million for the year ended December 31, 2015. This increase was the direct result of increased loan volumes during these periods in addition to a significant increase in investment balances during 2016.

Unconsolidated Average Balances, Income and Expenses, and Rates.   Management reviews Delmarva’s yields on assets and costs of liabilities on an unconsolidated basis.  In addition to the primary earning assets and interest bearing liabilities held at Delmarva, the holding company has an additional borrowing with a balance of $2.0 million at June 30, 2017 and December 31, 2016 and 2015.  This borrowing is not included in the following analysis as it was advanced to fund the repurchase of preferred shares during 2015, and did not contribute to the primary operations of Delmarva.  Interest expense on this loan, which is included in consolidated net income, was approximately $56,000 for the six month period ended June 30, 2017 and $136,000 and $29,000 for the years ended December 31, 2016 and 2015, respectively.

For the six months ended June 30, 2017, the unconsolidated net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.7% compared to 3.5% and 3.6% for the years ended December 31, 2016 and 2015, respectively, for Delmarva.  The unconsolidated net interest margin

(which is net interest income divided by average earning assets) was 4.0% for the six months ended June 30, 2017 compared to 3.8% and 3.9% for the years ended December 31, 2016 and 2015, respectively for Delmarva. Rates paid on average interest-bearing liabilities at Delmarva were 0.85% for the six months ended June 30, 2017, 0.90% for the year ended December 31, 2016 and 0.91% for the year ended December 31, 2015. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 86.9% of average earning assets for the six months ended June 30, 2017 compared to 84.4% for the year ended December 31, 2016 and 87.5% for the year ended December 31, 2015.

The following tables depict, for the periods indicated, certain information related to the average balance sheet and average yields on assets and average costs of liabilities for Delmarva. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

	Six Months Ended June 30, 2017
	Current		Current
	YTD	Current	Year
	Average	Year	Average
	Balance	Interest	Yld/Rate(4)
Assets
Cash & Due From Banks	18,226,593	31,611	0.35%
Interest Bearing Deposits From Banks	5,128,040	11,441	0.45%
Taxable Securities	33,739,766	265,480	1.587%
Tax-exempt Securities (T.E.)*	17,555,923	364,522	4.187%
Total Investment Securities	51,295,688	630,002	2.477%
Funds Sold	1,442,577	15,731	2.199%
Loans:
Commercial and Industrial	37,440,309	862,036	4.643%
Real Estate	382,226,968	9,337,205	4.926%
Consumer	1,657,775	43,403	5.280%
Keyline Equity	10,424,954	225,759	4.367%
Visa Credit Card	265,061	9,987	7.598%
Business Manager	84,955	5,834	13.848%
State and Political	961,143	32,749	6.871%
Keyline Credit	520,293	26,407	10.235%
Other Loans	100,004	2,447	4.935%
Total Loans (T.E.)	433,681,462	10,543,381	4.903%
Allowances For Credit Losses	(6,553,753)
Total Loans, Net	427,127,708
Other Assets	14,728,556
Total Assets/Interest Income	517,949,163	11,200,556

Liabilities and Stockholders’ Equity
Deposits In Domestic Offices
Non-interest Bearing Demand	145,905,540
Interest Bearing Demand	32,232,346	25,325	0.158%
Money Market Accounts	48,522,976	63,659	0.265%
Savings Accounts	52,373,762	38,787	0.149%
All Time Deposits	156,499,519	831,978	1.072%
Total Interest Bearing Deposits	289,628,603	959,749	0.668%
Total Deposits	435,534,143
Funds Purchased	32,345,547	390,450	2.434%
Other Liabilities	922,622

Stockholder’s Equity	49,146,852
Total Liab. & Equity/Int Expense	517,949,163	1,350,198

Earning Assets/Interest Income (T.E.)	491,547,767	11,200,556	4.595%
Interest Bearing Liabilities/Int. Expense	321,974,150	1,350,198	0.846%

Earning Assets/Interest Expense			0.554%
Net Interest Spread (T.E.)			3.749%
Net Interest Margin (T.E.)			4.014%

(1)   Loans placed on nonaccrual are included in average balances.

(2)   Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which is reflected as a component of shareholder’s equity.

(3)   Presented on a taxable-equivalent basis using the statutory income tax rate of 34%. Taxable equivalent adjustments of $123,937 and $11,134 are included in the calculation of tax exempt income for investment interest income and loan interest income, respectively.

(4)   Yields are annualized.

	Year Ended December 31,
	2016			2015			2014
	Current		Current	Current		Current	Current		Current
	YTD	Current	Year	Year	Current	Year	Year	Current	Year
	Average	Year	Average	Average	Year	Average	Average	Year	Average
	Balance	Interest	Yld/Rate	Balance	Interest	Yld/Rate	Balance	Interest	Yld/Rate
Assets
Cash & Due From Banks	$21,028,468	$37,957	0.180%	$16,747,211	$13,662	0.082%	$14,226,817	11,055	0.078%
Interest Bearing Deposits From Banks	8,782,565	28,904	0.329%	5,670,178	11,486	0.203%	1,253,768	1,363	0.109%
Taxable Securities	34,225,070	517,580	1.512%	24,523,429	413,945	1.688%	26,816,881	456,726	1.703%
Tax-exempt Securities (T.E.)*	15,833,276	692,030	4.371%	10,548,799	549,574	5.210%	11,167,863	601,388	5.385%
Total Investment Securities	50,058,346	1,209,610	2.416%	35,072,228	963,519	2.747%	37,984,744	1,058,115	2.786%
Funds Sold	8,358,202	44,492	0.532%	6,959,114	9,157	0.132%	4,393,450	7,415	0.169%
Loans:
Commercial and Industrial	36,135,050	1,644,874	4.552%	34,309,626	1,578,589	4.601%	28,267,687	1,395,728	4.938%
Real Estate	357,964,444	17,486,804	4.885%	349,369,801	16,976,806	4.859%	322,199,875	15,643,660	4.855%
Consumer	1,691,432	90,226	5.334%	1,790,798	96,378	5.382%	1,674,704	94,870	5.665%
Keyline Equity	9,465,159	375,374	3.966%	8,930,692	327,806	3.671%	7,361,728	263,216	3.575%
Visa Credit Card	270,453	21,499	7.949%	286,326	23,856	8.332%	302,031	25,716	8.514%
Business Manager	63,847	8,781	13.753%	86,693	10,754	12.404%	99,221	12,285	12.381%
State and Political	1,084,407	72,704	6.704%	1,357,495	90,997	6.703%	766,438	54,987	7.174%
Keyline Credit	498,808	55,965	11.220%	487,128	59,161	12.145%	479,837	57,999	12.087%
Other Loans	71,737	3,462	4.826%	47,106	2,591	5.500%	37,889	2,088	5.512%
Total Loans (T.E.)	407,245,336	19,756,228	4.851%	396,665,667	19,164,347	4.831%	361,189,410	17,550,550	4.859%
Allowances For Credit Losses	(6,779,482)			(7,865,566)			(8,281,130)
Total Loans, Net	400,465,854			388,800,101			352,908,280
Other Assets	15,249,728			17,036,705			20,666,901
Total Assets/Interest Income	$503,943,164	$21,039,233		$470,285,537	$20,148,510		$431,433,959	$18,617,443

Liabilities and Stockholders’ Equity
Deposits In Domestic Offices
Non-interest Bearing Demand	140,031,269			125,412,277			112,768,689
Interest Bearing Demand	23,410,456	28,598	0.122%	17,867,090	17,705	0.099%	15,929,509	15,797	0.099%
Money Market Accounts	48,240,464	132,401	0.274%	44,048,204	115,520	0.262%	45,576,166	119,499	0.262%
Savings Accounts	48,883,755	73,277	0.150%	43,557,142	64,940	0.149%	40,102,802	59,744	0.149%
All Time Deposits	164,996,558	1,860,452	1.128%	167,636,749	1,880,604	1.122%	154,345,506	1,678,187	1.087%
Total Interest Bearing Deposits	285,531,234	2,094,728	0.734%	273,109,185	2,078,770	0.761%	255,953,983	1,873,227	0.732%
Total Deposits	425,562,502			398,521,463			368,722,672
Funds Purchased	30,015,615	734,698	2.448%	24,441,555	630,395	2.579%	18,172,152	324,379	1.785%
Other Liabilities	1,130,166			850,652			1,391,544

Stockholder’s Equity	$47,234,881			$46,471,868			$43,147,590
Total Liab. & Equity/Int Expense	$503,943,164	$2,829,426		$470,285,537	$2,709,165		$431,433,959	2,197,606

Earning Assets/Interest Income (T.E.)	$474,444,450	21,039,233	4.434%	$444,367,187	20,148,510	4.534%	$404,821,372	18,617,443	4.599%
Interest Bearing Liabilities/Int. Expense	$315,546,849	2,829,426	0.897%	$297,550,740	2,709,165	0.910%	$274,126,135	$2,197,606	0.802%

Earning Assets/Interest Expense			0.596%			0.610%			0.543%
Net Interest Spread (T.E.)			3.538%			3.624%			3.797%
Net Interest Margin (T.E.)			3.838%			3.925%			4.056%

(1)        Loans placed on nonaccrual are included in average balances.

(2)        Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which is reflected as a component of shareholder’s equity.

(3)        Presented on a taxable-equivalent basis using the statutory income tax rate of 34%. Taxable equivalent adjustments of $235,290 and $24,719 are included in the calculation of tax exempt income for investment interest income and loan interest income, respectively, for the year ended December 31, 2016; taxable equivalent adjustments of $186,855 and $30,939 are included in the calculation of tax exempt income for investment interest income and loan interest income, respectively, for the year ended December 31, 2015; and taxable equivalent adjustments of $202,472 and $18,695 are included in the calculation of tax exempt income for investment interest income and loan interest income, respectively, for the year ended December 31, 2014.

Interest Sensitivity.  Delmar monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. Delmar also performs asset/liability modeling to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. Delmar evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk.

Delmar currently is asset sensitive within the one-year time frame when looking at a repricing gap analysis. The cumulative gap as a percentage of total assets up to one year is 29.15%.  A positive gap indicates more assets than liabilities are repricing within the indicated time frame.  Management believes there is more upside potential than downside risk and based on the current rate environment and the projected rate environment management expects to see net interest income rise in the future.

Interest income and expense are affected by changes in interest rates, by changes in the volumes of earning assets and interest-bearing liabilities, and by changes in the mix of these assets and liabilities.  The following rate-volume variance analysis shows the year-to-year changes in the components of net interest income. For purposes of the tables, nonaccrual loans have been included in the average loan balance.  Changes due to both volume and rate have been allocated in proportion to the relationship of the dollar amount change in each.

	2016 compared to 2015			2015 compared to 2014
	Increase/(Decrease) Due to		Total Increase/	Increase/(Decrease) Due to		Total Increase/
(Dollars in thousands)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
Interest Income
Loans	$511,948	$97,993	$609,941	$1,729,853	$(128,838)	$1,601,015
Investment securities:
Taxable	176,618	(72,983)	103,635	(41,883)	44,729	2,846
Exempt from Federal income tax	181,706	(87,685)	94,021	(22,002)	(12,195)	(34,197)
Other interest income	10,244	49,930	60,174	5,108	19,863	24,971
Federal funds sold	1,848	33,487	35,335	4,327	(2,585)	1,742
Total interest income	$882,364	$20,742	$903,106	$1,675,403	$(79,026)	$1,596,377
Interest Expense
Interest-bearing deposits	$67,689	$(54,451)	$13,238	$125,975	$79,052	$205,027
Funds purchased	149,153	65,263	214,416	109,904	225,535	335,439
Total interest expense	$216,842	$10,812	$227,654	$235,879	$304,587	$540,466
Net Interest Income	$665,522	$9,930	$675,452	$1,439,524	$(383,613)	$1,055,911

	Six months ended June 30, 2017 compared to Six months ended June 30, 2016
	Increase/(Decrease) Due to		Total Increase/
(Dollars in thousands)	Volume	Rate	(Decrease)
Interest Income
Loans	$810,445	$204,266	$1,014,711
Investment securities:
Taxable	15,519	(4,299)	11,220
Exempt from Federal income tax	43,874	(21,929)	21,945
Other interest income	5,412	10,628	16,040
Federal funds sold	(19,073)	12,469	(6,604)
Total interest income	$856,177	$201,135	$1,057,312
Interest Expense
Interest-bearing deposits	$(9,605)	$(81,529)	$(91,134)
Funds purchased	34,719	(290)	34,429
Total interest expense	$25,113	$(81,819)	$(56,706)
Net Interest Income	$831,063	$282,954	$1,114,017

Provision and Allowance for Loan Losses

Delmar has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem loans. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may not prove to be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

Delmar’s allowance consists of two parts. The first part is determined in accordance with authoritative guidance issued by the FASB regarding the allowance. Delmar’s determination of this part of the allowance is based upon quantitative and qualitative factors. A loan loss history based upon the prior three years is utilized in determining the appropriate allowance. Historical loss factors are determined by criticized and uncriticized loans by loan type. These historical loss factors are applied to the loans by loan type to determine an indicated allowance. The historical loss factors may also be modified based upon other qualitative factors including, but not limited to, local and national economic conditions, trends of delinquent loans, changes in lending policies and underwriting standards, concentrations, and management’s knowledge of the loan portfolio.

                The second part of the allowance is determined in accordance with guidance issued by the FASB regarding impaired loans. A loan is considered impaired when, based on current information and events, it is probable that Delmar will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis. Impaired loans not deemed collateral dependent are analyzed according to the ultimate repayment source, whether that is cash flow from the borrower, guarantor or some other source of repayment. Impaired loans are deemed collateral dependent if in Delmar’s opinion the ultimate source of repayment will be generated from the liquidation of collateral.

The sum of the two parts constitutes management’s best estimate of an appropriate allowance for loan losses. When the estimated allowance is determined, it is presented to Delmar’s Board for review and approval on a quarterly basis.

At June 30, 2017, the consolidated allowance for loan losses amounted to approximately $6.4 million, or 1.5% of outstanding loans. At December 31, 2016, the allowance for loan losses amounted to approximately $6.4 million, or 1.5% of total outstanding loans. At December 31, 2015, the allowance for loan losses amounted to approximately $7.1 million, or 1.8% of outstanding loans. Delmar’s provision for loan losses was $495,000 for the six months ended June 30, 2017 and was $862,000 for the year ended December 31, 2016, compared to $600,000 for the year ended December 31, 2015.

Delmar discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts that a borrower’s financial condition is such that the collection of interest is doubtful. Generally, Delmar will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

The following tables illustrate Delmar’s past due and nonaccrual loans at June 30, 2017 and December 31, 2012 through 2016:

June 30, 2017 (Unaudited)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	NonAccrual
Other Real Estate Secured	$1,111,539	$3,019,809	$4,131,348	$3,019,809
1 - 4 Family Residential	4,960,674	1,513,636	6,474,310	1,513,635
Other	212,897	29,341	242,238	—
TOTAL	$6,285,110	$4,562,786	$10,847,896	$4,533,444

December 31, 2016	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	NonAccrual
Other Real Estate Secured	$4,992,137	$1,869,337	$6,861,474	$1,869,337
1 - 4 Family Residential	1,328,536	1,736,724	$3,065,260	1,727,071
Other	107,713	10,967	$118,680	—
TOTAL	$6,428,386	$3,617,028	$10,045,414	$3,596,408

December 31, 2015	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	NonAccrual
Other Real Estate Secured	$1,158,649	$2,207,082	$3,365,731	$2,207,082
1 - 4 Family Residential	689,153	1,596,049	2,285,202	1,593,953
Other	150,166	650,810	800,976	647,933
TOTAL	$1,997,968	$4,453,941	$6,451,909	$4,448,968

December 31, 2014	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	NonAccrual
Other Real Estate Secured	$1,302,103	$3,138,635	$4,440,738	$3,138,635
1 - 4 Family Residential	2,115,082	2,581,552	4,696,634	2,520,219
Other	291,842	394,480	686,322	382,251
TOTAL	$3,709,027	$6,114,667	$9,823,694	$6,041,105

December 31, 2013	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	NonAccrual
Other Real Estate Secured	$3,773,409	$2,526,795	$6,300,204	$2,526,793
1 - 4 Family Residential	2,854,520	3,886,771	6,741,291	3,886,772
Other	618,443	279,469	897,912	274,292
TOTAL	$7,246,372	$6,693,035	$13,939,407	$6,687,857

December 31, 2012	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	NonAccrual
Other Real Estate Secured	$1,078,888	$7,713,827	$8,792,715	$5,749,873
1 - 4 Family Residential	2,004,293	4,767,810	6,772,103	1,725,749
Other	149,513	293,163	442,676	4,587,280
TOTAL	$3,232,694	$12,774,800	$16,007,494	$12,062,902

Total nonaccrual loans at June 30, 2017 were $4.5 million which was an increase of $937,000 from the December 31, 2016 amount of $3.6 million, which was a decrease of $853,000 from the December 31, 2015 amount of $4.4 million. Management believes these relationships were adequately reserved at June 30, 2017 and at December 31, 2016. Restructured loans must have six months of contractual payments to return to accrual status.  Restructured loans not past due or nonaccrual at June 30, 2017 amounted to $18.5 million.  At December 31, 2016 and 2015 restructured loans not past due or nonaccrual amounted to $16.2 and $16.3 million, respectively.  The increase was partially due to an increase in total reportable restructured loans. Total restructured loans increased $3.3 million to $21.9 million at June 30, 2017, compared to $18.6 million and $18.9 million at December 31, 2016 and 2015, respectively.

	(Unaudited)
	June 30,	December 31,
	2017	2016	2015

Average loans outstanding	433,915,424	407,436,635	396,893,825
Total loans outstanding	442,257,901	430,462,741	400,236,900
Total nonaccrual loans	4,533,444	3,596,408	4,448,968
Net loans charged off	642,527	1,745,854	1,846,435
Provision for loan losses	495,000	862,000	600,000
Allowance for loan losses	6,422,333	6,385,596	7,083,653
Allowance as a percentage of total loans	1.5%	1.5%	1.8%
Net loans charged off to average loans outstanding	0.1%	0.4%	0.5%
Nonaccrual loans as a percentage of total loans	1.0%	0.8%	1.1%

The following table represents the activity of the allowance for loan losses for the six months ended June 30, 2017 and the years ended December 31, 2012 through 2016 by loan type:

	Other	1 - 4 Family
	Real Estate	Residential
	Secured	Secured	Other	Unallocated	Total
Balance at December 31, 2016	$3,392,596	$2,140,000	$588,000	$265,000	$6,385,596
Charge-offs	(197,114)	(260,890)	(184,523)	—	(642,527)
Recoveries	127,838	10,669	45,757	—	184,264
Provision	186,680	38,221	57,765	212,334	495,000
Balance at June 30, 2017 (Unaudited)	$3,510,000	$1,928,000	$506,999	$477,334	$6,422,333

	Other	1 - 4 Family
	Real Estate	Residential
	Secured	Secured	Other	Unallocated	Total
Balance at December 31, 2015	$3,869,653	$1,351,000	$1,044,000	$819,000	$7,083,653
Charge-offs	(664,187)	(88,997)	(992,671)	—	(1,745,855)
Recoveries	66,496	45,015	74,287	—	185,798
Provision	120,634	832,982	462,384	(554,000)	862,000
Balance at December 31, 2016	$3,392,596	$2,140,000	$588,000	$265,000	$6,385,596

	Other	1 - 4 Family
	Real Estate	Residential
	Secured	Secured	Other	Unallocated	Total
Balance at December 31, 2014	$4,415,387	$2,192,000	$770,000	$808,000	$8,185,387
Charge-offs	(1,388,757)	(78,050)	(379,628)	—	(1,846,435)
Recoveries	62,511	9,424	72,766	—	144,701
Provision	780,512	(772,374)	580,862	11,000	600,000
Balance at December 31, 2015	$3,869,653	$1,351,000	$1,044,000	$819,000	$7,083,653

	Other	1 - 4 Family
	Real Estate	Residential
	Secured	Secured	Other	Unallocated	Total
Balance at December 31, 2013	$4,287,924	$2,411,000	$983,000	$615,000	$8,296,924
Charge-offs	(1,231,841)	(579,376)	(386,514)	—	(2,197,731)
Recoveries	455,998	142,703	87,493	—	686,194
Provision	903,306	217,673	86,021	193,000	1,400,000
Balance at December 31, 2014	$4,415,387	$2,192,000	$770,000	$808,000	$8,185,387

	Other	1 - 4 Family
	Real Estate	Residential
	Secured	Secured	Other	Unallocated	Total
Balance at December 31, 2012	$4,315,975	$1,957,000	$461,001	$—	$6,733,976
Charge-offs	(4,667,353)	(3,343,682)	(417,413)	—	(8,428,448)
Recoveries	78,963	26,245	92,188	—	197,396
Provision	4,560,339	3,771,437	847,224	615,000	9,794,000
Balance at December 31, 2013	$4,287,924	$2,411,000	$983,000	$615,000	$8,296,924

	Other	1 - 4 Family
	Real Estate	Residential
	Secured	Secured	Other	Unallocated	Total
Balance at December 31, 2011	$4,779,278	$1,417,141	$1,090,556	$—	$7,286,975
Charge-offs	(2,736,105)	(1,406,699)	(786,904)	—	(4,929,708)
Recoveries	742	—	98,967	—	99,709
Provision	2,272,060	1,946,558	58,382	—	4,277,000
Balance at December 31, 2012	$4,315,975	$1,957,000	$461,001	$—	$6,733,976

Noninterest Income and Expense

Noninterest Income.  Delmar’s primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include ATM activity income, debit card income, safe deposit box income and investment fees and commissions.

Noninterest income decreased $70,000 or 2.5% during 2016 to $2.8 million. The service charges on deposit accounts were $1.3 million for 2016 compared to $1.4 million for 2015. This decrease mainly related to overdraft fees, as stated earlier.  Realized gains on available-for-sale securities increased $46,000 during 2016.  Delmarva sold two securities during 2016 and one security during 2015, resulting in gains of $47,957 and 2,450, respectively.  Six securities were either matured or called during 2016, resulting in a net gain of $1,411.  No securities were either matured or called during 2015.

Noninterest expense increased from $13.5 million for the year ended December 31, 2015, to $13.6 million for the year ended December 31, 2016. The largest increases were in salaries and employee benefits, which increased by $200,000 in 2016 as compared to 2015, legal expenses, which increased $80,000 in 2016 as compared to 2015, and ATM fees, which increased by $78,000 during 2016.

The following table sets forth the primary components of noninterest expense for the periods indicated:

	(Unaudited)
	June 30,	December 31,
	2017	2016	2015

Professional services	$82,837	$119,552	$217,265
Stationery, printing and supplies	70,286	149,273	130,574
Postage and delivery	69,076	146,495	147,442
FDIC assessment	193,307	357,806	416,464
State bank assessment	7,693	1,000	1,000
Directors fees and expenses	106,073	229,176	224,950
Marketing	120,360	226,466	215,680
Correspondent bank services	37,742	76,367	75,179
ATM expenses	297,556	572,539	494,470
Telephones and mobile devices	121,334	164,276	157,138
Membership dues and fees	27,687	59,460	53,934
Legal fees	73,370	285,735	205,375
Audit and related professional fees	72,699	94,175	108,824
Insurance	60,881	130,110	134,588
Other	914,189	1,732,780	1,677,473

	$2,255,090	$4,345,210	$4,260,356

Income Taxes

The provision for income taxes was $2.4 million during 2016, compared to the provision of $2.2 million during 2015, an increase of $132,000 or 5.9%.  The provision for income taxes approximated 37.2% and 36.5% of income before taxes in 2016 and 2015, respectively.  At June 30, 2017 the provision for income taxes was $1,272,672, approximately 37.0% of income before taxes.

Earning Assets

Loans.  Loans typically provide higher yields than the other types of earning assets, and thus one of Delmar’s goals is to increase loan balances. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Gross loans averaged $433.9 million during the six months ended June 30, 2017 and $407.4 million during 2016, as compared to $396.9 million during 2015.

The following table shows the composition of the loan portfolio by category:

	(Unaudited)
	June 30,	December 31,
	2017	2016	2015	2014	2013	2012

Other real estate secured	$290,450,503	$272,506,000	$255,765,014	$245,165,429	$222,818,313	$198,089,986
1 - 4 Family residential secured	109,699,091	115,553,077	105,738,145	102,124,037	93,774,209	99,162,510
Other	42,108,307	42,403,664	38,733,741	38,962,821	29,732,703	28,880,595

	442,257,901	430,462,741	400,236,900	386,252,287	346,325,225	326,133,091

Less: Allowance for loan losses	(6,422,333)	(6,385,596)	(7,083,653)	(8,185,387)	(8,294,924)	(6,733,976)
	$435,835,568	$424,077,145	$393,153,247	$378,066,900	$338,030,301	$309,399,115

At June 30, 2017 other real estate secured loans included $115.2 million of owner-occupied non-farm, non-residential loans, and $100.2 million of other non-farm, non-residential loans, which is 39.6% and 34.5% of other real estate secured loans, respectively.  The other real estate secured category also included $27.9 million of construction and land development loans and $14.6 million of multi-family residential loans at June 30, 2017.  At December 31, 2016 other real estate secured loans included $111.8 million of owner-occupied non-farm, non-residential loans, and $88.5 million of other non-farm, non-residential loans, which is 41.0% and 32.5% of other real estate secured loans, respectively.  The other real estate secured category also included $24.7 million of construction and land development loans and $14.8 million of multi-family residential loans at December 31, 2016. This was an increase from December 31, 2015 of $9.1 million and $3.2 million in owner-occupied non-farm, non-residential loans and other non-farm, non-residential loans, respectively, from $102.7 million and $85.3 million.  Construction and land development loans decreased during 2016 $1.4 million, or 5.4% from $26.1 million, while multi-family residential increased approximately $714,000, or 5.1% from $14.1 million.  Commercial real estate loans, not including owner occupied real estate loans, were 272.7% of risk based capital at June 30, 2017, and 257.1% and 273.0% at December 31, 2016 and 2015, respectively.  Construction loans were 69.5% of risk based capital at June 30, 2017, and 66.0% and 71.8% at December 31, 2016 and 2015, respectively.  These ratios are within the Federal Deposit Insurance Corporation guidance limits.

At June 30, 2017 1-4 family residential secured loans included home equity revolving loans of $14.9 million and closed end 1-4 family residential loans of $94.8 million, compared to $15.6 million and $100.0 million at December 31, 2016, respectively.  Home equity revolving loans decreased approximately $704,000 or 4.5% during the first six months of 2017, while closed end 1-4 family residential loans decreased $5.1 million or 5.1%.  At December 31, 2015 home equity revolving loans were $15.0 million and closed end 1-4 family residential loans were $90.7 million.  Home equity revolving loans increased $508,000 or 3.4% during 2016, while closed end 1-4 family residential loans increased $3.2 million or 3.6%.

At June 30, 2017 other loans included $38.4 million of commercial and industrial loans, compared to $38.2 million at December 31, 2016, an increase of approximately $234,000 or 0.6%.  Commercial and industrial increased $3.4 million, or 9.6% during 2016 from $34.8 million at December 31, 2015.

Investment Securities.  The investment securities portfolio is a significant component of Delmar’s total earning assets. Total securities averaged $51.3 million during the six months ended June 30, 2017 and $50.1 million in 2016, as compared to $35.1 million in 2015. This represents 10.4%, 10.6% and 7.9% of the average earning assets for the six months ended June 30, 2017 and for the years ended December 31, 2016 and 2015, respectively.

Delmar classifies all its investment securities as available for sale.  This classification requires that investment securities be recorded at their fair value with any difference between the fair value and amortized cost (the purchase price adjusted by any discount accretion or premium amortization) reported as a component of shareholder’s equity (accumulated other comprehensive income), net of deferred taxes.  At June 30, 2017 and at December 31, 2016 and 2015, available for sale investment securities totaled $47.8 million, $48.3 million, and $31.7 million respectively.  Delmar increased available for sale investments by approximately 52.5% during 2016.  This significant growth was anticipated in the 2016 Operating Plan and Budget and was used to maximize the earning potential of cash held at Delmarva.  Delmar attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short-term U.S. Treasury or agency obligations. This objective is particularly important as Delmar focuses on growing its loan portfolio. Delmar primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations.  At June 30, 2017 and December 31, 2016 there were no issuers, other than the U.S. Government and its agencies, whose securities owned by Delmar had a book or fair value exceeding 10% of the Company’s shareholder’s equity.

The following table summarizes the amortized cost and fair value of securities available for sale for the dates indicated:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
June 30, 2017
Obligations of U.S. Government agencies and corporations	$9,042,007	$6,408	$(64,374)	$8,984,041
Obligations of States and political subdivisions	17,785,790	302,167	(137,855)	17,950,102
Mortgage-backed securities	19,607,792	54,577	(224,142)	19,438,227
Equity securities	1,500,000	—	(57,786)	1,442,214
	$47,935,589	$363,152	$(484,157)	$47,814,584

December 31, 2016
Obligations of U.S. Government agencies and corporations	$11,393,342	$7,955	$(94,544)	$11,306,753
Obligations of States and political subdivisions	16,927,503	249,733	(340,687)	16,836,549
Mortgage-backed securities	19,050,054	50,686	(329,995)	18,770,745
Equity securities	1,500,000	—	(68,630)	1,431,370
	$48,870,899	$308,374	$(833,856)	$48,345,417

December 31, 2015
Obligations of U.S. Government agencies and corporations	$8,351,353	$16,267	$(34,395)	$8,333,225
Obligations of States and political subdivisions	11,094,355	415,900	(6,109)	11,504,146
Mortgage-backed securities	10,448,372	90,939	(141,632)	10,397,679
Equity securities	1,500,000	—	(41,521)	1,458,479
	$31,394,080	$523,106	$(223,657)	$31,693,529

December 31, 2014
Obligations of U.S. Government agencies and corporations	$8,354,230	$4,881	$(86,024)	$8,273,087
Obligations of States and political subdivisions	10,998,418	546,880	(12,437)	11,532,861
Mortgage-backed securities	12,989,569	158,140	(168,516)	12,979,193
Equity securities	1,000,000	—	(38,345)	961,655
	$33,342,217	$709,901	$(305,322)	$33,746,796

The following table shows, at carrying value and the scheduled maturities of securities available for sale held at June 30, 2017 and December 31, 2016, 2015, and 2014.

	(Unaudited)		December 31,
	June 30, 2017		2016		2015		2014
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
Securities Available for Sale	Cost	Value	Cost	Value	Cost	Value	Cost	Value
Due in one year or less	$475,529	$486,193	$—	$—	$1,249,859	$1,272,115	$—	$—
Due after one year through five years	12,721,933	12,727,977	14,569,425	14,591,906	8,883,027	8,905,576	6,354,230	6,315,427
Due after five years through ten years	7,282,490	7,477,952	7,510,355	7,603,242	7,155,459	7,434,044	11,457,042	11,865,840
Due after ten years or more	7,847,845	7,684,235	7,741,065	7,379,524	3,657,363	3,684,115	2,541,376	2,586,336
Mortgage-backed, due in monthly installments	19,607,792	19,438,227	19,050,054	18,770,745	10,448,372	10,397,679	12,989,569	12,979,193
	$47,935,589	$47,814,584	$48,870,899	$48,345,417	$31,394,080	$31,693,529	$33,342,217	$33,746,796

In addition, Delmarva holds stock in various correspondent banks.  The balance of these securities was $3.5 million at June 30, 2017, an increase of $631,000 from December 31, 2016.  Balances at December 31, 2016 and 2015 were $2.8 million and $2.6 million, respectively.

Deposits

Deposits.  Average total deposits increased $29.8 million, or 8.1% in 2015, increased $27.0 million, or 6.8% in 2016 and increased $10.0 million, or 2.3% during the six months ended June 30, 2017. At June 30, 2017 total deposits were $442.1 million as compared to $433.5 million at December 31, 2016, an increase of $8.6 million, or 2.0%. Total deposits were $412.6 million at December 31, 2015, and increased $20.9 million, or 5.0% over the year ended December 31, 2016.

The following table sets forth the deposits of Delmar by category for the period indicated:

	June 30,2017		December 31, 2016		December 31, 2015		December 31, 2014
	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits
Noninterest bearing deposits	$167,211,180	37.82%	$147,310,145	33.98%	$135,241,523	32.78%	$119,856,293	31.48%
Interest bearing deposits:
Money market, NOW, and savings accounts	124,968,516	28.27%	126,501,450	29.18%	109,361,986	26.51%	101,791,413	26.74%
Certificates of deposit, $100,000 or more	56,004,985	12.67%	56,739,969	13.09%	55,224,615	13.39%	52,573,523	13.81%
Other certificates of deposit	93,916,135	21.24%	102,931,373	23.75%	112,729,483	27.32%	106,510,237	27.98%
Total interest bearing deposits	274,889,636	62.18%	286,172,792	66.02%	277,316,084	67.22%	260,875,173	68.52%
Total	$442,100,816	100.00%	$433,482,937	100.00%	$412,557,607	100.00%	$380,731,466	100.00%

Delmar’s loan-to-deposit ratio was 99.7% at June 30, 2017, 99.2% at December 31, 2016 and 97.4% at December 31, 2015. Core deposits, which exclude time deposits of $250,000 or more, provide a relatively stable funding source for Delmar’s loan portfolio and other earning assets. Delmar’s core deposits were $411.0 million at June 30, 2017, $395.7 million at December 31, 2016 and $368.4 million at December 31, 2015. Management anticipates that a stable base of deposits will be Delmar’s primary source of funding to meet both its short-term and long-term liquidity needs in the future.

The following table provides a summary of Delmar’s maturity distribution for certificates of deposit of greater than $100,000 or more at the dates indicated:

	June 30,	December 31,
	2016	2016	2015	2014
Within three months	$6,329,979	$11,367,751	$7,432,869	$5,976,510
After three months through twelve months	17,953,712	14,208,774	18,273,151	15,740,078
After twelve months	31,721,294	31,163,444	29,518,595	30,856,935
Total	$56,004,985	$56,739,969	$55,224,615	$52,573,523

Borrowed Funds

Borrowed funds consist of advances from the Federal Home Loan Bank (“FHLB”) at June 30, 2017 and at December 31, 2016 and 2015. At December 31, 2016, advances from the FHLB totaled $29.8 million compared to $25.0 million at December 31, 2015. During May of 2017, Delmarva took out $15 million in new FHLB advances to fund future loan growth and offset $5 million in brokered certificates of deposits that matured and were not replaced.  At June 30, 2017 advances from the FHLB were $44.5 million. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB.

Delmar did not have any short-term borrowings at June 30, 2017 or December 31, 2016 and 2015.  At December 31, 2014 Delmar had short-term borrowings of $6.5 million with interest variable at 0.36%.  The average amount of short-term borrowings during 2014 was $845,123.  The maximum amount outstanding at any month end was $7,140,000.  Interest expense recorded on short-term borrowings during 2014 was $1,563.

Capital

Total stockholders’ equity as of June 30, 2017, was $48.3 million, an increase of $2.0 million, or approximately 4.3% compared with stockholders’ equity of $46.2 million at December 31, 2016. December 31, 2016 stockholders’ equity increased $2.9 million or approximately 6.6%, compared with stockholders’ equity of $43.3 million as of December 31, 2015.

Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. The following table presents actual and required capital ratios as of June 30, 2017 and December 31, 2016 and 2015 for Delmarva and Delmar under Basel III Capital Rules.  The minimum required capital amounts presented include the minimum required capital levels as of December 31, 2016 based on the phase-in provisions of the Basel III Capital Rules and the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules have been fully phased-in.  Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.  A more in depth discussion of regulatory capital requirements is included in Note 15 of the consolidated financial statements.

					To Be
					Well Capitalized
			For Capital		Under Prompt
			Adequacy		Corrective Action
	Actual		Purposes		Provisions
In Thousands	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2017
Total Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	$53,627	12.5%	$37,145	8.6%	$—	N/A
The Bank of Delmarva	55,299	12.8%	37,145	8.6%	45,758	10.6%
Tier I Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	48,228	11.2%	28,532	6.6%	—	N/A
The Bank of Delmarva	49,900	11.6%	28,532	6.6%	37,145	8.6%
Common Equity Tier I Ratio
(To Risk Weighted Assets)
Delmar Bancorp	48,228	11.2%	22,072	5.1%	—	N/A
The Bank of Delmarva	49,900	11.6%	22,072	5.1%	30,685	7.1%
Tier I Leverage Ratio
(To Average Assets)
Delmar Bancorp	48,228	9.2%	20,957	4.0%	—	N/A
The Bank of Delmarva	49,900	9.5%	20,957	4.0%	26,196	5.0%

					To Be
					Well Capitalized
			For Capital		Under Prompt
			Adequacy		Corrective Action
	Actual		Purposes		Provisions
In Thousands	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016
Total Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	$51,278	12.5%	$35,332	8.6%	$—	N/A
The Bank of Delmarva	53,244	13.0%	35,332	8.6%	43,525	10.6%
Tier I Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	46,140	11.3%	27,140	6.6%	—	N/A
The Bank of Delmarva	48,106	11.7%	27,139	6.6%	35,332	8.6%
Common Equity Tier I Ratio
(To Risk Weighted Assets)
Delmar Bancorp	46,140	11.3%	20,995	5.1%	—	N/A
The Bank of Delmarva	48,106	11.7%	20,994	5.1%	29,187	7.1%
Tier I Leverage Ratio
(To Average Assets)
Delmar Bancorp	46,140	9.0%	20,520	4.0%	—	N/A
The Bank of Delmarva	48,106	9.4%	20,520	4.0%	25,650	5.0%

As of December 31, 2015
Total Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	$47,778	12.4%	$30,949	8.0%	$—	N/A
The Bank of Delmarva	49,175	12.7%	30,952	8.0%	38,690	10.0%
Tier I Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	42,908	11.1%	23,214	6.0%	—	N/A
The Bank of Delmarva	44,307	11.5%	23,218	6.0%	30,957	8.0%
Common Equity Tier I Ratio
(To Risk Weighted Assets)
Delmar Bancorp	42,908	11.1%	17,411	4.5%	—	N/A
The Bank of Delmarva	44,307	11.5%	17,413	4.5%	25,152	6.5%
Tier I Leverage Ratio
(To Average Assets)
Delmar Bancorp	42,908	8.9%	19,306	4.0%	—	N/A
The Bank of Delmarva	44,307	9.2%	19,327	4.0%	24,159	5.0%

Liquidity Management

Liquidity management involves monitoring Delmar’s sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made; however, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in Delmar’s market area. Delmar’s Federal Funds Sold position, which includes funds in due from banks and interest-bearing deposits with banks, averaged $1.4 million during the six months ended June 30, 2017 and totaled $7.5 million at June 30, 2017 and averaged $8.4 million during the year ended December 31, 2016 and totaled $1.3 million at December 31, 2016. Also, Delmar has available advances from the FHLB. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2016, advances available totaled approximately $127.2 million of which $29.8 million had been drawn, or used for letters of credit. Management regularly reviews the liquidity position of Delmar and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources. FDIC deposit insurance has been increased on most accounts from $100,000 to $250,000. However, with the passage of the Dodd-Frank Act, this increase in the basic coverage limit has been made permanent.

Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as Delmar are primarily monetary in nature. Therefore, interest rates have a more significant effect on Delmar’s performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Off-Balance Sheet Arrangements

With the exception of Delmar’s obligations in connection with its irrevocable letters of credit and loan commitments, Delmar has no other off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, that is material to investors.

INFORMATION ABOUT LIBERTY

Liberty Bell Bank is a New Jersey state-chartered commercial bank, which was incorporated in November 2002 and commenced operations in August 2003.  Liberty has been headquartered in Marlton, New Jersey since 2009.  Liberty also maintains branch offices in Cherry Hill and Moorestown, New Jersey.

Liberty offers a variety of deposit and loan products including consumer and commercial checking, internet banking, remote deposit capture, savings accounts, certificate of deposit accounts, commercial and residential mortgages, construction mortgages, equipment financing, term loans, lines of credit, letters of credit, home equity loans, automobile loans and overdraft protection, among other commercial and consumer products.  At June 30, 2017, Liberty had total assets of $147.8 million, total deposits of $131.5 million, and stockholders’ equity of $9.9 million.

Liberty utilizes a branch banking strategy to serve small to midsize businesses, professionals and consumers in diversified industries within its market area.  Liberty operates with an emphasis on local leadership and local decision-making.  Liberty’s Board of Directors, management team and loan officers enable us to develop business through our contacts in the local business, real estate development, legal, educational and medical professional communities.

As of June 30, 2017, Liberty had a total of 38 employees, of which 30 were full time.  The employees are not represented by a union or any collective bargaining agreement.  Liberty believes that its relationship with its employees is satisfactory.

Liberty’s executive office is located at 145 North Maple Avenue, Marlton, New Jersey; its telephone number is (856) 830-1100; its fax number is (856) 797-6794, and its website is www.libertybellbank.com.

Information contained on Liberty’s website is not to be deemed a part of, or a supplement to, this proxy statement/offering statement and should not be relied upon in making a decision on how to vote your stock with respect to the merger agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion presents management’s analysis of the consolidated financial condition and results of operations of Liberty as of and for each of the years in the two-year period ended December 31, 2016 and the six month periods ended June 30, 2017 and June 30, 2016.  The discussion should be read in conjunction with Liberty’s consolidated financial statements and the notes related thereto which appear elsewhere in this proxy statement/offering statement.

Management Strategy

Liberty offers traditional community bank loan and deposit products and services.

Significant Accounting Policies

The following is a description of the more significant accounting policies used in preparation of the accompanying consolidated financial statements of Liberty.

Nature of operations:  Liberty is a commercial bank, which was incorporated on November 26, 2002 under New Jersey laws, and opened for business on August 11, 2003.  Liberty is chartered by the New Jersey Department of Banking and Insurance and insured by the Federal Deposit Insurance Corporation.  Liberty is headquartered in Marlton, Evesham Township, New Jersey, which is also the location of the operations center and the administrative headquarters. Branch offices are in Cherry Hill, also the site of Liberty’s Loan Service Center, and Moorestown, New Jersey.  Liberty provides financial services primarily to customers located in Camden and Burlington Counties, as well as surrounding counties in New Jersey and Southeastern Pennsylvania.

The policies that materially affect the determination of financial position, results of operations and cash flows are summarized below.

Use of estimates:  The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ significantly from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the valuation of Available for Sale investment securities, determination of the allowance for loan losses, the carrying value of Other Real Estate Owned, the valuation of deferred tax assets and fair value disclosures.

Investment securities:  Investment securities are classified under one of the following categories at the date of purchase:  “Held to Maturity,” “Available for Sale,” or “Trading.” Classification is reassessed at each balance sheet date.  Liberty does not hold “trading” securities or classify securities as “held to maturity” securities.  Investment securities that would be held for indefinite periods of time but not necessarily to maturity, including securities that would be used as part of Liberty’s asset/liability management strategy and possibly sold in response to changes in interest rates, prepayments and similar factors are classified as “Available for Sale.” These securities are carried at fair value, with any temporary unrealized gains or losses reported in the balance sheets and other comprehensive income (loss), as a separate component of the equity section of the balance sheet and in the statements of shareholders’ equity.  Gains and losses on the sale of such securities are accounted for on the specific identification basis in the statements of operations on the date of sale.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Declines in the fair value of individual debt securities below their cost that are deemed to be other than temporary result in write-downs of the individual securities to their fair value.  Debt securities that are deemed to be other-than-temporarily impaired would be reflected in earnings as realized losses to the extent impairment is related to credit losses.  The amount of the impairment for debt securities related to other factors is recognized in other comprehensive loss.  In evaluating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the reasons for the decline in value, (3) the financial position and access to capital of the issuer, including the current and future impact of any specific events, and (4) for fixed maturity securities, whether Liberty intends to sell the security, or it is more likely than not that Liberty will be required to sell the security before recovery of the cost basis, which may be maturity.  None of Liberty’s investment securities were considered other-than-temporarily impaired as of June 30, 2017, or December 31, 2016 or 2015.

Interest income from securities, adjusted for the amortization of premiums and accretion of discounts over the contractual lives of the related securities, is recognized in interest income using the interest method.  Realized gains and losses, determined using the amortized cost value of the specific securities sold, are included in noninterest income in the statements of operations.

Loans:  Liberty makes commercial, real estate and consumer loans to customers.  A substantial portion of the loan portfolio is represented by loans in Southern New Jersey.  The ability of Liberty’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.  Loans are stated at the outstanding principal amount, adjusted for the allowance for loan losses and any deferred fees or costs on originated loans.  Interest income on loans is recognized as earned based on contractual interest rates applied to daily principal amounts outstanding using the accrual basis.

Liberty’s lending can be summarized into eight primary segments:  commercial real estate loans, commercial loans, residential construction loans, commercial construction loans, commercial lease-backed loans, state and political sub-division loans, home equity loans and consumer loans.

Commercial real estate loans:  Commercial real estate loans are loans made to acquire or refinance investment properties or to acquire or refinance owner-occupied, non owner-occupied and multi-family real estate.  Liberty analyzes the rent rolls to make sure the properties are generating enough cash flow to service the debt with the rents collected from the tenants.  Liberty maintains a requirement that the net rents collected after expenses of operating commercial property generally be not less than 1.25 times the debt service requirements.  The majority of Liberty’s commercial real estate loans are secured by commercial, one-to-four family and mixed use properties, and the loan to value ratio generally does not exceed 80 percent.

Commercial loans:  Commercial loans are loans that assist a borrower in funding working capital requirements and loans for the acquisition of fixed assets that are needed to produce a product or deliver a service and grow the borrower’s business.  Commercial loans are underwritten based on an analysis of the borrower’s ability to repay the loan out of operating cash flows.  Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and generally incorporate personal guarantees to mitigate the risk of loss.  While some short-term loans may be made on an unsecured basis, in practice, Liberty is primarily a secured lender.

Commercial lease-backed:  Commercial lease-backed loans are made to businesses that lease primarily office equipment to a variety of lessees.  The loans are made for the purpose of funding business operations and are secured by the cash flows of lease receivables assigned to Liberty.

Residential construction:  Residential construction loans primarily consist of loans to local contractors and other real estate investors for the purpose of construction or renovation of single family homes, one-to-four family projects and a few multi-family projects.  These loans are generally for terms of one year or less and provide for permanent financing by Liberty or other mortgage lender when the term of the residential construction loan expires.

Commercial construction loans:  Commercial construction and land development loans consist primarily of loans to local contractors and other real estate investors for the purpose of construction or renovation of buildings with a mix of residential and commercial outlets.  These loans are underwritten based upon independent appraisals, analysis of absorption or lease rates, and the global financial analysis of the developers and/or property owners and include estimates of costs and value associated with the complete project.  Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project.  These loans are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, regulations of real property, general economic conditions and the availability of long-term financing.

State and political sub-division loans:  State and political sub-division loans are primarily loans made to state, county, municipalities or sub-divisions thereof to finance short-term working capital requirements which are fully guaranteed.

Home equity loans:  Home equity loans are loans made to borrowers with their primary home or second home serving as collateral.  The average loan to value ratio at the date of origination of the combined first and second mortgages is generally 80 percent or less.

Consumer loans:  Consumer loans are generally made as an accommodation to commercial and individual customers, and are generally secured by cash collateral, securities, automobiles or real estate.

Loan fees:  Loan fees and direct costs associated with loan originations with terms that extend beyond one year are deferred.  The deferred amount is recognized as an adjustment to loan interest over the term of the related loans using the interest method.

Loans-past due:  Loans are reported as past due when either interest or principal is unpaid in the following circumstances:  fixed payment loans when the borrower is in arrears for two or more monthly payments, open end credits for two or more billing cycles, and single payment notes if interest or principal remains unpaid for 30 days or more.

Loans-nonaccrual:  Loans are placed on nonaccrual status and the accrual of interest income ceases, when a default of principal or interest exists for a period of ninety days except when, in management’s judgment, the collection of principal and interest is reasonably anticipated (i.e. the loan is well secured and in the process of collection).  Interest receivable on nonaccrual loans previously credited to income is reversed, and subsequently recognized as income only as received if the collection of principal is reasonably assured.  Nonaccrual loans are generally not returned to accruing status until principal and interest payments have been brought current and full collectability is reasonably assured.

Loans-charge-offs:  Loans are charged off when overall collectability is deemed questionable.  Loans generally qualify for charge-off when the borrower’s cash flows are insufficient to make the required loan payments and the underlying collateral and/or secondary sources of repayment (guarantors, etc.) are deemed inadequate by management to ensure total repayment of the remaining amount of the loan.  Any commercial loan deemed uncollectable will be charged off in whole or in part to reflect a remaining principal balance that can be reasonably expected to be collected.  Consumer loan losses will generally be recognized when delinquency exceeds 180 days, except in such cases where sufficient collateral exists to adequately secure the remaining loan balance and/or the loan can reasonably be restructured to provide for its ultimate collectability on commercially reasonable terms and time frames.

Allowance for loan losses:  The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loans that are determined to be uncollectible are charged against the allowance account, and subsequent recoveries, if any, are credited to the allowance.  The determination of the allowance for loan losses requires significant estimates, including the timing and amounts of expected future cash flows on impaired loans, collateral valuations, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change.  The adequacy of the allowance for loan losses is based on management’s current judgments about the credit quality of the loan portfolio.

Various regulatory agencies periodically review the adequacy of Liberty’s allowance for loan losses as an integral part of their examination process.  Such agencies may require Liberty to recognize additions or reductions to the allowance based on their evaluation of information available to them at the time of their examination.  It is reasonably possible that the above factors may change significantly and, therefore, affects management’s determination of the allowance for loan losses in the near term.

The allowance consists of specific and general components.  The specific component relates to loans identified as impaired.  For those loans that are classified as impaired, impairment is measured on a loan by loan basis and an allowance is established when the discounted cash flows (or as a practical expedient, the collateral liquidation value, if the loan is collateral dependent) of the impaired loan is lower than the carrying value of that loan.  The general component covers non-classified loans and is based on historical charge-off experience and expected losses.  Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events it is probable that Liberty will be unable to collect the scheduled payments of principal or interest according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, Liberty does not separately identify individual consumer and home equity loans for impairment disclosures.

Troubled debt restructurings (TDR) occur when a creditor, for economic or legal reasons related to a debtor’s financial condition, grants a concession to the debtor that it would not otherwise consider, such as a below market interest rate, extending the maturity of a loan, or combination of both.  From time to time, Liberty may consider granting a concession to a debtor after an evaluation of their financial condition, existing market conditions or to meet a competitor’s offer, when maintaining the customer relationship is in the long term interest of Liberty.  Management reviews all loan modifications to determine whether the modification qualifies as a troubled debt restructuring (i.e., whether the creditor has been granted a concession and is experiencing financial difficulties).

Interest rate risk:  Liberty is principally engaged in the business of attracting deposits from the general public and using these deposits, together with other borrowed funds, to make commercial, commercial mortgage, residential mortgage, and consumer loans, and to invest in overnight and term investment securities.  Inherent in such activities is the potential for Liberty to assume interest rate risk that results from differences in the maturities and re-pricing characteristics of assets and liabilities.  For this reason, management regularly monitors the level of interest rate risk and the potential impact on net income.

Other real estate owned:  Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and changes in the valuation allowance are included in operations.  Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the collateral.  Gains or losses are included in operations upon disposal.

Bank premises and equipment:  Premises and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation is computed and charged to expense using the straight-line method over the estimated useful lives of the assets.  Leasehold improvements are amortized to expense over the shorter of the term of the respective lease or the estimated useful life of the improvements.

Restricted stock: Liberty holds investments in the common stocks of the Federal Home Loan Bank of New York and the Atlantic Central Bankers Bank.  These investments in restricted stock are carried at cost.  FHLB stock has no quoted market value and is subject to redemption restrictions.  Management reviews the stock for impairment based on the ultimate recoverability of the cost basis in the stock.  The Federal Home Loan Bank of

New York and Atlantic Central Bankers Bank both reported profits for 2016, remains in compliance with regulatory capital and liquidity requirements, continues to pay dividends on its common stock and make redemptions at the par value.  With consideration given to these factors, management concluded that the stock was not impaired at June 30, 2017 or December 31, 2016.

Income taxes:  Liberty accounts for income taxes according to the asset and liability method.  Under this method, deferred federal and state tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial statement and tax bases of existing assets and liabilities.  The effect of a change in the tax rate on deferred taxes is recognized in the period of the enactment date.  Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.  Increases or decreases in the valuation reserve are charged or credited to the income tax provision.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that ultimately would be sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more-likely-than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  The evaluation of a tax position taken is considered by itself and not offset or aggregated with other positions.  Tax positions that meet the more-likely-than not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.  The portion of benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Liberty’s policy is to recognize interest and penalties related to unrecognized tax liabilities within income tax expense in the statements of operations.  Liberty does not have an accrual for uncertain tax positions as of June 30, 2017, December 31, 2016 or December 31, 2015, as deductions taken and benefits accrued are based on widely understood administrative practices and procedures and are based on clear and unambiguous tax law.

Transfers of financial assets:  Transfers of financial assets are accounted for as sales when all of the components meet the definition of a participating interest and when control over the assets has been surrendered.  A participating interest generally represents (1) a proportionate (pro rata) ownership interest in an entire financial asset, (2) a relationship where from the date of transfer all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership, (3) the priority of cash flows has certain characteristics, including no reduction in priority, subordination of interest, or recourse to the transferor other than standard representation or warranties, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Comprehensive income (loss):  Comprehensive income (loss) consists of net income and other comprehensive income (loss), which consists of unrealized gains and losses on available for sale securities and is recognized as a separate component of shareholders’ equity

As of February 3, 2017, the Consent Orders originally issued by the Federal Deposit Insurance Corporation (the FDIC) on November 14, 2013 and the State of New Jersey Department of Banking and Insurance on November 18, 2013 were terminated.

COMPARISON OF OPERATING RESULTS FOR SIX MONTHS ENDED JUNE 30, 2017 AND 2016

Liberty’s net income is impacted by seven major components and each of them is reviewed in more detail in the following discussion:

•                  net interest income, or the difference between interest income earned on loans and investments and

•                  interest expense paid on deposits and borrowed funds;

•                  provision for loan losses, or the amount added to the allowance for loan losses to provide reserves for inherent losses on loans;

•                  non-interest income, which is made up primarily of certain loan and deposit fees;

•                  non-interest expense, which consists primarily of compensation and benefits and other operating expenses; and

•                  income taxes

Overview:  For the six months ended June 30, 2017, Liberty reported net income of $43,000, as compared to $77,000 for the same period last year.

Comparative Average Balances and Average Interest Rates:  The following table presents a summary of Liberty’s interest-earning assets and their average yields, and interest-bearing liabilities and their average costs for the six month periods ended June 30, 2017 and 2016:

	Six months ended June 30,
	2017			2016
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/Rate
				Dollars in Thousands
Earning assets:
Loans, net of deferred fees (3)	$120,150	$2,876	4.83%	$109,480	$2,649	4.85%
Securities	10,755	85	1.59%	15,528	123	1.59%
Federal Funds Sold	13,246	54	0.82%	19,948	47	0.47%
Other interest-earning assets (4)	321	8	5.03%	310	6	3.88%
Total interest-earning assets	144,472	3,023	4.22%	145,266	2,825	3.90%

Noninterest earning assets:
Cash and due from banks	753			742
Allowance for loan losses	(1,244)			(1,409)
Non-accrual loans	1,831			1,861
Other assets	4,875			5,850
Total noninterest earning assets	6,215			7,044
Total assets	$150,687			$152,310

Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$19,398	17	0.18%	$16,949	16	0.19%
Money Market	24,647	38	0.31%	33,294	51	0.31%
Savings	13,642	12	0.18%	13,481	12	0.18%
Time	59,104	334	1.14%	56,788	327	1.16%
Total interest-bearing deposits	116,791	401	0.69%	120,512	406	0.68%

Borrowings:
Short Term borrowings	831	1	0.24%	711	1	0.28%
FHLB Advances	2,500	48	3.87%	2,500	48	3.85%
Total borrowings	3,331	49	2.97%	3,211	49	3.06%

Total interest-bearing liabilities	120,122	450	0.76%	123,723	455	0.74%

Noninterest-bearing liabilities:
Demand Deposits	20,291			18,427
Other liabilities	357			440
Total noninterest-bearing liabilities	20,648			18,867
Total liabilities	140,770			142,590
Shareholder’ equity	9,917			9,720
Total liabilities and shareholders’ equity	$150,687			$152,310

Net interest spread (1)			3.46%			3.15%
Net interest income and margin (2)		$2,573	3.59%		$2,370	3.27%

Average interest-earning assets as a percentage of interest-bearing liabilities		120.27%			117.41%

(1)                   Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities

(2)                   Net interest margin is net interest income divided by the average total interest-earning assets.

(3)                   The loan averages are stated net of unearned income and loans with discontinued interest (in those periods when Liberty has loans for which the accrual of interest has been discontinued.

(4)                   Interest on FHLB stock is included in other interest-earning assets.

The $34,000 decrease in net income for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016 can be primarily attributed to an increase in the provision for loan losses of $295,000 in order to replenish the allowance for loan losses due to a $333,000 charge-off of a problem loan that was previously classified as “non-accruing”, and a decrease in gains from the sale of investment securities of $68,000.  In addition, fee income from loans decreased $34,000, and losses from the sale of other real estate increased $9,000.  An increase in net interest income of $203,000, a decrease in other expenses of $136,000 and a decrease in the provision for income taxes of $37,000 partially reduced the impact of the unfavorable variances.

Net Interest Income:  Net interest income is the difference between interest and deferred fees earned on loans and other interest-earning assets and interest paid on interest-bearing liabilities.  Net interest income is directly affected by changes in volume and mix of interest-earning assets and interest-bearing liabilities that support those assets, as well as changing interest rates when differences exist in repricing dates of assets and liabilities.

The increase of $203,000 in net interest income was due to a $198,000 increase in interest income and a $5,000 decrease in interest expense, primarily resulting from a decrease of interest on deposits.  The $198,000 increase in interest and dividend income was due primarily to an increase of $227,000 in increase in interest and fees from loans and an increase of $7,000 in interest from cash and cash equivalents while interest from investment securities available for sale decreased $36,000.

Net interest margin for the six months ended June 30, 2017 was 3.59%, an increase of 0.32% from the 3.27% net interest margin for the six months ended June 30, 2016.  The increase in the net interest margin resulted from an increase of 0.31% in the yield from earning assets, primarily cash deposits.

Interest Income:  The increase of $227,000 in interest and fees from loans was due primarily to a $10.7 million increase in average loan balances outstanding for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016.  Partially offsetting the impact of an increase in average loan balances outstanding, the interest yield for the loan portfolio decreased 2 basis points from 4.85% to 4.83%.  The decrease of $36,000 in interest earned from investment securities was due primarily to a $4.8 million decrease in the average investment balance outstanding, as Liberty sold securities primarily to fund the growth in loans and to monetize gains in the portfolio.

Interest Expense:  Liberty’s interest expense for the six months ended June 30, 2017 decreased $5,000, or 1.05%, to $450,000 from $455,000 for the same period in 2016.  The decrease was principally due to a decrease of interest expense on deposits.

Liberty’s ‘s interest expense on deposits decreased $5,000, or 1.21%, for the six months ended June 30, 2017, as compared to the same period last year.  The decrease was largely attributed to a $3.7 million decrease in interest-bearing deposits during the first six months of 2017, as compared to the same period in 2016.

Interest expense on borrowed funds was stable at $48,800, for the six months ended June 30, 2017, as compared to $48,700 for the same period last year.

Provision for Loan Losses:  For the six months ended June 30, 2017, the provision for loan loss was $325,000 as compared to $30,000 in the same period of 2016.  The provision for loan losses reflects management’s judgment concerning the risks inherent in Liberty’s existing loan portfolio and the size of the allowance necessary to absorb the risks, as well as the activity in the allowance during the periods.  Management reviews the adequacy of its allowance on an ongoing basis and will provide additional provisions, as management may deem necessary.

Non-Interest Income:  Non-interest income consists of all income other than interest and dividend income and is principally derived from: service charges on deposits; gains from the sale of investment securities, and mortgage lending activity.  Liberty recognizes the importance of supplementing net interest income with other sources of income as continues to explore new opportunities to generate non-interest income.

Non-interest income (other than gain on sale of securities) decreased $38,000, or 10.1%, to $339,000 for the first six months of 2017, as compared to the same period last year.  The decrease for the first six months of 2017, as compared to the same period in 2016, was largely due to a decrease in fees from loans.  Liberty did not have any gain on the sale of securities during the first six months of 2017 as compared to a gain of $68,000 during the same period last year.

Non-Interest Expense:  Liberty had a $136,000 decrease in other expenses for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016, which was due primarily to a $80,000 decrease in deposit insurance premium expense, a $38,000 decrease in expenses related to other real estate owned, a $19,000 decrease in legal expense related to Liberty’s ongoing troubled asset reduction plan, a $14,000 decrease in audit fees, a $11,000 decrease in equipment expenses due to data processing outsourcing, and a $10,000 decrease in other professional expense.  Partially offsetting these positive variances, compensation expenses increased $13,000, data processing expenses increased by $6,000 as Liberty outsourced data processing functions, other insurance premium expense increased $8,000, and director fees increased by $6,000.

Income Taxes:  Liberty had a credit of $17,000 for income taxes, which includes both federal and state taxes, for the six months ended June 30, 2017, compared to a $20,000 expense for the six months ended June 30, 2017.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2017 TO DECEMBER 31, 2016

Total Assets:  Total assets at June 30, 2017 were $147.8 million, representing a decrease of $1.8 million from $149.6 million at December 31, 2016.  The decrease was due primarily to a $6.4 million reduction in cash and cash equivalents, primarily in interest-bearing cash deposits at the Federal Reserve Bank, as Liberty redeployed its cash and increased net loans receivables by $5.0 million.

Cash and Cash Equivalents:  Liberty’s cash and cash equivalents decreased by $6.4 million to $7.7 million at June 30, 2017, or 5.2% of total assets, from $14.1 million, or 9.4%, of total assets, at December 31, 2016.

Securities Portfolio:  At June 30, 2017, investment securities totaled $10.3 million, compared to $10.9 million at December 31, 2016.  The securities are held primarily for liquidity, interest rate risk management and profitability.  Accordingly, Liberty’s investment policy is to invest in securities with low credit risk, such as U.S. government agency obligations, state and political obligations and mortgage-backed securities.

Net unrealized losses in the available for sale securities portfolio were $51,000 and $161,000 at June 30, 2017 and December 31, 2016, respectively.

Loans:  The loan portfolio comprises Liberty’s largest class of earning assets.  Total loans receivable, net of unearned income, increased $5.0 million, or 4.2%, to $124.5 million at June 30, 2017, as compared to $119.5 million at December 31, 2016.

The following table summarizes Liberty’s loan portfolio by type of loan on the dates indicated.

	June 30, 2017	December 31, 2016
	(Dollars in Thousands)
Commercial real estate owner occupied	$40,186	$41,914
Commercial real estate non-owner occupied	32,428	27,790
Commercial real estate multi family	2,487	2,678
Residential construction	13,508	12,404
Commercial construction	221	1,089
Commercial lease-backed	579	628
Commercial	13,434	11,878
Home equity	23,005	22,385
Consumer	100	106
Total loans	125,948	120,872
Less:
Allowance for loan loss	(1,265)	(1,255)
Deferred loan fees	(167)	(149)
Net loans	$124,516	$119,468

Loan and Asset Quality:  The ratio of non-performing assets (“NPAs”), which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and other real estate owned, to total assets decreased to 33.1% at June 30, 2017 from 36.65% at December 31, 2016.  NPAs decreased $378,000, or 9.3%, to $3.7 million at June 30, 2017, as compared to $4.1 million at December 31, 2016.  Non-accrual loans decreased $378,000, or 16.9%, to $1.9 million at June 30, 2017, as compared to $2.2 million at December 31, 2016.  Loans past due 30 to 89 days totaled $1.6 million at June 30, 2017, representing an increase of $300 thousand, or 88.7%, as compared to $1.3 million at December 31, 2016.  This increase was primarily due to an increase in commercial mortgage loans past due 30-59 days.

Liberty continues to actively market its other real estate owned properties, which totaled $1.9 million at June 30, 2017 and at December 31, 2016.  At June 30, 2017, Liberty’s other real estate owned properties consisted primarily of one property which had a carrying value of approximately $1.8 million.

The allowance for loan losses increased by $10,000 to $1.26 million, or 1.01% of total loans, at June 30, 2017, compared to $1.25 million, or 1.04% of total loans, at December 31, 2016.  Liberty recorded a provision for loan losses of $325,000 for the six months ended June 30, 2017 primarily in order to replenish the allowance for loan losses due to the charge-off of a problem loan that was previously classified as non-accruing.  Liberty recorded net charge-offs of $315,000 for the six months ended June 30, 2017, as compared to $38,000 in net recoveries for the six months ended June 30, 2016.  The allowance for loan losses as a percentage of non-accrual loans increased to 68.2% at June 30, 2017 from 56.2% at December 31, 2016.

Liberty’s management continues to monitor asset quality and believes that the NPAs are adequately collateralized and anticipated material losses have been adequately reserved for in the allowance for loan losses.  However, given the uncertainty of the real estate market, additional provisions for losses may be deemed necessary in future periods.  The following table provides information regarding risk elements in the loan portfolio at each of the periods presented:

	June 30, 2017	December 31, 2016
	(Dollars in Thousands)

Non-accrual loans	$1,855	$2,233
Non-accrual loans to total loans	1.47%	1.85%
Non-performing assets	$3,707	4,120
Non-performing assets to total assets	2.51%	2.71%
Performing troubled debt restructured loans	34	35
Performing troubled debt restructured loans to total assets	0.02%	0.02%
Allowance for loan losses as a % of non-accrual loans	69.19%	56.20%
Allowance for loan losses to total loans	1.01%	1.04%

A loan is considered impaired when based on current information and events, it is probable that Liberty will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.  Total impaired loans at June 30, 2017 were $1.8 million and at December 31, 2016 were $2.0 million.  These balances consist of loans that were written down or required additional reserves during the periods ended June 30, 2017 and December 31, 2016, respectively.  Impaired loans include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties.  These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.  Not all impaired loans and restructured loans are on non-accrual, and therefore not all are considered non-performing loans.  Restructured loans still accruing totaled $34,000 and $35,000 at June 30, 2017 and December 31, 2016, respectively.

Liberty also continues to monitor its portfolio for potential problem loans.  Potential problem loans are defined as loans which cause management to have serious concerns as to the ability of such borrowers to comply with the present loan repayment terms and which may cause the loan to be placed on non-accrual status.

Further detail of the credit quality of the loan portfolio is included in Note 4. Allowance for Loan Losses — to Liberty’s unaudited consolidated financial statements.

Allowance for Loan Losses — Liberty maintains reserves which reflect our management’s judgment regarding the adequate level necessary to absorb credit losses inherent in our loan portfolio.  The determination of the allowance for loan losses requires significant estimates, including the timing and amounts of expected future cash flows on impaired loans, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change.

In making its judgments regarding the adequate level necessary to absorb credit losses inherent in our loan portfolio, management considers on-going evaluations of the loan portfolio, including such factors as the differing economic risks associated with each loan category, the financial condition of specific borrowers, the level of delinquent loans, the value of any collateral and, where applicable, the existence of any guarantees or other documented support.  Further, management evaluates the impact of changes in interest rates and overall economic conditions on the ability of borrowers to meet their financial obligations when quantifying our exposure to credit losses and assessing the adequacy of our allowance for loan losses at each reporting date.  Also, the allowance for loan losses assessment includes the on-going assessment of credit quality metrics, and a comparison of certain allowance for loan losses adequacy benchmarks to current performance.  Management’s determinations regarding the adequacy of the allowance for loan losses are reviewed and approved by Liberty’s Board of Directors.

The allowance for loan losses is increased through a provision for loan losses that is charged to earnings, based on management’s quarterly evaluation of the factors previously mentioned, and is reduced by charge-offs, net of recoveries.

The allowance for loan losses consists of specific and general components.  The specific component relates to loans identified as impaired.  For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or, as a practical expedient, the collateral liquidation value, if the loan is collateral dependent) of the impaired loan is lower than the carrying value of that loan.  The general component of the allowance covers non-impaired loans and is based on Liberty’s own loss experience over the previous eight (8) quarters, including the current quarter’s results.  Added to Liberty’s own loss experience, in order to arrive at the overall “adjusted loss rate”, is a component based on the evaluation of a series of eight (8) environmental factors, including delinquency/impairment trends, charge-off/recovery trends, growth/volume trends, risk/underwriting/policy changes, staffing/management changes, economic trends — nationally & locally, collateral quality and credit concentration changes.  Each of these factors is analyzed quarterly and adjusted as necessary to reflect management’s best estimate of the environment existing at that time.  These factors are generally rated on a 5 (best) to 25 (worst) basis point scale to determine the overall “environmental assessment”.  The upper end of the scale is subject to further upward adjustment if deemed appropriate by management.  Added to the environmental assessment, in order to arrive at the overall “adjusted loss rate” is a factor for Liberty’s own loss experience over the previous eight (8) quarters, including the current quarter’s results.  These factors are then applied to the different classes of loans in the portfolio, including but not limited to Unsecured Loans, Construction and Development Loans, Commercial Real Estate Loans, and Commercial and Industrial Loans, all of which reflect different degrees of risk and independent evaluations of the environmental factors pertinent to those types of loans.

At June 30, 2017, the total allowance for loan losses increased by $10,000, or 0.80%, to $1.26 million, or 1.01% of total loans as compared to $1.25 million, or 1.05% of total loans, at December 31, 2016.  Liberty recorded a provision for loan losses of $325,000 for the six months ended June 30, 2017.  Liberty recorded net charge-offs of $315,000 for the six months ended June 30, 2017, as compared to $38,000 in net recoveries for the six months ended June 30, 2016.  The allowance for loan losses as a percentage of non-accrual loans increased to 68.2% at June 30, 2017 from 56.2% at December 31, 2016.

The table below presents information regarding the provision and allowance for loan losses for the six months ended June 30, 2017 and 2016:

	June 30, 2017	June 30, 2016
	(Dollars in Thousands)

Balance, beginning of period	$1,255	$1,399
Provision	325	30
Charge-offs	(333)	(63)
Recoveries	18	101
Balance, end of period	$1,265	$1,467

The table below presents details concerning the allocation of the allowance for loan losses by loan class for each of the periods presented.  The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future credit losses may occur.  The total allowance is available to absorb losses from any category of loans.

	June 30, 2017		December 31, 2016
	Amount	Percentage of Loans in Each Category To Gross Loans	Amount	Percentage of Loans in Each Category To Gross Loans
	(Dollars in Thousands)

Commercial real estate owner occupied	$595	32.9%	$569	34.8%
Commercial real estate non-owner occupied	290	25.6%	221	23.0%
Commercial real estate multi-family	17	2.0%	18	2.2%
Residential construction	97	10.7%	91	10.3%
Commercial construction	2	0.2%	7	0.9%
Commercial lease-backed	22	0.5%	60	0.5%
Commercial	103	9.7%	90	9.8%
Home equity	137	18.3%	198	18.4%
Consumer	2	0.1%	1	0.1%
Unallocated	0	0.0%	0	0.0%
Total loans	$1,265	100.0%	$1,255	100.0%

Deposits — Total deposits decreased by $4.6 million to $131.5 million at June 30, 2017 from $136.1 million at December 31, 2016.  This was primarily due to a decrease in interest bearing accounts, while non-interest bearing account balance remained steady at $20.5 million for June 30, 2017 as compared to $20.6 million at December 31, 2016.

The decrease in interest-bearing deposit accounts of $4.6 million was due primarily to interest bearing checking accounts, including money market accounts, which decreased $815,000.  Savings accounts decreased $868,000 and certificates of deposit decreased $2.8 million from December 31, 2016 to $57.1 million at June 30, 2017.

Borrowings:  Liberty’s borrowings consist of short-term advances from the FHLB.  The advances are secured under terms of a blanket collateral agreement by a pledge of qualifying mortgage loans.  Liberty had $5.5 million in borrowings at FHLB, at a weighted average interest rate of 2.46% at June 30, 2017 as compared to $2.5 million of FHLB borrowings at December 31, 2016.  The additional borrowings were used to fund loan growth.  See “Liquidity and Capital Resources — Off-Balance Sheet Arrangements.”

Other Liabilities:  Other liabilities decreased $51,000, or 12.4%, to $359,000 at June 30, 2017, from $410,000 at December 31, 2016.  The decrease in other liabilities was mainly due to a reduction in accrued expenses.

Equity:  Stockholders’ equity, inclusive of accumulated other comprehensive loss, net of income taxes, was $9.9 million at June 30, 2017, an increase of $154,000 when compared to December 31, 2016.  The increase was largely due to a reduction in accumulated other comprehensive loss, in addition to net income for the six months ended June 30, 2017.

COMPARISON OF FINANCIAL CONDITION AT YEAR-END DECEMBER 31, 2016 AND 2015

General:  Total assets at December 31, 2016 were $149.6 million, representing a decrease of $1.8 million from $151.4 million at December 31, 2015.  The decrease was due primarily to a $6.5 million reduction in investment securities, a $3.0 million decrease in cash and cash equivalents primarily in an interest-bearing account at the Federal Reserve Bank, a $759,000 decrease in other real estate and a $357,000 decrease in other assets.  Partially offsetting these negative variances, loans increased $8.8 million.

Cash and Cash Equivalents:  Cash and cash equivalents decreased $3.0 million, or 17.4%, at December 31, 2016 to $14.1 million from $17.1 million at December 31, 2015.

Securities Portfolio:  The securities portfolio is designed to provide interest income, including tax-exempt income, provide a source of liquidity, diversify the earning assets portfolio, allow for management of interest rate risk, and provide collateral for public fund deposits and borrowings.  Securities are usually classified as available for sale.  The portfolio is composed primarily of obligations of U.S. government agencies and government sponsored entities, including collateralized mortgage obligations issued by such agencies and entities, and tax-exempt municipal bonds.

Liberty periodically conducts reviews to evaluate whether unrealized losses on investment securities portfolio are deemed temporary or whether an other-than-temporary impairment has occurred.  Various inputs to economic models are used to determine if an unrealized loss is other-than-temporary.  All of Liberty’s debt securities in an unrealized loss position have been evaluated as of December 31, 2016, and Liberty does not consider any security to be other-than-temporarily impaired.  Liberty evaluated the prospects of the issuers in relation to the severity and the duration of the unrealized losses.  Liberty’s securities in unrealized loss positions are mostly driven by wider credit spreads and changes in interest rates.  Based on that evaluation, Liberty does not intend to sell any security in an unrealized loss position, and it is more likely than not that Liberty will not have to sell any of its securities before recovery of its cost basis.

Liberty’s available for sale securities are carried at fair value, adjusted for amortization of premiums and accretion of discounts.  Unrealized gains and losses on securities available for sale are excluded from results of operations, and are reported as a separate component of stockholders’ equity net of taxes.  Securities classified as available for sale include securities that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar requirements.  Management determines the appropriate classification of securities at the time of purchase.

The following table shows the carrying value of Liberty’s available for sale security portfolio as of December 31, 2016, 2015 and 2014.

	December 31,
	2016	2015	2014
	(Dollars in Thousands)
U.S. Treasury Notes	$2,484	$2,470	$1,940
U.S. government agencies	602	1,450	1,930
Municipal bonds	1,793	4,432	5,212
Residential mortgage-backed securities issued by:
SBA	1,728	2,726	3,152
Ginnie Mae	3,659	4,646	5,754
Fannie Mae	0	944	958
Freddie Mac	631	754	859
Total available for sale	$10,897	$17,422	$19,805

Securities available for sale decreased by $6.5 million, or 37.5%, to $10.9 million at December 31, 2016 from $17.4 million at December 31, 2015.  During 2016, Liberty did not purchase securities and $6.8 million in securities matured, were called, sold or were repaid.  At December 31, 2016, there was an unrealized loss of $161,000 in securities available for sale as compared to an unrealized loss of $168,000 at December 31, 2015.  The decline in market value for the total investment portfolio is mainly attributable to an increase in market rates.

The securities portfolio contained no high-risk securities as of December 31, 2016.

The contractual maturity distribution and weighted average yield of available for sale securities at December 31, 2016, are summarized in the following table.  Securities available for sale are carried at amortized cost in the table for purposes of calculating the weighted average yield received on such securities.  Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has not been tax-effected on the tax-exempt obligations.

	Due under 1 Year		Due 1-5 Years		Due 5-10 Years		Due over 10 Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Available for sale:
U.S. Treasury Notes	$499	0.97%	$1,993	1.05%	$0	N/A	$0	N/A
U.S. government agencies	601	1.01%	0	N/A	0	N/A	0	N/A
Municipal bonds	0	N/A	262	1.50%	796	2.22%	750	3.82%
Residential mortgage-backed securities -
SBA	0	N/A	0	N/A	729	1.98%	1,034	1.79%
Ginnie Mae	0	N/A	0	N/A	0	N/A	3,733	1.64%
Freddie Mac	0	N/A	0	N/A	0	N/A	661	1.57%
Total Available for Sale	$1,100	0.99%	$2,255	1.10%	$1,525	2.11%	$6,178	1.92%

Liberty held $319,000 in investments in restricted stock at December 31, 2016 that we do not consider an investment security.  Ownership of this restricted stock is required for memberships in the Atlantic Community Bankers Bank and the Federal Home Loan Bank of New York.

Loans.  The loan portfolio comprises Liberty’s largest class of earning assets.  Total loans receivable, net of unearned income, increased $8.8 million, or 7.9%, to $119.5 million at December 31, 2016, as compared to $110.7 million at December 31, 2015.

The following table summarizes Liberty’s loan portfolio by type of loan on the dates indicated.

	December 31,
	2016	2015	2014	2013	2012
	(Dollars in Thousands)
Commercial real estate owner occupied	$41,914	$41,662	$35,720	$42,833	$51,612
Commercial real estate non-owner occupied	27,790	27,150	25,445	26,253	26,310
Commercial real estate multi-family	2,678	2,901	2,176	3,145	3,229
Residential construction	12,404	7,066	5,608	1,741	1,936
Commercial construction	1,089	0	4,529	3,694	1,762
Commercial lease-backed	628	1,216	2,116	4,335	7,242
Commercial	11,878	9,994	10,486	11,980	14,443
Home equity	22,385	22,152	17,058	17,351	17,340
Consumer	106	100	95	139	242
Total gross loans	$120,872	$112,241	$103,233	$111,471	$124,116

Loan and Asset Quality:  Risk elements in the loan portfolio include past due loans, non-accrual loans, real estate acquired through sheriff sales and a concentration of loans to one borrower or one type of borrower.  We closely monitor the loan portfolio to reduce the risk of delinquent and problem credits.  Strict underwriting criteria, which include loan to value and debt to income ratios, are followed.  This also helps reduce credit risk in the loan portfolio.  The New Jersey Department of Banking and Insurance and the FDIC also review our loan portfolio as part of their periodic examination process.  Liberty’s lending activity extends to individuals and small and mid-sized businesses located primarily in southern and central New Jersey and Philadelphia.  Consistent with its focus of providing community-based financial services, Liberty makes significant amounts of loans to borrowers within its market area.  As of December 31, 2016 and 2015, approximately 11.2% and 6.3% of total loans outstanding, respectively were to borrowers involved in general building construction and real estate development.

Liberty manages asset quality and controls credit risk through diversification of the loan portfolio and the application of policies designed to foster sound underwriting and loan monitoring practices.  Liberty’s senior officers are charged with monitoring asset quality, establishing credit policies and procedures subject to approval by the Board of Directors, seeking the consistent application of these policies and procedures across the bank, and adjusting policies as appropriate for changes in market conditions.

Non-performing assets include non-performing loans and foreclosed real estate held for sale.  Non-performing loans consist of loans where the principal, interest, or both, are 90 or more days past due and loans that have been placed on non-accrual.  Income recognition of interest is discontinued where, in the opinion of management, the collectability of such interest becomes doubtful.  A loan is generally classified as non-accrual when principal or interest has been in default for a period of 90 days or more or because of deterioration in the financial condition of the borrower such that payment in full of principal or interest is not expected.  Loans past due 90 days or more and still accruing interest are loans that are generally well secured and in process of collection.  When loans are placed on non-accrual, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses.

The following table provides information regarding risk elements in the loan and securities portfolio as of December 31, 2012 through 2016.

	December 31,
	2016	2015	2014	2013	2012
	(Dollars in Thousands)
Non-accrual loans:
Commercial real estate owner occupied	$1,020	$809	$1,738	$2,806	$3,296
Commercial real estate non-owner occupied	382	271	259	0	526
Commercial real estate multi-family	0	0	0	0	0
Residential construction	0	0	0	0	100
Commercial construction	0	0	0	0	0
Commercial lease-backed	581	775	971	775	174
Commercial	35	35	35	432	536
Home equity	215	56	0	461	252
Consumer	0	0	65	0	0
Total nonaccrual loans	$2,233	$1,946	$3,068	$4,474	$4,884
Loans past due 90 days and still accruing	0	430	0	114	484
Troubled debt restructured loans still accruing	35	39	41	1,907	2,773
Total non-performing loans	$2,268	$2,415	$3,109	$4,588	$5,638
Other real estate owned	1,852	2,611	4,516	6,244	5,650
Total non-performing assets	$4,120	$5,026	$7,625	10,832	$11,018
Non-accrual loans to total loans	1.85%	2.09%	2.94%	3.73%	3.86%
Non-performing assets to total assets	2.71%	3.27%	5.10%	6.80%	6.21%

In addition to monitoring non-performing loans, Liberty continues to monitor its portfolio for potential problem loans.  Potential problem loans are defined as loans which cause management to have serious concerns as to the ability of such borrowers to comply with the present loan repayment terms and which may cause the loan to be placed on non-accrual status.

Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the impact of deterioration of the real estate and economic environments in Liberty’s lending region.  Although Liberty uses the best information available, the level of allowance for loan losses remains an estimate that is subject to significant judgment and short-term change.  For additional information, see Critical Accounting Policies above and as more fully described in Note 1 to the consolidated financial statements included elsewhere in this report.

Allowance for Loan Losses.  At December 31, 2016, the allowance for loan losses was $1.3 million, a decrease of $144,277, or 10.3%, from $1.4 million at December 31, 2015.  During 2016, the provision for loan losses was $95,000 and there were $404,000 in charge-offs and $165,000 in recoveries.  The allowance for loan losses as a percentage of total loans was 1.04% at December 31, 2016 compared to 1.25% at December 31, 2015.  The decrease in allowance for loan losses as percentage of total loans is due to an increase in loans charged-off in 2016.

The table below presents information regarding Liberty’s provision and allowance for loan losses for each of the periods presented.

	Year Ended December 31,
	2016	2015	2014	2013	2012
	(Dollars in Thousands)
Balance at beginning of year	$1,399	$1,488	$1,352	$1,507	$1,351
Provision charged to operating expenses	95	40	1,757	2,792	1,850
Recoveries of loans previously charged-off:
Commercial real estate owner occupied	3	0	254	25	4
Commercial real estate multi-family	40	5	3	0	0
Commercial lease-backed	121	103	64	50	0
Commercial	0	0	6	0	45
Home equity	1	0	0	0	0
Consumer	0	0	0	0	1
Total recoveries	165	108	327	75	50
Loans charged-off:
Commercial real estate owner occupied	(106)	(224)	(875)	(119)	(815)
Commercial real estate non-owner occupied	(55)	(10)	(118)	(68)	(223)
Commercial real estate multi-family	0	0	(145)	(145)	(36)
Residential construction	0	0	0	(89)	(154)
Commercial construction	0	0	(3)	0	0
Commercial lease-backed	0	(1)	(682)	(2,572)	(404)
Commercial	(25)	0	(63)	(29)	(56)
Home equity	(215)	(1)	(62)	0	(50)
Consumer	(3)	(1)	0	0	(6)
Total charge-offs	(404)	(237)	(1,948)	(3,022)	(1,744)
Net charge-offs	(239)	(129)	(1,621)	(2,947)	(1,694)
Balance at end of year	$1,255	$1,399	$1,488	$1,352	$1,507
Net charge-offs to average loans outstanding	0.21%	0.12%	1.55%	2.47%	1.31%
Allowance for loan losses to total loans	1.04%	1.25%	1.44%	1.21%	1.22%

The table below presents details concerning the allocation of the allowance for loan losses to the various categories for each of the periods presented.  The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future credit losses may occur.  The total allowance is available to absorb losses from any category of loans.

	Allowance for Loans Losses at December 31,
	2016		2015		2014
(Dollars in thousands)	Amount	Percent of Loans in Each Category to Total	Amount	Percent of Loans in Each Category to Total	Amount	Percent of Loans in Each Category to Total
Commercial real estate owner	$569	34.7%	$533	37.1%	$374	34.7%
Commercial real estate non-	221	23.0%	251	24.2%	393	24.6%
Commercial real estate multi-	18	2.2%	115	2.6%	31	2.1%
Residential construction	91	10.3%	40	6.3%	76	5.4%
Commercial construction	7	0.9%	0	0.0%	54	4.4%
Commercial lease-backed	60	0.5%	139	1.1%	249	2.0%
Commercial	90	9.8%	103	8.9%	130	10.2%
Home equity	198	18.5%	217	19.7%	170	16.5%
Consumer	1	0.1%	1	0.1%	1	0.1%
Unallocated	0	0.0%	0	0.0%	10	0.0%
Total	$1,255	100%	$1,399	100%	$1,488	100%

	Allowance for Loans Losses at December 31,
	2013		2012
(Dollars in thousands)	Amount	Percent of Loans in Each Category	Amount	Percent of Loans in Each Category
Commercial real estate owner occupied	$473	38.4%	$657	41.6%
Commercial real estate non-owner occupied	315	23.6%	391	21.2%
Commercial real estate multi-family	59	2.8%	21	2.6%
Residential construction	18	1.6%	28	1.6%
Commercial construction	48	3.3%	25	1.4%
Commercial lease-backed	160	3.9%	68	5.8%
Commercial	95	10.7%	199	11.6%
Home equity	173	15.6%	107	14.0%
Consumer	1	0.1%	1	0.2%
Unallocated	10	0.0%	10	0.0%
Total	$1,352	100%	$1,507	100%

Premises and Equipment.  Net premises and equipment decreased by $151,030, or 6.1%, from $2.5 million at December 31, 2015 to $2.3 million at December 31, 2016.

Other Real Estate Owned.  Other real estate owned decreased by $759,387, or 29.0%, from $2.6 million at December 31, 2015 to $1.9 million at December 31, 2016, due to the sale of four properties for a total of $707,000.  Additionally, there were $52,000 in write-downs for 2016.

Deposits.  Total deposits decreased by $2.0 million to $136.1 million at December 31, 2016 from $138.1 million at December 31, 2015.  This was primarily due to a $4.5 million decrease in interest bearing accounts, offset by a $2.5 million increase in non-interest bearing accounts.

The decrease in interest-bearing deposit accounts of $4.5 million was due primarily to money market deposit accounts, which decreased $11.2 million.  This decrease was partially offset by increases in certificates of deposit, savings and interest-bearing checking accounts of $5.4 million, $931,000 and $449,000, respectively.  Attracting and maintaining money market deposits has become increasingly competitive.  Liberty continues to be successful in replacing the decrease in money market accounts with certificates of deposits from its local marketplace.

The average balances and average rates paid on deposits for 2016, 2015 and 2014 are presented below.

	Year Ended December 31,
	2016 Average		2015 Average		2014 Average
(Dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Demand, non-interest bearing	$19,534	0.00%	$18,446	0.00%	$18,794	0.00%
NOW	17,067	0.19	17,660	0.19	18,315	0.19
Money market	29,136	0.31	33,517	0.29	32,898	0.28
Savings	13,608	0.18	12,964	0.15	12,554	0.15
Time	56,515	1.14	52,386	1.15	56,328	1.12
Total deposits	116,326	0.68	116,527	0.65	120,095	0.65

The remaining maturity for certificates of deposit accounts of $100,000 or more as of December 31, 2016 is presented in the following table.

(Dollars in thousands)
1 year or less	$20,820
Over 1 year to 3 years	8,853
Over 3 years	2,390
Total	$32,063

Borrowings — Liberty’s borrowings consist of short-term advances from the FHLB.  The advances are secured under terms of a blanket collateral agreement by a pledge of qualifying mortgage loans.  Liberty had $2.5 million in borrowings at FHLB, at a weighted average interest rate of 3.85% at December 31, 2016 and December 31, 2015.  See “Liquidity and Capital Resources — Off-Balance Sheet Arrangements.”

Equity — Stockholders’ equity, inclusive of accumulated other comprehensive loss, net of income taxes, was $9.7 million at December 31, 2016, an increase of $192,371 when compared to December 31, 2015.  The increase was largely due to net income for the year ended December 31, 2016.

COMPARISON OF OPERATING RESULTS FOR YEAR-END DECEMBER 31, 2016 AND 2015

Overview.  Net income for the year ended December 31, 2016 was $202,000, an improvement of $59,000 as compared to net income of $143,000 for the same period in 2015.  The $59,000 net income improvement can be primarily attributed to an increase in gains from the sale of investment securities of $43,000, a $36,000 decrease in losses from the sale or write-down of other real estate and a $93,000 decline in other expenses.  A decline in net interest income of $34,000, an increase in the provision for loan losses of $55,000, a decline in other non-interest income of $3,000 and an increase in the provision for income taxes of $21,000 partially reduced the impact of the favorable variances.

Comparative Average Balance and Average Interest Rates.  The following table presents a summary of Liberty’s interest-earning assets and their average yields, and interest-bearing liabilities and their average costs for each of the years ended December 31, 2016, 2015 and 2014.  The average balances of loans include non-accrual loans, and associated yields include loan fees, which are considered adjustment to yields.

	Years ended December 31,
	2016			2015			2014
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	Dollars in thousands
Earning assets:
Loans, net of deferred fees (3)	$111,760	$5,381	4.81%	$106,483	$5,279	4.96%	$101,947	$5,050	4.95%
Securities	13,705	208	1.52%	18,610	351	1.89%	24,769	427	1.72%
Federal Funds Sold	16,644	80	0.48%	13,268	32	0.24%	12,944	30	0.23%
Other interest-earning assets (4)	315	13	4.13%	306	11	3.59%	354	14	3.95%
Total interest-earnings assets	142,424	5,682	3.99%	138,667	5,673	4.09%	140,014	5,521	3.94%

Noninterest earning assets:
Cash and due from banks	743			753			787
Allowance for loan losses	(1,457)			(1,462)			(1,384)
Non-accrual loans	2,099			2,594			3,643
Other assets	5,467			7,035			9,171
Total noninterest earning assets	6,852			8,920			12,217
Total assets	$149,276			$147,587			$152,231

Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$17,067	32	0.19%	17,660	33	0.19%	$18,315	35	0.19%
Money Market	29,136	90	0.31%	33,517	96	0.29%	32,898	91	0.28%
Savings	13,608	24	0.18%	12,964	20	0.15%	12,554	19	0.15%
Time	56,515	647	1.14%	52,386	603	1.15%	56,328	633	1.12%
Total interest-bearing deposits	116,326	793	0.68%	116,527	752	0.65%	120,095	778	0.65%

Borrowings:
Short Term borrowings	692	1	0.14%	578	1	0.17%	921	1	0.11%
FHLB Advances	2,500	98	3.92%	2,500	97	3.88%	2,500	98	3.92%
Total borrowings	3,192	99	3.10%	3,078	98	3.18%	3,421	99	2.89%
							123,516	877	0.71%
Total interest bearing liabilities	119,518	892	0.75%	119,605	850	0.71%

Noninterest bearing liabilities:
Demand Deposits	19,534			18,446			18,794
Other liabilities	425			474			496
Total noninterest-bearing liabilities	19,959			18,920			19,290
Total liabilities	139,477			138,525			142,806
Shareholders’ equity	9,799			9,062			9,425
Total liabilities and shareholders’ equity	$149,276			$147,587			$152,231

Net interest spread (1)			3.24%			3.37%			3.22%
Net interest income and margin (2)		$4,790	3.36%		$4,823	3.48%		$4,644	3.32%

Average interest-earning assets as a percentage of interest-bearing liabilities		119.17%			115.94%			113.36%

(1)                Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities

(2)                Net interest margin is net interest income divided by the average total interest-earning assets.

(3)                The loan averages are stated net of unearned income and loans with discontinued interest (in those periods when Liberty has loans for which the accrual of interest has been discontinued.

(4)                Interest on FHLB stock is included in other interest-earning assets.

Net interest income declined $34,000 for the year ended December 31, 2016 as compared to the prior year.  The $34,000 decrease in net interest income was mainly due to a $42,000 increase in interest expense, as well as a $141,000 decrease in interest earned from investment securities partially offset by an increase of $48,000 in interest from cash and cash equivalents and a $101,000 increase in interest and fees from loans.  Net interest margin for the year ended December 31, 2016 was 3.36%, a decrease of 0.12% from the 3.48% net interest margin for the year ended December 31, 2015.  The decrease in the net interest margin resulted from a decrease of 0.10% in the yield generated from interest-earning assets coupled with an increase of 0.04% in the rate paid for interest bearing deposits and borrowings.

Interest and Dividend Income.  Total interest and dividend income increased $7,886, or 0.1%, to $5.68 million for the year ended December 31, 2016 as compared to $5.67 million for the same period in 2015.  The increase in interest income was largely due to an increase of $102,000 in interest and fees from loans and a $48,000 increase in interest earned from federal funds sold, which were only partially offset by a decrease of $143,000 in interest earned from investment securities.

The decrease of $141,000 in interest earned from investment securities was due primarily to a $4.9 million decrease in the average investment balance outstanding, as Liberty sold securities primarily to fund the growth in loans and to monetize gains in the portfolio.  In addition, the interest yield from the investment securities portfolio decreased 37 basis points from 1.89% to 1.52%.  The $48,000 increase in interest earned from federal funds sold, primarily at the Federal Reserve Bank, was due to an increase of $3.1 million in average balances outstanding.  The increase of $101,000 in interest and fees from loans was due primarily to a $5.3 million increase in average loan balances outstanding for 2016 as compared to 2015.  Partially offsetting the impact of an increase in average loan balances outstanding, the interest yield for the loan portfolio decreased 15 basis points from 4.96% to 4.81%.

Interest Expense.  Total interest expense increased $42,177, or 5.0%, to $891,665 for the year ended December 31, 2016 from $849,488 for the same period in 2015.  The increase in interest expense was primarily due an increase in the average rate paid on deposits from 0.65% in 2015 to 0.68% caused by an increase in the rate of interest paid on money market deposit accounts and certificates of deposit.  These increases were caused by increases in market rates generally.  The average balance in interest-bearing deposit accounts decreased $201,000 to $116.3 million for the 2016 fiscal year.

The following table reflects the impact on net interest income from changes in the volume of interest earning assets and interest bearing liabilities and changes in rates earned and paid by us on such assets and liabilities.  For purposes of this table, nonaccrual loans have been included in the average loan balance.  Changes due to both volume and rate have been allocated in proportion to the relationship of the dollar amount change in each.

	December 31, 2016 v. 2015			December 31, 2015 v. 2014
	Increase (decrease) Due to changes in:			Increase (decrease) Due to changes in:
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Earning assets:
Loans, net of deferred fees	257	(156)	101	212	17	229
Securities	(75)	(68)	(142)	(116)	40	(76)
Federal funds sold	41	6	47	21	(19)	2
Other interest-earning assets	1	1	2	(1)	(1)	(2)
Total net change in income on interest-earning assets	224	(217)	7	116	37	153
Interest bearing deposits:
Interest bearing checking	(1)	0	(1)	(1)	(1)	(2)
Money market	(14)	8	(6)	2	3	5
Savings	1	3	4	1	0	1
Time	48	(4)	44	(40)	10	(30)
Total interest bearing deposits	34	7	41	(38)	12	(26)
Borrowed funds	0	1	1	0	0	0
Total net change in expense on interest-bearing liabilities	34	8	42	(38)	12	(26)
Change in net interest income	190	(225)	(35)	154	25	179

(1)   Includes loan fee income

Provision for Loan Losses.  Provision for loan losses increased $55,000 to $95,000 for the year ended December 31, 2016, as compared to $40,000 for the same period in 2015.  The increase in the provision for loan losses for the year-ended December 31, 2016 was largely attributed to an increase in loan growth.  The provision for loan losses reflects management review, analysis and judgment of the credit quality of the loan portfolio for 2016 and the effects of current economic environment and changes in real estate collateral values from the time the loans were originated.  The provision for loan losses reflects management’s judgment concerning the risks inherent in Liberty’s existing loan portfolio and the size of the allowance necessary to absorb the risks, as well as the activity in the allowance during the periods.  Management reviews the adequacy of its allowance on an ongoing basis and will provide additional provisions, as deemed necessary.  Also see Note 4 to the consolidated financial statements herein for further discussion.

Non-Interest Income.  Non-interest income increased $40,146, or 5.8%, to $735,698 for the year ended December 31, 2016 as compared to the same period last year.  The increase in non-interest income was largely due to an increase in gains from the sale of investment securities of $43,000.

Non-Interest Expense.  Total non-interest expense decreased $128,905, or 2.4%, to $5.2 million for the year ended December 31, 2016 as compared to the same period last year.  The decrease for the year ended December 31, 2016, as compared to the same period in 2015, was largely due to a $107,000 decrease in compensation related expenses due to a reduction in staffing and lower medical insurance expense, a $69,000 decrease in equipment expenses due to data processing outsourcing and lower depreciation costs, a $74,000 decrease in expenses related to other real estate owned, a $44,000 decrease in occupancy expenses due to lower amortization of leasehold improvement expense, a $43,000 decrease in insurance expense primarily from a reduction of deposit insurance, a $36,000 decrease in losses from the sale or write-down of other real estate, a $16,000 decrease in marketing expense, and a $7,000 decrease in legal expense related to the positive results from Liberty’s ongoing troubled asset reduction plan.  In addition, loan related expenses decreased $10,000 and communication expenses decreased $3,000.  Partially offsetting these positive variances, data processing expenses increased by $139,000 as Liberty outsourced data processing functions, director fees increased by $64,000, other professional fees increased by $34,000 and miscellaneous expenses increased by $25,000 and audit related expenses increased $18,000.

Income Taxes.  The provision for income taxes was $23,000 and $2,000 for 2016 and 2015, respectively.  Liberty had no federal income tax in 2016 or 2015.  The increase in income tax expense for the year ended December 31, 2016 was primarily attributable to growth in pre-tax income from taxable sources.  See Notes 1 and 9 to the consolidated financial statements for further discussion on income taxes.

LIQUIDITY AND CAPITAL RESOURCES

A fundamental component of Liberty’s business strategy is to manage liquidity to ensure the availability of sufficient resources to meet all financial obligations and to finance prospective business opportunities.  Liquidity management is critical to Liberty’s stability.  Liberty’s liquidity position over any given period of time is a product of its operating, financing and investing activities.  The extent of such activities is often shaped by such external factors as competition for deposits and loan demand.

Traditionally, financing for loans and investments is derived primarily from deposits, along with interest and principal payments on loans and investments.  At June 30, 2017, total deposits amounted to $131.5 million, a decrease of $4.6 million from $136.1 million at December 31, 2016.  At December 31, 2016, total deposits were $136.1 million, a $2.0 million decrease from $138.1 million at December 31, 2015.  At June 30, 2017, borrowings from FHLB were $5.5 million, a $3.0 million increase from December 31, 2016, and represented 3.7% of total assets.  FHLB borrowings at December 31, 2016 were $2.5 million and represented 1.7% of total assets.  At December 31, 2015, borrowings from FHLB were $2.5 million, and represented 1.7% of total assets.

Loan production continued to be Liberty’s principal investing activity.  Total loans receivable, net of unearned income, at June 30, 2017, amounted to $124.5 million, an increase of $5.0 million, or 4.2%, compared to December 31, 2016.  Total loans receivable, net of unearned income, at December 31, 2016, amounted to $119.5 million, an increase of $8.8 million, or 7.9%, compared to December 31, 2015.

Liberty’s most liquid assets are cash and interest bearing time deposits with banks.  At June 30, 2017, the total of such assets amounted to $7.7 million, or 5.2%, of total assets, compared to $14.1 million, or 9.4%, of total assets at December 31, 2016.  At December 31, 2015, the total of cash and interest bearing time deposits with banks amounted to $17.0 million or 11.3% of total assets.  Another significant liquidity source is the available for sale securities portfolio.  At June 30, 2017, available for sale securities amounted to $10.3 million, compared to $10.9 million at December 31, 2016.  At December 31, 2015, available for sale securities amounted to $17.4 million.

In addition to the aforementioned sources of liquidity, Liberty has available various other sources of liquidity, including federal funds purchased from other banks.  Liberty also has the capacity to borrow an additional $ 3.1 million through its membership in the FHLB at June 30, 2017.  Management believes that Liberty’s sources of funds are sufficient to meet its present funding requirements.

Liberty is subject to regulation by the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance.  Such regulators have promulgated risk-based capital guidelines that we are required to meet that involve quantitative measures of assets, and certain off-balance sheet items, calculated as risk-adjusted assets under regulatory accounting practices.

Effective January 1, 2015 (with some changes transitioned into full effectiveness over two to four years), Liberty became subject to new capital requirements, the federal banking agencies adopted regulations that substantially amended the previous capital regulations.  These regulations implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act.  The new requirements created a required ratio for common equity Tier 1 (“CET1”) capital, increased the leverage and Tier 1 capital ratios, changed the risk weight of certain assets for purposes of the risk-based capital ratios, created an additional capital conservation buffer over the required capital ratios and changed what qualifies as capital for purposes of meeting these various capital requirements.  CET1 generally consists of common stock and retained earnings, subject to applicable regulatory adjustments and deductions.  The failure to maintain the required capital conservation buffer limits the ability of Liberty to pay dividends, repurchase shares or pay discretionary bonuses.

Under the new capital regulations, the minimum capital ratios are: (i) a Tier 1 leverage ratio of 4.0%; (ii) CET1 capital of 4.5% of risk-weighted assets; (iii) Tier 1 capital of 6.0% of risk-weighted assets; and (iv) total capital of 8.0% of risk-weighted assets, and in order to be considered well capitalized, Liberty must have: (i) a Tier 1 leverage ratio of 5.0%; (ii) CET1 capital of 6.5% of risk-weighted assets, (iii) Tier 1 capital of 8.0% of risk-weighted assets, and (iv) total risk-based ratio of 10.0% of risk-weighted assets.

In addition to the minimum capital ratios, Liberty is required to maintain a capital conservation buffer consisting of additional CET1 capital greater than 2.5% of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses based on percentages of eligible retained income that could be utilized for such actions.  This new capital conservation buffer requirement began on January 1, 2016 at 0.625% of risk-weighted assets and increases 0.625% each year until fully implemented in January 2019.

The following tables provide our actual and required minimum regulatory capital ratios at the dates indicated:

At June 30, 2017:

	Actual	Minimum required for capital adequacy purposes	To be well capitalized under prompt corrective action regulations
CET1 Capital to Risk Weighted Assets	9.01%	4.5%	6.5%
Tier 1 Capital to Risk Weighted Assets	9.01%	6.0%	8.0%
Total risk based capital	10.16%	8.0%	10.0%
Tier 1 leverage	6.64%	4.0%	5.0%

At December 31, 2016:

	Actual	Minimum required for capital adequacy purposes	To be well capitalized under prompt corrective action regulations
CET1 Capital to Risk Weighted Assets	9.15%	4.5%	6.5%
Tier 1 Capital to Risk Weighted Assets	9.15%	6.0%	8.0%
Total risk based capital	10.31%	8.0%	10.0%
Tier 1 leverage	6.73%	4.0%	5.0%

Liberty also was in compliance with the capital conservation buffer requirements at June 30, 2017 and December 31, 2016.

Liberty has no investment or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources. Liberty is not aware of any known trends or any known demands, commitments, events or uncertainties, which would result in any material increase or decrease in liquidity.  Management believes that any amounts actually drawn upon can be funded in the normal course of operations.

Off-Balance Sheet Arrangements.  Liberty’s consolidated financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business.  These off-balance sheet arrangements consist of commitments to extend credit and letters of credit.  At June 30, 2017, Liberty had approved equity lines of credit, unsecured lines of credit, overdraft protection loans unused and construction loans yet to be advanced but accessible to borrowers of $23.0 million.  At December 31, 2016, Liberty had approved equity lines of credit, unsecured lines of credit, overdraft protection loans unused and construction loans yet to be advanced but accessible to borrowers of $25.2 million.  These instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to us.  At June 30, 2017, Liberty had approximately $20.4 million in outstanding commitments to originate loans and $845,000 in outstanding commercial letters of credit.  At December 31, 2016 and 2015, respectively, Liberty had approximately $19.8 million and $17.7 million in outstanding commitments to originate loans and $869,000 and $1.0 million in outstanding commercial letters of credit for each period end.  There are no commitments to sell any of the loans which have already been originated.  Management believes that any amounts actually drawn upon can be funded in the normal course of operations.

Operational Risk

Liberty is exposed to a variety of operational risks that can affect each of its business activities, particularly those involving processing and servicing of loans.  Operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people or systems from external events.  The risk of loss also includes losses that may arise from potential legal actions that could result from operational deficiencies or noncompliance with contracts, laws or regulations.  Liberty monitors and evaluates operational risk on an ongoing basis through systems of internal control, formal corporate-wide policies and procedures, and an internal audit function.

Market Risk

Market risk is generally described as the sensitivity of income to adverse changes in interest rates, foreign currency exchange rates, commodity prices, and other relevant market rates or prices.  Market rate sensitive instruments include: financial instruments such as investments, loans, mortgage-backed securities, deposits, borrowings and other debt obligations; derivative financial instruments, such as futures, forwards, swaps and options; and derivative commodity instruments, such as commodity futures, forwards, swaps and options that are permitted to be settled in cash or another financial instrument.

Liberty does not have any material exposure to foreign currency exchange rate risk or commodity price risk.  Liberty did not enter into any market rate sensitive instruments for trading purposes nor did it engage in any trading or hedging transactions utilizing derivative financial instruments during 2016.  Liberty’s real estate loan portfolio, concentrated largely in southern New Jersey, is subject to risks associated with the local and regional economies.  Liberty’s primary source of market risk exposure arises from changes in market interest rates (“interest rate risk”).

Interest Rate Risk

Interest rate risk is generally described as the exposure to potentially adverse changes in current and future net interest income resulting from: fluctuations in interest rates, product spreads, and imbalances in the repricing opportunities of interest-rate-sensitive assets and liabilities.  Therefore, managing Liberty’s interest rate sensitivity is a primary objective of Liberty’s senior management.  Liberty’s Asset/Liability Committee (“ALCO”) is responsible for managing the exposure to changes in market interest rates.  Liberty reviews a variety of strategies that project changes in asset or liability mix and the impact of those changes on projected net interest income and net income.

Current and future sensitivity to changes in interest rates are measured through the use of balance sheet and income simulation models.  The analyses capture changes in net interest income using flat rates as a base, a most likely rate forecast and rising and declining interest rate forecasts.  Changes in net interest income and net income for the forecast period, generally twelve to twenty-four months, are measured and compared to policy limits for acceptable change.  There are a variety of reasons that may cause actual results to vary considerably from the predictions presented below which include, but are not limited to, the timing, magnitude, and frequency of changes in interest rates, interest rate spreads, prepayments, and actions taken in response to such changes.  Specific assumptions used in the simulation model include instantaneous and permanent yield curve shifts for market rates and current asset and liability spreads to market interest rates are fixed.

The following table sets forth Liberty’s interest rate risk profile at December 31, 2016 and 2015.  The interest rate sensitivity of assets and liabilities and the impact on net interest income illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by the assumptions.

	Net Portfolio Value(2)			Net Interest Income
(Dollars in thousands) Change in Interest	Estimated	Estimated Increase (Decrease)		Estimated Net Interest	Estimated Increase (Decrease)
Rates (basis points)	NPV(1)	Amount	Percent	Income(3)	Amount	Percent
December 31, 2016
+200bp	$13,241	$(467)	(3.41)%	$5,298	$201	3.9%
0bp	$13,709	$0	0.0%	$5,097	$0	0.0%
-100bp	$13,550	$(158)	(1.16)%	$4,883	$(214)	(4.2)%
December 31, 2015
+200bp	$13,526	$(1,119)	(7.64)%	$4,903	$103	2.1%
0bp	$14,644	$0	0.0%	$4,800	$0	0.0%
-100bp	$14,440	$(204)	(1.39)%	$4,675	$(125)	(2.6)%

(1)         Assumes an instantaneous and parallel shift in interest rates at all maturities.

(2)         NPV, also referred to as economic value of equity, is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)         Assumes a shock in interest rates in the first month of period at all maturities.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements.  Modeling changes in net interest income requires the making of certain assumptions regarding prepayment and deposit decay rates, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates.  While management believes such assumptions are reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity.  Moreover, the net interest income table presented assumes that the composition of interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities.  Accordingly, although the net interest income table provides an indication of Liberty’s interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on net interest income and will differ from actual results.  Furthermore, the simulation does not reflect actions that ALCO might take in response to anticipated changes in interest rates or competitive conditions in the market place.

Impact of Inflation and Changing Prices

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature.  As a result, the level of interest rates has a more significant impact on a financial institution’s performance than general levels of inflation.  Interest rates do not necessarily move in the same direction or change with the same magnitude as the price of goods and services, which are affected by inflation.  Accordingly, the liquidity, interest rate sensitivity and maturity characteristics of Liberty’s assets and liabilities are more indicative of its ability to maintain acceptable performance levels.  Management monitors and seeks to mitigate the impact of interest rate changes by attempting to match the maturities of assets and liabilities, thus seeking to minimize the potential effect of inflation.

Beneficial Ownership by Directors and Executive Officers

The following table sets forth as of the Record Date the amount and percentage of the common stock of Liberty beneficially owned by each director, each executive officer and all directors and executive officers of Delmar as a group.

Name of Beneficial Owner	Number of Shares		Percent of Class (1)
Directors
Jeff Altman	54,351	(2)	0.62%
George F. Beppel	33,600	(2)	0.38%
William C. Dunkelberg	80,628	(3)	0.92%
Roy T. Fazio	88,868	(2)	1.01%
Kenneth R. Lehman	3,797,000		43.31%
Joseph Maressa, Jr.	285,400	(2)	3.25%
Stephen J. Muchinski	121,625	(2)	1.39%
James A. Tamburro	57,154	(2)(4)	0.65%
Jack Tarditi	235,028	(2)(5)	2.68%
Benjamin F. Watts	39,900	(6)	0.45%

Executive Officers Who Are Not Directors
Dennis A. Costa	8,655	(7)	0.10%
John R. Herring	7,640	(8)	0.09%

All Directors and Executive Officers as a Group (12 persons)	4,890,849	(9)	55.51%

(1)               Represents the percentage of 8,766,897 shares issued and outstanding as of the Record Date, except with respect to (a) individuals holding options exercisable within 60 days of that date, in which event, represents the percentage of shares issued and outstanding plus the number of shares for which that person holds options exercisable within 60 days of the Record Date, and (b) all directors and executive officers of Liberty as a group, in which case represents the percentage of shares issued and outstanding plus the number of shares for which those persons hold such options.

(2)               Includes options to purchase 3,600 shares of Liberty common stock.

(3)               Includes options to purchase 4,250 shares of Liberty common stock.

(4)               Includes 11,105 shares of Liberty common stock as to which Mr. Tamburro shares voting and dispositive power.

(5)               Includes 150,000 shares of Liberty common stock as to which Mr. Tarditi shares voting and dispositive power.

(6)               Includes options to purchase 7,400 shares of Liberty common stock.

(7)               Includes options to purchase 3,125 shares of Liberty common stock and 5,500 shares as to which Mr. Costa shares voting and dispositive power.

(8)               Includes options to purchase 3,125 shares of Liberty common stock.

(9)               Includes options to purchase 43,100 shares of Liberty common stock.

Market Price and Dividend Information

As of January 12, 2018, there were 8,766,897 shares of Liberty common stock outstanding which were held by approximately 434 holders of record. The number of stockholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms, and others.

Liberty common stock is listed on the OTC Pink marketplace under the symbol “LBBB.” There is a limited public trading market for Liberty common stock. The following table shows, for the indicated periods, the high and low sales prices per share for Liberty common stock as reported on the OTC Pink marketplace. These prices may include retail markups, markdowns, or commissions. Liberty has not paid a cash dividend since its organization.

	High	Low
2018
First Quarter (through January 17, 2018)	$1.94	$1.93

	High	Low
2017
First Quarter	$1.35	$1.07
Second Quarter	$1.50	$1.16
Third Quarter	$1.96	$1.23
Fourth Quarter	$1.96	$1.90

	High	Low
2016
First Quarter	$0.94	$0.76
Second Quarter	$1.10	0.80
Third Quarter	$1.05	0.95
Fourth Quarter	$1.20	0.96
2015
First Quarter	$0.90	$0.75
Second Quarter	$0.96	0.75
Third Quarter	$1.08	0.77
Fourth Quarter	$1.00	0.83

On July 20, 2017, the last full trading day before the public announcement of the execution of the merger agreement, and on January 17, 2018, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for Liberty common stock were as follows:

		July 20, 2017		January 17, 2018
	High	Low	Closing	High	Low	Closing
Liberty Common Stock	$1.25	$1.23	$1.23	$1.94	$1.94	$1.94

Pursuant to the merger agreement, Liberty is prohibited from paying dividends.

DESCRIPTION OF DELMAR’S CAPITAL STOCK

Under its articles of incorporation, Delmar is authorized to issue 10,000,000 shares of capital stock, par value of $0.01 per share, all of which are initially classified as common stock.  In connection with the merger, Delmar will hold a special meeting of shareholders in order to increase the number of authorized shares of capital stock to 20,000,000. As of January 12, 2017, there were 8,219,576 shares of Delmar common stock issued and outstanding and no shares of Delmar preferred stock issued or outstanding. Additionally 115,656 shares of Delmar common stock were reserved for issuance pursuant to the exercise of options outstanding under Delmar’s 2004 Stock Option Plan and 83,920 shares of Delmar common stock are reserved for issuance pursuant to unvested awards of restricted stock under Delmar’s 2014 Restricted Stock Plan and other awards of restricted stock.

Description of Delmar’s Common Stock

Dividends. Generally speaking, if declared by the board of directors at any meeting thereof, Delmar may pay dividends on its shares in cash, property, or in shares of the capital stock of Delmar, unless such dividend is contrary to statute or to a restriction contained in Delmar’s articles of incorporation. See “Proposal 1: The Merger - Comparison of Shareholders Rights - Dividends” below and “Information About Delmar and Delmarva — Market Price and Dividend Information” above.

Our ability to pay dividends is limited by Federal and state law and regulation. Delaware law place limits on the amount of dividends Delmarva may pay without prior approval. Under Delaware law, dividends may only be paid out of net profits. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.  At June 30, 2017, Delmarva could pay dividends to Delmar to the extent of its earnings so long as it maintained required capital ratios. Under Maryland law, Delmar may only pay dividends or make other distributions out of the net earnings of the company during the current fiscal year, the preceding fiscal year of the sum of the net earnings for the preceding 8 quarters; and may not make a dividend or distribution if it would be unable to pay its debts as they come due, or its assets would be less than the sum of its liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of any class of shares senior to the common stock.

The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies.  Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that Delmar may pay in the future.

The Federal Reserve Board has a policy statement on the payment of cash dividends by bank holding companies.  In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company’s financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, Delmarva may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC.  Delmarva currently is not in default under any of its obligations to the FDIC. Refer to above discussion on conditions precedent to resuming the payment of the cash common stock dividend.

Restrictions on Ownership. The Bank Holding Company Act of 1956, as amended, or BHC Act, generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Delmar. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. Under the BHC Act, any existing bank holding company would require the prior approval of the Federal Reserve Board, before acquiring 5% or more of the voting stock of Delmar. In addition, the Change in Bank Control Act of 1978, as amended, or CBC Act, prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, such as Delmar, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

Transfer Agent. The Transfer Agent for the common stock is Computershare Shareholder Services.

Voting Rights. Each outstanding share of common stock, is entitled to one vote on each matter submitted to a vote at a meeting of stockholders, generally speaking. All matters shall be decided by a majority of the votes cast at a meeting at which a quorum is present, generally speaking. In all elections for directors, each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.  Shareholders are not entitled to cumulative votes in the election of directors.

Pre-Emptive Rights. Holders of Delmar stock do not have any preemptive right to subscribe for or purchase any stock or any other securities of Delmar other than such, if any, as the board of directors in its sole discretion, may determine and at such price or prices and upon such other terms as the board of directors, in its sole discretion, may fix; and any stock or other securities which the board of directors may determine to offer for subscription may, as the board of directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

Liquidation Rights. In the event of liquidation, dissolution or winding up of Delmar, whether voluntary or involuntary, the holders of the common stock shall be entitled, after payment or provision for payment of the debts and other liabilities of Delmar and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of Delmar shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of Delmar, to share ratably in the remaining net assets of Delmar.

Preferred Stock.  Delmar’s board of directors may, from time to time, by action of a majority, classify or reclassify unissued shares of stock by changing the preferences, conversion or other rights, voting powers, restrictions or limitations as to distributions and dividends, qualifications or terms and conditions of redemption, including as shares of preferred stock.

The ability to classify or reclassify shares of stock as preferred stock enables us to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance gives us flexibility in that it would allow us to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock.

The ability to classify or reclassify shares of stock as preferred stock could have the effect of rendering more difficult or discouraging hostile takeover attempts or of facilitating a negotiated acquisition. Such shares, which may be convertible into shares of common stock, could be issued to shareholders or to a third party in an attempt to frustrate or render a hostile acquisition more expensive.

Selected Provisions of Delmar’s Articles of Incorporation and Maryland Law

Consideration of Business Combinations. Delmar’s articles of incorporation provide that in connection with the exercise of its business judgment involving any actual or proposed transaction which may involve a change in control of Delmar, in determining what is in the best interests of Delmar and when making recommendations to the shareholders, it shall give due consideration to all relevant factors, including but not limited to: the economic effect, both immediately and in the long term, upon the stockholders; the social and economic effect on the employees, depositors and customers of, and of others dealing with, the company and its subsidiaries and the communities in which they operate or are located; whether the proposal is acceptable based on the historical and current operating results or financial condition of the company, whether a more favorable price could be obtained for Delmar’s stock or securities in the future; the reputation and business practices of the offeror and its management and affiliates; the future value of Delmar’s stock; and any antitrust or other legal or regulatory issues. If the board of directors determines that any actual or proposed transaction should be rejected, it may take any action to defeat such transaction, including but not limited to: advising stockholders not to accept the proposal; instituting litigation; filing complaints with governmental and regulatory authorities; acquiring shares of Delmar’s stock; selling or otherwise issuing authorized but unissued stock or other securities or granting options with respect thereto; acquiring another company to create antitrust or other regulatory issues for the proposed acquirer; or obtaining a more favorable offer from another party.

Amendment of the Articles of Incorporation. In general, Delmar’s articles of incorporation may be amended upon the vote of a majority of the outstanding shares of capital stock entitled to vote, except that any amendment changing the size or classified structure of the board of directors shall require the vote of 80% of the votes entitled to be cast.

Restrictions on Business Combinations with Interested Shareholders. Section 3-602 of the Maryland General Corporation Law (“MGCL”), as in effect on the date hereof, imposes conditions and restrictions on certain “business combinations” (including, among other transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation’s stock (an “interested shareholder”). Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation’s board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation’s outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation’s common shareholders receive a “fair price” (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares. Our Articles of Incorporation and bylaws do not include any provisions imposing any special approval requirements for a transaction with a major shareholder, and they do not opt out from the operation of Section 3-602.

Control Share Acquisition Statute. Under the MGCL’s control share acquisition law, as in effect on the date hereof, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 10%, 33-1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s charter or bylaws permit the acquisition of such shares prior to the acquiring person’s acquisition thereof. Unless a corporation’s charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at “fair value” if the voting rights are not approved or if the acquiring person does not deliver a “control share acquisition statement” to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder’s meeting to consider authorizing voting rights for control shares subject to meeting disclosure obligations and payment of costs set out in the statute. If voting rights are approved for more than fifty percent of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. Delmar’s articles of incorporation and bylaws do not include any provisions restricting the voting ability of major shareholders, and do not opt out from the operation of the control share acquisition law.

Evaluation of Transactions. Delmar’s articles of incorporation provide that the board of directors shall, in connection with the exercise of its business judgment involving any actual or prosed transaction which would or may involve a change in control of the Delmar (whether by purchases of shares of stock or any other securities of the Delmar in the open market, or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of Delmar, proxy solicitation, or otherwise) in determining what is in the best interests of Delmar and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including but not limited to: the economic effect, both immediate and long term, upon Delmar’s stockholders, including stockholders, if any, not to participate in the transaction; the social and economic effect on the employees, depositors and customers of, and others dealing with, Delmar and its subsidiaries and on the communities in which Delmar and its subsidiaries operate or are located; whether the proposal is acceptable based on the historical and current operating results or financial condition of Delmar; whether a more favorable price could be obtained for Delmar’s stock or other securities in the future; the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of Delmar and its subsidiaries; the future value of the stock or any other securities of the Delmar; and any antitrust or other legal and regulatory issues that are raised by the proposal.  Further, Delmar’s articles of incorporation provide that if the board of directors determines that an offer should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to, any or all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of Delmar; selling or otherwise issuing authorized but unissued stock or granting options with respect thereto, acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Liberty is a New Jersey chartered bank governed by the New Jersey Banking Act of 1948. Delmar is, and the resulting bank will be a subsidiary of, a Maryland business corporation governed by the MGCL. Upon completion of the merger, Liberty stockholders will become Delmar stockholders, and their rights will be governed by the MGCL. Certain differences in the rights of stockholders arise from differences between Delmar’s and Liberty’s articles/certificate of incorporation and bylaws, as well as differences between the MGCL and New Jersey Banking Act.

The following is a summary of material differences in the rights of Delmar’s stockholders and Liberty’s stockholders. This discussion is not a complete statement of all differences affecting the rights of stockholders. We qualify this discussion in its entirety by reference to the MGCL, New Jersey Banking Act of 1948, and the respective articles/certificate of incorporation and bylaws of Delmar and Liberty.

Number of Authorized Shares of Capital Stock

Delmar. Delmar’s articles of incorporation authorize 10,000,000 shares of capital stock, par value $.01 per share. In connection with the merger, Delmar will hold a special meeting of shareholders in order to increase the number of authorized shares of capital stock to 20,000,000.

Liberty. Liberty’s certificate of incorporation authorizes 15,000,000 shares of common stock, par value $2.00 per share, and 2,000,000 shares of preferred stock, par value $2.00 per share.

Preferred Stock

Delmar. Delmar’s board of directors may, from time to time, by action of a majority, classify or reclassify unissued shares of stock by changing the preferences, conversion or other rights, voting powers, restrictions or limitations as to distributions and dividends, qualifications or terms and conditions of redemption, including as shares of preferred stock.

Liberty. Liberty’s certificate of incorporation authorizes 2,000,000 shares of undesignated preferred stock, par value $2.00, which may be issued in one or more classes or series, each having such preferences, qualifications, privileges, options, and other special or relative rights and limitations as shall be determined by the board of directors.

Annual Meeting of Stockholders

Delmar. Delmar’s bylaws provide that the annual meeting of the stockholders for the election of directors and the transaction of any other business shall be held either at 3:00 p.m. on the third Tuesday of May in each year if not a legal holiday, or at such other time on such other day falling on or before the 30th of May thereafter as shall be set by the board of directors. Except as otherwise provided by applicable law, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice.  The meeting shall be held at such place in the United States as is set from time to time by the board of directors.

Liberty. Liberty’s bylaws provide that the annual meeting of the stockholders for the election of directors and the transaction of any other business shall be held on the fourth Thursday of April in each year, or on such other date in January, February, March or April in each year as may be chosen by the board of directors, at such hour as shall be stated in the call for the meeting. If the day fixed for the annual meeting shall be a legal holiday in the State of New Jersey, such meeting shall be held on the next succeeding business day.

Special Meeting of Stockholders

Delmar. Delmar’s bylaws provide that special meetings of the stockholders may be called at any time in the interim between annual meetings by either:

•                  The Chairman of the board of directors or the President or by a majority of the board of directors by vote at a meeting or in writing (addressed to the Secretary of Delmar) with or without a meeting; or

•                  The submission to the Secretary of the Delmar of a written request therefore by stockholders entitled to cast at least twenty-five percent (25%) of all the votes entitled to be cast at the meeting.

In addition, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or resolution of its board of directors and notwithstanding any contrary provision in the bylaws, to certain provisions of the MGCL, including a majority requirement for the calling of special meetings.

Liberty. Special meetings of the stockholders may be called at any time by the board of directors, the Chairman, the President or by the holders of not less than ten percent (10%) of all outstanding shares of Liberty entitled to vote at the meeting.

Voting Rights and Cumulative Voting

Delmar.  Delmar’s bylaws provide that each outstanding share of stock, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of stockholders, generally speaking. All matters shall be decided by a majority of the votes cast at a meeting at which a quorum is present, generally speaking. In all elections for directors, each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Shareholders are not entitled to cumulate votes in the election of directors.

Liberty.  Liberty’s bylaws provide that each share of stock shall entitle the registered holder thereof to one vote with respect to each matter presented at a stockholders meeting, and one vote for each director to be elected. Shareholders are not entitled to cumulate votes in the election of directors. Generally speaking, the acts of the holders of a majority of the shares represented at any meeting at which a quorum is present shall be the acts of the stockholders. The New Jersey banking law provides that certain corporate actions, including, but not limited to, amendments to a bank’s certificate of incorporation, adoption of an equity compensation plan and mergers or other consolidations, are subject to the affirmative vote of the holders of at least two-thirds of the outstanding stock of the bank.

Actions Taken without a Meeting

Delmar. The MGCL provides that, unless otherwise restricted in the articles of incorporation (which currently is not the case), any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a unanimous consent which sets forth the action is (a) given in writing or by electronic transmission by each stockholder entitled to vote on the matter; and (b) filed in paper or electronic form with the records of stockholders meetings.  The MGCL also authorizes actions by less than unanimous consent by delivering a consent in writing or by electronic transmission.

Liberty. Any action required or permitted to be taken at a meeting of the stockholders by the New Jersey banking act or Liberty’s certificate of incorporation or bylaws may be taken without a meeting if all stockholders consent thereto in writing, provided, that the written consents of the stockholders shall be filed with the minutes of proceedings of stockholders.

Notice Requirement for New Business Proposed by Shareholders to be Conducted at Annual Meeting

Delmar. Delmar’s articles of incorporation, Delmar’s bylaws, and the MGCL are silent.

Liberty. Liberty’s bylaws provide that matters to be placed on the agenda for consideration at annual meetings of stockholders may be proposed by any stockholder entitled to vote for the election of directors.  Matters proposed for the agenda by stockholders must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Liberty not less than 120 days nor more than 180 days prior to any annual meeting of stockholders.  Each notice given by a stockholder must set forth a brief description of the business desired to be brought before the annual meeting.

Nomination of Directors by Shareholders

Delmar. Delmar’s articles of incorporation, Delmar’s bylaws, and the MGCL are silent.

Liberty. Liberty’s bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors.  Nominations made by a stockholder entitled to vote for the election of directors must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Liberty not less than 120 days prior to any meeting of the stockholders called for the election of directors.  Each notice of nominations made by a stockholder shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of capital stock of Liberty which are beneficially owned by each such nominee.

Number of Directors

Delmar. Delmar’s articles of incorporation provide that the number of directors of Delmar shall be 12, which number may be increased or decreased pursuant to the bylaws of Delmar, but shall never be less than the minimum number permitted by the MGCL, which is currently one. Delmar’s bylaws provide that Delmar shall have at least three directors; provided that, if there is no stock outstanding, the number of directors may be less than three but not less than one, and, if there is stock outstanding and so long as there are less than three stockholders, the number of directors may be less than three but not less than the number of stockholders. A majority of the entire board of directors may alter the number of directors set by the articles of incorporation to not exceeding 15 nor less than the minimum number permitted by the bylaws, but the action may not affect the tenure of office of any director.

Liberty. Liberty’s bylaws provide that that the number of directors shall not be less than 5 nor more than

25.  The exact number within such minimum and maximum limits is to be fixed and determined from time to time by resolution of a majority of the full board of directors or by resolution of Liberty’s stockholders at any meeting at which directors are to be elected.  The board of directors of Liberty has, by duly adopted resolution, fixed the number of directors of Liberty at ten.

Director Qualifications

Delmar. Delmar’s bylaws provide that each director must be the registered owner of at least 100 shares of common stock of Delmar and that a director must retire on December 31 of the calendar year in which he or she becomes 75.

Liberty.  Each director of Liberty is required to beneficially own not less than 5,000 shares of its common stock unless this requirement is waived by a majority of the board of directors.  If it is so waived, the New Jersey banking act requires that each director own in good faith and in his/her own name unpledged shares of the capital stock of the bank having a par value of not less than $500.  The bylaws also require that, unless waived by the board of directors of Liberty, in order to qualify for election as a director of Liberty, a person must have been a stockholder of record of Liberty for at least three years. They also provide that any person who the board of directors has determined, based on the advice of counsel, has acted directly or indirectly, or through or in concert with one or more persons, to acquire “control” of Liberty, as defined in applicable banking regulations, and who the board of directors has determined, based on the advice of counsel, has not complied in full with the provisions of such banking regulations, both individually or as part of a group acting in concert, may not serve as a director of Liberty.

Class and Election of Directors

Delmar. Delmar’s bylaws provide that the directors shall be divided into three classes, as nearly equal in number as possible, with staggered terms. At each annual meeting of stockholders, successors to the class of directors whose term expires at the annual meeting shall be elected for a three year term and until their successors are elected and qualified. A plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

Liberty. Liberty’s bylaws and certificate of incorporation do not provide for separate classes of directors.  At each annual meeting of stockholders, directors are elected for one year terms.  Under the New Jersey banking law, a plurality of votes is required to elect a director.

Removal of Directors

Delmar.  Delmar’s bylaws provide that stockholders may remove any director, only with cause, by the affirmative vote of at least eighty percent (80%) of all votes entitled to be cast for the election of directors, subject to Delmar’s articles of incorporation (which currently include no further relevant provisions).

Liberty.  Liberty’s bylaws and certificate of incorporation are silent. Under the New Jersey law, directors may be removed from office by operation of law if a director ceases to be the owner of qualifying shares, within thirty days after his election or appointment he or she fails to subscribe the required oath of office, or if he or she defaults for thirty days in payment of an undisputed obligation to Liberty.

Filling Vacancies on the Board of Directors

Delmar. Delmar’s bylaws provide that a vacancy in the board of directors that results from the removal of a director may be filled by stockholder election. A director elected by the stockholders to fill a vacancy that results from the removal of a director serves for the balance of the term of the removed director.

A vacancy that results from any cause except an increase in the number of directors may be filled by a vote of the majority of the remaining directors, whether or not sufficient to constitute a quorum. A vacancy that results from an increase in the number of directors may be filled by a vote of the majority of the entire board of directors. A director elected by the board of directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies.

In addition, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or resolution of its board of directors and notwithstanding any contrary provision in the bylaws, to be subject to certain provisions of the MGCL, including a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred.

Liberty. Liberty’s bylaws provide that a vacancy that results from an increase in the number of directors between annual meetings, which may not be more than two, may be filled by the board of directors.  Any other vacancy may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum.

Limitation of Liability for Directors and Officers

Delmar. The MGCL permits a Maryland corporation to limit the liability of directors and executive officers to Delmar for monetary damages except for certain excluded liabilities.  Delmar’s articles do not have such a provision.

Liberty. Under its certificate of incorporation, a  director shall not be personally liable to Liberty or its stockholders for damages for breach of any duty owed to Liberty or its stockholders, except that this provision shall not relieve a director from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to Liberty or its stockholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit.

Indemnification of Directors

Delmar. The MGCL provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (i) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the director actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Delmar’s articles of incorporation provide that Delmar shall indemnify its directors to the full extent provided by the MGCL, including the advance of expenses.

Liberty. Pursuant to the provisions of NJSA 17:9A-250(b), Liberty shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of Liberty, if such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Liberty and with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the foregoing standards of conduct.

Liberty has the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of Liberty to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Liberty.  However, in such proceeding no indemnification shall be provide in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable for negligence or misconduct, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnify for such expense as the court shall deem proper.

In addition to the foregoing, Liberty shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in NJSA 17:9A-250B and C or in defense of any claim, issue or matter therein.

Dividends

Delmar.  Delmar’s ability to pay dividends is limited by Federal and state law and regulation. Delaware law places limits on the amount of dividends Delmarva may pay without prior approval. Under Delaware law, dividends may only be paid out of net profits. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.  At June 30, 2017, Delmarva could pay dividends to Delmar to the extent of its earnings so long as it maintained required capital ratios. Under Maryland law, Delmar may only pay dividends or make other distributions out of the net earnings of the company during the current fiscal year, the preceding fiscal year of the sum of the net earnings for the preceding 8 quarters; and may not make a dividend or distribution if it would be unable to pay its debts as they come due, or its assets would be less than the sum of its liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of any class of shares senior to the common stock.

The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies.  Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that Delmar may pay in the future.  The Federal Reserve Board has a policy statement on the payment of cash dividends by bank holding companies.  In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company’s financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, Delmarva may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC.  Delmarva currently is not in default under any of its obligations to the FDIC. Refer to above discussion on conditions precedent to resuming the payment of the cash common stock dividend.

Liberty. Liberty’s bylaws provide that the board of directors has the power to pay dividends from time to time, in whole or in part in stock, without approval or ratification of the stockholders, subject to the applicable provisions of the New Jersey banking law.  Under the New Jersey banking law, among other things, no dividend shall be paid by a bank on its capital stock unless, following the payment of each such dividend, the capital stock of Liberty will be unimpaired, and the bank will have a surplus of not less than fifty percent (50%) of its capital stock, or, if not, the payment of such dividend will not reduce the surplus of the bank.

Preemptive Rights

Delmar. Delmar’s articles of incorporation provide that no holder of stocks or any other securities of Delmar shall have any preemptive right to subscribe for or purchase any stocks or any other securities of Delmar other than such, if any, as the board of directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the board of directors, in its sole discretion, may fix; and any stocks or other securities which the board of directors may determine to offer for subscription may, as the board of directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stocks or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

Liberty.  Liberty’s certificate of incorporation, and bylaws are silent.  The New Jersey banking act provides that authorized but unissued stock may be issued by a bank without first being offered to existing stockholders.

Appraisal Rights

Delmar.  Under the MGCL, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the surviving corporation if (i) the corporation consolidates or merges with another corporation; (ii) the stockholder’s stock is to be acquired in a share exchange; (iii) the corporation transfers its assets in a manner requiring stockholder approval; (iv) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or (v) the transaction is subject to the business combination with interested stockholder provisions of the MGCL, or is exempt from such voting requirements in certain circumstances.

However, no appraisal rights are available to holders of shares of any class of stock if, among other things, the stock is listed on a national securities exchange; (ii) the stock is that of the successor in a merger, unless: (a) the merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or (b) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; (iii) the stock is generally not entitled to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction; (iv) the charter provides that the holders of the stock are not entitled to exercise appraisal rights; or (v) the stock is that of an open-end investment company.

Liberty. The New Jersey banking act provides for dissenters’ rights, which gives Liberty stockholders the right to obtain an appraisal of the value. See “The Merger — Dissenters’ Rights.”

Fundamental Changes to Corporation

Delmar. Provisions of the MGCL address control shares and place restrictions on certain business combinations.

Control Shares.  Under the MGCL’s control share acquisition law, as in effect on the date hereof, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 10%, 33-1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s charter or bylaws permit the acquisition of such shares prior to the acquiring person’s acquisition thereof. Unless a corporation’s charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at “fair value” if the voting rights are not approved or if the acquiring person does not deliver a “control share acquisition statement” to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder’s meeting to consider authorizing voting rights for control shares subject to meeting disclosure obligations and payment of costs set out in the statute. If voting rights are approved for more than fifty percent of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. Delmar’s articles of incorporation and bylaws do not include any provisions restricting the voting ability of major shareholders, and do not opt out from the operation of the control share acquisition law.

Business Combinations.  In addition, the “business combinations” statute under the MGCL may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Specifically, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the same statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any “interested stockholder” (as defined under the MGCL), or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. After the five-year period, a business combination with an interested stockholder or affiliate thereof must be recommended by the board of directors and may occur only: (i) with a vote of eighty percent (80%) of the voting stock (including two-thirds of the stock not held by the interested stockholder and its affiliates); or (ii) if certain stringent fair price tests are met.

The “business combinations” statute does not apply to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Liberty. Neither Liberty’s certificate of incorporation, Liberty’s bylaws, or the New Jersey banking act contain comparable provisions to those under the MGCL.

Evaluation of Transactions

Delmar. Delmar’s articles of incorporation provide that the board of directors shall, in connection with the exercise of its business judgment involving any actual or prosed transaction which would or may involve a change in control of the Delmar (whether by purchases of shares of stock or any other securities of the Delmar in the open market, or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of Delmar, proxy solicitation, or otherwise) in determining what is in the best interests of Delmar and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including but not limited to:

•                  The economic effect, both immediate and long term, upon Delmar’s stockholders, including stockholders, if any, not to participate in the transaction;

•                  The social and economic effect on the employees, depositors and customers of, and others dealing with, Delmar and its subsidiaries and on the communities in which Delmar and its subsidiaries operate or are located;

•                  Whether the proposal is acceptable based on the historical and current operating results or financial condition of Delmar;

•                  Whether a more favorable price could be obtained for Delmar’s stock or other securities in the future;

•                  The reputation and business practices of the offeror and its management and affiliates as they would affect the employees of Delmar and its subsidiaries;

•                  The future value of the stock or any other securities of the Delmar; and

•                  Any antitrust or other legal and regulatory issues that are raised by the proposal.

Further, Delmar’s articles of incorporation provide that if the board of directors determines that an offer should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to, any or all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of Delmar; selling or otherwise issuing authorized but unissued stock or granting options with respect thereto, acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

The MGCL provides that the board of directors of each corporation proposing to consolidate, merge, transfer its assets, or have its stock acquired in a share exchange shall:

•                  Adopt a resolution which declares that the proposed transaction is advisable on substantially the terms and conditions set forth or referred to in the resolution; and

•                  Direct that the proposed transaction be submitted for consideration at either an annual or a special meeting of the stockholders.

Liberty. Neither Liberty’s certificate of incorporation, Liberty’s bylaws, or the New Jersey banking law contain comparable provisions to those under the MGCL and Delmar’s articles of incorporation.

Amendments to the Bylaws

Delmar. Delmar’s bylaws provide that Delmar’s bylaws may be altered or repealed and new bylaws may be adopted at any annual meeting of the stockholders, or at any special meeting called for that purpose. The board of directors may alter, repeal, or adopt new bylaws at any regular or special meeting thereof. The affirmative vote of the holders of at least eighty percent (80%) of the voting power of all classes of shares entitled to vote in the election of directors shall be required to amend, repeal, or to adopt any provision inconsistent with certain provisions of the bylaws applicable to the function, number and qualification, election and tenure, removal, and vacancy of a director.

Liberty. Liberty’s bylaws provide that its bylaws may be altered, amended or repealed, or new bylaws may be made, by the board of directors, by the affirmative vote of a majority of the full board at any regular or special meeting thereof, provided that at least two days prior written notice of the intended action shall have been given to the directors (which may be waived by a director at or prior to the meeting), and provided further that the board of directors may not exercise such power with respect to by-laws (1) fixing the number of directors of the bank or the manner and time of determining such number; (2) establishing the requirement for calling a special meeting of the stockholders; or (3) setting forth the manner in which the by-laws may be made, altered or repealed.

The bylaws also provide that if the board of directors has made, altered, amended or repealed and bylaws, the stockholders at any meeting, by the affirmative vote of the holders of a majority of the capital stock of the bank entitled to vote at such meeting, have the power to alter or repeal bylaws newly adopted by the board of directors or to restore to their original status, bylaws which the board may have altered or repealed.

Amendments to the Articles/Certificate of Incorporation

Delmar. Delmar’s articles of incorporation may be amended by the affirmative vote of not less than a majority of the aggregate number of the votes entitled to be cast thereon, by a vote at a meeting or in writing with or without a meeting; provided, however, that any amendment to, repeal of, or adoption of any provision inconsistent with the provisions of the articles of incorporation addressing the number of directors must be authorized by the affirmative vote of not less than eighty percent (80%) of the aggregate votes entitled to be cast thereon, by vote at a meeting or in writing with or without a meeting.

Liberty. The New Jersey banking act provides that amendments to a bank’s certificate of incorporation are subject to the affirmative vote of the holders of at least two-thirds of the outstanding stock of the bank.

PROPOSAL 2:

ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETING

In the event that Liberty does not have sufficient votes to approve and adopt the merger agreement at the special meetings of stockholders, it intends to adjourn or postpone the special meeting to permit further solicitation of proxies. Liberty can only use proxies it receives at the time of the special meeting to vote for adjournment or postponement, if necessary, by submitting the question of adjournment or postponement to stockholders as a separate matter for consideration.

The board of directors of Liberty recommends that stockholders vote in favor of the adjournment or postponement proposal so that their proxies may be used to vote for adjournment or postponement if necessary. If stockholders properly execute their proxies, Liberty will consider that those stockholders voted in favor of the adjournment or postponement proposal unless their proxies indicate otherwise. If Liberty adjourns or postpones the special meeting, it will not give notice of the time and place of the adjourned or postponed meeting other than by an announcement of such time and place at the special meeting.

EXPERTS

The consolidated financial statements of Liberty, as of December 31, 2016 and 2015, and for the years then ended, appearing elsewhere in this proxy statement/offering circular and in the registration statement, have been included in reliance upon the report of RSM US LLP, independent registered public accounting firm, which is included herein upon authority of  RSM US LLP as experts in accounting and auditing.

The consolidated financial statements of Delmar as of December 31, 2016 and 2015 and for the years then ended appearing elsewhere in this proxy statement/offering circular have been included in reliance upon the report of TGM Group LLC, independent registered public accounting firm, which is included herein upon authority of TGM Group LLC as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Delmar common stock to be issued in the merger and certain other legal matters relating to the merger are being passed upon for Delmar by Buckley Sandler LLP, Washington, District of Columbia. Certain matters relating to the merger are being passed upon for Delmar by Pepper Hamilton LLP. Certain matters relating to the merger are being passed upon for Liberty by Stevens & Lee, Lawrenceville, New Jersey.

WHERE YOU CAN FIND MORE INFORMATION

Delmar has filed an offering statement on Form 1-A with the SEC that qualifies the Delmar common stock to be issued in the merger. This document is a part of such offering statement and constitutes an offering circular of Delmar and a proxy statement of Liberty for the Liberty shareholder meeting.

As allowed by SEC rules, this document does not contain all the information that you can find in the offering statement on Form 1-A filed by Delmar or the Annexes to such offering statement. Please refer to the offering statement for further information about Delmarva and the Delmar common stock to be issued in the merger. Statements contained in this proxy statement/offering circular concerning the provisions of certain documents included in the offering statement are not necessarily complete. A complete copy of certain of these documents is filed as an exhibit to the offering statement. You may obtain copies of all or any part of the offering statement, including exhibits thereto, upon payment of the prescribed fees, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s Public Reference Room. The SEC filings made by Delmar are also available to the public from commercial document retrieval services and at the SEC’s Internet website at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/offering circular.

In addition, both Delmarva and Liberty file quarterly Consolidated Reports of Condition and Income (“Call Reports”). All Call Reports are publicly available, free of charge, on the FDIC’s website at www.fdic.gov. Each Call Report consists of a Balance Sheet, Income Statement, Changes in Equity Capital and other supporting schedules as of the end of or for the period to which the Call Report relates. The Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council. These instructions in most, but not all, cases follow GAAP, including the opinions and statements of the Accounting Principles Board and the Financial Accounting Standards Board. These reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure about the reporting bank. Nevertheless, the reports provide important information concerning the bank’s financial condition and results of operations.

Delmar has supplied all of the information contained in this proxy statement/offering circular relating to Delmar and Delmarva, and Liberty has supplied all of the information relating to Liberty.

You should rely only on the information contained in this proxy statement/offering circular. Delmar and Liberty have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/offering circular. This proxy statement/offering circular is dated January 19, 2018. You should not assume that the information contained in this proxy statement/offering circular is accurate as of any date other than that date. Neither the mailing of this proxy statement/offering circular to you nor the issuance of Delmar common stock in the merger creates any implication to the contrary.

Annex A

AGREEMENT OF MERGER

dated as of July 20, 2017

by and among

DELMAR BANCORP,

THE BANK OF DELMARVA

and

LIBERTY BELL BANK

AGREEMENT OF MERGER

dated as of July 20, 2017

by and among

DELMAR BANCORP,

THE BANK OF DELMARVA

and

LIBERTY BELL BANK

A - i

A - ii

A - iii

AGREEMENT OF MERGER

This Agreement of Merger (this “Agreement”), made as of this 20th day of July, 2017, by and among Delmar Bancorp (“Delmar”), a corporation organized and existing under the laws of the State of Maryland, The Bank of Delmarva, a Delaware chartered commercial bank and the wholly owned subsidiary of Delmar (the “Bank”), and Liberty Bell Bank, a New Jersey chartered commercial bank (“Liberty”).

WHEREAS, the respective Boards of Directors of Delmar, the Bank and Liberty deem it advisable and in the best interests of their respective shareholders that Delmar acquire Liberty through the merger of Liberty with and into the Bank (the “Merger”), with the Bank as the surviving bank in the Merger, on the terms, and subject to the conditions, set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Delmar, the Bank and Liberty have each approved the merger of Liberty with and into the Bank, upon the terms, and subject to the conditions, hereinafter set forth; and

WHEREAS it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a plan of reorganization within the meaning of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereafter set forth, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1.         Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Liberty shall merge with and into the Bank (the “Merger”) in accordance with this Agreement and the provisions of Subchapter 7 of the Delaware Banking Code (the “DBC”), and Title 17 of the New Jersey Statutes (“NJFC”), the separate corporate existence of Liberty shall cease, and the Bank shall survive and continue to exist as a bank incorporated under the laws of Delaware and as a wholly owned subsidiary of Delmar (the Bank, as the surviving bank in the Merger, is sometimes referred to herein as the “Resulting Bank”).

1.2.         Name. The name of the Resulting Bank shall be “The Bank of Delmarva.”

1.3.         Articles of Incorporation; Bylaws. (a) The Articles of Incorporation of the Bank in effect at the Effective Time (defined in Section 1.6(b)) shall be the Articles of Incorporation of the Resulting Bank.

(b)           The Bylaws of the Bank in effect at the Effective Time shall be the Bylaws of the Resulting Bank.

1.4.         Boards of Directors; Executive Officers; Offices. (a) From and after the Effective Time, the directors of the Bank immediately prior to the Effective Time, together, subject to any required regulatory approvals, with two directors of Liberty immediately prior to the Effective Time selected by Delmar from four candidates designated by Liberty (the two directors of Liberty selected referred to as the “Appointees”), shall serve as the directors of the Resulting Bank until at least January 1, 2021 and until their successors are duly appointed or elected. From and after the Effective Time, the directors of Delmar immediately prior to the Effective Time shall continue to serve as the directors of Delmar in their respective classes and until their respective successors are duly appointed or elected, and, subject to the following provisions of this Section 1.4 and any required regulatory approvals, the Appointees shall be appointed to the board of directors of Delmar as members of the class with terms expiring in no earlier than January 1, 2020.  Each of the Appointees shall be duly nominated by the Delmar board and/or nominating committee for, and subject to, election by the shareholders of Delmar at the first annual meeting of shareholders of Delmar following the Effective Time, and if elected, shall continue in office for the remainder of the term of the class to which they were appointed.  It is intended that each of the Appointees will qualify as an “independent director” under applicable securities laws and The NASDAQ Stock Market LLC (“NASDAQ”) listing standards. The name and residence address of each director of the Bank as of the Effective Time are as set forth on Exhibit 1.4(a) attached hereto and made a part hereof.

(b)           From and after the Effective Time, the executive officers of the Bank at the Effective Time shall serve as the executive officers of the Resulting Bank until their successors are duly appointed or elected. The name and residence address of each executive officer of the Bank as of the Effective Time are as set forth on Exhibit 1.4(b) attached hereto and made a part hereof.

(c)           From and after the Effective Time, the principal office of the Resulting Bank shall be located at Seaford, Delaware, and the Resulting Bank shall maintain banking offices at the locations of each of the banking offices of each of the Bank and Liberty, as set forth on Exhibit 1.4(c) attached hereto and made a part hereof.

1.5.         Effect of the Merger. At the Effective Time, the separate corporate existence of Liberty shall cease and the Bank as the Resulting Bank shall succeed to and possess all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of Liberty, and shall be subject to, and be responsible for, all debts, liabilities, and obligations of Liberty, all without further act or deed, in accordance with the applicable provisions of the DBC and the NJFC. Deposit accounts of Liberty shall be converted into deposit accounts at the Bank as the Resulting Bank having, as of the Effective Time, the same deposit balances.

1.6.         Closing; Effective Time. (a) The closing of the Merger (the “Closing”) shall occur at the principal offices of the Bank, or at such other place designated by the parties in writing, at a time and on a date specified in writing by the parties, which date shall be on the earliest practicable business day, but not more than 30 days, after the receipt of all requisite approvals and authorizations of regulatory and governmental authorities, the expiration of all applicable waiting periods and the satisfaction or waiver of all conditions hereto. The date on which the Closing occurs is occasionally referred to herein as the “Closing Date.” Notwithstanding the foregoing, if all conditions to Closing, other than conditions to be satisfied at Closing, have been satisfied on or before December 29, 2017, then the parties shall, at Delmar’s request, use their best efforts to cause the Effective Time to occur on or before December 31, 2017.

(b)           The Merger shall become effective at the later of (i) the filing of appropriate articles of merger with the Delaware Secretary of State (the “Secretary”); (ii) the filing of an appropriate certified merger agreement with the New Jersey Department of Banking and Insurance (the “NJ Department”); and (iii) the time set forth in said articles of merger (the “Effective Time”). Except as otherwise agreed in writing, the Effective Time shall be on the Closing Date.

1.7.         Alternative Acquisition Structure. Notwithstanding any provision in this Agreement to the contrary, the Bank shall be permitted, in its sole and absolute discretion, to restructure the method by which the Bank accomplishes the acquisition of Liberty as contemplated by this Agreement, including, without limitation, by providing for the merger of Liberty with and into a subsidiary of the Bank provided, however, that the Bank agrees not to make any changes with respect to the acquisition of Liberty that will: (a) vary the form or amount of consideration paid to Liberty shareholders pursuant to Section 2.1 hereof or the treatment of Liberty Options or Liberty Warrants pursuant to Section 2.2 hereof; (b) require Liberty to resolicit shareholder approval of the Merger; (c) adversely affect the treatment of the Merger as a reorganization under Section 368(a) of the Code or (d) materially impede or delay consummation of the transactions contemplated by this Agreement. Liberty agrees to execute or cause to be executed any amendments, agreements or further documentation reasonably required to effect such alternate structure.

ARTICLE II

CONSIDERATION AND CONVERSION OF SHARES

2.1.         Conversion of Shares. (a) At the Effective Time, each of the outstanding shares of common stock, $2.00 par value per share, of Liberty (“Liberty Common Stock”) (excluding shares of Liberty Common Stock held by Liberty (other than in a fiduciary capacity) or by the Bank (other than in a fiduciary capacity) and Dissenting Shares (as hereinafter defined)), shall automatically, and without further action, be converted into and exchangeable for the right to receive, at the election of the holder thereof as provided in and subject to the proration provisions of Section 2.3 either: (i) 0.2857 shares of common stock (the “Conversion Ratio”), $0.01 par value per share (the “Stock Consideration”), of Delmar (“Delmar Common Stock”), (ii) cash in an amount equal to $1.70 per share of Liberty Common Stock (the “Cash Consideration”), or (iii) a combination of the Cash Consideration and Stock Consideration (the “Mixed Consideration”), in such proportions as requested by a Liberty shareholder to the extent available, provided, however, that in all events(1) the number of shares of Liberty Common Stock to be converted into the right to receive the Stock Consideration shall be equal to seventy percent (70.0%) of the total number of shares of Liberty Common Stock issued and outstanding at the Effective Time (the “Aggregate Stock Shares”); and (2) the number of shares of Liberty Common Stock to be converted into the right to receive the Cash Consideration at the Effective Time shall be equal to thirty percent (30%) of the total number of shares of Liberty Common Stock issued and outstanding at the Effective Time, minus the number of Dissenting Shares, if any (the “Aggregate Cash Shares”). The Stock Consideration and the Cash Consideration, together with cash in lieu of fractional shares as provided in Section 2.1(b), are referred to herein collectively as the “Merger Consideration.”

(b)           No fractional shares of Delmar Common Stock will be issued in connection with the exchange contemplated by the Merger, and holders of Liberty Common Stock entitled to fractional shares shall be paid cash in lieu of such fractional shares, without interest, on the basis of $1.70 per share, with any fraction of a cent being rounded to the nearest cent (with one-half cent being rounded upward).

(c)           The Conversion Ratio shall be proportionately adjusted in the event that the Delmar Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares of Delmar Common Stock or any securities through a reorganization, reclassification, stock dividend, stock split, combination or subdivision or other like changes of the Delmar Common Stock, the record date for which is after the date hereof but prior to the Effective Time.

(d)           All shares of Liberty Common Stock held by Liberty (other than in a fiduciary capacity), or by Delmar or the Bank (in each case, other than in a fiduciary capacity), shall be cancelled and shall not be converted as provided in Section 2.1(a). Any such shares held by Liberty shall not be considered outstanding.

(e)           Each share of Bank Common Stock outstanding immediately prior to the Effective Time shall be unchanged, and shall continue to represent an issued and outstanding share of Bank Common Stock.

(f)            Each share of Delmar Common Stock outstanding immediately prior to the Effective Time shall be unchanged, and shall continue to represent an issued and outstanding share of Delmar Common Stock.

2.2.         Treatment of Liberty Options, and Warrants. (a) At the Effective Time, each option (the “Liberty Options”), whether vested or unvested, issued and outstanding immediately prior to the Effective Time under the Liberty 2004 Non-Qualified Stock Option Plan or the 2004 Incentive Stock Option Plan (the “Liberty Stock Plans”), shall be converted into and become options to purchase Delmar Common Stock. Delmar shall assume each Liberty Option in accordance with the terms and conditions of the Liberty Stock Plan pursuant to which it was issued, the agreements evidencing grants thereunder and any other agreements between Liberty and an optionee regarding Liberty Options (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Liberty Stock Plan to which such options were issued, the agreements evidencing grants thereunder and any other agreements between Liberty and an optionee regarding Liberty Options by reason of the Merger); provided, however, that from and after the Effective Time, each such Liberty Option shall be exercisable solely for Delmar Common Stock; the number of shares of Delmar Common Stock which may be acquired pursuant to such Liberty Option shall be the number of shares of Liberty Common Stock subject to such Liberty Option multiplied by the Conversion Ratio, rounded up to the nearest whole share; and the exercise price per share shall be equal to the exercise price per share of Liberty Common Stock divided by the Conversion Ratio, rounded down to the nearest cent. With respect to each Liberty Option which is an incentive stock option, it is intended that the foregoing assumption and adjustment shall be effected in a manner consistent with the requirements of Section 424 of the Code. No consideration shall be payable to any holder of a Liberty Option in respect of any right to acquire a fractional share of Delmar common stock which is eliminated as a result of the foregoing adjustment.

(b)           At the Effective Time, each warrant (the “Liberty Warrants”), issued and outstanding immediately prior to the Effective Time under the Common Stock Purchase Warrant Certificate and Agreement dated January 7, 2015 in favor of the person named therein (the “Warrant Agreement”), shall be converted into and become warrants to purchase Delmar Common Stock. Delmar shall assume each Liberty Warrant in accordance with the terms and conditions of the Warrant Agreement pursuant to which it was issued; provided, however, that from and after the Effective Time, each such Liberty Warrant shall be exercisable solely for Delmar Common Stock; the number of shares of Delmar Common Stock which may be acquired pursuant to such Liberty Warrant shall be the number of shares of Liberty Common Stock subject to such Liberty Warrant multiplied by the Conversion Ratio, rounded down to the nearest whole share; and the exercise price per share shall be equal to the exercise price per share of Liberty Common Stock divided by the Conversion Ratio, rounded up to the nearest cent. No consideration shall be payable to any holder of a Liberty Warrant in respect of any right to acquire a fractional share of Delmar common stock which is eliminated as a result of the foregoing adjustment.

2.3.         Election and Proration Procedures.

(a)           As promptly as practicable after the Mailing Date (as defined in Section 5.3), an election form (an “Election Form”), together with appropriate transmittal materials for certificates representing shares of Liberty Common Stock, shall be mailed to each holder of Liberty Common Stock of record as of a date not more than 10 business days prior to the Mailing Date, by the Exchange Agent (as defined in Section 2.4). Liberty shall provide all information reasonably necessary for the Exchange Agent to perform its obligations as specified herein.

(b)           Subject to the provisions of this Article II, each Election Form shall entitle the holder of Liberty Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) the Mixed Consideration for all of such holder’s shares (a “Mixed Election”), or (iv) make no election (a “Non-Election”).  Holders of record of Liberty Common Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided that such Holder Representative certifies that each such Election Form covers all of the shares of Liberty Common Stock held by that Holder Representative for a particular beneficial owner.  The shares of Liberty Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” The shares of Liberty Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of Liberty Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) are referred to as “Non-Election Shares.” Dissenting Shares shall be deemed to be Cash Election Shares.

(c)           To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 4:00 p.m., local time, on such date as the Parties may mutually agree (the “Election Deadline”), but in no event shall be later than three business days preceding the Effective Time. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  For the holders of Liberty Common Stock who make a Non-Election, subject to Section 2.3(d), Delmar shall have the authority (which Delmar may delegate to the Exchange Agent) to determine the type of consideration to be exchanged for the Non-Election Shares. Any Liberty shareholder may at any time prior to, but not after, the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form.  Any Liberty shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee of delivery of such certificates.  If a Liberty shareholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Liberty Common Stock held by such Liberty shareholder shall be designated as Non-Election Shares.  Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d)           Within 10 business days after the Effective Time, Delmar shall cause the Exchange Agent to effect the allocation among holders of Liberty Common Stock of rights to receive the Stock Consideration and the Cash Consideration, as necessary so that the number of shares of Liberty Common Stock converted into the Stock

Consideration equals the Aggregate Stock Shares, and the number of shares of Liberty Common Stock converted into the Cash Consideration equals the Aggregate Cash Shares.

(i)              If the number of Stock Election Shares exceeds the Aggregate Stock Shares, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and the Stock Election Shares shall be converted into the right to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying: (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Stock Shares and the denominator of which is the number of shares with respect to which a Stock Election was properly made, plus (B) the Cash Consideration in respect of the remaining number of such holder’s Stock Election Shares;

(ii)             If the Cash Election Number exceeds the Aggregate Cash Shares, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares shall be converted into the right to receive (A) the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Shares, and the denominator of which is the number of shares with respect to which a Cash Election Number was properly made, plus (B) the Stock Consideration in respect of the remaining number of such holder’s Cash Election Shares; and

(iii)            If the Stock Election Number and the Cash Election Number do not exceed the Aggregate Stock Limit and the Aggregate Cash Limit, respectively, then (i) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (ii) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and (iii) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and/or the Stock Consideration such that the aggregate number of shares of Liberty Common Stock entitled to receive the Cash Consideration is equal to the Aggregate Cash Shares and the aggregate number of shares of Liberty Common Stock entitled to receive the Stock Consideration is equal to the Aggregate Stock Shares.

(e)        Notwithstanding the foregoing, the allocation of the Aggregate Stock Consideration and the Aggregate Cash Consideration among holders of Liberty Common Stock electing to receive Stock Consideration and/or Cash Consideration shall be subject to adjustment, in Delmar’s discretion, in order to avoid the occurrence of an ownership change within the meaning of Section 382(g) of the Code, provided that adjustments to allocation shall to the fullest extent possible be made proportionately with respect to shareholders who own less than 5% of the outstanding Liberty Common Stock, provided, however, that nothing in this Section 2.3(e) shall be interpreted or construed to permit Delmar to change the aggregate number of shares of Liberty Common Stock converted into Stock Consideration from equaling 70% of the total number of shares of Liberty Common Stock issued and outstanding at the Effective Time, or the aggregate number of shares of Liberty Common Stock converted into the right to receive the Cash Consideration from equaling 30% of the total number of shares of Liberty Common Stock issued and outstanding at the Effective Time, minus the number of Dissenting Shares, if any.

2.4.         Exchange Procedures. (a) Delmar shall appoint its transfer agent, Computershare Shareholder Services, or, with the written consent of Liberty, which shall not be unreasonably withheld, another agent independent of and unaffiliated with Delmar or Liberty (the “Exchange Agent”), for the purpose of exchanging certificates representing Liberty Common Stock for the Merger Consideration. Two (2) days prior to the Effective Time, or as soon thereafter as practical prior to the Effective Time, Delmar shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Liberty Common Stock, for exchange in accordance with this Article II, or shall duly authorize and direct issuance by the Exchange Agent in accordance with this Section, of (i) certificates, free of any restrictive legend (except for shares issued to any “affiliate” of Delmar, as defined in Rule 144 under the Securities Act), representing the shares of Delmar Common Stock, or evidences of uncertificated shares of Delmar Common Stock, that constitute the Stock Consideration; (ii) an amount of cash necessary to pay the aggregate amount of the Cash Consideration; and (iii) an amount of cash necessary to satisfy the cash in lieu portion of the Merger Consideration.

(b)           As promptly as practicable, but in no event more than 7 business days, after the Effective Time, Delmar shall send, or shall cause the Exchange Agent to send, to each holder of record of Liberty Common Stock immediately prior to the Effective Time,  a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates to the Exchange Agent) for use in the exchange of the Merger Consideration into which such shares shall have been converted. As promptly as possible after receipt of the Exchange Agent notice, each former shareholder of Liberty shall surrender his or her certificates to the Exchange Agent; provided, that if any former shareholder of Liberty shall be unable to surrender his Liberty Common Stock certificates due to loss or mutilation thereof, he or she may make a constructive surrender by following the procedures customarily followed in the replacement of lost or mutilated certificates, including the posting of appropriate bond. Upon actual or constructive surrender of Liberty Common Stock certificates from a former Liberty shareholder, the Exchange Agent shall issue such shareholder, in exchange therefore, one or more certificates representing the number of whole shares of Delmar Common Stock, or at the election of Delmar, a statement reflecting the issuance of uncertificated shares, together with one or more checks in the amount of cash into which such holder’s shares of Liberty Common Stock have been converted plus any cash in lieu of fractional shares of Delmar Common Stock. Except for shares issued to any “affiliate” of Delmar, as defined in Rule 144 under the Securities Act, the certificates issued to Liberty shareholders shall not bear any restrictive legend, and the shares of Delmar Common Stock being issued shall not be subject to any stop transfer order on Delmar’s books with respect to such shares.

(c)           In the event of a dispute with respect to ownership of stock represented by any certificate, Delmar and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(d)           Delmar shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of letters of transmittal.

(e)           All Liberty Common Stock certificates must be surrendered to the Exchange Agent within six months of the Effective Time. In the event that any former shareholder of Liberty shall not have properly surrendered his or her certificates within such period, the shares of Delmar Common Stock that would otherwise have been issued to such shareholder may, at the option of Delmar, be sold and the net proceeds of such sale, together with the amount of cash into which any of such holder’s shares of Liberty Common Stock have been converted plus any cash in lieu of fractional shares of Delmar Common Stock and any previously accrued dividends, shall be held by Delmar for such shareholder’s benefit in a non-interest bearing deposit account at the Bank or another depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”), chosen by Delmar in its discretion, and the sole right of such shareholder shall be the right to receive any certificates for the Delmar Common Stock which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of Liberty, without interest, upon proper surrender of his or her Liberty Common Stock certificates.

(f)            Delmar (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Liberty Common Stock such amounts as Delmar or the Exchange Act are required to deduct and withhold under applicable law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Liberty Common Stock in respect of which such deduction and withholding was made by Delmar or the Exchange Agent.

(g)           All dollar amounts payable to any shareholder as a result of the payment of cash in lieu of fractional shares pursuant to Section 2.1(b) will be rounded to the nearest cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares registered in such shareholder’s name.

(h)           Following the Effective Time, certificates that formerly represented shares of Liberty Common Stock which are to be converted into the Stock Consideration shall be deemed for all purposes to represent the number of whole shares of Delmar Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 2.4, no dividends or other distributions or payments in respect of Delmar Common Stock  with a record date occurring on or after the Effective Time shall be paid to the record holder of any unsurrendered certificate representing shares of Liberty Common Stock converted in the Merger into the right to receive shares of such Delmar Common Stock until the holder thereof receives certificates representing Delmar Common Stock in exchange therefor in accordance with the procedures set forth in this Section 2.4. After becoming so entitled in accordance with this Section 2.4, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Delmar Common Stock, and which such holder had the right to receive upon surrender of the Liberty Common Stock certificates. Also following the Effective Time, Delmar  agrees that the certificates or non-certificated shares resulting from any transfer of the shares of Delmar Common Stock issued in the Merger that is requested by a shareholder shall not bear any restrictive legend or stop transfer order, except in the case of any transfer to any “affiliate” of Delmar, as defined in Rule 144 under the Securities Act.

2.5.         Dissenters’ Rights.  Notwithstanding anything to the contrary contained in this Agreement, each share of Liberty Common Stock that is held by a shareholder (“Dissenting Shareholder”) who properly exercises and perfects the right to demand appraisal and receive payment of the fair or appraised value for such shares of Liberty Common Stock ( “Dissenting Shares”) in accordance with Section 17:9A-140 of the NJFC (“Dissenters’ Rights”) shall not be converted into or exchanged for a right to receive any part of the Merger Consideration pursuant to this Agreement, but instead shall be deemed converted as of the Effective Time into the right to receive such amount as shall be determined to be payable pursuant to Dissenters’ Rights, without interest (the “Dissenter Payment”).  Any Dissenter Payment for each Dissenting Share shall be paid by Delmar in accordance with the applicable provisions of law and regulation.  In the case of any Dissenting Shares held by a shareholder who effectively withdraws or fails to perfect his/her exercise of Dissenters’ Rights, such shares shall no longer be deemed Dissenting Shares but shall be deemed to have been converted as of the Effective Time into the right to receive the Cash Consideration in accordance with the provisions of this Article II, and the provisions of this Section 2.5 shall not apply to such shares or such shareholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DELMAR AND THE BANK

Except as set forth in the disclosure schedule delivered by Delmar and Bank to Liberty prior to the date hereof (the “Delmar Disclosure Schedule”), Delmar and Bank represent and warrant to Liberty as follows:

3.1.         Organization and Authority. (a) Delmar is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of its subsidiaries, as now being conducted and to enter into and carry out its obligations under this Agreement. Delmar is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of Delmar and its subsidiaries, taken as a whole. Delmar has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, financial condition, or result of operations of Delmar.

(b)           The Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its properties and assets and to carry on its business, as now being conducted and to enter into and carry out its obligations under this Agreement. The Bank is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of the Bank. The Bank has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, assets, financial condition, prospects or result of operations of the Bank. The deposits of the Bank are insured to the applicable legal limits by the Deposit Insurance Fund of the FDIC.

3.2.         Capitalization. (a) As of the date hereof, the authorized capital stock of Delmar consists of 10,000,000 shares of common stock, par value $0.01 per share, of which 8,219,576 shares are issued and outstanding. Additionally, an aggregate of 405,805 shares of Delmar Common Stock are reserved for issuance pursuant to Delmar’s 2014 Restricted Stock Plan(the “Delmar Stock Plans”), and as of the date hereof, there are outstanding options to purchase 115,656 shares of Delmar Common Stock pursuant to the Delmar Bancorp 2004 Stock Option Plan.  As of the date hereof, there are no other shares of capital stock or other equity securities of Delmar outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock or other equity security of Delmar, or contracts, commitments, understandings, or arrangements by which Delmar was or may become bound to issue additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security.

(b)           All of the outstanding shares of Delmar Common Stock are duly authorized and validly issued and are fully paid and nonassessable.  When issued in accordance with the provisions of this Agreement, all of the shares of Delmar Common Stock to be issued as Merger Consideration in exchange for shares of Liberty Common Stock will be duly authorized and validly issued shares of Delmar Common Stock and will be fully paid and nonassessable.  No shares of Delmar Common Stock have been, and none of the shares of Delmar Common Stock to be issued in exchange for shares of Liberty Common Stock will be, issued in violation of the preemptive or preferential rights of any holder of Delmar capital stock. Delmar has reserved a sufficient number of shares of Delmar Common Stock for the purpose of issuing shares of Delmar Common Stock in accordance with the provisions of Article II hereof. All of the outstanding shares of Delmar Common Stock have been issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), and pursuant to effective registrations or qualifications under applicable state securities or blue sky laws, or pursuant to applicable exemptions from such registration or qualification.

3.3.         Authorization. (a) The execution, delivery and performance of this Agreement by Delmar and the Bank and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Delmar and the Bank, and no other corporate proceedings on the part of Delmar or the Bank are necessary to authorize this Agreement and the transactions contemplated hereby, except that the shareholders of Delmar must approve an amendment to the Articles of Incorporation of Delmar to increase the number of authorized shares of common stock from 10,000,000 to 20,000,000. Subject to the approvals of government agencies having regulatory authority over Delmar and the Bank or the Merger as may be required by statute or regulation, this Agreement is the valid and binding obligation of Delmar and the Bank, enforceable against them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors’ rights generally, or the rights of creditors of FDIC insured depository institutions, and subject to general equitable principles which may limit the enforcement of certain remedies.

(b)           Neither the execution, delivery and performance of this Agreement by Delmar and the Bank, nor the consummation of the transactions contemplated hereby, nor compliance by Delmar and the Bank with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or encumbrance upon any of the respective properties or assets of Delmar and the Bank under any of the terms, conditions or provisions of: (x) the respective Articles of Incorporation or Bylaws (or similar organizational and governing documents) of Delmar and the Bank, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Delmar or the Bank is a party or by which it may be bound, or to which Delmar or the Bank or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Delmar or the Bank or any of their respective properties or assets.

(c)           Other than in connection or in compliance with the applicable provisions of the MGCL, the DBC, the DGCL, the NJFC, the Securities Act of 1933, as amended, and the rules and regulations thereunder, the securities or blue sky laws of the various states and consents, authorizations, approvals or exemptions required under the Federal Deposit Insurance Act (the “FDIA”), the BHCA, or any applicable federal or state banking statute or the regulations thereunder (including those relating to mortgage banking, brokerage or lending activities), no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Delmar and the Bank of the transactions contemplated by this Agreement.

(d)           Delmar and the Bank have no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which Delmar or the Bank would deem unduly burdensome, or which would have an adverse impact on its capacity to consummate the transactions contemplated hereby.

3.4.         Financial Statements; Internal Control. (a) The (i) audited balance sheets of Delmar as of December 31, 2016 and 2015 and the related audited statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for the two years ended December 31, 2016, and (ii) unaudited balance sheet of Delmar as of March 31, 2017 and the related unaudited statement of operations for the three months ended March 31, 2017 which have been made available to Liberty, have been prepared in accordance with GAAP applied on a consistent basis, and present fairly, in all material respects, its financial position and its results of operations. The audited balance sheets of Delmar as of future dates and the related audited statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for the periods then ended, which may be provided by Delmar to Liberty subsequent to the date hereof, will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, its financial position as of such dates and its results of operations, comprehensive income, changes in shareholders’ equity and cash flows for such periods. The unaudited interim financial statements which may be provided to Liberty subsequent to the date hereof will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, the financial position of Delmar at the dates and the results of operations of Delmar for the periods stated therein. Together, the audited and unaudited financial statements referred to in this Section 3.4 are referred to as the “Delmar Financial Statements.”

(b)           Without limitation of the foregoing, the allowances for loan losses reflected in the statements of financial condition included in the Delmar Financial Statements were calculated in accordance with GAAP; and no facts have subsequently come to the Knowledge of Delmar which would cause it to restate in any material way the amount of the allowance for loan losses as of any such date.

(c)           Since December 31, 2013 (i) Delmar has not received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, written or oral, regarding the accounting or auditing practices, or internal procedures or accounting controls, methodologies or methods of Delmar, including but not limited to any complaint, allegation, assertion or claim that Delmar has engaged in any questionable accounting or auditing practice, or regarding any violation of the securities laws; and (ii) no attorney representing Delmar has reported to its Board of Directors, committee thereof, any member thereof or any executive officer, evidence of a material violation of the securities or banking laws, breach of fiduciary duty or similar violation by Delmar or its officers, directors, employees or agents.

The records, systems, controls, data and information of Delmar and its Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Delmar or its accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below.  Delmar  has established and maintains a system of internal control over financial reporting that pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of Delmar’s assets, provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Delmar’s receipts and expenditures are being made only in accordance with authorizations of Delmar’s management and Board of Directors, and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Delmar’s assets that could have a material effect on the financial statements. Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Delmar’s financial reporting and the preparation of Delmar’s financial statements for external purposes in accordance with GAAP. Delmar has no Knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in Liberty’s internal control over financial reporting. Delmar (A) has implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that material information relating to Delmar is made known to the Chief Executive Officer and the Chief Financial Officer of Delmar by others within Delmar and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Delmar’s outside auditors and the audit committee of Delmar’s Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Delmar’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Delmar’s internal controls over financial reporting.  These disclosures were made in writing by management to Delmar’s auditors and audit committee and a copy has previously been made available to Liberty. Such disclosure controls and procedures are effective for the purposes for which they were established. Delmar and the Bank are not subject to the Sarbanes-Oxley Act of 2002, as amended, or Section 363.2(b)(3) of the FDIC regulations (12 CFR §363.5), and nothing contained in this Section 3.4(c) shall be construed as a representation that the internal accounting controls of Delmar and the Bank are, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act of 2002, as amended or Section 363.2(b)(3).

3.5.         Corporate Records. The minute books of Delmar and the Bank accurately disclose all material corporate actions of their respective shareholders and Board of Directors and of all committees thereof.

3.6.         Regulatory Reports. As of March 31, 2017, Delmar and the Bank had filed, since that date has filed, and subsequent to the date hereof will file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the Board of Governors of the Federal Reserve Board (the “Federal Reserve Board”), (ii) the FDIC, (iii) the SEC and (iv) the Delaware Office of the State Bank Commissioner of Banks (the “Delaware Commissioner”) (all such reports and statements are collectively referred to herein as the “Delmar Reports”). As of their respective dates, the Delmar Reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.7.         Subsidiaries. Delmar directly or indirectly owns all the shares of the outstanding capital stock of the Bank and all of the capital stock or other equity interests of each entity disclosed as a subsidiary in the Delmar Disclosure Schedule. The Bank together with all other Delmar and Bank subsidiaries are referred to on occasion as “Delmar Subsidiaries” and each individually as a “Delmar Subsidiary.” Neither Delmar nor the Bank has any other subsidiaries. No equity securities of any Delmar Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever, relative to, or concerning securities or rights convertible into, or exchangeable for, shares of any class of capital stock or other equity security of any Delmar Subsidiary, and there are no other contracts, commitments, understandings or arrangements by which any Delmar Subsidiary is bound to issue, or Delmar is bound to cause any Delmar Subsidiary to issue, additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security. All of the shares of capital stock of each Delmar Subsidiary so owned by Delmar are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto.

3.8.         Absence of Material Adverse Changes. Since December 31, 2016, there has not been any change in the nature of the business, results of operations, assets, financial condition, method of accounting or accounting practice, or manner or conduct of the business of Delmar and the Delmar Subsidiaries that has had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Delmar and the Delmar Subsidiaries, taken as a whole, or on the ability of Delmar and the Bank to consummate the transactions contemplated hereby.

3.9.                            Litigation and Other Proceedings. Neither Delmar nor any Delmar Subsidiary is a party to any pending, or, to the Knowledge of Delmar and the Bank, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have a material adverse effect on the capacity of Delmar and the Bank to consummate the transactions contemplated hereby or the financial condition, prospects, results of operations, business, or properties of Delmar and the Bank taken as a whole, and, to the Knowledge of Delmar and the Bank, there is no basis for any of the foregoing.

3.10.                     Proxy Statement, Etc. None of the information supplied or to be supplied by and relating to, Delmar and the Bank, for inclusion, or included, in (i) the Proxy Statement (as defined in Section 5.3 below) to be mailed to the shareholders of Liberty in connection with the Liberty Shareholder Meeting (as defined in Section 5.3 below), (ii) the Offering Statement and Offering Circular (each as defined in Section 5.3) or (iii) any other documents to be filed with the Securities and Exchange Commission (“SEC”), any state securities commission or any other federal or state regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which Delmar is responsible for filing with any regulatory agency in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

3.11.                     Tax Treatment. Delmar has not taken or agreed to take any action, and has no Knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

3.12.                     Taxes. (a) Delmar and the Bank have duly filed, or will file, all federal, state, local and foreign material Tax Returns (the “Delmar Returns”) required by applicable law to be filed on or before the Effective Time (all such Delmar Returns being true, accurate and complete in all material respects), and have paid or have set up adequate reserves or accruals for the payment of all material Taxes required to be paid in respect of the periods covered by  the Delmar Returns, and  where payment is not yet due, will pay or will establish in accordance with GAAP adequate reserves or accruals adequate in all material respects for the payment of all material Taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period which includes the Effective Time and ends subsequent thereto. Delmar and the Bank have not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed.

(b)                                 No material deficiencies for any Tax, assessment or governmental charge have been assessed (tentatively or definitively) or, to Delmar and the Bank’s Knowledge, proposed or asserted, against Delmar or the Bank which have not been settled and paid and, as of the date of this Agreement, no requests for waivers of the time to assess any Tax, or waivers of the statutory period of limitation, are pending or have been granted. The Bank does not have in effect any currently effective power of attorney or authorization to any person to represent it in connection with any Taxes.  No issue has been raised with Delmar or the Bank by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Delmar Returns, or the business or properties of Delmar and the Bank which has not been settled, resolved and fully satisfied. No claim has ever been made by any taxing authority in a jurisdiction where Delmar or the Bank do not file Tax Returns that Delmar or the Bank is or may be subject to taxation by that jurisdiction.

(c)                                  Delmar and the Bank have withheld or collected from each payment made to its employees the amount of all Taxes (including but not limited to federal income taxes, Federal Insurance Contributions Act (“FICA”) taxes and federal unemployment taxes) required to be withheld or collected therefrom, and have paid the same to the proper Tax officers or authorized depositories.

(d)                                 Delmar and the Bank do not have any liability for the Taxes of any other person (including any former subsidiary of Delmar or the Bank) under Treasury Regulation Section 1.1502-6 (or similar provision of federal, state or local law) as a successor, transferee, by contract or otherwise. Neither Delmar nor the Bank are a party to or bound by any Tax sharing, allocation or indemnification agreements, other than an agreement with another member of the affiliated group of which Delmar is the parent.

(e)                                  For the purpose of this Agreement, the term “Tax” shall mean (i) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, windfall profit, severance, production, stamp or environmental tax or (ii) any other charge in the nature of tax, together with any interest or penalty, addition to tax or additional amount imposed by any taxing authority or any governmental body, in each case whether disputed or not.

(f)                                   For the purposes of this Agreement, the term “Tax Return” shall mean any return, report or statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

3.13.                     Loans. (a) Each of the loans, including loans held for sale (“Loans”) of the Bank: (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens or security interests which have been perfected; and (iii) represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such Loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies.

(b)                                 Each Loan of the Bank was made in material compliance with the provisions of applicable law and regulation, including but not limited to the Real Estate Settlement Practices Act (“RESPA”), the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, and the regulations promulgated thereunder.

(c)                                  To Delmar and the Bank’s Knowledge no default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision (including any default in payment) of any Loan of the Bank exists, and the Bank has no Knowledge of any borrower’s inability to repay any of such Loans when due, whether or not such borrower is currently in default, except as reflected on the Bank’s classified asset schedule.

3.14.                     Absence of Undisclosed Liabilities. Except as (i) reflected, noted and/or adequately reserved against in the Delmar Financial Statements as of December 31, 2016, and (ii) incurred since December 31, 2016 in the ordinary course of business consistent with past practice, the Bank has no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the balance sheet included therein under GAAP.

3.15.                     Compliance with Laws. (a) Delmar and the Bank have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to carry on their business as presently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the Knowledge of Delmar and the Bank, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. Delmar and the Bank are in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, RESPA, the Flood Disaster Protection Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, anti-money laundering, foreign corrupt practices, suspicious activity reporting and similar matters, other than instances of non-compliance which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Delmar and the Bank, taken as a whole. Delmar and the Bank are not in default under any order, license, regulation or demand of any federal, state, local or other governmental agency or with respect to any order, writ, injunction or decree of any court, other than instances of default which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Delmar and the Bank, taken as a whole.

(b)                                 Except for statutory or regulatory restrictions of general application, no federal, state, local or other governmental authority has placed any restrictions on the business of Delmar or the Bank which reasonably could be expected to have a material adverse effect on the business of Delmar and the Bank, taken as a whole. Neither Delmar nor the Bank is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any such governmental authority and neither Delmar nor the Bank has been advised that any such governmental authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application.

3.16.                     Consents. Except for the approval by the requisite vote of holders of Liberty Common Stock, the governmental approvals referred to in Section 3.3 and as set forth in Section 3.16 to the Delmar Disclosure Schedule, no consent, permission, acquiescence, approval, or authorization of or by any third party is required to permit Delmar and the Bank to consummate the transactions contemplated hereby.

3.17.                     Environmental Matters. No environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance being or having been generated, used, stored, processed, disposed of, discharged at, or being or having been otherwise present, in violation of any local, state, or federal environmental statute, regulation, rule or ordinance, at any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any other creditor’s right) or leased by Delmar or the Bank, or any real estate which is pledged or stands as collateral security for any Loan or other extension of credit by the Bank, where such violation would reasonably be expected to have a material adverse effect on the value of the property to Delmar and the Bank.  Neither Delmar nor the Bank has received written notice of, nor to the Knowledge of Delmar and the Bank, has Delmar or the Bank  received an overt threat of, any legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition on Delmar or the Bank of any liability arising under any local, state, or federal environmental statute, regulation, rule or ordinance, and neither Delmar nor the Bank is subject to any agreement, order, judgment, decree or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.

3.18.                     Brokers and Finders. Except for the fee set forth in Section 3.18 of the Delmar Disclosure Schedule payable to RP Financial, LC, neither Delmar, the Bank, nor any of their respective officers, directors, employees or shareholders, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted, directly or indirectly, for Delmar or the Bank, in connection with this Agreement or the transactions contemplated hereby.

3.19.                     Insurance. All policies of insurance maintained by Delmar and the Bank are in full force and effect and no notices of cancellation have been received in connection therewith. Such policies are in accordance with customary and reasonable practice in the banking industry in respect of amounts, types and risks insured, for the business in which Delmar and the Bank are engaged, and, except as would not cause a material adverse effect on Delmar and the Bank, taken as a whole, are sufficient for compliance with all legal requirements and all agreements to which Delmar or the Bank is a party. Neither Delmar nor the Bank is in default with respect to any such policy which defaults are material to Delmar and the Bank, taken as a whole.

3.20.                     Properties and Leases.. Except as may be reflected in the Delmar Financial Statements, except for any lien for current taxes not yet delinquent, and except for imperfections of title, encumbrances and easements, if any, as are not material in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use of, such properties or assets, Delmar and its Subsidiaries have good title, free and clear of any liens, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the balance sheet of Delmar as of December 31, 2016, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the ordinary course of business. All leases pursuant to which Delmar or the Bank, as lessee, leases real property, are valid and effective in accordance with their respective terms, and there is not, under any of such real property leases, any existing material default by Delmar or the Bank or any event which with notice or lapse of time or both would constitute a material default by Delmar or the Bank.

3.21.                     Fairness Opinion. Delmar has received, on or prior to the date hereof, the written opinion of RP Financial LC, to the effect that the Merger Consideration is fair from a financial point of view, to the shareholders of Delmar, other than Kenneth R. Lehman, or any shareholder through which he beneficially owns shares of Delmar Common Stock.

3.22.                     Employee Relations. As of the date hereof, Delmar and the Bank are in all material respects in compliance with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title 7 of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours, and it is not engaged in any unfair labor practice, and there are no pending, or, to the Knowledge of Delmar and the Bank, threatened actions, suits or proceedings, administrative, arbitral, civil, criminal or otherwise, seeking to impose on Delmar or the Bank, any penalty, or to recover any damages from Delmar or the Bank or any person to whom it may be obligated to provide indemnification or defense, as a result of the violation or alleged violation of any of such employment related laws, regulations or orders, and, to the Knowledge of Delmar and the Bank, there is no basis for any of the foregoing. As of the date hereof, no dispute exists between Delmar or the Bank and any of its employees or employee groups regarding employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of Delmar or the Bank. There are no pending or to the extent of Delmar and the Bank’s Knowledge thereof, threatened, claims by or disputes of employees against Delmar or the Bank (other than routine benefit claims made in the ordinary course), or by Delmar or the Bank against any employee.  As of the date hereof, there are no labor or collective bargaining agreements (written or oral) binding upon Delmar or the Bank or to which Delmar or the Bank are a party. As of the date hereof, Delmar and the Bank are not aware of any attempts to organize a collective bargaining unit to represent any of their respective employee groups.

3.23.                     Material Transactions. As of the date of this Agreement, (a) Delmar and the Bank do not have any plan or intention to execute a definitive agreement or close or complete a transaction prior to the Effective Time (A) to acquire a third party or group by way of merger, consolidation, share exchange, or similar transaction or (B) with respect to any transaction pursuant to which Delmar acquires or would acquire, directly or indirectly, twenty-five percent (25%) or more of the assets of any third party or group involving a third party; and (b) other than the issuance of shares of Delmar Common Stock constituting the Stock Consideration or pursuant to the exercise of stock options outstanding on the date of this Agreement under any Delmar stock option plans, Delmar and the Bank do not have any plan or intention to increase the number of issued and outstanding shares of capital stock of Delmar prior to the Effective Time.

3.24.                     ERISA Plans. (a) Delmar has offered to make available to Liberty true and correct copies of the Delmar/Bank Benefit Plans and any benefit plans of an Affiliate (as defined in Section 3.23(i)) that are “employee pension benefit plans” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and that are “employee welfare benefits plans” within the meaning of Section 3(1) of ERISA, maintained for the benefit of the employees or former employees, including any beneficiaries thereof, and directors or former directors of Delmar or the/Bank (the “Delmar/Bank ERISA Plans”), and a true and correct copies to the extent applicable, of: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter or opinion letter, if applicable; (iii) any summary plan description; (iv) for the 3 most recent years the Form 5500 (annual reports) and attached schedules; and (v) for each of the Delmar/Bank ERISA Plans that is a “top hat” plan, a copy of the filing with the U.S. Department of Labor.

(b)                                 All Delmar/Bank ERISA Plans have been maintained, funded and administered in compliance in all material respects with all applicable provisions of ERISA, the Code, and all other federal, state, or local laws. The assets of Delmar and the Bank are not subject to any liens under ERISA or the Code with respect to any Delmar/Bank ERISA Plan and no event has occurred, and, to Delmar and the Bank’s Knowledge, no condition exists, which could reasonably be expected to subject Delmar and the Bank or its assets to a future liability, obligation, or lien arising out of any Delmar/Bank ERISA Plan. Any Delmar/Bank ERISA Plan that is subject to Title IV of ERISA or that is a multiemployer plan within the meaning of Section 3(37) of ERISA has satisfied the applicable minimum funding standards under Section 302 of ERISA.

(c)                                  All contributions due on or prior to the date hereof to any Delmar/Bank ERISA Plan have been paid or provided for in accordance with its terms, ERISA and all other applicable federal and state statutes and regulations.

All contributions, payments, fees or expenses relating to each such Delmar/Bank ERISA Plans that were deducted by Delmar or the Bank for income tax purposes were properly deductible in the year claimed.

(d)                                 There are no legal actions, claims (other than routine benefit claims made in the ordinary course), government proceedings or government inquiries, pending or threatened, with respect to any such Delmar/Bank ERISA Plans, and Delmar and the Bank have no Knowledge of any fact which could reasonably be expected to give rise to any such legal action, claim, government proceeding or government inquiry. Neither Delmar and the Bank, nor to the Knowledge of Delmar and the Bank, any other person or entity who or which is a “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) has acted or failed to act with respect to any such Delmar/Bank ERISA Plans in any manner which constitutes: (1) a breach of fiduciary responsibility under ERISA; (2) a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (3) any other material violation of ERISA or the Code. Delmar and the Bank are not obligated to indemnify, reimburse, or contribute to the liabilities or expenses of any person or entity who may have committed or been involved in any such fiduciary breach, prohibited transaction, or material violation of ERISA or the Code.

(e)                                  Each Delmar/Bank ERISA Plan that was intended to constitute a qualified plan under Section 401(a) of the Code has, at all times, been qualified, in form and operation, under Section 401(a) of the Code (including the adoption of all necessary amendments to maintain such qualification); any related trust is and has, at all times, been exempt from income tax, and to the knowledge of Delmar and the Bank nothing has occurred, or failed to occur, which could reasonably be expected to adversely affect the qualification or status of any such plan. Neither Delmar and the Bank, nor any Affiliate, as defined in Section 3.23(i) hereof, has ever maintained or contributed, or has any obligation to contribute, to (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) a plan subject to Title IV of ERISA. All returns, reports, statements, notices, declarations or documents relating to a Delmar/Bank ERISA Plan that are required by law to be filed with or furnished to any federal, state, or local governmental agency have been timely filed.

(f)                                   Any Delmar/Bank ERISA Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) has complied in all material respects with the requirements of Sections 601 through 607 of ERISA and Section 4980B of the Code and all other applicable federal, state, and local laws relating to continuation coverage (collectively “COBRA”), and no such plan provides benefits to former employees or their beneficiaries except to the extent required under COBRA.  None of the Delmar/Bank ERISA Plans is or has been funded by a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code, or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g)                                  No reportable event within the meaning of Section 4043 of ERISA has occurred for any Delmar/Bank ERISA Plan to which Section 4043 of ERISA applies, or will occur in connection with the transactions contemplated by this Agreement.

(h)                                 For purposes of this Section 3.24, the term “Affiliate” means an entity included in the group of entities consisting of Delmar and the Bank and all other entities that are treated as part of the same controlled group under Section 414(b), (c), (m) or (o) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LIBERTY

Except as set forth in the disclosure schedule delivered by Liberty to the Bank prior to the date hereof (the “Liberty Disclosure Schedule”), Liberty represents and warrants to the Bank as follows:

4.1.                            Organization and Authority. Liberty is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. Liberty has the corporate power and authority to own its properties and assets and to carry on its business as now being conducted and to enter into and carry out its obligations under this Agreement. Liberty is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of

Liberty. Liberty has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, assets, financial condition, prospects or result of operations of Liberty.

4.2.                            Liberty Subsidiaries. Except for LBB REO, LLC, Liberty does not currently have, and since its organization has not had, any subsidiaries.

4.3.                            Capitalization of Liberty. (a) As of the date hereof, the authorized capital stock of Liberty consists of 15,000,000 shares of Liberty Common Stock, par value $2.00 per share, of which 8,766,897 shares are issued and outstanding, and 2,000,000 shares of undesignated preferred stock, par value $2.00 per share, of which no shares are issued or outstanding. As of the date hereof, there are outstanding Liberty Options to purchase 48,225 shares of Liberty Common Stock pursuant to the Liberty Stock Plans, and Liberty Warrants to purchase 10,000 shares of Liberty Common Stock. Section 4.3 of the Liberty Disclosure Schedule describes each outstanding Liberty Option and Liberty Warrant, including the holder, grant date, exercise price, expiration date, number of shares subject to the Liberty Options and designation as an incentive or nonqualified option. Each Liberty Option has an exercise price per share equal to at least 100% of the fair market value of Liberty Common Stock as of the date of grant. No award other than incentive stock options or nonqualified stock options have been issued under the Liberty Stock Plans. There are no other shares of capital stock or other equity securities of Liberty outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock or other equity security of Liberty, or contracts, commitments, understandings, or arrangements by which Liberty was or may become bound to issue additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security.

All of the outstanding shares of Liberty Common Stock are duly authorized and validly issued, and are fully paid and nonassessable. No shares of Liberty Common Stock have been issued in violation of the preemptive or preferential rights of any holder of Liberty capital stock. All of the outstanding shares of Liberty Common Stock have been issued pursuant to an exemption from registration under the Securities Act, and pursuant to applicable exemptions from registrations or qualifications under applicable state securities or blue sky laws.

4.4.                            Authorization. (a) The execution, delivery and performance of this Agreement by Liberty and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Liberty, and except for the approval by the shareholders of Liberty, no other corporate proceedings on the part of Liberty are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to shareholder approval and the approvals of government agencies having regulatory authority over Liberty or the Merger as may be required by statute or regulation, this Agreement is a valid and binding obligation of Liberty enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors’ rights generally, or the rights of creditors of FDIC insured depository institutions, and subject to general equitable principles which may limit the enforcement of certain remedies.

(b)                                 Neither the execution, delivery and performance of this Agreement by Liberty, nor the consummation of the transactions contemplated hereby, nor compliance by Liberty with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Liberty, or result in the creation in any person of a right to require Liberty to repurchase any asset from, or to reimburse, indemnify or hold harmless, or otherwise assume liability with respect to any loss, liability or expense incurred by, such person, or create any obligation of Liberty to do any of the foregoing, under the terms, conditions or provisions of: (x) its Articles of Incorporation or Association or Bylaws or similar organizational or governing document, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement (including any mortgage loan investor, purchase, sale or correspondent agreement) or other instrument or obligation to which Liberty is a party or may be bound, or to which Liberty or any of its properties or assets may be subject; or (ii) subject to compliance with the statutes and regulations referred to in Section 4.4(c), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Liberty.

(c)                                  Other than in connection or in compliance with the applicable provisions of the NJFC,  authorizations, approvals or exemptions required under the FDIA or any applicable federal or state banking statute (including those relating to mortgage banking, brokerage or lending activities), no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is required to be made or obtained by Liberty for the consummation by Liberty of the transactions contemplated by this Agreement.

(d)                                 Liberty has no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which would have a material adverse effect on Liberty or the value of the Merger to Delmar and the Bank.

4.5.                            Liberty Financial Statements; Internal Control. (a) The (i) audited balance sheets of Liberty as of December 31, 2016 and 2015 and the related audited statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for the two years ended December 31, 2016, and (ii) unaudited balance sheets of Liberty as of March 31, 2017 and March 31, 2016 and the related unaudited statements of operations for the three months ended March 31, 2017 and March 31, 2016  provided to the Bank, have been prepared in accordance with GAAP applied on a consistent basis, and present fairly, in all material respects, its financial position and its results of operations, comprehensive income, changes in shareholders’ equity and cash flows at and for the periods presented. The audited balance sheets of Liberty as of future dates and the related audited statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for the periods then ended, which may be provided by Liberty to the Bank subsequent to the date hereof, will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, its financial position as of such dates and its results of operations, changes in shareholders’ equity and cash flows for such periods. The unaudited interim financial statements which may be provided to the Bank subsequent to the date hereof will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, the financial position of Liberty at the dates, and the consolidated results of operations, comprehensive income, changes in shareholders’ equity and cash flows of Liberty for the periods stated therein. Together, the audited and unaudited financial statements referred to in this Section 4.5 are referred to as the “Liberty Financial Statements.”

(b)                                 Without limitation of the foregoing, the allowances for loan losses reflected in the statements of financial condition included in the Liberty Financial Statements were calculated in accordance with GAAP; and no facts have subsequently come to the Knowledge of Liberty which would cause it to restate in any material way the amount of the allowance for loan losses as of any such date. Liberty was not required under GAAP to establish a reserve for any contingency other than those included in the Liberty Financial Statements as of such dates.

(c)                                  Since December 31, 2013, except as set forth on Section 4.5(c) of the Liberty Disclosure Schedule, (i) Liberty has not received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, written or oral, regarding the accounting or auditing practices, or internal procedures or accounting controls, methodologies or methods of Liberty, including but not limited to any complaint, allegation, assertion or claim that Liberty has engaged in any questionable accounting or auditing practice, or regarding any violation of the securities laws; and (ii) no attorney representing Liberty has reported to its Board of Directors, committee thereof, any member thereof or any executive officer, evidence of a material violation of the securities or banking laws, breach of fiduciary duty or similar violation by Liberty or any of its officers, directors, employees or agents.

(d)                                 The records, systems, controls, data and information of Liberty are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Liberty or its accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below. Liberty has established and maintains a system of internal control over financial reporting that pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of Liberty’s assets, provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Liberty’s receipts and expenditures are being made only in accordance with authorizations of Liberty’s management and Board of Directors, and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Liberty’s assets that could have a material effect on the financial statements. Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Liberty’s financial reporting and the preparation of Liberty’s financial statements for external purposes in accordance with GAAP.  Liberty has no Knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in Liberty’s internal control over financial reporting. Liberty has implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that material information relating to Liberty is made known to the Chief Executive Officer and the Chief Financial Officer of Liberty by others within Liberty and is not aware of any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Liberty’s ability to record, process, summarize and report financial information or any fraud, whether or not material, that involves management or other employees who have a significant role in Liberty’s internal controls over financial reporting.  Such disclosure controls and procedures are effective for the purposes for which they were established. Liberty is not subject to the Sarbanes-Oxley Act of 2002, as amended, or Section 363.2(b)(3) of the FDIC regulations (12 CFR §363.5) and nothing contained in this Section 4.5(d) shall be construed as a representation that the internal accounting controls of Liberty are, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act of 2002, as amended or Section 363.2(b)(3).

4.6.                            Books of Account; Corporate Records. The books of account of Liberty are maintained in compliance in all material respects with all applicable legal and accounting requirements. Not in limitation of the foregoing, the books and records of account of Liberty contain sufficient information, in reasonably accessible form and format, to enable it to conduct business in the ordinary course with respect to the assets and liabilities of Liberty, including but not limited to information which would enable it to make any required filings under the Bank Secrecy Act and regulations promulgated thereunder. The minute books of Liberty accurately disclose all material corporate actions of its shareholders and Board of Directors and of all committees thereof.

4.7.                            Liberty Reports.  (a) As of March 31, 2017, Liberty had filed, since that date has filed, and subsequent to the date hereof will file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with: (i) the FDIC; (ii) the NJ Department, and the SEC (all such reports and statements are collectively referred to herein as the “Liberty Reports”). As of their respective dates, the Liberty Reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)                                 As of December 31, 2016, 2015 and 2014, Liberty Common Stock was held by fewer than 2,000 holders of record, as calculated in accordance with Rule 12g5-1 promulgated under the Exchange Act. Liberty is not aware of any form or manner of holding shares of Liberty Common Stock which is used primarily to circumvent the provisions of Section 12(g) or 15(d) of the Exchange Act. Liberty is not currently required to file reports with the SEC or its primary federal banking regulator pursuant to Section 13 or 15(d) of the Exchange Act.  Liberty has never filed a registration statement under the Securities Act or been required to do so.  Prior to January 1, 2014, Liberty validly deregistered its common stock under Section 12(g) of the Exchange Act.

(c)                                  Each prospectus, offering circular, private placement memorandum or other securities offering document used by Liberty in connection with the sale of Liberty Common Stock, and all other sales documentation relating thereto, did not contain any untrue or misleading statement of a material fact, and did not omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading as of the date thereof.

4.8.                            Absence of Certain Changes. Since December 31, 2016, there has not been any change in the nature of the business, results of operations, assets, financial condition, method of accounting or accounting practice, or manner of conducting the business of Liberty that has had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Liberty, or on the ability of Liberty  to consummate the transactions contemplated hereby.

4.9.                            Insurance. All policies of insurance maintained by Liberty, including the identity of the carrier, type of coverage, policy limits, expiration, and claims made within the past three (3) years, are set forth in Section 4.9 of the Liberty Disclosure Schedule. All such policies are in full force and effect and no notices of cancellation have been received in connection therewith. Such policies are in accordance with customary and reasonable practice in the banking industry in respect of amounts, types and risks insured, for the business in which Liberty is engaged, and, except as would not cause a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Liberty, or on the ability of Liberty to consummate the transactions contemplated hereby, are sufficient for compliance with all legal requirements and all agreements to which Liberty is a party. Liberty is not in default with respect to any such policy which defaults are material to Liberty.

4.10.                     Properties, Leases and Other Agreements. Except as may be reflected in the Liberty Financial Statements, except for any lien for current taxes not yet delinquent, and except for imperfections of title, encumbrances and easements, if any, as are not material in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use of, such properties or assets, Liberty has good title, free and clear of any liens, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the balance sheet of Liberty as of December 31, 2016, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the ordinary course of business. All leases pursuant to which Liberty, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default by Liberty or any event which with notice or lapse of time or both would constitute a material default by Liberty. Section 4.10 of the Liberty Disclosure Schedule sets forth a complete list and brief description of all real estate owned or leased by Liberty (including real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any creditor’s right), all real estate subleases where Liberty is sublessor, and all personal property having a current book value in excess of $25,000 owned or leased by Liberty. Each item of real estate described in Section 4.10 of the Liberty Disclosure Schedule is in good repair and insurable at market rates; no notice of violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the use or operation by Liberty of such property has been received by Liberty, and Liberty has no Knowledge of any such violation; and there are no condemnation or similar proceedings pending or, to Liberty’s Knowledge, threatened against any such property or any portion thereof.

4.11.                     Taxes. (a) Liberty has duly and timely filed, or will duly and timely file, all federal, state, local and foreign material Tax Returns (the “Liberty Returns”) required by applicable law to be filed on or before the Effective Time (all such Liberty Returns being true, accurate and complete in all material respects), and has paid or has set up adequate reserves or accruals for the payment of all material Taxes required to be paid in respect of the periods covered by such Liberty Returns, and  where payment is not yet due, will pay or will establish in accordance with GAAP adequate reserves or accruals adequate in all material respects for the payment of all material Taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period which includes the Effective Time and ends subsequent thereto. Liberty has not requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed. There are no liens for taxes on any of the assets of Liberty other than liens for Taxes that are not yet due and payable and not subject to penalties for nonpayment.

(b)                                 No material deficiencies for any Tax, assessment or governmental charge have been assessed (tentatively or definitively), or to Liberty’s Knowledge, proposed or asserted, against Liberty  which have not been settled and paid and, as of the date of this Agreement, no requests for waivers of the time to assess any Tax, or waivers of the statutory period of limitation, are pending or have been granted. Liberty does not have in effect any currently effective power of attorney or authorization to any person to represent it in connection with any Taxes. No issue has been raised with Liberty by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Liberty Returns, or the business or properties of Liberty which has not been settled, resolved and fully satisfied. No claim has ever been made by any taxing authority in a jurisdiction where Liberty does not file Tax Returns that Liberty is or may be subject to taxation by that jurisdiction.

(c)                                  There are no joint ventures, partnerships, limited liabilities companies, or other arrangements or contracts to which Liberty is a party and that could be treated as a partnership for federal income Tax purposes.

(d)                                 Liberty has not been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under applicable law with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(e)                                  Liberty has withheld or collected from each payment made to its employees the amount of all taxes (including but not limited to federal income Taxes, FICA Taxes and federal unemployment Taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax officers or authorized depositories.

(f)                                   Liberty does not have any liability for the Taxes of any other person (including any former subsidiary of Liberty), under Treasury Regulation Section 1.1502-6 (or similar provision of federal, state or local law) as a successor, transferee, by contract or otherwise. Liberty is not a party to or bound by any Tax sharing, allocation or indemnification agreements.

(g)                                  Liberty will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any of the following that occurred or exists on or prior to the Effective Time: (a) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. tax law) executed prior to the Effective Time, (b) an installment sale or open transaction disposition made on or prior to the Effective Time, (c) a prepaid amount received on or prior to the Effective Time, (d) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19, or (e) change in the accounting method   pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

(h)                                 During the 5 year period ending on the date hereof, Liberty was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(i)                                     Liberty has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or in a “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(j)                                    Liberty is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)                                 Liberty has delivered to Delmar true and complete copies of all income Tax Returns of Liberty for taxable periods ending on or after December 31, 2013.

(l)                                     Liberty does not have and has never had a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has Liberty otherwise taken steps that have exposed, or will expose Liberty to the taxing jurisdiction of a foreign country.

(m)                             Liberty has not obtained a private letter ruling or closing agreement from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(n)                                 The amounts set forth on Schedule 4.11(n) hereto accurately reflect the amount of Liberty’s estimated bad debt reserves as of the Closing Date.

(o)                                 Liberty has not requested, received or executed with any taxing authority any ruling or binding agreement which could have a material adverse effect in a post-Closing period on the business, operations, assets, financial condition, prospects or results of operations of Liberty, or on the ability of Liberty to consummate the transactions contemplated hereby.

4.12.                     Fiduciary Activities. Liberty is not directly or indirectly engaged in any fiduciary or custodial activities of the type which would require an application or notice pursuant to 12 C.F. R. Part 150 to be filed by Liberty.

4.13.                     Intangible Property. Liberty owns or possesses the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by it in the conduct of its business, each of which is described in Section 4.13 of the Liberty Disclosure Schedule. No material product or service offered and no material trademark, service mark, trade name, copyright, patent, and license or similar right used by Liberty infringed or infringes any rights of any other person, and, as of the date hereof, Liberty has not received written or oral notice of any claim of such infringement. Liberty is not, and as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder will not be, in violation of any material licenses, sublicenses and other agreements as to which Liberty is a party and pursuant to which Liberty is authorized to use any third-party patents, trademarks, service marks, and copyrights, which violation would reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of Liberty.

4.14.                     Employee Relations. (a) As of the date hereof, Liberty is in all material respects in compliance with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title 7 of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours, and it is not engaged in any unfair labor practice, and there are no pending, or, to the Knowledge of Liberty, threatened actions, suits or proceedings, administrative, arbitral, civil, criminal or otherwise, seeking to impose on Liberty, any penalty, or to recover any damages from Liberty or any person to whom it may be obligated to provide indemnification or defense, as a result of the violation or alleged violation of any of such employment related laws, regulations or orders, and, to the Knowledge of Liberty, there is no basis for any of the foregoing. As of the date hereof, no dispute exists between Liberty and any of its employees or employee groups regarding employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of Liberty. There are no pending or to the extent of Liberty’s  Knowledge thereof, threatened, claims by or disputes of employees against Liberty (other than routine benefit claims made in the ordinary course), or by Liberty against any employee.  As of the date hereof, there are no labor or collective bargaining agreements (written or oral) binding upon Liberty or to which Liberty is a party, and, except as set forth in Section 4.14(b) of the Liberty Disclosure Schedule, no employment, severance, change in control or consulting agreements binding upon Liberty, or to which Liberty is a party. As of the date hereof, Liberty is not aware of any attempts to organize a collective bargaining unit to represent any of their respective employee groups.

(b)                                 (i) Section 4.14(b) of the Liberty Disclosure Schedule sets forth every employment contract, deferred compensation, non-competition, bonus, stock option, profit sharing, pension, supplemental income, retirement, change in control, severance, bonus, incentive and insurance agreement, arrangement or plan, and any other fringe benefit arrangement applicable to, any current and former employee and director of Liberty (the “Liberty Benefit Plans”).  Each Liberty Benefit Plan has been administered, maintained and operated in material accordance with its terms and has complied in all material respects with applicable law.

(ii)                                  No agreement, plan or arrangement disclosed or required to be disclosed in Section 4.14(b) of the Liberty Disclosure Schedule would, as a result of this Agreement or the Merger require Liberty or the Bank to make any payment in an amount which would constitute an “excess parachute payment” under Section 280G of the Code that will result in the imposition of any tax under Section 4999 of the Code, the nondeductibility of any portion of such payment, or require any “gross up” payment.

(c)                                  Each Liberty Benefit Plan that constitutes a “nonqualified deferred compensation plan” or provides for the payment of “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the regulations and administrative guidance promulgated thereunder (“Section 409A”), complies as to form, and has been operated in material compliance, with Section 409A. The execution, delivery and/or consummation of this Agreement, the Merger, and the transactions contemplated thereby, and the payment or acceleration of the amounts set forth under each Liberty Benefit Plan, shall not result in the payment to any person of any amounts which would violate Section 409A.

4.15.                     ERISA Plans. (a) Section 4.15(a) of the Liberty Disclosure Schedule sets forth a complete list of the Liberty Benefit Plans and any benefit plans of an Affiliate (as defined in Section 4.15(i)) that are “employee pension benefit plans” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and that are “employee welfare benefits plans” within the meaning of Section 3(1) of ERISA, maintained for the benefit of the employees or former employees, including any beneficiaries thereof, and directors or former directors of Liberty (the “Liberty ERISA Plans”).  Liberty has delivered to the Bank a true and correct copy of each Liberty ERISA Plan and to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter or opinion letter, if applicable; (iii) any summary plan description; (iv) for the 3 most recent years the Form 5500 (annual reports) and attached schedules; and (v) for each of the Liberty ERISA Plans that is a “top hat” plan, a copy of the filing with the U.S. Department of Labor.  Other than as set forth in Section 4.15(a) of the Liberty Disclosure Schedule, Liberty does not maintain any plans of the type described in this Section 4.15(a).

(b)                                 All Liberty ERISA Plans have been maintained, funded and administered in compliance in all material respects with all applicable provisions of ERISA, the Code, and all other federal, state, or local laws. The assets of Liberty are not subject to any liens under ERISA or the Code with respect to any Liberty ERISA Plan and no event has occurred, and, to Liberty’s Knowledge, no condition exists, which could reasonably be expected to subject Liberty or its assets to a future liability, obligation, or lien arising out of any Liberty ERISA Plan. Any Liberty ERISA Plan that is subject to Title IV of ERISA or that is a multiemployer plan within the meaning of Section 3(37) of ERISA has satisfied the applicable minimum funding standards under Section 302 of ERISA.

(c)                                  All contributions due on or prior to the date hereof to any Liberty ERISA Plan have been paid or provided for in accordance with its terms, ERISA and all other applicable federal and state statutes and regulations.  All contributions, payments, fees or expenses relating to each such Liberty ERISA Plans that were deducted by Liberty for income tax purposes were properly deductible in the year claimed.

(d)                                 There are no legal actions, claims (other than routine benefit claims made in the ordinary course), government proceedings or government inquiries, pending or threatened, with respect to any such Liberty ERISA Plans, and Liberty has no Knowledge of any fact which could reasonably be expected to give rise to any such legal action, claim, government proceeding or government inquiry. Neither Liberty, nor to the Knowledge of Liberty, any other person or entity who or which is a “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) has acted or failed to act with respect to any such Liberty ERISA Plans in any manner which constitutes: (1) a breach of fiduciary responsibility under ERISA; (2) a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (3) any other material violation of ERISA or the Code. Liberty is not obligated to indemnify, reimburse, or contribute to the liabilities or expenses of any person or entity who may have committed or been involved in any such fiduciary breach, prohibited transaction, or material violation of ERISA or the Code.

(e)                                  Each Liberty ERISA Plan that was intended to constitute a qualified plan under Section 401(a) of the Code has, at all times, been qualified, in form and operation, under Section 401(a) of the Code (including the adoption of all necessary amendments to maintain such qualification); any related trust is and has, at all times, been exempt from income tax, and nothing has occurred, or failed to occur, which could reasonably be expected to adversely affect the qualification or status of any such plan. Neither Liberty, nor any Affiliate, as defined in Section 4.15(i) hereof, has ever maintained or contributed, or has any obligation to contribute, to (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) a plan subject to Title IV of ERISA. All returns, reports, statements, notices, declarations or documents relating to a Liberty ERISA Plan that are required by law to be filed with or furnished to any federal, state, or local governmental agency have been timely filed.

(f)                                   Any Liberty ERISA Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) has complied in all material respects with the requirements of Sections 601 through 607 of ERISA and Section 4980B of the Code and all other applicable federal, state, and local laws relating to continuation coverage (collectively “COBRA”), and no such plan provides benefits to former employees or their beneficiaries except to the extent required under COBRA.  None of the Liberty ERISA Plans is or has been funded by a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code, or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g)                                  Each Liberty ERISA Plan can be amended, modified, or terminated without participant consent and without additional liability accruing to Liberty after the date of such plan termination. Any prior amendment, modification, or termination of a Liberty ERISA Plan has been made in accordance with the terms of the plan and applicable law.

(h)                                 No contributions to any of Liberty ERISA Plan has been made in such amounts as would violate any applicable deduction limit under Section 404 of the Code. No reportable event within the meaning of Section 4043 of ERISA has occurred for any Liberty ERISA Plan to which Section 4043 of ERISA applies, or will occur in connection with the transactions contemplated by this Agreement.

(i)                                     For purposes of this Section 4.15, the term “Affiliate” means an entity included in the group of entities consisting of Liberty and all other entities that are treated as part of the same controlled group under Section 414(b), (c), (m) or (o) of the Code.

4.16.                     Contracts; Consents. (a) Liberty is not a party to, and no property or assets of Liberty is subject to any contract, agreement, commitment, lease, sublease, license, arrangement, understanding or instrument (other than Loans) calling for payments in excess of $25,000 in any year, or pursuant to which Liberty may sell Loans originated for purposes of sale (collectively “Material Contracts”). Each such Material Contract is valid and in full force and effect, and Liberty, and all other parties thereto have in all material respects performed all obligations thereunder required to be performed to date, and are not in material default. Except as set forth on Section 4.10 of the Liberty Disclosure Schedule, each Material Contract, and each lease or sublease of real property reflected in Section 4.10 to the Liberty Disclosure Schedule, is assumable and assignable without consent of the other party thereto and does not contain any provision increasing or accelerating payments otherwise due, or changing or modifying the provisions or terms of such Material Contract or lease as a result of this Agreement or the transactions contemplated hereby.

(b)                                 Except for the approval by the requisite vote of holders of Liberty Common Stock, the governmental approvals referred to in Section 4.4, and as set forth in Section 4.16 to the Liberty Disclosure Schedule, no consent, permission, acquiescence, approval, or authorization of or by any third party is required to permit Liberty to consummate the transactions contemplated hereby, and for the Bank to have full use and enjoyment of each asset of Liberty.

4.17.                     Related Party Transactions. Liberty does not have any contract, extension of credit, business arrangement, depository relationship, or other relationship (written or oral) with (i) any present director or executive officer of Liberty; (ii) any shareholder of Liberty owning 5% or more of the Liberty Common Stock; or (iii) any Reg O affiliate of the foregoing, except as disclosed in Section 4.17 to the Liberty Disclosure Schedule. Each extension of credit disclosed in Section 4.17 to the Liberty Disclosure Schedule has been made in the ordinary course of business, and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms-length transactions, and does not involve more than the normal risk of collectability or present other unfavorable features.

4.18.                     Loans. (a) Each of the Loans of Liberty: (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens or security interests which have been perfected; and (iii) represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such Loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies.

(b)                                 Each Loan of Liberty was made in material compliance with the provisions of applicable laws and regulations, including but not limited to the RESPA, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, and the regulations promulgated thereunder.

(c)                                  No default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision (including any default in payment) of any Loan of Liberty exists, and Liberty has no Knowledge of any borrower’s inability to repay any of such loans when due, whether or not such borrower is currently in default, except as reflected on Liberty’s classified asset schedule.

(d)                                 Liberty is not a party to any oral loan or oral extension of credit.

(e)                                  No Loan of Liberty is secured by shares of Liberty Common Stock or Delmar Common Stock.

(f)                                   (i) Section 4.18(f) of the Liberty Disclosure Schedule identifies each contract or agreement pursuant to which Liberty originates, brokers, assigns or sells Loans originated for the purposes of sale (including Loans to be funded by a party other than Liberty or any Liberty Subsidiary) (“Liberty Sold Loans”).

(ii)                                  Liberty has no liability or obligation, and to Liberty’s Knowledge, no party has alleged that Liberty has any liability or obligation, to repurchase or reacquire any Loan, or purchase collateral in respect of any Loan (or interest in any Loan) sold by Liberty (whether or not such loan has subsequently been reacquired by Liberty), or to make any payment on any Liberty Sold Loan, or to make any payment to, reimburse, indemnify or hold harmless, or otherwise assume liability with respect to any loss, liability or expense incurred by, the purchaser (or subsequent purchaser or acquiror) of any Liberty Sold Loan in respect of such Liberty Sold Loan, or is otherwise subject to any liability or recourse in respect of any Liberty Sold Loan.  Liberty has no liability to any borrower as a result of the manner in which a Liberty Sold Loan was originated. Section 4.18(f) of the Liberty Disclosure Schedule sets forth detail with respect to any exceptions hereto, including but not limited to the nature and extent of the liability, any limits (in time or dollar amount) on such liability, the basis of such liability, the instrument under which such potential liability arises, the nature and amount of Liberty Sold Loans resulting in such liability and the identity of the party to whom Liberty may have such liability.

(g)                                  No Liberty Sold Loan was originated in violation of the representations and warranties of Liberty contained or incorporated by reference in any contract or agreement pursuant to which such Liberty Sold Loan was sold or assigned, including but not limited to any representation or warranty regarding the absence of fraud, misstatement of a material fact, omission of a material fact or a fact necessary to make the information provided not misleading, regarding the Liberty Sold Loan, the loan collateral, the borrower or the credit-worthiness of borrower, and any representation or warranty of Liberty regarding the absence of any fact, circumstance or condition which would cause, or would reasonably be expected to cause, the purchaser of the Liberty Sold Loan, any subsequent purchaser, securitizer or guarantor of such Liberty Sold Loan (including but not limited to FNMA, FHLMC, GNMA, FHA or the VA) to regard such Liberty Sold Loan as unacceptable as an investment, ineligible for insurance, or which would otherwise cause them to consider the value or marketability of such Liberty Sold Loan to be materially adversely affected.

(h)                                 Liberty does not service any Loan, including any Liberty Sold Loan, for which all or a portion of such Loan is not currently held in portfolio, for any third party. The servicing and collection practices of Liberty with respect to Liberty Sold Loans materially complied with applicable laws, and was in material accordance with the terms and conditions of the agreements pursuant to which such Liberty Sold Loans were sold, whether such servicing was conducted by Liberty or a third party or a servicing agent.

4.19.                     Deposits. None of the deposits of Liberty Bank are “brokered” deposits, as such term is defined in the rules and regulations of the FDIC, or are subject to any lien, encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any director, executive officer or related interest thereof, of Liberty.

4.20.                     Environmental Matters.  No environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance being or having been generated, used, stored, processed, disposed of, discharged at, or being or having been otherwise present, in violation of any local, state, or federal environmental statute, regulation, rule or ordinance, at any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any other creditor’s right) or leased by Liberty, or any real estate which is pledged or stands as collateral security for any Loan or other extension of credit by Liberty, where such violation would reasonably be expected to have a material adverse effect on Liberty.  Liberty has not received written notice of, nor to the Knowledge of Liberty has Liberty received an overt threat of, any legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition, on Liberty  of any liability arising under any local, state, or federal environmental statute, regulation, rule or ordinance, and Liberty is not subject to any agreement, order, judgment, decree or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.

4.21.                     Litigation and Other Proceedings. Liberty is not a party to any pending, or, to the Knowledge of Liberty, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have a material adverse effect on the ability of Liberty to consummate the transactions contemplated hereby or the financial condition, prospects, results of operations, business or properties of Liberty, and there is no basis for any of the foregoing. There are no pending actions, suits, investigations or proceedings to which Liberty is a party or which relate to any portion of its assets, and threatened actions, suits, investigation or proceedings of which Liberty has Knowledge, to which Liberty believes it may become a party or which relates to any portion of its assets. Liberty has no Knowledge of any pending or threatened action, suit or proceeding which presents a claim to prohibit, restrict or restrain the transactions contemplated hereby.

4.22.                     Absence of Undisclosed Liabilities. Except as (i) reflected, noted and/or adequately reserved against in the Liberty Financial Statements as of December 31, 2016, and (ii) incurred since December 31, 2016 in the ordinary course of business consistent with past practice, Liberty has no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the balance sheet included therein under GAAP.

4.23.                     Compliance with Laws. (a) Liberty has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as presently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the Knowledge of Liberty, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. Liberty is in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, RESPA, the Flood Disaster Protection Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, anti-money laundering, foreign corrupt practices, suspicious activity reporting and similar matters, other than instances of non-compliance which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Liberty. Liberty is not in default under any order, license, regulation or demand of any federal, state, local or other governmental agency or with respect to any order, writ, injunction or decree of any court, other than instances of default which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Liberty.

(b)                                 Except for statutory or regulatory restrictions of general application, no federal, state, local or other governmental authority has placed any restrictions on the business of Liberty which reasonably could be expected to have a material adverse effect on the business of Liberty, and Liberty is not a party or subject to any order, decree, written agreement, memorandum of understanding, individual capital requirement or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any such governmental authority and Liberty has not been advised that any such governmental authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application.

(c)                                  Liberty is not a party to any agreement with any individual or group regarding Community Reinvestment Act (“CRA”) matters and Liberty has no Knowledge of, nor has Liberty been advised of, or has any reason to believe that any facts or circumstances exist, which would cause Liberty: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by any regulatory agency of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. The Board of Directors of Liberty has adopted and Liberty has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

(d)                                 Neither Liberty, nor, to the Knowledge of Liberty, any director, officer, agent, employee, affiliate or other person acting on behalf of Liberty is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any anti-bribery laws, including but not limited to (i) any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997 (the “Convention”), (ii) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and (iii) any other law, rule or regulation of any locality of similar purpose and scope, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the Convention, the FCPA and similar laws, rules or regulations and Liberty, its subsidiaries and affiliates have conducted their businesses in compliance with the Convention, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, in all material respects.

(e)                                  Neither Liberty, nor to the Knowledge of Liberty, its officers, directors, supervisors, managers, agents, or employees, has violated, any anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principles or procedures by any intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder, and no action, suit or proceeding by or before any court or Governmental Entity, authority or body or any arbitrator involving Liberty with respect to such anti-money laundering laws is pending or, to the best Knowledge of Liberty, threatened.  Liberty has instituted and maintains policies and procedures designed to ensure continued compliance with anti-money laundering laws.

(f)                                   None of Liberty, or, to the Knowledge of Liberty, any director, officer, agent, employee, affiliate or other person acting on behalf of Liberty is (A) an individual or entity currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (B) located, organized or resident in a country or territory that is the subject of Sanctions.

4.24.                     Proxy Statement, Etc. None of the information supplied or to be supplied by and relating to Liberty for inclusion, or included, in (i) the Proxy Statement (as defined in Section 5.3 below) to be mailed to the shareholders of Liberty in connection with the Liberty Shareholder Meeting (as defined in Section 5.3 below), (ii) the Offering Statement and Offering Circular (each as defined in Section 5.3) or (iii) any other documents to be filed with the Securities and Exchange Commission (“SEC”), any state securities commission or any other federal or state regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which Liberty is responsible for filing with any regulatory agency in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

4.25.                     Anti-Takeover Provisions. Liberty has taken all actions required to exempt it, Delmar, the Bank, this Agreement, the Merger and the transactions contemplated hereby, from any provisions of an antitakeover nature contained in its organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “affiliate transaction”, “control share acquisition” or similar laws or regulations applicable to Liberty (“Takeover Laws”).

4.26.                     Derivative Instruments. Liberty is not a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of Liberty, or for the account of one or more of its customers.

4.27.                     Tax Treatment. (a) Liberty has not taken or agreed to take any action, and has no Knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(b)                                 There has not been an ownership change, within the meaning of Section 382(g) of the Code and applicable U.S. Treasury Regulations, of Liberty that occurred during or after any taxable period in which Liberty incurred an operating loss that carries over to any taxable period ending after the fiscal year of Liberty immediately preceding the date of this Agreement.

4.28.                     Fairness Opinion. Liberty has received, on or prior to the date hereof, the written opinion of FIG Partners LLC to the effect that the Merger Consideration is fair to the shareholders of Liberty from a financial point of view.

4.29.                     Brokers and Finders. Except for the fee set forth in Section 4.29 of the Liberty Disclosure Schedule payable to FIG Partners LLC, neither Liberty, nor any of its officers, directors, employees, or shareholders has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, which Liberty has any obligation to pay, or to indemnify or reimburse any person for, and no broker or finder has acted, directly or indirectly, for Liberty, in connection with this Agreement or the transactions contemplated hereby.

4.30.                     No Registration Rights.  Liberty has not granted any person the right to require Liberty to register any securities for sale under the Securities Act.

ARTICLE V

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

5.1.                            Forbearance by Liberty. From the date hereof until the Effective Time, Liberty covenants and agrees that, without the prior written consent of Delmar, which shall not be unreasonably withheld, it will not do, or agree or commit to do, any of the following:

(a)                                 (1)                                 except as in the ordinary course of business consistent with past practice, enter into or assume any Material Contract, make any material commitment, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than deposits, federal funds purchased, borrowings from the Federal Reserve Bank of Philadelphia and the Federal Home Loan Bank of New York, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), acquire or dispose of any material property or asset, or subject any of Liberty’s assets or properties to any lien, claim, charge or encumbrances whatsoever;

(2)                                       engage in any transaction not in the ordinary course of business, consistent with past practice;

(b)                                 grant any increase in compensation to its employees or officers or directors, or pay any bonus, or effect any increase in retirement benefits to any class of employees or its officers (unless any such change shall be required by applicable law) except for (i) for normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than three percent (3%) with respect to any individual officer, director or employee, other than with respect to non-officer employees who have base salary, or hourly equivalent, of less than $20,000 per year, in which case such increase shall not be in excess of five percent (5%) in respect of any individual employee; (ii) Liberty shall be permitted to make cash contributions to its 401(k) Plan in the ordinary course of business consistent with past practice, (iii) Liberty shall be permitted to pay accrued bonuses at the Closing consistent with past practice and prorated through the Closing Date if necessary.

(c)                                  declare, set aside or pay any dividend or other distribution on any class of its capital stock, whether payable in cash, stock or other property;

(d)                                 redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; merge into any other corporation or bank or permit any other corporation or bank to merge into it, or consolidate with any other corporation or bank; liquidate, sell or dispose of any assets other than under paragraph (x) below, or acquire any assets, otherwise than in the ordinary course of its business consistent with past practice or as expressly required by this Agreement;

(e)                                  open, close or relocate any office, branch or banking facility, or acquire, establish or divest any banking or nonbanking facility, or file an application with any federal or other regulatory agency with respect to any of the foregoing;

(f)                                   establish, organize, form, incorporate or acquire any subsidiary, or purchase or acquire shares of capital stock or other ownership interest in any entity, other than as a result of the default of a debt previously contracted;

(g)                                  issue any shares of its capital stock except in connection with the exercise of Liberty Options or Liberty Warrants granted prior to the date hereof; issue or grant, or extend or modify the terms of, any option, warrant, or other right to acquire Liberty Common Stock;

(h)                                 issue any new or replacement certificate for any shares of Liberty Common Stock purported to have been lost stolen or destroyed, except upon receipt of appropriate affidavits of loss and purchase by the shareholder of an indemnity bond from a third party insurer regularly engaged in the issuance of such bonds;

(i)                                     amend its Certificate of Incorporation or bylaws, or similar documents;

(j)                                    effect any capital reclassification, stock dividend, stock split, consolidation of shares or similar change in capitalization;

(k)                                 take, cause or permit the occurrence of any change or event which would render any of its representations and warranties contained herein untrue in any material respect;

(l)                                     (1) enter into any related party transaction of the type contemplated by Section 4.17 hereof, except for transactions relating to deposit relationships or the extension of credit in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties, and which do not present more than the normal risk of collectability or other unfavorable features, and in respect of which disclosure has been made to the Bank prior to disbursement;

(2)                                       cancel without payment in full, or modify in any material respect any contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of Liberty, or any member of the immediate family of the foregoing, or any related interest of any of the foregoing;

(m)                             solicit, encourage, or authorize any person, including but not limited to directors, officers, shareholders, employees, investment bankers, financial advisors, attorneys, accountants or other retained representatives, to solicit from, any third party, or facilitate inquiries or the making of proposals relating to any Acquisition Proposal (as defined in Section 6.11); or except as provided in Section 6.11, engage in communications (as defined in Section 6.11) with or provide any such third party with information or assistance or negotiate or conduct any discussions with any such third party to facilitate such inquiries or to obtain an Acquisition Proposal, or continue any such activities in progress on the date hereof;

(n)                                 knowingly take any action which would: (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated hereby; or (ii) adversely affect the status of the transactions contemplated hereby as a reorganization for purposes of Section 368(a)of the Code; (iii) result in an ownership change within the meaning of Section 382(g) of the Code; or (iv) adversely affect the ability of Liberty to perform the covenants and agreements under the Agreement;

(o)                                 enter into any new line of business, or change its lending, investment, asset/liability management, risk management, deposit pricing, or other material banking or operating policies and procedures in any material manner;

(p)                                 adopt, enter into or amend any employment, consulting, change in control, severance or other compensatory agreement, arrangement or policy with or with respect to any officer, employee or director;

(q)                                 (1) make or renew any loan or other extension of credit, to be held in portfolio, other than in accordance with the loan policy and underwriting standards of Liberty in effect on the date hereof;

(2) make or renew any loan or other extension of credit, to be held in portfolio, which as of the date made or renewed should be considered classified or criticized, or increase the amount of credit available to any person or entity that has an existing loan with Liberty that is considered classified or criticized;

(r)                                    accept or renew any brokered deposits (Liberty’s deposits pursuant to its membership in CDRateLine shall not be considered brokered deposits) , or accept or renew any time deposits or certificates of deposit at a rate in excess of the rate offered by any other bank with a branch located in Camden or Burlington Counties, New Jersey;

(s)                                   Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any debt security which would be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes;

(t)                                    Except for the cost of a new roof on Liberty’s headquarters in Marlton, New Jersey, which cost shall not exceed $30,000 without Delmar’s prior written consent, which shall not be unreasonably withheld or delayed, make any capital expenditures individually in excess of $12,000, or in the aggregate in excess of $25,000;

(u)                                 make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

(v)                                 foreclose upon or take a deed or title to any commercial real estate or residential real estate without first conducting a Phase I environmental inspection of the property and confirming that such Phase I does not indicate the presence of any environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance;

(w)                               settle any material litigation which settlement involves payment by Liberty of an amount which exceeds $25,000 in any individual litigation or group or similar or related litigations arising out of the same facts, and/or would impose any material restriction on the business of Liberty;

(x)                                 sell or otherwise dispose of any OREO property having a carrying value as of the date hereof in excess of $50,000;

grant any waiver of the time to assess any tax or waiver of the statutory period of limitation with respect to any tax except where necessary to avoid the assessment of any tax it disputes in good faith; or grant any person a power of attorney or authorization to represent it in connection with any taxes, other than powers of attorney which terminate as of the Effective Time; or

5.2.                            Conduct of Business by Liberty. From the date hereof until the Effective Time, Liberty covenants and agrees that, except as otherwise consented to by the Bank in writing, it shall:

(a)                                 use commercially reasonable efforts to: (i) preserve its business organization intact in all material respects; (ii) maintain good relationships with its employees; (iii) conduct its business in the ordinary course, consistent with past practice; (iv) preserve for itself the goodwill of its customer and other business relationships; and (v) prevent the occurrence of an “ownership change” within the meaning of Section 382(g) of the Code;

(b)                                 maintain all of the structures, equipment, and other real and personal property of Liberty in good repair, order and condition, ordinary wear and tear and unavoidable casualty excepted;

(c)                                  use all reasonable efforts to preserve or collect all material claims or causes of action of Liberty, to enforce all Loan agreements, realize upon collateral and pursue Loan guarantees;

(d)                                 keep in full force and effect all insurance coverage maintained by Liberty;

(e)                                  perform in all material respects all obligations under all Material Contracts and leases of real property;

(f)                                   comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to Liberty and the conduct of its business;

(g)                                  at all times maintain the allowance for loan losses in accordance with GAAP and regulatory requirements;

(h)                                 at all times promptly take and recognize appropriate charge-offs and establish reserves for any additional contingencies as required in accordance with GAAP and regulatory requirements;

(i)                                     subject to satisfactory receipt by Liberty of the certificate described in Section 6.9(e) of this Merger Agreement, terminate, on or before the Closing Date, the Liberty ERISA Plan known as the “401(k) Plan” (the “Liberty 401(k) Plan”), a defined contribution plan, described in Section 401(k) of the Code;

(j)                                    use commercially reasonable efforts to make appropriate staff of Liberty available for training and to assist in the systems and operations conversion, provided that such training and assistance do not interfere with their duties with Liberty, it being understood that no conversion shall take place prior to the Effective Time;

(k)                                 Liberty shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Delmar and the Bank) conducted heretofore with respect to an Acquisition Proposal, and it or FIG Partners LLC shall request in writing all persons other than Delmar and the Bank who have been furnished confidential information regarding Liberty in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. Liberty agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which Liberty is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal; and

(l)                                     Liberty shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Liberty are aware of the restrictions described in Section 5.1(m) and Section 6.11 of this Agreement as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in Section 5.1(m) or 6.11 of this Agreement by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Liberty, shall be deemed to be a breach of this Section 5.2 by Liberty.

(m)                             In the event that Liberty is required by the FDIC or New Jersey Department, or any agreement or memorandum of understanding therewith, to adopt a capital plan in order to maintain a “Well Capitalized” position (as defined in Part 324 of the FDIC Rules and Regulations), Liberty shall be permitted to prepare, adopt and submit for regulatory review, comment or approval a capital plan meeting applicable regulatory requirements. Following receipt of regulatory final comments or approval, Liberty shall be permitted to comply with such capital plan in a manner consistent with this Agreement.

5.3.                            Approval of Liberty Shareholders. Liberty shall cause a meeting of its shareholders for the purpose of considering the approval of the Merger and adoption of this Agreement (the “Liberty Shareholder Meeting”) to be convened as soon as reasonably possible, but no later than 50 days after the date of qualification by the SEC of the combined Offering Circular and proxy statement relating to the Liberty Shareholders Meeting to be filed by Delmar with the SEC on Form 1-A (the “Proxy Statement”), and the qualification by the SEC of the shares of Delmar Common Stock to be issued in connection with the Merger. Liberty shall cause to be distributed to each shareholder of record of Liberty (according to the transfer records of Liberty as of the record date for the Liberty Shareholder Meeting), a copy of the combined Proxy Statement to be prepared by Delmar with the assistance of Liberty in connection with the Merger, together with such other material required by applicable statutes and regulations. The Proxy Statement shall be mailed by Liberty on the date (the “Mailing Date”) at least 20 business days prior to the date of the Liberty Shareholder Meeting. Except as contemplated by Section 6.11, the Board of Directors of Liberty shall recommend to its shareholders that they vote the shares held by them to approve the Merger and to adopt this Agreement, and Liberty shall use commercially reasonable efforts in good faith to obtain its shareholders’ approval of the Merger and the Agreement in accordance with law and Liberty’s organizational documents.

5.4.                            Conduct of Business by Delmar and the Bank.  From the date hereof until the Effective Time, Delmar and the Bank covenants and agrees that, except as otherwise consented to by Liberty in writing, it shall:

(a)                                 use their respective best efforts to: (i) preserve its business organization intact in all material respects; (ii) maintain good relationships with its employees; (iii) conduct its business in the ordinary course, consistent with past practice; and (iv) preserve for itself the goodwill of its customer and other business relationships.

(b)                                 not knowingly take any action which would: (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated hereby; or (ii) adversely affect the status of the transactions contemplated hereby as a reorganization for purposes of Section 368(a) of the Code; (iii) result in the occurrence of an “ownership change” within the meaning of Section 382(g) of the Code, or (iv) adversely affect the ability to perform the covenants and agreements under the Agreement.

(c)                                  not (i) amend, repeal or modify any provision of its Articles of Incorporation or bylaws in a manner which would adversely affect Liberty, Liberty shareholders or the transactions contemplated by this Agreement, provided however, that nothing contained herein shall preclude or prohibit Delmar from amending its Articles of Incorporation to increase the aggregate number of authorized shares of capital stock to 20,000,000; or (ii) make or pay any extraordinary one-time dividend or distribution on shares of  Delmar Common Stock, other than any distribution or dividend payable in shares of Delmar Common Stock which would result in the adjustment of the Conversion Ratio pursuant to Section 2.1(c) hereof.

(d)                                 comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to the Bank and the conduct of its business.

(e)                                  agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Delmar or the Bank in support of, any of the actions prohibited by this Section 5.4,

5.5.                            Amendment of Delmar’s Articles. Delmar shall cause a meeting of its shareholders (the “Delmar Shareholder Meeting”) to be convened as soon as reasonably possible, but no later than 50 days after the date of finalization of the Proxy Statement, for the purpose of approving an amendment to Delmar’s Articles of Incorporation increasing the number of authorized shares of capital stock to 20,000,000. The Board of Directors of Delmar shall recommend to its shareholders that they vote the shares held by them to approve said amendment, and shall use its best efforts in good faith to obtain its shareholders’ approval of said amendment in accordance with law and Delmar’s organizational documents.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1.                            Access and Information. (a) Liberty shall afford to Delmar and the Bank, and to Delmar’s and the Bank’s accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours of Liberty, during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records and, during such a period, shall furnish promptly to the Bank: (a) to the extent permitted by applicable law or regulation, a copy of each report, schedule and other document filed or received by it during such period with or from (i) the NJ Department; or (ii) the FDIC; and (b) all other information concerning its business, assets, properties and personnel as the Bank may reasonably request. Delmar and the Bank and their accountants, counsel, financial advisors and other representatives will request permission for all such access reasonably in advance, and all such access will be subject to applicable laws and regulations and will be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of Liberty. Delmar and the Bank shall cause all information obtained by it or its representatives from Liberty pursuant to this Agreement or in connection with the negotiation thereof, including, without limitation, the schedules hereto, to be treated as confidential in accordance with the provisions of the Non Disclosure Agreement dated as of March 6, 2017, between FIG Partners LLC and Delmar, as amended and restated.

(b)                                 Delmar and the Bank agree that it shall afford to Liberty, and to Liberty’s accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours of Delmar, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments and records concerning its business, assets, properties and personnel as the Liberty may reasonably request. Liberty and its accountants, counsel, financial advisors and other representatives will request permission for all such access reasonably in advance, and all such access will be subject to applicable laws and regulations and will be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of Delmar and the Bank. Liberty agrees that it shall cause all information obtained by its or its authorized representatives from Delmar and the Bank pursuant to this Agreement or in connection with the negotiation thereof, including, without limitation, the schedules hereto, to be treated as confidential in accordance with the provisions of the Non Disclosure Agreement dated as of June 14, 2017 between Delmar and Liberty.

6.2.                            Offering Statement, Offering Circular, Proxy Statement; Applications; Cooperation. (a) (i) Subject to the timely receipt of information regarding Liberty required to be included therein, and of comments, consents, exhibits or other documents to be provided by Liberty and its advisors or representatives, Delmar agrees to promptly prepare and file with the SEC a Regulation A Offering Statement (the “Offering Statement”) and related Proxy Statement in connection with the qualification of the shares of Delmar Common Stock to be issued to Liberty shareholders as part of the Merger Consideration in the Merger.  Liberty shall prepare and furnish such information relating to it and its directors, officers and shareholders and Liberty’s business and operations as may be reasonably required to comply with SEC rules and regulations or SEC staff comments in connection with the Offering Statement and Proxy Statement . Delmar shall provide Liberty and its legal, financial and accounting advisors the opportunity to review and provide comments: (x) upon such Offering Statement and Proxy Statement a reasonable time prior to its filing and (y) on all amendments and supplements thereto, and all responses to requests for additional information and replies to comments relating to the Offering Statement and Proxy Statement at a reasonable time prior to filing or submission to the SEC.  Delmar may, in its discretion elect to non-publicly submit a draft filing prior to the public filing.  Delmar shall consider in good faith all comments from Liberty and its legal, financial and accounting advisors to the Offering Statement and Proxy Statement, all amendments and supplements thereto and all responses to requests for additional information, and shall not include any information in the foregoing about Liberty or its officers, directors, business, arrangements, operations or stock or the Merger that has not been approved by Liberty, which approval shall not be unreasonably withheld, delayed or conditioned.

(ii)                                  Liberty agrees it shall, and shall cause its employees, agents, representatives, and advisors to, cooperate fully with Delmar and Delmar’s counsel and accountants in requesting and obtaining appropriate opinions, consents, analyses and letters from its financial advisor and independent auditor in connection with the Offering Statement and the Proxy Statement.  Each of Delmar and Liberty agrees to use its reasonable best efforts to cause the Offering Statement and Proxy Statement to be declared qualified as promptly as reasonably practicable after the filing thereof.  Delmar also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Offering Statement/Proxy Statement is declared qualified pursuant to the Securities Act, Liberty shall promptly mail the Proxy Statement to all of its shareholders with the expenses allocated in accordance with Section 6.5 hereof.

(iii)                               Each of Liberty, the Bank and Delmar agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Offering Statement and Proxy Statement shall, at the time such document and each amendment or supplement thereto, if any, is qualified under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the Liberty Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of Liberty, Delmar and the Bank further agrees that if such party shall become aware prior to either the date of qualification of the Offering Statement/Proxy Statement or the date of the Liberty Shareholder Meeting of any information furnished by such party that would cause any of the statements in the Offering Statement/Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Offering Statement or the Proxy Statement.

(iv)                              Delmar agrees to advise Liberty, promptly after Delmar receives notice thereof, of the time when the Offering Statement/Proxy Statement has become qualified or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Delmar Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Delmar is aware thereof, threat of any proceeding for any such purpose, of any request by the SEC for the amendment or supplement of the Offering Statement/Proxy Statement or for additional information or of any other correspondence from the SEC that relates to Liberty or the Merger. Delmar agrees to promptly provide to Liberty copies of correspondence between Delmar (or any of its representatives and advisors on Delmar’s behalf), on the one hand, and the SEC, on the other hand as to relates to the Offering Statement/Proxy Statement or the Merger.

(b)                                 As promptly as practicable after the furnishing by Liberty of all information regarding it required to be reflected therein, Delmar and the Bank shall file: (i) the applications, notices, waiver requests or other appropriate filings with the Federal Reserve Board, the FDIC, the Delaware Commissioner, the NJ Department, and any other regulatory agency having authority over the Merger and the transactions contemplated hereby, required by applicable law and regulation for the consummation of the transactions contemplated by this Agreement, and (ii) any other applications for regulatory or other approvals deemed necessary or appropriate by Delmar, the Bank. Liberty, and its legal, financial and accounting advisors, shall have the right to review and comment upon the applications prior to their filing. To the extent available, Delmar and the Bank shall request expedited treatment of such applications, and shall take reasonable steps to pursue approval of the applications. Liberty agrees that it shall, and shall cause its employees, agents, representatives, and advisors to, cooperate with Delmar, the Bank and their advisors in the preparation and filing of the regulatory applications, including, but not in limitation, by providing on a prompt basis information requested by Delmar, the Bank or their advisors for inclusion in such documents, and by providing comments on drafts of such documents on a timely basis.

6.3.                            Notice of Actual or Threatened Breach. Each party will promptly give written notice to the other parties upon the occurrence of any event, becoming aware of any impending or threatened occurrence of any event, or the failure of any event to occur, which constitutes, or might cause or constitute a breach of any of the representations, warranties or covenants made by such party in this Agreement, any other changes or inaccuracies in any data previously given or made available to the other parties, or which might threaten consummation of the transaction contemplated hereby.

6.4.                            Current Information. (a) During the period from the date of this Agreement to the Effective Time, Liberty will: (i) cause one or more of its representatives to confer on a regular and frequent basis with representatives of Delmar and the Bank to report Liberty’s financial condition and the general status of its ongoing operations; (ii) promptly notify Delmar and the Bank of any material change in the normal course of Liberty’s business or in the operation of Liberty’s properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Liberty; (iii) provide Delmar and the Bank with a weekly report of loans originated for sale, commitments to originate or sell loans for sale, and requests or notices of requests to repurchase any Liberty Sold Loan or to indemnify or make whole any purchaser, subsequent purchaser or securitizer thereof, which report shall include, at a minimum details of the loan including loan terms, property type, location of collateral, loan to value ratios, borrower credit scores, debt service coverage ratios and other pertinent financial and underwriting characteristics; (iv) provide Delmar and the Bank with monthly internal financial statements and general ledger reports, prepared on a basis consistent with past practice, not later than 14 calendar days after month end; (v) promptly provide to Delmar and the Bank copies of all regulatory applications or notices required to be filed by Liberty under this Agreement and related correspondence to and from the applicable regulatory authorities to the extent legally permitted; and (vi) keep Delmar and the Bank fully informed with respect to such events.

(b)                                 During the period from the date of this Agreement to the Effective Time, Delmar and the Bank will (i) cause one or more of its representatives to confer on a regular basis with representatives of Liberty to report Delmar and the Bank’s financial condition and their ongoing operations; (ii) promptly notify Liberty of any material change in the normal course of their business or in the operation of their properties and any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving them; (iii) promptly provide to Liberty copies of all regulatory applications required to be filed by Delmar and the Bank under this Agreement and related correspondence to and from the applicable regulatory authorities to the extent legally permitted; and (iv) keep Liberty fully informed with respect to such events.

6.5.                            Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and to the consummation of the Merger and the transactions contemplated hereby. Liberty agrees that the aggregate expenses of Liberty, including all fees and expenses of legal counsel, accountants, and financial or other advisors shall be reasonable and customary, and shall report in writing to Delmar, upon request made from time to time, the amount of such fees and expenses.

6.6.                            Filing of Merger Documents. The Bank and Liberty shall execute and deliver and use their best efforts to file appropriate Articles of Merger, Certificates of Merger, or other appropriate documents with the Secretary and the New Jersey Department at the earliest practicable date after satisfaction or waiver of the conditions set forth in Article VII hereof.

6.7.                            Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Delmar, the Bank, or Liberty, as the case may be, will use commercially reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8.                            Press Releases and Public Disclosures. Delmar and Liberty will consult with each other and jointly approve the form, substance and timing of any press release, disclosures to shareholders, staff, customers, and the public at large on matters related to this Agreement or any of the transactions contemplated hereby. Notwithstanding the foregoing, Delmar and Liberty agree that Delmar and Liberty shall, promptly following the execution hereof, issue a joint press release announcing the execution of the Agreement and the proposed Merger.

6.9.                            Liberty Employees. (a) Subject to Delmar’s determination, in its discretion, to offer continued employment to non-executive officer employees of Liberty on a case by case basis, Delmar and the Bank shall have no obligation to continue the employment of any Liberty employee after the Effective Time. Delmar and the Bank agree that each Liberty employee (excluding any employee subject to an employment agreement, change in control agreement, severance agreement or other agreement which provides for payments following involuntary termination without cause or termination for “good reason”) who is involuntarily terminated without cause within nine months following the Effective Time shall, subject to any necessary regulatory approvals, receive a severance payment of two weeks of pay for every full year of service to Liberty, with a minimum of four weeks pay (which shall be rounded up for partial years of service of nine months or more). Section 6.9(a) of the Liberty Disclosure Schedule contains a list of all current employees of Liberty and their start dates upon which their respective lengths of service will be based.

(b)                                 Following the Closing Date, Delmar may elect, in its sole discretion to maintain any or all of the Liberty Benefit Plans, to merge such Liberty Benefit Plans with the employee benefit plans of Delmar or the Bank, or to terminate, immediately upon the Effective Time, or at any time thereafter, any or all of such Liberty Benefit Plans.  To the extent that Delmar elects to terminate or merge any such plan as of the Effective Time, Liberty shall cooperate with Delmar in order to effect any plan mergers or terminations to be made as of the Effective Time. To the extent that Delmar elects to terminate any Liberty Benefit Plan, and maintains a comparable benefit plan for its own employees, former employees of Liberty who become employees of Delmar or the Bank upon consummation of the transactions contemplated hereby, other than employees of Liberty who are retained on a temporary or interim basis for a transitional period following the Closing not exceeding 120 days, (“Continuing Employees”), will be eligible to participate in Delmar’s employee benefit plans on the same basis as similarly situated Bank employees and will receive credit for prior years of service with Liberty or an Affiliate in determining eligibility to participate in and vesting of benefits and entitlement of benefits under each of Delmar’s employee benefit plans (including, but not limited to severance benefit, vacation and other leave plans, but excluding benefit accruals under any defined benefit plans). For purposes of clarity, former employees of Liberty who are retained on a temporary or interim basis for a transitional period following the Closing not exceeding 120 days shall not be entitled to any benefits under such benefit plans, except as may be expressly agreed to between the Bank and such former employee, or as may be required by applicable law.

(c)                                  Delmar shall use its reasonable efforts to cause medical, dental or health plans of the Bank, to (i) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by Continuing Employees and their beneficiaries during the portion of the calendar year prior to such participation; and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Continuing Employees on or after the Effective Time to the extent such Continuing Employee had satisfied any similar limitation or requirement under an analogous plan of Liberty’s prior to the Effective Time.

(d)                                 Delmar and Liberty acknowledge that it is appropriate and convenient to provide certain employees of Liberty who will not be retained as employees of Delmar or the Bank with an incentive, in the form of a “retention” or “pay to stay” bonus, to remain in the employ of Liberty or the Bank until Closing, until the completion of a systems conversion, or some other transition period following Closing. Accordingly, Delmar and Liberty shall provide a retention pool as mutually agreed by Delmar and Liberty to such employees with such recipients, amount of payments and timing of payments to be agreed to in writing by the parties no later than 60 days following the date of this Agreement. Such payments shall be made to the applicable individuals if they are still employed by one of the parties upon their designated “work through” date as set forth in the written retention bonus pool agreement.  The parties reserve the right to amend the retention bonus pool agreement from time to time, by a mutual written agreement. The aggregate amount of such retention bonuses payable under this Retention Bonus Pool Agreement is set forth in Section 6.9(d) of the Liberty Disclosure Schedule All payments pursuant to this Section 6.9(d) shall be made by the Bank.

(e)                                  As of or immediately prior to the Effective Time, provided that Delmar and the Bank have delivered a certificate to Liberty, in form and substance satisfactory to Liberty, that all conditions set forth in Article VII of this Merger Agreement to the obligations of Delmar and the Bank to effect the Merger, have been satisfied or waived, Liberty shall terminate the Liberty 401(k) Plan, and one hundred percent vest all benefits provided thereunder. As soon as administratively practicable following the Effective Time and in accordance with ERISA and the Code, Delmar shall cause the account balances in the Liberty 401(k) Plan to be either distributed to the participants in the Liberty 401(k) Plan and or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, and Delmar shall take all other actions necessary and proper in order to implement the termination of the Liberty 401(k) Plan and related trust. Delmar agrees to permit participants in the

Liberty 401(k) Plan who become Continuing Employees to roll over their account balances in the Liberty 401(k) Plan to the Bank’s 401(k) Plan.

6.10.                     D&O Indemnification. (a) From and after the Effective Time, and through the six year anniversary of the Effective Time, the Bank shall indemnify and hold harmless the current and former officers, employees, directors and agents of Liberty (each an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of any act or omission or other matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Liberty, or is or was serving at the request of Liberty as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger, to the fullest extent which such Indemnified Parties would be entitled under Liberty’s Certificate of Incorporation and Bylaws as in effect on the date of this Agreement, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to applicable law and Liberty’s Certificate of Incorporation or Bylaws as in effect on the date of this Agreement, and/or any agreement, arrangement or understanding between Liberty and such Indemnified Person, as in effect on the date of this Agreement and which have been disclosed in Section 6.10 of the Liberty Disclosure Schedule, to the extent Delmar is legally permitted to do so.

(b)                                 Any Indemnified Person wishing to claim indemnification under this Section 6.10 hereof, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Bank, but the failure to so notify shall not relieve the Bank of any liability it may have to such Indemnified Person if such failure does not actually materially prejudice the Bank. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Bank shall have the right to assume the defense thereof and shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if the Bank elects not to assume such defense or counsel for the Indemnified Persons advises that there are issues which raise conflicts of interest between the Bank and the Indemnified Persons, the Indemnified Persons may retain counsel which is reasonably satisfactory to the Bank,  and the Bank shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Persons (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Persons will cooperate in the defense of any such matter, (iii) the Bank shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (iv) the Bank shall have no obligation hereunder to the extent that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Person in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)                                  For six years after the Effective Time, there shall be maintained in force (either through the purchase by Liberty of tail coverage of Liberty’s existing officers’ and directors’ liability insurance policy, under Delmar’s existing policy, or another policy), officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person covered by the Liberty’s officers’ and directors’ liability insurance policy as of the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that Delmar and the Bank shall not be obligated to pay premiums for the tail or other policy covering the full six year period in excess of, and Liberty shall not pay a premium in excess of, 200% of the amount paid by Liberty in their last full fiscal year for one year’s coverage, which amount is set forth in Section 6.10 of the Liberty Disclosure Schedule, and provided, further, that if Delmar is unable to maintain, or Liberty is unable to obtain, such policy (or substitute policy) as a result of the preceding proviso, Delmar or Liberty shall obtain as much comparable insurance as is available for a period of six (6) years following the Effective Time. Section 6.10 of the Liberty Disclosure Schedule sets forth each contract, agreement, plan, resolution, articles provision, bylaw provision or other arrangement or understanding pursuant to which Liberty has or may have any obligation to indemnify any director, officer, employee or agent.

6.11.                     Acquisition Proposals. (a) Notwithstanding anything contained in Sections 5.1(a)(2) and 5.1(m) to the contrary, in the event that Liberty shall receive, prior to the Closing, an Unsolicited Acquisition Proposal (as hereinafter defined) which, in the good faith determination of the Board of Directors of Liberty, the fiduciary duty of the directors under New Jersey law requires that the Board of Directors consider, negotiate or communicate, or provide information with respect to (collectively “communications”), because such Unsolicited Acquisition Proposal is more favorable from a financial point of view to the shareholders of Liberty than the Merger considering, among other things, the nature of the consideration being offered, which such determination shall be made after receiving the advice of counsel to Liberty regarding the requirements of the fiduciary duty of the directors under New Jersey law and the advice of Liberty’s financial advisor regarding whether the Unsolicited Acquisition Proposal is more favorable to Liberty’s shareholders from a financial point of view than the Merger, then Liberty shall be entitled to engage in such communications and take such other actions described in, and subject to, the provisions of Section 6.11(b) hereof.

(b)                                 In the event that the Board of Directors of Liberty:

(i)                                     approves entering into an agreement for any Unsolicited Acquisition Proposal, or Liberty consummates any such Unsolicited Acquisition Proposal, then this Agreement shall terminate as of the date of such approval or consummation, and Liberty shall be liable for the amount specified in Section 8.3(b).

(ii)                                  while any unrejected Unsolicited Acquisition Proposal exists, (1) recommends any Unsolicited Acquisition Proposal to the shareholders of Liberty; (2) shall fail to recommend the Merger to the shareholders of Liberty in accordance with this Agreement; (3) withdraws or adversely modifies its recommendation of the Merger to shareholders of Liberty; (4) materially breaches its obligations under Section 5.3 by failing to call, give notice of, convene and hold the Liberty Shareholder Meeting in accordance with Section 5.3; or (5) subsequent to the Communications End Date as defined in Section 6.11(b)(iii), fails upon request of the Bank to reconfirm its recommendation of the Merger to shareholders of Liberty; then this Agreement shall terminate as of the date of such event set forth in (1), (2), (3) or (4), and Liberty shall be liable for the amount specified in Sections 8.3(b).

(iii)                               shall make the determination described in Section 6.11(a) resulting in Liberty engaging in communications with respect to any Unsolicited Acquisition Proposal, and (1) such communications shall continue until the earlier of: (i) 30 days after the date on which Liberty provided notice of such Unsolicited Acquisition Proposal to the Bank; and (ii) the day which is the day immediately prior to the date set forth in Section 8.1(b) (the “Communications End Date”), and (2) Liberty shall not have (x) rejected such Unsolicited Acquisition Proposal, and (y) advised the Bank orally and in writing of such rejection, by noon on the Communications End Date, then the Bank shall have the right to terminate this Agreement, effective immediately, upon notice to Liberty, and Liberty shall be liable for the amount specified in Section 8.3(b).

(c)                                  For purposes of this Section 6.11:

(i)                                     An “Acquisition Proposal” shall mean any inquiry, offer or proposal, other than the Merger, received by Liberty from any person or entity other than the Bank or an affiliate of the Bank (including deemed receipt as a result of the public announcement of such proposal by the proponent) regarding: (1) any merger, consolidation, reorganization, business combination, share purchase or exchange, purchase and assumption, recapitalization or similar transaction involving Liberty; or (2) any sale, lease, transfer, pledge, encumbrance or other disposition, directly or indirectly, of all, or any substantial portion of, the assets of Liberty.

(ii)                                  An “Unsolicited Acquisition Proposal” shall mean any Acquisition Proposal received without violation of the provisions of Section 5.1(m) hereof. Any Acquisition Proposal received as a result of a violation of Section 5.1(m) shall not be deemed an Unsolicited Acquisition Proposal.

(d)                                 Liberty shall promptly, and in any event no more than 24 hours after receipt and prior to engaging in communications with the party making the Unsolicited Acquisition Proposal, advise Delmar of, and communicate to Delmar the terms of, and provide Delmar with a copy of, any such Acquisition Proposal or inquiry with respect to an Acquisition Proposal addressed to Liberty, or of which Liberty or its executive officers, directors, employees, agents or representatives has actual Knowledge. Liberty’s Board of Directors shall use its best efforts to cause its officers, directors, employees, agents and representatives to comply with the requirements of this Section and Section 5.1(m).

6.12.                     Liberty Options and Warrants. As soon as reasonably practicable after the Effective Time, Delmar shall deliver to holders of Liberty Options and Liberty Warrants which have been converted into options or warrants to acquire the Bank Common Stock in accordance with the provisions of Section 2.2 hereof, a notice setting forth a statement of the modified terms thereof.

6.13.                     Former Liberty Branches. After the Effective Time, and for at least two (2) years thereafter, Delmar and the Bank will operate the former Liberty branches as “Liberty Bell Bank, a division of The Bank of Delmarva” unless the Board of Directors of Delmar shall determine otherwise upon approval of at least 80% of the Board of Directors of Delmar in connection with an acquisition of a bank with branches in New Jersey, or the acquisition of Delmar.

6.14.                     Disclosure. The Liberty Disclosure Schedule and the Delmar Disclosure Schedule called for by this Agreement shall be updated as of the Closing Date for comparative and information purposes. Disclosure of an item for the first time on such updated schedules shall not be considered in determining the truth or accuracy of any representation or warranty.

6.15.                     Additional Actions. If, at any time after the Effective Time, Delmar or the Bank shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Delmar or the Bank its right, title or interest in, to or under any of the rights, properties or assets of Liberty, or (ii) otherwise carry out the purposes of this Agreement, Liberty and its officers and directors shall be deemed to have granted to Delmar or the Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Delmar or the Bank or Liberty its right, title or interest in, to or under any of the rights, properties or assets of Liberty or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Delmar or the Bank or Liberty are authorized in the name of Liberty or otherwise to take any and all such action.

6.16.                     Advisory Board.  As of the Effective Time, the Bank shall establish a regional advisory board for the New Jersey market in which Liberty operates.  All members of the Board of Directors of Liberty in office as of the Effective Time, other than the Appointees and Mr. Kenneth. Lehman, will be offered the opportunity to serve on the advisory board for at least three years, for which they each will be paid $1,500.00 annual stipend and a meeting fee of $300.00 for each meeting attended in person.

6.17.                     Tax Matters. (a) For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).  After the date of this Agreement (including, without limitation, after the Effective Time) subject to the other terms and conditions in this Agreement, each party hereto shall take any action that is required to  cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code,  and will not take any actions or cause any actions to be taken which would reasonably be likely to  prevent (i) the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) Liberty to undergo an “ownership change” within the meaning of Section 382(g) of the Code and applicable U.S. Treasury Regulations. All parties hereto shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)                                 The Chief Financial Officer or Chief Executive Officer of each of Liberty and Delmar shall execute and deliver to Pepper Hamilton LLP certificates substantially in the form agreed to by the parties and such firm at such time or times as may reasonably be requested by such firm, including at the time the Offering Statement is filed with the SEC and the Effective Time, in connection with such firm’s delivery of its tax opinions pursuant to Section 7.2(d). Each of Liberty and Delmar shall use its reasonable best efforts to cause such opinions to be delivered and not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.17(b).

ARTICLE VII

CONDITIONS

7.1.                            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of each of the following conditions:

(a)                                 Liberty Shareholder Approval. The Merger and the Agreement shall have been approved by the requisite vote of the shareholders of Liberty.

(b)                                 Amendment of Delmar’s Articles. The amendment of the Articles of Incorporation of Delmar to increase the number of authorized shares of capital stock to 20,000,000 shall have been approved by the requisite vote of shareholders of Delmar, and such amendment shall have been filed with the Maryland State Department of Assessments and Taxation.

(c)                                  Regulatory Approvals. Delmar and the Bank shall have received approval of the Merger contemplated by this Agreement from the Federal Reserve, the FDIC, the Delaware Commissioner, the NJ Department and any other federal or state regulatory agencies whose approval is required for consummation of such transactions, and all notice and waiting periods after the granting of any such approval shall have expired.

(d)                                 Offering Circular. The Offering Circular shall have been declared qualified by the SEC and no stop order suspending the qualification of the Offering Circular shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn. Delmar shall have received all necessary registrations, qualifications or approvals under the securities laws of any state in which holders of Liberty Common Stock shall reside, or there shall be available appropriate exemptions from such registration, qualification or approval.

(e)                                  No Injunction. No injunction, restraining order, stop order or other order or action of any federal or state court or agency in the United States which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby, shall be in effect, and no action, suit or other proceeding seeking such shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, issued or promulgated, by any state or federal government or government agency, which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby.

7.2.                            Conditions to Obligation of Delmar and the Bank to Effect the Merger. The obligations of Delmar and the Bank to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a)                                 Representations and Warranties; Corporate Proceedings. Each representation and warranty of Liberty set forth in Article IV hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and Delmar and the Bank shall have received a certificate of the President and Chief Executive Officer and Chief Financial Officer of Liberty to that effect. All action required to have been taken by, or on the part of, Liberty to authorize the execution, delivery and performance of this Agreement and the Merger, respectively, shall have been duly and validly taken, and Delmar and the Bank shall have received certified copies of the resolutions evidencing such authorizations.

(b)                                 Performance of Obligations. Liberty shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and Delmar and the Bank shall have received a certificate of the President and Chief Executive Officer and Chief Financial Officer of Liberty to that effect.

(c)                                  Tax Opinions. There shall have been delivered to Delmar and the Bank: (i) an opinion of Pepper Hamilton LLP, in form and substance reasonably acceptable to Delmar and the Bank, dated as of the Closing Date, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such letter, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and (ii) an opinion of Pepper Hamilton LLP, in form and substance reasonably acceptable to Delmar and the Bank, dated as of the Closing Date, that the issuances of Liberty Common Stock through the Closing Date, and the consummation of the transactions contemplated by this Agreement, will not cause Liberty to undergo an “ownership change” within the meaning of Section 382(g) of the Code and applicable U.S. Treasury Regulations.

In rendering such opinions as set forth in Sections 7.2(c)(i) and 7.2(c)(ii), Pepper Hamilton LLP may require and rely upon customary representations contained in the certificates of officers of Liberty, Delmar and the Bank referenced in Section 6.17(b).

(d)                                 No Material Adverse Change. There shall not have been, since the date hereof, any material adverse change in the business, operation, financial condition, prospects or results of operations of Liberty.

(e)                                  Regulatory Approvals. The approvals of the Merger contemplated by this Agreement from the Federal Reserve, the FDIC, the Delaware Commissioner, the NJ Department and any other federal or state regulatory agencies whose approval is required for consummation of such transaction, shall not contain any condition or conditions that, Delmar and the Bank reasonably determine in good faith would have a material adverse effect on the value of the Merger to Delmar and the Bank (excluding conditions that are ordinarily imposed in connection with transactions of the type contemplated by this Agreement and excluding any condition that would require Delmar or the Bank to raise regulatory capital or otherwise improve its regulatory capital ratios, and all notice and waiting periods after the granting of any such approval shall have expired. Not in limitation of the foregoing, neither Delmar nor the Bank shall, as a condition to the approval or consummation of the Merger, be required to enter into, approve, adopt, agree, consent or subject itself to any order (other than the approval order), decree, written regulatory agreement, memorandum of understanding, individual capital requirement, or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter or action of any kind whatsoever, by or with any regulatory agency.

(f)                                   Litigation. At the Effective Time, there shall not be pending or to the Knowledge of Liberty or the Bank, threatened against Liberty, Delmar or the Bank or the officers, directors or employees thereof in their capacity as such, any suit, action or proceeding (including antitrust actions) which, if successful, would, in the reasonable judgment of Delmar, have a material adverse effect on the financial condition, operations, business or prospects of Liberty or the Resulting Bank.

(g)                                  Support Agreement. Each of the directors and executive officers of Liberty in office as of the date of execution of this Agreement, shall have, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit 7.2(h).

(h)                                 Employee Matters.  (i) John R. Herring, Executive Vice President and Chief Lending Officer of Liberty, shall have, concurrently with the execution of this Agreement, entered into an employment agreement with the Bank, substantially in the form attached hereto as Exhibit 7.2(i)(i).

(ii)                                  Benjamin F. Watts, President and Chief Executive Officer Liberty, shall have, concurrently with the execution of this Agreement, entered into a consulting agreement with the Bank, substantially in the form attached hereto as Exhibit 7.2(i)(ii)

(iii)                               Each of Mr. Herring, and Mr. Watts shall have, concurrently with the execution of this Agreement, and Dennis A. Costa, Senior Vice President and Chief Financial Officer of Liberty, shall have, within 30 days after the execution of this Agreement, entered into an acknowledgement and release with Delmar and the Bank, substantially in the form attached hereto as Exhibit 7.2(i)(iii).

(i)                                     Brokers and Finders Fees. Liberty shall have paid in full, at or prior to Closing, all amounts owing in respect of the payments contemplated in Section 4.29 hereof.

(j)                                    Third Party Consents and Agreements. Liberty shall have obtained all third party consents under any material agreement, contract, note, license, permit or other document by which Liberty is bound or to which any of its properties is subject required for the consummation of the transactions contemplated hereby, except such consents which, individually or in the aggregate do not result in a material adverse effect on the business, operations, assets, financial condition, assets, prospects or results of operations of Liberty. Liberty shall have obtained the consent of the landlord under each real property lease described in Section 4.10 of the Liberty Disclosure Schedule to the succession of the Bank thereunder.

(k)                                 Dissenters. Holders of not more than 7.0% of the outstanding Liberty Common Stock shall have validly exercised and perfected their rights to dissent from the Merger and demand Dissenters Rights.

7.3.                            Conditions to Obligation of Liberty to Effect the Merger. The obligation of Liberty to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a)                                 Representations and Warranties; Corporate Proceedings. Each representation and warranty of Delmar and the Bank set forth in Article III hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects ) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and Liberty shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Delmar and the Bank to that effect. All corporate action required to have been taken by, or on the part of, Delmar and the Bank to authorize the execution, delivery and performance of this Agreement and the Merger, respectively, shall have been duly and validly taken, and Liberty shall have received certified copies of the resolutions evidencing such authorizations.

(b)                                 Performance of Obligations. Delmar and the Bank shall have in all material respects performed all obligations required to be performed by them under this Agreement prior to the Effective Time, and Liberty shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Delmar and the Bank to that effect.

(c)                                  Tax Opinion. There shall have been delivered to Liberty an opinion of Stevens & Lee, in form and substance reasonably acceptable to Liberty, dated as of the Closing Date, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such letter, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Stevens & Lee may require and rely upon customary representations contained in the certificates of officers of Liberty, Delmar and the Bank referenced in Section 6.17(b).

(d)                                 Permits, Authorizations, Etc. Delmar and the Bank shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the Merger in accordance with applicable law.

(e)                                  No Material Adverse Change. There shall not have been, since the date hereof, any material adverse change in the business, operation, financial condition, prospects or results of operations of Delmar, taken as a whole.

(f)                                   Merger Consideration. Delmar shall have deposited with the Exchange Agent, and authorized and directed the Exchange Agent to issue, the Merger Consideration to be paid to holders of Liberty Common Stock in accordance with the provisions of Article II hereof.

(g)                                  Directors.  Any required regulatory approvals described in Section 1.2(a) with respect to the two Appointees serving as the directors of the Resulting Bank and Delmar, shall have been received.

(h)                                 Litigation. At the Effective Time, there shall not be pending or to the Knowledge of Liberty or the Bank, threatened against Liberty, Delmar or the Bank or the officers, directors or employees thereof in their capacity as such, any suit, action or proceeding (including antitrust actions) which, if successful, would in the reasonable judgment of

Liberty, have a material adverse effect on the financial condition, operations, business or prospects of Delmar or the Resulting Bank.

(i)                                     Employee Matters. Each of Mr. Herring and Mr. Watts, shall have, concurrently with the execution of this Agreement, entered into an Amendment Agreement with Liberty, Delmar and the Bank, substantially in the forms attached hereto as Exhibit 7.3(j)(i) and (ii).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1.                            Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)                                 by mutual consent of Delmar and Liberty;

(b)                                 except as provided in Section 8.2, by either Delmar or Liberty, at any time after April 30,  2018, if the Merger shall not theretofore have been consummated, unless: (i) the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth herein or; (ii) the date reflected in this Section 8.1(b) shall be extended in writing by all of the parties hereto;

(c)                                  except as provided in Section 8.2, (i) by Liberty, in the event of the material breach by Delmar or the Bank of any representation, warranty, covenant or agreement contained herein if such breach has not been, or cannot be, cured within 30 days of delivery of written notice of breach, or (ii) by Delmar, in the event of the material breach by Liberty of any representation, warranty, covenant or agreement contained herein if such breach has not been, or cannot be, cured within of 30 days of delivery of written notice of breach, provided that no cure period shall be available for a breach involving the provisions of Section 5.1(m);

(d)                                 by either Liberty or Delmar if any governmental or regulatory approval required for consummation of the Merger and the transactions contemplated hereby shall have been denied by final, non-appealable order, or any such denial shall not have been appealed within the time available for such appeal, or any governmental or regulatory authority shall have requested that any application in connection with the Merger be withdrawn and such application is withdrawn;

(e)                                  except as provided in Section 8.2, by either Liberty or Delmar, in the event that any of the conditions precedent to the obligation of such party to consummate the Merger (other than, with respect to Delmar, the condition precedent contained in Section 7.2(c)(ii)) cannot be satisfied or fulfilled by the date specified in 8.1(b) of this Agreement, provided that the terminating party(ies) shall not be in material breach of a representation, warranty or covenant of this Agreement at the time of termination pursuant to this Section 8.1(e);

(f)                                   by either Liberty or Delmar, in the event that (i) the Merger and the Agreement are not approved by the requisite vote of the shareholders of Liberty at the Liberty Shareholder Meeting, or (ii) the shareholders of Delmar do not approve the amendment to Delmar’s Articles of Incorporation increasing the number of authorized shares of Delmar Common Stock to  20,000,000 by the requisite vote;

(g)                                  by either Liberty or Delmar, in accordance with the provisions of Section 6.11(b); or

(h)                                 by Delmar if the condition precedent in Section 7.2(c)(2) to its obligation to consummate the Merger is not satisfied, or cannot be satisfied prior to the date set forth in Section 8.1(b).

(i)                                     By Liberty, if the Liberty Board so determines by a vote of the majority of the members of the entire Liberty Board, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(A) The quotient obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Delmar Ratio”) shall be less than 0.80; and

(B) (x) the Delmar Ratio shall be less than (y) the quotient obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (B)(y) (such number in this clause (B)(y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Liberty elects to exercise its termination right pursuant to this Section 8.1(i), it shall give written notice to Delmar promptly, and in any event within the five-day period commencing with the Determination Date. During the five-day period commencing with its receipt of such notice, Delmar shall have the option to increase the consideration to be received by the holders of Liberty Common Stock hereunder, by adjusting the Conversion Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Conversion Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Conversion Ratio (as then in effect) by (B) the Delmar Ratio. If Delmar so elects within such five-day period, it shall give prompt written notice to Liberty of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified.)

For purposes of this Section 8.1(i) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of Delmar Stock for the ten consecutive full trading days on which such shares are actually traded on the over-the-counter market (as reported by Bloomberg or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of the Delmar Stock are not actually traded on the over-the-counter market on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of Delmar Stock actually trade on the over-the-counter market.

“Final Index Price” shall mean the average of the Index Prices for the five consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the KBW Nasdaq Regional Banking Index (KRX).

“Index Price” shall mean the closing price on such date of the KBW Nasdaq Regional Banking Index (KRX).

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean $6.00.

8.2.                            Exclusion from Termination.  Notwithstanding the provisions of Section 8.1(b), Section 8.1(c) and 8.1(e), no party to this agreement shall be entitled to stop any termination under Section 8.1(b) or to terminate this agreement under such other sections based upon a claim of breach or non-performance of the Agreement, or to make any claim for payment hereunder, based upon “Director Information”.  For purposes of this Agreement “Director Information shall mean with respect to Liberty and Delmar,  means any information regarding such party (on a consolidated basis) provided to the other party at any time by Kenneth R. Lehman,  including without limitation any information concerning discussions with or between, or materials provided to, (i) such party’s respective Board of Directors and/or management, (ii) such party’s respective legal counsel, (iii) such party’s respective financial advisors, (iv) such party’s respective internal or external auditors, and (iv) any other advisors to such party; provided, however, that this limitation on use of Director Information shall not apply to any Director Information which (i) has been disclosed by the party to which it relates to the other party or its representatives, other than Mr. Lehman, whether before or after disclosure by Mr. Lehman, or (ii) should have been disclosed by the party in accordance with the terms of this Agreement.

8.3.                            Effect of Termination. (a) In the event of termination of this Agreement by either Liberty or Delmar as provided in Section 8.1 above, this Agreement shall forthwith become void and there shall be no liability on the part of either Liberty  or the Bank or their respective officers or directors, except that: (i) the provisions of this Section 8.3, the provisions regarding the confidentiality and return or destruction of documents of Section 6.1, and the provisions of Section 6.5 shall survive any such termination and abandonment; and (ii) a termination pursuant to Section 8.1 shall not relieve the breaching party from liability for money damages to the non-breaching party for any fraud, for any willful misconduct or willful breach of a material provision of this Agreement giving rise to such termination (except for a willful breach described in paragraph (b) below).

(b)                                 Notwithstanding anything to the contrary contained herein, in the event of termination of this Agreement (i) automatically or by either Liberty or Delmar pursuant to Section 8.1(g); (ii) by either Liberty or Delmar pursuant to Section 8.1(f)(i) if (1) prior to such termination Liberty violates Section 5.1(m); or (2) receives an Unsolicited Acquisition Proposal which shall have been publicly disclosed to shareholders of Liberty or of which shareholders of Liberty shall have been advised and in the case of (2) Liberty shall have entered into a definitive agreement with respect to such Unsolicited Acquisition Proposal within one year following such termination; (iii) by Delmar pursuant to Section 8.1(b), if prior to such termination Liberty violates Section 5.1(m); (iv) by the Bank pursuant to Section 8.1(c), if prior to such termination (1) Liberty shall have willfully breached any representation, warranty, covenant or agreement contained herein and (2) Liberty shall have (A) prior to such breach received an Unsolicited Acquisition Proposal or (B) violated Section 5.1(m), then Liberty shall, within 3 business days of such termination pay to Delmar, by wire transfer of immediately available funds, the sum of $625,000.

(c)                                  Notwithstanding anything to the contrary contained herein, in the event of termination of this Agreement by Delmar pursuant to Section 8.1(h), then Delmar or the Bank shall, within 3 business days of such termination pay to Liberty, by wire transfer of immediately available funds, the sum of $225,000.

(d)                                 It is expressly acknowledged and agreed that the sole remedy available to Delmar and the Bank upon a termination pursuant to Section 8.1(g) shall be the amount payable under Section 8.3(b); and that the sole remedy available to Liberty upon a termination pursuant to Section 8.1(h) shall be the amount payable under Section 8.3(c).

(e)                                  Liberty agrees that they shall cause the acquiror in respect of any Acquisition Proposal to expressly assume the obligation of Liberty to make the payment under Section 8.3(b)to the extent such payment obligation has not been previously satisfied. Notwithstanding anything to the contrary contained herein, the obligations of Liberty to make such payments and to cause such assumption shall survive the termination of this Agreement and shall be binding upon Liberty and any successor or assign of Liberty, whether by merger, consolidation, share purchase or exchange, asset purchase, or otherwise.

(f)                                   Subject to Section 8.3(d), Delmar, the Bank and Liberty acknowledge that the business and assets of Liberty, and the combination of the Bank and Liberty, are unique and that, if the parties fail to consummate the transactions contemplated by this Agreement, the parties may have no adequate remedy at law. Delmar and the Bank and Liberty shall be entitled, in addition to the rights provided by this Section 8.3 and its other remedies at law, to specific performance of this Agreement if the other party shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

(g)                                  Delmar, the Bank and Liberty acknowledge and agree that the agreements contained in Section 6.11(b), Section 8.3(b) and Section 8.3(c) are integral parts of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that such amounts do not constitute a penalty. If any party (or any successor thereto) fails to pay the other (or any successor thereto) the amounts due under such sections within the time periods specified therein, the party required to make the payment (and any successor thereto) shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled to payment (or any successor thereto) in connection with any action in which it prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the maximum interest rate payable on judgments pursuant to applicable Maryland law, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

8.4.                            Amendment. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of Liberty; provided, however, that after such approval no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of Liberty’s shareholders as contemplated by the Agreement, unless such amendment is subject to obtaining the approval of the amendment by the shareholders of Liberty and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.

8.5.                            Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE IX

GENERAL PROVISIONS

9.1.                            Investigation; Survival of Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, including without limitation those in Sections 1.04, 2.3(d), 2.4, 6.9, 6.10, 6.13 and 6.16, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.

9.2.                            Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (i) on the date given if delivered personally prior to 5:00 PM on a business day; (ii) on the date received if sent by commercial overnight delivery service; (iii) on the fifth calendar day after depositing in the mail, if mailed by United States registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice). Facsimile or email transmission of notices may be sent as courtesy or informational copies, but shall not constitute the giving of notice.

(a)                                 if to Delmar or the Bank:

John W. Breda

President and Chief Executive Officer

Delmar Bancorp

2245 Northwood Drive

Salisbury, MD 21801

Fax: 410-742-9588

E-mail: jbreda@bankofdelmarva.com

Copy to:

Noel M. Gruber, Esq.

Buckley Sandler LLP

1250 24th Street, 7th Floor

Washington, DC 20037

Fax: (202) 349-8080

E-mail: ngruber@buckleysandler.com

(b)                                 if to Liberty:

Benjamin F. Watts

President and Chief Executive Officer

145 North Maple Ave

Marlton, NJ 08053

Fax: 856-797-3654

E-mail: bwatts@libertybellbank.com

Copy to:

Edward C. Hogan, Esq.

Stevens & Lee

Princeton Pike Corporate Center

100 Lenox Drive, Suite 200

Lawrenceville, NJ 08648

Fax: (610)371-7387

Email: ech@stevenslee.com

9.3.                            Material Adverse Effect.   Notwithstanding anything to the contrary contained herein, the term “material adverse change” or “material adverse effect” or words of similar import, means, with respect to any party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, (a) has had or would reasonably be expected to result in a material adverse effect on the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that a “material adverse effect” shall not be deemed to include facts, circumstances, events, changes, effects, developments and/or occurrences arising out of, relating to or resulting from (i) changes, after the date hereof, in laws of general applicability or interpretations thereof by courts or governmental authorities but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies; (ii) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting principles generally applicable to banks but only to the extent the effect on such person and its subsidiaries, is not materially worse than the effect on similarly situated banks; (iii) changes in global, national or regional political or social conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate but only to the extent the effect on such person and its subsidiaries, is not materially worse than the effect on similarly situated banks, (iv) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price or trading volume of a party’s common stock, in and of itself, but not including any underlying causes thereof unless separately excluded hereunder, (v) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (vi) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions or omissions taken with the prior written consent of the other party hereto or expressly required by this Agreement, or (vii) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; or (b) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby.

9.4.                            “Knowledge” and “Belief.” The term “Knowledge” or “belief,” as used with respect to a party shall mean the actual Knowledge of the executive officers and directors of such Party and that Knowledge that any executive officer or director of the party would have obtained upon a reasonable examination of the books, records and accounts of such party.

9.5.                            Severability. Except to the extent that application of this Section 9.5 hereof would have a material adverse effect on Delmar and the Bank or Liberty, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.6.                            Headings. The headings of the Articles and Sections of this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or ‘‘including’’ are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.7.                            Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other remedy.

9.8.                            Schedules and Exhibits. All schedules and exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement. The parties acknowledge and agree that the inclusion of an item in a Disclosure Schedule as an exception to a representation shall not be deemed an admission by a party that such item was required to be disclosed therein.

9.9.                            Miscellaneous. This Agreement (including schedules, exhibits, documents and instruments referred to herein)

(a)                                 together with all disclosure letters, schedules, exhibits, documents and instruments attached hereto or required to be delivered herewith, or at or prior to Closing, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;

(b)                                 is not intended to confer upon any person not a party hereto any rights or remedies hereunder, other than with respect to the provisions of Sections 1.04, 6.9 and 6.10 which shall inure to the benefit of the directors, officers and employees of Liberty referred to therein and their respective heirs and personal representatives, who are intended to be third-party beneficiaries thereof;

(c)                                  shall not be assigned by operation of law or otherwise;

(d)                                 shall be governed in all respects by the laws of the State of Maryland without regard to the choice of laws provisions thereof; and

(e)                                  may be executed in two or more counterparts which together shall constitute a single agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.

ATTEST: [SEAL]	DELMAR BANCORP

/s/ John Craig	By:	/s/ John W. Breda
Name: John Craig		John W. Breda
Title: Assistant Secretary		President & Chief Executive Officer

ATTEST: [SEAL]	THE BANK OF DELMARVA

/s/ John Craig	By:	/s/ John W. Breda
Name: John Craig		John W. Breda
Title: Assistant Secretary		President & Chief Executive Officer

ATTEST: [SEAL]	LIBERTY BELL BANK

/s/Dennis A. Costa	By:	/s/ Benjamin F. Watts
Name: Dennis A. Costa	Name: Benjamin F. Watts
Title: Senior Vice President and Chief Financial Officer	Title: President and Chief Executive Officer

Annex B

Opinion of FIG Partners

July 20, 2017

Board of Directors

Liberty Bell Bank

145 North Maple Avenue

Marlton, NJ 08053

Dear Members of the Board:

We understand that Liberty Bell Bank (or the “Company”) has entered into an Agreement and Plan of Merger, dated as of July 20, 2017 (the “Agreement”) pursuant to which, among other things, Liberty Bell Bank will merge with and ultimately into (the “Merger”), Delmar Bancorp, parent of The Bank of Delmarva and headquartered in Salisbury, MD (“DBCP”). As of March 31, 2017, Delmar Bancorp had total assets of $519 million and operated 12 locations throughout Delaware and Maryland. Pursuant to the terms detailed in the Agreement, upon the effective date of such Merger, each holder of issued and outstanding shares of Company common stock (the “Seller Common Stock”) will receive either $1.70 in cash for each outstanding share or 0.2857 shares of DBDP stock (“Merger Consideration”) with 30% of the Merger Consideration in cash and 70% in stock. In connection therewith, you have requested our opinion as to the fairness (the “Opinion”), from a financial point of view, of the Merger Consideration to be paid to the shareholders of Liberty Bell Bank pursuant to the Agreement.

FIG Partners LLC (or “FIG”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of the valuation of banking institutions. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy; it has not been reviewed by a fairness committee. In addition FIG has not had a material relationship with any party to the transaction for which we have received compensation during the prior two years.

We were retained exclusively by the Board of Directors of Liberty Bell Bank to act as its financial advisor in connection with the Merger and in rendering this fairness opinion.  We will receive compensation from Liberty Bell Bank in connection with our services, upon the successful completion of the transaction. This compensation includes $25,000 for the issuance of the fairness opinion dated July 20, 2017.  Liberty Bell Bank has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)                                 reviewed the Agreement;

(ii)                                  reviewed certain historical publicly available business and financial information concerning Liberty Bell Bank and Delmar Bancorp including, among other things, quarterly and annual reports filed by the parties with the Federal Deposit Insurance Corporation;

(iii)                               reviewed certain financial projections prepared by management of Liberty Bell Bank;

(iv)                              held discussions with members of the senior managements of Liberty Bell Bank and Delmar Bancorp for the purpose of reviewing future prospects of the potential pro forma institution related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

(v)                                 reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant; and

(vi)                              performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Liberty Bell Bank and Delmar Bancorp and in the discussions with the respective management teams of Liberty Bell Bank and Delmar Bancorp  In that regard, we have assumed that the financial forecasts, including, without limitation, the synergies and projections of the pro forma institution have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of Liberty Bell Bank and Delmar Bancorp and that such forecasts will be realized in the amounts and at the times contemplated thereby.  We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections.  We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Liberty Bell Bank and Delmar Bancorp or their respective subsidiaries.  In addition, we have not reviewed individual credit files nor have we made an independent evaluation

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or appraisal of the assets and liabilities of Liberty Bell Bank, Delmar Bancorp or any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement.  We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Liberty Bell Bank and Delmar Bancorp. In rendering this Opinion, we have been advised by Liberty Bell Bank and Delmar Bancorp, and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.

Our Opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof.  Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

This letter is solely for the information of the Board of Directors of Liberty Bell Bank and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent, which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, information statement or tender offer document to be delivered to the holders of Liberty Bell Bank common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of Liberty Bell Bank Common Stock pursuant to the Agreement is fair, from a financial point of view, to the shareholders of Liberty Bell Bank

Sincerely,

FIG PARTNERS, LLC

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Annex C

Dissenters’ Rights Provisions

New Jersey Revised Statutes

Title 17 - CORPORATIONS AND INSTITUTIONS FOR FINANCE AND INSURANCE

Sections 17:9A-140- 17:-145

17:9A-140. Rights of dissenting stockholders; settlement by agreement

A. A stockholder who

(1) is entitled to vote at the meeting of stockholders prescribed by section 137; and who

(2) serves a written notice of dissent from the merger agreement, in the manner, at the place, and within the time prescribed in subsections B and C of this section; and who

(3) does not vote to approve the merger agreement at the meeting prescribed by section 137, or at any adjournment thereof,

may, within thirty days after the filing of the agreement in the department as provided by section 137, serve a demand upon the receiving bank at its principal office, for the payment to him of the value of his shares of stock. The receiving bank may, within ten days after the receipt of such demand, offer to pay the stockholder a sum for his shares, which, in the opinion of the board of directors of the receiving bank, does not exceed the amount which would be paid upon such shares if the business and assets of the bank whose stock such stockholder holds were liquidated on the day of the filing of the agreement pursuant to section 137.

B. Service of the notice of dissent prescribed by paragraph (2) of subsection A of this section shall be made at the principal office of the bank whose stock is held by the dissenting stockholder, and shall be made not later than the third day prior to the day fixed for the meeting of the stockholders of such bank pursuant to section 137.

C. Service of the notice of dissent and of the demand for payment prescribed by this section may be made by registered mail or personally by the dissenting stockholder or his agent.

L.1948, c. 67, p. 285, s. 140. Amended by L.1950, c. 153, p. 335, s. 2.

17:9A-141. Appointment of appraisers

If a stockholder fails to accept the sum offered for his shares pursuant to section one hundred forty, he may, within three weeks after the receipt by him of the bank’s offer of payment, or, if no offer is made by the bank, within three weeks after the date upon which his demand was served upon the bank as specified in section one hundred forty, institute an action in the Superior Court for the appointment of a board of three appraisers to determine the value of his shares of stock as of the day of the filing of the merger agreement pursuant to section one hundred thirty-seven. The court may proceed in the action in a summary manner or otherwise. Any other stockholder who has the right to institute a similar action may intervene. The court shall, in respect to any one bank, appoint a single board of three appraisers to determine the value of the shares of all stockholders of such bank who are parties to such action.

L.1948, c. 67, p. 286, s. 141. Amended by L.1953, c. 17, p. 169, s. 24.

17:9A-142. Duties of appraisers; report; objections; compensation; vacancies

A. The appraisers shall be sworn to the faithful discharge of their duties. They shall meet at such place or places, and shall give such notice of their meetings as the court may prescribe. The bank and each stockholder who is a party to the action instituted pursuant to section one hundred forty-one, may be represented by attorneys in the proceedings before such appraisers, and may present such evidence to them as shall be material to the issue. The determination of any two of the appraisers shall control. Upon the conclusion of their deliberations, the appraisers shall file in the Superior Court a report and appraisal of the value of the shares of stock, and shall mail a copy thereof to the bank and to each stockholder who is a party to said action.

B. The bank and each stockholder who is a party to said action shall have ten days after the filing of the report and appraisal within which to object thereto in the Superior Court. In the absence of any objections, the report and appraisal shall be binding upon the bank and upon such stockholders, and the bank shall pay each such stockholder the value of his shares, as reported by the appraisers, with interest from the date of the filing of the merger

C - 1

agreement pursuant to section one hundred thirty-seven, at such rate, not in excess of the legal rate, as shall be fixed by the appraisers. If objections are made, the court shall make such order or judgment thereon as shall be just.

C. The Superior Court shall fix the compensation of the appraisers, which shall be paid by the bank, and shall be vested with full jurisdiction over all matters arising out of an action instituted pursuant to section one hundred forty-one. In the case of a vacancy in the board of appraisers, the Superior Court shall, on its own motion, or upon motion of a stockholder, or of the receiving bank, fill such vacancy.

L.1948, c. 67, p. 286, s. 142. Amended by L.1953, c. 17, p. 169, s. 25.

17:9A-143. Assignment of stock to bank

Upon payment by the bank of the value of shares of stock pursuant to this article, the holder thereof shall assign such shares to the bank.

L.1948, c. 67, p. 287, s. 143.

17:9A-144. Effect of stockholder’s failure to act

A stockholder who fails to act pursuant to sections 140 or 141 shall be forever barred from bringing any action to enforce his right to be paid the value of his shares in lieu of continuing his status as a stockholder in the receiving bank.

L.1948, c. 67, p. 287, s. 144.

17:9A-145. Obligation of bank to pay stockholder

An offer by the bank and an acceptance thereof by the stockholder pursuant to section 140 and the determination of value upon proceedings brought pursuant to sections 141 and 142 shall constitute a debt of the receiving bank for the recovery of which an action will lie.

L.1948, c. 67, p. 288, s. 145.

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Annex D

Form of Support Agreement

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), is made as of this 20th day of July, 2017, by and among Delmar Bancorp, a Maryland corporation (“Delmar”), and the shareholder of Liberty Bell Bank, a New Jersey chartered commercial bank (“Liberty”), identified on the signature page hereto (the “Shareholder”).

WHEREAS, Delmar, The Bank of Delmarva, Delmar’s wholly owned subsidiary bank (the Bank”), and Liberty are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Liberty will merge with and into the Bank, and each share of Liberty Common Stock will be converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, the Shareholder owns, or has or shares the right to vote or direct the voting of, the number of shares of Liberty Common Stock set forth on the signature page hereto (the “Covered Shares”);

WHEREAS, the Shareholder owns, or has or shares the power to dispose of or to direct the disposition of, the Covered Shares;

WHEREAS, the Shareholder has the right to acquire pursuant to the exercise of the Liberty Options issued and outstanding pursuant to the Liberty Stock Plans the number of Liberty Common Stock set forth on the signature page hereto;

WHEREAS, the Shareholder is a director of the Board of Directors of Liberty and/or an executive officer of Liberty; and

WHEREAS, as a material inducement for Delmar to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1.             Representations and Warranties of Shareholder. The Shareholder represents and warrants as follows: That he is now, and at all times until the Effective Time of the Merger will be, the owner, of record or beneficially, or has or shares, and will have or share the right to vote or direct the voting of all of the Covered Shares, and has or shares, or will have or share the power to dispose of or direct the disposition of all of Covered Shares. Shareholder has, and through the Effective Time will continue to have or share, the right and power to vote and/or dispose of, or to direct the voting or disposition of all of the Covered Shares. Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Shareholder, and constitutes the legal, valid and binding obligation of Shareholder, and is enforceable in accordance with its terms.

2.             Covenants of Shareholder.  (a) Shareholder agrees that he shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(e), unless: (i) Delmar and the Bank are in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement that would give Liberty the right not to consummate the Merger under the Merger Agreement; or (ii) in accordance with Section 6.11 of the Merger Agreement, the Board of Directors of Liberty recommends any Unsolicited Acquisition Proposal to the shareholders of Liberty.

(b)  Shareholder agrees that until the termination of this Agreement as provided in Section 2(e), he shall not, without the prior written consent of Delmar, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in (after the date hereof) or otherwise dispose of or encumber any of the Covered Shares, or any options to acquire the Liberty Common Stock issued and outstanding pursuant to the Liberty Stock Plan, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement. Notwithstanding the foregoing, in the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee.

(c)  Shareholder agrees that, in order to avoid an “ownership change” within the meaning of Section 382(g) of the Code: (i) until the Effective Time of the Merger, he shall not acquire any additional shares of Liberty Common Stock without Delmar’s consent, which shall not be unreasonably withheld, except upon the exercise of Liberty Options outstanding as of the date hereof; (ii) until the Effective Time of the Merger and for a period ending at the earlier of: (1) three years from the Effective Time of the Merger and ( the end of the calendar quarter in which Delmar shall have utilized the remaining balance of net operating loss carryforwards of Liberty (the “Covenant Period”), Shareholder shall not: (A) acquire shares of Delmar Common Stock such that Shareholder would become a new 5% stockholder of Delmar for purposes of Section 382(g); or (B) knowingly take any action which would result in an ownership change of Liberty or Delmar within the meaning of Section 382(g) of the Code.

(d)  Shareholder agrees that he shall not, and he shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of Liberty Common Stock, or any officer, employee, director, investment banker, financial advisor, attorney, accountant or other retained representative of Liberty or Shareholder to (i) solicit from any third party any inquiries or proposals that may reasonably be expected to lead to any Acquisition Proposal, (ii) [in (iv) below]negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) agree to or endorse any Acquisition Proposal, or (iv) except as provided in Section 6.11 of the Merger Agreement, provide any such person with information, assistance or conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(e)  This Agreement shall terminate upon the earlier to occur of: (i) the recommendation by the Board of Directors of Liberty of any Unsolicited Acquisition Proposal to the shareholders of Liberty; (ii) the termination of the Merger Agreement by any of the parties thereto in accordance with its terms; or (iii) the last day of the Covenant Period.  Notwithstanding the foregoing, Sections 4, 5, 6, 8, 9, 10 and 11 shall survive the termination of this Agreement.

3.             Additional Shares.  Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all Covered Shares and all such shares of Liberty Common Stock which Shareholder may hereafter acquire, and all Liberty Options which Shareholder may currently own or hereafter acquire.

4.             Governing Law.  This Agreement shall be governed in all respects by the law of the State of New Jersey, without regard to the conflict of laws principles thereof.

5.             Specific Performance.  Shareholder acknowledges and agrees that the failure of Shareholder to perform and comply with the provisions of this Agreement in strict accordance with the terms hereof will cause irreparable harm to Delmarva, for which there may be no adequate remedy at law.  Delmarva shall be entitled, in addition to any other remedies or rights which it may have, to specific performance of this Agreement, without the posting of any bond, if Shareholder shall fail or refuse to perform his obligations hereunder.

6.             Assignment; Successors.  This Agreement may not be assigned by Shareholder without the prior written consent of Delmarva.  The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

7.             Scope of Agreement.  The parties hereto acknowledge and agree that this Agreement shall not confer upon Delmarva any right or ability to acquire the shares of Liberty Common Stock other than in connection with the Merger Agreement.  The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of Shareholder in his capacity as a director or officer of Liberty, as applicable, but only in his capacity as a holder of shares of Liberty Common Stock or Liberty Options, and nothing herein shall limit or affect any actions taken in the Shareholder’s capacity as a director or officer of Liberty, as applicable.

8.             Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

9.             WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.          Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.  No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.          Defined Terms.  Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

12.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

DELMAR BANCORP

By:
Name:
Title:

SHAREHOLDER

Name:
Shares as to which Shareholder has sole:

Voting Power:

Dispositive Power:

Shares as to which Shareholder has shared:

Voting Power:

Dispositive Power:

Options held by Shareholder:

Annex E

Delmar Financial Statements

DELMAR BANCORP

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Delmar Bancorp
Salisbury, Maryland

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Delmar Bancorp and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, statements of comprehensive income, changes in stockholders’ equity, and cash flows for the two years in the period ended December 31, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Delmar Bancorp and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the two years ended December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

Salisbury, Maryland

March 8, 2017

DELMAR BANCORP

CONSOLIDATED BALANCE SHEETS
December 31, 2016 and 2015

	2016	2015
ASSETS
Cash and due from bank	$16,344,107	$26,339,638
Interest bearing deposits in other financial institution	5,483,522	5,464,327
Federal funds sold	1,262,322	9,735,562
Cash and cash equivalent	23,089,951	41,539,527
Securities available for sale, at fair value	48,345,417	31,693,529
Loans, less allowance for credit losses 2016 $6,385,596; 2015 $7,083,653	424,077,145	393,153,247
Accrued interest receivable on loans and investment securities	1,398,274	1,217,082
Premises and equipment, at cost less accumulated depreciation	7,003,968	7,089,897
Federal Home Loan Bank stock, at cost	1,722,900	1,469,900
Maryland Financial Bank stock, at cost	30,000	30,000
Atlantic Central Bankers Bank stock, at cost	75,000	75,000
Other investments	1,000,000	1,000,000
Deferred tax asset	1,888,558	1,953,710
Other real estate owned	2,566,771	2,955,623
Other assets	1,169,923	1,414,402
Total assets	$512,367,907	$483,591,917

LIABILITIES
Deposits:
Non interest bearing demand	$147,310,145	$135,241,523
NOW	29,989,935	20,474,431
Savings and money market	96,511,515	88,887,555
Time, $100,000 or more	56,739,969	55,224,615
Other time	102,931,373	112,729,483
	433,482,937	412,557,607
Accrued interest payable on deposit	197,705	200,703
Short-term borrowings	—	—
Long-term borrowings	29,806,071	25,000,000
Note payable	2,000,000	2,000,000
Other liabilities	699,689	513,295
Total liabilities	466,186,402	440,271,605

COMMITMENTS, CONTINGENCIES & SUBSEQUENT EVENT
STOCKHOLDERS’ EQUITY
Common stock, par value $.01, authorized 9,990,550 shares, issued and outstanding 2016 8,219,576 and 2015 8,174,317	82,196	81,743
Surplus	16,604,494	16,688,173
Retained earnings	29,813,156	26,369,200
Accumulated other comprehensive income, net o deferred tax liabilities 2016 $207,263; 2015 $(118,130)	(318,341)	181,196
Total stockholders’ equity	46,181,505	43,320,312
Total liabilities and stockholders’ equity	$512,367,907	$483,591,917

The Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2016 and 2015

	2016	2015
INTEREST INCOME ON:
Loans, including fees	$19,882,956	$19,273,015
Investment securities:
Taxable	517,580	413,945
Exempt from Federal income tax	456,740	362,719
Federal funds sold	44,492	9,157
Other interest income	143,191	83,017
	21,044,959	20,141,853
INTEREST EXPENSE ON:
Deposits	2,097,797	2,084,559
Borrowings	868,416	654,000
	2,966,213	2,738,559
NET INTEREST INCOME	18,078,746	17,403,294
Provision for credit losses	862,000	600,000
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	17,216,746	16,803,294
OTHER INCOME:
Service charges on deposit accounts	1,283,313	1,410,954
Gains on investment securities	48,069	2,450
Gains on disposal of other assets	—	2,647
Other income	1,444,147	1,429,567
	2,775,529	2,845,618
OTHER EXPENSES:
Salaries and employee benefits	7,329,731	7,129,641
Premises and equipment	1,945,646	1,942,489
Amortization of intangibles	—	38,576
(Gains) losses on other real estate owned	(21,397)	139,872
Other expenses	4,345,210	4,260,356
	13,599,190	13,510,934
INCOME BEFORE TAXES ON INCOME	6,393,085	6,137,978
Federal and state income taxes	2,375,358	2,243,262
NET INCOME	$4,017,727	$3,894,716
Earnings per common share (See Note 14)
Basic	$0.489	$0.479
Diluted	0.480	0.468

The Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2016 and 2015

	2016	2015
NET INCOME	$4,017,727	$3,894,716
OTHER COMPREHENSIVE LOSS, NET OF TAX:
Unrealized holding losses on securities available for sale arising during the period	(776,930)	(102,688)
Deferred income tax benefits	306,499	40,510
Other comprehensive loss, net of tax	(470,431)	(62,178)
Reclassification adjustment for losses included in net income	(48,069)	(2,450)
Deferred income tax benefits	18,963	967
Other comprehensive loss, net of tax	(29,106)	(1,483)
TOTAL OTHER COMPREHENSIVE LOSS	(499,537)	(63,661)

COMPREHENSIVE INCOME	$3,518,190	$3,831,055

The Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2016 and 2015

	Common Stock	Surplus	Preferred Stock (See Note 18)	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balances, December 31, 2014	81,161	16,488,679	4,450,000	23,848,738	244,857	45,113,435
COMPREHENSIVE INCOME
Net income	—	—	—	3,894,716	—	3,894,716
Other comprehensive gain, net of tax:
Unrealized holding gains on securities available for sale arising during the period	—	—	—	—	(62,178)
Reclassification adjustment for gains included in net income	—	—	—	—	(1,483)
						(63,661)
TOTAL COMPREHENSIVE INCOME						3,831,055
Cash dividends, $0.01 per share	—	—	—	(81,743)	—	(81,743)
Redemption of preferred stock	—	—	(4,450,000)	(1,292,511)	—	(5,742,511)
Restricted stock issuance	582	(582)	—	—	—	—
Stock-based compensation expense recognized in earnings	—	200,076	—	—	—	200,076
Balances, December 31, 2015	81,743	16,688,173	—	26,369,200	181,196	43,320,312
COMPREHENSIVE INCOME
Net income	—	—	—	4,017,727	—	4,017,727
Other comprehensive loss, net of tax:
Unrealized holding losses on securities available for sale arising during the period	—	—	—	—	(470,431)
Reclassification adjustment for gains included in net income	—	—	—	—	(29,106)
						(499,537)
TOTAL COMPREHENSIVE INCOME						3,518,190
Cash dividends, $0.01 per share	—	—	—	(573,771)	—	(573,771)
Redemption of preferred stock	—	—	—	—	—	—
Restricted stock issuance	453	(453)	—	—	—	—
Stock-based compensation expense recognized in earnings, net of employee tax obligation	—	(83,226)	—	—	—	(83,226)
Balances, December 31, 2016	$82,196	$16,604,494	$—	$29,813,156	$(318,341)	$46,181,505

The Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2016 and 2015

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,017,727	$3,894,716
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses and unfunded commitments	862,000	600,000
Depreciation	632,067	631,715
Amortization and accretion	213,067	106,402
Gain on investment securities	(49,368)	(2,450)
Net gains on sales of assets	—	(2,647)
Net (gains) losses on other real estate owned, including write-downs	(24,723)	241,554
Deferred income tax expenses	390,545	2,152,715
Stock-based compensation expense, net of employee tax obligation	(83,226)	200,076
Changes in assets and liabilities:
(Increase) decrease in accrued interest receivable	(181,192)	83,953
Decrease in other assets	244,480	182,997
(Decrease) increase in accrued interest payable	(2,998)	4,899
Increase (decrease) in other liabilities	103,746	2,252
Net cash provided by operating activities	6,122,124	8,096,182
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities available for sale	(28,530,621)	(1,120,077)
Proceeds from maturities and paydowns of securities available for sale	8,849,264	2,510,391
Proceeds from sales of securities available for sale	2,040,840	492,450
Net increase in loans	(32,286,446)	(16,908,800)
Proceeds from sale of assets	—	4,000
Purchases of premises and equipment	(546,138)	(347,697)
Proceeds from the sale of foreclosed assets	914,123	1,747,845
Purchase of Federal Home Loan Bank stock	(253,000)	(128,100)
Net cash used by investing activities	(49,811,978)	(13,749,988)
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in demand, NOW, money market, and savings deposits, net	29,208,086	22,955,803
(Decrease) increase in time deposits, net	(8,282,756)	8,870,338
Increase in borrowings, net	4,806,071	5,500,000
Dividends paid	(491,123)	—
Redemption of preferred stock	—	(5,742,511)
Net cash provided by financing activities	25,240,278	31,583,630

Net (decrease) increase in cash and cash equivalents	(18,449,576)	25,929,824
Cash and cash equivalents, beginning	41,539,527	15,609,703
Cash and cash equivalents, ending	$23,089,951	$41,539,527

The Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

(Continued)

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2016, 2015, and 2014
(Continued)

	2016	2015
Supplementary cash flow information:
Interest paid	$2,969,211	$2,733,660
Income taxes paid	1,908,779	33,600
Total depreciation on securities available for sale	(824,999)	(105,138)
SUPPLEMENTARY NON-CASH INVESTING ACTIVITIES
Loans converted to other real estate owned	$500,548	$1,222,453

The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and Its Significant Accounting Policies

The Bank provides financial services to individuals and corporate customers, and is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain Federal and state agencies and undergoes periodic examinations by those regulatory authorities. The accounting policies of the Bank conform to generally accepted accounting principles and general practices within the banking industry.

Significant accounting policies not disclosed elsewhere in the consolidated financial statements are as follows:

Principles of Consolidation:

The consolidated financial statements include the accounts of Delmar Bancorp, a bank holding company (the Company); its wholly owned subsidiary - The Bank of Delmarva (the “Bank”), a commercial bank engaged in general commercial banking operations in Maryland and Delaware; Delmarva Real Estate Holdings, LLC., a wholly owned subsidiary of The Bank of Delmarva, which is a real estate holding company; Davie Circle, LLC, a wholly owned subsidiary of The Bank of Delmarva, which is a real estate holding company; Delmarva BK Holdings, LLC, a wholly owned subsidiary of The Bank of Delmarva, which is a real estate holding company; DHB Development, LLC, of which the Bank holds a 40.55% interest, and is a real estate holding company; West Nithsdale Enterprises, LLC, of which the Bank holds a 10% interest, and is a real estate holding company; and Salisbury Housing, LLC, of which the Bank holds 50% interest, and is also a real estate holding company. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted within the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Securities Available for Sale:

Marketable debt and equity securities not classified as held to maturity are classified as available for sale. Securities available for sale are acquired as part of the Bank’s asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk, and other factors. Securities available for sale are carried at fair value as determined by quoted market prices. Unrealized gains or losses based on the difference between amortized cost and fair value are reported in other comprehensive income, net of deferred tax. Realized gains and losses, using the specific identification method, are included as a separate component of other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Additionally, declines in the fair value of individual investment securities below their cost that are other than temporary are reflected as realized losses in the consolidated statements of income.

Other Securities:

Federal Home Loan Bank (“FHLB”), Atlantic Central Bankers Bank (“ACBB”), and Maryland Financial Bank (“MFB”) are equity interests in the FHLB, ACBB, and MFB respectively. These securities do not have a readily determinable fair value for purposes of ASC 320-10 Investments-Debts and Equity Securities because their ownership is restricted and they lack an active market. As there is no readily determinable fair value for these securities, they are carried at cost less any other-than-temporary impairment (OTTI). Other Investments consists of an equity ownership of Solomon Hess SBA Loan Fund LLC which the value is adjusted for its prorata share of assets in the Fund.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and Its Significant Accounting Policies (Continued)

Loans and the Allowance for Credit Losses:

Loans are generally carried at the amount of unpaid principal, adjusted for unearned loan fees, which are amortized over the term of the loan using the effective interest rate method. Interest on loans is accrued based on the principal amounts outstanding. It is the Bank’s policy to discontinue the accrual of interest when a loan is specifically determined to be impaired or when principal or interest is delinquent for ninety days or more. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Cash collections on such loans are applied as reductions of the loan principal balance and no interest income is recognized on those loans until the principal balance has been collected. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received. The carrying value of impaired loans is based on the present value of the loan’s expected future cash flows or, alternatively, the observable market price of the loan or the fair value of the collateral.

The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio and is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans and actual loss experience, the value of the underlying collateral, and current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions. Determination of the allowance is inherently subjective, as it requires significant estimates, including the amounts and timing on historical loss experience, and consideration of current economic trends, all of which may be susceptible to significant change. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors. Evaluations are conducted at least monthly and more often if deemed necessary.

The allowance for credit losses typically consists of an allocated component and an unallocated component. The allocated component of the allowance for credit losses reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category.

The specific credit allocations are based on regular analyses of all loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification. The historical loan loss element is determined statistically using an informal loss migration analysis that examines loss experience and the related internal gradings of loans charged off over a current 3 year period. The loss migration analysis is performed quarterly and loss factors are updated regularly based on actual experience. The allocated component of the allowance for credit losses also includes consideration of concentrations and changes in portfolio mix and volume.

Any unallocated portion of the allowance reflects management’s estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower’s financial condition, the difficulty in identifying triggering events that correlate perfectly to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. In addition, the unallocated allowance includes a component that explicitly accounts for the inherent imprecision in loan loss migration models. The historical losses used in the migration analysis may not be representative of actual unrealized losses inherent in the portfolio. It is management’s intent to continually refine the methodology for the allowance for credit losses in an attempt to directly allocate potential losses in the loan portfolio under ASC Topic 310 and minimize the unallocated portion of the allowance for credit losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and Its Significant Accounting Policies (Continued)

Loan Charge-off Policies

Loans are generally fully or partially charged down to the fair value of securing collateral when:

•      management deems the asset to be uncollectible

•      repayment is deemed to be made beyond the reasonable time frames

•      the asset has been classified as a loss by internal or external review

•      the borrower has filed bankruptcy and the loss becomes evident owing to a lack of assets

Other Real Estate Owned (OREO):

OREO comprises properties acquired in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair value at the date acquired. Losses arising at the time of acquisition of such properties are charged against the allowance for credit losses. Subsequent write-downs that may be required and expenses of operation are included in other expenses. Gains and losses realized from the sale of OREO are included in other income. At December 31, 2016 there were eight properties with a combined value of $2,566,771 included in other real estate owned, and at December 31, 2015 there were eight properties with a combined value of $2,955,623.

Bank Premises and Equipment and Depreciation:

Bank premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using primarily the straight-line method over the estimated useful lives of the assets, ranging from two to fifty years. Leasehold improvements are depreciated over the lesser of the terms of the leases or their estimated useful lives. Expenditures for improvements that extend the life of an asset are capitalized and depreciated over the asset’s remaining useful life. Gains or losses realized on the disposition of premises and equipment are reflected in the consolidated statements of income. Expenditures for repairs and maintenance are charged to other expenses as incurred. Computer software is recorded at cost and amortized over three to five years.

Intangible Assets and Amortization:

During 2012, the Bank restructured three borrowings with the FHLB and incurred a total prepayment penalty of $1,645,571 (see Note 8). The prepayment penalty is being amortized to final maturity as an adjustment to interest expense. The unamortized premium was $542,501 as of December 31, 2016.

Long-Lived Assets:

The carrying value of long-lived assets and certain identifiable intangibles is reviewed by management for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable as prescribed by ASC 360-10 Property, Plant, and Equipment. As of December 31, 2016 and 2015, certain loans were deemed to be impaired (see Note 3).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and Its Significant Accounting Policies (Continued)

Income Taxes:

The Company and its subsidiaries file a consolidated Federal tax return. The provision for Federal and state income taxes is based upon the consolidated results of operations, adjusted for tax-exempt income. Deferred income taxes are provided under ASC 740-10 Income Taxes by applying enacted statutory rates to temporary differences between financial and tax bases of assets and liabilities.

Temporary differences, which give rise to deferred tax assets relate principally to the allowance for credit losses, accumulated amortization of intangibles, impairment loss on securities, net operating loss carryforward, net losses on other real estate owned, and unrealized depreciation on securities available for sale. Temporary differences which give rise to deferred tax liabilities relate to accumulated depreciation, deferred gains and accumulated accretion of discount on debt securities.

Securities Sold Under Agreements to Repurchase:

Securities sold under agreements to repurchase were comprised of six customer deposit agreements with various maturities totaling $1,969,047 at December 31, 2015. All customer agreements were converted to other types of deposit accounts during 2016. This obligation was not federally insured, but was collateralized by investment securities. These pledged securities were segregated and maintained by a third-party institution. The amortized cost and fair value of these securities at December 31, 2015 was $3,999,401 and $3,973,705, respectively.

Credit Risk:

The Bank has deposits in other financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC). The Bank has not experienced any losses in such accounts and management does not believe it is exposed to any significant credit risks with respect to such deposits.

Cash and Cash Equivalents:

The Bank has included cash and due from banks, interest bearing deposits in other financial institutions, and Federal funds sold as cash and cash equivalents for purposes of reporting cash flows.

Accounting for Stock Based Compensation:

The Company follows ASC 718-10, Compensation — Stock Compensation for accounting and reporting for stock-based compensation plans. ASC 718-10 defines a fair value at grant date to be used for measuring compensation expense for stock-based compensation plans to be recognized in the statement of income.

During 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Updated (ASU) 2015-10 Technical Corrections and Improvements, which replaced the definition of fair value previously used in ASC 718 with the definition of fair value from ASC 820, Fair Value Measurement. The amendments affecting ASC 718-40 were effective and applied prospectively by the Company beginning January 1, 2016. Management believes the resulting change in fair value measurement methodology is immaterial to the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and Its Significant Accounting Policies (Continued)

Earnings (Loss) Per Common Share:

Basic earnings (loss) per common share are determined by dividing net income (loss) adjusted for preferred stock dividends declared and/or accumulated and accretion of warrants by the weighted average number of shares outstanding for each year, giving retroactive effect to stock splits and dividends. Weighted average shares outstanding were 8,209,667, and 8,136,536 for the years ended December 31, 2016 and 2015, respectively. Calculations of diluted earnings (loss) per common share include the average dilutive common stock equivalents outstanding during the year, unless they are anti-dilutive. Dilutive common equivalent shares consist of stock options calculated using the treasury stock method (See Note 14).

Financial Statement Presentation

Certain amounts in the prior years’ financial statements have been reclassified to conform to the current year’s presentation.

Note 2. Investment Securities

Securities available for sale are as follows:

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of U.S. Government agencies and corporations	$11,393,342	$7,955	$(94,544)	$11,306,753
Obligations of States and political subdivisions	16,927,503	249,733	(340,687)	16,836,549
Mortgage-backed securities	19,050,054	50,686	(329,995)	18,770,745
Equity securities	1,500,000	—	(68,630)	1,431,370
	$48,870,899	$308,374	$(833,856)	$48,345,417

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of U.S. Government agencies and corporations	$8,351,353	$16,267	$(34,395)	$8,333,225
Obligations of States and political subdivisions	11,094,355	415,900	(6,109)	11,504,146
Mortgage-backed securities	10,448,372	90,939	(141,632)	10,397,679
Equity securities	1,500,000	—	(41,521)	1,458,479
	$31,394,080	$523,106	$(223,657)	$31,693,529

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Investment Securities (Continued)

Gross unrealized losses and fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2016, are as follows:

Securities available-for-sale:

	December 31, 2016
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Obligations of U.S. Government agencies and corporations	$9,274,863	$94,544	$—	$—	$9,274,863	$94,544
Mortgage-backed securities	13,892,924	218,663	2,781,651	111,332	16,674,575	329,995
Obligations of States and political subdivisions	8,996,687	340,687	—	—	8,996,687	340,687
Equity Securities	—	—	1,431,370	68,630	1,431,370	68,630
Total securities with unrealized losses	$32,164,474	$653,894	$4,213,021	$179,962	$36,377,495	$833,856

For individual securities classified as either available for sale or held to maturity, the Bank must determine whether a decline in fair value below the amortized cost basis is other than temporary. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. If the decline in fair value is considered to be other than temporary, the cost basis of the individual security shall be written down to the fair value as a new cost basis and the amount of the writedown shall be included in earnings (that is, accounted for as a realized loss).

At December 31, 2016 there were four mortgage-backed securities (MBS) and one equity investment that have been in a continuous unrealized loss position for more than twelve months. As of December 31, 2016, management also believes it has the ability and intent to hold the securities for a period of time sufficient for a recovery of cost.

During 2016, the Bank sold two securities resulting in a net gain of $47,957. During 2015, the Bank sold one security resulting in a net gain of $2,450. Six securities were either matured or called during 2016, resulting in a net gain of $1,411. No securities were either matured or called during 2015, resulting in no gain or loss.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Investment Securities (Continued)

Contractual maturities of investment securities at December 31, 2016 and 2015 are shown below. Actual maturities may differ from contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities have no stated maturity and primarily reflect investments in various Pass-through and Participation Certificates issued by the Federal National Mortgage Association and the Government National Mortgage Association. Repayment of mortgage-backed securities is affected by the contractual repayment terms of the underlying mortgages collateralizing these obligations and the current level of interest rates.

The following is a summary of maturities, calls, or repricing of securities available for sale:

	December 31, 2016
	Securities
	Available for Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$—	$—
Due after one year through five years	14,569,425	14,591,906
Due after five years through ten years	7,510,355	7,603,242
Due after ten years or more	7,741,065	7,379,524
Mortgage-backed, due in monthly installments	19,050,054	18,770,745
	$48,870,899	$48,345,417

	December 31, 2015
	Securities
	Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$1,249,859	$1,272,115
Due after one year through five years	8,883,027	8,905,576
Due after five years through ten years	7,155,459	7,434,044
Due after ten years or more	3,657,363	3,684,115
Mortgage-backed, due in monthly installments	10,448,372	10,397,679
	$31,394,080	$31,693,529

The Bank has pledged certain securities as collateral for qualified customers’ deposit accounts at December 31, 2016 and 2015 as follows:

	2016	2015

Amortized cost	$7,688,675	$7,613,150
Fair value	7,860,947	7,873,874

The Bank has also pledged securities with the Federal Reserve Bank (“FRB”) to collateralize its accounts held at the FRB with an amortized cost and fair value of $63,312 and $65,055 at December 31, 2016, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Allowance for Credit Losses

Major categories of loans as of December 31 are as follows:

	2016	2015
Other real estate secured	$272,506,000	$255,765,014
1 - 4 Family residential secured	115,553,077	105,738,145
Other	42,403,664	38,733,741

	430,462,741	400,236,900

Less: Allowance for loan losses	(6,385,596)	(7,083,653)

	$424,077,145	$393,153,247

Allowance for Loan Losses

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses, the Bank has segmented the loan portfolio into the following classifications:

•                  Other Real Estate Secured

•      Commercial Real Estate

•      Construction and Land Development

•      Farmland

•      Multifamily

•                  1 — 4 Family Residential Secured

•                  Other

•      Commercial and Industrial

•      Consumer Loans

•      Other Loans

Each of these segments are reviewed and analyzed quarterly using the weighted average historical charge-offs over a current three year period for their respective segments as well as the following qualitative factors:

•                  Changes in the levels and trends in delinquencies, nonaccruals, classified assets and troubled debt restructurings

•                  Changes in the nature and volume of the portfolio

•                  Effects of any changes in lending policies, procedures, including underwriting standards and collections, charge off and recovery practices

•                  Changes in the experience, depth and ability of management

•                  Changes in the national and local economic conditions and developments, including the condition of various market segments

•                  Changes in the concentration of credits within each pool

•                  Changes in the quality of the Bank’s loan review system and the degree of oversight by the Board

•                  Changes in external factors such as competition and the legal environment

The above factors result in a FAS 5, as codified in FASB ASC 450-10- 20, calculated reserve for environmental factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Allowance for Credit Losses (Continued)

All credit exposures graded at a rating of “5”, “6”, “7” or “8” with outstanding balances less than $250,000 and credit exposures graded at a rating of “1”, “2”, “3” or “4” are reviewed and analyzed quarterly using the weighted average historical charge-offs over a current three year period as a percentage of total charge-offs for the same period for their respective segments as well as the qualitative factors discussed above. The weighted average historical percentage is further adjusted based on delinquency risk trend assessments and concentration risk assessments.

All credit exposures graded at a rating of “5”, “6”, “7” or “8” with outstanding balances greater than $250,000 are to be reviewed no less than quarterly for the purpose of determining if a specific allocation is needed for that credit. The determination for a specific reserve is measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases management uses the current fair value of the collateral, less selling cost when foreclosure is probable, instead of discounted cash flows. If management determines that the value of the loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

The establishment of a specific reserve does not necessarily mean that the credit with the specific reserve will definitely incur loss at the reserve level. It is only an estimation of potential loss based upon anticipated events. A specific reserve will not be established unless loss elements can be determined and quantified based on known facts.

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio as of December 31, 2016 and 2015.

The following table presents the total allowance by loan segment.

	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Unallocated	Total
Balance at December 31, 2015	$3,869,653	$1,351,000	$1,044,000	$819,000	$7,083,653
Charge-offs	(664,187)	(88,997)	(992,671)	—	(1,745,855)
Recoveries	66,496	45,015	74,287	—	185,798
Provision	120,634	832,982	462,384	(554,000)	862,000
Balance at December 31, 2016	$3,392,596	$2,140,000	$588,000	$265,000	$6,385,596

Individually evaluated for impairment:
Balance in allowance	$588,982	$990,742	$87,283	$—	$1,667,007
Related loan balance	17,820,081	9,527,192	369,107	—	27,716,380
Collectively evaluated for impairment:
Balance in allowance	$2,803,614	$1,149,258	$500,717	$265,000	$4,718,589
Related loan balance	254,685,919	106,025,885	42,034,557	—	402,746,361

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Allowance for Credit Losses (Continued)

	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Unallocated	Total
Balance at December 31, 2014	$4,415,387	$2,192,000	$770,000	$808,000	$8,185,387
Charge-offs	(1,388,757)	(78,050)	(379,628)	—	(1,846,435)
Recoveries	62,511	9,424	72,766	—	144,701
Provision	780,512	(772,374)	580,862	11,000	600,000
Balance at December 31, 2015	$3,869,653	$1,351,000	$1,044,000	$819,000	$7,083,653

Individually evaluated for impairment:
Balance in allowance	$690,974	$86,891	$647,933	$—	$1,425,798
Related loan balance	16,671,643	4,057,731	1,002,447	—	21,731,821
Collectively evaluated for impairment:
Balance in allowance	$3,178,679	$1,264,109	$396,067	$819,000	$5,657,855
Related loan balance	239,093,371	101,680,414	37,731,294	—	378,505,079

The Bank had an unallocated amount (overage) of approximately $265,000 in the allowance that is reflected in the above table as of December 31, 2016. The Bank had an unallocated amount (overage) of approximately $819,000 in the allowance that is reflected in the above table as of December 31, 2015. Management is comfortable with this amount as they feel it is adequate to absorb additional inherent potential losses in the loan portfolio as further detailed in Note 1, “Loans and the Allowance for Credit Losses”.

Credit Quality Information

The following table represents credit exposures by creditworthiness category for the year ending December 31, 2016. The use of creditworthiness categories to grade loans permits management to estimate a portion of credit risk. The Bank’s internal creditworthiness is based on experience with similarly graded credits. Loans that trend upward toward higher credit grades typically have less credit risk and loans that migrate downward typically have more credit risk.

The Bank’s internal risk ratings are as follows:

1	Excellent — minimal risk. (normally supported by pledged deposits, United States government securities, etc.)
2	Superior — low risk. (all of the risks associated with this credit based on each of the bank’s creditworthiness criteria are minimal)
3	Good — moderately low risk. (most of the risks associated with this credit based on each of the bank’s creditworthiness criteria are minimal)
4	Fair/Watch — moderate risk. (the weighted overall risk associated with this credit based on each of the bank’s creditworthiness criteria is acceptable)
5	Marginal — moderately high risk. (possesses deficiencies which corrective action by the bank would remedy; potential watch list)
6	Substandard — (the bank is inadequately protected and there exists the distinct possibility of sustaining some loss if not corrected)
7	Doubtful — (weaknesses make collection or liquidation in full, based on currently existing facts, improbable)
8	Loss — (of little value; not warranted as a bankable asset)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Allowance for Credit Losses (Continued)

Non-accruals

In general, a loan will be placed on non-accrual status at the end of the reporting month in which the interest or principal is past due more than 90 days. Exceptions to the policy are those loans that are in the process of collection and are well secured. A well-secured loan is secured by collateral with sufficient market value to repay principal and all accrued interest.

A summary of loans by risk rating is as follows:

December 31, 2016	Other Real Estate Secured	1-4 Family Residential Secured	Other	Total
Excellent	$663,996	$—	$466,930	$1,130,926
Superior	5,290,583	87,321	154,278	5,532,182
Good	243,025,641	101,876,444	40,157,088	385,059,173
Fair	12,957,377	4,632,476	580,605	18,170,458
Marginal	3,724,877	231,393	572,441	4,528,711
Substandard	6,843,526	8,725,443	472,322	16,041,291
TOTAL	$272,506,000	$115,553,077	$42,403,664	$430,462,741
Non-Accrual	$1,869,337	$1,727,071	$—	$3,596,408
Troubled debt restructures	$14,700,511	$3,687,097	$246,113	$18,633,721
Number of TDR accounts	26	18	4	48
Breakdown of TDRs
TDRs on Nonaccrual	$814,635	$1,424,738	$—	$2,239,373
TDRs Past Due 30-89	200,384	—	—	200,384
Performing TDRs	13,685,492	2,262,359	246,113	16,193,964
TOTAL	$14,700,511	$3,687,097	$246,113	$18,633,721
Total Non-performing TDR accounts	$1,015,019	$1,424,738	$—	$2,439,757
Number of non-performing TDRs	3	9	—	12

		1-4 Family
	Other Real	Residential
December 31, 2015	Estate Secured	Secured	Other	Total
Excellent	$701,356	$—	$491,602	$1,192,958
Superior	7,196,104	95,401	307,672	7,599,177
Good	226,753,502	94,695,761	35,996,173	357,445,436
Fair	15,350,833	7,608,704	817,472	23,777,009
Marginal	—	50,699	14,593	65,292
Substandard	5,763,219	3,287,580	1,106,229	10,157,028
TOTAL	$255,765,014	$105,738,145	$38,733,741	$400,236,900
Non-Accrual	$2,207,082	$1,593,953	$647,933	$4,448,968
Troubled debt restructures	$14,939,222	$3,652,210	$354,515	$18,945,947
Number of TDR accounts	26	16	4	46
Breakdown of TDRs
TDRs on Nonaccrual	$440,342	$1,268,446	$—	$1,708,788
TDRs Past Due 30-89	237,225	689,153	—	926,378
Performing TDRs	14,261,655	1,694,611	354,515	16,310,781
TOTAL	$14,939,222	$3,652,210	$354,515	$18,945,947
Total Non-performing TDR accounts	$677,567	$1,957,599	$—	$2,635,166
Number of non-performing TDRs	4	8	—	12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Allowance for Credit Losses (Continued)

The following table includes an aging analysis of the recorded investment of past due financing receivables as of December 31, 2016 and 2015:

December 31, 2016	30-59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due *	Total Past Due	Current Balance	Total Financing Receivables	Recorded Investment > 90 Days Past Due and Accruing
Other Real Estate Secured	$1,944,241	$3,047,896	$1,869,337	$6,861,474	$265,644,526	$272,506,000	$—
1 - 4 Family Residential	1,243,952	84,584	1,736,724	3,065,260	112,487,817	115,553,077	9,653
Other	107,713	—	10,967	118,680	42,284,984	42,403,664	—
TOTAL	$3,295,906	$3,132,480	$3,617,028	$10,045,414	$420,417,327	$430,462,741	$9,653

* Includes $3,596,408 of non-accrual loans.

							Recorded
							Investment
							> 90 Days
			Greater than				Past Due
	30-59 Days	60 - 89 Days	90 Days Past		Current	Total Financing	and
December 31, 2015	Past Due	Past Due	Due *	Total Past Due	Balance	Receivables	Accruing
Other Real Estate Secured	$1,158,649	$—	$2,207,082	$3,365,731	$252,399,283	$255,765,014	$—
1 - 4 Family Residential	689,153	—	1,596,049	2,285,202	103,452,943	105,738,145	—
Other	150,166	—	650,810	800,976	37,932,765	38,733,741	—
TOTAL	$1,997,968	$—	$4,453,941	$6,451,909	$393,784,991	$400,236,900	$—

* Includes $4,448,968 of non-accrual loans.

Impaired Loans

Impaired loans are defined as nonaccrual loans, troubled debt restructurings, and loans risk rated a “6” or above. When management identifies a loan as impaired, the impairment is measured for potential loss based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases management used the current fair value of the collateral, less selling cost when foreclosure is probable, instead of discounted cash flows. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on nonaccrual status, all payments are applied to principal, under the cost recovery method. When the ultimate collectability of the total principal of an impaired loan is not in doubt and the loan is on nonaccrual status, contractual interest is credited to interest income when received, under the cash basis method.

The following table includes the recorded investment and unpaid principal balances for impaired financing receivables with the associated allowance amount, if applicable. Management determined the specific reserve in the allowance based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the remaining source of repayment for the loan is the operation or liquidation of the collateral. In those cases, the current fair value of the collateral, less selling costs was used to determine the specific allowance recorded.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Allowance for Credit Losses (Continued)

Also presented are the average recorded investments in the impaired loans and the related amount of interest recognized during the time within the period that the impaired loans were impaired. When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on nonaccrual status, all payments are applied to principal, under the cost recovery method.

December 31, 2016	Recorded Investment	Unpaid Principal Balance	Interest Income Recognized	Specific Reserve	Average Recorded Investment
Impaired loans with specific reserves:
Other Real Estate Secured	$4,437,211	$4,577,262	$190,762	$588,982	$3,224,471
1 - 4 Family Residential Secured	5,543,372	6,345,811	210,903	990,742	4,245,308
Other	87,283	87,283	5,790	87,283	367,608
Total impaired loans with specific reserves	$10,067,866	$11,010,356	$407,455	$1,667,007	$7,837,387
Impaired loans with no specific reserve:
Other Real Estate Secured	$13,547,956	$13,630,450	$892,924	$—	$13,653,338
1 - 4 Family Residential Secured	4,021,678	4,208,486	181,726	—	3,080,879
Other	404,475	404,475	35,540	—	449,894
Total impaired loans with no specific reserve	$17,974,109	$18,243,411	$1,110,190	$—	$17,184,111
TOTAL	$28,041,975	$29,253,767	$1,517,645	$1,667,007	$25,021,498

Total impaired loans of $28,041,975 at December 31, 2016 include $325,595 of loans which did not meet the criteria whereby an individual evaluation for impairment was required. These loans were pooled with all other loans not requiring an evaluation for individual impairment and reviewed and analyzed using the weighted average historical charge-offs over a current three year period for their respective segments along with the qualitative factors stated previously in this disclosure, to result in a FAS 5 calculated reserve.

December 31, 2015	Recorded Investment	Unpaid Principal Balance	Interest Income Recognized	Specific Reserve	Average Recorded Investment
Impaired loans with specific reserves:
Other Real Estate Secured	$2,011,731	$2,413,183	$115,877	$690,974	$4,044,446
1 - 4 Family Residential Secured	2,947,243	2,947,243	76,404	86,891	2,012,987
Other	647,933	673,933	19,271	647,933	514,783
Total impaired loans with specific reserves	$5,606,907	$6,034,359	$211,552	$1,425,798	$6,572,216
Impaired loans with no specific reserve:
Other Real Estate Secured	$13,758,720	$14,235,626	$1,037,061	$—	$12,385,164
1 - 4 Family Residential Secured	2,140,079	3,054,326	42,442	—	2,792,804
Other	495,312	495,312	28,207	—	443,946
Total impaired loans with no specific reserve	$16,394,111	$17,785,264	$1,107,710	$—	$15,621,914
TOTAL	$22,001,018	$23,819,623	$1,319,262	$1,425,798	$22,194,130

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Allowance for Credit Losses (Continued)

The Bank makes loans to customers located primarily within Wicomico and Worcester Counties, Maryland and Sussex County, Delaware. A substantial portion of its loan portfolio consists of residential and commercial real estate mortgages.

Included in the amounts listed above are loans receivable from directors, principal officers, and stockholders of $7,894,000 and $8,188,000 at December 31, 2016 and 2015, respectively. During 2016 and 2015, loan additions totaled $310,000 and $306,000, respectively. During 2016 and 2015 repayments totaled $604,000 and $464,000, respectively. These loans were made in the ordinary course of business on substantially the same terms and conditions as those prevailing at the same time for comparable transactions with other customers, including interest rates and collateral. They do not involve more than normal risk of collectability or present other unfavorable terms.

The Bank had no commitments to loan additional funds to the borrowers of restructured, impaired, or non-accrual loans as of December 31, 2016.

Note 4. Premises, Equipment and Depreciation

A summary of premises and equipment, at cost, and accumulated depreciation is as follows:

	2016	2015
Land	$1,752,560	$1,752,560
Buildings and improvements	6,590,205	6,461,245
Furniture and equipment	7,217,298	6,806,852
Total premises and equipment	15,560,063	15,020,657
Less: accumulated depreciation	8,556,095	7,930,760
Net premises and equipment	$7,003,968	$7,089,897

Depreciation expense totaled $632,067 and $631,715 for the years ended December 31, 2016, and 2015, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Income Taxes

Components of income tax expense (benefit) for the years ended December 31, 2016 and 2015 are as follows:

	2016	2015
Current
Federal	$1,760,954	$90,547
State	398,602	—
Total current	2,159,556	90,547

Deferred income tax benefits:
Federal	86,365	1,750,415
State	129,446	402,300
Total deferred	215,811	2,152,715

Income tax expense (benefit)	$2,375,367	$2,243,262

A reconciliation of tax computed at the Federal statutory income tax rate of 34% to the actual expense for the years ended December 31, 2016 and 2015 is as follows:

	2016	2015
Tax at Federal statutory income tax rate	$2,173,649	$1,324,203
Tax effect of:
Tax exempt income	(348,290)	(305,001)
Other	21,952	892,927
State income taxes, net of Federal tax benefit	528,047	331,133
Income tax expense	$2,375,358	$2,243,262

	2016	2015
Federal income tax payable	$(85,904)	$—
State franchise tax receivable	15,398	33,600
Deferred income tax benefits:	$181,757	$602,108
Allowance for credit losses and unfunded commitments	93,195	148,512
Net operating loss carryforward	73,425	83,478
Accumulated amortization on intangibles	45,319	44,876
Impairment loss on investment securities	1,754,866	1,570,258
Net losses on other real estate owned	15,736	91,703
Director stock option expense	207,263	—
Charitable contributions	2,371,561	2,540,935

Deferred tax liabilities:	288,351	271,091
Accumulated depreciation	193,994	192,098
Deferred gain	658	5,906
Accumulated securities discount accretion	—	118,130
Net unrealized appreciation on securities available for sale	483,003	587,225

Income taxes included in the balance sheets are as follows:

Net deferred income tax benefits	$1,888,558	$1,953,710

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Income Taxes (Continued)

Management has determined that no valuation allowance is required as it is more likely than not that the deferred tax assets will be fully realizable in the future. At December 31, 2016 and 2015, management believes there are no uncertain tax positions under ASC Topic 740 Income Taxes. The Bank’s Federal and state income tax returns for 2013, 2014, and 2015 are subject to examination by the IRS and/or state tax authorities, generally for three years after they were filed. The 2016 tax returns will be filed in 2017.

Note 6. Deposits

Time deposits and their remaining maturities at December 31, 2016 are as follows:

2017	$78,682,792
2018	34,737,520
2019	15,886,664
2020	14,828,780
2021	15,471,015
2022 and thereafter	64,571
Total time deposits	$159,671,342

Interest expense on deposits for the years ended December 31, 2016 and 2015 is as follows:

	2016	2015
NOW	$31,667	$23,495
Money market	132,401	115,520
Savings	73,277	64,940
Time, $100,000 or more	735,363	679,117
Other time	1,125,089	1,201,487
	$2,097,797	$2,084,559

Deposit balances of officers and directors and their affiliated interests totaled approximately $5,279,000 and $5,314,000 as of December 31, 2016 and 2015, respectively.

Deposit accounts in an overdraft position totaled approximately $719,000 and $190,000 as of December 31, 2016 and 2015, respectively.

Some of the Company’s CD deposits are through participation in the Certificate of Deposit Account Registry Service (CDARS). These deposits totaled $4,775,604 and $3,879,047 at December 31, 2016 and 2015, respectively.

Note 7. Other Income

Other income consists of the following:

	2016	2015
Investment fees and commissions	$143,477	$127,543
Safe deposit box rentals	43,149	43,326
Visa debit income	734,163	690,521
Other non-interest income	523,358	695,720
	$1,444,147	$1,429,567

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Credit Facilities

The Bank owns capital stock of the Federal Home Loan Bank of Atlanta (FHLB) as a condition for a $127,218,750 convertible advance credit facility from the FHLB. As of December 31, 2016, the Bank had remaining credit availability of $97,412,679 under this facility.

In June 2005, the Bank borrowed $5,000,000 from the FHLB with interest payable quarterly fixed at 3.78% through June 2010, maturing in June 2015. The FHLB had the option of converting the rate on this borrowing to a three month LIBOR based floating rate in 2010, however it chose not to do so, therefore the rate on this borrowing would have remained at 3.78% until maturity. During 2012, this borrowing was restructured to a three month LIBOR based floating rate for the first two years, then adjusting to 1.83% until maturity in December 2018. Due to a prepayment penalty of $405,011, which is being amortized to final maturity as an adjustment to interest expense, the effective rate is the three month LIBOR based floating rate plus 1.35% for the first two years, adjusting to 3.18% until maturity. The unamortized premium was $133,709 as of December 31, 2016.

In September 2005, the Bank borrowed an additional $5,000,000 with interest payable quarterly fixed at 4.06% through September 2009, maturing in September 2015. The FHLB had the option of converting the rate on this borrowing to a three month LIBOR based floating rate in 2009, however it chose not to do so, therefore the rate on this borrowing would have remained at 4.06% until maturity. During 2012, this borrowing was restructured to a three month LIBOR based floating rate for the first two years, then adjusting to 1.83% until maturity in December 2018. Due to a prepayment penalty of $500,195, which is being amortized to final maturity as an adjustment to interest expense, the effective rate is the three month LIBOR based floating rate plus 1.67% for the first two years, adjusting to 3.50% until maturity. The unamortized premium was $165,133 as of December 31, 2016.

In September 2006, the Bank borrowed an additional $5,000,000 with interest payable quarterly fixed at 4.57% through September 2011, maturing in September 2016. The FHLB has the option of converting the rate on this long-term borrowing to a three month LIBOR-based floating rate in 2011, however it chose not to do so, therefore the rate on this borrowing would have remained at 4.57% until maturity. During 2012, this borrowing was restructured to a three month LIBOR based floating rate for the first two years, then adjusting to 1.83% until maturity in December 2018. Due to a prepayment penalty of $740,365, which is being amortized to final maturity as an adjustment to interest expense, the effective rate is the three month LIBOR based floating rate plus 2.47% for the first two years, adjusting to 4.30% until maturity. The unamortized premium was $243,659 as of December 31, 2016.

In May 2015, the Bank borrowed an additional $10,000,000 with interest payable quarterly fixed at 1.08%, maturing in May 2020. The FHLB has the option of converting the rate on this long-term borrowing to a three month LIBOR-based floating rate at any time.

In March 2016, the Bank borrowed an additional $3,000,000 with interest payable monthly fixed at 1.62%, maturing in March 2023.

In March 2016, the Bank borrowed an additional $2,300,000 with interest payable monthly fixed at 1.99%, maturing in March 2026.

The Bank has pledged a portion of its residential and commercial mortgage loan portfolio as collateral for these credit facilities. Principal balances outstanding on these pledged loans totaled approximately $102,181,000 and $106,201,000 at December 31, 2016 and 2015, respectively.

In addition to the FHLB credit facility, in October 2015, the Company entered into a subordinated loan agreement for an aggregate principal amount of $2,000,000. Interest-only payments are due quarterly at 6.71% per annum, and the outstanding principal balance matures in October 2025.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Credit Facilities (Continued)

The proceeds of these long-term borrowings were generally used to purchase higher yielding investment securities, fund additional loans, or redeem preferred stock. Additionally, the Bank has secured credit availability of $5,000,000 with a correspondent bank for short-term liquidity needs, if necessary. This facility must be collateralized by specific securities at the time of any usage. At December 31, 2016, there were no borrowings outstanding, and securities pledged under this credit facility had an amortized cost and fair value of $11,069 and $12,720, respectively. At December 31, 2015 there were no borrowings outstanding, and securities pledged under this credit facility had an amortized cost and fair value of $14,458 and $17,235.

Note 9. Profit Sharing Plan

The Bank has a defined contribution 401(k) profit sharing plan covering substantially all full-time employees. Under the 401(k) provision the Bank is currently matching 50% of employee contributions of up to 6% of their compensation as defined under the plan. Additional employer contributions are at the discretion of the Board of Directors. The Bank’s contributions to this plan totaled $111,814 and $99,887, and for the years ended December 31, 2016 and 2015, respectively.

Note 10. Lease Commitment

The Bank has a branch facility lease for its Seaford, Delaware branch through December 31, 2018. The Bank also has a fifteen-year land lease for its Rehoboth, Delaware branch, with (5) five-year renewal options for a total of twenty-five years, which began in 2000. In 2008 the Bank entered into a six-year lease agreement for its Ocean City branch with a five-year renewal option, for a total of 11 years. In February 2014, this renewal option was exercised. In March 2016, the Bank renewed the Ocean City lease, extending the maturity date from October 31, 2019 to October 31, 2022. The Bank has the option to extend the lease for an additional five-year period. In December 2016 the Bank entered into a three-year agreement for its Rehoboth loan office with a three-year renewal option. Rent expense under these arrangements was $203,838 and $194,582 for the years ended December 31, 2016 and 2015, respectively.

Minimum lease payments for the next five years, assuming renewal options are exercised, are approximately as follows:

2017	$210,390
2018	212,164
2019	180,085
2020	187,635
2021	150,420

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Other Operating Expenses

Other operating expenses include the following:

	2016	2015
Professional services	$119,552	$217,265
Stationery, printing and supplies	149,273	130,574
Postage and delivery	146,495	147,442
FDIC assessment	357,806	416,464
State bank assessment	1,000	1,000
Directors fees and expenses	229,176	224,950
Marketing	226,466	215,680
Correspondent bank services	76,367	75,179
ATM expenses	572,539	494,470
Telephones and mobile devices	164,276	157,138
Membership dues and fees	59,460	53,934
Legal fees	285,735	205,375
Audit and related professional fees	94,175	108,824
Insurance	130,110	134,588
Other	1,732,780	1,677,473
	$4,345,210	$4,260,356

Note 12. Stock Option Plans

The Bank had employee and director stock option plans and reserved 115,656 shares of stock for issuance thereunder. Options granted under these plans have a ten-year life with a four-year vesting period that begins one year after date of grant, and are exercisable at a price equal to the fair value of the Company’s stock on the date of the grant. Each award from all plans is evidenced by an award agreement that specifies the option price, the duration of the option, the number of shares to which the option pertains, and such other provisions as the grantor determines. The plan term ended in 2014, therefore no new options can be granted.

Options for 115,656 shares were outstanding as follows:

	Employees			Directors
	Shares	Average Price	Amount	Shares	Average Price	Amount
December 31, 2014	140,712	17.99	2,531,683	43,728	18.15	793,569
Forfeited in 2015	(54,608)	17.97	(981,329)	(10,964)	17.59	(192,885)
December 31, 2015	86,104	$18.01	$1,550,354	32,764	$18.33	$600,684

Forfeited in 2016	(3,212)	19.05	(61,173)	—	—	—
December 31, 2016	82,892	$17.97	$1,489,181	32,764	$18.33	$600,684

No stock options were exercised in 2015 or 2016. Shares issued in connection with stock option exercises are issued from available authorized shares.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Stock Option Plans (Continued)

As stated in Note 1, the Company follows ASC Topic 718-10 which requires that stock-based compensation to employees and directors be recognized as compensation cost in the income statement based on their fair values on the measurement date, which, for the Company, is the date of the grant. As a result of applying the provisions of ASC Topic 718-10 during 2015, the Company recognized additional stock-based compensation expense of $555. Stock-based compensation expense for 2015 relates to 2012 stock options. The 2012 options expense was fully recognized in 2015.

Note 13. Restricted Stock Plan

The Bank has an employee and director restricted stock plan and has reserved 405,805 shares of stock for issuance thereunder. The Company has adopted the Plan, pursuant to which employee and directors of the Company may acquire shares of common stock. The Plan was adopted by the Company’s Board of Directors in April 2014, and, subject to the right of the Board of Directors to terminate the Plan at any time, terminates on June 30, 2018. The termination of the Plan, either at the scheduled termination date or before such date, will not affect any award issued prior to termination. Shares awarded in 2016 have a four-year vesting period. The number of shares that will vest is based on the Company’s performance relative to pre-established performance goals during the four year vesting period. During 2016, no shares of stock were awarded under the restricted stock plan. Each award from the plan is evidenced by an award agreement that specifies the vesting period of the restricted stock plan, the number of shares to which the award pertains, and such other provisions as the grantor determines.

As of December 31, 2016 non-vested restricted stock awards totaling 83,920 were outstanding as follows:

	Employees		Directors
	Shares	Weighted Average Fair Value	Shares	Weighted Average Fair Value
Nonvested Awards December 31, 2015	121,737	$4.17	46,100	$4.19
Granted in 2016	—	—	—	—
Vested in 2016	—	—	—	—
Forfeited in 2016	(60,867)	4.17	(23,050)	4.18
Nonvested Awards December 31, 2016	60,870	$4.17	23,050	$4.19

As stated in Note 1, the Company follows ASC Topic 718-10 which requires that restricted stock-based compensation to employees and directors be recognized as compensation cost in the income statement based on their fair values on the measurement date. The fair value of restricted stock granted in 2016 is equal to the underlying fair value of the stock. As a result of applying the provisions of ASC Topic 718-10 during 2015, the Company recognized restricted stock-based compensation expense of $239,643, or $147,385 net of tax, related to the 2014 restricted stock awards. No restricted stock-based compensation expense was recognized during 2016. Unrecognized restricted stock-based compensation expense related to 2014 restricted stock awards totaled approximately $280,000 at December 31, 2016. The remaining period over which this unrecognized expense is expected to be recognized is one year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Earnings (Loss) Per Share

Diluted earnings (loss) per share are calculated as follows:

	2016	2015
Net income (loss)	$4,017,727	$3,894,716
Net income (loss) applicable to basic earnings (loss) per common share	$4,017,727	$3,894,716
Weighted average shares outstanding	8,209,667	8,136,536
Basic earnings (loss) per share	0.489	0.479
Effect of dilutive securities:
Weighted average shares outstanding under options (1)	116,653	176,692
Weighted average exercise price	$18.07	$18.10
Assumed proceeds on exercise	$2,107,920	$3,198,125
Average market value	$6.04	$4.62
Weighted average shares outstanding under restricted stock plans (2)	167,607	189,269
Diluted weighted average shares and common stock equivalents	8,377,274	8,325,805
Diluted earnings (loss) per share	$0.480	$0.468

(1)        Options were excluded from the calculation of dilutive earnings per share because they are anti-dilutive.

(2)        Includes vested shares not yet issued and nonvested shares as of December 31, 2015.

Note 15. Regulatory Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (as defined in the regulations) of total and Tier I capital to risk-weighted assets, Tier I capital to average assets, and beginning in 2015, common equity Tier I capital to risk-weighted assets. Management believes as of December 31, 2016 that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2016, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage and, beginning in 2015, common equity Tier I risk-based ratios. There are no conditions or events since that notification that management believes have changed the Bank’s category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Regulatory Capital Requirements (Continued)

The Common Equity Tier I (beginning in 2015), Tier I and Total capital ratios are calculated by dividing the respective capital amounts by risk-weighted assets. Risk-weighted assets are calculated based on regulatory requirements and include total assets, with certain exclusions, allocated by risk weight category, and certain off-balance-sheet items, among other things. The leverage ratio is calculated by dividing Tier I capital by adjusted quarterly average total assets, which exclude goodwill and other intangible assets, among other things.

When fully phased in on January 1, 2019, the Basel III Capital Rules will require the Bank and Bancorp to maintain (i) a minimum ratio of Common Equity Tier I capital to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% Common Equity Tier I capital ratio as that buffer is phased in, effectively resulting in a minimum ratio of Common Equity Tier I capital to risk-weighted assets of at least 7.0% upon full implementation), (ii) a minimum ratio of Tier I capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier I capital ratio as that buffer is phased in, effectively resulting in a minimum Tier I capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of Total capital (that is, Tier I plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation) and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier I capital to average quarterly assets.

The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The Basel III Capital Rules also provide for a “countercyclical capital buffer” that is applicable to only certain covered institutions and does not have any current applicability to the Bank or Bancorp. The capital conservation buffer is designed to absorb losses during periods of economic stress and, as detailed above, effectively increases the minimum required risk-weighted capital ratios. Banking institutions with a ratio of Common Equity Tier I capital to risk-weighted assets below the effective minimum (4.5% plus the capital conservation buffer and, if applicable, the countercyclical capital buffer) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

The following table presents actual and required capital ratios as of December 31, 2016 and 2015 for the Bank and Bancorp under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of December 31, 2016 based on the phase-in provisions of the Basel III Capital Rules and the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules have been fully phased-in. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Regulatory Capital Requirements (Continued)

A comparison of the Company’s and the Bank’s capital amounts and ratios as of December 31, 2016 and 2015 with the minimum requirements are presented below.

					To Be
					Well Capitalized
			For Capital		Under Prompt
			Adequacy		Corrective Action
In Thousands	Actual		Purposes		Provisions
	Amount Ratio Amount Ratio Amount Ratio
As of December 31, 2016
Total Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	$51,278	12.5%	$35,332	8.6%	$—	N/A
The Bank of Delmarva	53,244	13.0%	35,332	8.6%	43,525	10.6%
Tier I Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	46,140	11.3%	27,140	6.6%	—	N/A
The Bank of Delmarva	48,106	11.7%	27,139	6.6%	35,332	8.6%
Common Equity Tier I Ratio
(To Risk Weighted Assets)
Delmar Bancorp	46,140	11.3%	20,995	5.1%	—	N/A
The Bank of Delmarva	48,106	11.7%	20,994	5.1%	29,187	7.1%
Tier I Leverage Ratio
(To Average Assets)
Delmar Bancorp	46,140	9.0%	20,520	4.0%	—	N/A
The Bank of Delmarva	48,106	9.4%	20,520	4.0%	25,650	5.0%
As of December 31, 2015
Total Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	$47,778	12.4%	$30,949	8.0%	$—	N/A
The Bank of Delmarva	49,175	12.7%	30,952	8.0%	38,690	10.0%
Tier I Capital Ratio
(To Risk Weighted Assets)
Delmar Bancorp	42,908	11.1%	23,214	6.0%	—	N/A
The Bank of Delmarva	44,307	11.5%	23,218	6.0%	30,957	8.0%
Common Equity Tier I Ratio
(To Risk Weighted Assets)
Delmar Bancorp	42,908	11.1%	17,411	4.5%	—	N/A
The Bank of Delmarva	44,307	11.5%	17,413	4.5%	25,152	6.5%
Tier I Leverage Ratio
(To Average Assets)
Delmar Bancorp	42,908	8.9%	19,306	4.0%	—	N/A
The Bank of Delmarva	44,307	9.2%	19,327	4.0%	24,159	5.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Regulatory Capital Requirements (Continued)

Banking regulations also limit the amount of dividends that may be paid without prior approval of the Bank’s regulatory agencies. Regulatory approval is required to pay dividends, which exceed the Bank’s net profits for the current year plus its retained net profits for the preceding two years.

Note 16. Fair Values of Financial Instruments

The following table shows the estimated fair value and the related carrying values of the Company’s financial instruments at December 31, 2016 and 2015. Items that are not financial instruments are not included. Amounts are shown in thousands (000).

	2016		2015
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$16,344	$16,344	$26,340	$26,340
Interest bearing deposits	5,484	5,484	5,464	5,464
Federal funds sold	1,262	1,262	9,736	9,736
Securities:
Available for sale	48,345	48,345	31,694	31,694
Loans, net of allowance for credit losses	424,077	421,241	393,153	393,978
Accrued interest receivable	1,398	1,398	1,217	1,217
Federal Home Loan Bank stock	1,723	1,723	1,470	1,470
Maryland Financial Bank stock	30	30	30	30
Atlantic Central Bankers stock	75	75	75	75
Other investments	1,000	1,000	1,000	1,000
Financial liabilities:
Deposits	$433,483	$400,978	$412,558	$386,923
Accrued interest payable	198	198	201	201
Long-term borrowings and note payable	31,806	32,730	27,000	27,842
Unrecognized financial instruments:
Commitments to extend credit	$68,276	$68,276	$61,653	$61,653
Standby letters of credit	3,427	3,427	3,410	3,410

For purposes of the above disclosures of estimated fair value, the following assumptions were used.

Cash and cash equivalents

The estimated fair value for cash and due from banks, interest-bearing deposits in other banks, and Federal funds purchased is considered to approximate cost because of their short-term nature.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Fair Values of Financial Instruments (Continued)

Investment securities:

Estimated fair values are based on quoted market prices for actual or similar instruments or estimated using discounted cash flows. The discounts used are estimated using comparable market rates for similar types of instruments adjusted to be commensurate with the audit risk, overhead costs, and optionality of such investments.

Loans:

The estimated fair value for certain homogeneous categories of loans, such as residential mortgages, is based on the quoted market price for securities backed by similar loans, adjusted for differences in loan characteristics. The estimated fair value of other loans is determined by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits:

The estimated fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW accounts and money market accounts, is equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair value of certificates of deposit is based on the rates currently offered for deposits of similar maturities and using a discounted cash flow analysis. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

Borrowings:

The fair value of long-term fixed rate borrowings is estimated by discounting future cash flows using current interest rates currently offered for similar financial instruments.

Other assets and liabilities:

Other assets and liabilities of the Bank that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill, and similar items.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Fair Values of Financial Instruments (Continued)

The following table presents the carrying amount, fair value, and placement in the fair value hierarchy of the Company’s financial instruments not disclosed elsewhere as of December 31, 2016. This table excludes financial instruments for which the carrying amount approximates fair value.

	2016		Fair Value Hierarchy
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets: Loans, net	$424,077,145	$421,241,310	$—	$421,241,310	$—
Financial liabilities: Interest-bearing deposits Long-term borrowings and note payable	$286,172,792	$264,966,606	$104,350,548	$160,616,058	$—
	31,806,071	32,730,001	—	32,730,001	—

Note 17. Fair Value Measurements

Effective January 1, 2008, the Company adopted ASC 820-10 Fair Value Measurements and Disclosures which provides a framework for measuring and disclosing fair value under generally accepted accounting principles. ASC Topic 820 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investments securities) or on a nonrecurring basis (for example, impaired loans).

ASC Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value.

Fair Value Hierarchy

Level 1 — Quoted prices in active markets for identical assets or liabilities

Level 2 — Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities)

Level 3 — Significant unobservable inputs (including the Bank’s own assumptions in determining the fair value of assets or liabilities)

In determining the appropriate levels, the Bank performs a detailed analysis of assets and liabilities that are subject to ASC Topic 820.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Fair Value Measurements (Continued)

The following table presents fair value measurements on a recurring basis as of December 31, 2016:

				Fair
	Level 1	Level 2	Level 3	Value
Securities available for sale:
Obligations of U.S. Government agencies	$—	$11,306,753	$—	$11,306,753
Obligations of States and political subdivisions	—	16,836,549	—	16,836,54
Mortgage-backed securities Equity securities	—	18,770,745	—	18,770,745
Total securities available for sale	$—	$48,345,417	$—	$48,345,417

Securities available-for-sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, which are considered level 2 inputs. For these securities, management obtains fair value measurements from an independent pricing service.

The Bank may also be required, from time to time, to measure certain other financial and non-financial assets and liabilities at fair value on a non-recurring basis in accordance with GAAP. The following table presents all fair value measurements on a non-recurring basis as of December 31, 2016:

				Fair
	Level 1	Level 2	Level 3	Value
Impaired loans	$—	$—	$26,374,968	$26,374,968
OREO	—	2,566,771	—	2,566,771
Total	$—	$2,566,771	$26,374,968	$28,941,739

Measured on a Non-Recurring Basis:

Financial Assets and Liabilities

The Bank is predominantly a cash flow lender with real estate serving as collateral on a majority of loans. Loans which are deemed to be impaired financial assets are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral. The Bank determines such fair values from independent appraisals, which management considers level 3 inputs.

Non Financial Assets and Non Financial Liabilities

Application of ASC Topic 820 to non-financial assets and non-financial liabilities became effective January 1, 2009. The Corporation has no non-financial assets and non-financial liabilities measured at fair value on a recurring basis. Certain non-financial assets and non-financial liabilities typically measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), non-financial assets and non-financial liabilities measured at fair value in the second step of a goodwill impairment test, and intangible assets and other non-financial long-lived assets measured at fair value for impairment assessment.

Foreclosed real estate were adjusted to their fair values, resulting in an impairment charge, which was included in earnings for the year. Foreclosed real estate, which are considered to be non-financial assets, have been valued using a market approach at the time they are recorded in OREO. The values were determined using current market prices of similar real estate assets, which the Bank considers to be level 2 inputs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Parent Company Financial Information

Presented below are comparative balance sheets of the parent company, Delmar Bancorp, as of December 31, 2016 and 2015, and statements of operations and cash flows for each of the years ended December 31, 2016, 2015 and 2014.

BALANCE SHEETS

December 31, 2016 and 2015

	2016	2015
ASSETS
Cash	$—	$187,481
Investment in subsidiaries, at equity	47,830,483	44,899,593
Other assets	535,951	329,696

Total assets	$48,366,434	$45,416,770

LIABILITIES
Other liabilities	$184,929	$96,458
Note payable	2,000,000	2,000,000

Total liabilities	$2,184,929	$2,096,458

STOCKHOLDERS’ EQUITY
Common stock, par value $.01 per share, authorized 9,990,550 shares; issued and outstanding 2016 8,219,576 and 2015 8,174,317	$82,196	$81,743
Surplus	16,604,494	16,688,173
Retained earnings	29,813,156	26,369,200
Accumulated other comprehensive (loss) income, net of deferred tax assets (liabilities) 2016 $207,263; 2015 $(118,130)	(318,341)	181,196

Total stockholders’ equity	46,181,505	43,320,312

Total liabilities and stockholders’ equity	$48,366,434	$45,416,770

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Parent Company Financial Information (Continued)

STATEMENTS OF OPERATIONS
Years Ended December 31, 2016 and 2015

	2016	2015
Stock-based compensation expense	$—	$(555)
Interest expense on borrowings	(136,437)	(29,077)
Other expenses, net	(54,393)	(53,513)
Loss before income taxes and equity in undistributed net loss of subsidiaries	(190,830)	(83,145)
Income tax benefits (1)	109,343	27,656
Equity in undistributed net income of subsidiaries	4,099,214	3,950,205
Net income	$4,017,727	$3,894,716

(1) Benefits from filing consolidated Federal income tax return.

STATEMENTS OF CASH FLOWS
Years Ended December 31, 2016 and 2015

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,017,727	$3,894,716
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Equity in undistributed net (income) loss of subsidiaries	(4,099,214)	(3,950,205)
Stock-based compensation expense	—	555
Changes in assets and liabilities:
Increase in other assets	(206,255)	(148,491)
Increase (decrease) in other liabilities	5,823	88,554
Net cash (used in) provided by operating activities	(281,919)	(114,871)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(491,123)	—
Proceeds from long-term borrowings	—	2,000,000
Dividends received from subsidiary	585,561	3,740,000
Redemption of preferred stock	—	(5,742,511)
Net cash (used in) provided by financing activities	94,438	(2,511)
Net (decrease) increase in cash	(187,481)	(117,382)
Cash, beginning of year	187,481	304,863
Cash, end of year	$—	$187,481

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Date of Management’s Review

In preparing the financial statements, management has evaluated events and transactions for potential recognition or disclosure through March 8, 2017, the date that the financial statements were available to be issued.

DELMAR BANCORP

CONSOLIDATED BALANCE SHEETS
June 30, 2017 and 2016

	(Unaudited)
	2017	2016
ASSETS
Cash and due from banks	$19,660,624	$19,118,899
Interest bearing deposits in other financial institutions	8,477,419	9,664,850
Federal funds sold	7,510,064	7,595,709
Cash and cash equivalents	35,648,107	36,379,458
Securities available for sale, at fair value	47,814,584	52,309,322
Loans, less allowance for credit losses 2017 $6,422,333; 2016 $6,488,001	435,835,568	400,647,800
Accrued interest receivable on loans and investment securities	1,287,168	1,265,413
Premises and equipment, at cost, less accumulated depreciation	7,595,944	7,172,193
Federal Home Loan Bank stock, at cost	2,353,700	1,722,900
Maryland Financial Bank stock, at cost	30,000	30,000
Atlantic Central Bankers Bank stock, at cost	75,000	75,000
Other investments	1,000,000	1,000,000
Deferred tax asset	1,729,013	1,705,772
Other real estate owned	2,648,002	3,441,087
Other assets	1,447,764	1,577,269
Total assets	$537,464,850	$507,326,214
LIABILITIES
Deposits:
Non interest bearing demand	$154,496,770	$141,151,413
NOW	35,755,353	20,733,685
Savings and money market	101,927,572	94,662,118
Time, $100,000 or more	56,004,985	58,889,274
Other time	93,916,135	110,312,268
	442,100,815	425,748,757
Accrued interest payable on deposits	179,238	211,111
Long-term borrowings	44,476,786	30,135,357
Note payable	2,000,000	2,000,000
Other liabilities	444,871	3,527,630
Total liabilities	489,201,710	461,622,855
COMMITMENTS, CONTINGENCIES & SUBSEQUENT EVENT STOCKHOLDERS’ EQUITY
Common stock, par value $.01, authorized 9,990,550 shares, issued and outstanding 2017 8,219,576 and 2016 8,190,913	82,196	81,743
Surplus	16,604,494	16,829,174
Retained earnings	31,649,861	28,146,817
Accumulated other comprehensive income, net of deferred tax (liabilities) benefits 2017 ($73,411); 2016 $645,245	(73,411)	645,625
Total stockholders’ equity	48,263,140	45,703,359
Total liabilities and stockholders’ equity	$537,464,850	$507,326,214

The Selected Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF OPERATIONS
Six Months Ended June 30, 2017 and 2016

	(Unaudited)
	2017	2016
INTEREST INCOME ON:
Loans, including fees	$10,702,450	$9,687,739
Investment securities:	265,481	254,261
Taxable	240,585	218,640
Exempt from Federal income tax	15,731	22,335
Federal funds sold	85,488	69,448
Other interest income	11,309,735	10,252,423

INTEREST EXPENSE ON:
Deposits	959,906	1,051,040
Borrowings	457,923	423,494
	1,417,829	1,474,535
NET INTEREST INCOME	9,891,906	8,777,889
Provision for credit losses	495,000	412,000
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	9,396,906	8,365,889
OTHER INCOME:
Service charges on deposit accounts	654,291	617,884
(Losses) gains on investment securities	(7,974)	48,069
Gains on other real estate owned	38,608	97,983
Other income	743,081	715,728
	1,428,006	1,479,664
OTHER EXPENSES:
Salaries and employee benefits	4,121,061	3,688,441
Premises and equipment	1,010,603	962,896
Other expenses	2,255,090	1,980,060
	7,386,754	6,631,397
INCOME BEFORE TAXES ON INCOME	3,438,158	3,214,155
Federal and state income taxes	1,272,672	1,190,974
NET INCOME	$2,165,486	$2,023,181
Earnings per common share Basic	$0.263	$0.247

The Selected Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Six Months Ended June 30, 2017 and 2016

	(Unaudited)
	2017	2016
NET INCOME (LOSS)	$2,165,486	$2,023,181
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized holding (losses) gains on securities available for sale arising during the period	396,535	815,086
Deferred income tax benefits (liabilities)	(156,433)	(321,551)
Other comprehensive income (loss), net of tax	240,102	493,535
Reclassification adjustment for losses (gains) included in net income	7,974	(48,069)
Deferred income tax liabilities	(3,146)	18,963
Other comprehensive income (loss), net of tax	4,828	(29,106)
TOTAL OTHER COMPREHENSIVE INCOME	244,930	464,429

COMPREHENSIVE INCOME	$2,410,416	$2,487,610

The Selected Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Six Months Ended June 30, 2017 and 2016

	(Unaudited)
	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balances, December 31, 2015	81,743	16,688,173	26,369,200	181,196	43,320,312
COMPREHENSIVE INCOME
Net income	—	—	2,023,181	—	2,023,181
Other comprehensive income, net of tax:
Unrealized holding gains on securities available for sale arising during the period	—	—	—	493,535
Reclassification adjustment for gains included in net income	—	—	—	(29,106)
					464,429
TOTAL COMPREHENSIVE INCOME					2,487,610
Cash dividends, $0.03 per share	—	—	(245,564)	—	(245,564)
Stock-based compensation expense recognized in earnings	—	141,001	—	—	141,001
Balances, June 30, 2016	81,743	16,829,174	28,146,817	645,625	45,703,359
Balances, December 31, 2016	82,196	16,604,494	29,813,155	(318,341)	46,181,504
COMPREHENSIVE INCOME
Net income	—	—	2,165,486	—	2,165,486
Other comprehensive income, net of tax:
Unrealized holding losses on securities available for sale arising during the period	—	—	—	240,102
Reclassification adjustment for gains included in net income	—	—	—	4,828
					244,930
TOTAL COMPREHENSIVE INCOME					2,410,416
Cash dividends, $0.04 per share	—	—	(328,780)	—	(328,780)
Restricted stock issuance	—	—	—	—	—
Stock-based compensation expense recognized in earnings, net of employee tax obligation	—	—	—	—	—
Balances, June 30, 2017	$82,196	$16,604,494	$31,649,861	$(73,411)	$48,263,140

The Selected Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 2017 and 2016

	(Unaudited)
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,165,486	$2,023,181
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses and unfunded commitments	545,000	412,000
Depreciation	289,703	319,226
Amortization and accretion	110,667	80,280
Net losses on other real estate owned, including write-downs	64,525	9,536
Deferred income tax benefits	—	(54,588)
Stock-based compensation expense, net of employee tax obligation	—	141,001
Changes in assets and liabilities:
Decrease (increase) in accrued interest receivable	111,106	(48,331)
Increase in other assets	(277,842)	(162,867)
(Decrease) increase in accrued interest payable	(18,467)	10,408
(Decrease) increase in other liabilities	(304,818)	2,932,260
Net cash provided by operating activities	2,685,360	5,662,106
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities available for sale	(3,247,110)	(28,042,313)
Proceeds from maturities and paydowns of securities available for sale	1,730,141	6,120,312
Proceeds from sales of securities available for sale	2,341,611	1,992,883
Net increase in loans	(12,442,725)	(8,401,553)
Purchases of premises and equipment	(881,680)	(401,523)
Proceeds from the sale of foreclosed assets	43,546	—
Purchase of Federal Home Loan Bank stock	(630,800)	(253,000)
Net cash used by investing activities	(13,087,017)	(28,985,194)
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in demand, NOW, money market, and savings deposits, net	18,368,100	11,943,706
(Decrease) increase in time deposits, net	(9,750,222)	1,247,444
Increase in borrowings, net	14,670,715	5,135,357
Dividends paid	(328,780)	(163,489)
Net cash provided by financing activities	22,959,813	18,163,018

Net increase (decrease) in cash and cash equivalents	12,558,156	(5,160,070)
Cash and cash equivalents, beginning	23,089,951	41,539,527
Cash and cash equivalents, ending	$35,648,107	$36,379,457

The Selected Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

(Continued)

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2016, 2015, and 2014
(Continued)

	2016	2015
Supplementary cash flow information:
Interest paid	$1,436,296	$1,407,421
Income taxes paid	1,683,800	592,520
Total appreciation on securities available for sale	404,509	767,017
SUPPLEMENTARY NON-CASH INVESTING ACTIVITIES
Loans converted to other real estate owned	$189,302	$495,000

The Selected Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

SELECTED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organizational

Delmar Bancorp is a bank holding company which owns all the outstanding shares of capital stock of The Bank of Delmarva, a commercial bank operating in Wicomico and Worcester counties in Maryland and Sussex county Delaware.

The interim consolidated unaudited financial statements include the accounts of Delmar Bancorp, a bank holding company (the Company); its wholly owned subsidiary - The Bank of Delmarva (the “Bank”), a commercial bank engaged in general commercial banking operations in Maryland and Delaware; Delmarva Real Estate Holdings, LLC., a wholly owned subsidiary of The Bank of Delmarva, which is a real estate holding company; Davie Circle, LLC, a wholly owned subsidiary of The Bank of Delmarva, which is a real estate holding company; Delmarva BK Holdings, LLC, a wholly owned subsidiary of The Bank of Delmarva, which is a real estate holding company; DHB Development, LLC, of which the Bank holds a 40.55% interest, and is a real estate holding company; West Nithsdale Enterprises, LLC, of which the Bank holds a 10% interest, and is a real estate holding company; and Salisbury Housing, LLC, of which the Bank holds 50% interest, and is also a real estate holding company. All significant intercompany accounts and transactions have been eliminated.

The Bank provides financial services to individuals and corporate customers, and is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain Federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Note 2. Financial Statement Presentation

The unaudited interim consolidated financial statements were prepared for Form 1A and, therefore, do not include all information and notes necessary for a complete presentation of financial position, results of operations, changes in stockholder’s equity, and cash flows in conformity with accounting principles generally accepted in the United States of America. However, all adjustments (consisting only of normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the unaudited consolidated financial statements have been included in the results of operations for the six month periods ended June 30, 2017 and 2016.

Operating results for the six month period ended June 30, 2017 is not necessarily indicative of the results that may be expected for the year ending December 31, 2017.

Note 2. Earnings Per Share

Basic earnings (loss) per common share are determined by dividing net income adjusted for preferred stock dividends declared and/or accumulated and accretion of warrants by the weighted average number of shares outstanding for each year, giving retroactive effect to stock splits and dividends. Weighted average shares outstanding were 8,219,576, and 8,179,452 for the periods ended June 30, 2017 and 2016, respectively.

Basic earnings per share are calculated as follows:

	June 30,
	2017	2016
Net income applicable to basic earnings per common share	$2,165,486	$2,023,181
Weighted average shares outstanding	8,219,576	8,179,452
Basic earnings per share	0.263	0.247

SELECTED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Allowance for Credit Losses

Major categories of loans as of June 30 are as follows:

	2017	2016
Other real estate secured	$290,450,503	$259,825,306
1 - 4 Family residential secured	109,699,091	106,075,967
Other	42,108,307	41,234,528
	442,257,901	407,135,801
Less: Allowance for loan losses	(6,422,333)	(6,488,001)
	$435,835,568	$400,647,800

Allowance for Loan Losses

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses, the Bank has segmented the loan portfolio into the following classifications:

•                  Other Real Estate Secured

•                  Commercial Real Estate

•                  Construction and Land Development

•                  Farmland

•                  Multifamily

•                  1 — 4 Family Residential Secured

•                  Other

•                  Commercial and Industrial

•                  Consumer Loans

•                  Other Loans

Each of these segments are reviewed and analyzed quarterly using the weighted average historical charge-offs over a current three year period for their respective segments as well as the following qualitative factors:

•                  Changes in the levels and trends in delinquencies, non-accruals, classified assets and troubled debt restructurings

•                  Changes in the nature and volume of the portfolio

•                  Effects of any changes in lending policies, procedures, including underwriting standards and collections, charge off and recovery practices

•                  Changes in the experience, depth and ability of management

•                  Changes in the national and local economic conditions and developments, including the condition of various market segments

•                  Changes in the concentration of credits within each pool

•                  Changes in the quality of the Bank’s loan review system and the degree of oversight by the Board

•                  Changes in external factors such as competition and the legal environment

The above factors result in a FAS 5, as codified in FASB ASC 450-10- 20, calculated reserve for environmental factors.

SELECTED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Allowance for Credit Losses (Continued)

All credit exposures graded at a rating of “5”, “6”, “7” or “8” with outstanding balances less than $250,000 and credit exposures graded at a rating of “1”, “2”, “3” or “4” are reviewed and analyzed quarterly using the weighted average historical charge-offs over a current three year period as a percentage of total charge-offs for the same period for their respective segments as well as the qualitative factors discussed above. The weighted average historical percentage is further adjusted based on delinquency risk trend assessments and concentration risk assessments.

All credit exposures graded at a rating of “5”, “6”, “7” or “8” with outstanding balances greater than $250,000 are to be reviewed no less than quarterly for the purpose of determining if a specific allocation is needed for that credit. The determination for a specific reserve is measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases management uses the current fair value of the collateral, less selling cost when foreclosure is probable, instead of discounted cash flows. If management determines that the value of the loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

The establishment of a specific reserve does not necessarily mean that the credit with the specific reserve will definitely incur loss at the reserve level. It is only an estimation of potential loss based upon anticipated events. A specific reserve will not be established unless loss elements can be determined and quantified based on known facts.

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio as of June 30, 2017 and 2016.

The following table presents the total allowance by loan segment.

	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Unallocated	Total
Balance at December 31, 2016	$3,392,596	$2,140,000	$588,000	$265,000	$6,385,596
Charge-offs	(197,114)	(260,890)	(184,523)	—	(642,527)
Recoveries	127,838	10,669	45,757	—	184,264
Provision	186,680	38,221	57,765	212,334	495,000
Balance at June 30, 2017	$3,510,000	$1,928,000	$506,999	$477,334	$6,422,333
Individually evaluated for impairment:
Balance in allowance	$548,983	$859,197	$—	$—	$1,408,180
Related loan balance	15,805,534	8,744,322	236,120	—	24,785,976
Collectively evaluated for impairment:
Balance in allowance	$2,961,017	$1,068,803	$506,999	$477,334	$5,014,153
Related loan balance	274,644,969	100,954,769	41,872,187	—	417,471,925

SELECTED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Allowance for Credit Losses (Continued)

	Other Real Estate Secured	1 - 4 Family Residential Secured	Other	Unallocated	Total
Balance at December 31, 2015	$3,869,653	$1,351,000	$1,044,000	$819,000	$7,083,653
Charge-offs	(350,352)	(88,997)	(681,100)	—	(1,120,449)
Recoveries	58,751	16,547	37,499	—	112,797
Provision	60,000	247,000	143,000	(38,000)	412,000
Balance at June 30, 2016	$3,638,052	$1,525,550	$543,399	$781,000	$6,488,001
Individually evaluated for impairment:
Balance in allowance	$747,746	$311,970	$69,140	$—	$1,128,856
Related loan balance	16,031,037	4,459,072	1,195,875	—	21,685,984
Collectively evaluated for impairment:
Balance in allowance	$2,890,306	$1,213,580	$474,259	$781,000	$5,359,145
Related loan balance	243,794,269	101,616,895	40,038,653	—	385,449,817

The Bank had an unallocated amount (overage) of approximately $477,000 in the allowance that is reflected in the above table as of June 30, 2017. The Bank had an unallocated amount (overage) of approximately $781,000 in the allowance that is reflected in the above table as of June 30, 2016. Management is comfortable with this amount as they feel it is adequate to absorb additional inherent potential losses in the loan portfolio as further detailed in Note 1, “Loans and the Allowance for Credit Losses”.

Credit Quality Information

The following table represents credit exposures by creditworthiness category for the period ending June 30, 2017. The use of creditworthiness categories to grade loans permits management to estimate a portion of credit risk. The Bank’s internal creditworthiness is based on experience with similarly graded credits. Loans that trend upward toward higher credit grades typically have less credit risk and loans that migrate downward typically have more credit risk.

The Bank’s internal risk ratings are as follows:

1                 Excellent — minimal risk. (normally supported by pledged deposits, United States government securities, etc.)

2                 Superior — low risk. (all of the risks associated with this credit based on each of the bank’s creditworthiness criteria are minimal)

3                 Good — moderately low risk. (most of the risks associated with this credit based on each of the bank’s creditworthiness criteria are minimal)

4                 Fair/Watch — moderate risk. (the weighted overall risk associated with this credit based on each of the bank’s creditworthiness criteria is acceptable)

5                 Marginal — moderately high risk. (possesses deficiencies which corrective action by the bank would remedy; potential watch list)

6                 Substandard — (the bank is inadequately protected and there exists the distinct possibility of sustaining some loss if not corrected)

7                 Doubtful — (weaknesses make collection or liquidation in full, based on currently existing facts, improbable)

8                 Loss — (of little value; not warranted as a bankable asset)

SELECTED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Allowance for Credit Losses (Continued)

Non-accruals

In general, a loan will be placed on non-accrual status at the end of the reporting month in which the interest or principal is past due more than 90 days. Exceptions to the policy are those loans that are in the process of collection and are well secured. A well-secured loan is secured by collateral with sufficient market value to repay principal and all accrued interest.

A summary of loans by risk rating is as follows:

June 30, 2017	Other Real Estate Secured	1-4 Family Residential Secured	Other	Total
Excellent	$645,006	$—	$601,437	$1,246,443
Superior	7,789,115	—	572,153	8,361,268
Good	260,890,515	97,133,148	39,306,946	397,330,609
Fair	12,499,255	4,305,791	1,126,872	17,931,918
Marginal	1,850,775	311,813	140,000	2,302,588
Substandard	6,775,837	7,948,340	360,898	15,085,075
TOTAL	$290,450,503	$109,699,092	$42,108,306	$442,257,901
Non-Accrual	$3,019,809	$1,513,635	$—	$4,533,444
Troubled debt restructures	$13,780,324	$7,932,441	$185,977	$21,898,742
Number of TDR accounts	35	25	2	62
Breakdown of TDRs
TDRs on Non-accrual	$1,188,498	$1,160,758	$—	$2,349,256
TDRs Past Due 30-89	231,056	676,780	142,606	1,050,442
Performing TDRs	12,360,770	6,094,903	43,371	18,499,044
TOTAL	$13,780,324	$7,932,441	$185,977	$21,898,742
Total Non-performing TDR accounts	$1,419,554	$1,837,538	$142,606	$3,399,698
Number of non-performing TDRs	6	13	1	20

June 30, 2016	Other Real Estate Secured	1-4 Family Residential Secured	Other	Total
Excellent	$682,678	$—	$597,247	$1,279,925
Superior	7,001,703	91,374	294,853	7,387,930
Good	232,527,934	94,954,703	38,345,768	365,828,405
Fair	12,754,651	7,333,878	937,329	21,025,858
Marginal	351,379	—	—	351,379
Substandard	6,506,961	3,696,012	1,059,331	11,262,304
TOTAL	$259,825,306	$106,075,967	$41,234,528	$407,135,801
Non-Accrual	$2,029,708	$1,648,048	$69,140	$3,746,896
Troubled debt restructures	$13,931,076	$3,625,604	$245,251	$17,801,931
Number of TDR accounts	33	21	4	58
Breakdown of TDRs
TDRs on Non-accrual	$1,129,092	$1,267,769	$—	$2,396,861
TDRs Past Due 30-89	—	596,711	—	596,711
Performing TDRs	12,801,984	1,761,124	245,251	14,808,359
TOTAL	$13,931,076	$3,625,604	$245,251	$17,801,931
Total Non-performing TDR accounts	$1,129,092	$1,864,480	$—	$2,993,572
Number of non-performing TDRs	8	15	—	23

SELECTED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Allowance for Credit Losses (Continued)

The following table includes an aging analysis of the recorded investment of past due financing receivables as of June 30, 2017 and 2016:

June 30, 2017	30-59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due *	Total Past Due	Current Balance	Total Financing Receivables	Recorded Investment > 90 Days Past Due and Accruing
Other Real Estate Secured	$915,690	$3,242,190	$3,019,809	$7,177,689	$283,272,814	$290,450,503	$—
1 - 4 Family Residential	1,752,471	161,862	1,513,636	3,427,969	106,271,122	109,699,091	—
Other	212,897	—	29,341	242,238	41,866,069	42,108,307	—
TOTAL	$2,881,057	$3,404,053	$4,562,786	$10,847,896	$431,410,005	$442,257,901	$—

* Includes $4,533,444 of non-accrual loans.

June 30, 2016	30-59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due *	Total Past Due	Current Balance	Total Financing Receivables	Recorded Investment > 90 Days Past Due and Accruing
Other Real Estate Secured	$663,931	$—	$2,029,708	$3,365,731	$256,459,575	$259,825,306	$—
1 - 4 Family Residential	709,991	190,310	1,659,686	2,285,202	103,790,765	106,075,967	11,638
Other	4,670	—	86,569	800,976	40,433,552	41,234,528	—
TOTAL	$1,378,592	$190,310	$3,775,963	$6,451,909	$400,683,892	$407,135,801	$11,638

* Includes $3,746,896 of non-accrual loans.

Impaired Loans

Impaired loans are defined as non-accrual loans, troubled debt restructurings, and loans risk rated a “6” or above. When management identifies a loan as impaired, the impairment is measured for potential loss based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases management used the current fair value of the collateral, less selling cost when foreclosure is probable, instead of discounted cash flows. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on non-accrual status, all payments are applied to principal, under the cost recovery method. When the ultimate collectability of the total principal of an impaired loan is not in doubt and the loan is on non-accrual status, contractual interest is credited to interest income when received, under the cash basis method.

The following table includes the recorded investment and unpaid principal balances for impaired financing receivables with the associated allowance amount, if applicable. Management determined the specific reserve in the allowance based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the remaining source of repayment for the loan is the operation or liquidation of the collateral. In those cases, the current fair value of the collateral, less selling costs was used to determine the specific allowance recorded.

SELECTED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Allowance for Credit Losses (Continued)

Also presented are the average recorded investments in the impaired loans and the related amount of interest recognized during the time within the period that the impaired loans were impaired. When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on non-accrual status, all payments are applied to principal, under the cost recovery method.

June 30, 2017	Recorded Investment	Unpaid Principal Balance	Interest Income Recognized	Specific Reserve	Average Recorded Investment
Impaired loans with specific reserves:
Other Real Estate Secured	$5,128,539	$5,268,590	$88,407	$548,983	$4,782,875
1 - 4 Family Residential Secured	6,285,542	7,012,981	113,949	859,197	5,914,457
Other	—	—	—	—	43,641
Total impaired loans with specific reserves	$11,414,081	$12,281,571	$202,356	$1,408,180	$10,740,973
Impaired loans with no specific reserve:
Other Real Estate Secured	$10,676,996	$10,759,490	$391,575	$—	$12,112,476
1 - 4 Family Residential Secured	2,534,289	2,865,720	70,103	—	3,277,983
Other	360,899	360,899	11,435	—	382,687
Total impaired loans with no specific reserve	$13,572,184	$13,986,109	$473,113	$—	$15,773,146
TOTAL	$24,986,265	$26,267,680	$675,469	$1,408,180	$26,514,120

Total impaired loans of $24,986,265 at June 30, 2017 include $200,289 of loans which did not meet the criteria whereby an individual evaluation for impairment was required. These loans were pooled with all other loans not requiring an evaluation for individual impairment and reviewed and analyzed using the weighted average historical charge-offs over a current three year period for their respective segments along with the qualitative factors stated previously in this disclosure, to result in a FAS 5 calculated reserve.

June 30, 2016	Recorded Investment	Unpaid Principal Balance	Interest Income Recognized	Specific Reserve	Average Recorded Investment
Impaired loans with specific reserves:
Other Real Estate Secured	$2,900,691	$2,900,691	$63,864	$747,746	$2,456,211
1 - 4 Family Residential Secured	2,549,603	2,549,603	18,967	311,970	2,748,423
Other	69,140	69,140	—	69,140	358,537
Total impaired loans with specific reserves	$5,519,434	$5,519,434	$82,831	$1,128,856	$5,563,171
Impaired loans with no specific reserve:
Other Real Estate Secured	$14,086,764	$14,169,258	$478,103	$—	$13,922,742
1 - 4 Family Residential Secured	1,951,368	2,138,176	39,790	—	2,045,724
Other	1,251,208	1,251,208	18,670	—	873,260
Total impaired loans with no specific reserve	$17,289,340	$17,558,642	$536,563	$—	$16,841,726
TOTAL	$22,808,774	$23,078,076	$619,394	$1,128,856	$22,404,896

SELECTED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans and Allowance for Credit Losses (Continued)

The Bank makes loans to customers located primarily within Wicomico and Worcester Counties, Maryland and Sussex County, Delaware. A substantial portion of its loan portfolio consists of residential and commercial real estate mortgages.

The Bank had no commitments to loan additional funds to the borrowers of restructured, impaired, or non-accrual loans as of June 30, 2017.

Note 4. Fair Values of Financial Instruments

The following table shows the estimated fair value and the related carrying values of the Company’s financial instruments at June 30, 2017 and 2016. Items that are not financial instruments are not included. Amounts are shown in thousands (000).

	2017		2016
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and due from banks	$19,661	$19,661	$19,119	$19,119
Interest bearing deposits	8,477	8,477	9,665	9,665
Federal funds sold	7,510	7,510	7,596	7,596
Securities:
Available for sale	47,815	47,815	52,309	52,309
Loans, net of allowance for credit losses	435,836	429,926	400,648	400,732
Accrued interest receivable	1,287	1,287	1,265	1,265
Federal Home Loan Bank stock	2,354	2,354	1,723	1,723
Maryland Financial Bank stock	30	30	30	30
Atlantic Central Bankers stock	75	75	75	75
Other investments	1,000	1,000	1,000	1,000
Financial liabilities:
Deposits	$442,101	$409,221	$427,749	$406,893
Accrued interest payable	179	179	211	211
Long-term borrowings and note payable	46,477	47,452	32,135	34,503
Unrecognized financial instruments:
Commitments to extend credit	$80,558	$80,558	$60,272	$60,272
Standby letters of credit	3,638	3,638	3,077	3,077

SELECTED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Fair Values of Financial Instruments (Continued)

For purposes of the above disclosures of estimated fair value, the following assumptions were used.

Cash and cash equivalents

The estimated fair value for cash and due from banks, interest-bearing deposits in other banks, and Federal funds purchased is considered to approximate cost because of their short-term nature.

Investment securities:

Estimated fair values are based on quoted market prices for actual or similar instruments or estimated using discounted cash flows. The discounts used are estimated using comparable market rates for similar types of instruments adjusted to be commensurate with the audit risk, overhead costs, and optionality of such investments. Loans:

The estimated fair value for certain homogeneous categories of loans, such as residential mortgages, is based on the quoted market price for securities backed by similar loans, adjusted for differences in loan characteristics. The estimated fair value of other loans is determined by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits:

The estimated fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW accounts and money market accounts, is equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair value of certificates of deposit is based on the rates currently offered for deposits of similar maturities and using a discounted cash flow analysis. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

Borrowings:

The fair value of long-term fixed rate borrowings is estimated by discounting future cash flows using current interest rates currently offered for similar financial instruments.

Other assets and liabilities:

Other assets and liabilities of the Bank that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill, and similar items.

The following table presents the carrying amount, fair value, and placement in the fair value hierarchy of the Company’s financial instruments not disclosed elsewhere as of June 30, 2017. This table excludes financial instruments for which the carrying amount approximates fair value.

	2017		Fair Value Hierarchy
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Loans, net	$435,835,568	$429,926,471	$—	$429,926,471	$—
Financial liabilities:
Interest-bearing deposits	$287,604,045	$262,127,638	$111,344,498	$150,783,140	$—
Long-term borrowings and note payable	46,476,786	47,452,252	—	47,452,252	—

SELECTED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Fair Value Measurements

Effective January 1, 2008, the Company adopted ASC 820-10 Fair Value Measurements and Disclosures which provides a framework for measuring and disclosing fair value under generally accepted accounting principles. ASC Topic 820 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investments securities) or on a nonrecurring basis (for example, impaired loans).

ASC Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value.

Fair Value Hierarchy

Level 1 — Quoted prices in active markets for identical assets or liabilities

Level 2 — Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities)

Level 3 — Significant unobservable inputs (including the Bank’s own assumptions in determining the fair value of assets or liabilities)

In determining the appropriate levels, the Bank performs a detailed analysis of assets and liabilities that are subject to ASC Topic 820.

The following table presents fair value measurements on a recurring basis as of June 30, 2017:

	Level 1	Level 2	Level 3	Fair Value
Securities available for sale:
Obligations of U.S. Government agencies	$—	$8,984,041	$—	$8,984,041
Obligations of States and political subdivisions		—		—
Mortgage-backed securities Equity securities		17,950,102		17,950,102
Total securities available for sale	$—	$47,814,584	$—	$47,814,584

Securities available-for-sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, which are considered level 2 inputs. For these securities, management obtains fair value measurements from an independent pricing service.

The Bank may also be required, from time to time, to measure certain other financial and non-financial assets and liabilities at fair value on a non-recurring basis in accordance with GAAP. The following table presents all fair value measurements on a non-recurring basis as of June 30, 2017:

	Level 1	Level 2	Level 3	Fair Value
Impaired loans	$—	$—	$23,578,085	$23,578,085
OREO	—	2,648,002	—	2,648,002
Total	$—	$2,648,002	$23,578,085	$26,226,087

SELECTED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Fair Value Measurements (Continued)

Measured on a Non-Recurring Basis:

Financial Assets and Liabilities

The Bank is predominantly a cash flow lender with real estate serving as collateral on a majority of loans. Loans which are deemed to be impaired financial assets are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral. The Bank determines such fair values from independent appraisals, which management considers level 3 inputs.

Non Financial Assets and Non Financial Liabilities

Application of ASC Topic 820 to non-financial assets and non-financial liabilities became effective January 1, 2009. The Corporation has no non-financial assets and non-financial liabilities measured at fair value on a recurring basis. Certain non-financial assets and non-financial liabilities typically measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), non-financial assets and non-financial liabilities measured at fair value in the second step of a goodwill impairment test, and intangible assets and other non-financial long-lived assets measured at fair value for impairment assessment.

Foreclosed real estate were adjusted to their fair values, resulting in an impairment charge, which was included in earnings for the year. Foreclosed real estate, which are considered to be non-financial assets, have been valued using a market approach at the time they are recorded in OREO. The values were determined using current market prices of similar real estate assets, which the Bank considers to be level 2 inputs.

Annex F

Liberty Financial Statements

LIBERTY BELL BANK

Independent Auditor’s Report

To the Board of Directors and Shareholders

Liberty Bell Bank

Evesham, New Jersey

Report on the Financial Statements

We have audited the accompanying financial statements of Liberty Bell Bank which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, comprehensive income, shareholders’ equity, and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Liberty Bell Bank as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Blue Bell, Pennsylvania
March 27, 2017

Liberty Bell Bank

Balance Sheets

December 31, 2016 and 2015

	2016	2015
Assets

Cash and cash due from banks	$1,286,574	$1,280,232
Interest-bearing deposits with other banks	12,803,742	15,769,520
Cash and cash equivalents	14,090,316	17,049,752
Investment securities available for sale, at fair value	10,896,708	17,422,169
Loans (net of allowance for loan losses of $1,254,957 and $1,399,234 at December 31, 2016 and 2015, respectively)	119,467,900	110,711,348
Other real estate owned	1,851,533	2,610,920
Bank premises and equipment, net	2,311,087	2,462,117
Federal home loan bank stock, at cost	263,000	244,700
Accrued interest receivable and other assets	695,370	901,466

Total assets	$149,575,914	$151,402,472

Liabilities and Shareholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing	$20,609,111	$18,110,042
Interest-bearing	115,549,628	120,018,020
Total deposits	136,158,739	138,128,062
Repurchase agreements	776,574	798,001
Federal Home Loan Bank advances	2,500,000	2,500,000
Accrued interest payable and other accrued liabilities	410,374	438,553
Total liabilities	139,845,687	141,864,616

Commitments and contingencies (Notes 7 and 14)

Shareholders’ equity:
Common stock, $2 par value, 15,000,000 shares authorized; issued and outstanding 8,766,897 shares at both December 31, 2016 and 2015, respectively	17,533,794	17,533,794
Preferred stock, $2 par value, 2,000,000 shares authorized; no shares issued	—	—
Additional paid-in capital	9,933,144	9,949,606
Accumulated deficit	(17,575,719)	(17,777,571)
Accumulated other comprehensive loss	(160,992)	(167,973)
Total shareholders’ equity	9,730,227	9,537,856

Total liabilities and shareholders’ equity	$149,575,914	$151,402,472

See notes to financial statements.

Liberty Bell Bank

Statements of Operations

Years Ended December 31, 2016 and 2015

	2016	2015
Interest and dividend income:
Interest and fees on loans	$5,380,519	$5,279,469
Interest on securities available for sale	207,934	350,518
Interest on deposits with banks	80,145	32,433
Dividends on FHLB stock	12,948	11,240
Total interest and dividend income	5,681,546	5,673,660

Interest expense:
Interest on deposits	793,810	752,168
Interest on FHLB advances	97,855	97,320
Total interest expense	891,665	849,488

Net interest income	4,789,881	4,824,172

Provision for loan losses:	95,000	40,000
Net interest income after provision for loan losses	4,694,881	4,784,172
Noninterest income:
Service charges on deposit accounts	182,536	186,419
Gain on sale of investment securities available for sale	71,692	29,341
Other income	481,461	479,783
Total noninterest income	735,689	695,543

Noninterest expenses:
Compensation and benefits	2,329,366	2,436,571
Occupancy	580,403	624,599
Equipment expense	229,655	298,802
Marketing and business development	96,921	113,171
Professional services	560,132	515,131
FDIC assessments	278,093	326,687
Other real estate owned expenses	77,121	153,002
Loss on sale/write-down of other real estate owned	4,035	40,187
Other operating expenses	1,049,992	826,473
Total noninterest expenses	5,205,718	5,334,623

Income before income tax expense	224,852	145,092

Income tax expense:	23,000	2,000

Net income	$201,852	$143,092

Net income per share, basic and diluted	$0.02	$0.02

Weighted average shares outstanding, basic and diluted	8,766,897	8,353,034

See notes to financial statements.

Liberty Bell Bank

Statements of Comprehensive Income

Years Ended December 31, 2016 and 2015

	2016	2015

Net income	$201,852	$143,092

Other comprehensive income:
Unrealized holding gains on available for sale securities	78,673	102,187
Reclassification adjustment for gains included in net income	71,692	29,341
Net unrealized gain	6,981	72,846

Tax Effect **	—	—

Total other comprehensive gains	6,981	72,846

Total comprehensive income	$208,833	$215,938

** Tax Effect is not applicable as tax expense was reversed in connection with establishing a valuation allowance on the deferred taxes.

See notes to financial statements.

Liberty Bell Bank

Statements of Shareholders’ Equity

Years Ended December 31, 2016 and 2015

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Accumulated	Comprehensive	Shareholders’
	Stock	Capital	Deficit	Income (Loss)	Equity
Balance, January 1, 2015	$16,703,794	$10,362,147	$(17,920,663)	$(240,819)	$8,904,459
Net income - 2015	—	—	143,092	—	143,092
Stock issuance - 415,000 shares @ $1.00 per share with no offering costs	830,000	(415,000)	—	—	415,000
Stock option expense	—	2,459	—	—	2,459
Other comprehensive income	—	—	—	72,846	72,846

Balance, December 31, 2015	$17,533,794	$9,949,606	$(17,777,571)	$(167,973)	$9,537,856

Balance, January 1, 2016	$17,533,794	$9,949,606	$(17,777,571)	$(167,973)	$9,537,856
Net income - 2016	—	—	201,852	—	201,852
Stock issuance - offering costs	—	(18,921)	—	—	(18,921)
Stock option expense	—	2,459	—	—	2,459
Other comprehensive income	—	—	—	6,981	6,981

Balance, December 31, 2016	$17,533,794	$9,933,144	$(17,575,719)	$(160,992)	$9,730,227

See notes to financial statements.

Liberty Bell Bank

Statements of Cash Flows

Years Ended December 31, 2016 and 2015

	2016	2015
Cash flows from operating activities:
Net income	$201,852	$143,092
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	217,979	298,591
Provision for loan losses	95,000	40,000
Net amortization of securities	123,310	174,750
Gain on sale of investment securities available for sale	(71,692)	(29,341)
Loss on sale of other real estate owned properties	—	40,187
Valuation allowance on other real estate owned properties	4,035	—
Stock option expense	2,459	2,459
Stock offering costs	(18,921)	—
Changes in operating assets and liabilities:
(Decrease) increase in accrued interest receivable and other assets	206,095	(123,092)
Decrease in accrued interest payable and other liabilities	(28,179)	(187,816)
Net cash provided by operating activities	731,938	358,830

Cash flows from investing activities:
(Purchase) redemption of FHLB stock	(18,300)	19,800
Purchases of investment securities available for sale	—	(1,995,156)
Proceeds from calls, maturities and sales of securities available for sale	5,029,696	2,739,478
Proceeds from principal payments on mortgage-backed securities available for sale	1,451,127	1,566,298
Proceeds from sale of other real estate owned	755,352	2,167,461
Net increase in loans	(8,851,552)	(9,371,445)
Purchase of bank premises and equipment	(66,947)	(8,872)
Net cash used in investing activities	(1,700,624)	(4,882,436)

Cash flows from financing activities:
Net (decrease) increase in interest-bearing deposits	(4,468,392)	7,727,218
Net increase (decrease) in noninterest-bearing deposits	2,499,069	(5,020,366)
(Decrease) increase in repurchase agreements	(21,427)	108,729
Issuance of common stock	—	830,000
Reduction in paid in capital	—	(415,000)
Net cash (used in) provided by financing activities	(1,990,750)	3,230,581

Decrease in cash and cash equivalents	(2,959,436)	(1,293,025)

Cash and cash equivalents, beginning of period	17,049,752	18,342,777

Cash and cash equivalents, end of period	$14,090,316	$17,049,752

(Continued)

Liberty Bell Bank

Statements of Cash Flows (Continued)

Years Ended December 31, 2016 and 2015

	2016	2015
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$889,768	$848,042

Income taxes	$23,000	$2,000

Non-cash investing transactions:
Transfers of loans to OREO	$—	$303,053

Transfers of loans to other assets	$—	$—

Net change in unrealized loss on investment securities available for sale	$6,981	$72,846

See notes to financial statements.

Liberty Bell Bank

Notes to Financial Statements

Note 1.           Nature of Operations and Summary of Significant Accounting Policies

Nature of operations: Liberty Bell Bank (the Bank) is a commercial bank, which was incorporated on November 26, 2002 under New Jersey laws, and opened for business on August 11, 2003. The Bank is chartered by the New Jersey Department of Banking and Insurance and insured by the Federal Deposit Insurance Corporation. The Bank is headquartered in Evesham Township, New Jersey, which is also the location of the operations center and the administrative headquarters. Branch offices are in Cherry Hill, also the site of the Bank’s Loan Service Center, and Moorestown, New Jersey. The Bank provides financial services primarily to customers located in Camden and Burlington Counties, as well as surrounding counties in New Jersey and Southeastern Pennsylvania.

The policies that materially affect the determination of financial position, results of operations and cash flows are summarized below.

Use of estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the valuation of available for sale investment securities, determination of the allowance for loan losses, the carrying value of other real estate owned, the valuation of deferred tax assets and fair value disclosures.

Investment securities: Investment securities are classified under one of the following categories at the date of purchase: “Held to Maturity,” “Available for Sale,” or “Trading.” Classification is reassessed at each balance sheet date. The Bank does not hold ‘“trading” securities or classify securities as “held to maturity” securities. Investment securities that would be held for indefinite periods of time but not necessarily to maturity, including securities that would be used as part of the Bank’s asset/liability management strategy and possibly sold in response to changes in interest rates, prepayments and similar factors are classified as “Available for Sale.” These securities are carried at fair value, with any temporary unrealized gains or losses reported in the balance sheets and other comprehensive income (loss), as a separate component of the equity section of the balance sheet and in the statements of shareholders’ equity. Gains and losses on the sale of such securities are accounted for on the specific identification basis in the statements of operations on the date of sale.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Declines in the fair value of individual debt securities below their cost that are deemed to be other than temporary result in writedowns of the individual securities to their fair value. Debt securities that are deemed to be other-than-temporarily impaired would be reflected in earnings as realized losses to the extent impairment is related to credit losses. The amount of the impairment for debt securities related to other factors is recognized in other comprehensive income. In evaluating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the reasons for the decline in value, (3) the financial position and access to capital of the issuer, including the current and future impact of any specific events, and (4) for fixed maturity securities, whether the Bank intends to sell the security, or it is more likely than not that the Bank will be required to sell the security before recovery of the cost basis, which may be maturity. None of the Bank’s investment securities were considered other-than-temporarily impaired as of December 31, 2016 or 2015.

Liberty Bell Bank

Notes to Financial Statements

Note 1.           Nature of Operations and Summary of Significant Accounting Policies (Continued)

Interest income from securities, adjusted for the amortization of premiums and accretion of discounts over the contractual lives of the related securities, is recognized in interest income using the interest method. Realized gains and losses, determined using the amortized cost value of the specific securities sold, are included in noninterest income in the statements of operations.

Loans: The Bank makes commercial, real estate and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans in Southern New Jersey. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area. Loans are stated at the outstanding principal amount, adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income on loans is recognized as earned based on contractual interest rates applied to daily principal amounts outstanding using the accrual basis.

The Bank’s lending can be summarized into seven primary segments: commercial real estate loans, commercial loans, residential construction loans, commercial construction loans, commercial lease-backed loans, home equity loans and consumer loans.

Commercial real estate loans: Commercial real estate loans are loans made to acquire or refinance investment properties or to acquire or refinance owner-occupied, non owner-occupied and multi-family real estate. The Bank analyzes the rent rolls to make sure the properties are generating enough cash flow to service the debt with the rents collected from the tenants. The Bank maintains a requirement that the net rents collected after expenses of operating commercial property generally be not less than 1.25 times the debt service requirements. The majority of the Bank’s commercial real estate loans are secured by commercial, one-to-four family and mixed use properties, and the loan to value ratio generally does not exceed 80 percent.

Commercial loans: Commercial loans are loans that assist a borrower in funding working capital requirements and loans for the acquisition of fixed assets that are needed to produce a product or deliver a service and grow the borrower’s business. Commercial loans are underwritten based on an analysis of the borrower’s ability to repay the loan out of operating cash flows. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and generally incorporate personal guarantees to mitigate the risk of loss. While some short-term loans may be made on an unsecured basis, in practice, the Bank is primarily a secured lender.

Commercial lease-backed: Commercial lease-backed loans are made to businesses that lease primarily office equipment to a variety of lessees. The loans are made for the purpose of funding business operations and are secured by the cash flows of lease receivables assigned to the Bank.

Residential construction: Residential construction loans primarily consist of loans to local contractors and other real estate investors for the purpose of construction or renovation of single family homes, one-to-four family projects and a few multi-family projects. These loans are generally for terms of one year or less and provide for permanent financing by the Bank or other mortgage lender when the term of the residential construction loan expires.

Liberty Bell Bank

Notes to Financial Statements

Note 1.           Nature of Operations and Summary of Significant Accounting Policies (Continued)

Commercial construction loans: Commercial construction and land development loans consist primarily of loans to local contractors and other real estate investors for the purpose of construction or renovation of buildings with a mix of residential and commercial outlets. These loans are underwritten based upon independent appraisals, analysis of absorption or lease rates, and the global financial analysis of the developers and/or property owners and include estimates of costs and value associated with the complete project. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. These loans are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, regulations of real property, general economic conditions and the availability of long-term financing.

Home equity loans: Home equity loans are loans made to borrowers with their primary home or second home serving as collateral. The average loan to value ratio at the date of origination of the combined first and second mortgages is generally 80 percent or less.

Consumer loans: Consumer loans are generally made as an accommodation to commercial and individual customers, and are generally secured by cash collateral, securities, automobiles or real estate.

Loan fees: Loan fees and direct costs associated with loan originations with terms that extend beyond one year are deferred. The deferred amount is recognized as an adjustment to loan interest over the term of the related loans using the interest method.

Loans-past due: Loans are reported as past due when either interest or principal is unpaid in the following circumstances: fixed payment loans when the borrower is in arrears for two or more monthly payments, open end credits for two or more billing cycles, and single payment notes if interest or principal remains unpaid for 30 days or more.

Loans-nonaccrual: Loans are placed on nonaccrual status and the accrual of interest income ceases, when a default of principal or interest exists for a period of ninety days except when, in management’s judgment, the collection of principal and interest is reasonably anticipated (i.e. the loan is well secured and in the process of collection). Interest receivable on nonaccrual loans previously credited to income is reversed, and subsequently recognized as income only as received if the collection of principal is reasonably assured. Nonaccrual loans are generally not returned to accruing status until principal and interest payments have been brought current and full collectability is reasonably assured.

Loans-charge-offs: Loans are charged off when overall collectability is deemed questionable. Loans generally qualify for charge-off when the borrower’s cash flows are insufficient to make the required loan payments and the underlying collateral and/or secondary sources of repayment (guarantors, etc) are deemed inadequate by management to ensure total repayment of the remaining amount of the loan. Any commercial loan deemed uncollectable will be charged off in whole or in part to reflect a remaining principal balance that can be reasonably expected to be collected. Consumer loan losses will generally be recognized when delinquency exceeds 180 days, except in such cases where sufficient collateral exists to adequately secure the Bank’s remaining loan balance and/or the Bank can reasonably restructure the loan in question to provide for its ultimate collectability on commercially reasonable terms and time frames.

Liberty Bell Bank

Notes to Financial Statements

Note 1.           Nature of Operations and Summary of Significant Accounting Policies (Continued)

Concentration of credit risk: The Bank’s loans are generally to diversified customers in Southern New Jersey and the Philadelphia area of Pennsylvania. Commercial real estate (owner occupied) loans, commercial real estate (non-owner occupied) loans, and home equity loans constitute approximately 35 percent, 23 percent and 19 percent, respectively of total loans outstanding as of December 31, 2016. Generally, loans are collateralized by assets of the borrower and are expected to be repaid from the cash flow or proceeds from the sale of selected assets of the borrower.

Allowance for loan losses: The allowance for loan losses is established as losses and are estimated to have occurred through a provision for loan losses charged to earnings. Loans that are determined to be uncollectible are charged against the allowance account, and subsequent recoveries, if any, are credited to the allowance. The determination of the allowance for loan losses requires significant estimates, including the timing and amounts of expected future cash flows on impaired loans, collateral valuations, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change. The adequacy of the allowance for loan losses is based on management’s current judgments about the credit quality of the loan portfolio.

Various regulatory agencies periodically review the adequacy of the Bank’s allowance for loan losses as an integral part of their examination process. Such agencies may require the Bank to recognize additions or reductions to the allowance based on their evaluation of information available to them at the time of their examination. It is reasonably possible that the above factors may change significantly and, therefore, affects management’s determination of the allowance for loan losses in the near term.

The allowance consists of specific and general components. The specific component relates to loans identified as impaired. For those loans that are classified as impaired, impairment is measured on a loan by loan basis and an allowance is established when the discounted cash flows (or as a practical expedient, the collateral liquidation value, if the loan is collateral dependent) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical charge-off experience and expected losses. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and home equity loans for impairment disclosures.

Liberty Bell Bank

Notes to Financial Statements

Note 1.           Nature of Operations and Summary of Significant Accounting Policies (Continued)

Troubled debt restructurings (TDR) occur when a creditor, for economic or legal reasons related to a debtor’s financial condition, grants a concession to the debtor that it would not otherwise consider, such as a below market interest rate, extending the maturity of a loan, or combination of both. From time to time, the Bank may consider granting a concession to a debtor after an evaluation of their financial condition, existing market conditions or to meet a competitor’s offer, when maintaining the customer relationship is in the long term interest of the Bank. Management reviews all loan modifications to determine whether the modification qualifies as a troubled debt restructuring (i.e., whether the creditor has been granted a concession and is experiencing financial difficulties).

Interest rate risk: The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with other borrowed funds, to make commercial, commercial mortgage, residential mortgage, and consumer loans, and to invest in overnight and term investment securities. Inherent in such activities is the potential for the Bank to assume interest rate risk that results from differences in the maturities and re-pricing characteristics of assets and liabilities. For this reason, management regularly monitors the level of interest rate risk and the potential impact on net income.

Other real estate owned: Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in operations. Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the collateral. Gains or losses are included in operations upon disposal. At December 31, 2016 and December 31, 2015, the Bank held no foreclosed residential real estate property. The Bank had no loans collateralized by residential real estate property that are in the process of foreclosure according to the requirements of the local jurisdiction at December 31, 2016 and December 31, 2015, respectively.

Bank premises and equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed and charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized to expense over the shorter of the term of the respective lease or the estimated useful life of the improvements.

Restricted stock: The Bank holds investments in the common stocks of the Federal Home Loan Bank of New York and Atlantic Community Bancshares, Inc., the holding company for Atlantic Community Bankers Bank. These investments in restricted stock are carried at cost. FHLB stock has no quoted market value and is subject to redemption restrictions. Management reviews the stock for impairment based on the ultimate recoverability of the cost basis in the stock. The Federal Home Loan Bank of New York and Atlantic Community Bancshares, Inc. both reported profits for 2016, remain in compliance with regulatory capital and liquidity requirements, and continue to pay dividends on their common stock. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2016.

Income taxes: The Bank accounts for income taxes according to the asset and liability method. Under this method, deferred federal and state tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial statement and tax bases of existing assets and liabilities. The effect of a change in the tax rate on deferred taxes is recognized in the period of the enactment date. Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Increases or decreases in the valuation reserve are charged or credited to the income tax provision.

Liberty Bell Bank

Notes to Financial Statements

Note 1.           Nature of Operations and Summary of Significant Accounting Policies (Continued)

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that ultimately would be sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more-likely-than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. The evaluation of a tax position taken is considered by itself and not offset or aggregated with other positions. Tax positions that meet the more-likely-than not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

It is the Bank’s policy to recognize interest and penalties related to unrecognized tax liabilities within income tax expense in the statements of operations. The Bank does not have an accrual for uncertain tax positions as of December 31, 2016 or December 31, 2015, as deductions taken and benefits accrued are based on widely understood administrative practices and procedures and are based on clear and unambiguous tax law.

Transfers of financial assets: Transfers of financial assets are accounted for as sales when all of the components meet the definition of a participating interest and when control over the assets has been surrendered. A participating interest generally represents (1) a proportionate (pro rata) ownership interest in an entire financial asset, (2) a relationship where from the date of transfer all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership, (3) the priority of cash flows has certain characteristics, including no reduction in priority, subordination of interest, or recourse to the transferor other than standard representation or warranties, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Comprehensive income: Comprehensive income consists of net income and other comprehensive income, which consists of unrealized gains and losses on available for sale securities and is recognized as a separate component of shareholders’ equity.

Liberty Bell Bank

Notes to Financial Statements

Note 1.           Nature of Operations and Summary of Significant Accounting Policies (Continued)

Income per common share: Basic earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per common share consider common stock equivalents (when dilutive) outstanding during the period they are outstanding. In computing earnings per share as of December 31, 2016 and 2015, the effect of stock options have been excluded as being anti-dilutive. Earnings per common share have been computed based on the following:

	Year Ended December 31,
	2015	2016
Net income	$201,852	$143,092
Average number of common shares outstanding - basic and diluted	8,766,897	8,353,034
Basic and diluted net income per share	$0.02	0.02

Stock-based employee compensation: The Bank accounts for its stock based compensation plans under the provisions of the applicable accounting guidance which requires the Bank to recognize the fair value of stock option awards over a vesting period. That cost is measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. A Black-Scholes option pricing model is used to estimate the fair value of stock options. The Bank’s employee stock compensation plans are more fully described in Note 13.

Recent accounting pronouncements: ASU No. 2016-01, Financial Instruments — Overall (Subtopic 825-10) — Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. This eliminates the available for sale classification of accounting for equity securities and adjusts the fair value disclosures for financial instruments carried at amortized cost such that the disclosed fair values represent an exit price as opposed to an entry price. This update requires that equity securities be carried at fair value on the balance sheet and any periodic changes in value will be adjusted through the income statement. A practical expedient is provided for equity securities without a readily determinable fair value, such that these securities can be carried at cost less any impairment. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Bank is currently evaluating the impact of the standard.

ASU 2016-02, Leases (Topic 842). ASU 2016-02 was issued in three parts: (a) Section A, Leases: Amendments to the FASB Accounting Standards Codification®,” (b) Section B, Conforming Amendments Related to Leases: Amendments to the FASB Accounting Standards Codification®, and (c) Section C, Background Information and Basis for Conclusions. While both lessees and lessors are affected by the new guidance, the effects on lessees are much more significant. The update states that a lessee should recognize the assets and liabilities that arise from all leases with a term greater than 12 months. The core principle requires the lessee to recognize a liability to make lease payments and a “right-of-use” asset. The accounting applied by the lessor is relatively unchanged as the majority of operating leases should

Liberty Bell Bank

Notes to Financial Statements

Note 1.           Nature of Operations and Summary of Significant Accounting Policies (Continued)

remain classified as operating leases and the income from them recognized, generally, on a straight-line basis over the lease term. The standards update also requires expanded qualitative and quantitative disclosures. For public business entities, ASC 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. ASC 2016-02 mandates a modified retrospective transition for all entities. The Bank is currently evaluating the impact of the adoption of ASU 2016-02 on its financial statements.

ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU has three sections:

Section A — Summary and amendments that creates revenue from contracts with customers (Topic 606) and Other Assets and Deferred Costs — Contracts with Customers (Subtopic 340-40); Section B — Conforming amendments to other topics and subtopics in the codification and status tables; Section C — Background information and basis for conclusions.

The accounting changes in this update have been revised to defer the effective date for public business entities for annual reporting periods beginning after December 15, 2017 and the interim periods within that year. Early adoption is permitted as of the first interim or annual period beginning after December 15, 2016. The Bank is currently evaluating the impact of the standard.

ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting.” includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. Some of the key provisions of this new ASU include: (1) companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement, and APIC pools will be eliminated. The guidance also eliminates the requirement that excess tax benefits be realized before companies can recognize them. In addition, the guidance requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity; (2) increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. The new guidance will also require an employer to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on its statement of cash flows (current guidance did not specify how these cash flows should be classified); and (3) permit companies to make an accounting policy election for the impact of forfeitures on the recognition of expense for share-based payment awards. Forfeitures can be estimated, as required today, or recognized when they occur. ASU No. 201609 is effective for interim and annual reporting periods beginning after December 15, 2016. Early adoption is permitted, but all of the guidance must be adopted in the same period. The adoption of AU No. 2016-09 is not expected to have a material impact on the Bank’s financial statements.

ASU 2016-13, Financial Instruments —Credit Losses (Topic 326). ASU 2016-13 replaces the incurred loss impairment methodology in current GAAP with an expected credit loss methodology and requires consideration of a broader range of information to determine credit loss estimates. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. Purchased credit impaired loans will receive an allowance account at the acquisition date that represents a component of the purchase price allocation. Credit losses relating to available-for-sale debt securities will be recorded through an allowance for credit losses, with such allowance limited to the amount by which fair value is below amortized cost. This guidance is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. The Bank is currently evaluating the impact of adopting ASU 2016-13 on its financial statements.

Liberty Bell Bank

Notes to Financial Statements

Note 2.           Cash and Due from Banks

The Bank maintains various deposit accounts with other banks to meet normal transaction funding requirements, to satisfy deposit reserve requirements, and to compensate other banks for certain correspondent services. Management is responsible for assessing the credit risk of its correspondent banks. There were no withdrawal or usage restrictions of these balances with the Federal Reserve Bank at December 31, 2016 nor December 31, 2015.

The Bank was required to maintain reserves against its respective transaction accounts at the Federal Reserve Bank of $105 thousand and $103 thousand for the years 2016 and 2015, respectively.

Note 3.           Investment Securities Available For Sale

The following table provides the major components of securities available for sale at amortized cost and estimated fair value at December 31, 2016 and December 31, 2015.

Liberty Bell Bank

	December 31, 2016
Available for Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury notes	$2,491,777	$218	$(8,090)	$2,483,905
U.S. Government agency obligations	601,018	282	—	601,300
Residential mortgage-backed securities issued by:
SBA	1,762,799	—	(34,620)	1,728,179
Ginnie Mae	3,732,905	2,835	(76,618)	3,659,122
Fannie Mae	—	—	—	—
Freddie Mac	661,255	—	(30,061)	631,194
Municipal bonds	1,807,946	3,422	(18,360)	1,793,008
	$11,057,700	$6,757	$(167,749)	$10,896,708

	December 31, 2015
Available for Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury notes	$2,487,266	$—	$(17,304)	$2,469,962
U.S. Government agency obligations	1,453,322	—	(3,445)	1,449,877
Residential mortgage-backed securities issued by:
SBA	2,776,671	—	(50,066)	2,726,605
Ginnie Mae	4,702,621	2,654	(59,617)	4,645,658
Fannie Mae	960,380	—	(16,428)	943,952
Freddie Mac	772,565	—	(18,401)	754,164
Municipal bonds	4,437,317	34,436	(39,802)	4,431,951
	$17,590,142	$37,090	$(205,063)	$17,422,169

Liberty Bell Bank

Notes to Financial Statements

Note 3.           Investment Securities Available For Sale (Continued)

For the year ended December 31, 2016, proceeds from sales and calls of securities available for sale amounted to $5.0 million. Proceeds from the sales of available for sale securities were $4.1 million and proceeds from calls of available for sale securities were $885 thousand resulting in gross realized gains of $111,944 and gross realized losses of $40,252. For the year ended December 31, 2015, proceeds from sales, calls and maturities of securities available for sale amounted to $2.7 million. Proceeds from the sales of available for sale securities were $1.6 million resulting in gross realized gains of $30,701 and gross realized losses of $1,360.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2016 and December 31, 2015 by contractual maturities are shown in the following table. Expected maturities may differ materially from contractual maturities as a result of early prepayments and calls. Because mortgage-backed securities are not due at a single maturity date, they are not included in the maturity categories in the following maturity summary.

	December 31, 2016		December 31, 2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. Treasury notes:
Maturing after one year, through five years	$2,491,777	$2,483,905	$2,487,266	$2,469,962
U.S. Government agencies:
Maturing after one year, through five years	601,018	601,300	603,322	602,045
Maturing after five years, through ten years	—	—	850,000	847,832
Municipal bonds:
Maturing after one year, through five years	261,932	262,955	268,308	268,165
Maturing after five years, through ten years	796,014	785,078	1,857,793	1,844,884
Maturing after ten years	750,000	744,975	2,311,216	2,318,902
Residential mortgage-backed securities	6,156,959	6,018,495	9,212,237	9,070,379
	$11,057,700	$10,896,708	$17,590,142	$17,422,169

Liberty Bell Bank

Notes to Financial Statements

Note 3.                                 Investment Securities Available For Sale (Continued)

Provided below is a summary of securities available for sale that were in a continuous unrealized loss position at December 31, 2016 and 2015:

	December 31, 2016
		Less than 12 Months			12 Months or More
Available for Sale	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
U.S. Treasury notes	1	$986,130	$(8,090)	—	$—	$—
U.S. Government agency obligations	—	—	—	—	—	—
Residential mortgage-backed securities issued by:
SBA	2	1,218,791	(20,366)	1	509,388	(14,254)
Ginnie Mae	6	2,803,246	(57,990)	1	524,488	(18,628)
Fannie Mae	—	—	—	—	—	—
Freddie Mac	1	631,193	(30,061)	—	—	—
Municipal bonds	4	1,025,595	(18,360)	—	—	—
	14	$6,664,955	$(134,867)	2	$1,033,876	$(32,882)

	December 31, 2015
		Less than 12 Months			12 Months or More
Available for Sale	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
U.S. Treasury notes	2	$1,492,110	$(3,130)	1	$977,852	$(14,174)
U.S. Government agency obligations	2	602,046	(1,277)	—	847,831	(2,168)
Residential mortgage-backed securities issued by:
SBA	—	—	—	4	2,726,605	(50,066)
Ginnie Mae	2	1,016,753	(1,089)	5	3,191,518	(58,528)
Fannie Mae	1	943,952	(16,428)	—	—	—
Freddie Mac	—	—	—	1	754,164	(18,401)
Municipal bonds	7	1,700,934	(19,732)	5	1,299,296	(20,070)
	14	$5,755,795	$(41,656)	17	$9,797,266	$(163,407)

Liberty Bell Bank

Notes to Financial Statements

Note 3.                                 Investment Securities Available For Sale (Continued)

U.S. Treasury Notes: The decline in market value of U.S. Treasury notes is attributable to changes in market interest rates and not credit quality, and because the Bank does not intend to sell the investments and it is not more likely than not that the Bank will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity, the Bank did not consider those investments to be other-than-temporarily impaired at December 31, 2016 or at December 31, 2015.

U.S. Government Agency Obligation: The decline in market value of U.S. Government agency obligations is attributable to changes in market interest rates and not credit quality, and because the Bank does not intend to sell the investments and it is not more likely than not that the Bank will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity, the Bank did not consider those investments to be other-than-temporarily impaired at December 31, 2016 or December 31, 2015.

Residential mortgage-backed securities: The contractual cash flows of residential mortgage-backed securities are guaranteed by an agency of the U.S. government. It is expected that the securities would not be settled at a price less than the amortized cost basis of the Bank’s investments. Because the decline in market value is attributable to changes in market interest rates and not credit quality, and because the Bank does not intend to sell the investments and it is not more likely than not that the Bank will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity, the Bank does not consider those investments to be other-than-temporarily impaired at December 31, 2016 or December 31, 2015.

Municipal bonds: Management has evaluated the individual municipal bonds in the investment portfolio and believes the unrealized losses were caused by changes in market interest rates. The issuers are expected to settle the obligations at a price not less than the amortized cost basis of the investment. Because the Bank does not intend to sell the investments and it is not more likely than not that the Bank will be required to sell the investment before recovery of its amortized cost basis, which may be at maturity, it does not consider the investment in municipal bonds to be other-than-temporarily impaired at December 31, 2016 or December 31, 2015.

At December 31, 2016 and 2015, investment securities with a fair value of $4.9 million and $9.7 million, respectively, were pledged for public deposits. Investment securities with a fair value of $1.9 million and $2.3 million along with cash of $700 thousand and $400 thousand, respectively, were pledged against long term borrowings with Federal Home Loan Bank for the periods ended December 31, 2016 and December 31, 2015, respectively. At December 31, 2016 and 2015, investment securities with a fair value of $485 thousand and $619 thousand, respectively, were pledged for a customer repurchase agreement. To support the Bank’s Contingency Funding Plan the Bank had $738 thousand and $1.8 million in municipal bonds pledged to the Federal Reserve Bank of Philadelphia at December 31, 2016 and 2015, respectively, for potential borrowing from the discount window, if needed.

Liberty Bell Bank

Notes to Financial Statements

Note 4.                                 Loans

Loans receivable at December 31, 2016 and 2015 consisted of the following:

	December 31,
	2015	2016
Commercial real estate owner occupied	$41,914,009	$41,662,115
Commercial real estate non-owner occupied	27,790,114	27,149,857
Commercial real estate multi-family	2,678,069	2,900,882
Residential construction	12,403,413	7,066,349
Commercial construction	1,089,098	—
Commercial lease-backed	628,066	1,215,856
Commercial	11,878,017	9,994,416
Home equity	22,385,205	22,151,678
Consumer	106,190	99,789
Total loans	120,872,181	112,240,942
Less:
Allowance for loan losses	(1,254,957)	(1,399,234)
Deferred loan fees	(149,324)	(130,360)
Net loans	$119,467,900	$110,711,348

The following tables set forth an aging analysis of past due and nonaccrual loans as of December 31, 2016 and December 31, 2015.

	December 31, 2016
(In Thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total Loans
Commercial real estate owner occupied	$416	$—	$—	$1,020	$1,436	$40,478	$41,914
Commercial real estate non-owner occupied	109	732	—	382	1,223	26,567	27,790
Commercial real estate multi-family	—	—	—	—	—	2,678	2,678
Residential construction	—	—	—	—	—	12,404	12,404
Commercial construction	—	—	—	—	—	1,089	1,089
Commercial lease-backed	—	—	—	581	581	47	628
Commercial	—	—	—	35	35	11,843	11,878
Home equity	—	—	—	215	215	22,170	22,385
Consumer	—	—	—	—	—	106	106
Total loans	$525	$732	$—	$2,233	$3,490	$117,382	$120,872

Liberty Bell Bank

Notes to Financial Statements

Note 4.                                 Loans (Continued)

	December 31, 2015
(In Thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total Loans
Commercial real estate owner occupied	$118	$1,298	$—	$809	$2,225	$39,437	$41,662
Commercial real estate non-owner occupied	999	275	—	271	1,545	25,605	27,150
Commercial real estate multi-family	—	—	—	—	—	2,901	2,901
Residential construction	—	—	—	—	—	7,066	7,066
Commercial construction	—	—	—	—	—	—	—
Commercial lease-backed	—	—	—	775	775	441	1,216
Commercial	17	13	—	35	65	9,929	9,994
Home equity	77	—	430	56	563	21,589	22,152
Consumer	—	34	—	—	34	66	100
Total loans	$1,211	$1,620	$430	$1,946	$5,207	$107,034	$112,241

Note 5.                                 Related Party Transactions

In the normal course of business, the Bank has made loans to officers, directors and their affiliates (related parties). In the opinion of management, the terms of these loans, including interest rates and collateral, are similar to those prevailing for comparable transactions with other customers and do not involve more than a normal risk of collectability. At December 31, 2016 and 2015, these loans were current as to payment of principal and interest.

An analysis of the activity of such related party loans is as follows:

	Year Ended December 31,
	2016	2015
Balance, beginning	$2,648,058	$3,023,104
Advances	1,408,394	125,600
Less repayments	(1,499,165)	(500,646)
Balance, ending	$2,557,287	$2,648,058

At December 31, 2016 and 2015, deposits from related parties totaled approximately $1.8 million and $2.8 million, respectively.

Liberty Bell Bank

Notes to Financial Statements

Note 6.                                 Allowance for Loan Losses

An analysis of the change in the allowance for loan losses and the composition of the allowance for loan losses as of and for the years ended December 31, 2016 and 2015 is presented in the tables below. The allocated allowance is the total of identified specific and general reserves by loan category. The allocation is not necessarily indicative of the categories in which future losses may occur. The unallocated portion is maintained to cover uncertainties that could affect management’s estimate of probable losses. The total allowance is available to absorb losses from any segment of the portfolio.

	December 31, 2016
(In Thousands)	Commercial Real Estate Owner Occupied	Commercial Real Estate Non-Owner Occupied	Commercial Real Estate Multi-family	Residential Construction	Commercial Construction	Commercial Lease-backed	Commercial	Home Equity	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$533	$251	$115	$40	$—	$139	$103	$217	$1	$—	$1,399
Charge-offs	(106)	(55)	—	—	—	—	(25)	(215)	(3)	—	(404)
Recoveries	3	—	40	—	—	121	—	1	—	—	165
Net charge-offs	(103)	(55)	40	—	—	121	(25)	(214)	(3)	—	(239)
Provision for loan losses charged to expense	139	25	(137)	51	7	(200)	12	195	3	—	95
Ending balance	569	221	18	91	7	60	90	198	1	—	1,255

Ending balance Individually evaluated for impairment	89	—	—	—	60	—	—	65	—	—	214
Collectively evaluated for impairment	480	221	18	91	7	—	90	134	—	—	1,041
Ending balance	569	221	18	91	7	60	90	199	1	—	1,255

Loan ending balance
Individually evaluated for impairment	931	382	—	—	—	520	—	151	—	—	1,984
Collectively evaluated for impairment	40,983	27,408	2,678	12,404	1,089	108	11,878	22,234	106	—	118,888
Total ending balance	$41,914	$27,790	$2,678	$12,404	$1,089	$628	$11,878	$22,385	$106	$—	$120,872

Liberty Bell Bank

Notes to Financial Statements

Note 6.                                 Allowance for Loan Losses (Continued)

	December 31, 2015
(In Thousands)	Commercial Real Estate Owner Occupied	Commercial Real Estate Non-Owner Occupied	Commercial Real Estate Multi-family	Residential Construction	Commercial Construction	Commercial Lease-backed	Commercial	Home Equity	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$374	$393	$31	$76	$54	$249	$130	$170	$1	$10	$1,488
Charge-offs	(224)	(10)	—	—	—	(1)	—	(1)	(1)	—	(237)
Recoveries	—	—	5	—	—	103	—	—	—	—	108
Net charge-offs	(224)	(10)	5	—	—	102	—	(1)	(1)	—	(129)
Provision for loan losses charged to expense	383	(132)	79	(36)	(54)	(212)	(27)	48	1	(10)	40
Ending balance	533	251	115	40	—	139	103	217	1	—	1,399
Ending balance Individually evaluated for impairment	19	15	—	—	—	114	—	—	—	—	148
Collectively evaluated for impairment	514	236	115	40	—	25	103	217	1	—	1,251
Ending balance	533	251	115	40	—	139	103	217	1	—	1,399

Loan ending balance Individually evaluated for impairment	809	271	—	—	—	775	—	—	—	—	1,855
Collectively evaluated for impairment	40,853	26,879	2,901	7,066	—	441	9,994	22,152	100	—	110,386
Total ending balance	$41,662	$27,150	$2,901	$7,066	$—	$1,216	$9,994	$22,152	$100	$—	$112,241

Liberty Bell Bank

Notes to Financial Statements

Note 6.                                 Allowance for Loan Losses (Continued)

Credit risk: Inherent in the lending function is credit risk, which is the possibility that a borrower may not perform in accordance with the contractual terms of its loan. A borrower’s inability to pay its obligations according to the contractual terms can create the risk of past due loans and, ultimately, credit losses, especially on collateral deficient loans. The Bank minimizes its credit risk by loan diversification and adhering to credit administration policies and procedures. Due diligence on loans begins when the Bank initiates contact regarding a loan with a borrower. Documentation, including a borrower’s credit history, materials establishing the value and liquidity of potential collateral, the purpose of the loan, the source of funds for repayment of the loan, and other factors, are analyzed before a loan is submitted for approval. The loan portfolio is then subject to on-going internal reviews for credit quality, as well as annual independent credit reviews by an outside firm.

For commercial real estate and commercial loans, the estimate of loss considers weighted average historical loss ratios over a period of eight quarters, a quarterly evaluation of eight (8) factors including delinquency/impairment trends, charge-off/recovery trends, growth/volume trends, risk/underwriting/policy changes, staffing/management changes, economic trends — nationally and locally, collateral quality and credit concentration changes that are adjusted as necessary to determine a reasonable estimate of potential exposure. The evaluation also incorporates an analysis of the type of collateral and the relative loan to value ratio.

For home equity and installment loans, the estimate of loss is based on pools of loans with similar characteristics. Factors such as credit score, delinquency status and type of collateral are evaluated. Factors are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in loss mitigation or credit origination strategies, and adjustments to the reserve factors are made as needed.

The Bank’s internal rating system consists of nine categories, including 5 levels of Pass, Special Mention, Substandard, Doubtful and Loss. The Pass level is divided into 5 grades that range from Pass 1 (Highest), which might represent an investment grade credit, a loan secured by liquid assets or other credit where there is virtually no possibility of loss, to Pass 5 (Watch), where the overall risk and possibility of further deterioration are deemed less than satisfactory, requiring a heightened level of attention from Bank management but still maintaining characteristics that do not require a criticized or classified designation. Most Pass loans are either rated Satisfactory A, requiring customary management attention or Satisfactory B, which require some level of additional management attention but do not rise to the level of the Pass-Watch designation.

Special Mention loans are considered “criticized loans” and exhibit adverse trends or are negatively impacted by other factors that cause the Bank to question the Borrower’s ability to meet current payment schedules, even though the loan itself may be current and paid as agreed.

Substandard loans and below are considered “classified loans” Substandard loans possess obvious weaknesses that may jeopardize the ultimate collection of the outstanding loan balance. Loss may not be evident, but management deems the loan to be inadequately protected by the current financial condition of the borrower and/or the pledged collateral. With substandard loans there is a distinct possibility that a partial loss of interest and or principal will occur if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified “Substandard.”

Doubtful loans reflect one or more material weaknesses that make the ultimate collection of all principal highly questionable. Loans so designated are also generally considered to be impaired.

Liberty Bell Bank

Notes to Financial Statements

Note 6.                                 Allowance for Loan Losses (Continued)

Loans rated “Loss” are no longer bankable assets and are charged off at such time as that designation/rating is deemed appropriate by Bank management.

For residential mortgages and consumer loans, management uses performing versus nonperforming as the best indicator of credit quality. Nonperforming loans consist of loans that are not accruing interest (nonaccrual loans) as a result of principal or interest being in default for a period of 90 days or more or when the ability to collect principal and interest according to the contractual terms is in doubt. At December 31, 2016, the Bank had no loan past due in excess of 90 days and still accruing interest. At December 31, 2015, the Bank had a $430 thousand home equity loan past due in excess of 90 days and still accruing interest.

The following tables summarize the Bank’s loans by internal credit quality indicators for all loan types.

	December 31, 2016
(In Thousands)	Pass	Special Mention	Substandard	Doubtful	Loans
Commercial real estate owner occupied	$38,746	$1,399	$1,607	$162	$41,914
Commercial real estate non-owner occupied	26,319	732	739	—	27,790
Commercial real estate multi-family	2,678	—	—	—	2,678
Residential construction	12,128	—	276	—	12,404
Commercial construction	1,089	—	—	—	1,089
Commercial lease-backed	46	—	1	581	628
Commercial	11,816	—	62	—	11,878
Total loans	$92,822	$2,131	$2,685	$743	$98,381

	December 31, 2016
(In Thousands)	Performing	Non-performing	Total

Home equity	$22,170	$215	$22,385
Consumer	106	—	106
Total consumer loans	$22,276	$215	$22,491

	December 31, 2015
(In Thousands)	Pass	Special Mention	Substandard	Doubtful	Loans
Commercial real estate owner occupied	$37,834	$1,488	$2,111	$229	$41,662
Commercial real estate non-owner occupied	24,598	1,102	1,450	—	27,150
Commercial real estate multi-family	2,901	—	—	—	2,901
Residential construction	6,789	—	277	—	7,066
Commercial construction	—	—	—	—	—
Commercial lease-backed	430	—	13	773	1,216
Commercial	9,925	—	69	—	9,994
Total loans	$82,477	$2,590	$3,920	$1,002	$89,989

Liberty Bell Bank

Notes to Financial Statements

Note 6.                                 Allowance for Loan Losses (Continued)

	December 31, 2015
(In Thousands)	Performing	Non-performing	Total
Home equity	$21,666	$486	$22,152
Consumer	100	—	100
Total consumer loans	$21,766	$486	$22,252

Impaired loans are set forth in the following tables, as of December 31, 2016 and 2015.

	December 31, 2016
(In Thousands)	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial real estate owner occupied	$1,504	$759	$172	$931	$89	$1,105	$16
Commercial real estate non-owner occupied	564	382	—	382	—	416	3
Commercial real estate multi-family	—	—	—	—	—	—	—
Residential construction	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—
Commercial leased-back	581	—	520	520	60	639	—
Commercial	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—
Home Equity	430	—	151	151	65	428	11
Total loans	$3,079	$1,141	$843	$1,984	$214	$2,588	$30

	December 31, 2015
(In Thousands)	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial real estate owner occupied	$1,187	$288	$521	$809	$19	$865	$—
Commercial real estate non-owner occupied	398	117	154	271	15	—	—
Commercial real estate multi-family	—	—	—	—	—	—	—
Residential construction	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—
Commercial leased-back	775	2	773	775	114	804	—
Commercial	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—
Home Equity	—	—	—	—	—	—	—
Total loans	$2,360	$407	$1,448	$1,855	$148	$1,669	$—

Liberty Bell Bank

Notes to Financial Statements

Note 6.                                 Allowance for Loan Losses (Continued)

Impaired loans include loans modified in a troubled debt restructuring (TDR), where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction of the interest rate, a deferral of principal payments, an extension of the repayment terms, or other actions intended to maximize collection. During the years ended December 31, 2016 and 2015, the Bank did not modify any loans that were classified TDR loans. There were no re-defaults of TDRs in 2016 or in 2015.

At December 31, 2016 and 2015, the Bank had one loan classified as a TDR with an outstanding balance of $35 thousand and $39 thousand, respectively.

The TDRs had no specific reserves allocated for either time period. All TDR loans were performing in accordance with the modified terms at December 31, 2016 and 2015.

Note 7.                                 Bank Premises and Equipment

A summary of the cost and accumulated depreciation of the Bank’s premises and equipment is as follows:

	December 31,
	2016	2015

Land and improvements	$1,455,291	$1,455,291
Building	700,000	700,000
Building improvements	1,145,570	1,135,567
Leasehold improvements	1,035,136	1,020,094
Furniture and equipment	1,004,546	984,835
Computer equipment and hardware	1,186,344	1,171,411
Construction in progress	20,798	15,961
	6,547,685	6,483,159
Less accumulated depreciation and amortization	4,236,598	4,021,042
	$2,311,087	$2,462,117

The estimated useful lives for calculating depreciation and amortization on furniture and equipment are between three and seven years. Building and related improvements are depreciated over a period of thirty and fifteen years, respectively. Leasehold improvements are depreciated over the lesser of the economic life or the term of the related lease, generally terms ranging from five to ten years.

The operating lease agreement for the Cherry Hill branch office that was negotiated as a result of the fire in April 2009 commenced on June 1, 2010, The term of the lease is ten years, with two five-year renewal options. An amendment to this lease was negotiated in the second quarter 2010 to include an additional 1,800 square feet for the Bank’s Loan Service Center, with the same renewal terms.

Liberty Bell Bank

Notes to Financial Statements

Note 7.                                 Bank Premises and Equipment (Continued)

During December 2003, the Bank entered into a non-cancelable operating lease agreement related to its branch office in Moorestown, New Jersey. The term of the lease is seven years, with three five-year renewal options. The Bank exercised its second renewal option in 2015 effective January 2016.

At December 31, 2016, the required future minimum rental payments under the leases are as follows:

Years ending December 31:

2017	$168,775
2018	172,675
2019	176,575
2020	100,850
2021	4,100
Thereafter	—
$622,975

Rent expense was $220,714 and $209,067 for the years ended 2016 and 2015, respectively.

Note 8.                                 Deposits

Deposits consisted of the following:

	December 31,
	2016	2015
Demand deposits, noninterest-bearing	$20,609,111	$18,110,042
Demand deposits, interest-bearing	41,947,700	52,734,144
Savings deposits	13,612,874	12,682,289
Time deposits of $250,000 or more	10,923,595	10,795,272
Other time deposits	49,065,459	43,806,315
	$136,158,739	$138,128,062

Liberty Bell Bank

Notes to Financial Statements

Note 8.                                 Deposits (Continued)

At December 31, 2016, the Bank had six large customers with deposits of $14.6 million or 11 percent of total deposits.

Scheduled maturities of time deposits at December 31, 2016 are as follows:

Years ending December 31:

2017	$37,811,563
2018	12,668,944
2019	6,233,614
2020	1,351,059
2021	1,923,874
Thereafter	—
$59,989,054

In 2016 and 2015, the Bank pledged investment securities to cover deposit balances in excess of FDIC limits. These are reported on the balance sheet as repurchase agreements.

Note 9.                                 Borrowings

The Bank has an overnight line of credit in the amount of $44.9 million available with The Federal Home Loan Bank of New York (FHLBNY), restricted to the availability of eligible collateral to support its obligations and the FHLBNY’s stock requirement. As of December 31, 2016, as a result of the Bank’s regulatory capital position the FHLBNY borrowings are limited to a maximum period of thirty days. The Bank had unpledged securities and excess capacity under the agreement to support borrowings of $3.3 million. As of February 3, 2017, the Consent Orders originally issued by the Federal Deposit Insurance Corporation (the FDIC) and the State of New Jersey Department of Banking and Insurance were terminated that will effectively result in the removal of the thirty day limitation on FHLBNY borrowing.

At both December 31, 2016 and 2015, the Bank had outstanding borrowings with FHLBNY of $2.5 million. The rate paid to carry the borrowings is 3.85 percent and the FHLBNY advance is scheduled to mature in October 2017.

			Outstanding
Advance Date	Maturity Date	Interest Rate	Balance

October 5, 2007	October 5, 2017	3.85%	$2,500,000
			$2,500,000

Liberty Bell Bank

Notes to Financial Statements

Note 10. Fair Value

Fair Value Measurements: The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with accounting guidance, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions. In accordance with this guidance, the Bank groups its assets carried at fair value in three levels as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or other valuation techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Fair value on a recurring basis: Securities Available for Sale (AFS): Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Level 2 securities would include U.S. agency securities, mortgage backed agency securities, and municipal bonds. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. All AFS securities, (with the exception of the U. S. Treasury notes) were classified as Level 2 assets. The Level 1 U.S. Treasury notes valuation was determined based upon quoted market prices on the date of the valuation. The valuation of Level 2 assets was determined using the market approach which uses quoted prices for similar assets in active markets and model pricing, defined as valuing securities based on their relationship with other benchmark securities.

Liberty Bell Bank

Notes to Financial Statements

Note 10. Fair Value (Continued)

The following tables summarize the available for sale securities measured at fair value as of December 31, 2016 and 2015 segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value.

	December 31, 2016
Available for Sale	Level 1	Level 2	Level 3	Total
U.S. Treasury notes	$2,483,905	$—	$—	$2,483,905
U.S. Government agency obligations	—	601,300	—	601,300
Mortgage-backed securities issued by:
SBA	—	1,728,179	—	1,728,179
Ginnie Mae	—	3,659,122	—	3,659,122
Fannie Mae	—	—	—	—
Freddie Mac	—	631,194	—	631,194
Municipal bonds	—	1,793,008	—	1,793,008
	$2,483,905	$8,412,803	$—	$10,896,708

	December 31, 2015
Available for Sale	Level 1	Level 2	Level 3	Total
U.S. Treasury notes	$2,469,962	$—	$—	$2,469,962
U.S. Government agency obligations	—	1,449,877	—	1,449,877
Mortgage-backed securities issued by:
SBA	—	2,726,605	—	2,726,605
Ginnie Mae	—	4,645,658	—	4,645,658
Fannie Mae	—	943,952	—	943,952
Freddie Mac	—	754,164	—	754,164
Municipal bonds	—	4,431,951	—	4,431,951
	$2,469,962	$14,952,207	$—	$17,422,169

Fair value on a non-recurring basis: Certain assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

Impaired loans: The carrying value of impaired loans is derived in accordance with accounting guidance. Impairment is determined based on the loan’s observable market price or the fair value of the collateral less estimated selling costs if the loan is collateral dependent. Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of valuation, and/or management’s expertise and knowledge of the client and client’s business. The Bank will discount the value 6 percent - 8 percent for selling and closing costs. The valuation allowance for impaired loans is included in the allowance for loan losses in the balance sheets. There was a valuation allowance of $214 thousand and $148 thousand for impaired loans at December 31, 2016 and 2015, respectively.

Liberty Bell Bank

Notes to Financial Statements

Note 10. Fair Value (Continued)

Other real estate owned: Other real estate owned represents real estate acquired through foreclosure, and is recorded at fair value on a nonrecurring basis. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank classifies the asset as Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank classifies the asset as Level 3. The Bank will discount the value 6 percent - 8 percent for selling and closing costs.

The following tables present the financial assets carried on the balance sheets by caption and by level within the fair value hierarchy (as described above) as of December 31, 2016 and 2015 for which a nonrecurring change in fair value has been recorded during the years ended December 31, 2016 and 2015.

	Level 1	Level 2	Level 3	Total
2016
Impaired loans	$—	$—	$843,000	$843,000
Other real estate owned	—	—	1,851,533	1,851,533
2015
Impaired loans	$—	$—	$1,448,000	$1,448,000
Other real estate owned	—	—	2,610,920	2,610,920

Fair value of financial instruments: Accounting guidance requires the disclosure of the estimated fair value of financial instruments, including those for which the Bank did not elect the fair value option or otherwise carry at fair value. The methodologies for estimating the fair value of financial assets that are measured at fair value on a recurring or non-recurring basis are discussed above.

Cash and cash equivalents: The carrying amount of cash and short-term investments approximates fair value.

Investment securities available for sale: The fair value of investment securities is detailed above.

Loans other than impaired loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage and other consumer. Each loan category is further segmented into groups by fixed and adjustable rate interest terms and by performing and non-performing categories.

The fair value of performing loans is typically calculated by discounting scheduled cash flows through their estimated maturity, using estimated market discount rates that reflect the interest rate risk inherent in each group of loans. The estimate of maturity is based on contractual maturities for loans within each group, or on the Bank’s historical experience with repayments for each loan classification, modified as required by an estimate of the effect of current economic conditions.

The fair value of impaired loans is described above.

Liberty Bell Bank

Notes to Financial Statements

Note 10. Fair Value (Continued)

Federal Home Loan Bank (FHLB) stock: The carrying value of FHLB stock approximates fair value based on redemption provisions.

Accrued interest receivable and payable: The fair value of interest receivable and payable is estimated to approximate the carrying amounts.

Deposits: The fair value of deposits with no stated maturity, such as demand deposits, checking accounts, savings and money market accounts, is equal to the carrying amount. The fair value of certificates of deposit is based on the discounted value of contractual cash flows, where the discount rate is estimated using market rates currently offered for deposits of similar remaining maturities.

Repurchase agreements: These are demand deposits in excess of FDIC limits secured by investment securities. The fair value is equal to the carrying amount.

Federal Home Loan Bank advances: The fair values of borrowings are estimated using discounted cash flow analysis based on the current market rates for similar types of borrowing arrangements.

Off-balance sheet instruments: Since the majority of the Bank’s off-balance sheet instruments are not fee-producing, variable rate commitments, the Bank has determined that they do not have a distinguishable fair value.

The following table summarizes carrying amounts and fair values for financial instruments at December 31, 2016 and 2015:

	2016		2015
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$14,090,316	$14,090,316	$17,049,752	$17,049,752
Investment securities	10,896,708	10,896,708	17,422,169	17,422,169
Loans, net	119,467,900	118,455,000	110,711,348	111,341,000
Federal Home Loan Bank, stock	263,000	263,000	244,700	244,700
Accrued interest receivable	423,414	423,414	492,141	492,141
Financial liabilities:
Demand deposits interest-bearing, noninterest-bearing, and savings bonds	76,169,685	76,169,685	83,526,475	83,526,475
Time deposits	59,989,054	59,821,000	54,601,587	54,544,000
Repurchase agreements	776,574	776,574	798,001	798,001
Federal Home Loan Bank advances	2,500,000	2,554,000	2,500,000	2,632,000
Accrued interest payable	57,061	57,061	55,164	55,164

Note 11. Income Taxes

The Bank recorded net income of $202 thousand and $143 thousand for the years ended 2016 and 2015, respectively. The Bank sustained cumulative losses prior to these results and recorded no net deferred taxes. During 2016 and 2015, the Bank had no federal income tax and $2 thousand and $2 thousand in New Jersey Corporate Business Tax.

Liberty Bell Bank

Notes to Financial Statements

Note 11. Income Taxes (Continued)

The components of the net deferred tax asset at December 31, 2016 and 2015 are as follows:

	December 31,
	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$5,997,953	$5,651,994
Allowance for loan losses	13,009	109,696
AMT Credit	21,282	21,282
Net unrealized losses on investment securities available for sale	64,300	67,090
Stock compensation	89,788	88,806
Interest on non-accrual loans	74,417	261,739
Writedown on other real estate owned	289,202	479,719
Premises and equipment	265,153	233,072
Other	23,330	22,244
Total deferred tax assets	6,838,434	6,935,642
Valuation allowance	(6,787,234)	(6,885,363)
Total deferred tax assets, net of valuation allowance	51,200	50,279
Deferred tax liabilities:
Deferred loan costs	51,200	50,279
Total deferred tax liabilities	51,200	50,279
Net deferred taxes	$—	$—

The Bank’s expected tax (benefit) expense using a statutory rate approximates $76 thousand and $49 thousand for the years ended December 31, 2016 and 2015, respectively. The difference between the statutory rate and the actual income tax expense recorded relates principally to the changes in the valuation allowance.

As of December 31, 2016, the Bank has net operating loss carry-forwards available for federal and state income tax purposes of approximately $15.7 million and $11.1 million, respectively. The net operating loss carry-forward expire beginning in 2029 through 2036 for state and 2024 through 2036 for federal income tax purposes.

Management has evaluated the Bank’s tax positions and concluded that the Bank has taken no uncertain tax positions that require adjustment to the financial statements. The Bank is no longer subject to income tax examinations by the U.S. federal tax authorities for years prior to 2013, and state or local tax authorities for the years before 2013. However, to the extent net operating loss carryforwards are utilized in the future, these losses may still be adjusted upon examination.

Liberty Bell Bank

Notes to Financial Statements

Note 12. Regulatory Matters

On November 12, 2013, the Board of Directors consented to the issuance of consent orders (the Consent Orders) by the Federal Deposit Insurance Corporation (the FDIC) and the State of New Jersey Department of Banking and Insurance (the Department of Banking). These Consent Orders were issued by the FDIC on November 14, 2013 and the Department of Banking on November 18, 2013, and required the Bank to take certain actions in connection with an April 2013 regulatory examination of the Bank. Pursuant to the Consent Orders, the Bank was required to, among other things, subject to review and approval by the FDIC and the Department of Banking: (i) analyze and assess the Bank’s management, staffing performance and needs; (ii) eliminate assets classified as “Loss” in the April 29, 2013 Report of Examination; (iii) formulate a written plan to reduce the Bank’s risk position in each classified asset greater than $250,000; (iv) adopt and implement a plan to reduce and manage one concentration of credit identified by the FDIC and the Department of Banking; (v) revise, if and as necessary, its policy and methodology for determining the allowance for loan and lease losses; (vi) formulate a capital plan to meet and maintain the following minimum capital levels: (a) Tier 1 Capital at least equal to 6 percent of total assets; (b) Tier 1 risk-based capital at least 8 percent of total risk-weighted assets, and (c) Total risk-based capital at least equal to 10 percent of total risk-weighted capital; (vii) revise its contingency funding plan to strengthen the Bank’s fund management procedures; (viii) update and revise the Bank’s profit and budget plan; (ix) not accept brokered deposits and (x) establish a compliance committee to ensure compliance with the provisions of the Consent Orders.

The Consent Orders also required the Bank to obtain the prior approval of the FDIC and the Department of Banking before declaring or paying any dividend or appointing or changing the title or responsibilities of any director or senior executive officer. Additional regulatory provisions require FDIC and Department of Banking approval before the Bank entered into any employment agreement or other agreement or plan providing for the payment of a “golden parachute payment’ or making of any golden parachute payment.

The Bank was substantially in compliance with provisions as set forth in the Consent Orders as of December 31, 2016. As of February 3, 2017, the Consent Orders were terminated.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2016 and 2015, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2016, the most recent notification from the Federal Deposit Insurance Corporation (the FDIC) and New Jersey Department of Banking and Insurance (NJDOBI) categorized the Bank as adequately capitalized under the regulatory consent orders. As of December 31, 2015, the Bank had also been informed by the FDIC and NJDOBI that it was categorized as adequately capitalized under the regulatory consent orders. The Bank includes required ratios to be considered well capitalized under prompt corrective action provisions in the table below for informational purposes. However, the bank could not be considered well capitalized during the periods presented due to the Consent Orders that were in place even if certain ratio thresholds were achieved.

Effective February 3, 2017, the Consent Orders were terminated.

Liberty Bell Bank

Notes to Financial Statements

Note 12. Regulatory Matters (Continued)

In July 2013, the federal bank regulatory agencies issued final rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. Under the final rules, which became effective for the Bank on January 1, 2015 and are subject to a phase-in period through January 1, 2019, minimum requirements increased for both the quantity and quality of capital held by the Company. The rules require all banks and bank holding companies to maintain a new common equity Tier 1 capital to risk-weighted assets minimum ratio of 4.5%, raise the minimum ratio of Tier 1 capital to risk-weighted assets (Tier I capital) from 4.0% to 6.0%, require a minimum ratio of total risk-based capital to total risk-weighted assets (Total Risk Based Capital) of 8.0%, and require a minimum Tier I capital to average total assets (Leverage Ratio) of 4.0%. A new capital conservation buffer, comprised of common equity Tier I capital, is also established above the regulatory minimum capital requirements. The capital conservation buffer is being phased in over a four year period that began January 1, 2016, with a required buffer of 0.625% of risk weighted assets for 2016, 1.25% for 2017, 1.875% for 2018 and 2.0% for 2019 and thereafter. Failure to maintain the required capital conservation buffer will result in limitations on capital distributions and on discretionary bonuses to executive officers. The rule also assigns higher risk-weightings to certain assets: certain past due and commercial real estate loans and some equity exposures.

The following table reflects the actual and required capital and the related capital ratios as of the periods indicated. No amounts were deducted from capital for interest-rate risk in either 2016 or 2015.

	Actual		Minimum Requirements For Capital Adequacy Purposes		For Banks To Be Well Capitalized Under Prompt Corrective Action Provisions		Bank’s Requirements Under the Terms of Consent Orders
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016
Total risk based capital (to risk weighted assets)	$11,146	10.31%	$8,652	8.00%	$10,815	10.00%	$10,815	10.00%
Tier I capital (to risk weighted assets)	9,891	9.15%	6,489	6.00%	6,489	6.00%	8,652	8.00%
Common equity tier 1 capital (to risk weighted assets)	9,891	9.15%	4,867	4.50%	7,030	6.50%	N/A	N/A
Tier I capital (to average assets)	9,891	6.73%	5,875	4.00%	7,344	5.00%	8,812	6.00%
As of December 31, 2015
Total risk based capital (to risk weighted assets)	$11,077	10.10%	$8,773	8.00%	$10,966	10.00%	$10,966	10.00%
Tier I capital (to risk weighted assets)	9,706	8.85%	6,580	6.00%	6,580	6.00%	8,773	8.00%
Common equity tier 1 capital (to risk weighted assets)	9,706	8.85%	4,935	4.50%	7,128	6.50%	N/A	N/A
Tier I capital (to average assets)	9,706	6.44%	6,031	4.00%	7,539	5.00%	9,047	6.00%

Note 13.                                                  Stock-Based Employee Compensation

On February 24, 2004, the Bank adopted the 2004 Incentive Stock Option Plan and the 2004 Non-Qualified Stock Option Plan, which are stock-based incentive compensation plans (the Plans). On February 24, 2014, the Plans expired pursuant to their terms. Stock options initially issued on July 26, 2005 expired July 26, 2015, reducing outstanding stock options by 17,532 stock options. Although the Plans have expired, stock options providing for the purchase of 80,255 shares, issued March 27, 2007 and March 26, 2013, remain viable outstanding stock options.

Liberty Bell Bank

Notes to Financial Statements

Note 13. Stock-Based Employee Compensation (Continued)

On March 26, 2013, the Board approved the grant of 33,050 stock options to directors and 29,175 stock options to officers of the Bank at an exercise price of $1.18 and vesting over 5 years. The fair value of each option award was estimated on the date of grant using a Black-Scholes option pricing model using the following assumptions:

Risk-free interest rate	1.20%
Expected terms	2 years
Expected stock price volatility	20%
Dividend yield	-

Compensation costs totaling $2,459 relating to stock options were charged against income for the years ended both December 31, 2016 and 2015, respectively.

A summary of activity under the Bank’s stock option plans during the year ended December 31, 2016 are summarized as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1,	80,255	$2.95	2.2 years	$—
2016 Granted in 2015	—	—	-	—
Exercised in 2015	—	—	-	—
Expired/terminated in 2016	—	—	-	—
Outstanding at December 31, 2016	80,255	$2.95	1.2 years	$—
Exercisable at December 31, 2016	60,965	$3.51	1.2 years	$—

A summary of the status of the Bank’s non-vested shares as of December 31, 2016 is as follows:

		Weighted Average Exercise
	Shares	Price
Nonvested at January 1, 2016	28,935	$1.18
Granted	—	—
Vested	(9,645)	1.18
Expired/terminated	—	1.18
Nonvested at December 31, 2016	19,290	$1.18

Liberty Bell Bank

Notes to Financial Statements

Note 13. Stock-Based Employee Compensation (Continued)

As of December 31, 2016, aggregate unrecognized compensation cost existing under the Bank’s outstanding stock options was $2,869.

A summary of activity under the Bank’s stock option plans during the year ended December 31, 2015 are summarized as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value
Outstanding at January 1, 2015	115,706	$3.45	3.2 years	$—
Granted in 2014	—	—	-	—
Exercised in 2014	—	—	-	—
Expired/terminated in 2015	35,451	3.45	-	—
Outstanding at December 31, 2015	80,255	$3.45	3.2 years	$—
Exercisable at December 31, 2015	51,320	$3.94	2.2 years	$—

A summary of the status of the Bank’s non-vested shares as of December 31, 2015 is as follows:

		Weighted Average Exercise
	Shares	Price
Nonvested at January 1, 2015	46,900	$1.18
Granted	—	—
Vested	(11,725)	1.18
Expired/terminated	(6,240)	—
Nonvested at December 31, 2015	28,935	$1.18

Note 14. Commitments and Contingencies

Change in control: On March 23, 2017, the Bank amended and restated its Employment Agreement with its chief executive officer (CEO) that has a two-year term which was due to expire on March 26, 2017. The Bank also amended its Employment Agreement with its chief financial officer (CFO) that had a two-year term which expired on December 31, 2017. These agreements as amended now expire on March 31, 2019. The Bank also entered into a Change in Control Agreement with its chief loan officer (CLO), which also expires on March 31, 2019. There are no other Employment Agreements with senior management.

In conjunction with the Federal Deposit Insurance Corporation and New Jersey Department of Banking and Insurance’s termination of the Consent Order on February 3, 2017 the designation of the Bank as a ‘troubled institution’ was also eliminated. Therefore, severance agreements or agreements with its officers

Liberty Bell Bank

Notes to Financial Statements

Note 14. Commitments and Contingencies (Continued)

prohibited under the terms of the Consent Order unless approved by the regulatory agency are now permitted.

Off balance sheet risk: The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of the Bank’s involvement in these particular classes of financial instruments. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

These commitments are entered into to meet the credit needs of the Bank’s customers. In many instances these commitments are necessary to obtain or retain the loan business from the Bank’s borrowers.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. As of December 31, 2016 and 2015, commitments to extend credit amounted to approximately $19.8 million and $17.7 million, respectively.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of December 31, 2016 and 2015 standby letters of credit with customers were $869 thousand and $1.0 million, respectively.

The following table reflects commitments to extend credit by type of loan and maturity date.

	Total Amounts Committed	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In Thousands)
Commitments to extend credit:
Commercial real estate owner occupied	$335	$335	$—	$—	$—
Commercial real estate non-owner occupied	2,363	373	1,990	—	—
Residential construction	8,146	8,146	—	—	—
Commercial construction	129	129	—	—	—
Residential first and second mortgages	6,376	—	115	908	5,353
Commercial	2,381	2,081	—	300	—
Other commitments	84	—	—	—	84
Total commitments	$19,814	$11,064	$2,105	$1,208	$5,437

Liberty Bell Bank

Notes to Financial Statements

Note 14. Commitments and Contingencies (Continued)

The Bank does not issue or hold derivative instruments. Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates. Management believes that off-balance sheet risk is not material to the results of operations or financial condition. In the normal course of business, there are outstanding various contingent liabilities such as claims and legal action, which are not reflected in the financial statements. In the opinion of management, no material losses are anticipated as a result of these actions or claims.

Note 15. Subsequent Events

The Bank has evaluated subsequent events through March 27, 2017 and determined that no events have occurred that warrant recording or disclosure in these financial statements.

Liberty Bell Bank

Balance Sheets

June 30, 2017 and December 31, 2016

	June 30,	December 31,
	2017	2016
Assets

Cash and cash due from banks	$744,568	$1,286,574
Interest-bearing deposits with other banks	6,966,465	12,803,742
Cash and cash equivalents	7,711,033	14,090,316
Investment securities available for sale, at fair value	10,321,388	10,896,708
Loans (net of allowance for loan losses of $1,265,255 and $1,254,957 at June 30, 2017 and December 31, 2016, respectively)	124,515,964	119,467,900
Other real estate owned	1,851,533	1,851,533
Bank premises and equipment, net	2,224,054	2,311,087
Federal home loan bank stock, at cost	396,300	263,000
Accrued interest receivable and other assets	816,992	695,370

Total assets	$147,837,264	$149,575,914

Liabilities and Shareholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing	$20,521,621	$20,609,111
Interest-bearing	111,027,497	115,549,628
Total deposits	131,549,118	136,158,739
Repurchase agreements	544,775	776,574
Federal Home Loan Bank advances	5,500,000	2,500,000
Accrued interest payable and other accrued liabilities	359,327	410,374
Total liabilities	137,953,220	139,845,687

Commitments and contingencies (Notes 7 and 14)

Shareholders’ equity:
Common stock, $2 par value, 15,000,000 shares authorized; issued and outstanding 8,766,897 shares at both June 30, 2017 and December 31, 2016, respectively	17,533,794	17,533,794
Preferred stock, $2 par value, 2,000,000 shares authorized; no shares issued	—	—
Additional paid-in capital	9,934,374	9,933,144
Accumulated deficit	(17,532,863)	(17,575,719)
Accumulated other comprehensive loss	(51,261)	(160,992)
Total shareholders’ equity	9,884,044	9,730,227

Total liabilities and shareholders’ equity	$147,837,264	$149,575,914

See notes to financial statements

Liberty Bell Bank

Statements of Operations

	Three Months Ended, June 30,		Six Months Ended, June 30,
	2017	2016	2017	2016

Interest and dividend Income:
Interest and fees on loans	$1,462,864	$1,318,836	$2,875,935	$2,648,817
Interest on securities available for sale	44,327	52,399	85,493	122,701
Interest on deposits with banks	25,160	24,214	54,088	47,301
Dividends on FHLB stock	3,343	2,803	7,928	6,336
Total interest and dividend income	1,535,694	1,398,252	3,023,444	2,825,155

Interest expense:
Interest on deposits	198,565	207,609	401,638	406,563
Interest on FHLB advances	24,761	24,330	48,825	48,660
Total interest expense	223,326	231,939	450,463	455,223
Net interest income	1,312,368	1,166,313	2,572,981	2,369,932

Provision for loan losses:	261,000	15,000	325,000	30,000
Net interest income after provision for loan losses	1,051,368	1,151,313	2,247,981	2,339,932

Noninterest income:
Service charges on deposit accounts	44,167	45,858	85,163	89,667
Gain on sale of investment securities available for sale	—	8,402	—	67,639
Other income	100,686	148,250	254,413	287,562
Total noninterest income	144,853	202,510	339,576	444,868

Noninterest expenses:
Compensation and benefits	604,486	579,482	1,194,028	1,181,115
Occupancy	140,955	147,078	290,811	294,022
Equipment expense	51,294	59,563	108,507	119,255
Marketing and business development	23,868	24,935	51,094	52,394
Professional services	120,159	141,654	253,454	296,233
FDIC assessments	32,400	79,947	85,748	165,667
Other real estate owned expenses	6,018	26,440	14,526	52,640
Loss on sale/write-down of other real estate owned	9,318	—	9,318	—
Other operating expenses	273,015	258,843	554,215	526,961
Total noninterest expenses	1,261,513	1,317,942	2,561,701	2,688,287

(Loss) income before income tax expense	(65,292)	35,881	25,856	96,513

Income tax (credit) expense	(2,000)	9,000	(17,000)	20,000

Net (loss) income	$(63,292)	$26,881	$42,856	$76,513

Net (loss) income per share, basic and diluted	$(0.01)	$0.01	$0.01	$0.01

Weighted average shares outstanding, basic and diluted	8,766,897	8,766,897	8,766,897	8,766,897

See notes to financial statements

Liberty Bell Bank

Statements of Comprehensive Income

Six Months Ended June 30, 2017 and June 30, 2016

	2017	2016

Net income	$42,856	$76,513

Other comprehensive income:
Unrealized holding gains on available for sale securities	109,731	152,881
Reclassification adjustment for gains included in net income	—	67,639
Net unrealized gain	109,731	220,520

Tax Effect **	—	—

Total other comprehensive gains	109,731	220,520

Total comprehensive income	$152,587	$297,033

** Tax Effect is not applicable as tax expense was reversed in connection with establishing a valuation allowance on the deferred taxes.

See notes to financial statements.

Liberty Bell Bank

Statements of Shareholders’ Equity

Six Months Ended June 30, 2017 and June 30, 2016

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balance, January 1, 2017	$17,533,794	$9,933,144	$(17,575,719)	$(160,992)	$9,730,227
Net income - six months ended June 30, 2017	—	—	42,856	—	42,856
Stock issuance - offering costs	—	—	—		—
Stock option expense	—	1,230	—	—	1,230
Other comprehensive income	—	—	—	109,731	109,731

Balance, June 30, 2017	$17,533,794	$9,934,374	$(17,532,863)	$(51,261)	$9,884,044

Balance, January 1, 2016	$17,533,794	$9,949,606	$(17,777,571)	$(167,973)	$9,537,856
Net income - six months ended June 30, 2016	—	—	76,513	—	76,513
Stock issuance-offering costs	—	(18,921)	—	—	(18,921)
Stock option expense	—	1,229	—	—	1,229
Other comprehensive income	—	—	—	220,520	220,520

Balance, June 30, 2016	$17,533,794	$9,931,914	$(17,701,058)	$52,547	$9,817,197

See notes to financial statements.

Liberty Bell Bank

Statements of Cash Flows

Periods Ending June 30, 2017 and December 31, 2016

	June 30,
	2017	June 30, 2016
Cash flows from operating activities:
Net income	$42,856	$76,153
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	104,860	112,422
Provision for loan losses	325,000	30,000
Net amortization of securities	37,562	70,774
Gain on sale of investment securities available for sale	—	(67,639)
Loss on sale of other real estate owned properties	9,318
Stock option expense	1,230	1,230
Changes in operating assets and liabilities:
(Increase) decrease in accrued interest receivable and other assets	(121,621)	63,688
Decrease in accrued interest payable and other liabilities	(51,047)	(36,767)
Net cash provided by operating activities	348,158	250,221

Cash flows from investing activities:
Purchase of FHLB stock	(133,300)	(18,300)
Proceeds from calls, maturities and sales of securities available for sale	100,000	2,763,110
Proceeds from principal payments on mortgage-backed securities available for sale	547,490	730,893
Proceeds from sale of other real estate owned	(105,682)	—
Net increase (decrease) in loans	(5,488,065)	(917,713)
Purchase of bank premises and equipment	(17,828)	(587)
Net cash (used in) investing activities	(4,886,021)	(4,392,829)

Cash flows from financing activities:
Net (decrease) in interest-bearing deposits	(4,522,131)	(4,601,814)
Net (decrease) increase in noninterest-bearing deposits	(87,490)	2,479,270
Reduction in paid in capital	—	(18,921)
Increase (decrease) in borrowings	2,768,201	(256,664)
Net cash (used in) financing activities	(1,841,420)	(2,398,129)

(Decrease) increase in cash and cash equivalents	(6,379,283)	2,224,921

Cash and cash equivalents, beginning of period	14,090,316	17,049,752
Cash and cash equivalents, end of period	$7,711,033	$19,294,673

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$454,528	$455,418
Income tax (credits) taxes	$(17,000)	$20,000

Non-cash investing transactions:
Transfers of loans to OREO	$115,000	$—
Transfers of loans to other assets	$—	$—
Net change in unrealized loss on investment securities available for sale	$109,732	$220,520

See notes to financial statements.

Liberty Bell Bank

Notes to Financial Statements

Note 1.           Nature of Operations and Summary of Significant Accounting Policies

Nature of operations:   Liberty Bell Bank (the Bank) is a commercial bank, which was incorporated on November 26, 2002 under New Jersey laws, and opened for business on August 11, 2003.  The Bank is chartered by the New Jersey Department of Banking and Insurance and insured by the Federal Deposit Insurance Corporation.  The Bank is headquartered in Evesham Township, New Jersey, which is also the location of the operations center and the administrative headquarters.  Branch offices are in Cherry Hill, also the site of the Bank’s Loan Service Center, and Moorestown, New Jersey.  The Bank provides financial services primarily to customers located in Camden and Burlington Counties, as well as surrounding counties in New Jersey and Southeastern Pennsylvania.

Liberty Bell Bank and Delmar Bancorp signed a definitive merger agreement pursuant to which Liberty Bell Bank will be merged into Delmar Bancorp’s subsidiary, The Bank of Delmarva, subject to the satisfaction of certain conditions including shareholder and regulatory approval.  The transaction is expected to be completed in either December 2017 or the first quarter 2018.  Under the agreement, each Liberty Bell Bank shareholder will be entitled to elect to receive either 0.2857 shares of Delmar Bancorp common stock, or $1.70 in cash, for each share of Liberty Bell Bank common stock they own, provided that in the aggregate 70% of the shares of Liberty Bell Bank common stock must be converted into Delmar Bancorp common stock and 30% of such shares must be converted into cash.  Based on the average closing price of Delmar common stock during the 90 days ended July 14, 2017 of $6.58, the aggregate value of the transaction would be approximately $16 million.

As of February 3, 2017, the Consent Orders originally issued by the Federal Deposit Insurance Corporation (the FDIC) on November 14, 2013 and the State of New Jersey Department of Banking and Insurance on November 18, 2013 were terminated.

The policies that materially affect the determination of financial position, results of operations and cash flows are summarized below.

In the opinion of management, all adjustments which are necessary for a fair statement of the results of the interim periods have been included.

Use of estimates:  The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ significantly from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the valuation of Available for Sale investment securities, determination of the allowance for loan losses, the carrying value of Other Real Estate Owned, the valuation of deferred tax assets and fair value disclosures.

Investment securities:  Investment securities are classified under one of the following categories at the date of purchase: “Held to Maturity,” “Available for Sale,” or “Trading.”  Classification is reassessed at each balance sheet date.  The Bank does not hold ‘“trading” securities or classify securities as “held to maturity” securities.  Investment securities that would be held for indefinite periods of time but not necessarily to maturity, including securities that would be used as part of the Bank’s asset/liability management strategy and possibly sold in response to changes in interest rates, prepayments and similar factors are classified as “Available for Sale.”  These securities are carried at fair value, with any temporary unrealized gains or losses reported in the balance sheets and other comprehensive income (loss), as a separate component of the equity section of the balance sheet and in the statements of shareholders’ equity.  Gains and losses on the sale of such securities are accounted for on the specific identification basis in the statements of operations on the date of sale.

Liberty Bell Bank

Notes to Financial Statements

Note 1.                                 Nature of Operations and Summary of Significant Accounting Policies (Continued)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Declines in the fair value of individual debt securities below their cost that are deemed to be other than temporary result in write-downs of the individual securities to their fair value.  Debt securities that are deemed to be other-than-temporarily impaired would be reflected in earnings as realized losses to the extent impairment is related to credit losses.  The amount of the impairment for debt securities related to other factors is recognized in other comprehensive loss.  In evaluating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the reasons for the decline in value, (3) the financial position and access to capital of the issuer, including the current and future impact of any specific events, and (4) for fixed maturity securities, whether the Bank intends to sell the security, or it is more likely than not that the Bank will be required to sell the security before recovery of the cost basis, which may be maturity.  None of the Bank’s investment securities were considered other-than-temporarily impaired as of June 30, 2017 or December 31, 2016.

Interest income from securities, adjusted for the amortization of premiums and accretion of discounts over the contractual lives of the related securities, is recognized in interest income using the interest method.  Realized gains and losses, determined using the amortized cost value of the specific securities sold, are included in noninterest income in the statements of operations.

Loans:  The Bank makes commercial, real estate and consumer loans to customers.  A substantial portion of the loan portfolio is represented by loans in Southern New Jersey.  The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.  Loans are stated at the outstanding principal amount, adjusted for the allowance for loan losses and any deferred fees or costs on originated loans.  Interest income on loans is recognized as earned based on contractual interest rates applied to daily principal amounts outstanding using the accrual basis.

The Bank’s lending can be summarized into seven primary segments: commercial real estate loans, commercial loans, residential construction loans, commercial construction loans, commercial lease-backed loans, home equity loans and consumer loans.

Commercial real estate loans: Commercial real estate loans are loans made to acquire or refinance investment properties or to acquire or refinance owner-occupied, non owner-occupied and multi-family real estate. The Bank analyzes the rent rolls to make sure the properties are generating enough cash flow to service the debt with the rents collected from the tenants. The Bank maintains a requirement that the net rents collected after expenses of operating commercial property generally be not less than 1.25 times the debt service requirements. The majority of the Bank’s commercial real estate loans are secured by commercial, one-to-four family and mixed use properties, and the loan to value ratio generally does not exceed 80 percent.

Commercial loans: Commercial loans are loans that assist a borrower in funding working capital requirements and loans for the acquisition of fixed assets that are needed to produce a product or deliver a service and grow the borrower’s business. Commercial loans are underwritten based on an analysis of the borrower’s ability to repay the loan out of operating cash flows. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and generally incorporate personal guarantees to mitigate the risk of loss. While some short-term loans may be made on an unsecured basis, in practice, the Bank is primarily a secured lender.

Commercial lease-backed: Commercial lease-backed loans are made to businesses that lease primarily office equipment to a variety of lessees. The loans are made for the purpose of funding business operations and are secured by the cash flows of lease receivables assigned to the Bank.

Residential construction: Residential construction loans primarily consist of loans to local contractors and other real estate investors for the purpose of construction or renovation of single family homes, one-to-four family projects and a few multi-family projects. These loans are generally for terms of one year or less and provide for permanent financing by the Bank or other mortgage lender when the term of the residential construction loan expires.

Commercial construction loans: Commercial construction and land development loans consist primarily of loans to local contractors and other real estate investors for the purpose of construction or renovation of buildings with a mix of residential and commercial outlets. These loans are underwritten based upon independent appraisals, analysis of absorption or lease rates, and the global financial analysis of the developers and/or property owners and include estimates of costs and value associated with the complete project. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. These loans are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, regulations of real property, general economic conditions and the availability of long-term financing.

Home equity loans: Home equity loans are loans made to borrowers with their primary home or second home serving as collateral. The average loan to value ratio at the date of origination of the combined first and second mortgages is generally 80 percent or less.

Consumer loans: Consumer loans are generally made as an accommodation to commercial and individual customers, and are generally secured by cash collateral, securities, automobiles or real estate.

Loan fees and direct costs associated with loan originations with terms that extend beyond one year are deferred.  The deferred amount is recognized as an adjustment to loan interest over the term of the related loans using the interest method.

Loans are reported as past due when either interest or principal is unpaid in the following circumstances: fixed payment loans when the borrower is in arrears for two or more monthly payments, open end credits for two or more billing cycles, and single payment notes if interest or principal remains unpaid for 30 days or more.  Loans are placed on nonaccrual status and the accrual of interest income ceases, when a default of principal or interest exists for a period of ninety days except when, in management’s judgment, the collection of principal and interest is reasonably anticipated (i.e.  the loan is well secured and in the process of collection).  Interest receivable on nonaccrual loans previously credited to income is reversed, and subsequently recognized as income only as received if the collection of principal is reasonably assured.  Nonaccrual loans are generally not returned to accruing status until principal and interest payments have been brought current and full collectability is reasonably assured.

Liberty Bell Bank

Notes to Financial Statements

Note 1.                                 Nature of Operations and Summary of Significant Accounting Policies (Continued)

Loans are charged off when overall collectability is deemed questionable.  Loans generally qualify for charge-off when the borrower’s cash flows are insufficient to make the required loan payments and the underlying collateral and/or secondary sources of repayment (guarantors, etc.) are deemed inadequate by management to ensure total repayment of the remaining amount of the loan.  Any commercial loan deemed uncollectable will be charged off in whole or in part to reflect a remaining principal balance that can be reasonably expected to be collected.  Consumer loan losses will generally be recognized when delinquency exceeds 180 days, except in such cases where sufficient collateral exists to adequately secure the Bank’s remaining loan balance and/or the Bank can reasonably restructure the loan in question to provide for its ultimate collectability on commercially reasonable terms and time frames.

Allowance for loan losses:  The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loans that are determined to be uncollectible are charged against the allowance account, and subsequent recoveries, if any, are credited to the allowance.  The determination of the allowance for loan losses requires significant estimates, including the timing and amounts of expected future cash flows on impaired loans, collateral valuations, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change.  The adequacy of the allowance for loan losses is based on management’s current judgments about the credit quality of the loan portfolio.

Liberty Bell Bank

Notes to Financial Statements

Note 1.                                 Nature of Operations and Summary of Significant Accounting Policies (Continued)

The allowance consists of specific and general components.  The specific component relates to loans identified as impaired.  For those loans that are classified as impaired, impairment is measured on a loan by loan basis and an allowance is established when the discounted cash flows (or as a practical expedient, the collateral liquidation value, if the loan is collateral dependent) of the impaired loan is lower than the carrying value of that loan.  The general component covers non-classified loans and is based on historical charge-off experience and expected losses.  Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events it is probable that the Bank will be unable to collect the scheduled payments of principal or interest according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Bank does not separately identify individual consumer and home equity loans for impairment disclosures.

Troubled debt restructurings (TDR) occur when a creditor, for economic or legal reasons related to a debtor’s financial condition, grants a concession to the debtor that it would not otherwise consider, such as a below market interest rate, extending the maturity of a loan, or combination of both. From time to time, the Bank may consider granting a concession to a debtor after an evaluation of their financial condition, existing market conditions or to meet a competitor’s offer, when maintaining the customer relationship is in the long term interest of the Bank. Management reviews all loan modifications to determine whether the modification qualifies as a troubled debt restructuring (i.e., whether the creditor has been granted a concession and is experiencing financial difficulties).

Other real estate owned: Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and changes in the valuation allowance are included in operations.  Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the collateral.  Gains or losses are included in operations upon disposal.

Bank premises and equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation is computed and charged to expense using the straight-line method over the estimated useful lives of the assets.  Leasehold improvements are amortized to expense over the shorter of the term of the respective lease or the estimated useful life of the improvements.

Restricted stock: The Bank holds investments in the common stocks of the Federal Home Loan Bank of New York and the Atlantic Central Bankers Bank.  These investments in restricted stock are carried at cost.  FHLB stock has no quoted market value and is subject to redemption restrictions.  Management reviews the stock for impairment based on the ultimate recoverability of the cost basis in the stock.  The Federal Home Loan Bank of New York and Atlantic Central Bankers Bank both reported profits for 2016, and year to date as of June 30, 2017.  Both entities remain in compliance with regulatory capital and liquidity requirements, continues to pay dividends on its common stock and make redemptions at the par value.  With consideration given to these factors, management concluded that neither stock was impaired at June 30, 2017 or December 31, 2016.

Liberty Bell Bank

Notes to Financial Statements

Note 1.                                 Nature of Operations and Summary of Significant Accounting Policies (Continued)

Income taxes:  The Bank accounts for income taxes according to the asset and liability method.  Under this method, deferred federal and state tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial statement and tax bases of existing assets and liabilities.  The effect of a change in the tax rate on deferred taxes is recognized in the period of the enactment date.  Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.  Increases or decreases in the valuation reserve are charged or credited to the income tax provision.

Transfers of financial assets:  Transfers of financial assets are accounted for as sales when all of the components meet the definition of a participating interest and when control over the assets has been surrendered.  A participating interest generally represents (1) a proportionate (pro rata) ownership interest in an entire financial asset, (2) a relationship where from the date of transfer all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership, (3) the priority of cash flows has certain characteristics, including no reduction in priority, subordination of interest, or recourse to the transferor other than standard representation or warranties, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Comprehensive income:  Comprehensive income consists of net income and other comprehensive income which consists of unrealized gains and losses on available for sale securities and is recognized as a separate component of shareholders’ equity.

Income per common share:  Basic earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding during the period.  Diluted earnings per common share consider common stock equivalents (when dilutive) outstanding during the period they are outstanding.  In computing earnings per share as of June 30, 2017 and December 31, 2016, the effect of stock options has been excluded as being anti-dilutive.  Earnings per common share have been computed based on the following:

	For the three months ended	For the three months ended	For the six months ended	For the six months ended
	June 30,	June 30,	June 30	June 30
	2017	2016	2017	2016
Net income (loss)	$(63,292)	$26,881	$42,856	$76,513
Average number of common shares outstanding — basic and diluted	8,766,897	8,766,897	8,766,897	8,766,897
Basic and diluted net income per share	$(0.01)	$0.01	$0.01	$0.01

Stock-based employee compensation:  The Bank accounts for its stock based compensation plans under the provisions of the applicable accounting guidance which requires the Bank to recognize the fair value of stock option awards over a vesting period.  That cost is measured based on the grant date fair value of the equity or liability instruments issued.  The stock compensation accounting guidance covers a

Liberty Bell Bank

Notes to Financial Statements

Note 1.                                 Nature of Operations and Summary of Significant Accounting Policies (Continued)

wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.  The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period.  A Black-Scholes option pricing model is used to estimate the fair value of stock options.  The Bank’s employee stock compensation plans are more fully described in Note 11.

Recent accounting pronouncements:

On January 5, 2016, the FASB issued Accounting Standards Update 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (the ASU). The ASU's changes to the current GAAP model primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities is largely unchanged. ASU 2016-01 is effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We do not have a significant amount of equity securities classified as available-for-sale (“AFS”). Additionally, we do not have any financial liabilities accounted for under the fair value option. Therefore, the transition adjustment upon adoption of this guidance is not expected to be material.

During May 2014, the FASB issued Accounting Standards No. 2014-09, Revenue from Contracts with Customers. ASU No.2014-09 (Topic 606) supersedes the revenue recognition requirements in Accounting Standards Codification Topic 606, Revenue Recognition, and most industry-specific guidance throughout the Accounting Standards Codification. The guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. During August 2015, the FASB provided a one-year deferral of the effective date; therefore, the guidance is effective for interim and annual reporting periods beginning after December 15, 2017. The FASB has also issued clarification guidance as it relates to principal versus agent considerations for revenue recognition purposes and clarification guidance on other various considerations related to the new revenue recognition guidance. Additionally, during April 2016, the FASB issued further clarification guidance related to identifying performance obligations and licensing. The guidance has specifically excluded revenue derived from financial instruments, the source of the majority of the Company’s revenue, and the impact of the guidance will not be material.

Liberty Bell Bank

Notes to Financial Statements

Note 1.                                 Nature of Operations and Summary of Significant Accounting Policies (Continued)

ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting.” includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements.  Some of the key provisions of this new ASU include:  (1) companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”).  Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement, and APIC pools will be eliminated.  The guidance also eliminates the requirement that excess tax benefits be realized before companies can recognize them.  In addition, the guidance requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity; (2) increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation.  The new guidance will also require an employer to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on its statement of cash flows (current guidance did not specify how these cash flows should be classified); and (3) permit companies to make an accounting policy election for the impact of forfeitures on the recognition of expense for share-based payment awards.  Forfeitures can be estimated, as required today, or recognized when they occur.  ASU No. 2016-09 is effective for interim and annual reporting periods beginning after December 15, 2016.  Early adoption is permitted, but all of the guidance must be adopted in the same period.  The Bank has determined there is no impact to its financial statements due to the adoption of ASU 2016-09.

ASU 2016-13, Financial Instruments - Credit Losses (Topic 326).  ASU 2016-13 replaces the incurred loss impairment methodology in current GAAP with an expected credit loss methodology and requires consideration of a broader range of information to determine credit loss estimates.  Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses.  Purchased credit impaired loans will receive an allowance account at the acquisition date that represents a component of the purchase price allocation.  Credit losses relating to available-for-sale debt securities will be recorded through an allowance for credit losses, with such allowance limited to the amount by which fair value is below amortized cost.  This guidance is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years.  The Bank is currently evaluating the impact of adopting ASU 2016-13 on its financial statements.

Liberty Bell Bank

Notes to Financial Statements

Note 2.         Investment Securities Available For Sale

The following table provides the major components of securities available for sale at amortized cost and estimated fair value at June 30, 2017 and December 31, 2016.

	June 30, 2017
Available for Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. Treasury notes	$2,494,042	$—	$(6,992)	$2,487,050
Residential mortgage-backed securities issued by:
SBA	1,649,019	—	(17,209)	1,631,810
Ginnie Mae	3,320,538	3,505	(33,312)	3,290,732
Freddie Mac	1,111,086	—	(15,232)	1,095,854
Municipal Bonds	1,797,964	19,870	(1,891)	1,815,942
	$10,372,649	$23,375	$(74,636)	$10,321,388

	December 31, 2016
Available for Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. Treasury notes	$2,491,777	$218	$(8,090)	$2,483,905
U.S. Government agency obligations	601,018	282	—	601,300
Residential mortgage-backed securities issued by:
SBA	1,762,799	—	(34,620)	1,728,179
Ginnie Mae	3,732,905	2,835	(76,618)	3,659,122
Freddie Mac	661,255	—	(30,061)	631,194
Municipal Bonds	1,807,946	3,422	(18,360)	1,793,008
	$11,057,700	$6,757	$(167,749)	$10,896,708

For the six month period ended June 30, 2017, there were no proceeds from the sales of available for sale securities and proceeds from calls of available for sale securities were $100 thousand resulting in no gross realized gains or loss.  For the six month period ended June 30, 2016, proceeds from sales, calls and maturities of securities available for sale amounted to $1.8 million.  Proceeds from the sales of available for sale securities were $1.7 million and there were no proceeds from calls of available for sale securities.  The Bank realized gains of $68,000 from securities sold and no losses.

Liberty Bell Bank

Notes to Financial Statements

Note 2.                                 Investment Securities Available For Sale (Continued)

The amortized cost and estimated fair value of investment securities available for sale at June 30, 2017 and December 31, 2016 by contractual maturities are shown in the following table.  Expected maturities may differ materially from contractual maturities as a result of early prepayments and calls.  Because mortgage-backed securities are not due at a single maturity date, they are not included in the maturity categories in the following maturity summary.

	June 30, 2017		December 31, 2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. Treasury notes: Maturing after one year, through five years	$2,494,042	$2,487,050	$2,491,777	$2,483,905
U.S. Government agencies: Maturing after one year, through five years	500,000	499,700	601,018	601,300
Municipal bonds: Maturing after one year, through five years	258,727	259,367	261,932	262,955
Maturing after five years, through ten years	789,237	794,310	796,014	785,078
Maturing after ten years	750,000	762,265	750,000	744,975
Residential mortgage-backed securities	5,580,643	5,518,696	6,156,959	6,018,495
	$10,372,649	$10,321,388	$11,057,700	$10,896,708

Liberty Bell Bank

Notes to Financial Statements

Note 2.                                 Investment Securities Available For Sale (Continued)

Provided below is a summary of securities available for sale that were in a continuous loss position at June 30, 2017 and December 31, 2016:

	June 30, 2017
	Less than 12 Months			12 Months or More
Available for Sale	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
U.S. Treasury notes	3	$2,487,050	$(6,992)	—	$—	$—
U.S. Government agency obligations	—	—	—	—	—	—
Residential mortgage-backed securities issued by:
SBA	3	1,157,404	(10,290)	1	474,105	(6,919)
Ginnie Mae	5	2,105,415	(23,751)	1	482,096	(9,561)
Freddie Mac	1	1,095,854	(15,232)	—	—	—
Municipal bonds	1	267,113	(1,891)	—	—	—
	13	$7,113,136	$(58,156)	2	$956,201	$(16,480)

	December 31, 2016
	Less than 12 Months			12 Months or More
Available for Sale	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
U.S. Treasury notes	1	$986,130	$(8,090)	—	$—	$—
U.S. Government agency obligations	—	—	—	—	—	—
Residential mortgage-backed securities issued by:
SBA	2	1,218,791	(20,366)	1	509,388	(14,254)
Ginnie Mae	6	2,803,246	(57,990)	1	524,488	(18,628)
Freddie Mac	1	631,193	(30,061)	—	—	—
Municipal bonds	4	1,025,595	(18,360)	—	—	—
	14	$6,664,955	$(134,867)	2	$1,033,876	$(32,882)

Liberty Bell Bank

Notes to Financial Statements

Note 3.                                 Loans

Loans receivable at June 30, 2017 and December 31, 2016 consisted of the following:

	June 30	December 31
	2017	2016
Commercial real estate owner occupied	$40,185,852	$41,914,009
Commercial real estate non-owner occupied	32,427,882	27,790,114
Commercial real estate multi-family	2,487,141	2,678,069
Residential construction	13,508,343	12,403,413
Commercial construction	220,649	1,089,098
Commercial lease-backed	579,281	628,066
Commercial	13,433,399	11,878,017
Home equity	23,005,252	22,385,205
Consumer	100,457	106,190
Total loans	125,948,256	120,872,181
Less:
Allowance for loan losses	(1,265,255)	(1,254,957)
Deferred loan fees	(167,067)	(149,324)
Net loans	$124,515,964	$119,467,900

Liberty Bell Bank

Notes to Financial Statements

Note 3.                                 Loans (Continued)

	June 30, 2017
(In Thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total Loans
Commercial real estate owner occupied	$867	$626	$—	$508	$2,001	$38,185	$40,186
Commercial real estate non-owner occupied	—	67	—	713	780	31,648	32,428
Commercial real estate multi-family	—	—	—	—	—	2,487	2,487
Residential construction	—	—	—	—	—	13,508	13,508
Commercial construction	—	—	—	—	—	221	221
Commercial lease-backed	—	—	—	—	—	579	579
Commercial	—	—	—	634	634	12,800	13,434
Home equity	100	—	—	—	100	22,905	23,005
Consumer	—	—	—	—	—	100	100
Total loans	$967	$693	$—	$1,855	$3,515	$122,433	$125,948

	December 31, 2016
(In Thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total Loans
Commercial real estate owner occupied	$416	$—	$—	$1,020	$1,436	$40,478	$41,914
Commercial real estate non-owner occupied	109	732	—	382	1,223	25,567	27,790
Commercial real estate multi-family	—	—	—	—	—	2,678	2,678
Residential construction	—	—	—	—	—	12,404	12,404
Commercial construction	—	—	—	—	—	1,089	1,089
Commercial lease-backed	—	—	—	581	581	47	628
Commercial	—	—	—	35	35	11,843	11,878
Home equity	—	—	—	215	215	22,170	22,385
Consumer	—	—	—	—	—	106	106
Total loans	$525	$732	$—	$2,233	$3,490	$117,382	$120,872

Liberty Bell Bank

Notes to Financial Statements

Note 4.                                 Allowance for Loan Losses

An analysis of the change in the allowance for loan losses and the composition of the allowance for loan losses for the periods ended June 30, 2017 and December 31, 2016 is presented in the tables below.  The allocated allowance is the total of identified specific and general reserves by loan category.  The allocation is not necessarily indicative of the categories in which future losses may occur.  The total allowance is available to absorb losses from any segment of the portfolio.

	For the six months ended June 30, 2017
(In Thousands)	Commercial Real Estate Owner Occupied	Commercial Real Estate Non-Owner Occupied	Commercial Real Estate Multi-family	Residential Construction	Commercial Construction	Commercial Lease-backed	Commercial	Home Equity	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$569	$221	$18	$91	$7	$60	$90	$198	$1	$—	$1,255
Charge-offs	(75)	(43)	—	—	—	—	—	(215)	—	—	(333)
Recoveries	—	10	—	—	—	7	—	—	1	—	18
Net charge-offs	(75)	(33)	—	—	—	7	—	(215)	1	—	(315)
Provision for loan losses charged to expense	101	102	(1)	6	(5)	(45)	13	154	0	—	325
Ending balance	$595	$290	$17	$97	$2	$22	$103	$137	$2	$—	$1,265

Ending balance
Individually evaluated for impairment	5	—	—	—	—	22	—	—	—	—	27
Collectively evaluated for impairment	590	290	17	97	2	—	103	137	2	—	1,238
Ending balance	595	290	17	97	2	22	103	137	2	—	1,265

Loan ending balance Individually evaluated for impairment	504	713	—	—	—	550	27	—	—	—	1,794
Collectively evaluated for impairment	39,682	31,715	2,487	13,508	221	29	13,407	23,005	100	—	124,154
Total ending balance	$40,186	$32,428	$2,487	$13,508	$221	$579	$13,434	$23,005	$100	$—	$125,948

Liberty Bell Bank

Notes to Financial Statements

Note 4.                                 Allowance for Loan Losses (Continued)

	For the year ended December 31, 2016
(In Thousands)	Commercial Real Estate Owner Occupied	Commercial Real Estate Non-Owner Occupied	Commercial Real Estate Multi-family	Residential Construction	Commercial Construction	Commercial Lease- backed	Commercial	Home Equity	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$533	$251	$115	$40	$—	$139	$103	$217	$1	$—	$1,399
Charge-offs	(106)	(55)	—	—	—	—	(25)	(215)	(3)	—	(404)
Recoveries	3	—	40	—	—	121	—	1	—	—	165
Net charge-offs	(103)	(55)	40	—	—	121	(25)	(214)	(3)	—	(239)
Provision for loan losses charged to expense	139	25	(137)	51	7	(200)	12	195	3	—	95
Ending balance	$569	$221	$18	$91	$7	$60	$90	$198	$1	$—	$1,255

Ending balance
Individually evaluated for impairment	89	—	—	—	—	60	—	65	—	—	214
Collectively evaluated for impairment	480	221	18	91	7	—	90	134	—	—	1,041
Ending balance	569	221	18	91	7	60	90	199	1	—	1,255

Loan ending balance Individually evaluated for impairment	931	382	—	—	—	520	—	151	—	—	1,984
Collectively evaluated for impairment	40,983	27,408	2,678	12,404	1,089	108	11,878	22,234	106	—	118,888
Total ending balance	$41,914	$27,790	$2,678	$12,404	$1,089	$628	$11,878	$22,385	$106	$—	$120,872

Liberty Bell Bank

Notes to Financial Statements

Note 4.                                 Allowance for Loan Losses (Continued)

	For the six months ended June 30, 2016
(In Thousands)	Commercial Real Estate Owner Occupied	Commercial Real Estate Non-Owner Occupied	Commercial Real Estate Multi-family	Residential Construction	Commercial Construction	Commercial Lease- backed	Commercial	Home Equity	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$533	$251	$115	$40	$0	$139	$103	$217	$1	$—	$1,399
Charge-offs	(21)	(15)	—	—	—	—	(25)	—	(2)	—	(63)
Recoveries		40	—	—	—	61	—	—	—	—	101
Net charge-offs	(21)	25	—	—	—	61	(25)	—	(2)	—	38
Provision for loan losses charged to expense	47	20	(77)	62	12	(70)	27	9	—	—	30
Ending balance	$559	$296	$38	$102	$12	$130	$105	$226	$(1)	$—	$1,467

	For the three months ended June 30, 2017
(In Thousands)	Commercial Real Estate Owner Occupied	Commercial Real Estate Non-Owner Occupied	Commercial Real Estate Multi-family	Residential Construction	Commercial Construction	Commercial Lease- backed	Commercial	Home Equity	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$495	$274	$19	$94	$0	$56	$89	$185	$1	$—	$1,213
Charge-offs	—	—	—	—	—	—	—	(215)	—	—	(215)
Recoveries	—	—	—	—	—	6	—	—	1	—	7
Net charge-offs	—	—	—	—	—	6	—	(215)	—	—	(208)
Provision for loan losses charged to expense	100	16	(2)	3	2	(40)	14	167	—	—	261
Ending balance	$595	$290	$17	$97	$2	$22	$103	$137	$2	$—	$1,265

Liberty Bell Bank

Notes to Financial Statements

Note 4.           Allowance for Loan Losses (Continued)

	For the three months ended June 30, 2016
(In Thousands)	Commercial Real Estate Owner Occupied	Commercial Real Estate Non-Owner Occupied	Commercial Real Estate Multi-family	Residential Construction	Commercial Construction	Commercial Lease- backed	Commercial	Home Equity	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$574	$256	$114	$39	$3	$123	$94	$221	$1	$—	$1,425
Charge-offs	—	—	—	—	—	—	(25)	—	(2)	—	(27)
Recoveries	—	—	—	—	—	54	—	—	—	—	54
Net charge-offs	—	—	—	—	—	54	(25)	—	(2)	—	27
Provision for loan losses charged to expense	(15)	40	(76)	63	9	(47)	36	5	—	—	15
Ending balance	$559	$296	$38	$102	$12	$130	$105	$226	$(1)	$—	$1,467

Impaired loans are set forth in the following tables, as of June 30, 2017 and at December 31, 2016.

	June 30, 2017
(In Thousands)	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial real estate owner occupied	$804	$342	$162	$504	$5	$507	$—
Commercial real estate non-owner occupied	713	713	—	713	—	724	12
Commercial real estate multi-family	—	—	—	—	—	—	—
Residential construction	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—
Commercial lease-backed	572	—	550	550	22	616	—
Commercial	27	27	—	27	—	—	—
Consumer	—	—	—	—	—	—	—
Home equity	—	—	—	—	—	—	—
Total loans	$2,116	$1,082	$712	$1,794	$27	$1,847	$12

	December 31, 2016
(In Thousands)	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial real estate owner occupied	$1,504	$759	$172	$931	$89	$1,105	$16
Commercial real estate non-owner occupied	564	382	—	382	—	416	3
Commercial real estate multi-family	—	—	—	—	—	—	—
Residential construction	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—
Commercial lease-backed	581	—	520	520	60	639	—
Commercial	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—
Home equity	430	—	151	151	65	428	11
Total loans	$3,079	$1,141	$843	$1,984	$214	$2,588	$30

Impaired loans include loans modified in a troubled debt restructuring (TDR), where concessions have been granted to borrowers experiencing financial difficulties.  These concessions could include a reduction of the interest rate, a deferral of principal payments, an extension of the repayment terms, or other actions intended to maximize collection.  For the periods ended June 30, 2017 and December 31, 2016, the Bank did not modify any loans that were classified TDR loans.  There were no re-defaults of TDRs during either time period.

Liberty Bell Bank

Notes to Financial Statements

Note 4.                                 Allowance for Loan Losses (Continued)

At June 30, 2017 and December 31, 2016, the Bank had one loan classified as a TDR with an outstanding balance of $34 thousand and $35 thousand, respectively.  The TDR had no specific reserves allocated for either time period.

The following tables summarize the Bank’s loans by internal credit quality indicators for all loan types.

	June 30, 2017
(in thousands)	Pass	Special Mention	Substandard	Doubtful	Loans

Commercial real estate owner occupied	$37,573	$1,364	$1,083	$166	$40,186
Commercial real estate non-owner occupied	31,485	—	943	—	32,428
Commercial real estate multi-family	2,487	—	—	—	2,487
Residential construction	13,232	—	276	—	13,508
Commercial construction	221	—	—	—	221
Commercial lease-backed	7	—	—	572	579
Commercial	13,372	—	62	—	13,434
Total loans	$98,377	$1,364	$2,364	$738	$102,843

	June 30, 2017
(in thousands)	Performing	Non-performing	Total

Home equity	$22,960	$45	$23,005
Consumer	100	—	100
Total consumer loans	$23,060	$45	$23,105

	December 31, 2016
(in thousands)	Pass	Special Mention	Substandard	Doubtful	Loans

Commercial real estate owner occupied	$38,746	$1,399	$1,607	$162	$41,914
Commercial real estate non-owner occupied	26,319	732	739	—	27,790
Commercial real estate multi-family	2,678	—	—	—	2,678
Residential construction	12,128	—	276	—	12,404
Commercial construction	1,089	—	—	—	1,089
Commercial lease-backed	46	—	1	581	628
Commercial	11,816	—	62	—	11,878
Total loans	$92,822	$2,131	$2,685	$743	$98,381

	December 31, 2016
(in thousands)	Performing	Non-performing	Total

Home equity	$22,170	$215	$22,385
Consumer	106	—	106
Total consumer loans	$2,276	$215	$22,491

Note 5.           Bank Premises and Equipment

A summary of the cost and accumulated depreciation of the Bank’s premises and equipment is as follows:

	June 30	December 31
	2017	2016
Land and improvements	$1,468,228	$1,455,291
Building	700,000	700,000
Building improvements	1,147,087	1,145,570
Leasehold improvements	1,035,136	1,035,136
Furniture and equipment	1,006,743	1,004,546
Computer equipment and hardware	1,192,358	1,186,344
Construction in progress	15,961	20,798
	6,565,513	6,547,685
Less accumulated depreciation and amortization	4,341,459	4,236,598
	$2,224,054	$2,311,087

The estimated useful lives for calculating depreciation and amortization on furniture and equipment are between three and seven years. Building and related improvements are depreciated over a period of thirty and fifteen years, respectively. Leasehold improvements are depreciated over the lesser of the economic life or the term of the related lease, generally terms ranging from five to ten years.

Note 6.           Deposits

Deposits consisted of the following:

	June 30	December 31
	2017	2016
Demand deposits, noninterest-bearing	$20,521,621	$20,609,111
Demand deposits, interest-bearing	41,132,460	41,947,700
Savings deposits	12,745,004	13,612,874
Time deposits of $250,000 or more	9,431,572	10,923,595
Other time deposits	47,718,461	49,065,459
	$131,549,118	$136,158,739

Liberty Bell Bank

Notes to Financial Statements

Note 6.                                 Deposits (Continued)

Scheduled maturities of time deposits at June 30, 2017 are as follows:

Periods ending June 30:
2018	$31,725,012
2019	18,109,042
2020	4,873,331
2021	747,477
2022	1,695,171
Thereafter	—
$57,150,033

Note 7.           Borrowings

The Bank has an overnight line of credit in the amount of $44.4 million available with The Federal Home Loan Bank of New York (FHLBNY), restricted to the availability of eligible collateral to support its obligations and the FHLBNY’s stock requirement.  At June 30, 2017, the Bank had unpledged securities and excess capacity under the agreement to support borrowings of $2.4 million.

At June 30, 2017, the Bank had a one month advance outstanding with the FHLBNY of $3.0 million.  The short term advance carried a rate of 1.31 percent scheduled to mature July 27, 2017.  At both June 30, 2017 and December 31, 2016, the Bank had outstanding borrowings with FHLBNY of $2.5 million.  The rate paid to carry the borrowings is 3.85 percent and the FHLBNY advance is scheduled to mature in October 2017

Advance Date	Maturity Date	Interest Rate	Outstanding Balance

June 27, 2017	July 27, 2017	1.31%	$3,000,000
October 5, 2007	October 5, 2017	3.85%	2,500,000
			$5,500,000

Liberty Bell Bank

Notes to Financial Statements

Note 8.

Fair Value

Fair Value Measurements:  The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  In accordance with accounting guidance, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Bank’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.  The Bank groups its assets carried at fair value in three levels as follows:

Level 1:                          Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:                          Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:                          Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or other valuation techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Fair value on a recurring basis:  Securities Available for Sale (AFS):  Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  Level 1 securities would include highly liquid government bonds and exchange traded equities.  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow.  Level 2 securities would include U.S. agency securities, mortgage backed agency securities, and municipal bonds.  In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. All AFS securities, (with the exception of the U. S. Treasury notes) were classified as Level 2 assets.  The Level 1 U.S. Treasury notes valuation was determined based upon quoted market prices on the date of the valuation.  The valuation of Level 2 assets was determined using the market approach which uses quoted prices for similar assets in active markets and model pricing, defined as valuing securities based on their relationship with other benchmark securities.

Liberty Bell Bank

Notes to Financial Statements

Note 8.                                 Fair Value (Continued)

The following tables summarize the available for sale securities measured at fair value as of June 30, 2017 and December 31, 2016 segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value.

	June 30, 2017
Available for Sale	Level 1	Level 2	Level 3	Total

U.S. Treasury notes:	$2,487,050	$—	$—	$2,487,050
U.S. Government agency obligations	—	499,700	—	499,700
Mortgage-backed securities issued by:
SBA	—	1,631,810	—	1,631,810
Ginnie Mae	—	3,290,733	—	3,290,732
Fannie Mae	—	—	—	—
Freddie Mac	—	596,154	—	596,154
Municipal bonds	—	1,815,943	—	1,815,942
	$2,487,050	$7,834,340	$—	$10,321,388

	December 31, 2016
Available for Sale	Level 1	Level 2	Level 3	Total

U.S. Treasury notes:	$2,483,905	$—	$—	$2,483,905
U.S. Government agency obligations	—	601,300	—	601,300
Mortgage-backed securities issued by:
SBA	—	1,728,179	—	1,728,179
Ginnie Mae	—	3,659,122	—	3,659,122
Fannie Mae	—	—	—	—
Freddie Mac	—	631,194	—	631,194
Municipal bonds	—	1,793,008	—	1,793,008
	$2,483,905	$8,412,803	$—	$10,896,708

Fair value on a non-recurring basis:  Certain assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

Impaired loans:  The carrying value of impaired loans is derived in accordance with accounting guidance. Impairment is determined based on the loan’s observable market price or the fair value of the collateral less estimated selling costs if the loan is collateral dependent.  Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of valuation, and/or management’s expertise and knowledge of the client and client’s business.  The Bank will discount the value 6 percent — 8 percent for selling and closing costs.  The valuation allowance for impaired loans is included in the allowance for loan losses in the balance sheets.  There was a valuation allowance of $27 thousand and $214 thousand for impaired loans at June 30, 2017 and December 31, 2016, respectively.

Liberty Bell Bank

Notes to Financial Statements

Note 8.                                 Fair Value (Continued)

Other real estate owned:  Other real estate owned represents real estate acquired through foreclosure, and is recorded at fair value on a nonrecurring basis.  Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral.  When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank classifies the asset as Level 2.  When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank classifies the asset as Level 3.  The Bank will discount the value 6 percent — 8 percent for selling and closing costs. Other real estate owned of $1,851,533 at June 30, 2017 and December 31, 2016 were classified as Level 3 assets.

Fair value of financial instruments:  Accounting guidance requires the disclosure of the estimated fair value of financial instruments, including those for which the Bank did not elect the fair value option or otherwise carry at fair value.

Cash and cash equivalents: The carrying amount of cash and short-term investments approximates fair value.

Investment securities available for sale: The fair value of investment securities is detailed above.

Loans other than impaired loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage and other consumer. Each loan category is further segmented into groups by fixed and adjustable rate interest terms and by performing and non-performing categories.

The fair value of performing loans is typically calculated by discounting scheduled cash flows through their estimated maturity, using estimated market discount rates that reflect the interest rate risk inherent in each group of loans. The estimate of maturity is based on contractual maturities for loans within each group, or on the Bank’s historical experience with repayments for each loan classification, modified as required by an estimate of the effect of current economic conditions.

The fair value of impaired loans is described above.

Federal Home Loan Bank (FHLB) stock: The carrying value of FHLB stock approximates fair value based on redemption provisions.

Accrued interest receivable and payable: The fair value of interest receivable and payable is estimated to approximate the carrying amounts.

Deposits: The fair value of deposits with no stated maturity, such as demand deposits, checking accounts, savings and money market accounts, is equal to the carrying amount. The fair value of certificates of deposit is based on the discounted value of contractual cash flows, where the discount rate is estimated using market rates currently offered for deposits of similar remaining maturities.

Repurchase agreements: These are demand deposits in excess of FDIC limits secured by investment securities. The fair value is equal to the carrying amount.

Federal Home Loan Bank advances: The fair values of borrowings are estimated using discounted cash flow analysis based on the current market rates for similar types of borrowing arrangements.

Off-balance sheet instruments: Since the majority of the Bank’s off-balance sheet instruments are not fee-producing, variable rate commitments, the Bank has determined that they do not have a distinguishable fair value.

The following table summarizes carrying amounts and fair values for financial instruments at June 30, 2017 and December 31, 2016:

	June 30, 2017		December 31, 2016
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$7,711,033	$7,711,033	$14,090,316	$14,090,316
Investment securities	10,321,388	10,321,388	10,896,708	10,896,708
Loans, net	124,515,964	123,793,000	119,467,900	118,455,000
Federal Home Loan Bank, stock	396,300	396,300	263,000	263,000
Accrued interest receivable	395,645	395,645	423,414	423,414
Financial liabilities:
Demand deposits interest-bearing, noninterest-bearing, and savings bonds	74,399,085	74,399,085	76,169,685	76,169,685
Time deposits	57,150,032	56,922,000	59,989,054	59,821,000
Repurchase agreements	544,775	544,775	776,574	776,574
Federal Home Loan Bank advances	5,500,000	5,516,000	2,500,000	2,554,000
Accrued interest payable	52,996	52,996	57,061	57,061

Note 9.           Income Taxes

The Bank recorded net income of $43 thousand and $77 thousand for the six month periods ended June 30, 2017 and June 30, 2016, respectively.  The Bank sustained cumulative losses prior to these results and recorded no net deferred taxes.  The bank reversed $17 thousand accrued for federal income tax purposes as of June 30, 2017, anticipates no federal or state tax liability for the 2017.  During 2016 the bank had no federal income tax and $2 thousand in New Jersey Corporate Business Tax.

The Bank maintained approximately $6,8 million in deferred tax assets as of June 30, 2017 and December 31, 2016.  The Bank also maintained approximately $41,000 in deferred tax liabilities as of June 30, 2016 and $51,000 as of December 31, 2016.  Net deferred taxes equaled $0 as of both June 30, 2017 and December 31, 2016 as a full valuation allowance was in place at the end of both periods.

Liberty Bell Bank

Notes to Financial Statements

Note 10.         Regulatory Matters

On November 12, 2013, the Board of Directors consented to the issuance of consent orders (the Consent Orders) by the Federal Deposit Insurance Corporation (the FDIC) and the State of New Jersey Department of Banking and Insurance (the Department of Banking).  These Consent Orders were issued by the FDIC on November 14, 2013 and the Department of Banking on November 18, 2013, and required the Bank to take certain actions in connection with an April 2013 regulatory examination of the Bank.

Pursuant to the Consent Orders, the Bank was required to, among other things, subject to review and approval by the FDIC and the Department of Banking:  (i) analyze and assess the Bank’s management, staffing performance and needs; (ii) eliminate assets classified as “Loss” in the April 29, 2013 Report of Examination; (iii) formulate a written plan to reduce the Bank’s risk position in each classified asset greater than $250,000; (iv) adopt and implement a plan to reduce and manage one concentration of credit identified by the FDIC and the Department of Banking; (v) revise, if and as necessary, its policy and methodology for determining the allowance for loan and lease losses; (vi) formulate a capital plan to meet and maintain the following minimum capital levels:  (a) Tier 1 Capital at least equal to 6 percent of total assets; (b) Tier 1 risk-based capital at least 8 percent of total risk-weighted assets, and (c) Total risk-based capital at least equal to 10 percent of total risk-weighted capital; (vii) revise its contingency funding plan to strengthen the Bank’s fund management procedures; (viii) update and revise the Bank’s profit and budget plan; (ix) not accept brokered deposits and (x) establish a compliance committee to ensure compliance with the provisions of the Consent Orders.

The Consent Orders also required the Bank to obtain the prior approval of the FDIC and the Department of Banking before declaring or paying any dividend or appointing or changing the title or responsibilities of any director or senior executive officer. Additional regulatory provisions required FDIC and Department of Banking approval before the Bank enters into any employment agreement or other agreement or plan providing for the payment of a “golden parachute payment’ or making of any golden parachute payment.  The Bank was substantially in compliance with the provisions of the Consent Orders and effective February 3, 2017, the Consent Orders were terminated.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that as of June 30, 2017, the Bank meets all capital adequacy requirements to which it is subject.

In July 2013, the federal bank regulatory agencies issued final rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. Under the final rules, which became effective for the Bank on January 1, 2015 and are subject to a phase-in period through January 1, 2019, minimum requirements increased for both the quantity and quality of capital held by the Company. The rules require all banks and bank holding companies to maintain a new common equity Tier 1 capital to risk-weighted assets minimum ratio of 4.5%, raise the minimum ratio of Tier 1 capital to risk-weighted assets (Tier I capital) from 4.0% to 6.0%, require a minimum ratio of total risk-based capital to total risk-weighted assets (Total Risk Based Capital) of 8.0%, and require a minimum Tier I capital to average total assets (Leverage Ratio) of 4.0%. A new capital conservation buffer, comprised of common equity Tier I capital, is also established above the regulatory minimum capital requirements. The capital conservation buffer is being phased in over a four year period that began January 1, 2016, with a required buffer of 0.625% of risk weighted assets for 2016, 1.25% for 2017, 1.875% for 2018 and 2.0% for 2019 and thereafter. Failure to maintain the required capital conservation buffer will result in limitations on capital distributions and on discretionary bonuses to executive officers. The rule also assigns higher risk-weightings to certain assets: certain past due and commercial real estate loans and some equity exposures.

Liberty Bell Bank

Notes to Financial Statements

Note 10.                          Regulatory Matters (Continued)

The following table reflects the actual and required capital and the related capital ratios as of the periods indicated.  No amounts were deducted from capital for interest-rate risk in either 2017 or 2016.

	Actual		Minimum Requirements For Capital Adequacy Purposes		For Banks to Be Well Capitalized Under Prompt Corrective Action Provisions		Bank’s Requirements Under the Terms of Consent Orders
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2017
Total risk based capital
(to risk weighted assets)	$11,200	10.16%	$8,820	8.00%	$11,025	10.00%	$11,025	10.00%
Tier 1 Capital
(to risk weighted assets)	9,935	9.01%	6,615	6.00%	8,820	6.00%	8,820	8.00%
Common equity tier 1 capital
(to risk weighted assets)	9,935	9.08%	4,961	4.50%	7,166	6.50%	N/A	N/A
Tier 1 capital
(to average assets)	9,935	6.64%	5,985	4.00%	7,432	5.00%	8,978	6.00%

As of December 31, 2016
Total risk based capital
(to risk weighted assets)	$11,146	10.31%	$8,652	8.00%	$10,815	10.00%	$10,815	10.00%
Tier 1 Capital
(to risk weighted assets)	9,891	9.15%	6,489	6.00%	8,852	6.00%	8,852	8.00%
Common equity tier 1 capital
(to risk weighted assets)	9,891	9.15%	4,867	4.50%	7,030	6.50%	N/A	N/A
Tier 1 capital
(to average assets)	9,891	6.73%	5,875	4.00%	7,344	5.00%	8,812	6.00%

Note 11.                          Stock-Based Employee Compensation

On February 24, 2004, the Bank adopted the 2004 Incentive Stock Option Plan and the 2004 Non Qualified Stock Option Plan, which are stock-based incentive compensation plans (the Plans).  On February 24, 2014, the Plans expired pursuant to their terms.  Stock options initially issued on July 26, 2005 expired July 26, 2015, reducing outstanding stock options by 17,532 stock options.  Stock options initially issued on March 27, 2007 expired March 27, 2017, reducing outstanding stock options by an additional 32,030 stock options. Although the Plans have expired, stock options providing for the purchase of 48,225 shares issued on March 26, 2013, remain viable outstanding stock options.  When the merger is consummated the outstanding options will become fully vested.

On March 26, 2013, the Board approved the grant of 33,050 stock options to directors and 29,175 stock options to officers of the Bank at an exercise price of $1.18 and vesting over 5 years.  The number of stock options that remain outstanding for directors is 29,450 while 18,775 remain outstanding for officers.  The fair value of each option award was estimated on the date of grant using a Black-Scholes option pricing model using the following assumptions:

1.24%
Expected terms	1 year
Expected stock price volatility	20%
Dividend yield	-

Compensation costs totaling $1,230 and $1,229 relating to stock options were charged against income for the periods ended both June 30, 2017 and June 30, 2016, respectively.

Liberty Bell Bank

Notes to Financial Statements

Note 12.         Commitments and Contingencies

Change in control:  The Bank entered into an Employment Agreement with its chief executive officer (CEO) and with its chief financial officer (CFO) that have two-year terms which expires on March 31, 2019.  The Bank also entered into a Change of Control Agreement with its chief lending officer (CLO) that has a two-year term which expires on March 31, 2019.  There are no other Employment Agreements with senior management.

In conjunction with the Federal Deposit Insurance Corporation and New Jersey Department of Banking and Insurance’s termination of the Consent Order on February 3, 2017 the designation of the Bank as a ‘troubled institution’ was also eliminated. Therefore, severance agreements or agreements with its officers prohibited under the terms of the Consent Order unless approved by the regulatory agency are now permitted.

Off balance sheet risk:  The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of these instruments reflect the extent of the Bank’s involvement in these particular classes of financial instruments.  The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

Liberty Bell Bank

Notes to Financial Statements

Note 12.         Commitments and Contingencies (Continued)

These commitments are entered into to meet the credit needs of the Bank’s customers.  In many instances these commitments are necessary to obtain or retain the loan business from the Bank’s borrowers.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Bank evaluates each customer’s credit-worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation.  Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.  As of June 30, 2017 and December 31, 2016, commitments to extend credit amounted to approximately $20.4 million and $19.8 million, respectively.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  As of June 30, 2017 and December 31, 2016 standby letters of credit with customers were $845 thousand and $869 thousand, respectively.

The following table reflects commitments to extend credit by type of loan and maturity date as of June 30, 2017.

	Total Amounts Committed	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In Thousands)
Commitments to extend credit:
Commercial real estate owner occupied	$426	$385	$41	$—	$—
Commercial real estate non-owner occupied	942	32	910	—	—
Residential construction	9,662	9,662	—	—	—
Commercial construction	629	629	—	—	—
Residential first and second mortgages	5,667	—	582	680	4,405
Commercial	3,008	1,760	—	—	1,248
Other commitments	82	—	—	—	82
Total commitments	$20,416	$12,468	$1,533	$680	$5,573

The Bank does not issue or hold derivative instruments. Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates.  Management believes that off-balance sheet risk is not material to the results of operations or financial condition.  In the normal course of business, there are outstanding various contingent liabilities such as claims and legal action, which are not reflected in the financial statements.  In the opinion of management, no material losses are anticipated as a result of these actions or claims.

PART III

EXHIBITS

Item 16. Index to Exhibits

Exhibit No.	Exhibit Description	Incorporation by Reference
2.1	Articles of Incorporation of Delmar Bancorp*
2.2	Bylaws of Delmar Bancorp*
3.1	Form of Common Stock Certificate of Delmar Bancorp*
6.1	Employment Agreement between The Bank of Delmarva and John W. Breda*
6.2	Noncompete Agreement between The Bank of Delmarva and Edward M Thomas*
6.3	Delmar Bancorp 2004 Stock Option Plan*
6.4	Delmar Bancorp 2014 Restricted Stock Plan*
7.1	Agreement of Merger, dated as of July 20, 2017, by and among Delmar Bancorp, The Bank of Delmarva and Liberty Bell Bank	Incorporated by reference to Annex A to the proxy/statement/offering circular included in Part II of this Form 1-A
10.1	Power of Attorney	Included on Signature Page to initial filing of Offering Statement on November 22, 2017
11.1	Consent of TGM Group LLC
11.2	Consent of RSM US LLP
11.3	Consent of Buckley Sandler LLP	Included in Exhibit 12.1
11.4	Consent of Pepper Hamilton LLP	Included in Exhibit 12.2
11.5	Consent of Stevens & Lee	Included in Exhibit 12.3
12.1	Opinion of Buckley Sandler LLP re: legality of shares*
12.2	Tax opinion of Pepper Hamilton LLP*
12.3	Tax Opinion of Stevens & Lee*
15.1	Form of Proxy for Liberty Bell Bank Special Meeting*

*              Previously filed

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form1-A, and has duly caused this offering statement to be signed on its behalf by the undersigned, duly authorized, in the City of Salisbury, State of Maryland, on January 19, 2018.

DELMAR BANCORP

By:	/s/ John W. Breda
John W. Breda
President & Chief Executive Officer

Name	Capacity	Date

*	Chairman of the Board of Directors	January 19, 2018
Jeffery F. Turner

*	Director	January 19, 2018
Laura Deeley Bren

*	Director	January 19, 2018
Heidi J.A. Gilmore

*	Director	January 19, 2018
Mark L. Granger

*	Director	January 19, 2018
Henry H. Hanna, III

*	Director	January 19, 2018
Wade H. Insley, III

*	Director	January 19, 2018
Kenneth R. Lehman

III-2

*	Director	January 19, 2018
Edward M. Thomas

*	Director	January 19, 2018
Robert C. Wheatley

*	Director	January 19, 2018
J. Phillips Wright, Jr.

John W. Breda	President and Chief Executive Officer (Principal Executive Officer)	January 19, 2018
John W. Breda

Elizabeth Eicher Holland	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting	January 19, 2018
Elizabeth Eicher Holland
Officer)

*By:	/s/ John W. Breda
John W. Breda, Attorney in fact, pursuant to a Power of Attorney included on the signature page to the Offering Statement on Form 1-A of Delmar Bancorp filed on November 22, 2017.

III-3